Form 10-K, Exhibit 13
period 1993-12-31
MERCANTILE BANCORPORATION INC
filed 1994-03-31
CIK 64907

MERCANTILE
BANCORPORATION INC.

ANNUAL REPORT 1993

  CORPORATE DESCRIPTION

    At the end of 1993, Mercantile Bancorporation Inc., headquartered in St. Louis, was the parent company of 40 banks in Missouri, eastern Kansas and southern Illinois, and other subsidiaries providing specialized financial services. Early in 1994, Mercantile completed the affiliation of its first bank in Iowa, and a merger with a St. Louis based savings and loan association. The organization's focus is on retail, institutional and corporate markets in its primary midwest market area and clients with ties to the Midwest.

    Mercantile's main subsidiary is Mercantile Bank of St. Louis N.A., which traces its beginnings to 1855, when its first predecessor opened for business. The holding company was organized in 1971, providing the vehicle to expand the Mercantile banking concept. Mercantile's first acquisition outside its home state was completed in early 1987, just after Missouri adopted limited interstate banking legislation.

    Mercantile banks deliver services to customers through a network of 220 banking offices and 188 Fingertip Banking(R) Automated Teller Machines, which also belong to the regional BankMate(R) and international Cirrus(R) networks. Mercantile's broad range of services are concentrated in four major lines of business-retail, corporate and investment banking, and trust. Non-banking subsidiaries which provide related financial services include Mississippi Valley Advisors Inc., for investment research and asset management, Mercantile Investment Services, Inc., for brokerage services, and Mercantile Business Credit, Inc., an asset-based lender.

  CORPORATE ADDRESS                           GENERAL COUNSEL

    Mercantile Tower                            Thompson & Mitchell
    P.O. Box 524                                One Mercantile Center
    St. Louis, MO 63166-0524                    St. Louis, MO 63101-1693

  INDEPENDENT ACCOUNTANTS                     TRANSFER AGENT

    KPMG Peat Marwick                           Society National Bank
    1010 Market Street                          P.O. Box 6477
    St. Louis, MO 63101-2085                    Cleveland, OH 44101-1477

  TABLE OF CONTENTS

        Highlights................................................... 1

        Letter to Shareholders....................................... 2

        The Face of Success at Mercantile............................ 4

        Banks and Other Subsidiaries.................................10

        Financial Discussion and Report..............................11

        Investor Information.........................................66

        Directors and Executive Officers.............................67

                                                                                                                   HIGHLIGHTS

                                                                                                                 PERCENT CHANGE
                                                                                                              -------------------
                                                                                                               1992 TO   1991 TO
      ($ IN THOUSANDS EXCEPT PER SHARE DATA)                1993               1992               1991           1993     1992
   ------------------------------------------------------------------------------------------------------------------------------
      PER SHARE DATA(1)

        Net income                                           $ 3.32             $ 2.53             $ 2.40       31.2%      5.4%
        Dividends declared                                      .99                .93                .93        6.5        -
        Book value at December 31                             23.67              21.00              18.94       12.7      10.9
        Market price at December 31                          30 1/8             32 1/8             25 1/8       (6.2)     27.9
        Average common shares outstanding                35,265,911         33,693,885         30,111,266        4.7      11.9
   -----------------------------------------------------------------------------------------------------------------------------
      OPERATING RESULTS
        Taxable-equivalent net interest income             $453,312           $413,884           $334,038        9.5%     23.9%
        Tax-equivalent adjustment                             7,766              8,784              7,709      (11.6)     13.9
        Net interest income                                 445,546            405,100            326,329       10.0      24.1
        Provision for possible loan losses                   50,432             68,488             53,445      (26.4)     28.1
        Other income                                        175,272            163,398            136,479        7.3      19.7
        Other expense                                       386,419            369,981            302,496        4.4      22.3
        Income taxes                                         66,995             44,734             34,549       49.8      29.5
        Net income                                          116,972             85,295             72,318       37.1      17.9
   -----------------------------------------------------------------------------------------------------------------------------
      ENDING BALANCES
        Total assets                                    $10,513,114        $10,577,811         $9,116,049        (.6)%    16.0%
        Total loans and leases                            6,286,445          6,512,093          5,985,211       (3.5)      8.8
        Deposits                                          8,235,480          8,487,592          7,382,576       (3.0)     15.0
        Shareholders' equity                                841,116            732,014            606,238       14.9      20.7
        Reserve for possible loan losses                    148,297            154,666            136,542       (4.1)     13.3
   -----------------------------------------------------------------------------------------------------------------------------
      AVERAGE BALANCES
        Total assets                                    $10,573,588        $10,150,599         $8,508,686        4.2%     19.3%
        Earning assets                                    9,576,806          9,197,547          7,703,290        4.1      19.4
        Total loans and leases                            6,391,704          6,463,064          5,868,992       (1.1)     10.1
        Deposits                                          8,612,729          8,370,349          6,981,929        2.9      19.9
        Shareholders' equity                                786,753            684,280            544,828       15.0      25.6
   -----------------------------------------------------------------------------------------------------------------------------
      SELECTED RATIOS
        Return on assets                                       1.11%               .84%               .85%
        Return on equity                                      14.87              12.46              13.27
        Overhead ratio                                        61.47              64.09              64.29

        Net interest rate margin                               4.73               4.50               4.34

        Equity to assets                                       8.00               6.92               6.65
        Tier I capital to risk-adjusted assets                10.74               9.28               8.22
        Total capital to risk-adjusted assets                 14.47              13.11               9.92
        Leverage                                               7.40               6.30               6.21

        Reserve for possible loan losses to
         outstanding loans                                     2.36               2.38               2.28
        Reserve for possible loan losses to
         non-performing loans                                371.98             173.43             124.06
        Non-performing assets to outstanding
         loans and foreclosed assets                           1.14               2.08               2.78

        Dividend payout                                       29.82              36.76              38.75
   -----------------------------------------------------------------------------------------------------------------------------
      SELECTED DATA
        Shareholders of record                               11,721             11,984             11,464
        Employees(2)                                          5,261              5,243              4,803
        Banks                                                    40                 39                 32
        Banking offices                                         220                207                142
        Automated Teller Machines(3)                            188                170                122
   -----------------------------------------------------------------------------------------------------------------------------
(F)
   (1) All per share amounts and average shares outstanding have been restated to give effect to a three-for-two stock split declared February 10, 1994 and payable April 11, 1994.

   (2) Full-time equivalent employees.

   (3) Member of BankMate(R) and Cirrus(R) Automated Teller Machine networks.

                      MERCANTILE BANCORPORATION INC.                          1

      BANKS AND OTHER SUBSIDIARIES

                                                                                                        DECEMBER 31, 1993
                                                                                                        ($ IN THOUSANDS)
                                                                                               ---------------------------------
                                                                              LOCATIONS                     SHARE-     RETURN ON
                                                                     --------------------------            HOLDER'S     AVERAGE
      BANK                                  CHIEF EXECUTIVE OFFICER  MAIN OFFICE          TOTAL  ASSETS     EQUITY      ASSETS
      ----                                  -----------------------  -----------          ----- --------   --------    ---------
      Mercantile Bank of St. Louis N.A.     Thomas H. Jacobsen       St. Louis, MO          46   $5,055,237  $378,193    1.12%
      Mercantile Bank of Kansas City        Richard C. King          Kansas City, MO        18      787,999    67,437     .97
      Mercantile Bank of Kansas             Richard C. King          Overland Park, KS      18      586,759    49,120    1.07
      Mercantile Bank of Illinois N.A.      A. Jesse Hopkins         Alton, IL              14      457,887    39,381    2.44
      Mercantile Bank of Joplin N.A.        Larry L. Gilb            Joplin, MO             10      389,684    34,132    1.58
      Mercantile Bank of St. Joseph N.A.    Thomas B. Fitzsimmons    St. Joseph, MO          8      337,480    28,458     .64
      Mercantile Bank of Lawrence N.A.      John R. Elmore           Lawrence, KS           10      226,254    25,603    1.53
      Mercantile Bank of Springfield        David W. Felske          Springfield, MO         6      216,224    18,101    1.44
      Mercantile Bank of Topeka N.A.        O. Dean Hodges           Topeka, KS             10      210,953    17,444    1.38
      Mercantile Bank of Cape Girardeau     O. J. Miller             Cape Girardeau, MO      3      165,430    14,409    1.02
      Mercantile Bank of North Central
       Missouri                             Loren E. Jensen          Macon, MO               5      160,978    13,186    1.31
      Mercantile Bank of West Central
       Missouri                             Phillip M. Hunt          Sedalia, MO             8      160,825    14,755     .95
      Mercantile Bank of the Mineral Area   Lowell C. Peterson       Farmington, MO          3      158,525    14,583    1.83
      Mercantile Bank of Franklin County    Charles N. Johns         Washington, MO          4      150,672    12,470    1.52
      Mercantile Bank of Lake of the Ozarks Jerry A. Setser          Eldon, MO               4      133,095    10,703    1.47
      Mercantile Bank of Jefferson County   William C. Heady         High Ridge, MO          3      121,768    10,180    1.60
      Mercantile Bank of Poplar Bluff       Melvin D. Brown          Poplar Bluff, MO        3      109,489     9,514    1.02
      Mercantile Bank of Centralia N.A.     Harry N. Harrison        Centralia, IL           3      101,274    10,772    1.41
      Mercantile Bank of Mt. Vernon         David P. Strautz         Mt. Vernon, IL          5      100,438     9,333     .99
      Mercantile Bank of Missouri Valley    R. Scott Weston          Richmond, MO            2       87,270     7,648    1.15
      Mercantile Bank of Trenton N.A.       Jan O. Humphreys         Trenton, MO             3       86,277     8,700    1.35
      Mercantile Bank of Monett N.A.        Jerry L. LeClair         Monett, MO              4       84,454     7,543    1.52
      Mercantile Bank of Stoddard/Bollinger
       Counties N.A.                        John S. Davis            Dexter, MO              4       83,025     7,154     .72
      Mercantile Bank of Perryville         Mark D. Grieshaber       Perryville, MO          1       72,649     6,489     .91
      Mercantile Bank of Flora N.A.         Martin P. Tudor          Flora, IL               1       68,659     8,691     .34
      Mercantile Bank of Phelps County      Robert R. Thompson       Rolla, MO               2       64,631     5,185     .76
      Mercantile Bank of Table Rock Lake    Douglas K. Lasley        Branson West, MO        1       54,297     4,797    1.84
      Mercantile Bank of Memphis            Robert L. Henselman      Memphis, MO             1       52,672     4,760    1.85
      Mercantile Bank of Doniphan N.A.      Allen L. Schaper         Doniphan, MO            2       50,201     5,183    1.27
      Mercantile Bank of Ste. Genevieve     Samuel F. Berendzen      Ste. Genevieve, MO      1       49,118     4,157    1.08
      Mercantile Bank of Montgomery
       City N.A.                            Stanley B. Bonnes        Montgomery City, MO     1       48,500     4,121    1.74
      Mercantile Bank of Pike County        Darrell L. Denish        Bowling Green, MO       1       47,725     4,019    1.49
      Mercantile Bank of Northwest Missouri Coby D. Lamb             Maryville, MO           4       45,988     4,108     .53
      Mercantile Bank of Carlyle            Gregory A. Meyer         Carlyle, IL             3       42,927     3,766    1.03
      Mercantile Bank of Wright County      Thomas F. Zinnert        Hartville, MO           1       42,296     4,169     .46
      Mercantile Bank of Boone County       Terry W. Coffelt         Columbia, MO            2       41,485     3,910     .48
      Mercantile Bank of Plattsburg         Alan L. Hall             Plattsburg, MO          3       40,358     3,976    1.35
      Mercantile Bank of Willow Springs     Jerry H. Abbott          Willow Springs, MO      1       39,392     3,705    2.20
      Mercantile Bank of Sikeston           Mark E. Nelson           Sikeston, MO            1       38,853     4,139    1.68
      Mercantile Trust Company N.A.         W. Randolph Adams        St. Louis, MO           -        6,384     5,853       -
   -----------------------------------------------------------------------------------------------------------------------------


  ASSET-BASED LENDING
    Mercantile Business Credit, Inc.
    12443 Olive Blvd.
    St. Louis, MO 63141-6432

  BROKERAGE SERVICES
    Mercantile Investment Services, Inc.
    Mercantile Tower
    St. Louis, MO 63101-1643

  CREDIT CARD SERVICES
    Mercantile Card Services Inc.
    12443 Olive Blvd.
    St. Louis, MO 63141-6432

  CREDIT LIFE INSURANCE
    Mississippi Valley Life Insurance Co.
    Mercantile Tower
    St. Louis, MO 63101-1643

  INSURANCE AGENCY
    Mercantile Insurance Services, Inc.
    Mercantile Tower
    St. Louis, MO 63101-1643

  INVESTMENT MANAGEMENT
    Mississippi Valley Advisors Inc.
    Mercantile Tower
    St. Louis, MO 63101-1643

  OFF-SHORE BRANCH
    Mercantile Bank of St. Louis N.A.
    Cayman Branch
    Grand Cayman, B.W.I.

  RECENT MERGERS
    United Postal Bancorp, Inc.
    St. Louis, MO
    (completed February 1, 1994)

    Metro Bancorporation
    Waterloo, IA
    (completed January 3, 1994)

10                    MERCANTILE BANCORPORATION INC.

                                                FINANCIAL DISCUSSION AND REPORT

  TABLE OF CONTENTS

        Financial Commentary.........................................12
         Performance Summary.........................................12
         Net Interest Income.........................................16
         Liquidity...................................................19
         Interest Rate Sensitivity...................................20
         Deposits....................................................22
         Short-Term Borrowed Funds
          and Short-Term Investments.................................24
         Capital Resources...........................................24
         Investments in Debt and Equity Securities...................27
         Loans.......................................................29
         Risk Management and the
          Reserve for Possible Loan Losses...........................31
         Non-Performing Assets.......................................34
         Off-Balance-Sheet Risk......................................36
         Other Income................................................36
         Other Expense...............................................38
         Income Taxes................................................39
         Fourth Quarter Results......................................40

        Management Report on Consolidated
         Financial Statements........................................42

        Audited Financial Statements

         Independent Auditors' Report................................43

         Mercantile Bancorporation Inc.
          and Subsidiaries Consolidated
          Financial Statements.......................................44

         Notes to Consolidated Financial Statements..................48

        Six Year Consolidated Financial Statements...................62

        Investor Information.........................................66

FINANCIAL COMMENTARY

  PERFORMANCE SUMMARY

    Net income for Mercantile Bancorporation Inc. ("Corporation" or "Mercantile") was a record $116,972,000 in 1993, a 37.1%
    improvement from the $85,295,000 recorded in 1992. On a per share basis, net income was $3.32, up 31.2% from the $2.53 earned last year. When compared with last year, 1993 overall results reflected continued improvement in the levels of net interest income and non-interest income, as well as a decline in the provision for possible loan losses, partially offset by increased operating expenses and higher income taxes. The key measurements of profitability also showed improvement in 1993, as return on assets was 1.11% compared with .84% in 1992, while return on equity was 14.87% versus 12.46% last year. During the fourth quarter of 1993, return on assets was 1.20% and return on equity reached 15.18%.


    -----------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 1
    SELECTED FINANCIAL DATA
                                                                                                                GROWTH RATES
                                                                                                            ---------------------
                                            1993       1992       1991       1990       1989       1988     ONE YEAR   FIVE YEARS
                                            ----       ----       ----       ----       ----       ----     --------   ----------
       PER SHARE DATA
        Net income                          $ 3.32     $ 2.53     $ 2.40     $ 2.19     $  .17     $ 1.19     31.2%      22.8%
        Dividends declared                     .99        .93        .93        .93        .93        .93      6.5        1.3
        Book value at year-end               23.67      21.00      18.94      17.19      15.91      17.02     12.7        6.8
        Market price at year-end            30 1/8     32 1/8     25 1/8      14        17 3/8      17        (6.2)      12.1
        Average common shares
         outstanding (thousands)            35,266     33,694     30,111     28,466     27,414     26,780      4.7        5.7

       EARNINGS (THOUSANDS)
        Taxable-equivalent net
         interest income                  $453,312   $413,884   $334,038   $299,247   $279,733   $257,149      9.5       12.0
        Tax-equivalent adjustment            7,766      8,784      7,709     10,494     13,529     15,556    (11.6)     (13.0)
                                          --------   --------   --------   --------   --------   --------

        Net interest income                445,546    405,100    326,329    288,753    266,204    241,593     10.0       13.0
        Provision for possible
         loan losses                        50,432     68,488     53,445     48,009     97,150     63,293    (26.4)      (4.4)
        Other income                       175,272    163,398    136,479    119,964    106,639    102,730      7.3       11.3
        Other expense                      386,419    369,981    302,496    273,025    273,885    245,204      4.4        9.5
        Income taxes (credits)              66,995     44,734     34,549     25,328     (2,921)     3,872     49.8       76.9
                                          --------   --------   --------   --------  ---------   --------

        Net income                        $116,972   $ 85,295   $ 72,318   $ 62,355   $  4,729   $ 31,954     37.1       29.6
                                          ========   ========   ========   ========   ========   ========

       AVERAGE BALANCE SHEET (MILLIONS)
        Total assets                       $10,574    $10,151     $8,509     $7,909     $7,240     $7,025      4.2        8.5
        Earning assets                       9,577      9,198      7,703      7,091      6,423      6,295      4.1        8.8
        Loans and leases                     6,392      6,463      5,869      5,565      5,109      5,028     (1.1)       4.9
        Investments in debt and
         equity securities                   2,875      2,436      1,495      1,327      1,163      1,029     18.1       22.8
        Deposits                             8,613      8,370      6,982      6,472      5,839      5,771      2.9        8.3
        Long-term debt                         222        177        134        139        142        141     25.0        9.4
        Shareholders' equity                   787        684        545        471        456        448     15.0       11.9

       ENDING BALANCE SHEET (MILLIONS)
        Total assets                       $10,513    $10,578     $9,116     $8,562     $7,875     $7,020      (.6)       8.4
        Earning assets                       9,552      9,590      8,276      7,575      6,945      6,156      (.4)       9.2
        Loans and leases                     6,286      6,512      5,985      5,984      5,439      4,996     (3.5)       4.7
        Investments in debt and
         equity securities                   2,938      2,803      1,901      1,377      1,328        990      4.8       24.3
        Deposits                             8,235      8,488      7,383      6,988      6,273      5,813     (3.0)       7.2
        Long-term debt                         220        246        134        135        143        139    (10.7)       9.7
        Shareholders' equity                   841        732        606        490        452        450     14.9       13.3
        Reserve for possible
         loan losses                           148        155        137        139        135         92     (4.1)      10.1

    -----------------------------------------------------------------------------------------------------------------------------

12              MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

    All prior year figures have been restated to include the results of operations and financial conditions of MidAmerican Corporation and Johnson County Bankshares, Inc., which were merged with Mercantile on January 4, 1993 in a transaction accounted for as a pooling-of-interests. Included in those restated 1992 figures was an $8,000,000 after-tax charge for the acquired companies to conform their accounting and credit policies regarding loans, other real estate and other asset valuations to those of Mercantile. The restatement also incorporates the three-for-two stock split that was declared on February 10, 1994 and payable April 11, 1994 to shareholders of record on March 10, 1994.


    -------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 2
    SELECTED RATIOS
                                                 1993          1992           1991          1990          1989          1988*
                                                 ----          ----           ----          ----          ----          -----
       Return on assets                          1.11%           .84%          .85%          .79%          .07%          .45%
       Return on equity                         14.87          12.46         13.27         13.25          1.04          7.13
       Overhead ratio                           61.47          64.09         64.29         65.13         70.89         68.14

       Dividend yield                            3.29           2.89          3.70          6.64          5.35          5.47
       Dividend payout                          29.82          36.76         38.75         42.47             -         78.15

       Equity to assets                          8.00           6.92          6.65          5.73          5.73          6.41
       Tier I capital to risk-adjusted
        assets*                                 10.74           9.28          8.22          6.55          6.66             -
       Total capital to risk-adjusted
        assets*                                 14.47          13.11          9.92          8.45          8.82             -
       Leverage*                                 7.40           6.30          6.21          5.39          5.43             -

       Loans to deposits (average)              74.21          77.21         84.06         85.99         87.49         87.12
       Reserve for possible loan losses to
        outstanding loans                        2.36           2.38          2.28          2.32          2.48          1.84
       Reserve for possible loan losses to
        non-performing loans                   371.98         173.43        124.06        134.81        141.07        112.02
       Non-performing loans to
        outstanding loans                         .63           1.37          1.84          1.72          1.76          1.64
       Non-performing assets to outstanding
        loans and foreclosed assets              1.14           2.08          2.78          2.41          2.40          2.18

       Net interest rate margin                  4.73           4.50          4.34          4.22          4.35          4.08
(F)
    *Certain risk-based capital information is not available for 1988.
    ------------------------------------------------------------------------------------------------------------------------

    Despite the effects of continued uncertainties in the local and national economies in 1993, Mercantile again met its objective of emphasis on profitability, while remaining receptive to opportunities for growth. Mercantile's corporate strategy for growth is to concentrate on its existing natural markets. To this end, Mercantile continually evaluates and pursues expansion opportunities to enhance its competitive position in Missouri, southern Illinois, eastern Kansas, Iowa and other major markets in the states contiguous to Missouri. Such opportunities may include the acquisition of banks or thrift institutions, the acquisition of assets and liabilities of banks or thrifts in assisted transactions through the Resolution Trust Corporation or the Federal Deposit Insurance Corporation, and the establishment of new branches.

    On April 1 of this year, Mercantile completed the merger with the $71 million First National Bank of Flora in Clay County, Illinois, while on September 1, Mercantile completed the merger with Mt. Vernon Bancorp, Inc., a $113 million holding company for First Bank and Trust Co. in Mt. Vernon, Illinois. Both of these 1993 transactions were accounted for as purchases, as were the Ameribanc, Inc. transaction, which closed on April 30, 1992, and two Resolution Trust Corporation-assisted transactions in March and April of 1992. In all purchase transactions, the results of operations and financial conditions of the acquired entities were included in the Consolidated Financial Statements subsequent to the respective dates of acquisition. Due to purchase accounting, average and ending figures discussed in this commentary may not always portray relevant comparisons. When appropriate, the commentary discusses the impact of these transactions so meaningful comparisons can be made.

    ----------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 3
    ACQUISITIONS
    ($ IN THOUSANDS)
                                                                                     ORIGINAL      CONSIDERATION
                                                                                    INTANGIBLE   -----------------    ACCOUNTING
                                            DATE           ASSETS      DEPOSITS       ASSET      CASH       SHARES      METHOD
                                            ----           ------      --------     ----------   ----       ------    ----------

       ACQUISITIONS COMPLETED
       Mt. Vernon Bancorp, Inc.         Sept. 1, 1993    $  113,128   $  100,695      $4,515    $1,805     216,936     Purchase
       First National Bank of Flora     Apr. 1, 1993         70,725        61,661      2,734     3,004     232,503     Purchase
       MidAmerican Corporation
        and Johnson County
        Bankshares, Inc.                Jan. 4, 1993      1,102,906       956,578          -        12   4,736,424     Pooling
       Ameribanc, Inc.                  Apr. 30, 1992     1,177,825     1,035,561          -     8,851   1,975,421     Purchase
       Old National Bancshares, Inc.    Dec. 5, 1991        169,205       154,018      8,759     5,027     742,265     Purchase

       RESOLUTION TRUST CORPORATION
        TRANSACTIONS COMPLETED
       First State Savings Association
        of Sedalia                      Apr. 3, 1992        156,818       163,055      2,186     2,186           -     Purchase
       Home Federal Savings Association
        branches                        Mar. 27, 1992           470       222,304      3,227     3,227           -     Purchase
       Germania Bank FSB                Jul. 26, 1991       108,483       296,408          -     6,144           -     Purchase

       RECENTLY COMPLETED ACQUISITIONS
       United Postal Bancorp, Inc.      Feb. 1, 1994      1,260,765     1,025,252          -         -   5,626,000*    Pooling
       Metro Bancorporation             Jan. 3, 1994        370,175       333,183          -         6   1,638,278     Pooling

(F)
    *Estimated shares to be issued in acquisition.
    ----------------------------------------------------------------------------------------------------------------------------

    On July 29, 1993, Mercantile announced plans to expand into Iowa through a merger with Waterloo-based Metro Bancorporation, the $370-million-asset parent company of The Waterloo Savings Bank. On August 17, 1993, Mercantile announced plans to merge with the $1.3-billion-asset United Postal Bancorp, Inc., the holding company for United Postal Savings Association, a Missouri state-chartered savings and loan association operating primarily in metropolitan St. Louis. Both transactions will be accounted for as poolings-of-interests. The Metro transaction closed on January 3, 1994, while United Postal closed on February 1, 1994. These transactions will bring total assets by March 31, 1994 to approximately $12 billion. Merger activity for the past three years is summarized in Exhibit
    3. It is not anticipated that any of the recently completed acquisitions will have a significant impact on liquidity, capital ratios or expected trends in the results of operations of the Corporation.

    During 1993 the total number of banking offices increased from 207 to 220. There were six locations added from the merged banks, 12 new offices opened and five offices closed during the year, as the Corporation continually monitored the profitability and growth opportunities of each of its locations.

    Net interest income for 1993 increased 10.0% over the prior year to $445,546,000. The net interest rate margin was 4.73% in 1993 compared with 4.50% in 1992, and benefited from continued wide interest rate spreads and a 4.1% or $379,259,000 growth in average earning assets. Investments in debt and equity securities grew by $440,335,000 or 18.1%, short-term investments increased by 3.4% and average loan volume was down 1.1%. The 4.1% growth in average earning assets was primarily funded by the 4.2% growth in core deposits.

    Other income was $175,272,000 in 1993, an increase of $11,874,000 or 7.3% from a year ago. The growth was provided by increases in trust fees, service charges, investment banking revenue, credit card fees and miscellaneous revenues, while there was a decline in letter of credit fees and securities gains.

    Non-interest expenses were up 4.4% from a year ago and totaled $386,419,000 compared with $369,981,000 last year. The expanded customer base and the additional facilities added from the 1992 and 1993 mergers resulted in

14         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
    higher operating expense levels. Excluding expenses related to acquisitions in 1992 and 1993, operating expenses were up only .9%. Despite the growth in operating expenses, the overhead ratio improved to 61.47% in 1993 compared with 64.09% in 1992 and 64.29% in 1991, as the rate of revenue growth exceeded that of expenses. This was the fourth consecutive year in which the overhead ratio has improved.

    The provision for possible loan losses for 1993 was $50,432,000 compared with $68,488,000 the prior year, a decline of 26.4%, and was indicative of improvements in the Corporation's credit quality. The ratio of net charge-offs to average loans for 1993 was .92% compared with 1.06% last year. The net charge-off figures were $59,043,000 and $68,352,000, respectively. At December 31, 1993, the reserve for possible loan losses was $148,297,000 and represented 2.36% of loans compared with 2.38% last year. The reserve covered 371.98% of non-performing loans, versus the 173.43% coverage ratio at December 31, 1992.

    Non-performing loans as of December 31, 1993 declined $49,316,000 or 55.3% to $39,867,000 or .63% of total loans from $89,183,000 or
    1.37% at December 31, 1992. Foreclosed assets, including in-substance foreclosures, at year's end declined by $15,096,000 or 31.8% to $32,347,000 compared with $47,443,000 at the end of 1992.

    Consolidated assets of $10.5 billion were flat when compared with last year-end. Core deposits declined by 2.6% to $7.8 billion and loans decreased 3.5% to $6.3 billion from last year. Shareholders' equity of $841,116,000 was up 14.9% from year to year. The 1993 year-end equity to assets ratio improved to 8.00% from 6.92% the prior year, and the Tier I and Total risk-based capital ratios increased to 10.74% and 14.47%, respectively, from 9.28% and 13.11% at December 31, 1992.

    Earnings in the St. Louis Area (Mercantile Bank of St. Louis N.A. and Mercantile Trust Company N.A., a newly-formed bank for trust services) for 1993 were $58,476,000 compared with $45,481,000 in 1992, an increase of 28.6%. These results reflected improved levels of net interest income and other income, and a decline in the provision for loan losses, all partially offset by increases in operating expenses and income taxes. Return on assets was 1.14% compared with .92% last year. Year-end assets were $5.1 billion, down .4% from a year earlier, while deposits of $3.3 billion were down 3.7% and loans of $2.7 billion declined 5.9% from December 31, 1992.



    ---------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 4
    ORGANIZATIONAL CONTRIBUTION
    ($ IN THOUSANDS)

                                                                               DECEMBER 31, 1993
                                                   ----------------------------------------------------------------------------
                                                                    KANSAS                           PARENT
                                                   ST. LOUIS         CITY          COMMUNITY       COMPANY AND
                                                     AREA*           AREA            BANKS        ELIMINATIONS     CONSOLIDATED
                                                   ---------      ----------       ---------     --------------    ------------
       Net income                                 $   58,476      $   17,590       $   55,571      $ (14,665)      $   116,972
       Average assets                              5,138,627       1,620,938        4,045,051       (231,028)       10,573,588

       Return on assets                                 1.14%           1.09%            1.37%                            1.11%
       Net interest rate margin                         4.29            4.68             5.20                             4.73
       Overhead ratio                                  60.07           64.47            54.55                            61.47

       Reserve for possible loan losses to
        outstanding loans                               2.14            2.71             2.47                             2.36
       Reserve for possible loan losses to
        non-performing loans                          351.64          413.31           378.47                           371.98

       Equity to assets                                 7.59            8.88             8.84                             8.00
       Tier I capital to risk-adjusted assets          10.29           13.20            13.47                            10.74
       Total capital to risk-adjusted assets           12.49           14.46            14.70                            14.47
       Leverage                                         7.50            8.11             8.66                             7.40

(F)
    *Includes the results of Mercantile Bank of St. Louis N.A., Mercantile Trust Company N.A., Mercantile Business Credit, Inc.
     (asset-based lending), Mercantile Investment Services, Inc. (brokerage), Mississippi Valley Advisors Inc. (investment management) and Mississippi Valley Life Insurance Co. (credit life).
    ---------------------------------------------------------------------------------------------------------------------------

    Net interest income in the St. Louis Area improved by 11.2%, as the volume of average earning assets grew by $91,766,000 or 2.1% and the net interest rate margin increased by 31 basis points to 4.29%. Average core deposit growth of $118,605,000 or 3.6% was the funding source for the increase in earning assets. Mercantile Bank of St. Louis N.A.'s investment portfolio expanded by 23.1%, while average outstanding loans declined by 5.6%.Other income improved by $5,843,000 or 6.4%, primarily as a result of growth in service charges, investment banking revenue and miscellaneous income.

    The provision for possible loan losses in the St. Louis Area was $20,500,000 compared with $25,534,000 in 1992, a decline of 19.7%.
    The reserve for possible loan losses as a percentage of total loans was 2.14% at December 31, 1993 versus 2.48% at December 31, 1992, while the reserve coverage of non-performing loans was strengthened to 351.64% compared with 143.55% at December 31, 1992. Non-interest expenses were up 5.1%, while the overhead ratio improved to 60.07% from 63.07% in the prior year.

    In the 35 Community Banks (all banks other than the three banks in the Kansas City Area and the two in St. Louis), 1993 net income was $55,571,000, a 10.5% improvement over the $50,292,000 earned in
    1992. Year-end assets were $4.1 billion, down 1.5%, while total deposits were down 1.2% and loans were relatively flat. Return on assets improved to 1.37% compared with 1.33% last year. The three banks in the Kansas City Area, with year-end assets of $1.6 billion, earned $17,590,000 in 1993, a 65.2% increase when compared with the $10,648,000 earned in 1992. Return on assets was 1.09% compared with .66% the previous year.

    Net interest income in the Community Banks increased by $16,682,000 or 9.1% during 1993, as average earning assets were up by $259,356,000 or 7.2% and the net interest rate margin increased by eight basis points to 5.20%. The provision for possible loan losses in the Community Banks declined by 17.3% to $25,910,000. The reserve as a percentage of loans outstanding was 2.47% compared with 2.23% a year earlier, while the reserve coverage of non-performing loans was 378.47% at the end of 1993 versus 216.19% at December 31, 1992. Other income grew by 15.1%, led by improvements in trust revenues, service charge income and credit card fees. Other expense growth was 15.9%, due largely to the acquired banks and credit card loan growth, while the overhead ratio was 54.55% versus 51.86% in 1992.

    Net interest income in the Kansas City Area banks increased by $2,150,000 or 3.3% during 1993, as average earning assets were up by $10,749,000 or .7%. The net interest rate margin increased by nine basis points to 4.68%. The Kansas City Area banks' reserves as a percentage of loans outstanding was 2.71% compared with 2.50% a year ago, while the reserve coverage of non-performing loans was 413.31% at the end of 1993. Other income grew by 11.4%, led by growth in service charge income, trust revenues and miscellaneous income. Other expense growth was 2.7%, while the overhead ratio improved to 64.47% from 65.76% the prior year.

    The following financial commentary presents a more thorough discussion and analysis of the results of operations and financial condition of the Corporation. It should be read in conjunction with the accompanying audited Consolidated Financial Statements and related notes.

  NET INTEREST INCOME

    Net interest income, the difference between total interest income on earning assets and total interest expense, the cost of funds supporting those assets, is Mercantile's primary source of earnings. Representing the Corporation's gross profit from lending, investing, deposit gathering and borrowing activities, net interest income is affected by three variables: the volume of funds, the mix of those funds, and the rates earned and paid on those funds. The net interest rate margin is net interest income on a fully taxable-equivalent basis as a percentage of average earning assets.

[EXHIBIT 5 NET INTEREST RATE MARGIN GRAPH]

16        MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


    -------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 6
    SUMMARY OF OPERATIONS RELATED TO AVERAGE ASSETS
    (TAXABLE-EQUIVALENT BASIS)

                                                                                              1993         1992          1991
                                                                                              ----         ----          ----
          NET INTEREST MARGIN                                                                4.29%         4.08%        3.93%
          PROVISION FOR POSSIBLE LOAN LOSSES                                                  .48           .67          .63
          OTHER INCOME
           Trust                                                                              .56           .55          .56
           Investment banking                                                                 .08           .08          .07
           Service charges                                                                    .46           .45          .46
           Credit card fees                                                                   .22           .20          .23
           Securities gains                                                                     -           .02          .02
           Other                                                                              .34           .31          .26
                                                                                             ----          ----         ----

            Total Other Income                                                               1.66          1.61         1.60

          OTHER EXPENSE
           Personnel expense                                                                 1.83          1.69         1.80
           Net occupancy and equipment                                                        .51           .47          .49
           Other                                                                             1.32          1.49         1.26
                                                                                             ----          ----         ----

            Total Other Expense                                                              3.66          3.65         3.55
                                                                                             ----          ----         ----

          TAXABLE-EQUIVALENT INCOME BEFORE
           INCOME TAXES                                                                      1.81          1.37         1.35
          Income taxes                                                                        .63           .44          .41
          Tax-equivalent adjustment                                                           .07           .09          .09
                                                                                             ----          ----         ----

          NET INCOME                                                                         1.11%          .84%         .85%
                                                                                             ====          ====         ====
    -------------------------------------------------------------------------------------------------------------------------

[EXHIBIT 7 TAXABLE-EQUIVALENT NET INTEREST INCOME GRAPH]

    For 1993 net interest income was $445,546,000, a 10.0% increase over the $405,100,000 earned last year. This improvement was attained primarily as a result of the widening of the year-to-date net interest rate margin by 23 basis points from 4.50% in 1992 to 4.73%, and a 4.1% growth in average earning assets. Specific factors contributing to the higher net interest rate margin in the year included significantly higher levels of non-interest bearing deposits and shareholders' equity, a continued decline in non-performing assets, a decrease in higher-costing retail certificates of deposit as a result of the movement of these consumer deposits into lower-costing checking, savings and money market accounts, growth in the higher-yielding credit card receivables, the refinancing upon maturity of $60,000,000 of 11.75% debt at 7.625% during the fourth quarter of 1992, and generally wider interest rate spreads.

    The wider interest rate spreads resulted from a sustained decline in deposit and liability rates that outpaced the accompanying decline in earning asset yields, coupled with an asset/liability management strategy designed to take advantage of this rate environment. Accordingly, the Corporation was able to lower rates on retail deposits faster than assets repriced.

    Interest rates began to fall in the third quarter of 1989 and continued their decline in 1990 and 1991 before stabilizing somewhat in the last half of 1992. Mercantile's asset/liability management strategies and the wider market spreads allowed the Corporation to widen its net interest rate margin during the current year to 4.73% from the 1990, 1991 and 1992 respective margins of 4.22%, 4.34% and 4.50%. Current model projections indicate minimal change in the level of net interest income if interest rates should rise or fall moderately from their current levels.

    The cost of total interest bearing liabilities decreased by 95 basis points during 1993, while the yield on earning assets declined by only 66 basis points. The result was a widening in the interest rate spread of 29 basis points following a similar improvement of 34 basis points in 1992. A further indication of the decline in interest rates over the past three years was an average prime rate of 6.00% for 1993 compared with 6.25% last year and 8.46% in 1991.

    Average earning assets for 1993 increased by $379,259,000 or 4.1%. Average investments in debt and equity securities grew by $440,335,000 or 18.1%, short-term investments were up $10,284,000 or 3.4% and loans decreased by $71,360,000 or 1.1% when compared with 1992. As loan demand decreased, the ratio of loans to earning assets declined to 66.73% in 1993 compared with 70.26% in 1992 and 76.18% in 1991, but from an overall yield perspective, the mix of loans continued to change favorably as the Corporation approached an even balance between business and individual loans.

    The higher levels of average non-interest bearing demand deposits, which grew by 17.0%, and shareholders' equity, which was up 15.0%, were reflected in the decline in the ratio of average interest bearing liabilities to earning assets from 84.28% in 1992 to 81.58% this year. The lower interest rate environment also required customers to maintain higher balances to pay for services.

    The cost to fund non-performing assets was down significantly in 1993, thereby adding to the margin as compared with 1992. Generally, lower interest rates mean lower funding costs for these non-earning assets, and declines in both the absolute and relative levels of non-performing assets further reduced interest expense. As summarized in Exhibit 29, $3,400,000 of interest income was not recognized during 1993 because of the non-performing classification of certain loans. Interest lost reduced the 1993 rate margin by four basis points compared with a reduction of seven basis points in 1992, and reduced earnings per share by $.06 in 1993 compared with $.12 the previous year. The interest-lost figures shown in the table were calculated only on non-performing loans outstanding at the end of each year. Thus, if a loan was sold or charged-off during the year, any interest lost was not accounted for in the table.

    There were also significant changes in the mix of deposits, reflecting the disintermediation of retail certificates of deposit into interest bearing demand, savings and money market accounts in the current low rate environment. Average core deposits increased to 94.67% of total deposits from 93.49% a year ago and were up 4.2% from last year. Retail certificates of deposit, the most costly source of funds, declined by $323,240,000, and represented 34.52% of total core deposits versus 40.10% in 1992, as customers preferred maturity flexibility with their investments.


    -------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 8
    AVERAGE BALANCE SHEET SUMMARY
    ($ IN THOUSANDS)

                                                          AVERAGE VOLUME                              AVERAGE RATE(1)
                                                 --------------------------------             -------------------------------
                                                 1993          1992          1991             1993         1992          1991
                                                 ----          ----          ----             ----         ----          ----
       EARNING ASSETS
       Total loans and leases(2)              $6,391,704    $6,463,064    $5,868,992         8.52%        8.86%        10.07%
       Investments in debt and equity
        securities
        Trading                                   14,008        11,510        19,041         5.30         5.75          6.95
        Taxable                                2,657,090     2,255,207     1,357,167         5.77         6.88          8.60
        Tax-exempt                               204,181       168,227       118,509         7.99         9.29          9.82
                                              ----------    ----------    ----------
        Total                                  2,875,279     2,434,944     1,494,717         5.93         7.04          8.67
       Short-term investments                    309,823       299,539       339,581         3.32         4.42          6.31
                                              ----------    ----------    ----------
        Total Earning Assets                  $9,576,806    $9,197,547    $7,703,290         7.57         8.23          9.63
                                              ==========    ==========    ==========
       ACQUIRED FUNDS
       Core deposits                          $8,153,352    $7,825,684    $6,409,132         3.39         4.40          6.15
       Purchased deposits                        459,377       544,665       572,797         3.83         4.61          6.24
                                              ----------    ----------    ----------
        Total Deposits                         8,612,729     8,370,349     6,981,929         3.42         4.42          6.16
       Short-term borrowings                     775,823       741,459       688,602         2.86         3.45          5.50
       Long-term debt                            221,716       177,325       133,680         7.74         8.96         10.11
                                              ----------    ----------    ----------
        Total Acquired Funds                  $9,610,268    $9,289,133    $7,804,211         3.48         4.43          6.17
                                              ==========    ==========    ==========
       NET INTEREST RATE SPREAD                                                              4.09         3.80          3.46
       NET INTEREST RATE MARGIN                                                              4.73         4.50          4.34

(F)
    (1) Taxable-equivalent basis. Includes tax-equivalent adjustments of $7,766,000, $8,784,000 and $7,709,000 for 1993, 1992
        and 1991, respectively, based on Federal income tax rates of 35% for 1993 and 34% for 1992 and 1991.

    (2) Income from loans on non-accrual status is included in income on a cash basis, while non-accrual loan balances are included in average volume.
    -------------------------------------------------------------------------------------------------------------------------

18            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

    In the St. Louis Area banks, net interest income improved by 11.2%. A 31-basis-point increase in the net interest rate margin to 4.29%, coupled with a 2.1% growth in the volume of average earning assets, accounted for the increase. The effect of a 5.6% decline in average loans was offset by an increase in net non-interest bearing deposits and a more favorable mix of interest bearing liabilities.

    In the Community Banks, net interest income improved by 9.1%. Average earning assets grew by $259,356,000 or 7.2%, while the net interest rate margin expanded by eight basis points to 5.20%. Modest internal growth plus the assets and deposits added in the purchase transactions accounted for the volume increase. Net interest income for the Kansas City Area banks for 1993 was $68,186,000, an improvement of 3.3%. The net interest rate margin increased by nine basis points to 4.68%, while average earning assets grew by $10,749,000 or .7%.

    The subsequent discussions on liquidity, interest rate sensitivity, deposits, securities and loans further detail the changes in net interest income and the net interest rate margin for the years 1993, 1992 and 1991.

  LIQUIDITY

    Mercantile's Asset/Liability Management Committee formulates guidelines for and monitors the composition of assets and liabilities. Its objective is to meet earnings goals by producing the optimal yield and maturity mix consistent with interest rate expectations and projected liquidity needs, within the constraints of capital levels. Key to these goals is liquidity management, which ensures that Mercantile has ready access to sufficient funds at reasonable rates to meet both existing commitments and future financial obligations. Liquidity management also is necessary to withstand fluctuations in deposit levels and to provide for customers' credit needs in a timely and cost-effective manner. Liquidity management is viewed from a long-term and a short-term perspective, as well as from a liability and an asset perspective, with distinct approaches within policy guidelines being used by Mercantile Bank of St. Louis N.A., the Community Banks and the Kansas City Area banks individually, and the Parent Company.

    Long-term liquidity is a function of a strong capital position and a large core deposit base. Growth in both of these components during recent years formed the foundation for Mercantile's long-term liquidity strength. Short-term liquidity needs arise from the continuous fluctuations in the flow of funds on both sides of the balance sheet, and to a lesser extent from seasonal and cyclical customer demands.

    The most important source of liquidity for Mercantile is liability liquidity, which is the ability to raise new funds and renew maturing liabilities in a variety of markets. The most critical factor in assuring liability liquidity is the maintenance of confidence in Mercantile by suppliers of funds. The Corporation has a current liability liquidity position in line with established strategic objectives. Certain of these objectives emphasize core deposit funding of subsidiary banks, corporate and subsidiary performance goals, and corporate and subsidiary capital positions in excess of regulatory guidelines.

    Asset liquidity is provided through the maturities of various assets, from the net cash flow of fee-based businesses, from the ability to convert quality loans and maturing investments into cash, through the availability of proceeds from investment securities classified as available-for-sale, and through securities which are available for collateralized borrowing in repurchase agreements.

    The Corporation continued its strategy of increasing its core deposit base throughout 1993 and its overall liquidity position was enhanced by the sizable concentration of core deposits. As a result there was a continued reduction in the Corporation's ratio of average purchased deposits to earning assets to 4.79% in 1993 compared with 5.92% in 1992 and 7.44% in 1991. As average core deposit growth was 4.2% and average loan volume declined, liquidity was also enhanced. In addition, there were no commitments for capital expenditures as of December 31, 1993 which would have a material impact on Mercantile's liquidity.

    Mercantile Bank of St. Louis N.A.'s reputation, as well as its financial strength and numerous long-term customer relationships, enables it to raise funds as needed in various markets. These funds historically have been purchased locally, nationally and internationally in the federal funds market, and via large certificates of deposit and Eurodollar transactions through relationships the Corporation maintains with investment banks, money center banks and money market funds. With enhanced core deposit funding in 1992 and once again in 1993, very limited funding was obtained in these markets. Mercantile Bank of St. Louis N.A.'s large correspondent bank customer base is an additional important source of funds in the local and regional markets.

    The Community Banks and Kansas City Area banks control their own asset/liability mixes within the guidelines of corporate policy, their individual loan demand and deposit structures, and with guidance from the Asset/Liability Management Committee. As these banks do not generally borrow funds from outside sources due to a higher proportion of stable core deposits to total liabilities, their short-term liquidity needs are provided by Mercantile Bank of St. Louis N.A. or the Parent Company. Their core deposit base and business mix also lessen their need to borrow federal funds, or purchase certificates of deposit of $100,000 or more other than in the normal course of business from local customers.

    Intra-company loan participations are a corporate strategy to provide Mercantile banks with earning assets as an incentive for gathering lower-cost retail core deposits in their local markets. As core deposits are considered the most stable source of funds and are generally the least costly, this strategy aids liquidity and benefits net interest income for the Corporation. The respective ratios of average core deposits to earning assets for the Community Banks and Kansas City Area banks were stable at 89.07% and 89.36%, respectively, for 1993 compared with 89.10% and 88.44%, respectively, in 1992.

    At December 31, 1993, the Parent Company held $65,018,000 in cash, liquid money market investments, U.S. Government securities and available-for-sale securities. The Parent Company's cash requirements consist primarily of operating expenses, dividends to shareholders, and principal and interest payments on debt. Operating expenses are funded by subsidiary bank management fees, while external dividends and debt service are satisfied by quarterly subsidiary bank dividends. In addition, at December 31, 1993, $222,628,000 in additional liquidity from the subsidiary banks was available to the Parent Company as dividends without prior regulatory approval and without reducing the capital of any subsidiary bank below current regulatory guidelines. The Parent Company also borrows funds in the commercial paper market, which are in turn loaned to subsidiaries, and has access to long-term capital markets. Maintaining favorable debt ratings is critical to liquidity because these ratings affect the availability and cost of funds to the Corporation. The Parent Company and Mercantile Bank of St. Louis N.A.'s public ratings are indicated in the Investor Information summary on Page 66.

    Net cash provided by operating activities in 1993 was $227,131,000. Net income of $116,972,000 and non-cash charges of $110,159,000 accounted for the net cash provided by operating activities. Net cash provided by investing activities was $195,645,000 in 1993. The largest component of cash provided by investing activities was $1,196,976,000 in proceeds from securities' maturities. Investments in debt and equity securities totaling $1,247,589,000 were purchased in 1993. Net cash used for financing activities in 1993 was $343,008,000.

  INTEREST RATE SENSITIVITY

    Interest sensitivity is related to liquidity, as each is affected by maturing assets and sources of funds. Interest sensitivity, however, also takes into consideration those assets and liabilities with interest rates which are subject to change prior to maturity. The objective and primary focus of interest sensitivity management is to optimize earnings results, while managing, within internal policy constraints, interest rate risk. Mercantile's policy on rate sensitivity is to manage exposure to potential risks associated with changing interest rates by maintaining a balance sheet posture in which annual net interest income is not significantly aided nor restricted by interest rate

20           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
    movements. The total absence of risk as well as excessive risk will result in less than acceptable returns; therefore, Mercantile manages its interest sensitivity risk between those two extremes. The growth and stability of the net interest rate margin throughout 1992 and 1993 were consistent with this objective.

    Interest rate risk at a given point in time can be represented by an interest rate sensitivity position ("gap"). Exhibit 9 presents a summary balance sheet at December 31, 1993 with an interest rate gap analysis that shows the difference between the amount of assets and liabilities maturing or subject to repricing in given time periods. The cumulative gap represents the net position of assets and liabilities subject to repricing over specified periods. A static gap report is one measure of the risk inherent in the existing balance sheet structure as it relates to potential changes in net interest income, and it indicates that the Corporation maintained a relatively balanced position at December 31, 1993. Because that portrayal does not capture many factors which determine interest rate risk, Mercantile places more emphasis on a simulation model to measure changes in net interest income which might occur due to changes in interest rates. Under different rate and growth assumptions, these projections enable the Corporation to adjust its strategies to protect the net interest rate margin against significant interest rate fluctuations. Uniform sensitivity reports and guidelines are used by the St. Louis Area banks, Community Banks and Kansas City Area banks.

    -------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 9
    INTEREST RATE SENSITIVITY
    ($ IN MILLIONS)

                                                                          DECEMBER 31, 1993

                                                                                             TOTAL
                                       VARIABLE       1-3          4-6          7-12         1 YEAR        OVER
                                         RATE        MONTHS       MONTHS       MONTHS       OR LESS       1 YEAR        TOTAL
                                       --------      ------       ------       ------       -------       ------        -----
       EARNING ASSETS
        Total loans and leases(1)       $1,181       $1,649        $469        $  718        $4,017       $2,269       $6,286
        Investments in debt and
         equity securities                   -          280         177           530           987        1,951        2,938
        Short-term investments             184          119          25             -           328            -          328
                                        ------       ------        ----         -----        ------        -----       ------
         Total Earning Assets           $1,365       $2,048        $671        $1,248        $5,332       $4,220       $9,552
                                        ======       ======        ====        ======        ======       ======       ======
       ACQUIRED FUNDS
        Interest bearing core
         deposits(2)                    $1,514       $  757        $553          $510        $3,334       $2,910       $6,244
        Purchased deposits                   -          250          79            52           381           48          429
        Short-term borrowings              999           72           1             -         1,072            -        1,072
        Long-term debt                       -            -           -             2             2          218          220
                                         -----        -----         ---          ----        ------       ------       ------
         Total Interest Bearing
          Acquired Funds                 2,513        1,079         633           564         4,789        3,176        7,965
        Non-interest bearing
         deposits(2)                       378            1           -             -           379        1,183        1,562
                                        ------       ------         ---           ---        ------       ------       ------
         Total Acquired Funds           $2,891       $1,080        $633          $564        $5,168       $4,359       $9,527
                                        ======       ======        ====          ====        ======       ======       ======
       GAP ANALYSIS
        Interest sensitivity gap       $(1,526)        $968         $38          $684          $164
                                       =======         ====         ===          ====          ====
        Cumulative interest
         sensitivity gap               $(1,526)       $(558)      $(520)         $164
                                       =======        =====       =====          ====
        Cumulative ratio of
         interest-sensitive assets to
         interest-sensitive
         liabilities                       .47          .86         .89          1.03

(F)
    (1) Non-accrual loans are reported in the "Over 1 Year" category.

    (2) Mercantile's experience with interest bearing demand, money market accounts, savings and non-interest bearing deposits has been that, although these deposits are subject to immediate withdrawal, a portion of the balances has remained relatively constant in periods of both rising and falling rates. Therefore, a portion of these deposits is included in the "Over 1 Year" category. If these deposits were all included in the "Total 1 Year or Less" category, the cumulative ratio of interest-sensitive assets to interest-sensitive liabilities would be .64.
    -------------------------------------------------------------------------------------------------------------------------

    Mercantile also uses an extensive internal transfer pricing system at Mercantile Bank of St. Louis N.A. to control interest rate risk. This system centralizes management of interest rate risk, since this bank is the major corporate source of managing short-term changes in interest rate sensitivity, due to its access to external markets that can be used to rapidly adjust its interest sensitivity position. The Community Banks and Kansas City Area banks do not enjoy the flexibility of Mercantile Bank of St. Louis N.A. in managing their interest-sensitivity positions because of the basic retail and corporate middle-market nature of their businesses and their high percentages of core deposits. However, their positions are reviewed monthly by the corporate Asset/Liability Management Committee and no individual bank is permitted to maintain an overly sensitive position for an extended period. The Corporation has successfully met its interest sensitivity objectives, primarily by shifting the average composition of interest rate maturities of various assets and liabilities, and not through the use of off-balance-sheet instruments.

    Current model projections indicate minimal change in the level of net interest income if interest rates should rise or fall moderately from their current levels. Within certain limits, in a declining interest rate environment, net interest income will generally be enhanced with a negative interest sensitivity gap position, while if rates trend upward, net interest income will be negatively impacted. The potential impacts on net interest income would be the opposite with a positive gap position. Management believes the Corporation is appropriately positioned for future rate movements, taking into consideration the current economic environment.

  DEPOSITS

    Deposits are the primary funding source for the Corporation's banks and are acquired from a broad base of local markets, including both individual and corporate customers. Total deposits at December 31, 1993 were $8.2 billion, a 3.0% decline from the $8.5 billion of a year ago. On average, total deposits grew by $242,380,000 or 2.9%, largely as a result of the deposits acquired in bank purchases and higher levels of non-interest bearing demand balances to pay for services in the current low interest rate environment.


    ------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 10
    FUNDING MIX

                                                                    COMPONENTS OF SOURCES TO FUND EARNING ASSETS*

       ACQUIRED FUNDS                                     1993           1992           1991            1990           1989
                                                          ----           ----           ----            ----           ----
        Deposits
         Non-interest bearing                            18.77%          16.72%         15.54%         17.00%          18.45%
         Interest bearing demand                         14.09           12.30          10.36          10.18           10.46
         Money market accounts                           14.98           14.59          12.80          12.33           11.04
         Savings                                          7.06            6.20           5.21           5.16            5.58
         Consumer time certificates
          under $100,000                                 29.39           34.12          38.27          36.27           33.34
         Other time                                        .85            1.16           1.02           1.21            1.17
                                                        ------          ------         ------         ------          ------
          Total Core Deposits                            85.14           85.09          83.20          82.15           80.04
         Time certificates $100,000 and over              4.47            5.67           7.04           8.44           10.34
         Foreign                                           .32             .25            .40            .67             .52
                                                        ------          ------         ------         ------          ------
          Total Purchased Deposits                        4.79            5.92           7.44           9.11           10.86
                                                        ------          ------         ------         ------          ------
          Total Deposits                                 89.93           91.01          90.64          91.26           90.90
         Short-term borrowings                            8.10            8.06           8.93           9.92           10.75
         Long-term debt                                   2.32            1.93           1.74           1.96            2.20
                                                        ------          ------         ------         ------          ------
          Total Acquired Funds                          100.35          101.00         101.31         103.14          103.85
       Other                                             (8.57)          (8.44)         (8.38)         (9.78)         (10.94)
       SHAREHOLDERS' EQUITY                               8.22            7.44           7.07           6.64            7.09
                                                        ------          ------         ------         ------          ------
          Total Sources to Fund
           Earning Assets                               100.00%         100.00%        100.00%        100.00%         100.00%
                                                        ======          ======         ======         ======          ======
(F)
    *Based on average balances.
    ------------------------------------------------------------------------------------------------------------------------

[EXHIBIT 11 SOURCES OF FUNDS GRAPH]

22           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

    Core deposits are Mercantile's largest, most reliable and most important funding source. Core deposits include both interest bearing and non-interest bearing demand deposits, money market and savings deposits, consumer certificates of deposit and other time deposits. Average core deposits for 1993 increased by $327,668,000 or 4.2% and represented 85.14% of earning assets compared with 85.09% last year. Strategic efforts have focused on strengthening the core deposit base through internal growth and mergers, and the successful execution of this strategy is shown in Exhibit 14. Mercantile will continue to emphasize core deposits as its primary funding source. Exhibit 10 details the growth in average core deposits relative to earning assets over the past five years and the reduced dependence on historically less stable sources of purchased funds.



    --------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 12
    DEPOSITS
    (THOUSANDS)

                                                                                  DECEMBER 31
                                                     1993             1992            1991            1990             1989
                                                     ----             ----            ----            ----             ----
       Non-interest bearing                       $1,561,757       $1,413,386      $1,297,918      $1,404,388       $1,338,606
       Interest bearing demand                     1,433,251        1,318,685         919,449         732,726          704,847
       Money market accounts                       1,430,416        1,490,227       1,101,710         947,449          770,189
       Savings                                       706,310          637,615         442,056         373,167          357,649
       Consumer time certificates
        under $100,000                             2,638,790        3,032,527       2,982,674       2,877,672        2,380,972
       Other time                                     35,438          123,669          75,180          66,243           87,966
                                                  ----------       ----------      ----------      ----------       ----------
         Total Core Deposits                       7,805,962        8,016,109       6,818,987       6,401,645        5,640,229
       Time certificates $100,000 and over           403,433          451,833         549,652         575,069          600,332
       Foreign                                        26,085           19,650          13,937          11,014           32,699
                                                  ----------       ----------      ----------      ----------       ----------
         Total Purchased Deposits                    429,518          471,483         563,589         586,083          633,031
                                                  ----------       ----------      ----------      ----------       ----------
         Total Deposits                           $8,235,480       $8,487,592      $7,382,576      $6,987,728       $6,273,260
                                                  ==========       ==========      ==========      ==========       ==========
    --------------------------------------------------------------------------------------------------------------------------

    The most substantial growth within average core deposits was in non-interest bearing accounts, which increased by $260,727,000 or 17.0%. Lower interest rates meant corporate customers were required to maintain larger compensating balances to pay for services provided. In addition, one significant customer which pays for services with non-interest bearing deposits rather than fees substantially increased that relationship during the year. Non-interest bearing accounts were 18.77% of average earning assets in 1993 versus 16.72% last year.

    Average savings and interest bearing demand accounts grew by $105,288,000 or 18.5% and $217,269,000 or 19.2%, respectively.
    Lower interest rates on retail certificates of deposit in 1993 made savings accounts more attractive. Average money market accounts grew by $92,345,000 or 6.9%, due to both acquired deposits and internal disintermediation into more liquid short-term accounts from longer-term certificates of deposit. These three lower-cost sources of funds grew to 36.13% of earning assets from 33.09% in 1992. Other time deposits declined by $24,721,000 or 23.2%, as such deposits were not solicited as aggressively unless they could be profitably reinvested. Average retail certificates declined by $323,240,000 or 10.3%, and represented 29.39% of earning assets, the lowest level since 1988.



    ----------------------------------------------------------------------------------------------------------------------
    EXHIBIT 13
    MATURITY OF DOMESTIC TIME DEPOSITS $100,000 AND OVER
   (THOUSANDS)

                                                                                     DECEMBER 31, 1993
                                                                CERTIFICATES             OTHER TIME
                                                                 OF DEPOSIT               DEPOSITS                 TOTAL
                                                                ------------             ----------                -----
          Three months or less                                    $223,673                $12,059                 $235,732
          Over three through six months                             78,694                 11,115                   89,809
          Over six through twelve months                            51,921                 10,240                   62,161
          Over twelve months                                        49,145                      -                   49,145
                                                                  --------                 ------                 --------
           Total                                                  $403,433                $33,414                 $436,847
                                                                  ========                =======                 ========
    ----------------------------------------------------------------------------------------------------------------------

[EXHIBIT 14 CORE DEPOSITS GRAPH]

    For the sixth consecutive year, increased levels of core deposits continued to replace the traditionally more costly and less stable purchased certificates of deposit greater than $100,000 and foreign branch deposits. These combined funding sources continued to shrink and represented only 4.79% of average earning assets during 1993 compared with 5.92% in 1992 and 7.44% in 1991. Most of the remaining large deposits were gathered from the local retail, commercial and institutional customer base, which provided a natural access to purchased funds and, accordingly, tended to be less volatile than other categories of purchased funds. Exhibit 13 portrays the maturities of domestic time deposits $100,000 and over.

  SHORT-TERM BORROWED FUNDS AND SHORT-TERM INVESTMENTS

    Average short-term borrowed funds increased by $34,364,000 or 4.6% during 1993, while average short-term investments increased by $10,284,000 or 3.4%. These funding changes coincided with liquidity goals and balance sheet management strategies which were consistent with the strategies employed in 1992 and prior years.

    Short-term borrowings are an alternative to other funding sources, such as large certificates of deposit and Eurodollar deposits, and consist primarily of federal funds purchased, treasury tax and loan note option accounts, securities sold under agreements to repurchase, and commercial paper issued by the Corporation. These sources of funding are utilized primarily by Mercantile Bank of St. Louis N.A. and volumes are monitored by the Asset/Liability Management Committee. As a major bank in the Midwest with a large correspondent bank network and corporate account base, Mercantile Bank of St. Louis N.A. purchases excess funds from correspondent banks and borrows on a short-term basis from commercial customers. Accordingly, most of Mercantile's short-term borrowings can be considered as a stable source of funds, similar to core deposits. Depending on funding requirements and liquidity strategies employed by the Asset/Liability Management Committee, these funds are either used internally or redeployed as short-term investments.

    Mercantile's commercial paper is rated A-2 by Standard & Poor's and has primarily been used as an additional funding source for Mercantile Bank of St. Louis N.A. The paper is issued principally in the local St. Louis market. The average volume of paper issued in 1993 was $22,629,000. The Corporation has backup lines of credit totaling $40,000,000 with unaffiliated banks in support of its commercial paper.

    Short-term investments include interest bearing deposits, federal funds sold and securities purchased under agreements to resell. There were no significant interest bearing deposits with foreign banks at December 31, 1993 or 1992. The average volume of short-term investments increased by 3.4% during 1993 from 1992, while the spread on rates earned on these investments compared with short-term borrowed funds dropped to 46 basis points from 97 in 1992. Short-term investments are primarily used for excess liquidity or as investment vehicles to meet overall interest sensitivity objectives. Short-term borrowings, net of short-term investments, averaged $466,000,000 during 1993 compared with $441,920,000 in 1992, and were 4.86% of 1993 average earning assets compared with 4.80% in 1992.

  CAPITAL RESOURCES

    The economic and regulatory environment continues to place emphasis on capital strength. Capital provides a solid foundation for anticipated future asset growth, and promotes depositor and investor confidence. Capital management is a continuous process at Mercantile, and ensures that capital is provided for current needs and anticipated growth. Mercantile's strong capital position has enabled it to profitably expand its asset and deposit bases, while maintaining capital ratios comparable to those of other quality banking organizations and substantially in excess of regulatory standards.

    As of December 31, 1993, shareholders' equity was $841,116,000, an increase of 14.9% from December 31, 1992. Net earnings retained, the common shares issued in the Flora and Mt. Vernon transactions, the adoption of

24           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

    Financial Accounting Standard ("FAS") 115, "Accounting for Certain Investments in Debt and Equity Securities," and stock issued under various employee benefit plans accounted for the majority of the increase. Equity grew to 8.00% of assets at December 31, 1993 compared with 6.92% a year ago.

    The Corporation's Tier I capital to risk-adjusted assets ratio was 10.74% at December 31, 1993, while the Total capital ratio was 14.47%. These ratios compared favorably with established regulatory minimums of 4.0% and 8.0%, respectively, and the December 31, 1992 ratios of 9.28% and 13.11%, respectively. The regulatory leverage ratio, which places a constraint on the degree to which a banking company can leverage its equity capital base, was 7.40% at December 31, 1993, well in excess of the regulatory minimum and last year's ratio of 6.30%. Changes have been proposed to the risk-based capital computations to incorporate interest rate risk. As currently proposed, the Corporation does not believe these changes would have a material effect on its capital ratios.

    The equity to assets ratios for Mercantile Bank of St. Louis N.A., the Community Banks and the Kansas City Area banks at year-end 1993 were 7.48%, 8.84% and 8.88%, respectively. Tier I risk-based capital at Mercantile Bank of St. Louis N.A. was 10.13% of risk-adjusted assets, and in the Community Banks and Kansas City Area banks



    -------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 15
    REGULATORY CAPITAL
    (THOUSANDS)

                                                                                  DECEMBER 31
                                                     1993             1992            1991            1990             1989
                                                     ----             ----            ----            ----             ----
       Shareholders' equity                       $  841,116        $732,014        $606,238        $490,375         $451,588
       Total intangible assets                       (65,926)        (67,143)        (58,079)        (50,797)         (42,651)
       Net fair value adjustment for securities
        available-for-sale under FAS 115              (3,636)              -               -               -                -
                                                  ----------         -------         -------         -------          -------
       Tier I capital                                771,554         664,871         548,159         439,578          408,937
       Tier II capital                               267,669         275,019         113,425         127,790          132,679
                                                  ----------        --------        --------        --------         --------
        Total Risk-based Capital                  $1,039,223        $939,890        $661,584        $567,368         $541,616
                                                  ==========        ========        ========        ========         ========
       Risk-adjusted assets                       $7,182,581      $7,167,618      $6,666,383      $6,715,568       $6,143,305
                                                  ==========      ==========      ==========      ==========       ==========
       Quarterly average tangible assets         $10,423,162     $10,556,911      $8,828,762      $8,159,254       $7,532,543
                                                 ===========     ===========      ==========      ==========       ==========
    -------------------------------------------------------------------------------------------------------------------------



    ------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 16
    CAPITAL RATIOS

                                                                                     DECEMBER 31
                                                          1993           1992           1991            1990           1989
                                                          ----           ----           ----            ----           ----
       Tier I capital to risk-adjusted assets
        Capital ratio                                    10.74%           9.28%          8.22%          6.55%           6.66%
        Regulatory minimum ratio                          4.00            4.00           4.00           4.00            4.00
       Total capital to risk-adjusted assets
        Capital ratio                                    14.47           13.11           9.92           8.45            8.82
        Regulatory minimum ratio                          8.00            8.00           8.00           8.00            8.00
       Leverage                                           7.40            6.30           6.21           5.39            5.43
       Equity to assets
        Consolidated                                      8.00            6.92           6.65           5.73            5.73
        Combined bank subsidiaries                        8.26            7.34           6.80           6.40            6.40
       Double leverage                                  113.62          116.69         110.46         118.42          120.82
       Long-term debt to total capitalization            20.71           25.16          18.16          21.56           24.01
    ------------------------------------------------------------------------------------------------------------------------

    the range was from 10.92% to 34.95% at December 31, 1993. The Total capital ratio was 12.33% at Mercantile Bank of St. Louis N.A., with a range of 12.18% to 36.23% in the Community Banks and Kansas City Area banks. All were above the present levels required by regulatory authorities and are monitored individually by the Corporation based on risk and deposit growth potential. At December 31, 1993, all Mercantile banks exceeded both the Tier I and Total risk-based capital ratio "well-capitalized" minimums of 6.0% and 10.0%, respectively.

    Due to the strength of the capital base at the individual bank subsidiaries, $222,628,000 was available for distribution through dividends to the Parent Company without prior regulatory approval and without reducing the capital of the respective subsidiary banks below present minimum standards. An additional $83,502,000 would be available in the form of loans to the Parent Company under current regulations.

    The ratio of long-term debt to total capitalization at December 31, 1993 declined to 20.71% from 25.16% at December 31, 1992. A total of $27,738,000 of long-term debt was repaid during 1993 compared with $67,507,000 the previous year. Mercantile Bank of St. Louis N.A. issued $75,000,000 of 10-year, non-callable subordinated debt on January 25, 1994. This debt qualifies as Tier II capital. Mercantile has or intends to use the proceeds of this subordinated debt issue to prepay the $23,653,000 8.25% mortgage outstanding on its headquarters building on February 1, 1994 and the $30,550,000 in 8.50% debentures due in 2004, in the first quarter of 1994. Mercantile's publicly held senior debt and the new bank debt are rated A3 by Moody's, A- by Fitch, BBB + by Standard & Poor's, and A- by Thomson BankWatch. The Fitch, Standard & Poor's, and Thomson BankWatch Issuer ratings were raised this year.



    -------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 17
    INTANGIBLE ASSETS
    (THOUSANDS)

                                                                                      DECEMBER 31
                                                           1993           1992           1991           1990           1989
                                                           ----           ----           ----           ----           ----
          Goodwill                                        $56,808        $56,121        $48,622        $38,380        $41,146
          Core deposit premium                              6,645          8,469          6,339          9,811              -
          Other                                             2,473          2,553          3,118          2,606          1,505
                                                          -------        -------        -------        -------        -------
           Total                                          $65,926        $67,143        $58,079        $50,797        $42,651
                                                          =======        =======        =======        =======        =======
    -------------------------------------------------------------------------------------------------------------------------

    The Parent Company's double leverage ratio, which measures the extent to which the equity capital of its subsidiaries is supported by Parent Company debt rather than equity, decreased to 113.62% from 116.69% at December 31, 1992. Intangible assets, which are summarized in Exhibit 17, totaled $65,926,000 at December 31, 1993 compared with $67,143,000 a year ago, a decline of 1.8%.

    Book value per share at December 31, 1993 was $23.67 compared with $21.00 the prior year's end, an increase of 12.7%. The equity formation rate (defined as net income less dividends, divided by average equity) increased to 10.44% in 1993 from 8.24% in 1992. A cash dividend of $.99 was declared and paid, a 6.5% increase from last year's dividend of $.93. In addition, on February 10, 1994, the quarterly dividend payable April 1, 1994 was increased 13.1% to $.28 per share. Additional data relating to Mercantile's common stock is included in the Investor Information summary on Page 66 of this report.

    Management has established financial objectives designed to generate future capital through various means, including increasing the returns on assets and equity. Mercantile's dividend policy is influenced by the belief that most shareholders are interested in long-term performance as well as current yield. The current dividend payout level of 29.82% is considered sustainable given the Corporation's present cash flow position, level of earnings, capital position and the strength of its subsidiary banks' capital. Future dividends will be determined based on Mercantile's results of operations, growth expectations, financial condition, regulatory constraints and other factors deemed relevant by the Board of Directors. Exhibits 15 and 16 summarize the capital base of Mercantile, and provide details of the five-year history of significant capital and equity ratios.

26           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


    -----------------------------------------------------------------------------------------------------------------------
    EXHIBIT 18
    EARNING ASSET MIX

                                                                      COMPONENTS OF EARNING ASSETS*
                                        -----------------------------------------------------------------------------------
                                               1993             1992              1991              1990              1989
                                               ----             ----              ----              ----              ----
       LOANS AND LEASES
        Commercial                            20.50%            21.83%            25.05%            27.20%            31.37%
        Real estate-commercial                13.12             13.72             14.24             12.37             10.55
        Real estate-construction               1.57              1.77              1.90              2.75              4.69
        Real estate-residential               16.16             18.30             18.95             17.71             15.96
        Consumer                               8.65              9.13             10.64             12.67             11.39
        Credit card                            6.72              5.48              5.37              5.77              5.40
        Foreign                                 .01               .03               .03                 -               .17
                                             ------            ------            ------             -----            ------
         Total Loans and Leases               66.73             70.26             76.18             78.47             79.53
       INVESTMENTS IN DEBT AND EQUITY
        SECURITIES
        Trading                                 .15               .13               .25               .18               .18
        Taxable                               27.75             24.52             17.62             16.44             15.36
        Tax-exempt                             2.13              1.83              1.54              2.11              2.57
                                             ------            ------            ------            ------            ------
         Total                                30.03             26.48             19.41             18.73             18.11
       SHORT-TERM INVESTMENTS                  3.24              3.26              4.41              2.80              2.36
                                             ------            ------            ------            ------            ------
         Total Earning Assets                100.00%           100.00%           100.00%           100.00%           100.00%
                                             ======            ======            ======            ======            ======
(F)
    *Based on average balances.
    -----------------------------------------------------------------------------------------------------------------------

[EXHIBIT 19 EARNING ASSETS GRAPH]

  INVESTMENTS IN DEBT AND EQUITY SECURITIES

    The Corporation's investment portfolio serves three important functions. First, it is a vehicle for adjusting balance sheet rate sensitivity and protecting against the impact of changes in interest rate movements by managing the purchases and maturities of securities; second, it is a means for investment of excess funds, depending on loan demand; and, third, it provides potential liquidity. The investment portfolio is structured to maximize the return on invested funds within acceptable interest rate risk guidelines and to meet pledging requirements, while giving consideration to loan demand, credit risk, future liquidity needs, balance sheet strategies and the outlook for trends in interest rates.

    On December 31, 1993, Mercantile adopted FAS 115, "Accounting for Certain Investments in Debt and Equity Securities." FAS 115 requires investment securities be classified into three categories-trading, available-for-sale and held-to-maturity. The Corporation has always held a small amount of trading securities; these securities had an average balance of $14,008,000 during 1993. On December 31, 1993, $227,142,000 of securities, primarily short-term U.S. government securities, were identified in the available-for-sale category. Such securities represented 7.73% of the year-end investment portfolio and had an after-tax appreciation of $3,636,000, which was added to shareholders' equity. Note E to the Consolidated Financial Statements thoroughly describes FAS 115 and provides a detailed breakdown of the components of the investment portfolio.

    After loans, securities are the largest category of earning assets. During 1993, average securities represented 30.03% of earning assets compared with 26.48% for 1992 and 19.41% for 1991. Investment securities totaled $2.94 billion at December 31, 1993 compared with $2.80 billion at December 31, 1992, an increase of $134,622,000 or 4.8%.

    Some 85.61% of the year-end held-to-maturity and available-for-sale portfolios consisted of U.S. Treasury and other U.S. government agency securities, including 18.69% in mortgage-related issues; 10.85% was invested in state and municipal securities; and 3.54% was other miscellaneous securities, primarily high-grade asset-backed securities. The comparable distribution at year-end 1992 was 85.73%, 7.14% and 7.13%, respectively.


    ------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 20
    INVESTMENTS IN DEBT AND EQUITY SECURITIES(1)
    (THOUSANDS)

                                                                                              DECEMBER 31
                                                                              1993                1992               1991
                                                                              ----                ----               ----
       AVAILABLE-FOR-SALE (ESTIMATED FAIR VALUE)(2)
        U.S. government                                                      $195,049            $     -             $     -
        State and political subdivisions-tax-exempt                            15,173                  -                   -
        Other                                                                  16,920                  -                   -
                                                                             --------            -------             -------

           Total                                                             $227,142            $     -             $     -
                                                                             ========            =======             =======

       HELD-TO-MATURITY (AMORTIZED COST)
        U.S. government                                                    $2,306,745          $2,388,324         $1,571,276
        State and political subdivisions:
         Tax-exempt                                                           202,901             191,019            150,416
         Taxable                                                               99,015               7,742                  -
                                                                           ----------          ----------          ---------

           Total State and Political Subdivisions                             301,916             198,761            150,416
        Other                                                                  86,538             198,685            155,455
                                                                           ----------          ----------         ----------

           Total                                                           $2,695,199          $2,785,770         $1,877,147
                                                                           ==========          ==========         ==========

(F)
    (1) This exhibit excludes trading securities, which are reported at estimated fair value on the Consolidated Balance
        Sheet. Trading securities totaled $15,735,000, $17,684,000 and $23,637,000 at December 31, 1993, 1992 and 1991,
        respectively.

    (2) Debt and equity securities with an amortized cost of $221,547,000 were classified as available-for-sale at December
        31, 1993 upon the Corporation's adoption of FAS 115, "Accounting for Certain Investments in Debt and Equity
        Securities." A market valuation account of $5,595,000 was established to increase the recorded balance of available-
        for-sale securities at December 31, 1993, to their estimated fair value on that date.
    ------------------------------------------------------------------------------------------------------------------------

    The average stated maturity of the portfolio, excluding trading securities, declined slightly at the end of 1993 to two years and three months from two years and five months at year-end 1992. As funding in excess of loan demand was generated in 1993, securities were generally added with maturities of two to four years to match the expected average maturity of retail deposits and to fit within the projected interest sensitivity position of the Corporation.

    The overall taxable-equivalent yield of the portfolio decreased during 1993 to 5.93% from 7.04% in 1992. While the yield dropped by 111 basis points, the overall cost of funds for the Corporation declined by 95 basis points.

    At year-end, the estimated fair market value of the held-to-maturity plus available-for-sale portfolios was $2.96 billion, an unrealized appreciation of $46,804,000 or 1.60% from the amortized cost. This is compared with the December 31, 1992 unrealized appreciation of $58,912,000 or 2.11%. The unrealized appreciation in the U.S. government and government agency, state and municipal, and other securities portfolios were $34,998,000, $7,972,000 and $3,834,000, respectively. Gross unrealized gains on held-to-maturity and available-for-sale securities at December 31, 1993 were $53,095,000, while gross unrealized losses were $6,291,000.



    ------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 21
    SECURITIES OF STATE AND POLITICAL SUBDIVISIONS
    BY QUALITY RATING
    ($ IN THOUSANDS)

                                                                                          DECEMBER 31
                                                                              1993                     1992           1991
                                                                      -----------------------          ----           ----
          MOODY'S                                                      PAR
          RATINGS                                                     VALUE           PERCENT         PERCENT        PERCENT
          --------                                                    -----           -------         -------        -------
          Aaa                                                       $114,350           36.47           14.89           14.10
          Aa                                                          67,965           21.67           28.02           22.75
          A1                                                          47,125           15.03           20.24           15.57
          A                                                           33,255           10.60           13.88           12.97
                                                                    --------          ------          ------          ------
            Subtotal                                                 262,695           83.77           77.03           65.39
          Baa 1                                                        3,405            1.09            1.80            2.36
          Baa                                                          1,155             .37             .36            1.20
          Ba                                                               -               -             .12             .19
          Caa                                                              -               -               -             .50
          Not rated                                                   46,328           14.77           20.69           30.36
                                                                    --------          ------          ------          ------
            Total                                                   $313,583          100.00          100.00          100.00
                                                                    ========          ======          ======          ======
    ------------------------------------------------------------------------------------------------------------------------

28           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

    Exhibit 21 presents the distribution of state and municipal securities by investment grade. As noted, 83.77% of the state and municipal securities held were rated A or higher by Moody's Investors Service. Of the remaining securities, most were non-rated bonds because of the size of the issue and the expense associated with obtaining a rating. These bonds generally represented small local issues purchased by subsidiary banks, which are evaluated internally for creditworthiness on an ongoing basis similar to loans.

    Mercantile's commitment to its expanding region continued to be reflected by the holdings of securities of Missouri, Illinois and Kansas, and their local governmental units, although securities of many other states were held in the portfolio. At December 31, 1993, investments in securities of Missouri, Illinois and Kansas, and their political subdivisions, amounted to $124,779,000 or 39.35% of state and municipal securities. However, securities of any one single political subdivision in any of these states did not exceed 1.84% of shareholders' equity at December 31, 1993. Outside of Missouri, Illinois and Kansas, securities of no single issuer exceeded 1.45% of shareholders' equity.

  LOANS

    Loans are the primary earning asset of the Corporation and were $6.29 billion at December 31, 1993, down $225,648,000 or 3.5% from year-end 1992. This decline occurred primarily at Mercantile Bank of St. Louis N.A. due to the lack of quality loan demand, a planned reduction in average loan size, slow economic growth, the planned paydown of commercial real estate credits, and residential mortgage refinancing activity, which transferred adjustable-rate portfolio loans into fixed-rate loans that were sold in the secondary market with servicing rights retained.

[EXHIBIT 22 LOANS AND LEASES GRAPH]

    Mercantile's loan portfolio is diversified, and therefore spreads the risk and reduces exposure to economic downturns, which may occur in different segments of the economy or in different industries. In addition, the portfolio was balanced at 52% commercial and 48% consumer-related. The composition of the portfolio was geographically dispersed primarily in areas where the Corporation has a direct presence. Note M provides more details on concentrations of credit and the overall loan portfolio. The portfolio mix has undergone a favorable shift in recent years, as business development efforts have focused on expanding middle-market commercial and consumer loans. This shift has been complemented by comparable portfolios added in mergers.

    The 1993 average loan to deposit ratios for the Corporation, Mercantile Bank of St. Louis N.A., the Community Banks and the Kansas City Area banks were 74.21%, 77.14%, 74.56% and 59.87%, respectively, all down from 1992. Exhibit 18 portrays the components of earning assets and indicates the relative decline of loans as a percentage of average earning assets over the last three years.

    During 1993 commercial loans averaged $1.96 billion and represented 30.73% of the loan portfolio compared with $2.01 billion and 31.08% for 1992. Commercial loans remained the largest category of loans, even though loan volume declined by $44,735,000 or 2.2%. The lack of commercial loan growth during the past few years was indicative of sluggish economic conditions and management's continued focus on improving asset quality, reducing average loan size and pursuing targeted marketing strategies for overall quality growth.

    Average commercial real estate mortgage and construction loans decreased by $17,665,000 or 1.2% and represented 22.02% of the total loan portfolio, the same level as in 1992. Nearly 34% of commercial mortgage and construction loans were held by Mercantile Bank of St. Louis N.A., with the balance, relating to projects in Missouri, Illinois and Kansas, originated by the Corporation's other banks. Few construction loans were made in 1993, as excess office and industrial capacity existed in most of the Corporation's markets. Commercial mortgage loans continued to pay down in 1993 as well. Commercial real estate loans are generally secured by the underlying property at a 75% to 80% loan-to-appraisal value and are typically supported by guarantees from the project


    ---------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 23
    LOAN AND LEASE PORTFOLIO MATURITIES*
    (MILLIONS)

                                             ONE TO FIVE YEARS      OVER FIVE YEARS
                                            ------------------    ------------------
                                    UNDER    FIXED    FLOATING    FIXED    FLOATING                  DECEMBER 31
                                  ONE YEAR    RATE      RATE      RATE       RATE     1993     1992     1991     1990     1989
                                  --------  -------   --------    -----   ----------  ----     ----     ----     ----     ----
       Commercial                  $  884    $  333    $  308     $243     $  117    $1,885   $1,986   $1,964   $2,079   $2,083
       Real estate-commercial         391       303       252       71        203     1,220    1,301    1,125      994      734
       Real estate-construction        97        10        41        6          3       157      161      154      142      280
       Real estate-residential        134       141        53      416        699     1,443    1,622    1,470    1,466    1,154
       Consumer                       171       351       258       54         11       845      851      803      867      772
       Credit card                      -       610       126        -          -       736      589      466      436      416
       Foreign                          -         -         -        -          -         -        2        3        -        -
                                    -----     -----     -----      ---      -----     -----   ------   ------    -----    -----

        Total Loans and Leases     $1,677    $1,748    $1,038     $790     $1,033    $6,286   $6,512   $5,985   $5,984   $5,439
                                   ======    ======    ======     ====     ======    ======   ======   ======   ======   ======

(F)
    *Non-accrual loans are reported at contractual maturities and rates.
    ---------------------------------------------------------------------------------------------------------------------------

    developers. Additional collateral may be taken as deemed necessary.
    Exhibit 24 summarizes the distribution of commercial and construction real estate loans by collateral and state.
    Approximately 93% of these loans were in the Corporation's primary markets of Missouri, Illinois and Kansas.

    Average residential real estate mortgage loans declined by $135,149,000 or 8.0% and represented 24.21% of the loan portfolio compared with 26.04% during 1992. As previously discussed, this decrease was due both to paydowns and refinancings by customers into long-term fixed-rate loans, which were subsequently sold in the secondary market with servicing retained. Mercantile currently services a residential real estate loan portfolio of $1.5 billion and generated $263 million in new servicing volume during 1993.



    --------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 24
    REAL ESTATE COMMERCIAL AND CONSTRUCTION LOAN PORTFOLIO
    (THOUSANDS)

                                                                               DECEMBER 31, 1993
                                                   ---------------------------------------------------------------------------
                                                   MISSOURI         ILLINOIS         KANSAS           OTHER           TOTAL
                                                   --------         --------         ------           -----           -----
       Land and land developments                 $   40,608        $ 2,180         $  9,826         $ 1,830        $   54,444
       Hotels                                         41,173          3,853              230          10,660            55,916
       Apartments                                    111,385          6,062           14,200             714           132,361
       Retail/shopping centers                        67,932         19,174           20,709          27,288           135,103
       Office buildings and warehouses               186,654          7,016           99,560          31,160           324,390
       Nursing homes, restaurants and other          188,756          6,037           54,724          20,848           270,365
                                                  ----------        -------         --------         -------        ----------
         Total Urban Banks                           636,508         44,322          199,249          92,500           972,579
         Total Rural Banks                           371,749         32,508                -               -           404,257
                                                  ----------        -------          -------          ------        ----------
         Total                                    $1,008,257        $76,830         $199,249         $92,500        $1,376,836
                                                  ==========        =======         ========         =======        ==========
    --------------------------------------------------------------------------------------------------------------------------


    Average consumer loans decreased $11,716,000 or 1.4% to $828,330,000 and represented 12.96% of the average loan portfolio, the same relative level as last year. The major component of this category was indirect auto lending at Mercantile Bank of St. Louis N.A., which has a leadership position in the St. Louis market and is currently pursuing expansion into the Kansas City, Springfield, Missouri and Columbia, Missouri markets. Indirect consumer loans were relatively flat with 1992, while direct consumer loans decreased 3.6% due to consumer preference for home equity lines and the availability of higher credit limits on credit card loans.

30         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

    Average credit card loan volume was up $139,267,000 or 27.6% when compared with 1992, and represented 10.06% of the total loan portfolio in 1993 compared with 7.80% the prior year. Selective increases in line limits, cross-selling to existing customers, new customers from acquisitions and favorable response to direct mail campaigns in selected Mercantile markets accounted for the growth.

    The overall taxable-equivalent yield of the loan portfolio decreased by 34 basis points to 8.52% in 1993, roughly the same drop as the 25-basis-point decrease in the average prime rate. As shown in Exhibit 23, which portrays the maturity and interest sensitivity of the portfolio, 59.62% was priced at floating rates or maturing within one year. Certain loan categories are more rate-sensitive than others and follow general rate changes more closely.

  RISK MANAGEMENT AND THE RESERVE FOR POSSIBLE LOAN LOSSES

    The underlying objectives of Mercantile's credit management policy are to identify and manage credit exposure, and to support the growth of a profitable and high quality loan portfolio. At
    Mercantile these functions are



    -------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 25
    RESERVE FOR POSSIBLE LOAN LOSSES
    ($ IN THOUSANDS)

                                                                              YEAR ENDED DECEMBER 31
                                                        1993            1992           1991            1990            1989
                                                        ----            ----           ----            ----            ----
       BEGINNING BALANCE                              $154,666        $136,542        $138,595        $134,849       $ 91,700
       PROVISION                                        50,432          68,488          53,445          48,009         97,150
       CHARGE-OFFS
        Commercial                                      14,936          21,000          18,961          20,389         23,408
        Real estate-commercial                          30,701          31,644          21,480           8,011         13,848
        Real estate-construction                           344           1,487           1,158           2,075          8,938
        Real estate-residential                          1,635           1,643           1,457           1,144          1,438
        Consumer                                         4,000           5,553           6,844           5,791          5,567
        Credit card                                     30,595          20,172          21,530          17,406         11,298
        Foreign                                              -               -               -               -          8,932
                                                       -------         -------         -------         -------       --------
         Total Charge-offs                              82,211          81,499          71,430          54,816         73,429

       RECOVERIES
        Commercial                                      11,179           5,098           5,982           5,699          6,736
        Real estate-commercial                           4,369           2,669             674             962            326
        Real estate-construction                           682             154             461             192            961
        Real estate-residential                            353             494             144             196            303
        Consumer                                         2,226           2,346           1,528           1,280          1,122
        Credit card                                      3,429           2,003           1,521             989          1,416
        Foreign                                            930             383           1,216           1,235          1,341
                                                      --------        --------        --------        --------       --------
         Total Recoveries                               23,168          13,147          11,526          10,553         12,205
                                                      --------        --------        --------        --------       --------
       NET CHARGE-OFFS                                  59,043          68,352          59,904          44,263         61,224

       ACQUIRED RESERVES                                 2,242          17,988           4,406               -          7,223
                                                      --------        --------        --------         -------       --------
       ENDING BALANCE                                 $148,297        $154,666        $136,542        $138,595       $134,849
                                                      ========        ========        ========        ========       ========
       LOANS AND LEASES
        December 31 balance                         $6,286,445      $6,512,093      $5,985,211      $5,983,991     $5,438,656
                                                    ==========      ==========      ==========      ==========     ==========
        Average balance                             $6,391,704      $6,463,064      $5,868,992      $5,564,972     $5,108,556
                                                    ==========      ==========      ==========      ==========     ==========
       RATIOS
        Reserve balance to outstanding loans              2.36%           2.38%           2.28%           2.32%          2.48%
        Reserve balance to non-performing loans         371.98          173.43          124.06          134.81         141.07

        Domestic net charge-offs to average loans          .94            1.06            1.04             .82           1.05
        Net charge-offs to average loans                   .92            1.06            1.02             .80           1.20
        Earnings coverage of net charge-offs              3.97X           2.90x           2.68x           3.07x          1.62x
    -------------------------------------------------------------------------------------------------------------------------

    performed centrally by corporate Credit Administration, which provides management with extensive information on risk levels, trends, delinquencies, portfolio concentrations and internal ratings. Credit Administration includes corporate Credit Policy, approval of large credits and corporate Credit Review. At Mercantile Bank of St. Louis N.A., Credit Administration also provides special asset teams that promptly concentrate on identified problem loans and workout situations when necessary, as well as the management of foreclosed property. Mercantile utilizes a lender-initiated system of rating credits, which is subsequently tested by Credit Review, external auditors and bank regulators. Adversely rated credits are included on a watch list, and are reviewed at the bank level and centrally on a quarterly basis, at minimum.

[EXHIBIT 26 NON-PERFORMING LOAN COVERAGE GRAPH]

    The reserve for possible loan losses represents the aggregate reserves of the Corporation's banking subsidiaries, and at December 31, 1993 was $148,297,000 compared with $154,666,000 at the end of
    1992. Loans outstanding declined by 3.5%, which resulted in a year-end 1993 ratio of the reserve for possible loan losses to outstanding loans of 2.36% compared with 2.38% at December 31, 1992. The reserve as a percentage of non-performing loans grew to 371.98% compared with 173.43% last year.

    In 1993 the provision for possible loan losses decreased by $18,056,000 or 26.4% to $50,432,000 compared with $68,488,000 last year. The provision is the annual cost of providing a reserve for anticipated future loan losses. In any accounting period, the amount of provision is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessments of loan quality, general economic factors and collateral values. All of these factors were considered in determining the Corporation's provision level, which, as a percentage of average loans, was .79% in 1993 compared with 1.06% in 1992. This lower 1993 provision reflected an improvement in asset quality, lower actual loan losses and declining levels of non-performing loans. During 1993 reserves of $2,242,000 were also added to the Corporation's reserve for possible loan losses from the two purchase acquisitions.

    The ratio of net charge-offs to average loans for 1993 was .92% compared with 1.06% in 1992. The actual net charge-off figures were $59,043,000 and $68,352,000, respectively. On a quarterly basis, the ratio of net charge-offs to average loans declined from the levels of 1.48% and 1.18% experienced in the first two quarters of 1993 to .36% and .66% in the third and fourth quarters. Net charge-offs for 1993 were almost entirely attributable to three borrowers of Mercantile Bank of St. Louis N.A. and from the credit card portfolio. At Mercantile Bank of St. Louis N.A., the ratio of net charge-offs to average loans for 1993 was 1.18% compared with 1.17% in 1992. The increase was due primarily to write-downs on two commercial real estate loans and one commercial loan. In the Kansas City Area banks, the ratio of net charge-offs to average loans was .47% versus 1.15% last year. For the Community Banks, the comparative ratios were .80% and .90% during 1993 and 1992, respectively.

    Credit card losses were 4.22% of average credit card loans for 1993 compared with 3.61% in 1992, as net credit card charge-offs were $27,166,000 for 1993 compared with $18,169,000 last year. Credit card charge-offs were recorded primarily in the Kansas City, Missouri bank and in the Community Banks, which held 72.83% of the credit card loans at December 31, 1993. The 1993 loss rate of 4.22% was in line with peer averages. By credit policy, losses are taken after six cycles of non-payment or notice of personal bankruptcy, if earlier. Excluding credit card losses, the ratio of net charge-offs to average loans was .19% in the Community Banks and .12% in the Kansas City Area banks.

    Mercantile's other significant category of net charge-offs in 1993 was in commercial real estate mortgages, primarily at Mercantile Bank of St. Louis N.A., as discussed previously. The soft commercial real estate market continued to cause difficulties with certain borrowers. Total commercial real estate mortgage net charge-offs were $26,332,000 in 1993 compared with $28,975,000 in 1992, and represented 2.10% of average commercial real estate mortgage loans, compared with 2.30% last year.

32         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


    ----------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 27
    ALLOCATION OF THE RESERVE FOR POSSIBLE LOAN LOSSES
    ($ IN THOUSANDS)

                                                                      DECEMBER 31
                              1993                  1992                  1991                 1990                  1989
                       ------------------   -------------------   -------------------   ------------------    ------------------
                                 PERCENT               PERCENT               PERCENT               PERCENT               PERCENT
                                 OF LOANS              OF LOANS              OF LOANS             OF LOANS              OF LOANS
                       ALLOCATED TO TOTAL   ALLOCATED  TO TOTAL   ALLOCATED  TO TOTAL   ALLOCATED TO TOTAL    ALLOCATED TO TOTAL
                        RESERVE   LOANS      RESERVE    LOANS      RESERVE    LOANS      RESERVE    LOANS     RESERVE*    LOANS
                       --------- --------   ---------  --------   ---------  --------   --------- --------    --------- --------
       Commercial      $ 18,856    29.99     $ 28,549    30.49     $ 25,918    32.82     $ 30,738   34.74     $ 42,572    38.29
       Real estate-
        commercial       31,963    19.41       38,983    19.98       44,582    18.79       39,481   16.61            -    13.50
       Real estate-
        construction      1,569     2.49        4,296     2.47        5,244     2.57        5,506    2.38       23,459     5.14
       Real estate-
        residential       4,472    22.95        3,801    24.91        2,524    24.56        1,999   24.50       17,928    21.23
       Consumer           5,070    13.44        7,622    13.07        6,253    13.42        5,199   14.49       10,544    14.19
       Credit card       31,207    11.71       25,037     9.05       16,733     7.79       17,041    7.28       13,800     7.65
       Foreign                -      .01            -      .03            -      .05            -       -            -        -
       Unallocated       55,160      N/A       46,378      N/A       35,288      N/A       38,631     N/A       26,546      N/A
                       --------   ------     --------   ------     --------   ------     --------  ------      -------   ------
        Total          $148,297   100.00     $154,666   100.00     $136,542   100.00     $138,595  100.00     $134,849   100.00
                       ========   ======     ========   ======     ========   ======     ========  ======     ========   ======

(F)
    *Real estate-commercial allocated reserve for 1989 is included with Real estate-residential.
    ----------------------------------------------------------------------------------------------------------------------------

    Commercial loan net losses decreased from $15,902,000 in 1992 to $3,757,000 in 1993. These losses represented only .19% of 1993 average commercial loans versus .79% in 1992. Recoveries on foreign loans charged off in 1990 and prior years added $930,000 to the reserve in 1993 and $383,000 during 1992.

    Residential real estate loan net charge-offs for 1993 totaled $1,282,000 and represented .08% of average residential real estate loans. Other consumer net loan losses totaled $1,774,000 compared with the year-ago $3,207,000 and were .21% of average consumer loans versus .38% last year. By policy, all consumer loans are generally charged off after four cycles of non-payment.

    The Corporation formally evaluates the problem loan portfolios and reserves of all banks on at least a quarterly basis to ensure the accurate and timely accounting for troubled credits and to review the adequacy of each bank's reserve for possible loan losses. This review is performed preliminarily by each bank and is validated by both the corporate Credit Review Division and a Credit Committee chaired by the Chief Credit Officer. Factors considered in determining reserve adequacy include: volumes and trends in delinquencies and non-performing loans; specific loan ratings and outstandings; historical and projected loss experience based on volumes and types of loans; the results of independent internal loan ratings or external credit reviews; industrial or geographical concentrations; national, regional and/or specific industry economic conditions; off-balance-sheet risk; and other subjective factors.

    Every significant criticized credit is initially reviewed by the respective bank and a secondary review is performed at the corporate level quarterly to confirm the risk rating, proper accounting, adequacy of strategy and loan loss reserve. In addition to specific reserve allocations, general allocations are based on percentage guidelines for all individually rated loans, whether criticized or not. Additionally, allocations are made for unrated loans, such as residential mortgage, credit card and other consumer loans, based on historical loss experience adjusted for portfolio activity and current economic trends. These allocated reserves are further supplemented by unallocated reserves in each bank, based on judgments regarding risk of error, local economic conditions and any other relevant factors.

    At December 31, 1993, the level of the individual Community Bank reserves as a percentage of total loans outstanding ranged from 1.59% to 7.57%, with a combined ratio of 2.47%. The coverage of non-performing loans was 378.47%. The Mercantile Bank of St. Louis N.A. reserve was 2.14% of loans, with a coverage ratio of 351.64%, while the Kansas City Area banks combined reserve was 2.71%, with a coverage ratio of 413.31%.

    In Exhibit 27, the Corporation has estimated an allocation of the reserve for possible loan losses for the various loan categories. Consideration for making such allocations is consistent with the factors discussed above. Since all of those factors are subject to change, the allocation is not necessarily indicative of the loan categories in which future losses will occur. The total reserve is available to absorb losses from any portion of the loan portfolio. Management believes the consolidated reserve of 2.36% of total loans outstanding and 371.98% of non-performing loans was adequate based on the risks identified at such date in the loan portfolios, and is not aware of any significant risks in the loan portfolio due to concentrations within any particular industry.

  NON-PERFORMING ASSETS

    Non-performing assets consist of non-accrual loans, renegotiated loans and foreclosed property. A summary of these assets for the past five years is presented in Exhibit 28.

    Non-performing loans (non-accrual and renegotiated) declined $49,316,000 or 55.3% to $39,867,000 or .63% of total loans at
    December 31, 1993. Foreclosed assets, including in-substance foreclosures, at year-end 1993 declined by 31.8% to $32,347,000 compared with $47,443,000 last year. The ratio of non-performing assets to outstanding loans plus foreclosed assets declined to 1.14% at December 31, 1993 compared with 2.08% last year. These reductions reflect the effectiveness of Credit Administration and the asset workout teams, and show a favorable trend in credit quality, as non-performing asset levels have trended downward for the past six quarters.



    -------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 28
    NON-PERFORMING ASSETS
    ($ IN THOUSANDS)

                                                                                     DECEMBER 31
                                                          1993           1992           1991            1990           1989
                                                          ----           ----           ----            ----           ----
       NON-ACCRUAL LOANS
        Commercial                                      $ 9,369         $36,128       $ 37,816        $ 41,850        $40,809
        Real estate-commercial                           16,503          31,538         55,226          39,125         15,388
        Real estate-construction                            785           1,510          4,031           1,564         13,683
        Real estate-residential                           7,344           8,924          9,222           9,133          8,344
        Consumer                                          1,732           2,318            960           2,644            320
                                                        -------         -------       --------        --------        -------
         Total Non-accrual Loans                         35,733          80,418        107,255          94,316         78,544

       RENEGOTIATED LOANS                                 4,134           8,765          2,808           8,494         17,043
                                                        -------         -------       --------        --------        -------
         TOTAL NON-PERFORMING LOANS                     $39,867         $89,183       $110,063        $102,810        $95,587
                                                        =======         =======       ========        ========        =======
       FORECLOSED ASSETS
        Foreclosed real estate                          $13,104         $39,802        $41,781         $27,090        $32,990
        In-substance foreclosures                        18,044           4,412         11,351          12,524              -
        Other foreclosed assets                           1,199           3,229          4,822           2,676          2,790
                                                        -------         -------        -------         -------        -------
         TOTAL FORECLOSED ASSETS                        $32,347         $47,443        $57,954         $42,290        $35,780
                                                        =======         =======        =======         =======        =======
         TOTAL NON-PERFORMING ASSETS                    $72,214        $136,626       $168,017        $145,100       $131,367
                                                        =======        ========       ========        ========       ========
       PAST-DUE LOANS (90 DAYS OR MORE)                 $13,937         $12,278         $8,617         $14,461         $7,680
                                                        =======         =======         ======         =======         ======
       RATIOS
        Non-performing loans to outstanding loans           .63%           1.37%          1.84%           1.72%          1.76%
        Non-performing assets to outstanding loans
         and foreclosed assets                             1.14            2.08           2.78            2.41           2.40
        Non-performing assets to total assets               .69            1.29           1.84            1.69           1.67
    -------------------------------------------------------------------------------------------------------------------------



34           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

    Non-accrual loans comprised the largest category of non-performing loans. Generally, non-accrual loans are those for which, in the opinion of management, the timely or ultimate collection of principal and/or interest is unlikely or problematic. Note A to the Consolidated Financial Statements further details the Corporation's policy on accounting for non-accrual loans. As noted in Exhibit 28, non-accrual loans declined by $44,685,000 or 55.6% from last year and totaled $35,733,000 at year-end 1993. Paydowns and write-downs in both the commercial and commercial real estate categories at Mercantile Bank of St. Louis N.A. largely accounted for the change early in the year. Since mid-year 1993, the reduction has resulted largely from repayments and restructurings across the entire Mercantile system.

    Renegotiated loans are those for which the terms have been restructured beyond those available in the market, in order to aid the borrower by providing a reduction or deferral of interest and/or principal. Renegotiations usually result from a deterioration in the financial condition of the borrower. Renegotiated loans have declined to $4,134,000 from $8,765,000 at year-end 1992, a decline of 52.8%. All loans classified as renegotiated were paying in accordance with their modified terms.

    Foreclosed assets and in-substance foreclosures declined to $32,347,000 at December 31, 1993 from the 1992 year-end level of $47,443,000, due primarily to sales. Foreclosed assets consisted primarily of real estate and were recorded at the lower of cost or market value. At year-end 1993 the carrying values of all properties were less than appraised value. Seventy-one percent of total foreclosed assets were held by Mercantile Bank of St. Louis N.A. and consisted primarily of real estate. Only one property, which was an in-substance foreclosure, had a book value of over $2,000,000 as of December 31, 1993. That property was transferred to foreclosed real estate on January 4, 1994. It is an office building in downtown St. Louis, which is currently being marketed for sale. The remaining foreclosed property was spread throughout the affiliate bank system in Missouri, southern Illinois and eastern Kansas.




    -----------------------------------------------------------------------------------------------------------------------
    EXHIBIT 29
    INTEREST NOT RECORDED ON NON-PERFORMING LOANS
    (THOUSANDS EXCEPT PER SHARE DATA)

                                                  1993             1992             1991             1990             1989
                                                  ----             ----             ----             ----             ----
          Interest not accrued                   $3,519           $6,600           $9,785           $8,210           $7,757
          Less cash-basis
           income                                   119              239            1,489              365              793
                                                 ------           ------           ------           ------           ------
          Effect on income before
           income taxes                          $3,400           $6,361           $8,296           $7,845           $6,964
                                                 ======           ======           ======           ======           ======
          Effect on net income                   $2,210           $4,198           $5,475           $5,178           $4,596
                                                 ======           ======           ======           ======           ======
          Effect on net income
           per share                               $.06             $.12             $.18             $.18             $.17
                                                   ====             ====             ====             ====             ====
          Interest collected
           applied to principal                  $2,617           $4,020           $2,738           $2,037           $1,584
                                                 ======           ======           ======           ======           ======
    -----------------------------------------------------------------------------------------------------------------------

    A further breakdown of non-performing loans at December 31, 1993 indicated that Mercantile Bank of St. Louis N.A. held $16,513,000, which represented .61% of loans outstanding, while the Community Banks' and Kansas City Area banks' totals were $18,064,000 and .65%, and $5,290,000 and .66%, respectively. These ratios compared favorably with 1.73% for Mercantile Bank of St. Louis N.A., 1.03% for the Community Banks and 1.12% for the Kansas City Area banks at last year's end. Exhibit 29 summarizes the effect on net income and earnings per share of interest lost on non-performing loans had they earned on the basis of their original contractual terms.

    Loans past due 90 days and still accruing interest were $13,937,000 compared with $12,278,000 last year. These loans consisted largely of credit card loans, which represented 85.25% of total past due loans. Credit card loans are fully charged off after six cycles of delinquency.

    "Potential problem loans" at December 31, 1993 amounted to $15,218,000. These are defined as loans and commitments not included in any of the basic non-performing loan categories discussed above, but about which management, through normal internal credit review procedures, has developed information regarding possible credit problems, which may cause the borrowers future difficulties in complying with present loan repayment terms. There were no loans classified for regulatory purposes as loss, doubtful or substandard which were not included above or which caused management to have serious doubts as to the ability of such borrowers to comply with repayment terms. In addition, there were no material commitments to lend additional funds to borrowers whose loans were classified as non-performing, or were past due 90 days or more and still accruing.

  OFF-BALANCE-SHEET RISK

    In the normal course of business, there are various commitments and contingent liabilities outstanding which are properly not recorded on the balance sheet, such as letters of credit, commitments under operating leases, commitments to extend credit and interest options. Many of these arrangements are complementary to the loan and deposit products, which are accounted for on the balance sheet. The Corporation's activities in foreign exchange, interest options, futures contracts and forward commitments are minimal. Mercantile offers these products as a financial intermediary, yet at present it does not use any financial derivatives to manage its own interest rate exposure.

    Standby letters of credit and similar arrangements issued primarily to support corporate obligations commit Mercantile to make payments on behalf of customers contingent upon the occurrence of future specified events. Standbys outstanding were primarily related to customer obligations, such as industrial revenue financings, as well as other financial and performance-related obligations. At December 31, 1993, the Corporation's commitments under standbys aggregated approximately $218,518,000, with $126,401,000 expiring within one year, $76,876,000 expiring within one to five years and $15,241,000 expiring after five years.

    At year-end 1993, Mercantile subsidiary banks had outstanding unused loan commitments of $4.27 billion, including $2.28 billion in credit card lines and $320,826,000 in home equity credit lines. The remaining commitments were largely to commercial customers in the primary service area of Missouri and its contiguous states.

    Management does not anticipate any losses which would materially affect the financial condition or results of operations of the Corporation as a result of such commitments and contingent liabilities. Note N to the Consolidated Financial Statements provides further discussion pertaining to these off-balance-sheet activities, and provides information as to the estimated fair values of all financial instruments, including off-balance-sheet financial instruments.

  OTHER INCOME

    Emphasis placed on fee-based products remains a key strategy for Mercantile. Non-interest income for 1993 was $175,272,000, up $11,874,000 or 7.3% from the $163,398,000 reported in 1992. This follows a 19.7% improvement over 1991, and a compound growth rate of 11.3% over the past five years. Non-interest income as a percentage of average assets improved to 1.66% compared with 1.61% in 1992 and 1.60% in 1991, and was 27.88% of total adjusted operating income in 1993 versus 28.30% last year. As shown in
    Exhibit 30, all sources of non-interest income improved over last year, except letter of credit fees, foreclosed property income and securities gains. Other than service charge income and trust fees, the fees earned by entities acquired in recent purchase transactions did not significantly impact the level of non-interest income in 1992 or 1993.

36         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

    Trust fees continued to be the largest source of non-interest income in 1993 and were $59,719,000, increasing $3,619,000 or 6.5%
    from $56,100,000 in 1992, following a 16.6% growth in 1992 over 1991. Personal trust fees generated in the St. Louis Area banks were the largest source of trust revenue in 1993 at $20,045,000 and represented 33.57% of trust income even while declining 2.4% from 1992. The decline was due to certain large non-recurring distribution fees received in 1992. Trust revenues in the Kansas City Area banks and Community Banks, which accounted for 25.89% of total trust fees, were largely personal trust fees and grew by 6.4% in 1993. Personal trust assets under management totaled $6.5 billion at December 31, 1993.

    Trust income generated by Mississippi Valley Advisors Inc., the investment management subsidiary of the lead bank, grew by 14.4%, as fund management fees, new business and revenues from investment services continued to meet growth objectives. Fund results experienced good performance relative to popular market indices and peer group comparisons; these fees represented 21.30% of 1993 trust income. Mississippi Valley Advisors Inc. manages nine Mercantile proprietary mutual funds-the ARCH Funds. These funds had assets of $1.83 billion at December 31, 1993, an increase of 24% during the year.




    ----------------------------------------------------------------------------------------------------------------------
    EXHIBIT 30
    OTHER INCOME
    ($ IN THOUSANDS)

                                                        1993                 1992               CHANGE              1991
                                                        ----                 ----               ------              ----
          Trust                                       $ 59,719             $ 56,100               6.5%            $ 48,121
          Investment banking                             8,442                7,600              11.1                5,890
          Service charges                               48,439               45,951               5.4               39,010
          Credit card fees                              23,135               20,730              11.6               20,031
          Securities gains                                 130                1,848             (93.0)               1,651
          Letter of credit fees                          6,223                6,774              (8.1)               5,467
          Foreclosed property income                     2,283                3,978             (42.6)               2,242
          Other                                         26,901               20,417              31.8               14,067
                                                      --------             --------                               --------
           Total Other Income                         $175,272             $163,398               7.3             $136,479
                                                      ========             ========                               ========
    ----------------------------------------------------------------------------------------------------------------------

[EXHIBIT 31 OTHER INCOME GRAPH]

    Fees earned for institutional and corporate trust services were up 16.1% when compared with last year and represented 19.24% of total trust fees for 1993. At December 31, 1993, the Corporation held $12.1 billion in assets under investment management and $4.8 billion in non-managed assets, increases of 7.8% and 6.0%, respectively, from year-end 1992.

    Service charge income of $48,439,000 increased 5.4% from 1992 to 1993, following a 17.8% growth in 1992. Commercial and retail service charges improved due to a higher deposit base, increased transaction volume and selected price increases. Service charges earned by acquired entities largely accounted for the remainder of the growth in service charge income in 1993.

    Credit card fees were $23,135,000 in 1993, an 11.6% increase from 1992. Credit card income primarily represents fees charged to merchants for processing credit card transactions, fees received on transactions of Mercantile cardholders and cardholder annual fees. The majority of the growth was from fees collected on a higher transaction volume base.

    Investment banking fees and commissions were $8,442,000 for 1993, up 11.1% from 1992 after a 29.0% growth in 1992. This income represents fees for services performed as a dealer bank for individual customers and corporate customers, including sales of annuities and mutual funds, profits earned on limited trading positions, and foreign exchange commissions. This source of revenue can vary depending on movements in interest rates and overall market conditions. The increase in 1993 was due primarily to an increase in transaction volume from retail brokerage activities.

    The 8.1% decline in letter of credit fees was due largely to a lower volume of standby letters of credit outstanding and a decline in import commercial letters of credit processed. Note N to the Consolidated Financial Statements and the discussion of Off-
    Balance-Sheet Risk on Page 36 summarize the Corporation's commitments under letters of credit.

    The 11.7% growth in all other income resulted primarily from gains on lease terminations and enhanced mortgage banking income derived both from gains on the sales of primarily fixed-rate loans and higher servicing fees. Rental income received on foreclosed property owned declined by $1,695,000 or 42.6% from 1992 to 1993, as the volume of property owned dropped by 31.8% and rents received declined accordingly. Securities gains were insignificant at $130,000 in 1993 versus $1,848,000 last year.

  OTHER EXPENSE

    Non-interest expenses increased 4.4% in 1993 following a 22.3% increase in 1992. To some extent, year-to-year non-interest expenses are not comparable, due to incremental operating expenses associated with purchase transactions, merger-related expenses and restructuring charges. Excluding those items, operating expenses were up 11.0% from 1991 to 1992 and .9% from 1992 to 1993. In addition, expense levels were affected by higher FDIC assessments in 1992, fluctuating levels of foreclosed property expenses and the 1993 adoption of FAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." Exclusion of these items resulted in expense growth of 8.2% from 1991 to 1992 and 2.0% from 1992 to 1993.




    ----------------------------------------------------------------------------------------------------------------------
    EXHIBIT 32
    OTHER EXPENSE
    ($ IN THOUSANDS)

                                                        1993                 1992               CHANGE              1991
                                                        ----                 ----               ------              ----
          Salaries                                    $153,890             $142,028               8.4%            $125,658
          Employee benefits                             39,187               29,362              33.5               27,187
                                                      --------             --------                               --------
           Total Personnel
            Expense                                    193,077              171,390              12.7              152,845
          Net occupancy                                 24,050               21,526              11.7               17,814
          Equipment                                     29,950               26,308              13.8               24,219
          Advertising/business
           development                                   8,631                9,750             (11.5)               8,135
          Postage and freight                           11,730               10,796               8.7                9,589
          Office supplies                                7,865                7,892               (.3)               6,350
          Communications                                 5,962                5,723               4.2                5,039
          Legal and professional                         8,741                9,762             (10.5)               7,734
          Credit card                                   10,087                6,414              57.3                5,019
          FDIC insurance                                18,561               18,360               1.1               14,130
          Foreclosed property expense                    6,387               12,279             (48.0)               7,524
          Intangible asset amortization                  5,770                8,094             (28.7)               4,506
          Other                                         55,608               61,687              (9.9)              39,592
                                                      --------             --------                               --------
           Total Other Expense                        $386,419             $369,981               4.4             $302,496
                                                      ========             ========                               ========
    ----------------------------------------------------------------------------------------------------------------------

[EXHIBIT 33 OTHER EXPENSE GRAPH]

    Total operating expenses were 3.66% of average assets in 1993 compared with 3.65% in 1992 and 3.55% in 1991; however, the overhead ratio, defined as operating expenses as a percentage of taxable-equivalent net interest income and other income, improved to 61.47% in 1993 versus 64.09% last year and 64.29% in 1991, as the rate of revenue growth exceeded that of expenses. Further reductions of these ratios over time remain a key strategic objective of the Corporation.

    The largest category of non-interest expense was personnel costs, which in 1993 accounted for 49.97% of total non-interest expense and amounted to $193,077,000 compared with 46.32% and $171,390,000 last year. Salaries increased 8.4%, and reflected the costs of staffing additional offices, higher incentive pay and merit increases. Excluding acquisitions, salaries increased 4.3% in 1993. Benefit costs rose 33.5%, due partially to the adoption of FAS 106, generally higher costs for employee benefits, greater pension expense, larger employee profit sharing contributions and employee benefits for staff added through acquisitions.

38         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

    At December 31, 1993, Mercantile employed 5,261 full-time equivalent staff, compared with 5,243 at year-end 1992 and 4,803 at December 31, 1991. The changes in the number of full-time equivalent employees reflected staff added from purchase acquisitions, partially offset by staff reductions due to the effects of both acquisition-related synergies and increasing economies of scale. Net income per average employee grew to $22,000 in 1993 from $17,000 in 1992 and $15,000 in 1991, while average assets per average employee was $1,970,000 in 1993 from $1,989,000 last year and $1,769,000 in 1991.

    The adoption of FAS 106 in the first quarter of 1993 increased employee benefit expense by approximately $2,600,000. The unrecognized transition obligation for postretirement benefits other than pensions approximated $31,893,000 at December 31, 1993, and will be amortized over the next 19 years. FAS 112, "Employers' Accounting for Postemployment Benefits," effective in 1994, relates to accounting for benefits provided to former or inactive employees after employment, but before retirement. Mercantile believes the adoption of this statement will not be material to its financial condition or results of operations.

    Occupancy and equipment expenses were up 12.9% in 1993 and 13.8% in 1992, reflecting the costs of market expansion, the increased scale of operations, and the costs to upgrade systems and equipment to enhance productivity. Total capital expenditures were $23,749,000, $28,728,000 and $20,385,000 in 1993, 1992 and 1991, respectively.

    The major components of all other operating expenses for the past three years are shown in Exhibit 32. In general the changes from 1992 to 1993 are less significant due to smaller purchase transactions in 1993 than 1992. Foreclosed property expense declined $5,892,000 or 48.0% to $6,387,000 in 1993, due to the
    decline in property available for sale and net gains on the sale of other real estate, versus write-downs and net losses in 1992.

  INCOME TAXES

    For the year ended December 31, 1993, the Corporation recorded income tax expense of $66,995,000 compared with $44,734,000 in 1992 and $34,549,000 in 1991. The effective tax rate for 1993 was 36.42% compared with 34.40% last year and 32.33% in 1991. Both tax expense and the higher effective tax rates were indicative of the combined effects of growing levels of taxable income, a one-percent increase in the Federal tax rate to 35% in 1993, and a continued reduction in tax-exempt income as a percentage of pre-tax income.

    During the first quarter of 1993, the Corporation adopted FAS 109, "Accounting for Income Taxes." FAS 109 modified the accounting and reporting for the effects of income taxes. The new standard mandates an asset and liability approach that requires recognition of the amount of taxes payable or refundable in the current year, and deferred tax assets and liabilities for the tax consequences of future events that have been previously recognized differently in financial statements and tax returns. The adoption of FAS 109 resulted in a reduction to retained earnings of $6,900,000 for the tax effects of transactions that occurred prior to January 1, 1988. FAS 109 had no material impact on income tax expense for the years 1991, 1992 or 1993.

    A three-year summary of significant income tax data is presented in Note J to the Consolidated Financial Statements, which provides an analysis of deferred income taxes, as well as a reconciliation between the amount of taxes computed using the statutory rate and the amount actually recorded. The Corporation currently has no operating loss carryforwards, and federal returns have been examined through 1989 by the Internal Revenue Service.

  FOURTH QUARTER RESULTS

    Mercantile earned $31,441,000 in the fourth quarter of 1993, which was more than double the $15,608,000 earned last year. On a per share basis, earnings rose 97.8% to $.89 from $.45 the prior year. The return on assets was 1.20% during the quarter compared with .59% in 1992's fourth quarter, while return on equity was 15.18% versus 8.55% last year. Prior year figures included after-tax charges of approximately $8,000,000 to conform the accounting and credit policies of MidAmerican Corporation and Johnson County Bankshares, Inc. to those of Mercantile. Exhibit 34 presents condensed quarterly financial data for the last two years.

    Net interest income improved by $3,550,000 or 3.3% to $111,707,000, as the net interest rate margin increased from 4.57% to 4.78%, and was partially offset by a 1.5% decline in the volume of average earning assets. Average loan volume was down $272,502,000 or 4.1%, as general loan demand remained sluggish and adjustable-rate mortgages continued to be refinanced into fixed-rate loans that were sold with servicing rights retained. The average securities portfolio increased by $208,049,000 or 7.7% due to securities added from both the acquisition transactions and from investable funds available due to the decline in loans. Average core deposits declined by $88,966,000 or 1.1% due primarily to a decline in retail certificates of deposit, partially offset by growth in interest bearing demand, non-interest bearing demand and savings accounts.

    Other income increased by 1.7% from the fourth quarter of 1992, reflecting growth in credit card fees, service charges and miscellaneous income, partially offset by a decline in trust fees due to lower distribution fees this quarter, lower securities gains, and declines in both investment banking and letter of credit fees. Other operating expenses were down $4,771,000 or 4.6% from a year ago, which included $6,000,000 of non-recurring conforming charges related to the mergers. The overhead ratio was 61.83% in the current quarter compared with 66.46% last year.

    The provision for possible loan losses for the fourth quarter was $9,991,000 compared with $24,111,000 the prior year. Last year's provision included $6,000,000 to conform the acquired Kansas banks' reserve policies to those of Mercantile. Net charge-offs were $10,354,000 or .66% of average loans for the quarter compared with the year-earlier $26,384,000 or 1.60%.

40         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


    ----------------------------------------------------------------------------------------------------------------------------
    EXHIBIT 34
    QUARTERLY FINANCIAL SUMMARY

                                                     1992                                        1993
                                    1ST QTR.    2ND QTR.     3RD QTR.     4TH QTR.    1ST QTR.    2ND QTR.   3RD QTR.    4TH QTR.
                                    --------    --------     --------     --------    --------    --------   --------    --------
  PER SHARE DATA
   Net income                       $  .68       $  .71      $  .70      $  .45      $  .78      $  .80       $  .85      $  .89
   Dividends declared                  .23 1/4      .23 1/4     .23 1/4     .23 1/4     .24 3/4      .24 3/4     .24 3/4     .24 3/4
   Book value at period-end          19.43        20.39       20.89       21.00       21.55       22.22        22.93       23.67
   Market price at period-end        26 1/8       29 1/8       26 3/8     32 1/8      34 5/8      32 7/8       33 5/8      30 1/8
   Average common shares
    outstanding (thousands)         32,050       33,594      34,476      34,637      34,907      35,245       35,370      35,534

  EARNINGS (THOUSANDS)
   Taxable-equivalent net
    interest income                $92,529     $102,958    $107,952    $110,445    $112,748    $113,808     $113,174    $113,582
   Tax-equivalent adjustment         2,079        2,160       2,257       2,288       2,136       1,834        1,921       1,875
                                   -------     --------    --------    --------    --------    --------     --------    --------
   Net interest income              90,450      100,798     105,695     108,157     110,612     111,974      111,253     111,707
   Provision for possible loan
    losses                          13,588       15,404      15,385      24,111      13,469      14,338       12,634       9,991
   Other income                     37,720       39,551      41,600      44,527      42,555      44,812       42,620      45,285
   Other expense                    82,339       89,882      94,764     102,996      96,385      97,446       94,363      98,225
   Income taxes                     10,466       11,221      13,078       9,969      16,134      16,913       16,613      17,335
                                   -------     --------    --------    --------    --------    --------     --------    --------
   Net income                      $21,777     $ 23,842    $ 24,068    $ 15,608    $ 27,179    $ 28,089     $ 30,263    $ 31,441
                                   =======     ========    ========    ========    ========    ========     ========    ========
  AVERAGE BALANCE SHEET (MILLIONS)
   Total assets                     $9,169      $10,261     $10,532     $10,631     $10,607     $10,580      $10,620     $10,488
   Earning assets                    8,311        9,265       9,547       9,658       9,637       9,561        9,602       9,508
   Loans and leases                  5,994        6,535       6,726       6,593       6,463       6,473        6,313       6,320
   Investments in debt and
    equity securities                1,946        2,473       2,604       2,712       2,865       2,868        2,848       2,920
   Deposits                          7,511        8,524       8,712       8,726       8,654       8,615        8,600       8,583
   Long-term debt                      135          143         159         272         224         221          221         220
   Shareholders' equity                616          676         714         730         742         776          799         828

  SELECTED RATIOS
   Return on assets                    .95%         .93%        .91%        .59%       1.02%       1.06%        1.14%       1.20%
   Return on equity                  14.13        14.11       13.49        8.55       14.64       14.48        15.14       15.18
   Overhead ratio                    63.22        63.07       63.37       66.46       62.06       61.43        60.57       61.83

   Net interest rate margin           4.45         4.45        4.52        4.57        4.68        4.76         4.71        4.78

   Equity to assets                   6.61         6.59        7.00        6.92        7.39        7.74         7.93        8.00
   Tier I capital to risk-adjusted
    assets                            8.40         8.54        9.07        9.28        9.75        9.99        10.45       10.74
   Total capital to risk-adjusted
    assets                           10.08        10.27       10.82       13.11       13.63       13.76        14.24       14.47
   Leverage                           6.19         6.26        6.22        6.30        6.52        6.85         7.10        7.40

   Loans to deposits (average)       79.80        76.66       77.21       75.55       74.67       75.14        73.41       73.64
   Reserve for possible loan
    losses to outstanding loans       2.30         2.21        2.33        2.38        2.23        2.19         2.34        2.36
   Reserve for possible loan
    losses to non-performing loans  150.09       133.53      154.44      173.43      207.76      264.97       319.09      371.98
   Non-performing loans to
    outstanding loans                 1.53         1.66        1.51        1.37        1.08         .83          .73         .63
   Non-performing assets to
    outstanding loans and
    foreclosed assets                 2.52         2.63        2.25        2.08        1.66        1.59         1.36        1.14
    ----------------------------------------------------------------------------------------------------------------------------

MANAGEMENT REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

    MERCANTILE
          BANK

    The management of Mercantile Bancorporation Inc. is responsible for the preparation, and the integrity and objectivity of the accompanying financial statements. These statements were prepared in accordance with generally accepted accounting principles and practices applicable to the banking industry applied on a consistent basis and reflect, in all material respects, the substance of all reportable events and transactions occurring during the periods presented. Related financial information in other sections of this annual report, which has been prepared consistently with the content of the financial statements, is similarly the responsibility of management.

    The financial statements necessarily include amounts that are based on management's best estimates and judgments. Future economic conditions and events, and the economic prospects of the Corporation's borrowers, create the possibility that such estimates and judgments may be subject to review and revision.

    The financial statements were audited by KPMG Peat Marwick, independent auditors, in accordance with generally accepted auditing standards. Management has made available to the independent auditors the Corporation's financial records and related data, as well as minutes of the meetings of shareholders and the Board of Directors.

    The Corporation maintains an accounting system and related internal controls that have been deemed sufficient to provide reasonable assurance that the financial records are reliable for preparing the financial statements and maintaining accountability for assets. The concept of reasonable assurance is based upon the recognition that the cost of a system of internal control must be related to the benefits derived, and that the balancing of those factors requires estimates and judgments. The system of internal controls includes written policies and procedures, proper delegation of authority, and segregation of duties. In addition, written Standards of Conduct adopted by the Corporation help to ensure the highest standards of ethical conduct by all employees.

    Management continually monitors compliance with the system of internal controls, primarily through an extensive program of internal audits. The system of internal controls and compliance therewith are considered by independent auditors, in accordance with generally accepted auditing standards, to the extent necessary to render an opinion on the financial statements, and by regulatory examiners.

    The Board of Directors discharges its responsibility for the financial statements through its Audit Committee. The committee, composed solely of outside directors, meets with the independent auditors, internal auditors and management periodically to review the work of each and to ensure that each is properly discharging its responsibilities. To ensure complete independence, the independent auditors meet with the Audit Committee, without management representatives present, to discuss the results of their audit and their opinions on the adequacy of internal controls and the quality of financial reporting. The independent auditors and the internal auditors each have unrestricted access to the Audit Committee.


42           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                                                   INDEPENDENT AUDITORS' REPORT
    KPMG Peat Marwick
    Certified Public Accountants

    1010 Market Street
    St. Louis, MO 63101

    Shareholders and Board of Directors
    Mercantile Bancorporation Inc.:

    We have audited the accompanying consolidated balance sheets of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1993, 1992, and 1991, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1993, 1992 and 1991, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

    As discussed in Notes A and J to the consolidated financial statements, the Company adopted Financial Accounting Standards 109, "Accounting for Income Taxes," as of January 1, 1993 and has applied the provisions retroactively to January 1, 1988.

     /s/ KPMG PEAT MARWICK

    January 13, 1994, except as to Note Q, which is as of February 10,
    1994

CONSOLIDATED STATEMENT OF INCOME
(THOUSANDS EXCEPT PER SHARE DATA)

                                                                                         YEAR ENDED DECEMBER 31
                                                                              1993                1992               1991
                                                                              ----                ----               ----
       INTEREST INCOME
        Interest and fees on loans and leases                               $542,122            $569,112           $586,767
        Investments in debt and equity securities
         Trading                                                                 678                 593              1,288
         Taxable                                                             153,127             154,753            116,294
         Tax-exempt                                                           11,440              10,640              8,422
                                                                            --------            --------           --------
          Total                                                              165,245             165,986            126,004
        Due from banks-interest bearing                                        2,609               5,900             11,075
        Federal funds sold and repurchase agreements                           7,663               7,330             10,336
                                                                            --------            --------           --------
          Total Interest Income                                              717,639             748,328            734,182

       INTEREST EXPENSE
        Interest bearing deposits                                            231,394             300,862            354,532
        Foreign deposits                                                       1,363                 870              1,903
        Short-term borrowings                                                 22,174              25,605             37,904
        Long-term debt                                                        17,162              15,891             13,514
                                                                            --------            --------           --------
          Total Interest Expense                                             272,093             343,228            407,853
                                                                            --------            --------           --------
          NET INTEREST INCOME                                                445,546             405,100            326,329
       PROVISION FOR POSSIBLE LOAN LOSSES                                     50,432              68,488             53,445
                                                                            --------            --------           --------
          NET INTEREST INCOME AFTER PROVISION
           FOR POSSIBLE LOAN LOSSES                                          395,114             336,612            272,884

       OTHER INCOME
        Trust                                                                 59,719              56,100             48,121
        Investment banking                                                     8,442               7,600              5,890
        Service charges                                                       48,439              45,951             39,010
        Credit card fees                                                      23,135              20,730             20,031
        Securities gains                                                         130               1,848              1,651
        Other                                                                 35,407              31,169             21,776
                                                                            --------            --------           --------
          Total Other Income                                                 175,272             163,398            136,479

       OTHER EXPENSE
        Salaries                                                             153,890             142,028            125,658
        Employee benefits                                                     39,187              29,362             27,187
        Net occupancy                                                         24,050              21,526             17,814
        Equipment                                                             29,950              26,308             24,219
        Other                                                                139,342             150,757            107,618
                                                                            --------            --------           --------
          Total Other Expense                                                386,419             369,981            302,496
                                                                            --------            --------           --------
          INCOME BEFORE INCOME TAXES                                         183,967             130,029            106,867
       INCOME TAXES                                                           66,995              44,734             34,549
                                                                            --------            --------           --------
          NET INCOME                                                        $116,972            $ 85,295           $ 72,318
                                                                            ========            ========           ========
       PER SHARE DATA
        Average common shares outstanding                                 35,265,911          33,693,885         30,111,266
        Net income                                                             $3.32               $2.53              $2.40
        Dividends declared                                                       .99                 .93                .93

44           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                                                                                                       CONSOLIDATED BALANCE SHEET
                                                                                                                      (THOUSANDS)

                                                                                              DECEMBER 31
                                                                              1993                1992               1991
                                                                              ----                ----               ----
       ASSETS
        Cash and due from banks                                            $   669,559        $   643,557         $  551,146
        Due from banks-interest bearing                                        144,528             43,152            150,435
        Federal funds sold and repurchase agreements                           183,362            230,972            239,220
        Investments in debt and equity securities
         Trading                                                                15,735             17,684             23,637
         Available-for-sale                                                    227,142                  -                  -
         Held-to-maturity
          (Estimated fair value of $2,736,408,
          $2,844,682 and $1,946,320, respectively)                           2,695,199          2,785,770          1,877,147
                                                                           -----------        -----------        -----------
          Total                                                              2,938,076          2,803,454          1,900,784
        Total loans and leases                                               6,286,445          6,512,093          5,985,211
        Reserve for possible loan losses                                      (148,297)          (154,666)          (136,542)
                                                                           -----------        -----------         ----------
          Net Loans and Leases                                               6,138,148          6,357,427          5,848,669
        Bank premises and equipment                                            185,298            187,270            149,605
        Due from customers on acceptances                                       11,923              7,451             13,332
        Other assets                                                           242,220            304,528            262,858
                                                                           -----------        -----------         ----------
          Total Assets                                                     $10,513,114        $10,577,811         $9,116,049
                                                                           ===========        ===========         ==========
       LIABILITIES
        Deposits
         Non-interest bearing                                              $ 1,561,757        $ 1,413,386         $1,297,918
         Interest bearing                                                    6,647,638          7,054,556          6,070,721
         Foreign                                                                26,085             19,650             13,937
                                                                           -----------        -----------         ----------
          Total Deposits                                                     8,235,480          8,487,592          7,382,576
        Federal funds purchased and repurchase agreements                      551,824            715,331            572,245
        Other short-term borrowings                                            520,650            225,293            261,436
        Long-term debt                                                         219,737            246,143            134,487
        Bank acceptances outstanding                                            11,923              7,451             13,332
        Other liabilities                                                      132,384            163,987            145,735
                                                                           -----------        -----------         ----------
          Total Liabilities                                                  9,671,998          9,845,797          8,509,811

       Commitments and contingent liabilities                                        -                  -                  -


       SHAREHOLDERS' EQUITY
                                   1993        1992         1991
                                   ----        ----         ----
        Preferred stock-
         no par value
         Shares authorized        5,000        5,000       5,000
         Shares issued                -            -           -                      -                 -                   -
        Common stock-
         $5.00 par value
         Shares authorized       70,000       35,000      35,000
         Shares issued and
          outstanding            35,545       34,862      32,014               177,723            174,311             160,068
        Capital surplus                                                        166,367            149,999              96,347
        Retained earnings                                                      497,026            407,704             349,823
                                                                           -----------        -----------          ----------
          Total Shareholders' Equity
                                                                               841,116            732,014             606,238
                                                                           -----------        -----------          ----------
          Total Liabilities and Shareholders' Equity
                                                                           $10,513,114        $10,577,811          $9,116,049
                                                                           ===========        ===========          ==========

    The accompanying notes to consolidated financial statements are an integral part of these statements.


             MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES                 45

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
($ IN THOUSANDS)


                                                         COMMON STOCK                                                 TOTAL
                                                    -----------------------         CAPITAL         RETAINED      SHAREHOLDERS'
                                                    SHARES          DOLLARS         SURPLUS         EARNINGS          EQUITY
                                                    ------          -------         -------         --------        ----------
       BALANCE AT DECEMBER 31, 1990
        AS REPORTED                               16,256,843        $ 81,284        $ 65,777        $292,973         $440,034

       Adjustment to reflect 3-for-2 stock
        split                                      8,128,422          40,642         (40,642)                               -
       Adjustment to reflect pooling-of-
        interests                                  4,142,734          20,714          22,275          14,252           57,241
       Adjustment to reflect adoption of
        FAS 109                                                                                       (6,900)          (6,900)
                                                  ----------        --------        --------        --------         --------
       BALANCE AT DECEMBER 31, 1990 AS RESTATED   28,527,999         142,640          47,410         300,325          490,375

       Net income                                                                                     72,318           72,318

       Dividends declared
        Mercantile Bancorporation Inc.-$.93 per
         share                                                                                       (24,673)         (24,673)

        Pooled companies prior to acquisition                                                           (654)            (654)

       Issuance of common stock
        Public offering                            2,242,500          11,213          29,740                           40,953

        Acquisition of
         Old National Bancshares, Inc.               742,265           3,711          13,113                           16,824

        Employee incentive plans                     237,514           1,188           2,736                            3,924

       Change in valuation allowance
        for marketable equity securities                                                               2,507            2,507

       Pre-merger transactions of
        pooled companies                             263,273           1,316           3,348                            4,664
                                                  ----------        --------        --------        --------         --------
       BALANCE AT DECEMBER 31, 1991               32,013,551         160,068          96,347         349,823          606,238

       Net income                                                                                     85,295           85,295

       Dividends declared
        Mercantile Bancorporation Inc.-$.93 per
         share                                                                                       (27,506)         (27,506)

        Pooled companies prior to acquisition                                                         (1,431)          (1,431)

       Issuance of common stock

        Acquisition of Ameribanc, Inc.             1,975,421           9,877          41,418                           51,295

        Employee incentive plans                     195,679             978           2,854                            3,832

        Warrants and convertible notes               347,143           1,736           7,272                            9,008

       Change in valuation allowance
        for marketable equity securities                                                               1,522            1,522

       Pre-merger transactions of
        pooled companies                             330,417           1,652           2,108               1            3,761
                                                  ----------        --------        --------        --------         --------
       BALANCE AT DECEMBER 31, 1992               34,862,211         174,311         149,999         407,704          732,014

       NET INCOME                                                                                    116,972          116,972
       DIVIDENDS DECLARED-$.99 PER SHARE                                                             (34,840)         (34,840)
       ISSUANCE OF COMMON STOCK
        ACQUISITION OF FIRST NATIONAL
         BANK OF FLORA                               232,503           1,162           6,879                            8,041
        ACQUISITION OF MT. VERNON BANCORP, INC.      216,936           1,085           6,056                            7,141
        EMPLOYEE INCENTIVE PLANS                     161,912             809           1,929                            2,738
        CONVERTIBLE NOTES                             73,360             367           1,536                            1,903
       CHANGE IN VALUATION ALLOWANCE FOR
        MARKETABLE EQUITY SECURITIES PRIOR TO
        THE ADOPTION OF FAS 115                                                                        3,554            3,554
       NET FAIR VALUE ADJUSTMENT FOR SECURITIES
        AVAILABLE-FOR-SALE                                                                             3,636            3,636
       OTHER                                          (2,269)            (11)            (32)                             (43)
                                                  ----------        --------        --------        --------         --------
       BALANCE AT DECEMBER 31, 1993               35,544,653        $177,723        $166,367        $497,026         $841,116
                                                  ==========        ========        ========        ========         ========


46           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                                                                                           CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                                                                    (THOUSANDS)

                                                                                             YEAR ENDED DECEMBER 31
                                                                                    1993                1992           1991
                                                                                    ----                ----           ----
       OPERATING ACTIVITIES
        Net income                                                               $   116,972         $  85,295       $  72,318
        Adjustments to reconcile net income to net cash
         provided by operating activities
          Provision for possible loan losses                                          50,432            68,488          53,445
          Depreciation and amortization                                               24,496            22,779          19,504
          Provision for deferred income taxes (credits)                                  758            (3,752)         (1,327)
          Net change in trading securities                                             1,949             5,953          (1,158)
          Net change in accrued interest receivable                                    5,957             6,782             915
          Net change in accrued interest payable                                      (6,930)          (15,178)         (9,396)
          Net change in accrued taxes payable                                         (1,362)           (7,640)         (2,172)
          Other, net                                                                  34,859            43,870           6,842
                                                                                 -----------       -----------       ---------
           Net Cash Provided by Operating Activities                                 227,131           206,597         138,971

       INVESTING ACTIVITIES
        Investments in debt and equity securities, other than trading securities
          Purchases                                                               (1,247,589)       (1,316,714)       (848,392)
          Proceeds from maturities                                                 1,196,976           770,295         398,794
          Proceeds from sales                                                             30            31,586         124,441
          Proceeds from sales of securities from acquired entities                    14,491            56,632               -
        Proceeds from maturities of short-term floating-rate securities                    -                 -          28,000
        Net change in loans and leases                                               178,156           130,268          35,694
        Purchases of premises and equipment                                          (23,749)          (28,728)        (20,385)
        Proceeds from sales of premises and equipment                                    480             2,722           1,414
        Proceeds from sales of foreclosed property                                    42,597               918          30,589
        Cash and cash equivalents from acquisitions, net of cash paid                 11,085           329,312         203,975
        Other, net                                                                    23,168            13,147          11,526
                                                                                 -----------       -----------       ---------
           Net Cash Provided (Used) by Investing Activities                          195,645           (10,562)        (34,344)

       FINANCING ACTIVITIES
        Net change in non-interest bearing, savings, interest bearing demand
         and money market deposit accounts                                           179,745           476,522         151,820
        Net change in time certificates of deposit under $100,000                   (439,238)         (757,147)       (246,276)
        Net change in time certificates of deposit $100,000 and over                 (59,064)         (133,528)        (36,075)
        Net change in other time deposits                                            (88,231)           45,411           7,600
        Net change in foreign deposits                                                 6,435             5,713           2,923
        Sale of branch deposits, net of premium received                             (14,130)                -               -
        Net change in short-term borrowings                                          131,850            71,701          22,335
        Issuance of long-term debt                                                         -           163,152           4,150
        Principal payments on long-term debt                                         (27,738)          (67,507)         (6,729)
        Cash dividends paid                                                          (34,840)          (28,937)        (25,327)
        Proceeds from issuance of common stock
         Public offering                                                                   -                 -          40,953
         Employee incentive plans and warrants                                         2,203             3,904           1,508
        Other, net                                                                         -             1,561             578
                                                                                  ----------       -----------       ---------
           Net Cash Used by Financing Activities                                    (343,008)         (219,155)        (82,540)
                                                                                 -----------       -----------       ---------
       INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               79,768           (23,120)         22,087

       CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                917,681           940,801         918,714
                                                                                 -----------       -----------       ---------
       CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $   997,449       $   917,681       $ 940,801
                                                                                 ===========       ===========       =========


    The accompanying notes to consolidated financial statements are an integral part of these statements.

             MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES                 47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NOTE A

  ACCOUNTING POLICIES

        Mercantile Bancorporation Inc. ("Corporation" or "Mercantile") and its subsidiaries follow generally accepted accounting principles and reporting practices applicable to the banking industry. The significant accounting policies are summarized below.

  BASIS OF PRESENTATION:

        Consolidation: The Consolidated Financial Statements include the accounts of Mercantile Bancorporation Inc. and its subsidiaries. All subsidiaries are wholly-owned. Material intercompany transactions are eliminated.

        Restatements: On January 4, 1993, Mercantile Bancorporation Inc. acquired MidAmerican Corporation and Johnson County Bankshares, Inc. in a transaction accounted for as a pooling-of-interests. Accordingly, prior period financial statements have been restated as if the combining entities had been consolidated for all periods.

        All per share amounts, as well as ending and average common shares data, have been restated to reflect the three-for-two stock split as described in Note Q.

        Reclassification: Certain reclassifications have been made to the 1992 and 1991 historical financial statements to conform with the 1993 presentation.

  NEW ACCOUNTING STANDARDS:

        Financial Accounting Standard ("FAS") 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," was adopted by the Corporation in the first quarter of 1993. The Corporation adopted FAS 109, "Accounting for Income Taxes," in the first quarter of 1993 with an effective date of January 1, 1988. FAS 115, "Accounting for Certain Investments in Debt and Equity Securities," was adopted by the Corporation on December 31, 1993.

        FAS 112, "Employers' Accounting for Postemployment Benefits," effective for fiscal years beginning after December 31, 1993, and FAS 114, "Accounting by Creditors for Impairments of a Loan," effective for fiscal years beginning after December 15, 1994, had not been adopted by the Corporation at December 31, 1993. The adoptions of FAS 112 and FAS 114 are not expected to have a material impact on the Corporation's financial condition or results of operations.

  EARNINGS PER COMMON SHARE:

        Earnings per common share data is based on the weighted average number of common shares outstanding during the period.

  INVESTMENTS IN DEBT AND EQUITY SECURITIES:

        Trading securities, which include any security held primarily for near-term sale, are valued at fair value. Gains and losses on trading securities, both realized and unrealized, are recorded in investment banking income.

        Available-for-sale securities, which include any security for which the Corporation has no immediate plan to sell but which may be sold in the future under different circumstances, are valued at fair value. Realized gains and losses, based on the amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in retained earnings. Prior to December 31, 1993, the Corporation did not hold any available-for-sale securities.

        Held-to-maturity securities, which include any security for which the Corporation has the positive intent and ability to hold until maturity, are valued at historical cost adjusted for amortization of premiums and accretion of discounts computed by the level-yield method. Prior to December 31, 1993, realized gains and losses, based on the amortized cost of the specific security, were included in other income.

        Prior to December 31, 1993, marketable equity securities were stated at the lower of cost or fair value. Changes in the valuation of marketable equity securities which were considered to be temporary were recorded as adjustments to retained earnings. At December 31, 1993, these securities were classified as available-for-sale.

  LOANS AND LEASES:

        Interest income on loans not discounted is generally accrued on a simple interest basis. Interest income on discounted loans is computed on the sum-of-the-months'-digits method, which approximates the interest method.

        Loan fees and direct costs of loan originations are deferred and amortized over the life of the loans under methods approximating the interest method.

        The finance method is used to account for direct and leveraged equipment lease contracts. Income is recorded over the lease periods in proportion to the unrecovered investment in the leases after consideration of investment tax credits and other related income tax effects.

48         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

        When, in management's opinion, the collection of interest on a loan is unlikely, or when either principal or interest is past due over 90 days, that loan is generally placed on non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the reserve for possible loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.

  RESERVE FOR POSSIBLE LOAN LOSSES:

        The reserve for possible loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The reserve is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of current economic conditions, changes in the character and size of the portfolio, past experience, expected future losses, and other pertinent factors.

  FORECLOSED ASSETS:

        Foreclosed assets include real estate and other assets acquired through foreclosure or other proceedings, and in-substance foreclosures. In-substance foreclosures represent loans accounted for as foreclosed assets due to the borrower having limited equity in the underlying collateral, anticipated repayment only through the operation or sale of the collateral, or the borrower either formally or effectively abandoning control of the collateral. Foreclosed assets are included in other assets in the Consolidated Balance Sheet.

        Foreclosed assets are valued at the lower of cost or fair value. Losses arising at the time of transfer from loans are charged to the reserve for possible loan losses. Subsequent valuation changes based upon periodic appraisals are charged against current earnings.

  BANK PREMISES AND EQUIPMENT:

        Bank premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation are computed principally by the straight-line method and are based on estimated useful lives of the assets. The carrying value of assets sold or retired and the related accumulated depreciation are eliminated from the accounts, and the resulting gains or losses are reflected in income.

        Expenditures for maintenance and repairs are charged to expense, while expenditures for major renewals are capitalized.

  INTANGIBLE ASSETS:

        Intangible assets, consisting primarily of goodwill and core deposit premium, are included in other assets in the Consolidated Balance Sheet.

        Goodwill, the excess of cost over the net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over the estimated period to be benefited, most recently 15 years, but not exceeding 40 years.

        Core deposit premium represents the premiums paid, net of any rebate on assets acquired, plus the insurance funds' entrance and exit fees, for deposits acquired from failed thrift institutions in Resolution Trust Corporation-assisted transactions. This intangible asset is amortized, on an accelerated basis, over the estimated life of the core deposit base acquired, but not exceeding 10 years.

  INCOME TAXES:

        Deferred income taxes, computed using the asset and liability method, are provided on temporary differences between the financial reporting basis and the tax basis of the assets and liabilities of the Corporation.

  CASH EQUIVALENTS:

        Cash and due from banks, federal funds sold, and repurchase agreements are considered cash equivalents for purposes of the Consolidated Statement of Cash Flows.

  FINANCIAL INSTRUMENTS:

        Financial instruments include cash, evidence of an ownership interest in an entity or a contract that both (a) imposes on the Corporation a contractual obligation, (1) to deliver a financial instrument to another party or (2), to exchange other financial instruments on potentially unfavorable terms with another party; and (b) conveys to another party a contractual right, (1) to receive a financial instrument from the Corporation or (2), to exchange other financial instruments on potentially favorable terms with the Corporation.

  NOTE B

  SUBSIDIARIES

  ACQUISITIONS:

        Effective January 3, 1994, the Corporation acquired Metro Bancorporation, a Waterloo, Iowa-based holding company with assets totaling $370 million. A total of 1,638,278 shares of Mercantile common stock was issued in the transaction, which was accounted for as a pooling-of-interests. The acquisition transaction will not have a material impact on the financial condition or results of operations of the Corporation.

        On September 1, 1993, Mercantile completed a merger with Mt. Vernon Bancorp, Inc., a $113,128,000-asset holding company for First Bank and Trust Co. in Mt. Vernon, Illinois. The total cost of the acquisition was $1,805,000 in cash and 216,936 shares of Mercantile common stock. The excess of the purchase price over the fair value of net assets acquired was estimated to be $4,515,000. On April 1, 1993, Mercantile completed the merger with the $70,725,000-asset First National Bank of Flora in Clay County, Illinois. The total cost of the acquisition was $3,004,000 in cash and 232,503 shares of Mercantile common stock. The excess of the purchase price over the fair value of net assets acquired was estimated to be $2,734,000. Both transactions were accounted for as purchases and, accordingly, the results of operations were included in the Consolidated Financial Statements from the respective acquisition dates.

        On January 4, 1993, the Corporation acquired MidAmerican
        Corporation and Johnson County Bankshares, Inc., two northeast Kansas-based holding companies with assets totaling $1.1 billion. A total of 4,736,424 shares of Mercantile common stock was issued in the transaction, which was accounted for as a pooling-of-interests.

    Net income and net income per share for the Corporation and the pooled companies prior to restatement were as follows:

                                                                                         YEAR ENDED DECEMBER 31
                                                                                    1992                         1991
                                                                                         ($ IN THOUSANDS EXCEPT
                                                                                             PER SHARE DATA)

           Corporation
            Net income                                                            $85,003                      $66,555
            Net income per share                                                     2.91                         2.57

           MidAmerican Corporation
            Net income                                                            $ 1,007                      $ 6,320
            Net income per share                                                      .30                         1.96

           Johnson County Bankshares, Inc.
            Net loss                                                              $  (715)                     $  (557)
            Net loss per share                                                     (36.70)                      (28.57)


        During the fourth quarter of 1992, certain adjustments were recorded by MidAmerican Corporation and Johnson County Bankshares, Inc. to conform their accounting and credit policies regarding loan, other real estate and other asset valuations to those of the Corporation. These adjustments amounted to $8 million on an after-tax basis.

        MidAmerican Corporation acquired Jayhawk Bancshares, Inc., a $52,000,000-asset, one-bank holding company in Lawrence, Kansas, in July 1992. This acquisition was accounted for as a purchase and, accordingly, the results of operations, which were not material, were included in the Consolidated Financial Statements from the acquisition date. The total cost of the acquisition was $10,872,000 in cash and $2,200,000 in notes, which are subject to offset based upon the outcome of certain litigation and losses in the loan portfolio of the acquired bank subsidiary. The excess of the purchase price over the fair value of net assets acquired was $9,347,000.

        On April 30, 1992, the Corporation acquired Ameribanc, Inc., a $1.2 billion-asset, 11-bank holding company headquartered in St. Joseph, Missouri. This acquisition was accounted for as a purchase and, accordingly, the results of operations were included in the Consolidated Financial Statements from the acquisition date. The total cost of the acquisition was $8,851,000 in cash and 1,975,421 shares of Mercantile common stock.

        The following unaudited pro forma combined consolidated financial information gives effect to the April 30, 1992 acquisition of Ameribanc, Inc. as if it had been consummated on January 1, 1991.

                                                                                         YEAR ENDED DECEMBER 31
                                                                                    1992                         1991
                                                                                         ($ IN THOUSANDS EXCEPT
                                                                                             PER SHARE DATA)

           Net interest income                                                    $417,373                     $361,227
           Other income                                                            167,507                      147,740
           Net income                                                               85,370                       73,080
           Net income per share                                                       2.48                         2.27


        The Corporation acquired Old National Bancshares, Inc., a $169,205,000-asset, two-bank holding company in southwestern Illinois, in December 1991. This acquisition was accounted for as a purchase and, accordingly, the results of operations, which were not material, were included in the Consolidated Financial Statements from the acquisition date. The total cost of the acquisition was $5,027,000 in cash and 742,265 shares of Mercantile common stock. The excess of the purchase price over the fair value of net assets acquired was $8,759,000.

50         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

        MidAmerican Corporation acquired Kaw Valley Bancshares, Inc. a $75,000,000-asset, one-bank holding company in Overland Park, Kansas, in October 1991. This acquisition was accounted for as a purchase and, accordingly, the results of operations, which were not material, were included in the Consolidated Financial Statements from the acquisition date. The total cost of the acquisition was $4,085,000 in cash and the equivalent of 261,864 shares of Mercantile common stock. The excess of the purchase price over the fair value of net assets acquired was $3,807,000.

        For all acquisitions accounted for as purchases, the unamortized excess of cost over the fair value of assets acquired was $56,808,000, $56,121,000 and $48,622,000 at
        December 31, 1993, 1992 and 1991, respectively.

  RTC TRANSACTIONS:

        During 1992 and 1991, certain subsidiaries of the Corporation acquired from the Resolution Trust Corporation the deposits and certain assets of failed thrift institutions. Transactions during 1992 included: Mercantile Bank of Joplin N.A. and Mercantile Bank of Kansas City acquired $222,304,000 in deposits of two branches of the former Home Federal Savings Association in Joplin and Kansas City, Missouri in March 1992; and Mercantile Bank of West Central Missouri acquired $163,055,000 in deposits and $156,818,000 in assets of First State Savings Association of Sedalia in April 1992. In July 1991, Mercantile Bank of Illinois N.A. and Mercantile Bank of St. Louis N.A. jointly acquired $296,408,000 in deposits and $108,483,000 in assets of Germania Bank FSB. Unamortized core deposit premium was $6,645,000, $8,469,000 and $6,339,000 at
        December 31, 1993, 1992 and 1991, respectively.

        The effect of the Mt. Vernon, Flora, Jayhawk, Old National, Kaw Valley and Resolution Trust Corporation acquisitions on the Corporation's operating results from January 1, 1991 through the respective acquisition dates and for the years ended
        December 31, 1993, 1992 and 1991, was not material.

  SUBSIDIARY MERGERS:

        During 1993, the Corporation effected two mergers among certain subsidiary banks. On February 5, 1993, certain assets and liabilities of the Marceline, Missouri office of American Bank of North Central Missouri were sold to Mercantile Bank of North Central Missouri. On the same date, the remaining offices of American Bank of North Central Missouri were merged with Mercantile Bank of Trenton N.A. During June 1993, Mercantile Bank of Kansas N.A. merged with MidAmerican Bank and Trust Company to form Mercantile Bank of Kansas.

  PENDING ACQUISITIONS:

        It is expected the Corporation will acquire the $1.3 billion-asset United Postal Bancorp, Inc., holding company for United Postal Savings Association, during the first quarter of 1994. This acquisition is further described in Note Q to the Consolidated Financial Statements.

  NOTE C

  CASH FLOWS

        The Corporation paid interest on deposits, short-term borrowings and long-term debt of $278,467,000, $351,919,000 and $414,417,000 in 1993, 1992 and 1991, respectively. The
        Corporation paid Federal income taxes of $59,888,000, $42,847,000 and $34,695,000 in 1993, 1992 and 1991,
        respectively.

        The following details cash and cash equivalents from acquisitions, net of cash paid:

                                                                                     YEAR ENDED DECEMBER 31
                                                                        1993                  1992                  1991
                                                                                           (THOUSANDS)

           Fair value of assets purchased                            $(186,391)           $(1,599,456)           $(551,831)
           Liabilities assumed                                         166,400              1,523,529              519,858
           Issuance of common stock                                     15,182                 51,295               20,908
                                                                     ---------            -----------            ---------
           Cash paid for acquisitions                                   (4,809)               (24,632)             (11,065)
           Cash and cash equivalents acquired                           15,894                353,944              215,040
                                                                     ---------            -----------            ---------
            CASH AND CASH EQUIVALENTS FROM ACQUISITIONS, NET OF
             CASH PAID                                               $  11,085            $   329,312            $ 203,975
                                                                     =========            ===========            =========

  NOTE D

  CASH AND DUE FROM BANKS RESTRICTIONS

        The Corporation's subsidiary banks are required to maintain average reserve balances which place withdrawal and/or usage restrictions on cash and due from banks balances. The average amount of these restricted balances for the year ended December 31, 1993 was $153,631,000.

  NOTE E

  INVESTMENTS IN DEBT AND EQUITY SECURITIES

        Effective December 31, 1993, the Corporation adopted FAS 115, and its cumulative effect was recorded on the Consolidated Balance Sheet on that date. On December 31, 1993, debt and equity securities with an amortized cost of $2,695,199,000 were classified as "held-to-maturity;" and debt and equity securities with an amortized cost of $221,547,000 were classified as "available-for-sale." A market valuation account of $5,595,000 was established for the available-for-sale securities to increase the recorded balance of such securities at December 31, 1993 to their estimated fair value on that date. A tax liability of $1,959,000 established the deferred tax effect of the market valuation account. The net increase resulting from the market valuation adjustment at December 31, 1993 was recorded as an adjustment to retained earnings.

  AVAILABLE-FOR-SALE:

        The amortized cost, estimated fair values, and unrealized gains and losses of available-for-sale securities at December 31, 1993 were as follows:



                                                                                 AMORTIZED                    ESTIMATED
                                                                                    COST                      FAIR VALUE
                                                                                 ---------                    ----------
                                                                                               (THOUSANDS)

           U.S. government                                                        $193,364                     $195,049
           State and political subdivisions-
            tax-exempt                                                              14,259                       15,173
           Other                                                                    13,924                       16,920
                                                                                  --------                     --------
             Total                                                                $221,547                     $227,142
                                                                                  ========                     ========

                                                                                 UNREALIZED                   UNREALIZED
                                                                                   GAINS                       (LOSSES)
                                                                                 ----------                   ----------
                                                                                               (THOUSANDS)

           U.S. government                                                         $2,289                      $  (604)
           State and political subdivisions-
            tax-exempt                                                                925                          (11)
           Other                                                                    4,240                       (1,244)
                                                                                   ------                      -------
             Total                                                                 $7,454                      $(1,859)
                                                                                   ======                      =======

  HELD-TO-MATURITY:

        The amortized cost, estimated fair values, and unrealized gains and losses of held-to-maturity securities were as follows:


                                                                                           DECEMBER 31
                                                                        1993                  1992                  1991
                                                                                           (THOUSANDS)
           AMORTIZED COST
           U.S. government                                           $2,306,745            $2,388,324            $1,571,276
           State and political subdivisions
            Tax-exempt                                                  202,901               191,019               150,416
            Taxable                                                      99,015                 7,742                     -
                                                                     ----------            ----------             ---------
             Total State and Political Subdivisions                     301,916               198,761               150,416
           Other                                                         86,538               198,685               155,455
                                                                     ----------            ----------            ----------
             Total                                                   $2,695,199            $2,785,770            $1,877,147
                                                                     ==========            ==========            ==========
           ESTIMATED FAIR VALUE
           U.S. government                                           $2,340,058            $2,440,356            $1,635,348
           State and political subdivisions
            Tax-exempt                                                  210,478               196,060               152,578
            Taxable                                                      98,496                 7,617                     -
                                                                     ----------            ----------             ---------
             Total State and Political Subdivisions                     308,974               203,677               152,578
           Other                                                         87,376               200,649               158,394
                                                                     ----------            ----------            ----------
             Total                                                   $2,736,408            $2,844,682            $1,946,320
                                                                     ==========            ==========            ==========
           UNREALIZED GAINS (LOSSES)
           U.S. government
            Gains                                                       $36,777               $59,017               $64,357
            Losses                                                       (3,464)               (6,985)                 (285)
                                                                       --------              --------              --------
             Net Unrealized Gains                                        33,313                52,032                64,072

           State and political subdivisions
            Gains                                                         7,992                 6,079                 4,071
            Losses                                                         (934)               (1,163)               (1,909)
                                                                        -------              --------              --------
             Net Unrealized Gains                                         7,058                 4,916                 2,162

           Other
            Gains                                                           872                 2,487                 3,264
            Losses                                                          (34)                 (523)                 (325)
                                                                        -------              --------              --------
             Net Unrealized Gains                                           838                 1,964                 2,939
                                                                        -------               -------               -------
             Total Net Unrealized Gains                                 $41,209               $58,912               $69,173
                                                                        =======               =======               =======


    Securities with a carrying value of $1,790,884,000 at December 31, 1993, $1,941,704,000 at December 31, 1992 and $1,549,922,000 at
    December 31, 1991 were pledged to secure public and trust deposits, securities sold under agreements to repurchase, and for other purposes required by law.

    Included in other held-to-maturity securities at December 31, 1992 and 1991 were marketable equity securities with a cost of $16,675,000 at both dates, and a carrying value of $13,121,000 and $11,599,000, at December 31, 1992 and 1991, respectively. At

52         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

    December 31, 1993, these same securities were classified as available-for-sale upon the adoption of FAS 115. Additional securities with carrying values of $752,000 became marketable equity securities during 1993; at December 31, 1993, these securities were classified as available-for-sale.

    The following table presents proceeds from sales of held-to-maturity securities and the components of net securities gains prior to the adoption of FAS 115.



                                                                                     YEAR ENDED DECEMBER 31
                                                                        1993                  1992                  1991
                                                                                           (THOUSANDS)
           Proceeds from sales of held-to-maturity securities             $ 30               $31,586              $124,441
                                                                          ====               =======              ========
           Proceeds from sales of held-to-maturity securities
            of acquired entities                                       $14,491               $56,632                   $ -
                                                                       =======               =======                   ===
           Securities gains                                              $ 992                $2,360                $1,795
           Securities losses                                              (862)                 (512)                 (144)
                                                                        ------               -------               -------
            Net Securities Gains
             Before Income Taxes                                           130                 1,848                 1,651
           Applicable income taxes                                         (45)                 (628)                 (561)
                                                                        ------               -------               -------
            Net Securities Gains                                         $  85                $1,220                $1,090
                                                                         =====                ======                ======



  NOTE F

  LOANS AND LEASES

    Loans and leases consisted of the following:

                                                                                           DECEMBER 31
                                                                        1993                  1992                  1991
                                                                                           (THOUSANDS)
           Commercial                                                $1,885,567            $1,985,937            $1,963,936
           Real estate-commercial                                     1,219,980             1,301,250             1,124,728
           Real estate-construction                                     156,856               160,818               153,972
           Real estate-residential                                    1,442,600             1,622,145             1,469,836
           Consumer                                                     844,958               851,167               803,442
           Credit card                                                  736,022               589,102               466,075
           Foreign                                                          462                 1,674                 3,222
                                                                     ----------            ----------            ----------
            Loans and Leases                                         $6,286,445            $6,512,093            $5,985,211
                                                                     ==========            ==========            ==========


    Changes in the reserve for possible loan losses were as follows:

                                                                                     YEAR ENDED DECEMBER 31
                                                                        1993                  1992                  1991
                                                                                           (THOUSANDS)
           Beginning Balance                                          $154,666              $136,542              $138,595
           Provision                                                    50,432                68,488                53,445

           Charge-offs                                                 (82,211)              (81,499)              (71,430)
           Recoveries                                                   23,168                13,147                11,526
                                                                      --------              --------              --------
            Net Charge-offs                                            (59,043)              (68,352)              (59,904)

           Acquired Reserves                                             2,242                17,988                 4,406
                                                                      --------              --------              --------
           Ending Balance                                             $148,297              $154,666              $136,542
                                                                      ========              ========              ========


    Non-performing loans consisted of the following:

                                                                                           DECEMBER 31
                                                                        1993                  1992                  1991
                                                                                           (THOUSANDS)
           Non-accrual                                                 $35,733               $80,418              $107,255
           Renegotiated                                                  4,134                 8,765                 2,808
                                                                       -------               -------              --------
            Non-performing Loans                                       $39,867               $89,183              $110,063
                                                                       =======               =======              ========


    Certain directors and executive officers of the Corporation and Mercantile Bank of St. Louis N.A. were loan customers of the Corporation's banks during 1993, 1992 and 1991. Such loans were made in the ordinary course of business at normal terms, including interest rate and collateralization, and did not represent more than a normal risk. Loans to those persons, their immediate families and companies in which they were principal owners were $6,873,000, $39,126,000 and $35,895,000 at December 31, 1993, 1992
    and 1991, respectively. During 1993, $1,869,000 of new loans were made to these persons; repayments totaled $34,122,000.

  NOTE G

  BANK PREMISES AND EQUIPMENT

    Bank premises and equipment were as follows:

                                                                                           DECEMBER 31
                                                                        1993                  1992                  1991
                                                                                           (THOUSANDS)
           Land                                                       $  33,006             $  30,874            $  22,332
           Bank premises                                                191,032               184,973              144,305
           Leasehold improvements                                        14,371                13,555               11,252
           Furniture and equipment                                      154,891               144,377              120,966
                                                                      ---------             ---------            ---------
            Total Cost                                                  393,300               373,779              298,855
           Accumulated depreciation                                    (208,002)             (186,509)            (149,250)
                                                                      ---------             ---------            ---------
            Net Carrying Value                                        $ 185,298             $ 187,270            $ 149,605
                                                                      =========             =========            =========


    At December 31, 1993, the Corporation had certain long-term leases, none of which were considered to be capital leases, which were principally related to the use of land, buildings and equipment.
    The following table summarizes the future minimum rental commitments for all noncancelable operating leases which had initial or remaining noncancelable lease terms in excess of one year:

                                       PERIOD                                                MINIMUM RENTAL
                                                                                              (THOUSANDS)
                                        1994                                                    $ 3,352
                                        1995                                                      2,728
                                        1996                                                      2,277
                                        1997                                                      1,926
                                        1998                                                        759
                                        1999 and later                                            3,758
                                                                                                -------
                                             Total                                              $14,800
                                                                                                =======


    Net rental expense for all operating leases was $4,247,000 in 1993, $4,537,000 in 1992 and $3,754,000 in 1991.

  NOTE H

  SHORT-TERM BORROWINGS

    Short-term borrowings were as follows:

                                                                                               DECEMBER 31
                                                                                1993               1992              1991
                                                                                               (THOUSANDS)
           Federal funds purchased and repurchase agreements                 $  551,824          $715,331          $572,245
           Treasury tax and loan notes                                          502,260           215,521           253,074
           Commercial paper                                                      18,390             9,198             7,928
           Other short-term borrowings                                                -               574               434
                                                                              ---------          --------          --------
            Total                                                            $1,072,474          $940,624          $833,681
                                                                             ==========          ========          ========


    The Corporation had unused lines of credit arrangements with unaffiliated banks in support of commercial paper outstanding of $40,000,000 at December 31, 1993.

  NOTE I

  LONG-TERM DEBT

    Long-term debt consisted of the following:

                                                                                               DECEMBER 31
                                                                                1993               1992              1991
                                                                                               (THOUSANDS)
           MERCANTILE BANCORPORATION INC. (PARENT COMPANY ONLY)
           7.625% subordinated notes, due 2002                                $150,000           $150,000           $     -
           11.750% notes, due December 1992                                          -                  -            60,000
           8.500% debentures, due 2004                                          30,550             31,171            31,171
           8.000% convertible subordinated
            capital notes, due 1995                                             13,522             15,426                 -
           Notes issued in acquisitions                                              -                120               240
                                                                               -------           --------          --------
            Total                                                              194,072            196,717            91,411

           SECOND-TIER HOLDING COMPANIES                                         1,905             24,850            18,108

           BANK SUBSIDIARIES
           Mortgage payable                                                     23,653             24,337            24,968
           Other                                                                   107                239                 -
                                                                              --------           --------           -------
            Total                                                               23,760             24,576            24,968
                                                                              --------           --------          --------
            Total Long-term Debt                                              $219,737           $246,143          $134,487
                                                                              ========           ========          ========


    On October 15, 1992, the Corporation issued $150,000,000 of subordinated notes with a ten-year maturity and a coupon rate of 7.625% to yield 7.741%. These notes qualify as Tier II capital under current regulatory guidelines.

    The 11.750% notes were direct, unsecured obligations of the Corporation. The notes were paid in full upon maturity in December 1992.

    The 8.500% debentures are direct, unsecured obligations of the Corporation. The debenture agreement contains financial covenants relating to the issuance of additional funded debt, payment of dividends and reacquisition of common stock. Required minimum annual redemptions of $1,050,000 were met through 1993. These debentures are intended to be prepaid in full during the first quarter of 1994 as part of the debt refinancing described in Note Q to the Consolidated Financial Statements.

    The 8.000% convertible subordinated capital notes were issued by Ameribanc, Inc. prior to its acquisition by the Corporation. At December 31, 1993, these notes were convertible into approximately 520,000 shares of the Corporation's common stock.

    Notes issued in acquisitions by the parent company bear interest at 6.500% and matured in November 1993.

    All second-tier holding company debt was issued by either MidAmerican Corporation or Johnson County Bankshares, Inc. prior to their acquisition by the Corporation. Except for the notes issued in acquisitions, all second-tier holding company debt was paid off on January 5, 1993. Notes issued in acquisitions by a second-tier holding company were issued at a variable rate and are due in 1994. The notes are subject to offset based upon the outcome of certain litigation and losses in the loan portfolio of the acquired bank subsidiary.

    The mortgage payable, which bears interest at a rate of 8.250%, is a direct obligation of a bank subsidiary and is secured by the Corporation's headquarters building, Mercantile Tower, which had a carrying value of $23,548,000 at December 31, 1993. The Corporation intends to prepay this mortgage in full during the first quarter of 1994 as part of the debt refinancing described in Note Q to the Consolidated Financial Statements.

    A summary of annual principal reductions of long-term debt, after the effects of the debt refinancing described in Note Q to the Consolidated Financial Statements, is presented below:

                                                                                                 ANNUAL
                                       PERIOD                                             PRINCIPAL REDUCTIONS
                                                                                              (THOUSANDS)
                                        1994                                                    $  1,939
                                        1995                                                      13,557
                                        1996                                                          38
                                        1997                                                           -
                                        1998                                                           -
                                        1999 and later                                           204,203
                                                                                                --------
                                             Total                                              $219,737
                                                                                                ========

54         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

  NOTE J

  INCOME TAXES

    The Corporation adopted FAS 109, "Accounting for Income Taxes," in the first quarter of 1993 and applied the provisions retroactively to January 1, 1988. The cumulative effect of this change in accounting for income taxes was a $6,900,000 reduction of retained earnings as of that date. Adoption of FAS 109 had no material impact on net income for the years ended December 31, 1993, 1992 and 1991.

    Income tax expense was as follows:

                                                                               CURRENT           DEFERRED            TOTAL
                                                                                                (THOUSANDS)
           YEAR ENDED DECEMBER 31, 1993
            U.S. FEDERAL                                                       $57,886              $694            $58,580
            STATE AND LOCAL                                                      8,351                64              8,415
                                                                               -------              ----            -------

             TOTAL                                                             $66,237              $758            $66,995
                                                                               =======              ====            =======

           Year ended December 31, 1992
            U.S. Federal                                                       $42,456           $(3,491)           $38,965
            State and local                                                      6,030              (261)             5,769
                                                                               -------           -------            -------
             Total                                                             $48,486           $(3,752)           $44,734
                                                                               =======           =======            =======
           Year ended December 31, 1991
            U.S. Federal                                                       $30,479           $(1,064)           $29,415
            State and local                                                      5,397              (263)             5,134
                                                                               -------           -------            -------
             Total                                                             $35,876           $(1,327)           $34,549
                                                                               =======           =======            =======


    The tax effects of temporary differences that gave rise to the deferred tax assets and deferred tax liabilities are presented below.

                                                                                                DECEMBER 31
                                                                                 1993              1992               1991
                                                                                                (THOUSANDS)
           Deferred tax assets
            Reserve for possible loan losses                                   $ 51,904          $ 50,657           $ 43,135
            Foreclosed property                                                   1,229             1,802              1,939
            Deferred compensation                                                 2,035             1,222              1,138
            Expenses not currently allowable for tax purposes                     7,958             6,503              2,499
            State tax liabilities                                                 1,266             1,567              1,462
            Other                                                                     -             8,708              6,307
                                                                                -------          --------           --------
             Total Gross Deferred Tax Assets                                     64,392            70,459             56,480
             Less valuation allowance                                              (893)             (893)              (850)
                                                                               --------          --------           --------
            Net Deferred Tax Assets                                              63,499            69,566             55,630
                                                                               --------          --------           --------
           Deferred tax liabilities
            Leasing                                                             (55,050)          (55,187)           (49,460)
            Pension settlement gain                                              (6,005)           (5,833)            (5,833)
            Intangible assets                                                    (5,614)           (5,547)            (4,074)
            Depreciation                                                         (2,542)           (2,793)            (2,826)
            Investments in debt and equity securities-FAS 115                    (1,959)                -                  -
            Other                                                                  (919)           (6,079)            (6,849)
                                                                               --------          --------           --------
             Total Gross Deferred Tax Liabilities                               (72,089)          (75,439)           (69,042)
                                                                               --------          --------           --------
            Net Deferred Tax Liabilities                                       $ (8,590)         $ (5,873)          $(13,412)
                                                                               ========          ========           ========


    The 1992 and 1993 net deferred tax liabilities reflect amounts attributable to entities acquired in purchase transactions.

    Income tax expense as reported differs from the amounts computed by applying the statutory U.S. Federal income tax rate to pretax income as follows:

                                                                                           YEAR ENDED DECEMBER 31
                                                                                 1993              1992               1991
                                                                                                (THOUSANDS)
           Computed "expected" tax expense                                     $64,388           $44,210            $36,335
            Increase (reduction) in income taxes resulting from
             Tax-exempt income                                                  (4,902)           (3,437)            (5,032)
             State and local income taxes, net of federal income tax
              benefit                                                            5,469             3,808              3,388
             Other, net                                                          2,040               153               (142)
                                                                               -------           -------            -------
              Total Tax Expense                                                $66,995           $44,734            $34,549
                                                                               =======           =======            =======


  NOTE K

  RETIREMENT PLANS

  PENSION PLANS:

    The Corporation maintains both qualified and nonqualified noncontributory pension plans that cover all employees meeting certain age and service requirements.

    The qualified plan provides pension benefits based on the employee's length of service and compensation earned during the five years prior to retirement. The Corporation's funding policy is to contribute annually at least the minimum amount required by government funding standards but not more than is tax deductible. No contribution was required or made during 1993, 1992 or 1991.

    The net periodic pension expense (credit) related to the qualified plan included in the Consolidated Statement of Income is summarized as follows:

                                                                                             YEAR ENDED DECEMBER 31
                                                                                      1993             1992            1991
                                                                                                   (THOUSANDS)
           Service cost-benefits earned during
            the period                                                               $ 4,570         $ 3,540         $  3,178
           Interest cost on projected benefit obligation                               7,115           5,671            4,784
           Actual return on plan assets                                               (9,728)         (7,714)         (18,465)
           Net amortization and deferral                                              (1,012)         (1,585)          10,158
                                                                                     -------         -------         --------
            Net Periodic Pension Expense (Credit)                                    $   945         $   (88)        $   (345)
                                                                                     =======         =======         ========

    The table below sets forth the funded status and amounts recognized in the Consolidated Balance Sheet for the qualified plan:

                                                                                               DECEMBER 31
                                                                                1993               1992              1991
                                                                                               (THOUSANDS)
           Actuarial present value of Vested benefit obligation                $76,489            $62,253           $49,076
                                                                               =======            =======           =======
            Accumulated benefit obligation                                     $83,288            $66,711           $52,492
                                                                               =======            =======           =======
            Projected benefit obligation                                      $100,922           $ 81,008          $ 65,207
           Plan assets at fair value                                           116,573            110,696           101,840
                                                                              --------           --------          --------
           Plan assets in excess of projected benefit obligation
            (overfunded)                                                       (15,651)           (29,688)          (36,633)
           Unrecognized net gain (loss)                                         (9,759)             2,314             8,354
           Unrecognized prior service cost                                       2,135              1,920             2,104
           Unrecognized net asset at December 31                                 7,108              8,342             9,576
                                                                              --------           --------          --------
            Prepaid Pension                                                  $ (16,167)         $ (17,112)         $(16,599)
                                                                             =========          =========          ========


    Assumptions used were as follows:

                                                                                      1993             1992            1991
           Discount rate in determining benefit obligations                           7.50%           8.00%           8.50%
           Rate of increase in compensation levels                                    5.00            5.25            6.00
           Expected long-term rate on assets                                          9.00            8.50            8.50


    At December 31, 1993, approximately 57% of the plan's assets was invested in listed common stocks; the remaining 43% was invested in government and corporate bonds rated A or better. A nominal amount of common stock of the Corporation was held by the plan.

    During 1991 the Corporation announced an early retirement program available to certain employees. The pension expense related to this program was $2,529,000.

    The nonqualified plans provide pension benefits which would have been provided under the qualified plan in the absence of limits placed on qualified plan benefits by the Internal Revenue Service. The Corporation's funding policy is to fund benefits as they are paid. Contributions under the nonqualified plans were not material for the three years ended December 31, 1993, 1992 and 1991. The expense related to these plans was $1,232,000 in 1993, $957,000 in 1992 and $792,000 in 1991.

  OTHER POSTRETIREMENT BENEFITS:

    In addition to the pension plans described above, the Corporation provides other postretirement benefits, largely medical benefits and life insurance, to its retirees.

    The Corporation adopted FAS 106, "Accounting for Postretirement Benefits Other Than Pensions," in the first quarter of 1993. Expense for 1993 under FAS 106, assuming a 20-year amortization period for the transition obligation, was $4,917,000 compared with the cash basis cost of $2,225,000 in 1992 and $1,846,000 in 1991.

    The table below sets forth the funded status and the amount recognized in the Consolidated Balance Sheet regarding other postretirement benefits:

                                                                                               DECEMBER 31
                                                                                               (THOUSANDS)
                                                                                    1993                         1992
           Accumulated postretirement benefit obligation (APBO)
            Retirees                                                              $ 25,893                     $ 25,900
            Active employees fully eligible for benefits                             1,359                        1,149
            Other active employees                                                   7,747                        6,523
                                                                                  --------                     --------
             Total APBO                                                             34,999                       33,572
           Assets at fair value                                                          -                            -
                                                                                   -------                      -------
           APBO in excess of assets                                                 34,999                       33,572
           Unrecognized transition obligation                                      (31,893)                     (33,572)
           Unrecognized service cost                                                 1,500                            -
           Unrecognized net loss                                                    (1,268)                           -
                                                                                  --------                      -------
           Accrued Postretirement Benefit Obligation                              $  3,338                      $     -
                                                                                  ========                      =======

    Assumptions used were as follows:

                                                                                      1993                         1992
           Discount rate in determining benefits obligation                           7.50%                        8.00%
           Health care cost trend
            Year 1                                                                   12.00                        13.00
            Year 8                                                                    6.00                         6.00


    An increase in the health care cost trend of one percent would increase the aggregate of service and interest cost components of net periodic postretirement benefit costs and the APBO by $1,796,000 in 1993 compared with $1,717,000 in 1992.


  NOTE L

  SHAREHOLDERS' EQUITY

  COMMON STOCK:

    The authorized common stock of the Corporation consists of 70,000,000 shares as of December 31, 1993, and 35,000,000 shares as of December 31, 1992 and 1991, $5.00 par value, of which 35,544,653, 34,862,211 and 32,013,551 shares were issued and outstanding at December 31, 1993, 1992 and 1991, respectively.

    The Corporation's Dividend Reinvestment Plan allows shareholders of record to reinvest dividends and/or make voluntary cash contributions to purchase additional shares of the Corporation's common stock. Under the Plan, stock is purchased in the open market by the Plan Trustee with no service charge to the shareholder.

56         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

  PREFERRED STOCK:

    The authorized preferred stock of the Corporation consists of 5,000,000 shares, no par value, of which none were issued or outstanding at December 31, 1993, 1992 and 1991, although 700,000 shares were reserved at December 31, 1993, for issuance pursuant to the Preferred Share Purchase Rights Plan. The preferred stock, which is issuable in series, shall have specific terms, preferences and other rights as determined by the Board of Directors for each series.

  PREFERRED SHARE PURCHASE RIGHTS PLAN:

    One Preferred Share Purchase Right ("Right") is attached to each share of common stock and trades automatically with such shares. The Rights, which can be redeemed by the Board of Directors in certain circumstances and expire by their terms on June 3, 1998, have no voting rights.

    The Rights become exercisable and will trade separately from the common stock 10 days after a person or a group either becomes the beneficial owner or announces an intention to commence a tender offer for 20% or more of the Corporation's outstanding common stock. When exercisable, each Right entitles the registered holder to purchase from the Corporation 1/100 of a share of Series A Junior Participating Preferred Stock for $100 per 1/100 of a preferred share.

    In the event a person acquires beneficial ownership of 20% or more of the Corporation's common stock, holders of Rights (other than the acquiring person or group) may purchase, at the Rights' then current exercise price, common stock of the Corporation having a value at that time equal to twice the exercise price. In the event the Corporation merges into or otherwise transfers 50% or more of its assets or earnings power to any person after the Rights become exercisable, holders of Rights may purchase, at the then current exercise price, common stock of the acquiring entity having a value at that time equal to twice the exercise price.

  STOCK OPTIONS:

    The Corporation had stock options outstanding under various plans at December 31, 1993, including plans assumed in acquisitions. The original Mercantile plans provide for the granting to employees of the Corporation and its subsidiaries of options to purchase shares of common stock of the Corporation over periods of up to 10 years at a price not less than the market value of the shares at the date the options are granted. The plans provide for the granting of options which either qualify or do not qualify as Incentive Stock
    Options as defined by Section 422 of the Internal Revenue Code of 1986, as amended. A summary of the plans follows:


                                                                                   SHARES                       PRICE
                                                                                   ------                       -----
           AT DECEMBER 31, 1993
            Available for grant                                                    227,234
            Outstanding                                                          1,501,361                  $11.19-$34.33
            Exercisable                                                            517,211                   11.19- 29.00

    Changes in options outstanding were as follows:


                                                                                   SHARES                       PRICE
                                                                                   ------                       -----
           BALANCE AT DECEMBER 31, 1990                                          1,052,334                  $11.19-$17.83
            Granted                                                                240,959                   14.67- 20.50
            Exercised                                                             (127,293)                  11.19- 17.17
            Canceled                                                               (50,730)                  11.19- 17.50
                                                                                 ---------
           BALANCE AT DECEMBER 31, 1991                                          1,115,270                   11.19- 20.50
            Granted                                                                312,413                   24.00- 29.00
            Exercised                                                             (317,051)                  12.50- 24.09
            Canceled                                                               (60,582)                  17.00- 26.33
            Assumed                                                                 72,223                   14.60- 25.83
                                                                                 ---------
           BALANCE AT DECEMBER 31, 1992                                          1,122,273                   11.19- 29.00
            GRANTED                                                                577,275                   32.09- 34.33
            EXERCISED                                                             (157,962)                  11.19- 26.33
            CANCELED                                                               (40,225)                  17.17- 32.67
                                                                                 ---------
           BALANCE AT DECEMBER 31, 1993                                          1,501,361                   11.19- 34.33
                                                                                 =========

    No amounts have been charged to income in connection with any plan.

  DEBT AND DIVIDEND RESTRICTIONS:

    Consolidated retained earnings at December 31, 1993 were not restricted under any debenture agreement as to payment of dividends and reacquisition of common stock.

    The primary source of funds for dividends paid by the Corporation to its shareholders is dividends received from bank subsidiaries. At December 31, 1993, approximately $222,628,000 of the equity of bank subsidiaries was available for distribution as dividends to the Parent Company without prior regulatory approval or without reducing the capital of the respective subsidiary banks below present minimum standards. An additional $83,502,000 would be available for loans to the Parent Company under Federal Reserve regulations. The remaining equity of bank subsidiaries approximating $603,217,000 was restricted as to transfers to the Parent Company.

  NOTE M

  CONCENTRATIONS OF CREDIT

    The Corporation's primary market area is the state of Missouri and the lower Midwest. At December 31, 1993, approximately 93% of the total loan portfolio, and 91% of the commercial and commercial real estate loan portfolio, were to borrowers within this region. The diversity of the region's economic base tends to provide a stable lending environment.

    Real estate lending constituted the only other significant concentration of credit risk. Real estate-related financial instruments (loans, commitments and standby letters of credit) comprised 31% of all such instruments of the Corporation. However, of this total, approximately 54% was consumer-related in the form of residential real estate mortgages and home equity lines of credit.

    The Corporation is, in general, a secured lender. At December 31, 1993, approximately 81% of the loan portfolio was secured.
    Collateral is required in accordance with the normal credit evaluation process based upon the creditworthiness of the customer and the credit risk associated with the particular transaction.

  NOTE N

  FINANCIAL INSTRUMENTS

  FAIR VALUES:

    Fair values for financial instruments are management's estimates of the values at which the instruments could be exchanged in a transaction between willing parties. These estimates are subjective and may vary significantly from amounts that would be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments are excluded from the fair value disclosure requirements of FAS 107. Therefore, the fair values presented below should not be construed as the underlying value of the Corporation.

    The following methods and assumptions were used in estimating fair values for financial instruments.

     Cash and Due from Banks, Short-term Investments and Short-term
     Borrowings: The carrying values reported in the Consolidated
     Balance Sheet approximated fair values.

     Investments in Debt and Equity Securities: Fair values for held-to-maturity securities were based upon quoted market prices where available. Fair values for available-for-sale and trading securities, which also were the amounts reported in the Consolidated Balance Sheet, were based on quoted market prices where available. If quoted market prices were not available, fair values were based upon quoted market prices of comparable instruments.

     Total Loans and Leases: The fair values for most loans were estimated utilizing discounted cash flow calculations that applied interest rates currently being offered for similar loans to borrowers with similar risk profiles. Loans with similar characteristics were aggregated for purposes of these calculations. Non-accrual loans were valued at face value adjusted for potential credit loss. The par value of credit card loans was assumed to be the same as the fair value. The fair value estimate of the credit card portfolio does not include any value attributable to the ongoing cardholder relationship. That component was estimated to be approximately $130,000,000 to $160,000,000 in excess of the fair value at December 31, 1993 as compared to approximately $100,000,000 to $130,000,000 in excess of the fair value at December 31, 1992.

     Deposits: The fair values disclosed for deposits generally payable on demand (i.e., interest bearing and non-interest bearing demand, savings, and money market accounts) were considered equal to their respective carrying amounts as reported in the Consolidated Balance Sheet. Fair values for certificates of deposit and foreign deposits were estimated using a discounted cash flow calculation that applied interest rates currently being offered on similar certificates to a schedule of aggregated expected monthly maturities of time deposits. The fair value estimate of the deposit portfolio has not been adjusted for any value derived from the retention of those deposits for an expected future period of time. That component, commonly referred to as core deposit premium, was estimated to be approximately $155,000,000 to $235,000,000 at December 31, 1993 as compared to approximately $160,000,000 to $240,000,000 at December 31, 1992
     and was neither considered in the fair value amounts below nor recorded as an intangible asset in the Consolidated Balance Sheet.

     Long-Term Debt: The fair value of publicly traded debt was based upon quoted market prices, where available, or upon quoted market prices of comparable instruments. The fair values of other long-term debt were estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

     Off-Balance-Sheet Instruments: Fair values of foreign exchange contracts and interest rate contracts were determined from quoted market prices. Fair values of commitments to extend credit, standby letters of credit and commercial letters of credit were based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

58         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

    The estimated fair values of the Corporation's financial instruments were as follows:


                                                                                DECEMBER 31
                                                             1993                                       1992
                                                 ----------------------------               ----------------------------
                                                                                (THOUSANDS)
                                                 CARRYING               FAIR                CARRYING                FAIR
           FINANCIAL ASSETS                       VALUE                 VALUE                 VALUE                VALUE
            Cash and due from banks and
             short-term investments             $  997,449           $  997,449            $  917,681            $  917,681
            Trading securities                      15,735               15,735                17,684                17,684
            Held-to-maturity securities          2,695,199            2,736,408             2,785,770             2,844,682
            Available-for-sale securities          227,142              227,142                     -                     -
            Net loans and leases                 6,286,445            6,335,492             6,512,093             6,577,893

           FINANCIAL LIABILITIES

            Deposits                             8,235,480            8,279,824             8,487,592             8,550,480
            Short-term borrowings                1,072,474            1,072,474               940,624               940,624
            Long-term debt                         219,737              241,531               246,143               244,835



                                                                         FAIR                                        FAIR
            OFF-BALANCE-SHEET                                            VALUE                                      VALUE
            Foreign exchange contracts
             purchased                                                $  5,375                                    $(2,034)
            Foreign exchange contracts
             sold                                                       (6,890)                                     1,392
            Futures contracts                                           (1,625)                                         -
            Commitments to extend credit                               (10,736)                                    (8,575)
            Standby letters of credit                                   (2,120)                                    (1,925)
            Commercial letters of credit                                (4,321)                                    (4,774)


  OFF-BALANCE-SHEET RISK:

    The Corporation is, in the normal course of business, a party to certain off-balance-sheet financial instruments with inherent credit and/or market risk. These instruments, which include commitments to extend credit, standby letters of credit, interest options written, interest futures contracts and foreign exchange contracts, are used by the Corporation to meet the financing needs of its customers and, to a lesser degree, to reduce its own exposure to interest rate fluctuations. These instruments involve, to varying degrees, credit and market risk in excess of the amount recognized in the Consolidated Balance Sheet.

    Financial instruments with off-balance-sheet credit risk for which the contract amounts represent potential credit risk were as follows:


                                                                                              DECEMBER 31
                                                                              1993                1992               1991
                                                                                              (THOUSANDS)
           Commitments to extend credit
            Commercial                                                     $1,576,448          $1,553,229         $1,478,633
            Consumer                                                        2,696,603           2,435,797          1,834,717
                                                                           ----------          ----------         ----------
             Total                                                         $4,273,051          $3,989,026         $3,313,350
                                                                           ==========          ==========         ==========
           Standby letters of credit                                         $218,518            $199,165           $233,252
                                                                             ========            ========           ========

    The Corporation's maximum exposure to credit loss under commitments to extend credit and standby letters of credit is the equivalent of the contractual amount of those instruments. The same credit policies are used by the Corporation in granting commitments and conditional obligations as are used in the extension of credit.

    Commitments to extend credit are legally binding agreements to lend to a borrower as long as the borrower performs in accordance with the terms of the contract. Commitments generally have fixed expiration dates or other termination clauses, and may require payment of a fee. As many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Included in consumer commitments are the unused portions of lines of credit for credit card and home equity credit line loans.

    Standby letters of credit are commitments issued by the Corporation to guarantee specific performance of a customer to a third party.

    Collateral is required for both commitments and standby letters of credit in accordance with the normal credit evaluation process based upon the creditworthiness of the customer and the credit risk associated with the particular transaction. Collateral held varies, but may include commercial real estate, accounts receivable, inventory and equipment.

    For interest options written and foreign exchange contracts, the contractual or notional amounts of $31,400,000 and $287,030,000, respectively, at December 31, 1993 do not represent exposure to credit loss. These commitments are generally entered into on behalf of customers and result in the Corporation being in a matched position. Credit risk in the transactions is minimal. The Corporation controls the credit risk of these instruments through established credit approvals, risk control limits and other monitoring procedures. Market risk to the Corporation could result from non-performance by the counterparty to a contract.

  NOTE O

  CONTINGENT LIABILITIES

    In the ordinary course of business there are various legal proceedings pending against the Corporation and its subsidiaries. Management, after consultation with legal counsel, is of the opinion that the ultimate resolution of these proceedings will have no material adverse effect on the consolidated financial position or results of operations of the Corporation.

  NOTE P

  PARENT COMPANY FINANCIAL INFORMATION

    Following are the condensed financial statements of Mercantile Bancorporation Inc. (Parent Company Only) for the periods indicated.

    For the Statement of Cash Flows (Parent Company Only), cash and short-term investments were considered cash equivalents. Interest paid on commercial paper and long-term debt was $15,881,000, $10,618,000 and $11,011,000 for the years ended December 31, 1993,
    1992 and 1991, respectively.


  STATEMENT OF INCOME
   (THOUSANDS)

                                                                                             YEAR ENDED DECEMBER 31
                                                                                      1993             1992            1991
           INCOME
            Dividends from banking subsidiaries                                     $ 77,548         $44,077         $32,254
            Other interest and dividends                                               5,538           3,320           3,959
            Management fees                                                           13,392          12,320          10,151
            Other                                                                      2,687           2,994           3,434
                                                                                    --------         -------         -------
             Total Income                                                             99,165          62,711          49,798

           EXPENSE
            Interest on commercial paper                                                 733             416           1,137
            Interest on long-term debt                                                15,157          12,497           9,818
            Salaries and benefits                                                     11,544          10,489           8,588
            Other operating expenses                                                  14,301          15,743          12,980
                                                                                    --------         -------         -------
             Total Expense                                                            41,735          39,145          32,523

           INCOME BEFORE INCOME TAX CREDITS AND EQUITY IN UNDISTRIBUTED
            INCOME OF SUBSIDIARIES                                                    57,430          23,566          17,275

           Income tax credits                                                          6,708           6,469           4,898
                                                                                    --------         -------         -------
           INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES               64,138          30,035          22,173

           Equity in undistributed income of subsidiaries                             52,834          55,260          50,145
                                                                                    --------         -------         -------
           NET INCOME                                                               $116,972         $85,295         $72,318
                                                                                    ========         =======         =======


  BALANCE SHEET
   (THOUSANDS)

                                                                                              DECEMBER 31
                                                                              1993                1992               1991
           ASSETS
            Cash                                                           $      673           $    220           $    346
            Short-term investments                                             47,776             63,766             42,406
            Available-for-sale securities                                      16,569                  -                  -
            Marketable equity securities                                            -             13,121             11,599
            Investment in subsidiaries                                        898,909            798,048            621,031
            Goodwill                                                           45,912             27,383             26,410
            Loans and advances to subsidiaries                                 53,390             44,248              7,915
            Other assets                                                        8,414             14,350             12,318
                                                                           ----------           --------           --------
             Total Assets                                                  $1,071,643           $961,136           $722,025
                                                                           ==========           ========           ========
           LIABILITIES
            Commercial paper                                               $   18,390           $  9,198           $  7,928
            Long-term debt                                                    194,072            196,717             91,411
            Other liabilities                                                  18,065             23,207             16,448
                                                                           ----------           --------           --------
             Total Liabilities                                                230,527            229,122            115,787
           SHAREHOLDERS' EQUITY                                               841,116            732,014            606,238
                                                                           ----------           --------           --------
             Total Liabilities and Shareholders' Equity                    $1,071,643           $961,136           $722,025
                                                                           ==========           ========           ========

60         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

  STATEMENT OF CASH FLOWS
   (THOUSANDS)

                                                                                             YEAR ENDED DECEMBER 31
                                                                                          1993             1992            1991
                                                                                          ----             ----            ----
           OPERATING ACTIVITIES
            Net income                                                              $116,972         $ 85,295        $ 72,318
            Adjustments to reconcile net income
             to net cash provided by operating
             activities
              Net income of subsidiaries                                            (130,382)         (99,337)        (82,399)
              Dividends from subsidiaries                                             62,430           44,077          32,254
              Other, net                                                               2,038            4,023           4,915
                                                                                    --------         --------        --------
               Net Cash Provided by
                Operating Activities                                                  51,058           34,058          27,088

           INVESTING ACTIVITIES
            Investment in debt and equity securities
               Purchases                                                              (2,054)          (1,858)         (1,526)
               Proceeds from maturities                                                5,878            1,807           1,000
               Maturity of short-term floating-rate
                securities                                                                 -                -          28,000
            Contributions of capital to subsidiaries                                 (31,705)         (31,209)         (2,700)
            Investment in note from banking subsidiary                                     -          (35,000)              -
            Other, net                                                                (9,280)              30          (7,305)
                                                                                   ---------         --------        --------
               Net Cash Provided (Used) by
                Investing Activities                                                 (37,161)         (66,230)         17,469

           FINANCING ACTIVITIES
            Cash dividends paid                                                      (34,840)         (28,937)        (25,327)
            Issuance of common stock
               Public offering                                                             -                -          40,953
               Employee incentive plans                                                2,203            2,667           1,508
               Warrants                                                                    -            1,237               -
            Issuance of long-term debt                                                     -          150,000               -
            Principal payments on
             long-term debt                                                             (742)         (60,207)           (397)
            Acquisitions                                                              (4,809)          (8,359)         (5,039)
            Net change in commercial paper                                             9,192            1,271         (22,150)
            Other, net                                                                  (438)          (4,266)            255
                                                                                   ---------        ---------        --------
               Net Cash Provided (Used) by
                Financing Activities                                                 (29,434)          53,406         (10,197)
                                                                                   ---------         --------        --------
           INCREASE (DECREASE) IN CASH AND
           CASH EQUIVALENTS                                                          (15,537)          21,234          34,360

           CASH AND CASH EQUIVALENTS AT
           BEGINNING OF YEAR                                                          63,986           42,752           8,392
                                                                                    --------         --------        --------
           CASH AND CASH EQUIVALENTS AT
           END OF YEAR                                                              $ 48,449         $ 63,986        $ 42,752
                                                                                    ========         ========        ========

  NOTE Q

  SUBSEQUENT EVENTS

    Listed below are significant events which occurred after the date of the Independent Auditors' Report, although prior to the date of the issuance of the Consolidated Financial Statements.

  UNITED POSTAL BANCORP, INC. ACQUISITION:

    Effective February 1, 1994, the Corporation acquired United Postal Bancorp, Inc., holding company for United Postal Savings
    Association, with assets totaling $1.3 billion. A total of approximately 5,626,000 shares of Mercantile common stock was issued in the transaction, which was accounted for as a pooling-of-interests.

    The following unaudited pro forma combined consolidated financial data includes total assets and results of operations of United
    Postal Bancorp, Inc. for the years ended December 31, 1993, 1992 and 1991, and gives effect to the Ameribanc, Inc. acquisition as described in Note B to the Consolidated Financial Statements.


                                                                                   YEAR ENDED DECEMBER 31
                                                                    1993                    1992                   1991
                                                                             (THOUSANDS EXCEPT PER SHARE DATA)
           Total assets                                          $11,773,879            $11,869,986             $11,537,472
           Net interest income                                       486,515                453,816                 394,825
           Other income                                              197,073                184,943                 164,324
           Net income                                                114,214                 92,629                  42,578
           Net income per share                                         2.80                   2.32                    1.13


    During the fourth quarter of 1993, certain adjustments were recorded by United Postal Bancorp, Inc. to conform their accounting and credit policies regarding loan, other real estate and other asset valuations to those of the Corporation. These adjustments amounted to $15 million on an after-tax basis.

  THREE-FOR-TWO STOCK SPLIT:

    On February 10, 1994, the Corporation declared a three-for-two stock split, in the form of a dividend, payable April 11, 1994 to shareholders of record March 10, 1994.

  DEBT REFINANCING:

    On January 25, 1994, Mercantile Bank of St. Louis N.A. issued $75,000,000 of 6.375% 10-year, non-callable subordinated debt, due January 15, 2004. This debt qualifies as Tier II capital. The Corporation has or intends to use the proceeds of this subordinated debt issue to: 1) prepay in full on February 1, 1994 the $23,653,000 8.25% mortgage secured by the Corporation's headquarters building; and 2) prepay in full in the first quarter of 1994 the $30,550,000 8.50% unsecured debentures of the Corporation.

SIX YEAR CONSOLIDATED STATEMENT OF INCOME
(TAXABLE-EQUIVALENT BASIS)
($ IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                      1993                   1992                   1991
                                                                      ----                   ----                   ----
       INTEREST INCOME
        Interest and fees on loans and leases                       $542,122               $569,112               $586,767
        Investments in debt and equity securities
         Trading                                                         678                    593                  1,288
         Taxable                                                     153,127                154,753                116,294
         Tax-exempt                                                   11,440                 10,640                  8,422
                                                                    --------               --------               --------
          Total                                                      165,245                165,986                126,004
        Due from banks-interest bearing                                2,609                  5,900                 11,075
        Federal funds sold and repurchase agreements                   7,663                  7,330                 10,336
                                                                    --------               --------               --------
          Total Interest Income                                      717,639                748,328                734,182
        Tax-equivalent adjustment*                                     7,766                  8,784                  7,709
                                                                    --------               --------               --------
          TAXABLE-EQUIVALENT INTEREST INCOME                         725,405                757,112                741,891

       INTEREST EXPENSE
        Deposits                                                     232,757                301,732                356,435
        Borrowed funds                                                39,336                 41,496                 51,418
                                                                    --------               --------               --------
          Total Interest Expense                                     272,093                343,228                407,853
                                                                    --------               --------               --------
          TAXABLE-EQUIVALENT NET INTEREST INCOME                     453,312                413,884                334,038

       PROVISION FOR POSSIBLE LOAN LOSSES                             50,432                 68,488                 53,445
       OTHER INCOME
        Trust                                                         59,719                 56,100                 48,121
        Investment banking                                             8,442                  7,600                  5,890
        Service charges                                               48,439                 45,951                 39,010
        Credit card fees                                              23,135                 20,730                 20,031
        Securities gains                                                 130                  1,848                  1,651
        Other                                                         35,407                 31,169                 21,776
                                                                    --------               --------               --------
          Total Recurring Other Income                               175,272                163,398                136,479
        Merger termination fee                                             -                      -                      -
                                                                     -------                -------                -------
          Total Other Income                                         175,272                163,398                136,479

       OTHER EXPENSE
        Salaries                                                     153,890                142,028                125,658
        Employee benefits                                             39,187                 29,362                 27,187
        Net occupancy                                                 24,050                 21,526                 17,814
        Equipment                                                     29,950                 26,308                 24,219
        Other                                                        139,342                150,757                107,618
                                                                    --------               --------               --------
          Total Other Expense                                        386,419                369,981                302,496
                                                                    --------               --------               --------
       TAXABLE-EQUIVALENT INCOME BEFORE
        INCOME TAXES                                                 191,733                138,813                114,576

       INCOME TAXES
        Income taxes (credits)                                        66,995                 44,734                 34,549
        Tax-equivalent adjustment*                                     7,766                  8,784                  7,709
                                                                    --------               --------               --------
          Adjusted Income Taxes                                       74,761                 53,518                 42,258
                                                                    --------               --------               --------
          NET INCOME                                                $116,972               $ 85,295               $ 72,318
                                                                    ========               ========               ========
       PER SHARE DATA
        Net income                                                    $ 3.32                 $ 2.53                 $ 2.40
        Dividends declared                                               .99                    .93                    .93
        Book value                                                     23.67                  21.00                  18.94

(F)
       *TAX-EQUIVALENT ADJUSTMENT
        Loans                                                         $2,525                 $3,352                 $4,074
        Investments in debt and equity securities                      5,241                  5,432                  3,635
                                                                      ------                 ------                 ------
          Total Tax-equivalent Adjustment                             $7,766                 $8,784                 $7,709
                                                                      ======                 ======                 ======

62           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                                                                                                              GROWTH RATES
                                                                                                      ------------------------------
                                                         1990         1989         1988             ONE YEAR            FIVE YEARS
                                                         ----         ----         ----             --------            ----------

       INTEREST INCOME
        Interest and fees on loans and leases           $601,694     $569,575     $506,759
        Investments in debt and equity securities
         Trading                                             981          945        3,127
         Taxable                                         105,700       88,269       61,166
         Tax-exempt                                       10,119       10,785       12,035
                                                        --------     --------     --------
          Total                                          116,800       99,999       76,328
        Due from banks-interest bearing                    8,621        6,365        7,842
        Federal funds sold and repurchase agreements       7,943        7,540       10,058
                                                        --------     --------     --------
          Total Interest Income                          735,058      683,479      600,987
        Tax-equivalent adjustment*                        10,494       13,529       15,556
                                                        --------     --------     --------
          TAXABLE-EQUIVALENT INTEREST INCOME             745,552      697,008      616,543

       INTEREST EXPENSE
        Deposits                                         376,838      341,047      304,588
        Borrowed funds                                    69,467       76,228       54,806
                                                        --------     --------     --------
          Total Interest Expense                         446,305      417,275      359,394
                                                        --------     --------     --------
          TAXABLE-EQUIVALENT NET INTEREST INCOME         299,247      279,733      257,149             9.5%                12.0%

       PROVISION FOR POSSIBLE LOAN LOSSES                 48,009       97,150       63,293           (26.4)                (4.4)
       OTHER INCOME
        Trust                                             45,994       38,718       34,856             6.5                 11.4
        Investment banking                                 2,876        3,317        3,193            11.1                 21.5
        Service charges                                   31,882       27,988       27,288             5.4                 12.2
        Credit card fees                                  18,982       19,483       15,661            11.6                  8.1
        Securities gains                                      13          186        2,601           (93.0)               (45.1)
        Other                                             20,217       16,947       14,131            13.6                 20.2
                                                        --------     --------     --------
          Total Recurring Other Income                   119,964      106,639       97,730             7.3                 12.4
        Merger termination fee                                 _            _        5,000               _                    _
                                                        --------     --------     --------
          Total Other Income                             119,964      106,639      102,730             7.3                 11.3

       OTHER EXPENSE
        Salaries                                         118,678      113,206      102,144             8.4                  8.5
        Employee benefits                                 24,745       21,099       18,601            33.5                 16.1
        Net occupancy                                     16,945       16,327       15,225            11.7                  9.6
        Equipment                                         23,131       21,290       20,620            13.8                  7.8
        Other                                             89,526      101,963       88,614            (7.6)                 9.5
                                                        --------     --------     --------
          Total Other Expense                            273,025      273,885      245,204             4.4                  9.5
                                                        --------     --------     --------
       TAXABLE-EQUIVALENT INCOME BEFORE
        INCOME TAXES                                      98,177       15,337       51,382            38.1                 30.1

       INCOME TAXES
        Income taxes (credits)                            25,328       (2,921)       3,872            49.8                 76.9
        Tax-equivalent adjustment*                        10,494       13,529       15,556           (11.6)               (13.0)
                                                        --------     --------     --------
          Adjusted Income Taxes                           35,822       10,608       19,428            39.7                 30.9
                                                        --------     --------     --------
          NET INCOME                                    $ 62,355     $  4,729     $ 31,954            37.1                 29.6
                                                        ========     ========     ========
       PER SHARE DATA
        Net income                                        $ 2.19       $  .17       $ 1.19            31.2                 22.8
        Dividends declared                                   .93          .93          .93             6.5                  1.3
        Book value                                         17.19        15.91        17.02            12.7                  6.8

(F)
       *TAX-EQUIVALENT ADJUSTMENT
        Loans                                            $ 6,006      $ 8,064      $ 9,199           (24.7)               (22.8)
        Investments in debt and equity securities          4,488        5,465        6,357            (3.5)                (3.8)
                                                         -------      -------      -------
          Total Tax-equivalent Adjustment                $10,494      $13,529      $15,556           (11.6)               (13.0)
                                                         =======      =======      =======

SIX YEAR CONSOLIDATED AVERAGE BALANCE SHEET
($ IN THOUSANDS)

                                                                1993                     1992                     1991
                                                          -------------------      -------------------      -------------------
                                                          VOLUME      RATE(1)      VOLUME      RATE(1)      VOLUME      RATE(1)
                                                          ------      -------      ------      -------      ------      -------
       ASSETS
        Earning Assets
         Loans and leases
          Commercial                                    $ 1,964,212     6.50%    $ 2,008,947     7.04%    $1,930,969      8.70%
          Real estate-commercial(2)                       1,256,655     7.98       1,262,175     8.31      1,096,784      9.74
          Real estate-construction                          150,714     7.47         162,859     7.95        146,097      9.70
          Real estate-residential(2)                      1,547,617     8.12       1,682,766     8.83      1,459,771     10.08
          Consumer                                          828,330     8.97         840,046     9.74        819,676     10.71
          Credit card                                       643,149    16.38         503,882    16.40        413,559     16.16
          Foreign                                             1,027     6.72           2,389     6.91          2,136      9.46
                                                        -----------              -----------              ----------
           Total Loans and Leases                         6,391,704     8.52       6,463,064     8.86      5,868,992     10.07
         Investments in debt and equity securities
          Trading                                            14,008     5.30          11,510     5.75         19,041      6.95
          Taxable                                         2,657,090     5.77       2,255,207     6.88      1,357,167      8.60
          Tax-exempt                                        204,181     7.99         168,227     9.29        118,509      9.82
                                                        -----------              -----------              ----------
           Total                                          2,875,279     5.93       2,434,944     7.04      1,494,717      8.67
         Short-term investments
          Federal funds sold and repurchase agreements      236,222     3.24         182,431     4.02        181,125      5.71
          Due from banks-interest bearing                    73,601     3.54         117,108     5.04        158,456      6.99
                                                        -----------              -----------              ----------
           Total Short-term Investments                     309,823     3.32         299,539     4.42        339,581      6.31
                                                        -----------              -----------              ----------
           Total Earning Assets                           9,576,806     7.57       9,197,547     8.23      7,703,290      9.63
        Non-earning Assets
         Cash and due from banks                            673,564                  615,949                 521,165
         Bank premises and equipment                        186,648                  172,436                 145,252
         Due from customers on acceptances                   10,939                    9,608                  12,759
         Other assets                                       275,449                  304,903                 264,295
         Reserve for possible loan losses                  (149,818)                (149,844)               (138,075)
                                                        -----------              -----------              ----------
           Total Assets                                 $10,573,588              $10,150,599              $8,508,686
                                                        ===========              ===========              ==========
       LIABILITIES
        Acquired Funds
         Deposits
          Non-interest bearing                          $ 1,797,284              $ 1,536,557              $1,197,179
          Interest bearing demand                         1,348,998     2.10       1,131,729     2.96        797,712      4.57
          Money market accounts                           1,434,462     2.76       1,342,117     3.39        986,109      5.28
          Savings                                           675,950     2.54         570,662     3.31        401,383      4.68
          Consumer time certificates under $100,000       2,814,839     4.54       3,138,079     5.58      2,948,373      7.11
          Other time                                         81,819     2.75         106,540     3.27         78,376      4.80
                                                        -----------              -----------              ----------
           Total Core Deposits                            8,153,352     3.39       7,825,684     4.40      6,409,132      6.15
          Time certificates $100,000 and over               428,284     3.79         521,232     4.65        541,811      6.24
          Foreign                                            31,093     4.38          23,433     3.71         30,986      6.14
                                                        -----------              -----------              ----------
           Total Purchased Deposits                         459,377     3.83         544,665     4.61        572,797      6.24
                                                        -----------              -----------              ----------
           Total Deposits                                 8,612,729     3.42       8,370,349     4.42      6,981,929      6.16
         Short-term borrowings                              775,823     2.86         741,459     3.45        688,602      5.50
         Long-term debt                                     221,716     7.74         177,325     8.96        133,680     10.11
                                                        -----------              -----------              ----------
           Total Acquired Funds                           9,610,268     3.48       9,289,133     4.43      7,804,211      6.17
        Other Liabilities
         Bank acceptances outstanding                        10,939                    9,608                  12,759
         Other liabilities                                  165,628                  167,578                 146,888
                                                        -----------              -----------              ----------
           Total Liabilities                              9,786,835                9,466,319               7,963,858
       SHAREHOLDERS' EQUITY                                 786,753                  684,280                 544,828
                                                        -----------              -----------              ----------
           Total Liabilities and Shareholders' Equity   $10,573,588              $10,150,599              $8,508,686
                                                        ===========              ===========              ==========

(F)
       (1) Taxable-equivalent basis.

       (2) Real estate-commercial loans for 1988 are included with Real estate-residential.

64           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                                                                1990                     1989                     1988
                                                          -------------------      -------------------      -------------------
                                                          VOLUME      RATE(1)      VOLUME      RATE(1)      VOLUME      RATE(1)
                                                          ------      -------      ------      -------      ------      -------
       ASSETS
        Earning Assets
         Loans and leases
          Commercial                                     $1,929,166    10.44%     $2,014,120    11.12%    $2,134,761      9.87%
          Real estate-commercial(2)                         877,024    10.70         677,530    11.25              _         _
          Real estate-construction                          195,320    10.88         301,566    11.09        283,517      9.66
          Real estate-residential(2)                      1,255,897    10.40       1,025,299    10.63      1,472,438     10.26
          Consumer                                          898,286    10.95         731,798    11.28        717,403     10.39
          Credit card                                       409,220    15.19         347,155    14.66        279,937     15.42
          Foreign                                                59    10.17          11,088    13.28        139,966      6.39
                                                         ----------               ----------              ----------
           Total Loans and Leases                         5,564,972    10.92       5,108,556    11.31      5,028,022     10.26
         Investments in debt and equity securities
          Trading                                            12,528     8.22          11,621     8.34         42,135      7.46
          Taxable                                         1,165,575     9.10         986,341     8.99        797,829      7.72
          Tax-exempt                                        149,287     9.49         165,314     9.58        189,197      9.49
                                                         ----------               ----------              ----------
           Total                                          1,327,390     9.14       1,163,276     9.07      1,029,161      8.03
         Short-term investments
          Federal funds sold and repurchase agreements      100,135     7.93          81,585     9.24        137,079      7.34
          Due from banks-interest bearing                    98,550     8.75          69,881     9.11        100,844      7.78
                                                         ----------               ----------              ----------
           Total Short-term Investments                     198,685     8.34         151,466     9.18        237,923      7.52
                                                         ----------               ----------              ----------
           Total Earning Assets                           7,091,047    10.51       6,423,298    10.85      6,295,106      9.79
        Non-earning Assets
         Cash and due from banks                            592,100                  589,217                 551,048
         Bank premises and equipment                        147,027                  145,259                 144,177
         Due from customers on acceptances                   10,544                    7,288                  23,164
         Other assets                                       207,558                  184,208                 163,646
         Reserve for possible loan losses                  (139,332)                (108,955)               (152,313)
                                                         ----------               ----------              ----------
           Total Assets                                  $7,908,944               $7,240,315              $7,024,828
                                                         ==========               ==========              ==========
       LIABILITIES
        Acquired Funds
         Deposits
          Non-interest bearing                           $1,205,573               $1,184,957              $1,192,406
          Interest bearing demand                           722,169     5.04         672,029     5.24        661,521      5.15
          Money market accounts                             874,271     6.33         709,228     6.55        731,738      5.79
          Savings                                           365,705     4.99         358,314     5.16        368,137      5.08
          Consumer time certificates under $100,000       2,571,774     8.16       2,141,241     8.20      1,730,219      7.47
          Other time                                         85,938     6.11          75,118     6.31         56,448      6.12
                                                         ----------               ----------              ----------
           Total Core Deposits                            5,825,430     7.04       5,140,887     7.09      4,740,469      6.42
          Time certificates $100,000 and over               598,779     8.01         664,670     8.68        928,102      7.42
          Foreign                                            47,427     8.09          33,446     8.76        102,801      7.63
                                                         ----------               ----------              ----------
           Total Purchased Deposits                         646,206     8.02         698,116     8.68      1,030,903      7.44
                                                         ----------               ----------              ----------
           Total Deposits                                 6,471,636     7.16       5,839,003     7.33      5,771,372      6.65
         Short-term borrowings                              703,141     7.87         689,831     8.99        554,870      7.34
         Long-term debt                                     138,772    10.16         141,577    10.02        141,277      9.98
                                                         ----------               ----------              ----------
           Total Acquired Funds                           7,313,549     7.31       6,670,411     7.61      6,467,519      6.81
        Other Liabilities
         Bank acceptances outstanding                        10,544                    7,288                  23,164
         Other liabilities                                  114,307                  107,069                  86,019
                                                         ----------               ----------              ----------
           Total Liabilities                              7,438,400                6,784,768               6,576,702
       SHAREHOLDERS' EQUITY                                 470,544                  455,547                 448,126
                                                         ----------               ----------              ----------
           Total Liabilities and Shareholders' Equity    $7,908,944               $7,240,315              $7,024,828
                                                         ==========               ==========              ==========

                                                                GROWTH RATES
                                                          -------------------------
                                                          ONE YEAR       FIVE YEARS
                                                          --------       ----------
       ASSETS
        Earning Assets
         Loans and leases
          Commercial                                        (2.2)%           (1.7)%
          Real estate-commercial(2)                          (.4)               _
          Real estate-construction                          (7.5)           (11.9)
          Real estate-residential(2)                        (8.0)             1.0
          Consumer                                          (1.4)             2.9
          Credit card                                       27.6             18.1
          Foreign                                          (57.0)           (62.6)

           Total Loans and Leases                           (1.1)             4.9
         Investments in debt and equity securities
          Trading                                           21.7            (19.8)
          Taxable                                           17.8             27.2
          Tax-exempt                                        21.4              1.5

           Total                                            18.1             22.8
         Short-term investments
          Federal funds sold and repurchase agreements      29.5             11.5
          Due from banks-interest bearing                  (37.2)            (6.1)

           Total Short-term Investments                      3.4              5.4

           Total Earning Assets                              4.1              8.8
        Non-earning Assets
         Cash and due from banks                             9.4              4.1
         Bank premises and equipment                         8.2              5.3
         Due from customers on acceptances                  13.9            (13.9)
         Other assets                                       (9.7)            11.0
         Reserve for possible loan losses                      _              (.3)

           Total Assets                                      4.2              8.5

       LIABILITIES
        Acquired Funds
         Deposits
          Non-interest bearing                              17.0              8.6
          Interest bearing demand                           19.2             15.3
          Money market accounts                              6.9             14.4
          Savings                                           18.5             12.9
          Consumer time certificates under $100,000        (10.3)            10.2
          Other time                                       (23.2)             7.7

           Total Core Deposits                               4.2             11.5
          Time certificates $100,000 and over              (17.8)           (14.3)
          Foreign                                           32.7            (21.3)

           Total Purchased Deposits                        (15.7)           (14.9)

           Total Deposits                                    2.9              8.3
         Short-term borrowings                               4.6              6.9
         Long-term debt                                     25.0              9.4

           Total Acquired Funds                              3.5              8.2
        Other Liabilities
         Bank acceptances outstanding                       13.9            (13.9)
         Other liabilities                                  (1.2)            14.0

           Total Liabilities                                 3.4              8.3
       SHAREHOLDERS' EQUITY                                 15.0             11.9

           Total Liabilities and Shareholders' Equity        4.2              8.5


INVESTOR INFORMATION

[COMMON STOCK PRICE RANGE GRAPH]


  NEW YORK STOCK EXCHANGE: MTL(1)
  -----------------------------------------------------------------------------------------------------------------------------

  COMMON STOCK INFORMATION

                                   1993                                  1992                                  1991
                     ------------------------------         -----------------------------         -----------------------------
                        MARKET PRICE                           MARKET PRICE                          MARKET PRICE
                     -------------------   DIVIDEND         ------------------   DIVIDEND         ------------------   DIVIDEND
                       HIGH       LOW      DECLARED           HIGH      LOW      DECLARED           HIGH       LOW     DECLARED
                       ----       ---      --------           ----      ---      --------           ----       ---     --------
       1st Quarter    $35 5/8   $30 5/8    $.24 3/4         $27 3/8   $23 1/8    $.23 1/4          $19 1/8   $12 5/8   $.23 1/4
       2nd Quarter     37 5/8    29 3/8     .24 3/4          29 1/2    25 5/8     .23 1/4           21 5/8    18        .23 1/4
       3rd Quarter     34 3/8    31 5/8     .24 3/4          29 3/8    25 3/8     .23 1/4           23 1/2    18 5/8    .23 1/4
       4th Quarter     34 5/8    29 1/8     .24 3/4          32 1/8    25 7/8     .23 1/4           25 1/8    22        .23 1/4
                                           --------                              --------                               -------
                                           $.99                                  $.93                                   $.93
                                           ========                              ========                               =======
    ---------------------------------------------------------------------------------------------------------------------------

  SELECTED DATA

                                      DECEMBER 31                                                       DECEMBER 31
                               1993        1992       1991                                     1993         1992         1991
                               ----        ----       ----                                     ----         ----         ----
       Market Price          $30 1/8     $32 1/8    $25 1/8       Average Shares
       Dividend Yield          3.29%       2.89%      3.70%        Outstanding              35,265,911   33,693,885   30,111,266
       Price Earnings Ratio    9.07X      12.70x     10.47x       Year-end Shares
       Book Value            $23.67      $21.00     $18.94         Outstanding              35,544,653   34,862,211   32,013,551
       Market Price to                                            Shareholders of Record        11,721       11,984       11,464
        Book Value           127.27%     152.98%    132.66%       Average Daily Volume          68,561       95,147       94,068
    ----------------------------------------------------------------------------------------------------------------------------

  DEBT RATINGS


                                                                                                 THOMSON             STANDARD
                                                                  MOODY'S        FITCH          BANKWATCH            & POOR'S
                                                                  -------        -----          ---------            --------
        MERCANTILE BANCORPORATION INC.
         Issuer Rating                                                                              B
         Commercial Paper                                                                         TBW-1                 A-2
         Subordinated Debt
          7.625% Subordinated Notes, due 2002                       Baa1                          BBB+                BBB

        MERCANTILE BANK OF ST. LOUIS N.A.
         6.375% Subordinated Notes, due 2004(2)                      A3           A-                 A-               BBB+
         Certificates of Deposit                                                                  TBW-1               A-/A-2
         Letters of Credit                                                                        TBW-1               A-/A-2
    ---------------------------------------------------------------------------------------------------------------------------

  DIVIDEND INFORMATION

    Dividends are normally paid the first business day of January, April, July and October.

    If you wish to participate or want information on Dividend
    Reinvestment or Dividend Direct Deposit, please contact Society Shareholder Services, Inc., One Mercantile Center, Suite 2120, St. Louis, MO 63101-1673, telephone 314-241-4002.

  ANNUAL MEETING

    The Annual Meeting of Shareholders will be at 10:00 a.m., Thursday, April 28, 1994, at the Hyatt Regency St. Louis at Union Station, St. Louis, MO 63103, Regency Ballroom. A notice of the annual meeting and proxy materials will be mailed under separate cover to shareholders.

  INVESTOR RELATIONS AND FORM 10-K

    Analysts, investors and others seeking financial data about
    Mercantile are invited to contact Ralph W. Babb, Jr., Vice
    Chairman, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, MO 63166-0524.

    A copy of the Corporation's Form 10-K (Annual Report) filed with the Securities and Exchange Commission may be obtained without charge upon written request.

(F)
    (1) Generally appears as MercBcpMO or MercBc in newspaper stock tables.
    (2) $75,000,000 6.375% subordinated notes issued on January 25, 1994.

66                    MERCANTILE BANCORPORATION INC.

                                               DIRECTORS AND EXECUTIVE OFFICERS

  DIRECTORS

    RICHARD P. CONERLY(1,3)
    Chairman
    Orion Capital Inc.

    HARRY M. CORNELL, JR.(2,4)
    Chairman and
    Chief Executive Officer
    Leggett & Platt, Inc.

    EARL K. DILLE(3,5,6)
    Retired President
    Union Electric Company

    J. CLIFF EASON(1)
    President, Network Services
    Southwestern Bell Telephone Company

    BERNARD A. EDISON(2,3)
    Director Emeritus
    Edison Brothers Stores, Inc.

    WILLIAM A. HALL(1)
    Assistant to the Chairman
    Hallmark Cards, Inc.

    THOMAS A. HAYS(2,3,4)
    Deputy Chairman
    The May Department Stores Company

    WILLIAM G. HECKMAN(3,6)
    Director
    Arch Mineral Corporation

    THOMAS H. JACOBSEN(3,4)
    Chairman and
    Chief Executive Officer
    Mercantile Bancorporation Inc.

    JAMES B. MALLOY(2,6)
    Chairman and
    Chief Executive Officer
    Smurfit Packaging Corporation

    CHARLES H. PRICE II(6)
    Chairman
    Mercantile Bank of Kansas City

    HARVEY SALIGMAN(2)
    Managing Partner
    Cynwyd Investments

    CRAIG D. SCHNUCK(5)
    Chairman and
    Chief Executive Officer
    Schnuck Markets, Inc.

    ROBERT W. STALEY(6)
    Vice Chairman
    Emerson Electric Co.

    ROBERT L. STARK(6)
    Dean
    University of Kansas Regents Center

    PATRICK T. STOKES(1)
    President
    Anheuser-Busch, Inc.


    FRANCIS A. STROBLE(1)
    Senior Vice President and
    Chief Financial Officer
    Monsanto Company

    JOSEPH G. WERNER(5)
    President
    Werner Investments

    JOHN A. WRIGHT(1)
    President and
    Chief Executive Officer
    Big River Minerals Corp.

(F)
    (1) Member of Audit Committee

    (2) Member of Compensation and Management Development Committee

    (3) Member of Executive Committee

    (4) Member of Nominating and Board Affairs Committee

    (5) Member of Community Relations Committee

    (6) Member of Credit Policy Committee

    ---------------------------------------------------------------------------

  EXECUTIVE OFFICERS

    THOMAS H. JACOBSEN
    Chairman and
    Chief Executive Officer

    RALPH W. BABB, JR.
    Vice Chairman

    W. RANDOLPH ADAMS
    Executive Vice President
    and Chief Financial Officer

    JOHN Q. ARNOLD
    Executive Vice President
    and Chief Credit Officer

    JOHN H. BEIRISE
    President and
    Chief Institutional Banking Officer
    Mercantile Bank of St. Louis N.A.

    RICHARD H. GOLDBERG
    Executive Vice President
    Mercantile Bank of St. Louis N.A.
    Operations

    MICHAEL J. GORMAN
    Chairman
    Mercantile Bank of St. Louis N.A.

    RICHARD C. KING
    President and
    Chief Executive Officer
    Mercantile Bank of Kansas City

    JOHN W. MCCLURE
    Executive Vice President
    Community Banking

    JON W. BILSTROM
    General Counsel and
    Secretary

    JON P. PIERCE
    Senior Vice President
    Human Resources

    PATRICK STRICKLER
    Senior Vice President
    Public Affairs

    ARTHUR G. HEISE
    Senior Vice President
    and Auditor

    MICHAEL T. NORMILE
    Senior Vice President
    and Treasurer

67        MERCANTILE BANCORPORATION INC.

                                        APPENDIX

    1. There is a vertical bar graph titled "Net Interest Rate Margin" on page 16 of the printed Annual Report. The graph plots fiscal quarters from the first quarter of 1992 through the fourth quarter of 1993 on the x-axis; the y-axis plots the net interest rate margin as a percentage. This graph indicates the net interest rate margin for each quarter from the first quarter of 1992 through the fourth quarter of 1993 at the top of the bar. These figures correspond to the net interest rate margin listed in Exhibit 34, "Quarterly Financial Summary," which is on page 41 of the printed Annual Report.

    2. There is a vertical bar graph titled "Taxable-Equivalent Net Interest Income" on page 17 of the printed Annual Report. The graph plots fiscal quarters from the first quarter of 1992 through the fourth quarter of 1993 on the x-axis; the y-axis plots taxable-equivalent net interest income in millions of dollars. This graph indicates taxable-equivalent net interest income from the first quarter of 1992 through the fourth quarter of 1993 at the top of the bar.
        These figures correspond to taxable-equivalent net interest income listed on Exhibit 34, "Quarter Financial Summary," which is on page
        41 of the printed Annual Report.

    3. There is a vertical stacked bar graph titled "Sources of Funds" on page 22 of the printed Annual Report. The graph plots fiscal years from 1989 through 1993 on the x-axis and average dollars in billions on the y-axis. The "Sources of Funds" graph is a multi-color bar graph which stacks the average dollar balance in billions of: 1) core deposits; 2) purchased funds, which represents purchased deposits plus short-term borrowings; 3) long-term debt plus other liabilities; and 4) share-holders' equity for each year from 1989 through 1993. The top of each bar represents the sum of one through four as described in the previous sentence. These figures correspond to average balances provided on the "Six Year Consolidated Average Balance Sheet," which is on pages 64 and 65 of the printed Annual Report.

    4. There is a vertical stacked bar graph titled "Core Deposits" on page 23 of the printed Annual Report. The graph plots fiscal years 1989 through 1993 on the x-axis and average dollars in billions on the y-axis. The "Core Deposits" graph is a multi-color bar graph that stacks the average dollar balance in billions of: 1) non-interest bearing deposits; 2) interest bearing demand, money market accounts and savings deposits; 3) consumer time certificates under $100,000 and other time deposits for each year from 1989 through 1993. The top of each bar represents the sum of one through three as described in the previous sentence. These figures correspond to average balances provided on the "Six Year Consolidated Average Balance Sheet," which is on pages 64 and 65 of the printed Annual Report.

    5. There is a vertical stacked bar graph titled "Earning Assets" on page 27 of the printed Annual Report. The graph plots fiscal years 1989 through 1993 on the x-axis and average dollars in billions on the y-axis. The "Earning Assets" graph is a multi-color bar graph which stacks the average dollar balance in billions of: 1) loans and leases;
        2) investments in debt and equity securities; and 3) short-term investments for each year from 1989 through 1993. The top of each bar represents the sum of one through three as described in the previous sentence. These figures correspond to average balances provided on the "Six Year Consolidated Average Balance Sheet," which is on pages 64 and 65 of the printed Annual Report.

    6. There is a vertical stacked bar graph titled "Loans and Leases" on page 29 of the printed Annual Report. The graph plots fiscal years from 1989 through 1993 on the x-axis and average dollars in billions on the y-axis. The "Loans and Leases" graph is a multi-color bar graph which stacks the average dollar balance in billions of: 1) commercial; 2) real estate - commercial; 3) real estate - construction; 4) real estate
        - residential; 5) consumer; 6) credit card; and 7) foreign loans for each year from 1989 through 1993. The top of each bar represents the sum of one through seven as described in the previous sentence. These figures correspond to average balances provided on the "Six Year Consolidated Average Balance Sheet," which is on pages 64 and 65 of the printed Annual Report.

    7. There is a vertical bar graph titled "Non-performing Loan Coverage" on page 32 of the printed Annual Report. The graph plots December 31 from 1989 through 1993 on the x-axis and the reserve for possible loan losses as a percentage of non-performing loans on the y-axis. These figures correspond to the reserve balance to non-performing loans ratios listed on Exhibit 25, "Reserve for Possible Loan Losses," which is on page 31 of the printed Annual Report.

    8. There is a vertical stacked bar graph titled "Other Income" on page 37 of the printed Annual Report. The graph plots fiscal years from 1989 through 1993 on the x-axis and dollars in millions on the y-axis. The "Other Income" graph is a multi-color bar graph which stacks: 1) trust income; 2) service charges; 3) credit card fees; and 4) all other income for each year from 1989 through 1993. The top of each bar represents the sum of one through four as described in the previous sentence. These figures correspond to income amounts reported on the "Six Year Consolidated Statement of Income," which is on pages
        62 and 63 of the printed Annual Report.

    9. There is a vertical stacked bar graph titled "Other Expense" on page 38 of the printed Annual Report. The graph plots fiscal years from 1989 through 1993 on the x-axis and dollars in millions on the y-axis. The "Other Expense" graph is a multi-color bar graph which stacks: 1) personnel; 2) occupancy and equipment; and 3) all other expenses for each year from 1989 through 1993. The top of each bar represents the sum of one through three as described in the previous sentence. These figures correspond to income amounts reported on the "Six Year Consolidated Statement of Income," which is on pages 62 and 63 of the printed Annual Report.

   10. There is a vertical bar graph titled "Common Stock Price Range" on page 66 of the printed Annual Report. The graph plots fiscal years from 1989 through 1993 on the x-axis and dollars on the y-axis. The "Common Stock Price Range" graph indicates five years of market price ranges for each year from 1989 through 1993. Each bar indicates the dollar range of the stock price for the year.