Form 10-K405, Exhibit 13
MERCANTILE BANCORPORATION INC
filed 1995-03-31
CIK 64907

 MERCANTILE BANCORPORATION INC.

 MERCANTILE'S
 MISSION IS TO BE
 A PREMIER
 BANKING
 ORGANIZATION
 IN THE
 U.S.

 ANNUAL REPORT 1994

 ----------------------------------------------------------------------

 CORPORATE DESCRIPTION

 At the end of 1994, Mercantile Bancorporation Inc., headquartered in St. Louis, was the parent company of 40 banks in Missouri, Kansas, Illinois and Iowa, and other subsidiaries providing specialized financial services. Early in 1995, Mercantile completed the affiliations of Wedge Bank in Alton, Illinois and UNSL Financial Corp, holding company for United Savings Bank, a Lebanon, Missouri savings and loan association. Mercantile currently has acquisitions pending with financial institutions in Missouri and Iowa, as well as its first merger in Arkansas. The organization's focus is on retail, institutional and corporate markets in its primary midwest market area and clients with ties to the Midwest.

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

 Mercantile banks deliver services to customers through a network of 249 banking offices and 249 Fingertip Banking(R) Automated Teller Machines, which also belong to the regional BankMate(R) and international Cirrus(R) networks. Mercantile's broad range of services are concentrated in four major lines of business-retail, corporate and investment banking, and trust. Non-banking subsidiaries which provide related financial services include Mississippi Valley Advisors Inc., for investment research and asset management, Mercantile Investment Services, Inc., for brokerage services, and Mercantile Business Credit, Inc., an asset-based lender.

 CORPORATE ADDRESS
 One Mercantile Center
 P.O. Box 524
 St. Louis, MO 63166-0524

 INDEPENDENT ACCOUNTANTS
 KPMG Peat Marwick LLP
 1010 Market Street
 St. Louis, MO 63101-2085

 GENERAL COUNSEL
 Thompson & Mitchell
 One Mercantile Center
 St. Louis, MO 63101-1693

 TRANSFER AGENT
 KeyCorp Shareholder Services, Inc.
 P.O. Box 6477
 Cleveland, OH 44101-1477

 TABLE OF CONTENTS


   Highlights........................................................ 1
   Letter to Shareholders............................................ 2
   Achievements, Advancements and Innovations........................ 5
   Banks and Other Subsidiaries......................................12
   Financial Discussion and Report...................................13
   Investor Information..............................................68
   Directors and Executive Officers..................................69

                                    HIGHLIGHTS

                                                                                                                PERCENT CHANGE
                                                                                                               -----------------
                                                                                                               1993 TO   1992 TO
   ($ IN THOUSANDS EXCEPT PER SHARE DATA)                 1994                1993               1992            1994     1993
 -------------------------------------------------------------------------------------------------------------------------------
   PER SHARE DATA
     Net income                                             $ 3.74             $ 2.80              $ 2.36       33.6%    18.6%
     Dividends declared                                       1.12                .99                 .93       13.1      6.5
     Book value at December 31                               24.72              22.40               20.25       10.4     10.6
     Market price at December 31                             31 1/4             30 1/8              32 1/8       3.7     (6.2)
     Average common shares outstanding                  43,091,152         42,439,298          39,492,237        1.5      7.5
 -------------------------------------------------------------------------------------------------------------------------------
   OPERATING RESULTS
     Taxable-equivalent net interest income               $519,777           $510,770            $465,659        1.8%     9.7%
     Tax-equivalent adjustment                               9,114              9,574               9,570       (4.8)       -
     Net interest income                                   510,663            501,196             456,089        1.9      9.9
     Provision for possible loan losses                     33,472             61,013              74,579      (45.1)   (18.2)
     Other income                                          188,296            199,158             183,944       (5.5)     8.3
     Other expense                                         412,369            444,909             418,068       (7.3)     6.4
     Income taxes                                           92,089             75,568              52,346       21.9     44.4
     Net income                                            161,029            118,864              95,040       35.5     25.1
 -------------------------------------------------------------------------------------------------------------------------------
   ENDING BALANCES
     Total assets                                      $12,241,794        $12,141,127         $12,273,028         .8%    (1.1)%
     Loans and leases                                    8,114,845          7,381,774           7,499,221        9.9     (1.6)
     Deposits                                            9,053,859          9,602,083           9,927,959       (5.7)    (3.3)
     Shareholders' equity                                1,068,250            958,557             851,324       11.4     12.6
     Reserve for possible loan losses                      170,940            168,651             165,575        1.4      1.9
 -------------------------------------------------------------------------------------------------------------------------------
   AVERAGE BALANCES
     Total assets                                      $12,138,914        $12,215,514         $11,815,859        (.6)%    3.4%
     Earning assets                                     11,120,640         11,123,837          10,750,502          -      3.5
     Loans and leases                                    7,622,125          7,412,810           7,443,980        2.8      (.4)
     Deposits                                            9,590,178         10,002,563           9,749,860       (4.1)     2.6
     Shareholders' equity                                1,017,790            914,335             795,532       11.3     14.9
 -------------------------------------------------------------------------------------------------------------------------------
   SELECTED RATIOS
     Return on assets                                         1.33%               .97%                .80%
     Return on equity                                        15.82              13.00               11.95
     Overhead ratio                                          58.24              62.67               64.36
     Other expense to average assets                          3.40               3.64                3.54

     Net interest rate margin                                 4.67               4.59                4.33

     Equity to assets                                         8.73               7.90                6.94
     Tier I capital to risk-adjusted assets                  11.87              11.06                9.75
     Total capital to risk-adjusted assets                   15.78              14.54               14.32
     Leverage                                                 8.32               7.33                6.39

     Reserve for possible loan losses to
      outstanding loans                                       2.11               2.28                2.21
     Reserve for possible loan losses to
      non-performing loans                                  675.57             293.39              156.85
     Non-performing assets to outstanding
      loans and foreclosed assets                              .46               1.26                2.18

     Dividend payout                                         29.95              35.36               39.41
 -------------------------------------------------------------------------------------------------------------------------------
   SELECTED DATA
     Shareholders of record                                 13,585             13,778              14,469
     Employees<F1>                                           5,656              5,978               5,901
     Banks                                                      40                 42                  41
     Banking offices                                           249                249                 236
     Automated Teller Machines<F2>                             249                242                 224
 -------------------------------------------------------------------------------------------------------------------------------

<F1> Full-time equivalent employees.
<F2> Member of BankMate(R) and Cirrus(R) Automated Teller Machine networks.


                     MERCANTILE BANCORPORATION INC.

                         BANKS AND OTHER SUBSIDIARIES

                                                                                                          DECEMBER 31, 1994
                                                                                                           ($ IN THOUSANDS)
                                                                                                  ------------------------------
                                                                             LOCATIONS                       SHARE-    RETURN ON
                                                                   ----------------------------             HOLDER'S    AVERAGE
   BANK                                   CHIEF EXECUTIVE OFFICER  MAIN OFFICE           TOTAL    ASSETS     EQUITY      ASSETS
                                          -----------------------  -----------           -----    ------    --------   ---------
   Mercantile Bank of St. Louis N.A.      Thomas H. Jacobsen       St. Louis, MO           54   $6,351,671  $524,064     1.31%
   Mercantile Bank of Kansas City         Richard C. King          Kansas City, MO         17      777,385    69,778     1.31
   Mercantile Bank of Kansas              Richard C. King          Overland Park, KS       18      590,521    49,350     1.21
   Mercantile Bank of Illinois N.A.       A. Jesse Hopkins         Alton, IL               15      455,261    35,565     2.42
   Mercantile Bank of Joplin              Larry L. Gilb            Joplin, MO              11      387,641    34,526     1.70
   Mercantile Bank of Northern Iowa       Daniel B. Watters        Waterloo, IA             7      364,669    31,813     1.28
   Mercantile Bank of St. Joseph          Thomas B. Fitzsimmons    St. Joseph, MO           9      329,228    28,770     1.33
   Mercantile Bank of Springfield         David W. Felske          Springfield, MO          9      305,782    24,773     1.66
   Mercantile Bank of Lawrence            John R. Elmore           Lawrence, KS            12      233,657    24,310     1.51
   Mercantile Bank of Jefferson County    William C. Heady         High Ridge, MO           5      211,200    18,723     1.60
   Mercantile Bank of Topeka              Charles N. Johns         Topeka, KS              12      197,692    17,244     1.16
   Mercantile Bank of Cape Girardeau      O. J. Miller             Cape Girardeau, MO       3      170,976    13,208     1.18
   Mercantile Bank of Franklin County     Thomas M. Metzger        Washington, MO           4      161,611    13,020     1.74
   Mercantile Bank of the Mineral Area    Lowell C. Peterson       Farmington, MO           3      160,033    13,138     2.05
   Mercantile Bank of North Central
    Missouri                              Loren E. Jensen          Macon, MO                5      157,904    13,229     1.50
   Mercantile Bank of West Central
    Missouri                              Phillip M. Hunt          Sedalia, MO              8      147,535    14,464     1.18
   Mercantile Bank of Lake of the Ozarks  Jerry A. Setser          Eldon, MO                4      124,501    11,118     1.68
   Mercantile Bank of Poplar Bluff        Melvin D. Brown          Poplar Bluff, MO         4      104,210     9,230     1.37
   Mercantile Bank of Mt. Vernon          David P. Strautz         Mt. Vernon, IL           5       91,630     8,107     1.11
   Mercantile Bank of Centralia           Harry N. Harrison        Centralia, IL            3       91,419     9,811     1.35
   Mercantile Bank of Missouri Valley     R. Scott Weston          Richmond, MO             2       86,618     7,313     1.33
   Mercantile Bank of Stoddard/Bollinger
    Counties                              John S. Davis            Dexter, MO               4       79,511     6,763     1.43
   Mercantile Bank of Monett              Jerry L. LeClair         Monett, MO               5       79,228     6,971     1.48
   Mercantile Bank of Trenton             Jan O. Humphreys         Trenton, MO              3       78,572     9,824     1.36
   Mercantile Bank of Perryville          Mark D. Grieshaber       Perryville, MO           1       69,163     6,198     1.35
   Mercantile Bank of Flora               Martin P. Tudor          Flora, IL                1       68,242     8,668     1.27
   Mercantile Bank of Phelps County       Robert R. Thompson       Rolla, MO                2       67,161     5,468      .99
   Mercantile Bank of Pike County         Darrell L. Denish        Bowling Green, MO        2       58,020     4,512     1.38
   Mercantile Bank of Memphis             Robert L. Henselman      Memphis, MO              1       51,304     4,331     2.10
   Mercantile Bank of Doniphan            William R. Orendorff     Doniphan, MO             2       50,292     5,080     1.54
   Mercantile Bank of Boone County        Terry W. Coffelt         Columbia, MO             2       49,564     4,000      .73
   Mercantile Bank of East Central
    Missouri                              Stanley B. Bonnes        Montgomery City, MO      2       49,051     4,154     1.66
   Mercantile Bank of Ste. Genevieve      Samuel F. Berendzen      Ste. Genevieve, MO       1       48,125     4,034     1.14
   Mercantile Bank of Northwest Missouri  Coby D. Lamb             Maryville, MO            4       43,358     4,463      .95
   Mercantile Bank of Willow Springs      Jerry H. Abbott          Willow Springs, MO       1       39,195     3,504     2.31
   Mercantile Bank of Sikeston            Mark E. Nelson           Sikeston, MO             1       39,161     3,665     1.34
   Mercantile Bank of Wright County       Thomas F. Zinnert        Hartville, MO            1       38,443     3,385     1.49
   Mercantile Bank of Carlyle             Gregory A. Meyer         Carlyle, IL              3       37,975     3,842     1.04
   Mercantile Bank of Plattsburg          Alan L. Hall             Plattsburg, MO           3       37,288     3,836     1.56
   Mercantile Trust Company N.A.          W. Randolph Adams        St. Louis, MO            -        8,002     7,471        -
 -------------------------------------------------------------------------------------------------------------------------------


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

 CREDIT LIFE INSURANCE
 Mississippi Valley Life Insurance Co.
 Mercantile Tower
 St. Louis, MO 63101-1643

 INSURANCE AGENCY
 Mercantile Insurance Services, Inc.
 Mercantile Tower
 St. Louis, MO 63101-1643

 INVESTMENT MANAGEMENT
 Mississippi Valley Advisors Inc.
 Mercantile Tower
 St. Louis, MO 63101-1643

 OFF-SHORE BRANCH
 Mercantile Bank of St. Louis N.A.
 Cayman Branch
 Grand Cayman, B.W.I.

 RECENT MERGERS
 UNSL Financial Corp
 Lebanon, MO
 (completed January 3, 1995)

 Wedge Bank
 Alton, IL
 (completed January 3, 1995)

 PENDING AFFILIATIONS
 Central Mortgage
 Bancshares, Inc.
 Kansas City, MO

 TCBankshares, Inc.
 North Little Rock, AR

 Plains Spirit Financial Corporation
 Davenport, IA

 Southwest Bancshares, Inc.
 Springfield, MO

 MERCANTILE BANCORPORATION INC.

 FINANCIAL DISCUSSION AND REPORT

 TABLE OF CONTENTS

   Financial Commentary..............................................14
    Performance Summary..............................................14
    Net Interest Income..............................................18
    Liquidity........................................................20
    Interest Rate Sensitivity........................................22
    Deposits.........................................................23
    Short-Term Borrowed Funds
     and Short-Term Investments..................................... 25
    Capital Resources................................................25
    Investments in Debt and Equity Securities........................28
    Loans............................................................29
    Risk Management and the
     Reserve for Possible Loan Losses............................... 31
    Non-Performing Assets............................................34
    Off-Balance-Sheet Risk...........................................35
    Other Income.....................................................36
    Other Expense....................................................37
    Income Taxes.....................................................39
    Fourth Quarter Results...........................................40

   Management Report on Consolidated
    Financial Statements.............................................42

   Audited Financial Statements
    Independent Auditors' Report.....................................43

    Mercantile Bancorporation Inc.
     and Subsidiaries Consolidated
     Financial Statements........................................... 44

    Notes to Consolidated Financial Statements.......................48

   Six Year Consolidated Financial Statements........................64

   Investor Information..............................................68

       FINANCIAL COMMENTARY

 PERFORMANCE SUMMARY

   Net income for Mercantile Bancorporation Inc. ("Corporation" or "Mercantile") was a record $161,029,000 in 1994, a 35.5% improvement from the $118,864,000 recorded in 1993. Per share net income was $3.74, up 33.6% from the $2.80 earned last year. All prior year figures have been restated to include the results of operations and financial positions of Metro Bancorporation ("Metro") and United Postal Bancorp, Inc. ("United Postal"), which were merged with Mercantile on January 3, 1994 and February 1, 1994, respectively, in transactions accounted for as poolings-of-interests. Included in those restated 1993 figures was a $16.5 million after-tax charge for these two acquired companies to conform their accounting and credit policies regarding loan, other real estate and other asset valuations to those of Mercantile. Compared with the originally reported 1993 figure, 1994 earnings per share improved by 12.7%.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 1
 SELECTED FINANCIAL DATA

                                                                                                               GROWTH RATES
                                                                                                           ---------------------
                                       1994       1993        1992        1991       1990        1989      ONE YEAR   FIVE YEARS
                                       ----       ----        ----        ----       ----        ----      --------   ----------
   PER SHARE DATA
    Net income                         $ 3.74     $ 2.80      $ 2.36      $ 2.37     $ 2.18      $  .29      33.6%       66.8%
    Dividends declared                   1.12        .99         .93         .93        .93         .93      13.1         3.8
    Book value at year-end              24.72      22.40       20.25       18.86      17.14       15.86      10.4         9.3
    Market price at year-end            31 1/4     30 1/8      32 1/8      25 1/8     14          17 3/8      3.7        12.5
    Average common shares
     outstanding (thousands)           43,091     42,439      39,492      31,791     30,144      29,092       1.5         8.2

   OPERATING RESULTS (THOUSANDS)
    Taxable-equivalent net
     interest income                 $519,777   $510,770    $465,659    $381,067   $341,293    $322,938       1.8        10.0
    Tax-equivalent adjustment           9,114      9,574       9,570       8,512     11,376      14,500      (4.8)       (8.9)
                                     --------   --------    --------    --------   --------    --------
    Net interest income               510,663    501,196     456,089     372,555    329,917     308,438       1.9        10.6
    Provision for possible
     loan losses                       33,472     61,013      74,579      58,076     50,886     104,708     (45.1)      (20.4)
    Other income                      188,296    199,158     183,944     155,696    137,356     150,038      (5.5)        4.6
    Other expense                     412,369    444,909     418,068     383,348    318,887     335,266      (7.3)        4.2
    Income taxes (credits)             92,089     75,568      52,346      18,673     27,658      (1,804)     21.9           -
                                     --------   --------    --------    --------   --------   ---------
     Net income                      $161,029   $118,864    $ 95,040    $ 68,154   $ 69,842    $ 20,306      35.5        51.3
                                     ========   ========    ========    ========   ========    ========
   ENDING BALANCE SHEET (MILLIONS)
    Total assets                      $12,242    $12,141     $12,273     $10,765    $10,137      $9,536        .8         5.1
    Earning assets                     11,261     11,114      11,186       9,827      9,016       8,477       1.3         5.8
    Loans and leases                    8,115      7,382       7,499       6,946      6,884       6,358       9.9         5.0
    Investments in debt and
     equity securities                  3,034      3,401       3,401       2,475      1,886       1,904     (10.8)        9.8
    Deposits                            9,054      9,602       9,928       8,776      8,278       7,601      (5.7)        3.6
    Long-term debt                        287        273         299         203        233         308       5.3        (1.4)
    Shareholders' equity                1,068        959         851         690        581         536      11.4        14.8
    Reserve for possible
     loan losses                          171        169         166         146        149         149       1.4         2.7

   AVERAGE BALANCE SHEET (MILLIONS)
    Total assets                      $12,139    $12,216     $11,816     $10,196     $9,546      $8,886       (.6)        6.4
    Earning assets                     11,121     11,124      10,751       9,243      8,598       7,891         -         7.1
    Loans and leases                    7,622      7,413       7,444       6,789      6,485       6,000       2.8         4.9
    Investments in debt and
     equity securities                  3,272      3,392       2,989       2,072      1,888       1,712      (3.5)       13.8
    Deposits                            9,590     10,003       9,750       8,386      7,802       7,184      (4.1)        5.9
    Long-term debt                        292        275         237         226        253         244       6.3         3.6
    Shareholders' equity                1,018        914         796         648        558         532      11.3        13.8
 -------------------------------------------------------------------------------------------------------------------------------



          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

   When compared with last year, 1994 results reflected continued improvement in the levels of net interest income, and lower levels of both operating expenses and the provision for loan losses, partially offset by a small decrease in other income. The key measurements of profitability also showed improvement in 1994, as return on average assets was a record 1.33% compared with the 1993 restated .97% and originally reported 1.11%, while return on equity was 15.82% versus the prior year's restated 13.00% and originally reported 14.87%. Financial highlights for the past six years are presented in Exhibits 1 and 2.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 2
 SELECTED RATIOS

                                             1994           1993           1992           1991           1990           1989
                                             ----           ----           ----           ----           ----           ----
   Return on assets                          1.33%           .97%           .80%           .67%           .73%           .23%
   Return on equity                         15.82          13.00          11.95          10.52          12.51           3.81
   Overhead ratio                           58.24          62.67          64.36          71.42          66.62          70.88
   Other expense to average assets           3.40           3.64           3.54           3.76           3.34           3.77

   Dividend yield                            3.58           3.29           2.89           3.70           6.64           5.35
   Dividend payout                          29.95          35.36          39.41          39.24          42.66              -

   Equity to assets                          8.73           7.90           6.94           6.41           5.73           5.62
   Tier I capital to risk-adjusted
    assets                                  11.87          11.06           9.75           8.33           6.52           6.41
   Total capital to risk-adjusted
    assets                                  15.78          14.54          14.32          10.39           8.38           8.37
   Leverage                                  8.32           7.33           6.39           5.99           5.02           4.88

   Loans to deposits (average)              79.48          74.11          76.35          80.96          83.13          83.52
   Reserve for possible loan losses to
    outstanding loans                        2.11           2.28           2.21           2.10           2.16           2.35
   Reserve for possible loan losses to
    non-performing loans                   675.57         293.39         156.85         113.14         119.68         121.55
   Non-performing loans to
    outstanding loans                         .31            .78           1.41           1.86           1.80           1.93
   Non-performing assets to outstanding
    loans and foreclosed assets               .46           1.26           2.18           2.97           2.75           2.85

   Net interest rate margin                  4.67           4.59           4.33           4.12           3.97           4.09
 -------------------------------------------------------------------------------------------------------------------------------

   In 1994 Mercantile once again met its objective of emphasizing profitability while remaining receptive to opportunities for growth. Mercantile's corporate strategy for growth is to concentrate on its existing natural markets. To this end, Mercantile continually evaluates and pursues expansion opportunities to enhance its competitive position in its existing markets of Missouri, Illinois, Kansas and Iowa, as well as in major markets in the states contiguous to Missouri. Such opportunities currently include the acquisition of banks or thrift institutions, and the establishment of new branches.

   On July 6, 1994, Mercantile announced plans to expand its banking operations in southwestern Illinois through the acquisition of Wedge Bank ("Wedge"), a $196 million-asset bank headquartered in Alton, Illinois. One week later, the Corporation reached an agreement to acquire UNSL Financial Corp of Lebanon, Missouri ("UNSL"), holding company for the $508 million-asset United Savings Bank in southwestern and central Missouri. On September 21, 1994, Mercantile announced plans to acquire Central Mortgage Bancshares, Inc. of Kansas City, Missouri ("Central"), a $650 million-asset bank holding company with three banking subsidiaries, while on December 5, 1994, the Corporation announced plans to expand into Arkansas through a merger with TCBankshares, Inc. ("TCBankshares"), a $1.4 billion-asset, six-bank holding company based in North Little Rock. Additionally, on January 27, 1995, Mercantile signed a definitive agreement to merge with Southwest Bancshares, Inc., headquartered in Springfield, Missouri. All these transactions will be accounted for as poolings-of-interests.

   On December 23, 1994, the Corporation announced plans to further expand in Iowa with the acquisition of Plains Spirit Financial Corporation ("Plains Spirit"), a $439 million-asset savings bank in Davenport, Iowa. That transaction is expected to close mid-year 1995 and will be accounted for as a purchase.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 3
 ACQUISITIONS

                                                                                    ORIGINAL       CONSIDERATION
                                                                                   INTANGIBLE    -----------------        ACCOUNTING
                                              DATE          ASSETS      DEPOSITS      ASSET      CASH       SHARES          METHOD
                                              ----          ------      --------   ----------    ----       ------        ----------
                                                                             ($ in Thousands)
   ACQUISITIONS COMPLETED
   United Postal Bancorp, Inc.             Feb. 1, 1994   $1,260,765   $1,025,252     $   -   $   39    5,631,953           Pooling
   Metro Bancorporation                    Jan. 3, 1994      370,175      333,183         -        6    1,638,278           Pooling
   Mt. Vernon Bancorp, Inc.                Sept. 1, 1993     113,128      100,695     4,700    1,805      216,936           Purchase
   First National Bank of Flora            Apr. 1, 1993       70,725       61,661     2,549    3,004      232,503           Purchase
   MidAmerican Corporation and Johnson
    County Bankshares, Inc.                Jan. 4, 1993    1,102,906      956,578         -       12    4,736,424           Pooling
   Ameribanc, Inc.                         Apr. 30, 1992   1,177,825    1,035,561         -    8,851    1,975,421           Purchase

   RESOLUTION TRUST CORPORATION
    TRANSACTIONS COMPLETED
   First State Savings Association of
    Sedalia                                Apr. 3, 1992      156,818      163,055     2,186    2,186            -           Purchase
   Home Federal Savings Association
    branches                               Mar. 27, 1992         470      222,304     3,227    3,227            -           Purchase

   RECENTLY COMPLETED ACQUISITIONS
   UNSL Financial Corp                     Jan. 3, 1995      508,346      380,716         -       11    1,578,107           Pooling
   Wedge Bank                              Jan. 3, 1995      195,716      152,865         -        1      969,954           Pooling

   ACQUISITIONS PENDING
   Central Mortgage Bancshares, Inc.       Mar. 1995         650,214      565,986         -        -    2,625,000<F1>       Pooling
   TCBankshares, Inc.                      2nd Qtr. 1995   1,411,791    1,178,414         -        -    4,750,000<F1>,<F2>  Pooling
   Plains Spirit Financial Corporation     2nd Qtr. 1995     438,679      265,822       N/A    <F3>       <F3>              Purchase
   Southwest Bancshares, Inc.              3rd Qtr. 1995     175,759      146,103         -        -      675,000<F1>       Pooling

<F1> Estimated shares to be issued in acquisition.
<F2> In addition to Mercantile common stock issued, the Corporation will assume, through an exchange, the outstanding, non-convertible preferred stock of TCBankshares, Inc.
<F3> The value of the consideration will total $64 million, which includes up to 1,400,000 shares of Mercantile common stock.
 -------------------------------------------------------------------------------------------------------------------------------

   The Wedge and UNSL transactions closed on January 3, 1995. Wedge will be merged with the existing Mercantile Bank in Alton, Illinois, and the UNSL merger will result in a new Mercantile bank headquartered in Lebanon, Missouri and the integration of certain other branches into Mercantile banks in other common markets. The Central acquisition is anticipated to close during the first quarter of 1995. Approximately two-thirds of the assets of Central are in the Kansas City area and it is anticipated that those operations will be merged into the Mercantile Bank in Kansas City, Missouri. The TCBankshares merger is expected to be closed in the second quarter of 1995. These transactions should bring total assets at mid-year 1995 to approximately $15 billion.

   Merger activity for the past three years is summarized in Exhibit 3. It is not anticipated that any of the recently completed or pending acquisitions will have a significant impact on liquidity, capital ratios or expected trends in the results of operations of the Corporation.

   During 1994 the total number of banking offices increased from an originally reported 220 to 249. There were 17 locations added from mergers, 15 new offices opened and three offices closed during the year, as the Corporation continued to monitor the profitability and growth opportunities of each of its locations. After all announced acquisitions previously discussed are closed during 1995, Mercantile will be operating approximately 320 branches.

   Net interest income for 1994 increased 1.9% over the prior year to $510,663,000. The net interest rate margin was 4.67% in 1994 compared with 4.59% in 1993, and it benefited primarily from continued wide interest rate spreads, as average earning assets remained at the same relative level as in 1993. Average loans grew by $209,315,000 or 2.8%, short-term investments decreased by $92,896,000 or 29.1% and investment securities were down by $119,616,000 or 3.5%.


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

   Other income was $188,296,000 in 1994, a decrease of $10,862,000 or 5.5% from a year ago. Modest growth in credit card and letters of credit fees were offset by declines in all other categories of non-interest income.

   Other expense was down 7.3% from a year ago and totaled $412,369,000 compared with $444,909,000 last year. The reduction in expense levels resulted primarily from the realization of synergies from mergers completed in prior years, restructuring costs of $12,053,000 included in 1993 results and significantly lower foreclosed property costs.
 The result was an improvement in the overhead ratio to 58.24% in 1994 compared with 62.67% in 1993 and 64.36% in 1992.

   The provision for possible loan losses for 1994 was $33,472,000 compared with $61,013,000 the prior year, a decline of 45.1%, and was indicative of the improvements in the Corporation's credit quality. The ratio of net charge-offs to average loans for 1994 was .41% compared with .81% last year. The net charge-off figures were $31,183,000 and $60,179,000, respectively. At December 31, 1994, the reserve for possible loan losses was $170,940,000 and represented 2.11% of loans compared with 2.28% last year. The reserve covered 675.57% of non-performing loans versus the 293.39% coverage ratio at December 31, 1993.

   Non-performing loans as of December 31, 1994 declined by $32,180,000 or 56.0% to $25,303,000 or .31% of total loans from $57,483,000 or
 .78% at December 31, 1993. Foreclosed assets, including in-substance foreclosures, declined by $23,667,000 or 65.7% to $12,347,000 compared with $36,014,000 at the end of 1993.

   Consolidated assets at December 31, 1994 were $12.2 billion compared with $12.1 billion at year-end 1993. Core deposits declined by 8.2% to $8.4 billion, loans were $8.1 billion, up 9.9% from last year, and shareholders' equity of $1.1 billion was up 11.4% from year to year. The 1994 year-end equity to assets ratio improved to 8.73% from 7.90% the prior year, and the Tier I and Total risk-based capital ratios increased to 11.87% and 15.78%, respectively, from 11.06% and 14.54% at December 31, 1993.

   Net income in the St. Louis Area (Mercantile Bank of St. Louis N.A.
 and Mercantile Trust Company N.A.) for 1994 was $88,564,000 compared with $60,677,000 in 1993, an increase of 46.0%. These results reflected stable net interest income, and significant reductions in operating and foreclosed property expenses and the provision for loan losses, partially offset by reduced other income. Return on average assets was 1.40% compared with .95% last year. Year-end assets were $6.4 billion, up .7% from a year earlier, and loans of $3.9 billion increased 9.2%, while deposits of $3.9 billion were down 10.9% from December 31, 1993.
 The St. Louis Area represents approximately one-half of the Corporation's assets.



 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 4
 ORGANIZATIONAL CONTRIBUTION

                                                                                  DECEMBER 31, 1994
                                                       ------------------------------------------------------------------------
                                                                        KANSAS                         PARENT
                                                       ST. LOUIS         CITY         COMMUNITY     COMPANY AND
                                                        AREA<F*>         AREA           BANKS       ELIMINATIONS   CONSOLIDATED
                                                       ---------        ------        ---------    --------------  ------------
                                                                                   ($ in Thousands)
   Net income                                          $   88,564     $   20,969      $   67,371     $ (15,875)     $   161,029
   Average assets                                       6,347,624      1,613,626       4,403,987      (226,323)      12,138,914

   Return on assets                                          1.40%          1.30%           1.53%                          1.33%
   Net interest rate margin                                  4.14           4.82            5.23                           4.67
   Overhead ratio                                           55.00          59.11           54.41                          58.24
   Other expense to average assets                           2.94           3.41            3.45                           3.40

   Equity to assets                                          8.36           8.96            8.76                           8.73

   Reserve for possible loan losses to outstanding
    loans                                                    1.98           2.17            2.24                           2.11
   Reserve for possible loan losses to non-
    performing loans                                       748.62         598.80          632.17                         675.57

   Non-performing loans to outstanding loans                  .26            .36             .35                            .31
   Non-performing assets to outstanding loans and
    foreclosed assets                                         .41            .48             .45                            .46

<F*>Includes the results of Mercantile Bank of St. Louis N.A., Mercantile
    Trust Company N.A., Mercantile Business Credit, Inc. (asset-based lending), Mercantile Investment Services, Inc. (brokerage),
    Mississippi Valley Advisors Inc. (investment management) and Merc
    Mortgage (mortgage banking).
 -------------------------------------------------------------------------------------------------------------------------------

[EXHIBIT 5 NET INTEREST RATE MARGIN (%) GRAPH]

   Net interest income in the St. Louis Area improved by .1% as the volume of average earning assets declined by $18,326,000 or .3%, while the net interest rate margin increased by one basis point to 4.14%. Average outstanding loans grew by $78,549,000 or 2.1%, while the investment portfolio declined by 5.2%. Average core deposits declined by $393,567,000 or 8.8%. Non-interest expenses were down 13.8%, while the overhead ratio improved to 55.00% from 61.73% for the prior year. Other income declined $11,236,000 or 9.3%, due largely to a higher level of securities gains during 1993 at United Postal, which was merged into Mercantile Bank of St. Louis N.A. on August 16, 1994.

   The provision for possible loan losses in the St. Louis Area was $11,300,000 compared with $29,281,000 in 1993, a decline of
 $17,981,000 or 61.4%. During the fourth quarter of 1993, United Postal recorded a $7,500,000 provision to conform its credit policies to those of Mercantile. This factor, as well as significantly lower levels of non-performing loans, allowed for the lower provision. The reserve for possible loan losses as a percentage of total loans was 1.98% at December 31, 1994 versus 2.06% at December 31, 1993, while the reserve coverage of non-performing loans was strengthened to 748.62% compared with 217.88% at December 31, 1993.

   In the 35 Community Banks (all banks other than the three banks in the Kansas City Area and the two in St. Louis), 1994 net income was $67,371,000, a 15.2% improvement over the $58,492,000 earned in 1993.
 Year-end assets were $4.5 billion, up 1.1%, while total deposits were down 2.1% and loans increased by 9.0% or $267,042,000. Return on average assets improved to 1.53% compared with 1.32% last year. The Community Bank network only had three banks with a return on assets less than one percent and two of those earned in the .90% range.

   Net interest income in the Community Banks increased by $4,624,000 or 2.2% during 1994, as average earning assets were relatively flat with 1993 and the net interest rate margin increased by eleven basis points to 5.23%. The provision for possible loan losses in the Community Banks declined by 33.5% to $18,421,000, as credit quality significantly improved and some substantial recoveries on previously charged-off loans were realized. The reserve as a percentage of loans outstanding was 2.24% compared with 2.44% a year earlier, while the reserve coverage of non-performing loans was 632.17% at the end of 1994 versus 400.95% at December 31, 1993. Other income grew by 3.2%, led by improvements in service charge income and credit card fees. Other expense growth was 1.2%, while the overhead ratio dropped to 54.41% versus 55.04% in 1993.

   The three banks in the Kansas City Area, with year-end assets of $1.6 billion, earned $20,969,000 in 1994, a 19.2% increase when compared with the $17,590,000 earned in 1993. Return on average assets grew to 1.30% compared with 1.09% the previous year. Net interest income increased by $2,343,000 or 3.4% during 1994 as average earning assets grew by $7,942,000 or .5% and the net interest rate margin increased by 13 basis points to 4.82%. The provision for possible loan losses declined by 6.7% to $3,751,000, and at year-end 1994, the reserve as a percentage of loans outstanding was 2.17%, while the reserve coverage of non-performing loans was 598.80% compared with 413.31% last year-end. Other income declined by 9.3%, primarily due to declines in service charge income and trust revenues. Operating expenses were well controlled, declining by 8.0%, resulting in an overhead ratio of 59.11% compared with 64.39% in 1993. Exhibit 4 summarizes some key ratios representing the organizational contribution and financial condition of the three reporting Mercantile units.

   The following financial commentary presents a more thorough discussion and analysis of the results of operations and financial condition of the Corporation. It should be read in conjunction with the audited Consolidated Financial Statements and related notes.

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


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

[EXHIBIT 7 TAXABLE-EQUIVALENT NET INTEREST INCOME GRAPH]


   In 1994 net interest income was $510,663,000, a 1.9% increase over the $501,196,000 earned last year. This improvement was attained as a result of the widening of the net interest rate margin by eight basis points from 4.59% in 1993 to 4.67%, while average earning assets remained relatively stable. Specific factors contributing to the higher net interest rate margin in 1994 included higher levels of shareholders' equity, a continued decline in non-performing assets, a decrease in higher-costing retail certificates of deposit as a percentage of total funding, a contraction in lower-yielding short-term investments, volume growth in the higher-yielding consumer loan categories, and the generally upward trend in interest rates throughout 1994.

   Interest rates began increasing late in the first quarter of 1994 and continued to rise throughout the year as the prime rate rose to 8.50% at year-end from 6.00% in January 1994. Mercantile's asset/ liability management strategies and continued wide market spreads allowed the Corporation to improve its net interest rate margin during the current year to 4.67% compared with the 1991, 1992 and 1993 respective margins of 4.12%, 4.33% and 4.59%. Using 1995 budgeted balance sheet levels, current model projections indicate that a 200 basis point change in market interest rates impact net interest income by less than one percent when compared to a stable rate environment.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 6
 SUMMARY OF OPERATIONS RELATED
 TO AVERAGE ASSETS
                                                                                            1994          1993          1992
                                                                                            ----          ----          ----
                                                                                               (Taxable-equivalent Basis)
     NET INTEREST MARGIN                                                                    4.28%        4.18%         3.94%
     PROVISION FOR POSSIBLE LOAN LOSSES                                                      .28          .50           .63
     OTHER INCOME
      Trust                                                                                  .49          .50           .49
      Service charges                                                                        .47          .48           .47
      Credit card fees                                                                       .20          .20           .18
      Mortgage banking                                                                       .05          .09           .06
      Investment banking                                                                     .07          .07           .08
      Securities gains                                                                         -          .03           .02
      Other                                                                                  .27          .26           .26
                                                                                            ----         ----          ----
       Total Other Income                                                                   1.55         1.63          1.56

     OTHER EXPENSE
      Personnel expense                                                                     1.82         1.76          1.63
      Net occupancy and equipment                                                            .49          .51           .47
      Other                                                                                 1.09         1.37          1.44
                                                                                            ----         ----          ----
       Total Other Expense                                                                  3.40         3.64          3.54
                                                                                            ----         ----          ----
     TAXABLE-EQUIVALENT INCOME BEFORE
      INCOME TAXES                                                                          2.15         1.67          1.33
     Income taxes                                                                            .75          .62           .45
     Tax-equivalent adjustment                                                               .07          .08           .08
                                                                                            ----         ----          ----
      NET INCOME                                                                            1.33%         .97%          .80%
                                                                                            ====         ====          ====

 -------------------------------------------------------------------------------------------------------------------------------

   Average earning assets for 1994 were relatively flat compared with 1993. Average loans grew by $209,315,000 or 2.8%, funded by a decline of $92,896,000 or 29.1% in short-term investments and a contraction of $119,616,000 or 3.5% in the investment portfolio. As loan demand increased, the ratio of loans to earning assets grew to 68.54% in 1994 compared with 66.64% in 1993, and from an overall yield perspective the mix of loans continued to change favorably. As loans are the highest yielding earning asset, this shift in mix aided the net interest rate margin.

   Average shareholders' equity grew by $103,455,000 or 11.3%, providing the Corporation's banks with a supplemental source of non-interest bearing funds, as non-interest bearing deposit volumes contracted.

   The cost to fund non-performing assets was down significantly once again in 1994, thereby adding to the margin as declines in both the absolute and relative levels of non-performing assets further reduced the cost of funding those assets. As summarized in Exhibit 29, $2,257,000 of interest income was not recognized during 1994 because of the non-performing classification of certain loans. Interest lost reduced the 1994 rate margin by only two basis points compared with a reduction of four basis points in 1993, and reduced earnings per share by only $.03 in 1994 compared with $.07 the previous year. The interest-lost figures shown in the table were calculated only on non-performing loans outstanding at the end of each year.

   There were also significant changes in the mix of deposits, reflecting the continued disintermediation of retail certificates of deposit into savings and transaction accounts. Average core deposits declined 5.1% and represented 94.08% of total deposits compared with 95.09% a year ago. Retail certificates of deposit, the most costly source of core funds, declined by $414,482,000 and represented 33.99% of total core deposits versus 36.60% in 1993, as customers preferred maturity flexibility with their investments.

 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 8
 AVERAGE BALANCE SHEET SUMMARY

                                                       AVERAGE VOLUME                               AVERAGE RATE<F1>
                                             ----------------------------------            --------------------------------
                                             1994           1993           1992            1994          1993          1992
                                             ----           ----           ----            ----          ----          ----
                                                                            ($ in Thousands)
   EARNING ASSETS
   Loans and leases<F2>                  $ 7,622,125    $ 7,412,810    $ 7,443,980         8.52%         8.43%         8.80%
   Investments in debt and equity
    securities
    Trading                                   10,947         14,008         11,510         5.12          5.32          5.75
    Taxable                                3,021,178      3,143,876      2,786,173         5.46          5.84          7.01
    Tax-exempt                               240,065        233,922        191,414         8.06          8.41          9.40
                                         -----------    -----------    -----------
     Total                                 3,272,190      3,391,806      2,989,097         5.65          6.01          7.16
   Short-term investments                    226,325        319,221        317,425         4.22          3.37          4.41
                                         -----------    -----------    -----------
     Total Earning Assets                $11,120,640    $11,123,837    $10,750,502         7.59          7.55          8.21
                                         ===========    ===========    ===========
   ACQUIRED FUNDS
   Core deposits                         $ 9,022,452    $ 9,511,535    $ 9,176,915         3.23          3.48          4.50
   Purchased deposits                        567,726        491,028        572,945         4.36          3.91          4.62
                                         -----------    -----------    -----------
     Total Deposits                        9,590,178     10,002,563      9,749,860         3.32          3.51          4.51
   Short-term borrowings                   1,043,482        817,989        821,028         4.24          2.90          3.70
   Bank notes                                 12,603              -              -         6.19             -             -
   Long-term debt                            292,056        274,718        237,011         7.62          8.02          8.95
                                         -----------    -----------    -----------
     Total Acquired Funds                $10,938,319    $11,095,270    $10,807,899         3.57          3.59          4.55
                                         ===========    ===========    ===========
   NET INTEREST RATE SPREAD                                                                4.02          3.96          3.66
   NET INTEREST RATE MARGIN                                                                4.67          4.59          4.33

<F1> Taxable-equivalent basis. Includes tax-equivalent adjustments of
     $9,114,000, $9,574,000 and $9,570,000 for 1994, 1993 and 1992,
     respectively, based on Federal income tax rates of 35% for 1994 and 1993, and 34% for 1992.

<F2> Income from loans on non-accrual status is included in income on a cash basis, while non-accrual loan balances are included in average volume.
 -------------------------------------------------------------------------------------------------------------------------------

   In the St. Louis Area, net interest income improved by .1%. A one-basis-point increase in the net interest rate margin to 4.14%, offset by a .3% decline in the volume of average earning assets, accounted for the slight increase. The effect of a 5.2% decline in average investment securities was offset by an increase in average loans and a more favorable mix of interest bearing liabilities.

   In the Community Banks, net interest income improved by 2.2%. Average earning assets grew by $1,781,000, while the net interest rate margin expanded eleven basis points to 5.23%. Net interest income for the three banks in the Kansas City Area for 1994 increased by $2,343,000, an improvement of 3.4%. The net interest rate margin increased by 13 basis points to 4.82%, while average earning assets grew by $7,942,000 or .5%.

   The subsequent discussions on liquidity and interest rate sensitivity, deposits, securities, and loans further detail the changes in net interest income and the net interest rate margin for the years 1994, 1993 and 1992.

 LIQUIDITY

   Mercantile's Asset/Liability Management Committee meets weekly to formulate guidelines for and to monitor the composition of assets and liabilities. Its objective is to meet earnings goals by producing the optimal yield and maturity mix consistent with interest rate expectations and projected liquidity needs within the constraints of capital levels. Key to these goals is liquidity management, which ensures that Mercantile has ready access to sufficient funds at reasonable rates to meet both existing commitments and future financial obligations. Liquidity management also is necessary to withstand fluctuations in deposit levels and to provide for customers' credit needs in a timely and cost-effective manner. Liquidity management is viewed from a long-term and short-term perspective, as well as from a liability and asset perspective. There are distinct approaches within policy guidelines being used by Mercantile Bank of St. Louis N.A., the Community Banks and the Kansas City Area banks individually, and the Parent Company.




          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

   Long-term liquidity is a function of a strong capital position and a large core deposit base. Growth and stability of both of these components during recent years formed the foundation for Mercantile's long-term liquidity strength. Short-term liquidity needs arise from the continuous fluctuations in the flow of funds on both sides of the balance sheet, and to a lesser extent from seasonal and cyclical customer demands.

   The most important source of liquidity for Mercantile is liability liquidity, which is the ability to raise new funds and renew maturing liabilities in a variety of markets. The most critical factor in assuring liability liquidity is maintaining the confidence of suppliers of funds in Mercantile. The Corporation has a current liability liquidity position in line with established strategic objectives. Certain of these objectives emphasize significant core deposit funding of subsidiary banks, corporate and subsidiary performance goals, and capital positions well in excess of regulatory guidelines.

   A prime example of liability liquidity was a transaction structured in the fourth quarter of 1994, whereby five of the larger Mercantile banks, led by Mercantile Bank of St. Louis N.A., initiated a $1 billion bank note program. Through this program, bank notes can be sold to institutional investors at various maturities, depending on the liquidity and interest sensitivity needs of the Corporation. The only borrowing to date under the program was $100,000,000 in November 1994 for two years at floating rates. The Corporation also has access to the Federal Home Loan Bank for funds at a wide range of maturities.

   Asset liquidity is provided through the maturities of various assets, the net cash flow of fee-based businesses, the ability to convert quality loans and maturing investments into cash, the availability of proceeds from the sale of investment securities classified as available-for-sale, and securities that are available for collateralized borrowing in repurchase agreements. Also, asset securitization is currently being studied by Mercantile as yet another potential source of asset liquidity.

   The reputation of Mercantile Bank of St. Louis N.A., as well as its financial strength and numerous long-term customer relationships, enable it to raise funds as needed in various markets. Historically, these funds have been purchased locally, nationally and internationally in the federal funds market and via large certificates of deposit and Eurodollar transactions, capitalizing on relationships maintained with investment banks, money center banks and money market funds. Mercantile Bank of St. Louis N.A.'s large correspondent bank customer base is an important additional source of funds in the local and regional markets.

   The Community Banks and Kansas City Area banks control their own asset/liability mixes with guidance from the Asset/Liability Management Committee, and within the guidelines of corporate policy, their individual loan demand and their deposit structures. As these banks do not generally borrow funds from outside sources due to a higher proportion of stable core deposits to total liabilities, their short-term liquidity needs are provided by Mercantile Bank of St. Louis N.A. or the Parent Company. Their core deposit base and business mix also lessen their need to borrow federal funds or issue certificates of deposit of $100,000 or more, other than in the normal course of business from local customers.

   Intra-company loan participations are a corporate strategy to provide Mercantile banks with earning assets as an incentive for gathering lower-cost retail core deposits in their local markets. As core deposits are considered the most stable source of funds and are generally the least costly, this strategy adds to liquidity and benefits net interest income for the Corporation. The respective ratios of average core deposits to earning assets for the Community Banks and Kansas City Area were relatively stable at 87.97% and 86.15%, respectively, for 1994 compared with 89.24% and 89.35%, respectively, in 1993.

   At December 31, 1994, the Parent Company held $94,963,000 in cash, liquid money market investments, U.S. Government securities and available-for-sale securities compared with $64,973,000 the prior year-end. The Parent Company's cash requirements consist primarily of operating expenses, dividends to shareholders, and principal and interest payments on debt. Operating expenses are funded by subsidiary bank management fees, while shareholder dividends and debt service are satisfied by quarterly subsidiary bank dividends. In addition, at December 31, 1994, $326,911,000 in additional liquidity from the subsidiary banks was available to the Parent Company as dividends, without prior regulatory approval or without reducing the capital of any subsidiary bank below current regulatory guidelines. The Parent Company also borrows funds in the commercial paper market, which are loaned to subsidiaries, and it also has access to long-term capital markets. Maintaining favorable debt ratings is critical to liquidity because these ratings affect the availability and cost of funds to the Corporation. These public ratings are indicated in the Investor Information summary on Page 68.

   Net cash provided by operating activities in 1994 was $287,535,000. Net income of $161,029,000 and non-cash charges of $50,748,000 largely accounted for the net cash provided by operating activities. Net cash used by investing activities was $511,429,000 in 1994. The largest component of cash used by investing activities was a net increase in loans of $1.03 billion. Investment securities totaling $847,046,000 were purchased in 1994. Net cash used for financing activities in 1994 was $17,272,000, with the largest component being the net change in core deposits other than retail certificates and other time deposits.

 INTEREST RATE SENSITIVITY

   Interest sensitivity is related to liquidity, as each is affected by maturing assets and sources of funds. Interest sensitivity, however, also takes into consideration those assets and liabilities with interest rates which are subject to change prior to maturity. The objective and primary focus of interest sensitivity management is to optimize earnings results, while managing, within internal policy constraints, interest rate risk. Mercantile's policy on rate sensitivity is to manage exposure to potential risks associated with changing interest rates by maintaining a balance sheet posture in which annual net interest income is not significantly aided or restricted by interest rate movements. The total absence of risk, as well as excessive risk, will result in less than acceptable returns; therefore, Mercantile manages its interest sensitivity risk between those two extremes. The slight growth and stability of the net interest rate margin throughout 1993 and 1994 were consistent with this objective.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 9
 INTEREST RATE SENSITIVITY

                                                                          DECEMBER 31, 1994
                                                                                             TOTAL
                                      VARIABLE         1-3          4-6         7-12         1 YEAR        OVER
                                        RATE         MONTHS       MONTHS       MONTHS       OR LESS       1 YEAR        TOTAL
                                      --------       ------       ------       ------       -------       ------        -----
                                                                           ($ in Millions)
   EARNING ASSETS
    Loans and leases<F1>               $1,409        $2,137        $637        $1,186        $5,369       $2,746       $ 8,115
    Investments in debt and
     equity securities                     15           313         244           396           968        2,066         3,034
    Short-term investments                104             8           -             -           112            -           112
                                       ------        ------        ----        ------        ------       ------       -------
     Total Earning Assets              $1,528        $2,458        $881        $1,582        $6,449       $4,812       $11,261
                                       ======        ======        ====        ======        ======       ======       =======

   ACQUIRED FUNDS
    Interest bearing core
     deposits<F2>                      $2,115        $  673        $525          $520        $3,833       $3,035       $ 6,868
    Purchased deposits                      -           448          75            71           594           63           657
    Short-term borrowings               1,356           191          14            17         1,578            5         1,583
    Bank notes                              -           100           -             -           100            -           100
    Long-term debt                          -             -           9             -             9          278           287
                                       ------        ------        ----          ----        ------       ------       -------
     Total Interest Bearing
      Acquired Funds                    3,471         1,412         623           608         6,114        3,381         9,495
    Non-interest bearing deposits<F2>     294             -           -             -           294        1,235         1,529
                                       ------        ------        ----          ----        ------       ------       -------
     Total Acquired Funds              $3,765        $1,412        $623          $608        $6,408       $4,616       $11,024
                                       ======        ======        ====          ====        ======       ======       =======
   GAP ANALYSIS
    Interest sensitivity gap          $(2,237)       $1,046        $258          $974           $41
                                      =======        ======        ====          ====           ===
    Cumulative interest
     sensitivity gap                  $(2,237)      $(1,191)      $(933)          $41
                                      =======       =======       =====           ===
    Cumulative ratio of
     interest-sensitive assets to
     interest-sensitive liabilities       .41           .77         .84          1.01

<F1> Non-accrual loans are reported in the "Over 1 Year" category.

<F2> Mercantile's experience with interest bearing demand, money market accounts, savings and non-interest bearing deposits has been that, although these deposits are subject to immediate withdrawal, a portion of the balances has remained relatively constant in periods of both rising and falling rates. Therefore, a portion of these deposits is included in the "Over 1 Year" category. If these deposits were all included in the "Total 1 Year or Less" category, the cumulative ratio of interest-sensitive assets to interest-
     sensitive liabilities would be .69.
 -------------------------------------------------------------------------------------------------------------------------------


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

[EXHIBIT 11 SOURCES OF FUNDS GRAPH]

   Interest rate risk at a given point in time can be represented by an interest rate sensitivity position ("gap"). Exhibit 9 presents a summary balance sheet at December 31, 1994 with an interest rate gap analysis that shows the difference between the amount of assets and liabilities maturing or subject to repricing in given time periods. The cumulative gap represents the net position of assets and liabilities subject to repricing over specified time periods. A static gap report is one measure of the risk inherent in the existing balance sheet structure as it relates to potential changes in net interest income, and it indicates that the Corporation maintained a relatively balanced position at December 31, 1994. Because that portrayal does not capture many of the factors which determine interest rate risk, Mercantile places more emphasis on the use of a simulation model to measure changes in net interest income which might occur due to changes in interest rates. Using future balance sheet trends and different patterns of rate movements, these projections enable the Corporation to adjust its strategies to protect the net interest rate margin against significant interest rate fluctuations. Uniform sensitivity reports and guidelines are used by the St. Louis Area, Community and Kansas City Area banks.

   Another tool Mercantile uses to control interest rate risk is an extensive internal transfer pricing system at Mercantile Bank of St. Louis N.A. This system basically centralizes the management of interest rate risk, since the bank is the major corporate source of managing short-term changes in interest rate sensitivity, due to its access to external markets that can be used to rapidly adjust its interest sensitivity position. The Community Banks and Kansas City Area banks do not enjoy the overall flexibility of Mercantile Bank of St. Louis N.A. in managing their interest-sensitivity positions because of the basic retail and corporate middle-market nature of their businesses and their high percentages of core deposits. However, their positions are reviewed monthly by the corporate Asset/ Liability Management Committee and no individual bank is permitted to maintain an overly sensitive position for an extended period. The Corporation has been successful in meeting its interest sensitivity objectives, primarily by adjusting the interest rate maturities of its assets and liabilities, and not through the use of various off-balance-sheet instruments such as derivatives.

   Current model projections indicate minimal change in the level of net interest income if interest rates should rise or fall moderately from current levels. Within certain limits, in a declining interest rate environment, net interest income will be enhanced with a negative interest sensitivity gap position, while if rates trend upward, net interest income will be negatively impacted. The potential impacts on net interest income would be the opposite with a positive gap position. Management believes the Corporation is appropriately positioned for subsequent rate movements taking into consideration the current economic environment.

 DEPOSITS

   Deposits are the primary funding source for the Corporation's banks and are acquired from a broad base of local markets, including individual and corporate customers. Total deposits at year-end were $9.1 billion, a 5.7% decline from the $9.6 billion of a year ago. On average, total deposits declined by $412,385,000 or 4.1%. The decline is largely attributable to the disintermediation of deposits into higher-yielding alternatives. Exhibit 10 details the components of the Corporation's deposit mix at December 31 for the past five years.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 10
 DEPOSITS

                                                                                     DECEMBER 31
                                                          1994           1993            1992           1991           1990
                                                          ----           ----            ----           ----           ----
                                                                                     (Thousands)
   Non-interest bearing                                $1,529,052     $1,713,275      $1,532,477     $1,392,094     $1,490,726
   Interest bearing demand                              1,528,792      1,604,111       1,489,481      1,055,006        849,826
   Money market accounts                                1,457,832      1,642,448       1,696,595      1,280,410      1,094,242
   Savings                                                845,311        902,849         813,403        587,643        479,865
   Consumer time certificates
    under $100,000                                      3,002,659      3,248,202       3,775,591      3,787,726      3,632,284
   Other time                                              33,026         35,438         123,669         75,180         66,243
                                                       ----------     ----------      ----------     ----------     ----------
     Total Core Deposits                                8,396,672      9,146,323       9,431,216      8,178,059      7,613,186
   Time certificates $100,000 and over                    438,052        429,675         477,093        584,425        653,753
   Foreign                                                219,135         26,085          19,650         13,937         11,014
                                                       ----------     ----------      ----------     ----------     ----------
     Total Purchased Deposits                             657,187        455,760         496,743        598,362        664,767
                                                       ----------     ----------      ----------     ----------     ----------
     Total Deposits                                    $9,053,859     $9,602,083      $9,927,959     $8,776,421     $8,277,953
                                                       ==========     ==========      ==========     ==========     ==========

 -------------------------------------------------------------------------------------------------------------------------------

[EXHIBIT 14 CORE DEPOSITS GRAPH]

 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 12
 FUNDING MIX

                                                                    COMPONENTS OF SOURCES TO FUND EARNING ASSETS<F*>
   ACQUIRED FUNDS                                         1994           1993            1992           1991           1990
                                                          ----           ----            ----           ----           ----
    Deposits
     Non-interest bearing                                16.52%          17.38%         15.25%         13.88%          14.93%
     Interest bearing demand                             14.06           13.55          11.94          10.02            9.77
     Money market accounts                               14.54           14.77          14.26          12.50           11.98
     Savings                                              8.13            7.78           6.85           5.73            5.57
     Consumer time certificates
      under $100,000                                     27.58           31.30          36.07          40.92           39.18
     Other time                                            .30             .73            .99            .84            1.02
                                                        ------          ------         ------         ------          ------
      Total Core Deposits                                81.13           85.51          85.36          83.89           82.45
     Time certificates $100,000 and over                  4.13            4.13           5.11           6.50            7.75
     Foreign                                               .98             .28            .22            .34             .55
                                                        ------          ------         ------         ------          ------
      Total Purchased Deposits                            5.11            4.41           5.33           6.84            8.30
                                                        ------          ------         ------         ------          ------
      Total Deposits                                     86.24           89.92          90.69          90.73           90.75
     Short-term borrowings                                9.38            7.35           7.64           8.23            8.94
     Bank notes                                            .11               -              -              -               -
     Long-term debt                                       2.63            2.47           2.20           2.44            2.94
                                                        ------          ------         ------         ------          ------
      Total Acquired Funds                               98.36           99.74         100.53         101.40          102.63
   Other                                                 (7.51)          (7.96)         (7.93)         (8.41)          (9.12)
   SHAREHOLDERS' EQUITY                                   9.15            8.22           7.40           7.01            6.49
                                                        ------          ------         ------         ------          ------
      Total Sources to Fund
       Earning Assets                                   100.00%         100.00%        100.00%        100.00%         100.00%
                                                        ======          ======         ======         ======          ======

<F*>Based on average balances.
 -------------------------------------------------------------------------------------------------------------------------------

   Core deposits remain Mercantile's largest, most reliable and most important funding source. Core deposits include both interest bearing and non-interest bearing demand deposits, money market and savings deposits, consumer certificates of deposit and other time deposits. Average core deposits for 1994 decreased by $489,083,000 or 5.1% and represented 81.13% of earning assets compared with 85.51% last year. Changes in the mix of deposits reflected the continuing strategy to be substantially funded by core deposits, and the disintermediation of retail certificates of deposit into interest bearing demand and savings accounts.

   Due primarily to higher interest rates, and thus their greater value as compensating balances, average non-interest bearing deposits decreased by $97,052,000 or 5.0% in 1994 and represented only 16.52% of average earning assets versus 17.38% in 1993.

   Average savings and interest bearing demand accounts grew by $39,279,000 or 4.5% and $56,775,000 or 3.8%, respectively. Average money market accounts declined by $25,736,000 or 1.6%. These three lower-cost sources of funds grew to 36.73% of earning assets from 36.10% in 1993. Other time deposits largely represent public funds and declined by $47,867,000 or 58.5%. These funds are solicited as an alternative source of market-priced funds.

   Average consumer time certificates declined by $414,482,000 or 11.9% and represented 27.58% of earning assets. The majority of the decline in consumer certificates occurred early in 1994 when loan demand was not as strong and Mercantile had elected not to aggressively price these deposits. A portion of these funds also moved to savings and interest-bearing demand accounts, as


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 13
 MATURITY OF DOMESTIC TIME DEPOSITS
 $100,000 AND OVER
                                                                                    DECEMBER 31, 1994
                                                             CERTIFICATES              OTHER TIME
                                                              OF DEPOSIT                DEPOSITS                   TOTAL
                                                             ------------              ----------                  -----
                                                                                       (Thousands)
     Three months or less                                      $244,223                  $11,028                  $255,251
     Over three through six months                               59,845                    7,587                    67,432
     Over six through twelve months                              70,531                   13,482                    84,013
     Over twelve months                                          63,453                        -                    63,453
                                                               --------                  -------                  --------
      Total                                                    $438,052                  $32,097                  $470,149
                                                               ========                  =======                  ========

 -------------------------------------------------------------------------------------------------------------------------------




          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES described above, and some left Mercantile and the banking system due to a shift in customer preference towards alternative investments. Mercantile investment products, such as the proprietary ARCH mutual funds, attracted a portion of these deposits, benefiting future non-interest income. In September 1994, when loan demand significantly increased, the Corporation altered its pricing strategy and retail certificates began to increase.

   Purchased certificates of deposit greater than $100,000 and foreign branch deposits increased by 15.6% to $567,726,000, and represented 5.11% of earning assets during 1994. Most of the large domestic deposits were gathered from the local retail, commercial and institutional customer base, which provided a natural access to purchased funds and, accordingly, tended to be less volatile than other categories of purchased funds. Exhibit 13 portrays the maturities of domestic time deposits $100,000 and over.

 SHORT-TERM BORROWED FUNDS AND SHORT-TERM INVESTMENTS

   Average short-term borrowed funds increased by $225,493,000 or 27.6% during 1994, while average short-term investments declined by $92,896,000 or 29.1%. These funding changes coincided with the growth in loans, the decline in core deposits, and with liquidity goals and balance sheet management strategies which were consistent with the strategies employed in prior years.

   Short-term borrowings are an alternative to other funding sources, such as large certificates of deposit and Eurodollar deposits, and consist primarily of federal funds purchased, treasury tax and loan note option accounts, securities sold under agreements to repurchase and commercial paper. These sources of funding are utilized primarily by Mercantile Bank of St. Louis N.A., and volumes are monitored by the Asset/Liability Management Committee. As a major bank in the Midwest with a significant correspondent bank network and corporate account base, Mercantile Bank of St. Louis N.A. purchases excess funds from correspondent banks and borrows on a short-term basis from commercial customers. Accordingly, some of Mercantile's short-term borrowings can be considered as a stable source of funds, similar to core deposits. Depending on funding requirements and liquidity strategies employed by the Asset/Liability Management Committee, these funds are either used internally or redeployed as short-term investments.

   Mercantile's commercial paper is rated TBW-1 by Thomson BankWatch, P-2 by Moody's and A-2 by Standard & Poor's, and has primarily been used as an additional funding source for Mercantile Bank of St. Louis N.A. The paper is issued principally in the local St. Louis market. The average volume of paper issued in 1994 was $26,487,000. The Corporation has backup lines of credit totaling $40,000,000 with unaffiliated banks in support of its commercial paper.

   Short-term investments include interest-bearing deposits, federal funds sold and securities purchased under agreements to resell. The 1994 average volume of short-term investments decreased by $92,896,000 or 29.1% from 1993, as the spread earned on these investments compared with the rate paid on short-term borrowed funds was a negative two basis points in contrast with a positive 47 in 1993. Short-term investments are primarily used for excess liquidity or as investment vehicles to meet overall interest sensitivity objectives. Short-term borrowings, net of short-term investments, averaged $817,157,000 during 1994 compared with $498,768,000 in 1993, and were 7.34% of 1994 average earning assets compared with 4.48% in 1993.

 CAPITAL RESOURCES

   Consistent with the objective of operating a premier banking organization, Mercantile maintains a strong capital base which provides a solid foundation for anticipated future asset growth and promotes depositor and investor confidence. Capital management is a continuous process at Mercantile, and ensures that capital is provided for current needs and anticipated growth. Mercantile's strong capital position has enabled it to profitably expand its asset and deposit bases, while maintaining capital ratios at levels comparable to that of other quality banking organizations, and substantially in excess of regulatory standards.

   Mercantile continued to strengthen its capital position during 1994, as shareholders' equity grew to $1.1 billion, an increase of 11.4% from last year-end. Retained earnings accounted for the majority of the increase. Equity grew to 8.73% of assets at December 31, 1994 compared with 7.90% a year ago.

   Mercantile's Tier I capital to risk-adjusted assets ratio was 11.87% at December 31, 1994, while the Total capital ratio was 15.78%. These ratios compared favorably with established regulatory minimums and the December 31, 1993 ratios of 11.06% and 14.54%, respectively. The regulatory leverage ratio, which places a constraint on the degree to which a banking company can leverage its equity


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 15
 REGULATORY CAPITAL

                                                                                     DECEMBER 31
                                                          1994           1993            1992           1991           1990
                                                          ----           ----            ----           ----           ----
                                                                                     (Thousands)
   Shareholders' equity                                $1,068,250      $  958,557     $  851,324       $690,262       $580,913
   Total intangible assets                                (64,271)        (71,759)       (72,806)       (64,716)       (90,186)
   Net fair value adjustment for securities
    available-for-sale under FAS 115                        4,546          (3,636)             -              -              -
                                                       ----------      ----------     ----------       --------       --------
   Tier I capital                                       1,008,525         883,162        778,518        625,546        490,727
   Tier II capital                                        332,821         277,909        365,608        154,147        139,448
                                                       ----------      ----------     ----------       --------       --------
    Total Risk-based Capital                           $1,341,346      $1,161,071     $1,144,126       $779,693       $630,175
                                                       ==========      ==========     ==========       ========       ========
   Risk-adjusted assets                                $8,498,260      $7,985,847     $7,986,938     $7,506,103     $7,521,736
                                                       ==========      ==========     ==========     ==========     ==========
   Quarterly average tangible assets                  $12,120,864     $12,044,225    $12,185,092    $10,444,069     $9,767,705
                                                      ===========     ===========    ===========    ===========     ==========

 -------------------------------------------------------------------------------------------------------------------------------



 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 16
 CAPITAL RATIOS

                                                                                     DECEMBER 31
                                                          1994           1993            1992           1991           1990
                                                          ----           ----            ----           ----           ----
   Tier I capital to risk-adjusted assets                11.87%          11.06%          9.75%          8.33%           6.52%
   Total capital to risk-adjusted assets                 15.78           14.54          14.32          10.39            8.38
   Leverage                                               8.32            7.33           6.39           5.99            5.02
   Equity to assets
    Consolidated                                          8.73            7.90           6.94           6.41            5.73
    Combined bank subsidiaries                            8.58            8.10           7.28           6.37            6.29
   Double leverage                                      108.18          111.97         114.36         109.20          121.46
   Long-term debt to total capitalization                21.20           22.15          26.00          22.75           28.66

 -------------------------------------------------------------------------------------------------------------------------------

 capital base, was 8.32% at December 31, 1994, well in excess of the regulatory minimum and an increase from last year's ratio of 7.33%. Changes have been proposed to the risk-based capital computations to incorporate interest rate risk. As currently proposed, the Corporation does not believe these changes would have a material impact on its capital ratios.

   The equity to assets ratios for Mercantile Bank of St. Louis N.A., the Community Banks and the Kansas City Area banks at year-end 1994 were 8.25%, 8.76% and 8.96%, respectively. Tier I risk-based capital at Mercantile Bank of St. Louis N.A. was 11.50% of risk-adjusted assets, and in the Community Banks and Kansas City Area banks the range was from 9.85% to 25.62% at December 31, 1994. The Total capital ratio was 14.40% at Mercantile Bank of St. Louis N.A., with a range of 11.10% to 26.89% in the Community Banks and Kansas City Area banks. All were above the present levels required by regulatory authorities and are monitored individually by the Corporation based on risk and deposit growth potential. At December 31, 1994, all Mercantile banks exceeded both the Tier I and Total "well-capitalized" minimums of 6.0% and 10.0%, respectively.

   Due to the strength of the capital base at the individual bank subsidiaries, $326,911,000 was available for distribution through dividends to the Parent Company without prior regulatory approval and without reducing the capital of the respective subsidiary banks below present minimum standards. An additional $93,310,000 would be available in the form of loans to the Parent Company under current regulations.

   The ratio of long-term debt to total capitalization at December 31, 1994 declined to 21.20% from 22.15% at December 31, 1993.
 A total of $54,753,000 of long-term debt was repaid during 1994 as Mercantile Bank of St. Louis N.A. issued $75,000,000 of 10-year,


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

[EXHIBIT 19 EARNING ASSETS GRAPH]

 non-callable subordinated debt and used the proceeds to pay off higher-coupon senior debt and a mortgage on its headquarters building. No significant amount of debt is now scheduled to mature until 1999, except for the $8,822,000 of convertible notes which mature on April 1, 1995. Mercantile's publicly held debt ratings are summarized on page 68 of this report.

   The Parent Company's double leverage ratio, which measures the extent to which the equity capital of its subsidiaries is supported by Parent Company debt rather than equity, decreased to 108.18% from 111.97% at December 31, 1993, the lowest level in recent history. Intangible assets, which consisted largely of goodwill, are summarized in
 Exhibit 17, and totaled $64,271,000 at December 31, 1994 compared with $71,759,000 a year ago, a decline of 10.4%.



 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 17
 INTANGIBLE ASSETS

                                                                                    DECEMBER 31
                                                        1994            1993            1992           1991            1990
                                                        ----            ----            ----           ----            ----
                                                                                    (Thousands)
     Goodwill                                          $51,281        $56,882         $56,206         $48,719         $72,749
     Core deposit premium                                7,923         11,187          13,444          12,879          14,831
     Other                                               5,067          3,690           3,156           3,118           2,606
                                                       -------        -------         -------         -------         -------
      Total                                            $64,271        $71,759         $72,806         $64,716         $90,186
                                                       =======        =======         =======         =======         =======

 -------------------------------------------------------------------------------------------------------------------------------

   Book value per share at December 31, 1994 was $24.72 compared with $22.40 at the prior year end, an increase of 10.4%. The equity formation rate (defined as net income less dividends divided by average equity) increased to 11.07% in 1994 from 8.73% in 1993. A cash dividend totaling $1.12 per share was declared and paid, a 13.1% increase from last year's dividend of $.99. In addition, on February 9, 1995, the quarterly dividend payable April 3, 1995 was increased 17.9% to $.33 per share. Additional data relating to Mercantile's common stock is included in the Investor Information summary on Page 68 of this report.

   Management has established financial objectives designed to generate future capital through various means, including increasing the returns on assets and equity. Mercantile's dividend policy is influenced by the belief that most shareholders are interested in long-term



 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 18
 EARNING ASSET MIX

                                                                     COMPONENTS OF EARNING ASSETS<F*>
                                             ------------------------------------------------------------------------------
                                             1994              1993               1992              1991               1990
                                             ----              ----               ----              ----               ----
   LOANS AND LEASES
    Commercial                               18.68%            18.06%             19.08%            21.34%            22.96%
    Real estate-commercial                   11.33             11.69              12.24             12.52             10.92
    Real estate-construction                  1.56              1.40               1.55              1.63              2.32
    Foreign                                      -               .01                .02               .02                 -
                                            ------            ------             ------            ------            ------
     Total Commercial-related Loans          31.57             31.16              32.89             35.51             36.20
    Real estate-residential                  20.97             21.10              22.93             23.70             23.15
    Consumer                                  9.25              8.40               8.57              9.61             11.21
    Credit card                               6.75              5.98               4.85              4.63              4.87
                                            ------            ------             ------            ------            ------
     Total Consumer-related Loans            36.97             35.48              36.35             37.94             39.23
                                            ------            ------             ------            ------            ------
     Total Loans and Leases                  68.54             66.64              69.24             73.45             75.43
   INVESTMENTS IN DEBT AND EQUITY
    SECURITIES
    Trading                                    .10               .13                .11               .21               .15
    Taxable                                  27.16             28.26              25.92             20.66             19.76
    Tax-exempt                                2.16              2.10               1.78              1.56              2.05
                                            ------            ------             ------            ------            ------
     Total                                   29.42             30.49              27.81             22.43             21.96
   SHORT-TERM INVESTMENTS                     2.04              2.87               2.95              4.12              2.61
                                            ------            ------             ------            ------            ------
     Total Earning Assets                   100.00%           100.00%            100.00%           100.00%           100.00%
                                            ======            ======             ======            ======            ======

 <F*>Based on average balances.

 -------------------------------------------------------------------------------------------------------------------------------

 performance as well as current yield. The current dividend pay-out level is considered sustainable given the Corporation's present cash flow position, level of earnings, capital position and the strength of its subsidiary banks' capital. Future dividends will be determined based on Mercantile's results of operations, growth expectations, financial condition, regulatory constraints and other factors deemed relevant by the Board of Directors. Exhibits 15 and 16 summarize the capital base of Mercantile and provide details of the five-year history of capital and equity ratios, and the significant enhancement of those ratios.

 INVESTMENTS IN DEBT AND EQUITY SECURITIES

   Mercantile's investment portfolio serves three important functions. First, it is a vehicle for adjusting balance sheet rate sensitivity and protecting against the impact of changes in interest rate movements by managing the purchases and maturities of securities; second, it is a means for investment of excess funds, depending on loan demand; and, third, the available-for-sale portion provides potential immediate liquidity. The investment portfolio is structured to maximize the return on invested funds within acceptable interest rate risk guidelines and to meet pledging requirements, while giving consideration to loan demand, credit risk, future liquidity needs, balance sheet strategies and the outlook for trends in interest rates.

   After loans, securities are the largest category of earning assets. During 1994, average securities represented 29.42% of earning assets compared with 30.49% for 1993 and 27.81% for 1992. Investment securities totaled $3.0 billion at December 31, 1994 compared with $3.4 billion at December 31, 1993, a decrease of $367,403,000 or 10.8%.

   On December 31, 1993, Mercantile adopted Financial Accounting Standard ("FAS") 115, "Accounting for Certain Investments in Debt and Equity Securities." FAS 115 requires investment securities be classified into three categories: trading, available-for-sale and held-to-maturity. On December 31, 1994, $269,232,000 of securities, primarily short-term U.S. Government, were identified for the available-for-sale category. Such securities represented 8.87% of the year-end investment portfolio and had an after-tax depreciation in fair value of $8,182,000 during 1994, which was accounted for as a reduction of shareholders' equity. Note E to the Consolidated Financial Statements thoroughly describes FAS 115 and provides a detailed breakout of the components of the investment portfolio.



 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 20
 INVESTMENTS IN DEBT AND EQUITY SECURITIES<F*>

                                                                                              DECEMBER 31
                                                                             1994                1993                1992
                                                                             ----                ----                ----
                                                                                              (Thousands)
   AVAILABLE-FOR-SALE (ESTIMATED FAIR VALUE)
    U.S. government                                                         $213,070            $361,047             $89,424
    State and political subdivisions-tax-exempt                               12,704              15,173                  -
    Other                                                                     43,458              39,063                  -
                                                                            --------            --------             -------
       Total                                                                $269,232            $415,283             $89,424
                                                                            ========            ========             =======
   HELD-TO-MATURITY (AMORTIZED COST)
    U.S. government                                                       $2,342,744          $2,492,458          $2,664,816
    State and political subdivisions:
     Tax-exempt                                                              217,059             235,030             216,060
     Taxable                                                                 157,912             101,467              12,195
                                                                          ----------          ----------          ----------
       Total State and Political Subdivisions                                374,971             336,497             228,255
    Other                                                                     32,529             141,205             401,098
                                                                          ----------          ----------          ----------
       Total                                                              $2,750,244          $2,970,160          $3,294,169
                                                                          ==========          ==========          ==========

 <F*>This exhibit excludes trading securities, which are reported at estimated fair value on the Consolidated Balance Sheet. Trading securities totaled $14,299,000, $15,735,000 and $17,684,000 at
     December 31, 1994, 1993 and 1992, respectively.

 -------------------------------------------------------------------------------------------------------------------------------



          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

[EXHIBIT 22 LOANS AND LEASES GRAPH]

   The year-end held-to-maturity and available-for-sale portfolios were composed of 84.64% in U.S. Treasury and other government agency securities, including 18.79% in mortgage-related issues; 12.84% was invested in state and municipal securities, and 2.52% consisted of other miscellaneous securities, primarily high-grade asset-backed securities. The comparable distributions at year-end 1993 were 84.29%, 10.39% and 5.32%, respectively.

   The average stated maturity of the overall portfolio declined slightly at the end of 1994 to two years from two years and two months at year-end 1993. As loan demand increased and core funding decreased, the overall size of the portfolio was reduced. Securities were generally added with maturities of two to four years to match the expected average maturity of retail deposits, and to fit within the projected interest sensitivity position of the Corporation. The overall tax-equivalent yield of the portfolio decreased during 1994 to 5.65% from 6.01% in 1993, but rose significantly to 6.01% during the month of December 1994, due to both higher interest rates and a steady volume of maturing securities.

   Exhibit 21 presents the distribution of state and municipal securities by investment grade. As noted, 86.40% of the state and municipal securities held were rated A or higher by Moody's Investors Service. Of the remaining securities, most were non-rated bonds because of the smaller size of the issue and the expense associated with obtaining a rating. These bonds generally represented local issues purchased by subsidiary banks, which are evaluated internally for creditworthiness on an ongoing basis, similar to loans.

   Mercantile's commitment to its expanding region continued to be reflected by the holdings of securities of Missouri, Illinois, Kansas and Iowa, and their local governmental units, although securities of many other states were also held in the portfolio. At December 31, 1994, investments in securities of those four states and their political subdivisions amounted to $133,790,000 or 34.51% of total state and municipal securities. However, securities of any one single political subdivision in any of these states did not exceed 1.23% of shareholders' equity at December 31, 1994. Outside of those four states, securities of no single issuer exceeded 1.13% of shareholders' equity.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 21
 SECURITIES OF STATE AND POLITICAL SUBDIVISIONS
 BY QUALITY RATING

                                                                                         DECEMBER 31
                                                                            1994                      1993             1992
                                                                   ------------------------           ----             ----
     MOODY'S                                                        PAR
     RATINGS                                                       VALUE            PERCENT          PERCENT         PERCENT
     --------                                                      -----            -------          -------         -------
                                                                                       ($ in Thousands)
     Aaa                                                          $152,700            39.59           36.97            18.34
     Aa                                                             96,825            25.11           20.50            26.18
     A1                                                             54,235            14.07           15.62            19.63
     A                                                              29,405             7.63           11.14            13.92
                                                                  --------           ------          ------           ------
       Subtotal                                                    333,165            86.40           84.23            78.07
     Baa 1                                                           2,860              .74             .98             1.79
     Baa                                                             2,045              .53             .73              .53
     Ba                                                                  -                -               -              .10
     Not rated                                                      47,531            12.33           14.06            19.51
                                                                  --------           ------          ------           ------
       Total                                                      $385,601           100.00          100.00           100.00
                                                                  ========           ======          ======           ======

 -------------------------------------------------------------------------------------------------------------------------------

 LOANS

   Loans are the primary earning asset of the Corporation and were $8.1 billion at December 31, 1994, up $733,071,000 or 9.9% from year-end 1993. The growth was broad-based, with all classifications showing increases except commercial real estate mortgages, which were even with year-end 1993. The vast majority of the Corporation's loans are extended in its natural trade areas, which now include four states.

   The Corporation's diversified loan portfolio spreads the risk and reduces exposure to economic downturns which may occur in different segments of the economy or in different industries. At December 31, 1994, the portfolio was 44.17% commercial and 55.83% consumer-related, compared with 45.55% and 54.45% at December 31, 1993. Note M provides more details on concentrations of credit and the overall loan portfolio. The portfolio mix has undergone a favorable shift in recent years as business development efforts have focused on expanding middle-market commercial and consumer loans. Lower-risk residential mortgage loans are now the dominant asset, comprising nearly one-third of the loan portfolio. This shift has been complemented by consumer and middle-market portfolios added in mergers.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 23
 LOAN AND LEASE PORTFOLIO MATURITIES<F*>

                                         ONE TO FIVE YEARS     OVER FIVE YEARS
                                         -----------------    -----------------
                               UNDER      FIXED   FLOATING    FIXED    FLOATING                    DECEMBER 31
                              ONE YEAR    RATE      RATE       RATE      RATE       1994     1993      1992     1991      1990
                              --------    -----   --------    -----    --------     ----     ----      ----     ----      ----
                                                                         (Millions)
   Commercial                  $  809    $  483    $  414      $282     $  132     $2,120   $1,933    $2,035   $2,011    $2,119
   Real estate-commercial         316       390       308        78        168      1,260    1,267     1,351    1,175     1,053
   Real estate-construction        97        17        73        15          2        204      163       164      159       146
   Real estate-residential        127       184        63       368      1,794      2,536    2,315     2,404    2,242     2,188
   Consumer                       170       844        31        93         12      1,150      941       935      876       929
   Credit card                      -       432       413         -          -        845      763       610      483       449
                               ------    ------    ------      ----     ------     ------   ------    ------   ------    ------
    Total Loans and Leases     $1,519    $2,350    $1,302      $836     $2,108     $8,115   $7,382    $7,499   $6,946    $6,884
                               ======    ======    ======      ====     ======     ======   ======    ======   ======    ======

 <F*>Non-accrual loans are reported at contractual maturities and rates.

 -------------------------------------------------------------------------------------------------------------------------------

   The 1994 average loan to deposit ratios for the Corporation, Mercantile Bank of St. Louis N.A., the Community Banks and Kansas City Area banks were 79.48%, 84.77%, 76.93% and 62.10%, respectively, all up from 1993. Exhibit 18 portrays the components of earning assets and indicates the relative size of the loan portfolio as a percentage of earning assets over the last five years.

   During 1994 commercial loans averaged $2.08 billion and represented 27.24% of the loan portfolio compared with $2.01 billion and 27.10% for 1993. From year-end 1993 to year-end 1994, commercial loan volume grew by $188,039,000 or 9.7%. The growth was across the system with notable growth recorded in asset-based lending and regional banking in St. Louis, and at Mercantile Bank of Northern Iowa and Mercantile Bank of Springfield.



 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 24
 REAL ESTATE COMMERCIAL AND CONSTRUCTION LOAN PORTFOLIO

                                                                           DECEMBER 31, 1994
                                          ----------------------------------------------------------------------------------
                                          MISSOURI       ILLINOIS        KANSAS          IOWA           OTHER          TOTAL
                                          --------       --------        ------          ----           -----          -----
                                                                              (Thousands)
   Land and land developments            $   49,797       $   442       $ 21,670        $   958        $ 1,426      $   74,293
   Hotels                                    33,954         5,529          1,423          2,000         12,139          55,045
   Apartments                                95,573         6,748         28,809            458         10,534         142,122
   Retail/shopping centers                   90,106         4,358         23,903          3,470         29,468         151,305
   Office buildings and warehouses          177,766         5,913         69,002          3,234         24,515         280,430
   Nursing homes, restaurants and
    other                                   278,516        13,122         60,391         11,178         12,243         375,450
                                         ----------       -------       --------        -------        -------      ----------
     Total Urban Banks                      725,712        36,112        205,198         21,298         90,325       1,078,645
   Total Rural Banks                        349,517        35,726              -              -              -         385,243
                                         ----------       -------       --------        -------        -------      ----------
     Total                               $1,075,229       $71,838       $205,198        $21,298        $90,325      $1,463,888
                                         ==========       =======       ========        =======        =======      ==========

 -------------------------------------------------------------------------------------------------------------------------------

   Average commercial real estate mortgage and construction loans decreased by $23,159,000 or 1.6%, and contracted to 18.81% of the total loan portfolio compared to 19.65% in 1993. Commercial mortgage and construction loans held by Mercantile Bank of St. Louis N.A. represented 30.58% of the portfolio, with the rest, relating largely to projects in Missouri, Illinois, Kansas and Iowa, originated by the Corporation's other banks. Once again, few construction loans were made in 1994 as excess office and industrial capacity, while contracting, still existed in most of the Corporation's markets. The stronger economy in the second half of the year began to reverse this trend. Commercial mortgage loans continued to pay down in 1994 as well, although new loans offset the paydowns, resulting in an average balance relatively even in comparison with 1993. Commercial real estate loans are generally secured by the underlying property at a 75% to 80% loan-to-appraised value, and are typically supported by guarantees from the project developers. Additional collateral may be taken as deemed necessary. Exhibit 24 summarizes the distribution of commercial and construction real estate loans by collateral and state.


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

   Average residential real estate mortgage loan volume was relatively flat with 1993 and represented 30.60% of the loan portfolio compared with 31.66% during 1993. From year-end 1993 to year-end 1994, however, residential mortgage loan volume grew significantly by $220,924,000 or 9.5%. The integration of the Mercantile Bank of St. Louis N.A. and United Postal mortgage operations significantly added market power in St. Louis in the second half of the year. Also, rising interest rates in that period led customers to switch from fixed-rate loans, which were sold, to adjustable-rate loans that were held in the loan portfolio. Mercantile currently services a residential real estate loan portfolio of $3.4 billion and generated approximately $1 billion in new servicing volume during 1994. The mortgage operations of Central, UNSL and Plains Spirit will add significantly to Mercantile's servicing portfolio and loan production potential as they are integrated in 1995.

   Average consumer loans increased $94,365,000 or 10.1% to $1.03 billion and represented 13.50% of the loan portfolio compared with 12.60% last year. The major component of this category was indirect auto lending. Mercantile Bank of St. Louis N.A. has a leadership position in the St. Louis market and has moved into the Kansas City, Springfield, and Columbia, Missouri markets, where most of the growth occurred. Mercantile Bank of Northern Iowa also experienced growth in its indirect loan portfolio. Average indirect consumer loans were up $154,225,000 or 31.2% to $648,432,000 from 1993, while direct consumer loans decreased 13.6% due to consumer preference for auto leasing, utilization of home equity lines and the availability of higher credit limits on credit card loans.

   Average credit card loan volume was up $85,729,000 or 12.9% when compared with 1993, and represented 9.85% of the total loan portfolio in 1994 compared with 8.98% the prior year. Selective increases in line limits, cross-selling to existing customers and favorable response to direct mail campaigns in selected Mercantile markets accounted for the growth. Mercantile has plans to establish a credit card bank during 1995 to centralize its core credit card business, as well as the activities of a recently announced co-branded credit card arrangement.

   The overall tax-equivalent yield of the loan portfolio increased by nine basis points to 8.52% in 1994. As shown in Exhibit 23, which portrays the maturity and interest sensitivity of the portfolio, 60.74% of loans were priced at floating rates or maturing within one year. Certain loan categories are more rate-sensitive than others and follow general rate changes more closely.


 RISK MANAGEMENT AND THE RESERVE FOR POSSIBLE LOAN LOSSES

   The underlying objectives of Mercantile's credit management are to identify and manage credit exposure, and to support the growth of a profitable and high quality loan portfolio. At Mercantile these functions are performed centrally by corporate Credit Administration, which provides management with extensive information on risk levels, trends, delinquencies, portfolio concentrations and internal ratings. Credit Administration includes corporate Credit Policy, approval of large credits and corporate Credit Review. At Mercantile Bank of St. Louis N.A., Credit Administration also provides special asset teams that promptly concentrate on identified problem loans and workout situations when necessary, as well as the management of foreclosed property. Mercantile utilizes a lender-initiated system of rating credits, which is subsequently tested by Credit Review, external auditors and bank regulators. Adversely rated credits are included on a watch list, and are reviewed at the bank level and centrally on at least a quarterly basis.

   The reserve for possible loan losses represents the aggregate reserves of the Corporation's banking subsidiaries and at December 31, 1994 was $170,940,000 compared with $168,651,000 at the end of
 1993. Loans outstanding increased by 9.9%, which resulted in a year-end 1994 ratio of the reserve for possible loan losses to outstanding loans of 2.11% compared with 2.28% at December 31, 1993. The reserve as a percentage of non-performing loans, however, grew to 675.57% compared with 293.39% last year, as non-performing loans decreased by 56.0% from last year-end.

   In 1994 the provision for possible loan losses decreased by $27,541,000 or 45.1% to $33,472,000, compared with $61,013,000 last year. The provision is the annual cost of providing a reserve for anticipated future loan losses. In any accounting period, the amount of provision is dependent upon many factors including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessments of loan quality, general economic factors and collateral values. All of these factors were considered in determining the Corporation's provision level, which as a percentage of average loans was .44% in 1994 versus .82% in 1993. This lower 1994 provision reflected improved asset quality, lower actual loan losses and declining levels of non-performing loans. Also, the 1993 provision included $8,750,000 to conform Metro's and United Postal's reserve policies to those of Mercantile.

[EXHIBIT 26 NON-PERFORMING LOAN COVERAGE (%) GRAPH]


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 25
 RESERVE FOR POSSIBLE LOAN LOSSES

                                                                             YEAR ENDED DECEMBER 31
                                                      1994            1993            1992             1991            1990
                                                      ----            ----            ----             ----            ----
                                                                                ($ in Thousands)
   BEGINNING BALANCE                                $168,651         $165,575        $146,078        $148,660        $149,282
   PROVISION                                          33,472           61,013          74,579          58,076          50,886
   CHARGE-OFFS
    Commercial                                         3,826           15,644          21,889          19,082          20,991
    Real estate-commercial                             5,640           30,701          35,696          26,343          14,281
    Real estate-construction                           2,171              344           1,487           1,158           2,075
    Real estate-residential                            4,253            1,690           2,197           1,500           1,155
    Consumer                                           4,440            4,517           6,476           7,519           6,263
    Credit card                                       41,237           30,915          20,642          21,530          17,406
                                                    --------         --------        --------        --------        --------
     Total Charge-offs                                61,567           83,811          88,387          77,132          62,171
   RECOVERIES
    Commercial                                         6,623           11,281           5,235           6,049           5,755
    Real estate-commercial                            15,994            4,474           3,095             674             962
    Real estate-construction                             248              682             154             461             192
    Real estate-residential                              572              374           1,271             144             196
    Consumer                                           2,401            2,428           2,665           1,712           1,334
    Credit card                                        4,481            3,463           2,514           1,521             989
    Foreign                                               65              930             383           1,216           1,235
                                                    --------         --------        --------        --------        --------
     Total Recoveries                                 30,384           23,632          15,317          11,777          10,663
                                                    --------         --------        --------        --------        --------
   NET CHARGE-OFFS                                    31,183           60,179          73,070          65,355          51,508
   ACQUIRED RESERVES                                       -            2,242          17,988           4,697               -
                                                    --------         --------        --------        --------        --------
   ENDING BALANCE                                   $170,940         $168,651        $165,575        $146,078        $148,660
                                                    ========         ========        ========        ========        ========
   LOANS AND LEASES
    December 31 balance                           $8,114,845       $7,381,774      $7,499,221      $6,945,537      $6,883,722
                                                  ==========       ==========      ==========      ==========      ==========
    Average balance                               $7,622,125       $7,412,810      $7,443,980      $6,789,408      $6,485,453
                                                  ==========       ==========      ==========      ==========      ==========
   RATIOS
    Reserve balance to outstanding loans                2.11%            2.28%           2.21%           2.10%           2.16%
    Reserve balance to non-performing loans           675.57           293.39          156.85          113.14          119.68

    Net charge-offs to average loans                     .41              .81             .98             .96             .79
    Earnings coverage of net charge-offs                9.19X            4.24x           3.04x           2.22x           2.88x

 -------------------------------------------------------------------------------------------------------------------------------

   The ratio of net charge-offs to average loans for 1994 was .41% compared with .81% in 1993. The actual net charge-off figures were $31,183,000 and $60,179,000, respectively. Net charge-offs for 1994 consisted primarily of credit card net losses of $36,756,000, write-downs on three United Postal commercial real estate credits totaling $3,965,000, and a fraud perpetrated by a mortgage loan broker resulting in a net charge-off of $2,664,000 on residential mortgages. These losses were partially offset by recoveries of $13,841,000 on four commercial real estate credits at Mercantile Bank of St. Louis N.A. In 1993 net charge-offs were almost entirely attributable to three borrowers of Mercantile Bank of St. Louis N.A. and from the credit card portfolio. Exhibit 25 provides the details of charge-offs and recoveries for the past five years. In 1994 all losses were insignificant, except for those enumerated above.

   At Mercantile Bank of St. Louis N.A., the ratio of net charge-offs to average loans for 1994 was .19% compared with .92% in 1993. In the Kansas City Area, the ratio of net charge-offs to average loans was .59% versus .47% last year. For the Community Banks as a group, the comparative ratios were .63% and .77% during 1994 and 1993, respectively. Credit card losses had a significant impact on all these ratios.



          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

   Credit card losses were 4.89% of average credit card loans for 1994 compared with 4.13% in 1993, as net credit card charge-offs were $36,756,000 for 1994 compared with $27,452,000 last year. By credit policy, losses are taken after six cycles of non-payment or notice of personal bankruptcy, if earlier. Exclusive of credit card losses, Mercantile had net recoveries of $5,573,000 in 1994.

   The Corporation evaluates the reserves of all banks quarterly to ensure the timely charge-off of loans and the adequacy of each bank's reserve for possible loan losses. This review is performed by each bank preliminarily, and is validated by both corporate Credit Review and a Credit Committee chaired by the Chief Credit Officer. Factors considered include: volumes and trends in delinquencies and non-performing loans; specific loan ratings and outstandings; historical and projected loss experience based on volumes and types of loans; the results of independent internal loan ratings or external credit reviews; industrial or geographic concentrations; national, regional and/or specific industry economic conditions; off-balance-sheet risk; and other subjective factors.

   Every significant criticized credit is reviewed initially by the respective bank, and a secondary review is performed quarterly to confirm the risk rating, proper accounting, adequacy of strategy and loan loss reserve. In addition to specific allocations, reserve allocations are made based on percentage guidelines for all individually rated loans, whether criticized or not. Additionally, allocations are made for unrated loans, such as residential mortgage, credit card and other consumer loans, based on historical loss experience adjusted for portfolio activity and current economic trends. These allocated reserves are further supplemented by unallocated reserves in each bank based on judgments regarding risk of error, local economic conditions and any other relevant factors.

   At December 31, 1994, the level of the individual Community Bank reserves as a percentage of total loans outstanding ranged from 1.47% to 6.48% with a combined ratio of 2.24%. The coverage of non-performing loans was 632.17%. The Mercantile Bank of St. Louis N.A. reserve was 1.98% of loans with a coverage ratio of 748.62%, while the Kansas City Area combined reserve was 2.17% with a coverage ratio of 598.80%.

   In Exhibit 27, the Corporation has estimated an allocation of the reserve for possible loan losses to the various loan categories. Consideration for making such allocations is consistent with the factors discussed above, and all of those factors are subject to change; thus the allocation is not necessarily indicative of the loan categories in which future losses will occur. The total reserve is available to absorb losses from any portion of the loan portfolio. Management believes the consolidated reserve of 2.11% of total loans outstanding and 675.57% of non-performing loans was adequate based on the risks identified at such date in the loan portfolios, and is not aware of any significant risks in the loan portfolio due to concentrations within any particular industry.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 27
 ALLOCATION OF THE RESERVE FOR POSSIBLE LOAN LOSSES

                                                                    DECEMBER 31
                           1994                   1993                  1992                  1991                   1990
                   --------------------  ---------------------  --------------------  ---------------------  --------------------
                               PERCENT               PERCENT                PERCENT               PERCENT               PERCENT
                              OF LOANS               OF LOANS              OF LOANS               OF LOANS              OF LOANS
                   ALLOCATED  TO TOTAL    ALLOCATED  TO TOTAL   ALLOCATED  TO TOTAL    ALLOCATED  TO TOTAL   ALLOCATED  TO TOTAL
                    RESERVE     LOANS      RESERVE    LOANS      RESERVE     LOANS      RESERVE    LOANS      RESERVE    LOANS
                   ---------  --------    ---------  --------   ---------  --------    ---------  --------   ---------  --------
                                                                  ($ in Thousands)
   Commercial       $ 23,389    26.13     $ 19,431     26.18     $ 29,138    27.14     $ 27,072     28.94     $ 31,694    30.77
   Real estate-
    commercial        28,215    15.52       32,044     17.17       38,983    18.01       46,381     16.92       43,633    15.30
   Real estate-
    construction       2,254     2.52        1,579      2.20        4,296     2.18        5,244      2.29        5,506     2.13
   Real estate-
    residential        6,847    31.25        4,752     31.36        4,020    32.06        2,789     32.28        2,119    31.79
   Consumer            6,438    14.17        5,678     12.75        8,266    12.47        6,849     12.61        5,825    13.49
   Credit card        36,827    10.41       31,285     10.34       25,169     8.14       16,861      6.96       17,102     6.52
   Unallocated        66,970      N/A       73,882       N/A       55,703      N/A       40,882       N/A       42,781      N/A
                    --------   ------     --------    ------     --------   ------     --------    ------     --------   ------
    Total           $170,940   100.00     $168,651    100.00     $165,575   100.00     $146,078    100.00     $148,660   100.00
                    ========   ======     ========    ======     ========   ======     ========    ======     ========   ======

 -------------------------------------------------------------------------------------------------------------------------------

 NON-PERFORMING ASSETS

   Non-performing assets consist of non-accrual loans, renegotiated loans and foreclosed property. A summary of these assets for the past five years is presented in Exhibit 28. Effective January 1, 1995, the Corporation will adopt FAS 114, "Accounting by Creditors for Impairment of a Loan," as amended by FAS 118. As a result of applying the new rules, certain impaired loans will be reported at the present value of future cash flows. Mercantile does not expect the adoption of this standard to have a material impact on its financial condition or results of operations. By the Corporation's definition, all non-accrual and renegotiated commercial loans will be considered impaired.

   Non-performing loans (non-accrual and renegotiated) declined $32,180,000 or 56.0% to $25,303,000 at December 31, 1994 and
 represented .31% of total loans. Foreclosed assets, including in-substance foreclosures, at December 31, 1994 declined by 65.7% to $12,347,000 compared with $36,014,000 last year. The ratio of non-performing assets to outstanding loans plus foreclosed assets declined to .46% at December 31, 1994 compared with 1.26% last year. These reductions were indicative of the continued effectiveness of Credit Administration and the asset workout teams, and reflected a favorable trend in credit quality, as non-performing asset levels have trended downward for the past three years.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 28
 NON-PERFORMING ASSETS

                                                                                     DECEMBER 31
                                                          1994           1993            1992           1991           1990
                                                          ----           ----            ----           ----           ----
                                                                                   ($ in Thousands)
   NON-ACCRUAL LOANS
    Commercial                                          $ 4,102         $11,949        $ 36,528       $ 37,816       $ 41,850
    Real estate-commercial                               10,171          25,059          36,776         69,092         47,947
    Real estate-construction                                129             785           4,457          4,031          1,564
    Real estate-residential                               6,792           9,407          11,458         13,450         12,490
    Consumer                                              1,447           1,818           2,460          1,115          2,726
                                                        -------         -------        --------       --------       --------
     TOTAL NON-ACCRUAL LOANS                             22,641          49,018          91,679        125,504        106,577

   RENEGOTIATED LOANS                                     2,662           8,465          13,881          3,606         17,634
                                                        -------         -------        --------       --------       --------
     TOTAL NON-PERFORMING LOANS                         $25,303         $57,483        $105,560       $129,110       $124,211
                                                        =======         =======        ========       ========       ========
   FORECLOSED ASSETS
    Foreclosed real estate                              $ 8,661         $16,771         $51,603        $63,031        $51,657
    In-substance foreclosures                             1,546          18,044           4,412         11,351         12,524
    Other foreclosed assets                               2,140           1,199           3,229          4,822          2,676
                                                        -------         -------         -------        -------        -------
     TOTAL FORECLOSED ASSETS                            $12,347         $36,014         $59,244        $79,204        $66,857
                                                        =======         =======         =======        =======        =======
     TOTAL NON-PERFORMING ASSETS                        $37,650         $93,497        $164,804       $208,314       $191,068
                                                        =======         =======        ========       ========       ========

   PAST-DUE LOANS (90 DAYS OR MORE)                     $18,160         $14,096         $12,325         $8,712        $14,560
                                                        =======         =======         =======         ======        =======
   RATIOS
    Non-performing loans to outstanding loans               .31%            .78%           1.41%          1.86%          1.80%
    Non-performing assets to outstanding loans
     and foreclosed assets                                  .46            1.26            2.18           2.97           2.75
    Non-performing assets to total assets                   .31             .77            1.34           1.94           1.88

 -------------------------------------------------------------------------------------------------------------------------------

   Non-accrual loans are those for which, in the opinion of management, the timely or ultimate collection of principal and/or interest is unlikely or problematic. Note A to the Consolidated Financial Statements further details the Corporation's policy on accounting for non-accrual loans. As noted in Exhibit 28, non-accrual loans declined by $26,377,000 or 53.8% from last year and totaled $22,641,000 at year-end 1994. Paydowns and some restructurings in both the commercial and commercial real estate categories at Mercantile Bank of St. Louis N.A. largely accounted for the change in 1994, although non-accrual loan levels in the Community Banks and the Kansas City Area likewise declined to historical low levels. The largest non-accrual loan at year-end was $912,000, and only two other non-accrual loans have balances owed in excess of $500,000.


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

   Renegotiated loans are those for which the terms have been restructured beyond those available in the market, in order to aid the borrower by providing a reduction or deferral of interest and/or principal. Renegotiations usually result from a deterioration in the financial condition of the borrower. Renegotiated loans have declined to $2,662,000 from $8,465,000 at year-end 1993, a decline of 68.6%. All loans classified as renegotiated were paying in accordance with their modified terms.

   Loans past due 90 days or more and still accruing interest were $18,160,000 compared with $14,096,000 last year. This classification consisted largely of credit card loans and residential mortgage loans. Credit card loans are fully charged off after six cycles or 180 days of delinquency and losses on residential mortgage loans generally are minimal.

   Foreclosed assets and in-substance foreclosures declined to $12,347,000 at December 31, 1994 from the 1993 year-end level of $36,014,000, due primarily to sales. Foreclosed assets consisted primarily of real estate and were recorded at the lower of cost or fair value less estimated costs to sell. At year-end 1994, the carrying values of all properties were less than appraised value and the Corporation did not hold any properties with book values in excess of $2,000,000. With the adoption of FAS 114 in 1995, the in-substance foreclosure classification will no longer be utilized.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 29
 INTEREST NOT RECORDED ON
 NON-PERFORMING LOANS

                                              1994              1993              1992              1991              1990
                                              ----              ----              ----              ----              ----
                                                                    (Thousands except per share data)
     Interest not accrued                    $2,338            $4,404            $8,432            $11,385           $9,510
     Less cash-basis
      income                                     81               153               399              1,849              419
                                             ------            ------            ------            -------           ------
     Effect on income before
      income taxes                           $2,257            $4,251            $8,033            $ 9,536           $9,091
                                             ======            ======            ======            =======           ======
     Effect on net income                    $1,467            $2,763            $5,302             $6,294           $6,000
                                             ======            ======            ======             ======           ======
     Effect on net income
      per share                                $.03              $.07              $.13               $.20             $.20
                                               ====              ====              ====               ====             ====
     Interest collected
      applied to principal                     $851            $2,984            $4,424             $2,738           $2,037
                                               ====            ======            ======             ======           ======

 -------------------------------------------------------------------------------------------------------------------------------

   "Potential problem loans" at December 31, 1994 amounted to $24,502,000. These are defined as loans and commitments not included in any of the three basic non-performing loan categories discussed above, but about which management, through normal internal credit review procedures, has developed information regarding possible credit problems which could cause the borrowers future difficulties in complying with present loan repayment terms. There were no loans classified for regulatory purposes as loss or doubtful that were not included above or which caused management to have serious doubts as to the ability of such borrowers to comply with repayment terms. In addition, there were no material commitments to lend additional funds to borrowers whose loans were classified as non-performing.


 OFF-BALANCE-SHEET RISK

   In the normal course of business, there are various commitments and contingent liabilities outstanding which are properly not recorded on the balance sheet, such as letters of credit, commitments under operating leases, commitments to extend credit and interest rate swaps. Many of these arrangements are complementary to the loan and deposit products which are accounted for on the balance sheet. The Corporation's activities in foreign exchange, interest rate swaps, futures contracts and forward commitments are minimal. Mercantile offers these products as a financial intermediary, yet at present it does not use any financial derivatives to manage its own interest rate exposure other than three interest rate swaps with a notional value of $21,000,000 acquired in the United Postal merger and $4,299,000 in forward delivery contracts to partially hedge fixed-rate production in the residential loan pipeline.

   Standby letters of credit and similar arrangements issued primarily to support corporate obligations commit Mercantile to make payments on behalf of customers contingent upon the occurrence of future specified events. Standbys outstanding were primarily related to customer obligations, such as industrial revenue financings, as well as other financial and performance-related obligations. At December 31, 1994, the Corporation's commitments under standbys aggregated approximately $201,585,000, with $126,927,000 expiring within one year, $48,555,000 expiring within one to five years and $26,103,000 expiring after five years.

[EXHIBIT 32 OTHER INCOME GRAPH]

   At year-end 1994, Mercantile subsidiary banks had outstanding unused loan commitments of $5.60 billion, including $3.35 billion in credit card lines and $337 million in home equity credit lines. The remaining commitments were largely to commercial customers in the primary service area of Missouri and its contiguous states.

   Management does not anticipate any losses which would materially affect the financial position or results of operations of the Corporation as a result of such commitments and contingent liabilities. Note N to the Consolidated Financial Statements provides further discussion on these off-balance-sheet activities and information as to the estimated fair values of all financial instruments, including the new disclosure related to the adoption of FAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

 OTHER INCOME

   Non-interest income for 1994 was $188,296,000, down $10,862,000 or 5.5% from the $199,158,000 reported in 1993. Non-interest income as a percentage of average assets was 1.55% compared with 1.63% in 1993 and 1.56% in 1992, and was 26.59% of total adjusted operating income in 1994 versus 28.05% last year. As shown in Exhibit 30, credit card and letters of credit fees both improved from last year, while trust fees, service charges, investment banking revenue, mortgage banking income and miscellaneous income declined. Net securities gains were only $405,000 this year compared with $3,742,000 last year.

   Trust fees continued to be the largest source of non-interest income in 1994 and were $59,824,000, decreasing $1,314,000 or 2.1%
 from the $61,138,000 reported in 1993. This follows a 6.3% growth rate in 1993 over 1992. Personal trust fees generated in the St. Louis Area were the largest source of trust revenue in 1994 at $19,559,000 and represented 32.69% of trust income, while declining 2.4% from 1993. The decline is due to reduced termination fees and weaknesses in the stock and bond markets during the second half of the year that lowered the value of assets managed, a significant basis for fees. Trust fees in the Kansas City Area and Community Banks, which accounted for 27.20% of total trust revenues, are also largely personal trust fees and declined by 3.6% in 1994, also due to the lower asset values. Personal trust assets under management totaled $6.4 billion at December 31, 1994.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 30
 OTHER INCOME

                                                       1994                 1993               CHANGE               1992
                                                       ----                 ----               ------               ----
                                                                               ($ in Thousands)
     Trust                                           $ 59,824             $ 61,138              (2.1)%            $ 57,501
     Service charges                                   57,593               58,511              (1.6)               55,399
     Credit card fees                                  24,691               24,060               2.6                21,487
     Mortgage banking                                   6,580               10,541             (37.6)                7,452
     Investment banking                                 8,057                8,486              (5.1)                8,918
     Letters of credit fees                             6,679                6,223               7.3                 6,774
     Foreclosed property income                         2,297                2,283                .6                 4,341
     Securities gains                                     405                3,742             (89.2)                2,909
     Other                                             22,170               24,174              (8.3)               19,163
                                                     --------             --------                                --------
      Total Other Income                             $188,296             $199,158              (5.5)             $183,944
                                                     ========             ========                                ========

 -------------------------------------------------------------------------------------------------------------------------------

   Trust income generated by Mississippi Valley Advisors Inc., the investment management subsidiary of Mercantile Bank of St. Louis N.A., fell by 1.2% as fund management fees, new business and revenues from investment services continued to meet growth objectives, but were offset by the loss of business due to corporate mergers and lower asset values. These fees represented 21.00% of 1994 trust income. Mississippi Valley Advisors Inc. manages the nine Mercantile proprietary mutual funds-the ARCH Funds. These funds had assets of $1.675 billion at December 31, 1994. Fund results once again experienced good performance relative to popular market indices and peer group comparisons.

   Institutional and corporate trust service fees were even when compared with last year and represented 19.11% of total trust fees for 1994. At December 31, 1994, the Corporation held $12.0 billion in assets under investment management and $4.6 billion in non-managed assets, decreases of .8% and 4.2%, respectively, from year-end 1993.
 Exhibit 31 further details comparative trust revenue by line of business for the last three years.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 31
 TRUST INCOME

                                                       1994                 1993               CHANGE               1992
                                                       ----                 ----               ------               ----
                                                                               ($ in Thousands)
     Personal trust--St. Louis Area banks             $19,559              $20,044              (2.4)%             $20,539
     Mississippi Valley Advisors Inc.                  12,566               12,721              (1.2)               11,117
     Corporate and institutional services              11,430               11,491               (.5)                9,899
     Kansas City Area banks and
       Community Banks                                 16,269               16,882              (3.6)               15,946
                                                      -------              -------                                 -------
       Total Trust Income                             $59,824              $61,138              (2.1)              $57,501
                                                      =======              =======                                 =======

 -------------------------------------------------------------------------------------------------------------------------------


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

   Service charge income of $57,593,000 decreased 1.6% from 1993 to 1994, following a 5.6% growth in 1993. Deposit volumes were below 1993 levels and some corporate customers opted to use compensating deposit balances in the higher rate environment to offset account analysis charges rather than pay fees.

   Credit card fees were $24,691,000 in 1994, a 2.6% increase from 1993. Credit card income primarily represents fees charged merchants for processing credit card transactions, fees received on transactions of Mercantile cardholders and cardholders' annual fees. Competitive market factors have tightened credit card fee and transaction pricing significantly.

   Mortgage banking is now a significant line of business for Mercantile, with the merger of United Postal; total mortgage loans serviced exceeded $3.4 billion at December 31, 1994. Mortgage banking revenues decreased by $3,961,000 or 37.6% from 1993 due to lower origination volume and decreased net gains on the sale of loans; both factors were attributable to higher interest rates in 1994. Servicing fee revenue grew by 12.1%, however. A breakout of mortgage banking revenues is provided in Exhibit 33.

   Investment banking fees and commissions were $8,057,000 for 1994, down 5.1% from 1993 after a 4.8% decline in 1993. This income represents fees for services performed as a dealer bank for individual customers and corporate customers, including sales of annuities and mutual funds, profits earned on limited trading positions, and foreign exchange commissions. This source of revenue can vary depending on movements in interest rates and overall market conditions. In the third quarter of 1994, Mercantile discontinued providing institutional bond sales services and revenue was impacted accordingly. Also, higher interest rates made certificates of deposit more attractive to retail customers, slowing mutual fund sales.

   The 7.3% increase in letters of credit fees was due largely to a volume increase in standby letters of credit fees during 1994. Note N to the Consolidated Financial Statements and the discussion of Off-Balance-Sheet Risk on Page 35 summarize the Corporation's commitments under letters of credit.


 ----------------------------------------------------------------------
 Exhibit 33
 MORTGAGE BANKING INCOME

                                                       1994                 1993               CHANGE               1992
                                                       ----                 ----               ------               ----
                                                                               ($ in Thousands)
     Servicing fees                                   $5,013               $ 4,472              12.1 %             $3,114
     Gains on sales of loans                             383                 4,572             (91.6)               1,992
     Origination fees                                    336                   625             (46.2)               1,400
     Other                                               848                   872              (2.8)                 946
                                                      ------               -------                                 ------
      Total Mortgage Banking Income                   $6,580               $10,541             (37.6)              $7,452
                                                      ======               =======                                 ======

 -------------------------------------------------------------------------------------------------------------------------------

   Securities gains declined by $3,337,000 from 1993, when United Postal sold significant volumes of securities at gains in a portfolio restructuring prior to the merger. All other non-interest income was down 7.5%, as 1993 included significant lease termination gains.

 OTHER EXPENSE

   Non-interest expenses decreased 7.3% in 1994 following a 6.4% increase in 1993. Total operating expenses were 3.40% of average assets in 1994 compared with 3.64% in 1993 and 3.54% in 1992, while the overhead ratio, defined as operating expenses as a percentage of taxable-equivalent net interest income and other income, improved to 58.24% in 1994 versus the restated 62.67% last year and 64.36% in 1992. Further reduction of both ratios over time remains a key strategic objective of the Corporation.

   Included in fourth quarter 1993 other expense is $12,053,000 of restructuring costs and conforming accounting entries, such as investment banking fees, foreclosed property write-downs and various synergy-related accruals for United Postal and Metro. If those costs were excluded from the 1993 restated figures, non-interest expenses declined by 4.7% in 1994.

   The largest category of non-interest expense was personnel costs, which in 1994 accounted for 53.58% of total non-interest expense and amounted to $220,950,000 compared with 48.40% and $215,333,000 last year. Salaries increased 2.9% and reflected the costs of staffing additional offices, higher incentive pay and merit increases, offset by lower relative headcount due to productivity gains. Benefit costs were well controlled and rose 1.5%, in line with the increase in salaries.

[EXHIBIT 35 OTHER EXPENSE GRAPH]

   At December 31, 1994, Mercantile employed 5,656 full-time equivalent staff compared with the originally reported 5,261 at year-end 1993 and 4,839 at December 31, 1992. On a restated basis, staff count has declined from 5,901 at December 31, 1992 and 5,978 last year-end to 5,656 at December 31, 1994. These decreases were principally due to staff reductions derived both from acquisition-related synergies and increasing economies of scale. Net income per average employee, on an originally reported basis, grew to $28,000 in 1994 from $22,000 in 1993 and $18,000 in 1992, while average assets per average employee improved to $2,105,000 in 1994 from $2,053,000 last year and $2,043,000 in 1992.

   FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which was adopted in 1993, required the recording of the unrecognized transitional obligation for postretirement benefits other than pensions. That liability approximated $28,470,000 at December 31, 1994 and will be amortized over the next 18 years. FAS 112, "Employers' Accounting for Postemployment Benefits," was effective in 1994 and it relates to accounting for benefits provided to former or inactive employees after employment, but before retirement. The adoption of this statement was immaterial to the financial condition or results of operations of Mercantile.

   Occupancy and equipment expenses declined 5.3% in 1994, reflecting both productivity gains, as duplicative equipment was eliminated, and overlapping United Postal offices were closed. The savings were partially offset by the costs of opening additional offices, as well as a consistent program to upgrade systems and equipment to further enhance productivity. Total capital expenditures were $35,101,000, $26,551,000 and $29,589,000 in 1994, 1993 and 1992, respectively.

   The major components of all other operating expenses for the past three years are shown in Exhibit 34. Advertising declined for the second year in a row as Mercantile continued to assess the appropriate level of this discretionary expense. Office supplies declined due to the rebidding of services and consolidated purchasing. Postage increased due to the volume of customer accounts and increased direct mail promotions. Investment in telecommunications technology accounted for the increase in 1994 communications expense levels. Legal and professional fees declined with the drop in foreclosed property. Credit card processing expenses declined due to the selection of a new low cost provider. FDIC insurance costs decreased as the assessable deposit base declined and all Mercantile banks in 1994 are paying premiums at the lowest $.23 rate.

   Net foreclosed property costs reflected a recovery of $4,636,000 in 1994 compared with an expense of $10,497,000 in 1993 for a change of $15,133,000. Excluding net foreclosed property expenses from both years and restructuring costs from 1993, there was a $5,354,000 or 1.3% decline in non-interest expenses for 1994 compared with the 7.3% decrease reported.


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 34
 OTHER EXPENSE

                                                       1994                 1993               CHANGE               1992
                                                       ----                 ----               ------               ----
                                                                               ($ in Thousands)
     Salaries                                        $176,957             $171,970               2.9%             $158,390
     Employee benefits                                 43,993               43,363               1.5                33,625
                                                     --------             --------                                --------
      Total Personnel
       Expense                                        220,950              215,333               2.6               192,015
     Net occupancy                                     26,319               27,628              (4.7)               24,511
     Equipment                                         32,987               35,010              (5.8)               31,077
     Advertising/business
      development                                       9,611               10,426              (7.8)               11,120
     Postage and freight                               14,750               13,605               8.4                12,516
     Office supplies                                    8,266                9,018              (8.3)                8,887
     Communications                                     6,897                6,563               5.1                 6,237
     Legal and professional                             9,274               10,382             (10.7)               11,510
     Credit card                                       10,710               11,205              (4.4)                7,347
     FDIC insurance                                    20,877               21,487              (2.8)               21,488
     Foreclosed property expense                       (4,636)              10,497                 -                13,474
     Intangible asset amortization                      6,843                6,732               1.6                 9,056
     Other                                             49,521               67,023             (26.1)               68,830
                                                     --------             --------                                --------
      Total Other Expense                            $412,369             $444,909              (7.3)             $418,068
                                                     ========             ========                                ========
     RATIOS
      Overhead ratio                                    58.24%               62.67%                                  64.36%
      Other expense to average assets                    3.40                 3.64                                    3.54

 -------------------------------------------------------------------------------------------------------------------------------




          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 INCOME TAXES

   For the year ended December 31, 1994, the Corporation recorded income tax expense of $92,089,000 compared with $75,568,000 in 1993 and $52,346,000 in 1992. The effective tax rate for 1994 was 36.38% compared with 38.87% last year and 35.52% in 1992. The 1993 expense and effective rate both were impacted by a $6,070,000 additional provision for the statutory recapture of the United Postal reserve for loan losses. No deferred taxes had been previously provided. Excluding that provision, the effective tax rate would have been 35.74% in 1993. Both tax expense and the higher effective tax rates were indicative of the combined effects of growing levels of taxable income and a continued reduction in tax-exempt income as a percentage of pre-tax income.

   During the first quarter of 1993, the Corporation adopted FAS 109,"Accounting for Income Taxes." FAS 109 modified the accounting and reporting for the effects of income taxes. This standard mandates an asset and liability approach that requires recognition of the amount of taxes payable or refundable in the current year, and deferred tax assets and liabilities for the tax consequences of future events that have been previously recognized differently in financial statements and tax returns. The adoption of FAS 109 resulted in a reduction to retained earnings of $6,900,000 for the tax effects of transactions that occurred prior to January 1, 1988. FAS 109 had no material impact on income tax expense for the years 1992, 1993 or 1994.

   A three-year summary of significant income tax data is presented in Note J to the Consolidated Financial Statements, which provides an analysis of deferred income taxes, as well as a reconciliation between the amount of taxes computed using the statutory rate and the amount actually recorded. As disclosed, Mercantile had a net deferred asset of $12,983,000 at December 31, 1994. Due to the significant amount of taxes paid for the past three years and the forecast for 1995, no valuation reserve is deemed necessary. The Corporation's federal returns have been reviewed through 1990 by the Internal Revenue Service.

 FOURTH QUARTER RESULTS

   Mercantile earned $40,928,000 in the fourth quarter of 1994, which was more than double the $16,391,000 earned last year. On a per share basis, earnings increased to $.95 from $.38 the prior year. The return on average assets was 1.34% during the quarter compared with .54% in 1993's fourth quarter, while return on equity was 15.45% versus 6.85% last year. Prior year figures included after-tax charges of approximately $16.5 million to conform the accounting and credit policies of United Postal and Metro to those of Mercantile. Exhibit 36 presents condensed quarterly financial data for the last two years.

   A more meaningful comparison of the financial indicators would be with originally reported fourth quarter 1993 results. Earnings per share of $.95 was up 6.7% from the $.89 originally reported last year, while return on assets of 1.34% in the current quarter compared with 1.20% in 1993.

   Net interest income improved by $3,128,000 or 2.5% to $128,927,000, as the net interest rate margin increased from 4.64% to 4.67%, and the volume of average earning assets increased by 1.8%. Average loan volume was up $600,924,000 or 8.2%, as loan demand improved in all sectors except commercial real estate. This loan growth was partially funded by a decline of $289,486,000 or 8.5% in the investment portfolio, and a drop in short-term investments of $107,159,000.

   Other income decreased by 9.4% from the fourth quarter of 1993, as the growth in credit card fees and letters of credit fees were more than offset by declines in all other categories of fee income. Other operating expenses were down $21,110,000 or 17.1% from a year ago, which included $12,053,000 of non-recurring restructuring charges related to the mergers. The overhead ratio was 57.93% in the current quarter compared with 69.23% last year and 61.83% on an originally reported basis.

   The provision for possible loan losses for the fourth quarter was $8,563,000 compared with $19,573,000 the prior year. Last year's provision included $8,750,000 to conform the acquired companies' reserve policies to those of Mercantile. Net charge-offs were $9,314,000 or .47% of average loans for the quarter compared with the year-earlier $11,054,000 or .60%.





          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


 -------------------------------------------------------------------------------------------------------------------------------
 Exhibit 36
 QUARTERLY FINANCIAL SUMMARY

                                                         1993                                           1994
                                      1ST QTR.   2ND QTR.    3RD QTR.    4TH QTR.   1ST QTR.    2ND QTR.    3RD QTR.   4TH QTR.
                                      --------   --------    --------    --------   --------    --------    --------   --------


   PER SHARE DATA
    Net income                          $  .79     $  .80      $  .84      $  .38     $  .91      $  .93      $  .95     $  .95
    Dividends declared                     .24 3/4    .24 3/4     .24 3/4     .24 3/4    .28         .28         .28        .28
    Book value at period-end             20.83      21.50       22.19       22.40      22.94       23.49       24.12      24.72
    Market price at period-end           34 5/8     32 7/8      33 5/8      30 1/8     31 7/8      35 1/8      36 7/8     31 1/4
    Average common shares
     outstanding (thousands)            42,078     42,406      42,527      42,737     42,858      43,037      43,204     43,260

   OPERATING RESULTS (THOUSANDS)
    Taxable-equivalent net
     interest income                  $126,877   $128,299    $127,455    $128,139   $127,702    $129,013    $131,854   $131,208
    Tax-equivalent adjustment            2,497      2,307       2,430       2,340      2,309       2,288       2,236      2,281
                                      --------   --------    --------    --------   --------    --------    --------   --------
     Net interest income               124,380    125,992     125,025     125,799    125,393     126,725     129,618    128,927
    Provision for possible loan
     losses                             14,049     14,485      12,906      19,573      8,383       8,015       8,511      8,563
    Other income                        49,640     50,232      49,063      50,223     48,922      47,016      46,851     45,507
    Other expense                      107,361    108,015     106,057     123,476    103,824     102,663     103,516    102,366
    Income taxes                        19,545     19,877      19,564      16,582     23,253      22,860      23,399     22,577
                                      --------   --------    --------    --------   --------    --------    --------   --------
     Net income                       $ 33,065   $ 33,847    $ 35,561    $ 16,391   $ 38,855    $ 40,203    $ 41,043   $ 40,928
                                      ========   ========    ========    ========   ========    ========    ========   ========
   AVERAGE BALANCE SHEET (MILLIONS)
    Total assets                       $12,265    $12,230     $12,254     $12,115    $12,214     $12,047     $12,109    $12,186
    Earning assets                      11,198     11,114      11,139      11,046     11,144      10,987      11,099     11,250
    Loans and leases                     7,452      7,495       7,349       7,357      7,361       7,460       7,702      7,958
    Investments in debt and
     equity securities                   3,433      3,397       3,342       3,397      3,381       3,363       3,241      3,107
    Deposits                            10,051     10,014       9,985       9,961      9,938       9,712       9,543      9,177
    Long-term debt                         277        274         274         274        299         292         289        288
    Shareholders' equity                   865        903         931         957        976       1,002       1,033      1,060

   SELECTED RATIOS
    Return on assets                      1.08%      1.11%       1.16%        .54%      1.27%       1.33%       1.36%      1.34%
    Return on equity                     15.29      14.99       15.28        6.85      15.93       16.05       15.89      15.45
    Overhead ratio                       60.82      60.50       60.08       69.23      58.78       58.32       57.93      57.93
    Other expense to average assets       3.50       3.53        3.46        4.08       3.40        3.41        3.42       3.36

    Net interest rate margin              4.53       4.62        4.58        4.64       4.58        4.70        4.75       4.67

    Equity to assets                      7.40       7.75        7.96        7.90       8.26        8.49        8.52       8.73
    Tier I capital to risk-adjusted
     assets                              10.30      10.53       11.02       11.06      11.56       11.58       11.64      11.87
    Total capital to risk-adjusted
     assets                              13.92      14.05       14.56       14.54      15.68       15.61       15.58      15.78
    Leverage                              6.61       6.93        7.19        7.33       7.52        7.90        8.14       8.32

    Loans to deposits (average)          74.14      74.84       73.59       73.86      74.07       76.81       80.71      86.73
    Reserve for possible loan
     losses to outstanding loans          2.09       2.03        2.17        2.28       2.20        2.26        2.18       2.11
    Reserve for possible loan
     losses to non-performing loans     194.45     238.41      286.22      293.39     404.93      495.20      585.44     675.57
    Non-performing loans to
     outstanding loans                    1.07        .85         .76         .78        .54         .46         .37        .31
    Non-performing assets to
     outstanding loans and
     foreclosed assets                    1.68       1.60        1.39        1.26       1.00         .87         .76        .46

 -------------------------------------------------------------------------------------------------------------------------------

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

   The financial statements were audited by KPMG Peat Marwick LLP, independent auditors, in accordance with generally accepted auditing standards. Management has made available to the independent auditors the Corporation's financial records and related data, as well as minutes of the meetings of shareholders and the Board of Directors.

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




          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                  INDEPENDENT AUDITORS' REPORT


 KPMG Peat Marwick LLP
 1010 Market Street
 St. Louis, MO 63101-2085


 Shareholders and Board of Directors
 Mercantile Bancorporation Inc.:

   We have audited the accompanying consolidated balance sheets of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1994, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1994, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



 /s/ KPMG Peat Marwick LLP


 January 12, 1995

 CONSOLIDATED STATEMENT OF INCOME

                                                                                        YEAR ENDED DECEMBER 31
                                                                             1994                1993                1992
                                                                             ----                ----                ----
                                                                                   (Thousands except per share data)
   INTEREST INCOME
    Interest and fees on loans and leases                                  $647,004            $621,986            $651,616
    Investments in debt and equity securities
     Trading                                                                    527                 678                 593
     Taxable                                                                164,746             183,233             194,932
     Tax-exempt                                                              13,189              13,289              12,319
                                                                           --------            --------            --------
      Total                                                                 178,462             197,200             207,844
    Due from banks-interest bearing                                           1,857               2,609               5,900
    Federal funds sold and repurchase agreements                              7,683               8,135               8,087
                                                                           --------            --------            --------
      Total Interest Income                                                 835,006             829,930             873,447

   INTEREST EXPENSE
    Interest bearing deposits                                               251,635             281,621             364,897
    Foreign deposits                                                          5,397               1,363                 870
    Short-term borrowings                                                    44,281              23,709              30,368
    Bank notes                                                                  780                   -                   -
    Long-term debt                                                           22,250              22,041              21,223
                                                                           --------            --------            --------
      Total Interest Expense                                                324,343             328,734             417,358
                                                                           --------            --------            --------
      NET INTEREST INCOME                                                   510,663             501,196             456,089
   PROVISION FOR POSSIBLE LOAN LOSSES                                        33,472              61,013              74,579
                                                                           --------            --------            --------
      NET INTEREST INCOME AFTER PROVISION
       FOR POSSIBLE LOAN LOSSES                                             477,191             440,183             381,510

   OTHER INCOME
    Trust                                                                    59,824              61,138              57,501
    Service charges                                                          57,593              58,511              55,399
    Credit card fees                                                         24,691              24,060              21,487
    Mortgage banking                                                          6,580              10,541               7,452
    Investment banking                                                        8,057               8,486               8,918
    Securities gains                                                            405               3,742               2,909
    Other                                                                    31,146              32,680              30,278
                                                                           --------            --------            --------
      Total Other Income                                                    188,296             199,158             183,944

   OTHER EXPENSE
    Salaries                                                                176,957             171,970             158,390
    Employee benefits                                                        43,993              43,363              33,625
    Net occupancy                                                            26,319              27,628              24,511
    Equipment                                                                32,987              35,010              31,077
    Other                                                                   132,113             166,938             170,465
                                                                           --------            --------            --------
      Total Other Expense                                                   412,369             444,909             418,068
                                                                           --------            --------            --------
      INCOME BEFORE INCOME TAXES                                            253,118             194,432             147,386
   INCOME TAXES                                                              92,089              75,568              52,346
                                                                           --------            --------            --------
      NET INCOME                                                           $161,029            $118,864            $ 95,040
                                                                           ========            ========            ========
   PER SHARE DATA
    Average common shares outstanding                                    43,091,152          42,439,298          39,492,237
    Net income                                                                $3.74               $2.80               $2.36
    Dividends declared                                                         1.12                 .99                 .93




          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEET

                                                                                              DECEMBER 31
                                                                             1994                1993                1992
                                                                             ----                ----                ----
                                                                                              (Thousands)
   ASSETS
    Cash and due from banks                                               $   683,259         $   705,673        $   686,352
    Due from banks-interest bearing                                               234             144,538             43,184
    Federal funds sold and repurchase agreements                              112,514             186,962            241,972
    Investments in debt and equity securities
     Trading                                                                   14,299              15,735             17,684
     Available-for-sale                                                       269,232             415,283             89,424
     Held-to-maturity (Estimated fair value of $2,669,460, $3,020,591
      and $3,366,147, respectively)                                         2,750,244           2,970,160          3,294,169
                                                                          -----------         -----------        -----------
      Total                                                                 3,033,775           3,401,178          3,401,277
    Loans held-for-sale                                                        17,398             117,290             20,925
    Loans and leases, net of unearned income                                8,097,447           7,264,484          7,478,296
                                                                          -----------         -----------        -----------
      Total Loans and Leases                                                8,114,845           7,381,774          7,499,221
    Reserve for possible loan losses                                         (170,940)           (168,651)          (165,575)
                                                                          -----------         -----------        -----------
      Net Loans and Leases                                                  7,943,905           7,213,123          7,333,646
    Bank premises and equipment                                               202,889             199,363            200,552
    Due from customers on acceptances                                           6,609              11,923              7,451
    Other assets                                                              258,609             278,367            358,594
                                                                          -----------         -----------        -----------
      Total Assets                                                        $12,241,794         $12,141,127        $12,273,028
                                                                          ===========         ===========        ===========

   LIABILITIES
    Deposits
     Non-interest bearing                                                 $ 1,529,052         $ 1,713,275        $ 1,532,477
     Interest bearing                                                       7,305,672           7,862,723          8,375,832
     Foreign                                                                  219,135              26,085             19,650
                                                                          -----------         -----------        -----------
      Total Deposits                                                        9,053,859           9,602,083          9,927,959
    Federal funds purchased and repurchase agreements                       1,382,519             602,997            744,101
    Other short-term borrowings                                               200,180             520,650            241,293
    Bank notes                                                                100,000                   -                  -
    Long-term debt                                                            287,345             272,778            299,109
    Bank acceptances outstanding                                                6,609              11,923              7,451
    Other liabilities                                                         143,032             172,139            201,791
                                                                          -----------         -----------        -----------
      Total Liabilities                                                    11,173,544          11,182,570         11,421,704

   Commitments and contingent liabilities                                           -                   -                  -

   SHAREHOLDERS' EQUITY
                                    1994       1993        1992
                                    ----       ----        ----
    Preferred stock-
     no par value
     Shares authorized             5,000       5,000      5,000
     Shares issued                     -           -          -                     -                   -                  -
    Common stock-
     $5.00 par value
     Shares authorized           100,000      70,000     70,000
     Shares issued                43,208      42,802     42,032               216,506             214,012            210,160
    Capital surplus                                                           170,083             164,448            148,089
    Retained earnings                                                         684,615             580,097            493,075
    Treasury stock, at cost           94           -          -                (2,954)                  -                  -
                                                                          -----------         -----------        -----------
      Total Shareholders' Equity                                            1,068,250             958,557            851,324
                                                                          -----------         -----------        -----------
      Total Liabilities and Shareholders' Equity                          $12,241,794         $12,141,127        $12,273,028
                                                                          ===========         ===========        ===========

 The accompanying notes to consolidated financial statements are an integral part of these statements.


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                COMMON STOCK
                                         ------------------------                                                      TOTAL
                                         OUTSTANDING                     CAPITAL        RETAINED       TREASURY    SHAREHOLDERS'
                                            SHARES        DOLLARS        SURPLUS        EARNINGS        STOCK          EQUITY
                                         -----------      -------        -------        --------       -------       ----------
                                                                            ($ in Thousands)
   BALANCE AT DECEMBER 31, 1991
    AS REPORTED                           32,013,551      $160,068       $ 96,347       $349,823        $    -       $  606,238
   Adjustment to reflect poolings-of-
    interests                              1,625,697         8,128         (1,223)        77,119                         84,024
                                          ----------      --------       --------       --------        ------       ----------
   BALANCE AT DECEMBER 31, 1991
    AS RESTATED                           33,639,248       168,196         95,124        426,942             -          690,262
   Net income                                                                             95,040                         95,040
   Dividends declared
    Mercantile Bancorporation Inc.-
     $.93 per share                                                                      (27,506)                       (27,506)
    Pooled companies prior to
     acquisition                                                                          (2,923)                        (2,923)
   Issuance of common stock
    Acquisition of Ameribanc, Inc.         1,975,421         9,877         41,418                                        51,295
    Employee incentive plans                 195,679           978          2,854                                         3,832
    Warrants and convertible notes           347,143         1,736          7,272                                         9,008
   Change in valuation allowance
    for marketable equity securities                                                       1,522                          1,522
   Initial public offering of
    United Postal Bancorp, Inc.            5,537,405        27,688           (818)                                       26,870
   Other pre-merger transactions of
    pooled companies                         337,077         1,685          2,239                                         3,924
                                          ----------      --------       --------       --------       -------       ----------
   BALANCE AT DECEMBER 31, 1992           42,031,973       210,160        148,089        493,075             -          851,324
   Net income                                                                            118,864                        118,864
   Dividends declared
    Mercantile Bancorporation Inc.-
     $.99 per share                                                                      (34,840)                       (34,840)
     Pooled companies prior to
     acquisition                                                                          (4,195)                        (4,195)
   Issuance of common stock
    Acquisition of First National
     Bank of Flora                           232,503         1,162          6,879                                         8,041
    Acquisition of Mt. Vernon
     Bancorp, Inc.                           216,936         1,085          6,056                                         7,141
    Employee incentive plans                 161,912           809          1,929                                         2,738
    Convertible notes                         73,360           367          1,536                                         1,903
   Change in valuation allowance for
    marketable equity securities prior
    to the adoption of FAS 115                                                             3,554                          3,554
   Net fair value adjustment for
    available-for-sale securities                                                          3,636                          3,636
   Pre-merger transactions of pooled
    companies and other                       85,638           429            (41)             3                            391
                                          ----------      --------       --------       --------       -------       ----------
   BALANCE AT DECEMBER 31, 1993           42,802,322       214,012        164,448        580,097             -          958,557
   NET INCOME                                                                            161,029                        161,029
   DIVIDENDS DECLARED-$1.12 PER SHARE                                                    (48,329)                       (48,329)
   ISSUANCE OF COMMON STOCK
    EMPLOYEE INCENTIVE PLANS                 308,112         1,541          1,683                                         3,224
    CONVERTIBLE NOTES                        181,092           905          3,793                                         4,698
   NET FAIR VALUE ADJUSTMENT FOR
    AVAILABLE-FOR-SALE SECURITIES                                                         (8,182)                        (8,182)
   PURCHASE OF TREASURY STOCK                (93,500)                                                   (2,954)          (2,954)
   PRE-MERGER TRANSACTIONS OF POOLED
    COMPANIES AND OTHER                        9,498            48            159                                           207
                                          ----------      --------       --------       --------       -------       ----------
   BALANCE AT DECEMBER 31, 1994           43,207,524      $216,506       $170,083       $684,615       $(2,954)      $1,068,250
                                          ==========      ========       ========       ========       =======       ==========


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                             YEAR ENDED DECEMBER 31
                                                                                     1994             1993            1992
                                                                                     ----             ----            ----
                                                                                                  (Thousands)
   OPERATING ACTIVITIES
    Net income                                                                   $   161,029      $   118,864      $    95,040
    Adjustments to reconcile net income to net cash
     provided by operating activities
      Provision for possible loan losses                                              33,472           61,013           74,579
      Depreciation and amortization                                                   26,668           26,491           24,809
      Provision for deferred income taxes (credits)                                   (9,392)           6,241            1,248
      Net change in trading securities                                                 1,436            1,949            5,953
      Net change in loans held-for-sale                                               99,892          (96,365)          22,255
      Net change in accrued interest receivable                                      (12,506)           8,505            8,844
      Net change in accrued interest payable                                            (505)          (7,396)         (18,922)
      Net change in accrued taxes payable                                             (9,572)         (10,515)          10,038
      Other, net                                                                      (2,987)          58,976           33,653
                                                                                 -----------      -----------      -----------
       Net Cash Provided by Operating Activities                                     287,535          167,763          257,497

   INVESTING ACTIVITIES
    Investments in debt and equity securities, other than trading securities
     Purchases                                                                      (847,046)      (1,435,988)      (1,693,288)
     Proceeds from maturities                                                      1,110,446        1,464,157        1,010,084
     Proceeds from sales of:
      Held-to-maturity securities                                                          -           27,970          166,118
      Available-for-sale securities                                                    1,358           27,141            7,953
      Securities from acquired entities                                               79,388           14,491           58,219
    Net change in loans and leases                                                (1,032,861)         (13,994)          84,718
    Purchases of loans and leases                                                    (20,063)         (84,134)        (113,311)
    Proceeds from sales of loans and leases                                          156,243          258,769           81,410
    Purchases of premises and equipment                                              (35,101)         (26,551)         (29,589)
    Proceeds from sales of premises and equipment                                      4,936              480            2,722
    Proceeds from sales of foreclosed property                                        40,887           44,974            5,559
    Cash and cash equivalents from acquisitions, net of cash paid                          -           11,085          401,312
    Other, net                                                                        30,384           23,632           15,317
                                                                                 -----------      -----------      -----------
       Net Cash Provided (Used) by Investing Activities                             (511,429)         312,032           (2,776)

   FINANCING ACTIVITIES
    Net change in time certificates of deposit under $100,000                       (245,543)        (572,890)        (819,135)
    Net change in time certificates of deposit $100,000 and over                       8,377          (58,082)        (143,041)
    Net change in other time deposits                                                 (2,412)         (88,231)          45,411
    Net change in foreign deposits                                                   193,050            6,435            5,713
    Net change in other deposits                                                    (501,696)         238,651          514,545
    Sale of branch deposits, net of premium received                                       -          (14,130)               -
    Net change in short-term borrowings                                              459,052          138,253           35,377
    Issuance of bank notes                                                           100,000                -                -
    Issuance of long-term debt                                                        75,000                -          163,152
    Principal payments on long-term debt                                             (54,753)         (27,738)         (83,324)
    Cash dividends paid                                                              (48,329)         (39,035)         (30,429)
    Proceeds from issuance of common stock
     Employee incentive plans and warrants                                             2,729            2,203            3,904
     Initial public offering of United Postal Bancorp, Inc.                                -                -           26,870
    Purchase of treasury stock                                                        (2,954)               -                -
    Other, net                                                                           207              434            1,724
                                                                                 -----------      -----------      -----------
       Net Cash Used by Financing Activities                                         (17,272)        (414,130)        (279,233)
                                                                                 -----------      -----------      -----------
   INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                 (241,166)          65,665          (24,512)

   CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                  1,037,173          971,508          996,020
                                                                                 -----------      -----------      -----------
   CASH AND CASH EQUIVALENTS AT END OF YEAR                                      $   796,007      $ 1,037,173      $   971,508
                                                                                 ===========      ===========      ===========


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

   Restatements: On January 3, 1994, Mercantile acquired Metro Bancorporation ("Metro") and on February 1, 1994, the Corporation acquired United Postal Bancorp, Inc. ("United Postal"), in transactions accounted for as poolings-of-interests. Accordingly, prior period financial statements have been restated as if the combining entities had been consolidated for all periods.

   Reclassification: Certain reclassifications have been made to the 1993 and 1992 historical financial statements to conform with the 1994 presentation.

 New Accounting Standards:

   Financial Accounting Standard ("FAS") 119, "Disclosure about
 Derivative Financial Instruments and Fair Value of Financial
 Instruments," effective for fiscal years ending after December 15, 1994, has been adopted by the Corporation with the related disclosure included in Note N to the Consolidated Financial
 Statements.

   FAS 114, "Accounting by Creditors for Impairment of a Loan," as amended by FAS 118, effective for fiscal years beginning after December 15, 1994, requires impaired loans to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. The adoption of FAS 114 is not expected to have a material impact on the Corporation's financial condition or results of operations.

 Earnings per Common Share:

   Earnings per common share data is based on the weighted average number of common shares outstanding during the period.

   Earnings of United Postal are excluded from the earnings per share calculation from January 1, 1992 through March 20, 1992, which is the date United Postal made its initial public offering of common stock. Also on March 20, 1992, United Postal Savings Association ("UPSA"), a wholly-owned subsidiary of United Postal, converted from a Missouri state-chartered mutual savings association to a Missouri state-chartered stock association.

 Investments in Debt and Equity Securities:

   Trading securities, which include any security held primarily for near-term sale, are valued at fair value. Gains and losses on trading securities, both realized and unrealized, are recorded in investment banking income.

   Available-for-sale securities, which include any security for which the Corporation has no immediate plan to sell but which may be sold in the future under different circumstances, are valued at fair value. Realized gains and losses, based on the amortized cost of the specific security, are included in other income as securities gains. Unrealized gains and losses are recorded, net of related income tax effects, in retained earnings.

   Held-to-maturity securities, which include any security for which the Corporation has the positive intent and ability to hold until maturity, are valued at historical cost adjusted for amortization of premiums and accretion of discounts computed by the level-yield method. Prior to December 31, 1993, realized gains and losses, based on the amortized cost of the specific security, were included in other income as securities gains.

   Prior to December 31, 1993, marketable equity securities were stated at the lower of cost or fair value. Changes in the valuation of marketable equity securities which were considered to be temporary were recorded as adjustments to retained earnings. Since December 31, 1993, these securities have been classified as available-for-sale and accounted for as stated above.

 Loans Held-for-Sale:

   In its lending activities, the Corporation originates residential and student loans with the intent to be sold in the secondary market. Loans held-for-sale are carried at the lower of cost or fair value which is determined on an aggregate basis. Gains or losses on the sale of loans held-for-sale are determined on a specific identification method.

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

   When, in management's opinion, the collection of interest on a loan is unlikely, or when either principal or interest is past due over 90 days, that loan is generally placed on non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES charged against the reserve for possible loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.

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

 Foreclosed Assets:

   Foreclosed assets include real estate and other assets acquired through foreclosure or other proceedings, and in-substance foreclosures. In-substance foreclosures represent loans accounted for as foreclosed assets due to the borrower having limited equity in the underlying collateral, anticipated repayment only through the operation or sale of the collateral, or the borrower either formally or effectively abandoning control of the collateral. With the adoption of FAS 114 in 1995, the in-substance foreclosure classification will no longer be utilized. Foreclosed assets are included in other assets in the Consolidated Balance Sheet.

   Foreclosed assets are valued at the lower of cost or fair value less estimated costs to sell. Losses arising at the time of transfer from loans are charged to the reserve for possible loan losses. Subsequent reductions in valuation based upon periodic appraisals are charged against current earnings.

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

 Treasury Stock:

   The purchase of the Corporation's common stock is recorded at cost. Upon subsequent reissue, the treasury stock account will be reduced by the average cost basis of such stock.

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

 NOTE B

 SUBSIDIARIES

 Acquisitions:

   Effective January 3, 1995, the Corporation acquired UNSL Financial Corp ("UNSL"), holding company for Lebanon, Missouri-based United Savings Bank, with assets totaling $508 million. A total of 1,578,107 shares of Mercantile common stock was issued in the UNSL transaction, which was accounted for as a pooling-of-interests. This acquisition will not have a material impact on the financial condition or results of operations of the Corporation.

   Also effective January 3, 1995, Mercantile completed a merger with Wedge Bank ("Wedge"), an Alton, Illinois-based bank with assets totaling $196 million. A total of 969,954 shares of Mercantile common stock was issued in the Wedge transaction. The Wedge transaction meets the requirements for treatment as a pooling-of-interests; however, due to the immateriality of Wedge's financial condition and results of operations to that of Mercantile's, the historical financial statements of the Corporation will not be restated for the Wedge pooling-of-interests transaction.

   Effective February 1, 1994, the Corporation acquired United Postal, holding company for St. Louis, Missouri-based UPSA, with assets totaling $1.3 billion. Effective January 3, 1994, Mercantile completed a merger with Metro, a Waterloo, Iowa-based holding company for The Waterloo Savings Bank, with assets totaling $370 million. A total of 5,631,953 and 1,638,278 shares of Mercantile common stock were issued in the United Postal and Metro transactions, respectively, which were accounted for as poolings-of-interests.

   Net income and net income per share for the Corporation and the pooled companies prior to restatement were as follows:

                                                                                      YEAR ENDED DECEMBER 31
                                                                                1993                          1992
                                                                                      ($ in Thousands except
                                                                                          per share data)
   Corporation
    Net income                                                                $116,972                       $85,295
    Net income per share                                                          3.32                          2.53

   United Postal
    Net income (loss)                                                            $ (58)                       $7,259
    Net income (loss) per share                                                   (.01)                         1.21

   Metro
    Net income                                                                  $1,950                        $2,486
    Net income per share                                                          3.76                          4.81


   During the fourth quarter of 1993, certain adjustments were recorded by United Postal and Metro to conform their accounting and credit policies regarding loan, other real estate and other asset valuations to those of the Corporation. These adjustments amounted to $16.5 million on an after-tax basis.

   On September 1, 1993, Mercantile completed a merger with Mt. Vernon Bancorp, Inc., a $113,128,000-asset holding company for First Bank and Trust Co. in Mt. Vernon, Illinois. The total cost of the acquisition was $1,805,000 in cash and 216,936 shares of Mercantile common stock. The excess of the purchase price over the fair value of net assets acquired was $4,700,000. On April 1, 1993, Mercantile completed the merger with the $70,725,000-asset First National Bank of Flora in Clay County, Illinois. The total cost of the acquisition was $3,004,000 in cash and 232,503 shares of Mercantile common stock. The excess of the purchase price over the fair value of net assets acquired was $2,549,000. Both transactions were accounted for as purchases and, accordingly, the results of operations were included in the Consolidated Financial Statements from the respective acquisition dates.

   On January 4, 1993, the Corporation acquired MidAmerican Corporation and Johnson County Bankshares, Inc., two northeast Kansas-based holding companies with assets totaling $1.1 billion. A total of 4,736,424 shares of Mercantile common stock was issued in the transaction, which was accounted for as a pooling-of-interests.

   Net income and net income per share for the Corporation, MidAmerican Corporation and Johnson County Bankshares, Inc. prior to restatement were as follows:

                                                                                      YEAR ENDED DECEMBER 31
                                                                                               1992
                                                                                      ($ in Thousands except
                                                                                          per share data)
   Corporation
    Net income                                                                               $85,003
    Net income per share                                                                        2.91

   MidAmerican Corporation
    Net income                                                                                $1,007
    Net income per share                                                                         .30

   Johnson County Bankshares, Inc.
    Net loss                                                                                  $  (715)
    Net loss per share                                                                         (36.70)


   During the fourth quarter of 1992, certain adjustments were recorded by MidAmerican Corporation and Johnson County Bankshares, Inc. to conform their accounting and credit policies regarding loan, other real estate and other asset valuations to those of the Corporation. These adjustments amounted to $8 million on an after-tax basis.

   MidAmerican Corporation acquired Jayhawk Bancshares, Inc., a $52,000,000-asset, one-bank holding company in Lawrence, Kansas, in July 1992. This acquisition was accounted for as a purchase and, accordingly, the results of operations, which were not material, were included in the Consolidated Financial Statements from the acquisition date. The total cost of the acquisition was $10,872,000 in cash and $2,200,000 in notes. Upon maturity of the final $1,900,000 in notes in August 1994, $1,391,000 was offset against the fair value of net assets acquired, based upon the outcome of certain losses in the loan portfolio of the acquired bank subsidiary. The excess of the purchase price over the fair value of net assets acquired was $7,956,000.

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


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

   The following unaudited pro forma combined consolidated financial information gives effect to the April 30, 1992 acquisition of Ameribanc, Inc. as if it had been consummated on January 1, 1992.

                                                                                      YEAR ENDED DECEMBER 31
                                                                                               1992
                                                                                      ($ in Thousands except
                                                                                          per share data)
   Net interest income                                                                       $468,362
   Other income                                                                               188,053
   Net income                                                                                  95,115
   Net income per share                                                                          2.32


   For all acquisitions accounted for as purchases, the unamortized excess of cost over the fair value of assets acquired was $51,281,000, $56,882,000 and $56,206,000 at December 31, 1994, 1993
 and 1992, respectively.

 RTC Transactions:

   During 1992, certain subsidiaries of the Corporation acquired from the Resolution Trust Corporation the deposits and certain assets of failed thrift institutions. Transactions included: Mercantile Bank of Joplin and Mercantile Bank of Kansas City acquired $222,304,000 in deposits of two branches of the former Home Federal Savings Association in Joplin and Kansas City, Missouri in March 1992; Mercantile Bank of West Central Missouri acquired $163,055,000 in deposits and $156,818,000 in assets of First State Savings Association of Sedalia in April 1992; and UPSA acquired $79,000,000 in deposits and $80,000,000 in assets of First Federal Savings and Loan Association in Manchester, Missouri in December 1992. Unamortized core deposit premium was $7,923,000, $11,187,000 and $13,444,000 at December 31, 1994, 1993 and 1992, respectively.

   The effect of the Mt. Vernon, Flora, Jayhawk and Resolution Trust Corporation acquisitions on the Corporation's operating results from January 1, 1992 through the respective acquisition dates and for the years ended December 31, 1994, 1993 and 1992, was not material.

 Subsidiary Mergers:

   During 1994, the Corporation effected several reorganization transactions among certain subsidiaries. On December 9, 1994, Mercantile Bank of Table Rock Lake was merged with Mercantile Bank of Springfield. On August 16, 1994, certain assets and liabilities of UPSA, primarily those associated with its Arnold and Crystal City, Missouri branches, were sold to Mercantile Bank of Jefferson County. On the same date, UPSA was merged with Mercantile Bank of St. Louis N.A. On July 21, 1994, certain assets and liabilities of the Troy, Missouri agency office of UPSA were sold to Mercantile Bank of Pike County.

 Pending Acquisitions:

   The Corporation has entered into an agreement dated December 23, 1994 to acquire the capital stock of Plains Spirit Financial Corporation, holding company for the $439 million-asset First Federal Savings Bank of Iowa headquartered in Davenport, Iowa. The acquisition, to be accounted for as a purchase transaction, is expected to be consummated in the second quarter of 1995.

   The Corporation has entered into an agreement dated December 2, 1994 to acquire the capital stock of TCBankshares, Inc., a six-bank holding company with assets totaling $1.4 billion, headquartered in North Little Rock, Arkansas. The acquisition, to be accounted for as a pooling-of-interests, is expected to be consummated in the second quarter of 1995.

   Mercantile has also entered into an agreement dated September 21, 1994 to acquire the capital stock of Central Mortgage Bancshares, Inc., a three-bank holding company with $650 million in assets, headquartered in Kansas City, Missouri. The acquisition, to be accounted for as a pooling-of-interests, is expected to be completed in March 1995.

 NOTE C

 CASH FLOWS

   The Corporation paid interest on deposits, short-term borrowings, bank notes and long-term debt of $324,848,000, $335,574,000 and $429,793,000 in 1994, 1993 and 1992, respectively. The Corporation paid Federal income taxes of $91,842,000, $61,493,000 and $45,174,000 in 1994, 1993 and 1992, respectively.

   The following details cash and cash equivalents from acquisitions accounted for as purchases, net of cash paid:

                                                                                  YEAR ENDED DECEMBER 31
                                                                     1994                  1993                   1992
                                                                                        (Thousands)
    Fair value of assets purchased                                    $-                $(186,391)            $(1,679,456)
    Liabilities assumed                                                -                  166,400               1,603,529
    Issuance of common stock                                           -                   15,182                  51,295
                                                                      --                ---------             -----------
    Net cash paid for acquisitions                                     -                   (4,809)                (24,632)
    Cash and cash equivalents acquired                                 -                   15,894                 425,944
                                                                      --                ---------             -----------
     CASH AND CASH EQUIVALENTS FROM ACQUISITIONS, NET OF
      CASH PAID                                                       $-                $  11,085             $   401,312
                                                                      ==                =========             ===========

 NOTE D

 CASH AND DUE FROM BANKS RESTRICTIONS

   The Corporation's subsidiary banks are required to maintain average reserve balances which place withdrawal and/or usage restrictions on cash and due from banks balances. The average amount of these restricted balances for the year ended December 31, 1994 was $169,280,000.

 NOTE E

 INVESTMENTS IN DEBT AND EQUITY SECURITIES

   Effective December 31, 1993, the Corporation adopted FAS 115, "Accounting for Certain Investments in Debt and Equity Securities," and its cumulative effect was recorded on the Consolidated Balance Sheet on that date. The most significant impact of the new accounting requirements is that unrealized holding gains and losses, net of applicable income taxes, on securities classified as available-for-sale are recorded as an adjustment to retained earnings. In 1992 these securities were classified as held-for-sale, and were carried at the lower of amortized cost or fair value, determined on an aggregate basis, with adjustments recorded in current year earnings. The adoption of FAS 115 did not have a material effect on the financial condition or results of operations for the year ended December 31, 1993, and prior year Consolidated Financial Statements have not been restated.

   On December 31, 1993, debt securities with an amortized cost of $2,970,160,000 were classified as held-to-maturity; and debt and equity securities with an amortized cost of $409,688,000 were classified as available-for-sale. A market valuation account of $5,595,000 was established for the available-for-sale securities to increase the recorded balance of such securities at December 31, 1993 to their estimated fair value on that date. A tax liability of $1,959,000 established the deferred tax effect of the market valuation account. The net increase resulting from the market valuation adjustment at December 31, 1993 was recorded as an adjustment to retained earnings.

 Available-for-Sale:

   The amortized cost, estimated fair values, and unrealized gains and losses of available-for-sale securities were as follows:



                                                                    AMORTIZED      UNREALIZED       UNREALIZED      ESTIMATED
                                                                      COST            GAINS           LOSSES        FAIR VALUE
                                                                                           (Thousands)
  DECEMBER 31, 1994
  U.S. government                                                   $219,316         $  114           $6,360         $213,070
  State and political subdivisions-tax-exempt                         12,572            156               24           12,704
  Other                                                               44,338          1,263            2,143           43,458
                                                                    --------         ------           ------         --------
    Total                                                           $276,226         $1,533           $8,527         $269,232
                                                                    ========         ======           ======         ========
  DECEMBER 31, 1993
  U.S. government                                                   $359,362         $2,289           $  604         $361,047
  State and political subdivisions-tax-exempt                         14,259            925               11           15,173
  Other                                                               36,067          4,240            1,244           39,063
                                                                    --------         ------           ------         --------
    Total                                                           $409,688         $7,454           $1,859         $415,283
                                                                    ========         ======           ======         ========
  DECEMBER 31, 1992
  U.S. government                                                    $89,424         $2,672              $ -          $92,096
                                                                     =======         ======              ===          =======


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 Held-to-Maturity:

   The amortized cost, estimated fair values, and unrealized gains and losses of held-to-maturity securities were as follows:

                                                                    AMORTIZED      UNREALIZED       UNREALIZED      ESTIMATED
                                                                      COST            GAINS           LOSSES        FAIR VALUE
                                                                                           (Thousands)
  DECEMBER 31, 1994
  U.S. government                                                  $2,342,744        $ 7,832         $77,366        $2,273,210
  State and political subdivisions
   Tax-exempt                                                         217,059          2,348           4,063           215,344
   Taxable                                                            157,912             49           9,067           148,894
                                                                   ----------        -------         -------        ----------
    Total State and Political Subdivisions                            374,971          2,397          13,130           364,238
  Other                                                                32,529              -             517            32,012
                                                                   ----------        -------         -------        ----------
    Total                                                          $2,750,244        $10,229         $91,013        $2,669,460
                                                                   ==========        =======         =======        ==========
  DECEMBER 31, 1993
  U.S. government                                                  $2,492,458        $42,756          $3,492        $2,531,722
  State and political subdivisions
   Tax-exempt                                                         235,030         10,290             272           245,048
   Taxable                                                            101,467            338             671           101,134
                                                                   ----------        -------          ------        ----------
    Total State and Political Subdivisions                            336,497         10,628             943           346,182
  Other                                                               141,205          1,809             327           142,687
                                                                   ----------        -------          ------        ----------
    Total                                                          $2,970,160        $55,193          $4,762        $3,020,591
                                                                   ==========        =======          ======        ==========
  DECEMBER 31, 1992
  U.S. government                                                  $2,664,816        $67,137          $7,055        $2,724,898
  State and political subdivisions
   Tax-exempt                                                         216,060          7,839           1,052           222,847
   Taxable                                                             12,195            317             131            12,381
                                                                   ----------        -------          ------        ----------
    Total State and Political Subdivisions                            228,255          8,156           1,183           235,228
  Other                                                               401,098          5,782             859           406,021
                                                                   ----------        -------          ------        ----------
    Total                                                          $3,294,169        $81,075          $9,097        $3,366,147
                                                                   ==========        =======          ======        ==========

   Securities with a carrying value of $1,810,635,000 at December 31, 1994, $1,963,837,000 at December 31, 1993 and $2,084,829,000 at
 December 31, 1992 were pledged to secure public and trust deposits, securities sold under agreements to repurchase, and for other purposes required by law.

   Included in other held-to-maturity securities at December 31, 1992 were marketable equity securities with a cost of $16,675,000 and a carrying value of $13,121,000. At December 31, 1993 and 1994, these same securities were classified as available-for-sale upon the adoption of FAS 115. Additional securities with carrying values of $752,000 became marketable equity securities during 1993, and at December 31, 1993 and 1994, these securities were classified as available-for-sale.

   The following table presents proceeds from sales of securities and the components of net securities gains. There were no securities classified as held-to-maturity during 1994 that were transferred to available-for-sale securities or sold. Held-to-maturity securities gains and losses in 1994 resulted from portfolio restructurings in connection with subsidiary bank acquisitions or calls by the security issuer prior to maturity.


                                                                                    YEAR ENDED DECEMBER 31
                                                                       1994                  1993                   1992
                                                                                          (Thousands)
      Proceeds from sales of:
       Held-to-maturity securities                                   $     -                $27,970               $166,118
       Available-for-sale securities                                   1,358                 27,141                  7,953
       Securities from acquired entities                              79,388                 14,491                 58,219

      Securities gains on:
       Held-to-maturity securities                                    $  471                $ 1,013                 $4,141
       Available-for-sale securities                                   2,328                  5,230                  1,001
                                                                      ------                -------                 ------
        Total Securities Gains                                         2,799                  6,243                  5,142

      Securities losses on:
       Held-to-maturity securities                                       262                    863                  1,362
       Available-for-sale securities                                   2,132                  1,638                    871
                                                                      ------                -------                 ------
        Total Securities Losses                                        2,394                  2,501                  2,233
                                                                      ------                -------                 ------
        Net Securities Gains
         Before Income Taxes                                             405                  3,742                  2,909
      Applicable income taxes                                           (142)                (1,310)                  (989)
                                                                      ------                -------                 ------
        Net Securities Gains                                          $  263                $ 2,432                 $1,920
                                                                      ======                =======                 ======

 NOTE F

 LOANS AND LEASES

    Loans and leases consisted of the following:

                                                                                        DECEMBER 31
                                                                     1994                  1993                   1992
                                                                                        (Thousands)
    Commercial                                                    $2,120,155            $1,932,116             $2,033,191
    Real estate-commercial                                         1,259,587             1,267,085              1,350,775
    Real estate-construction                                         204,301               162,765                163,764
    Real estate-residential                                        2,535,983             2,315,059              2,403,917
    Consumer                                                       1,149,732               941,044                935,471
    Credit card                                                      844,662               763,243                610,429
    Foreign                                                              425                   462                  1,674
                                                                  ----------            ----------             ----------
     Loans and Leases                                             $8,114,845            $7,381,774             $7,499,221
                                                                  ==========            ==========             ==========

   Changes in the reserve for possible loan losses were as follows:

                                                                                  YEAR ENDED DECEMBER 31
                                                                     1994                  1993                   1992
                                                                                        (Thousands)
    Beginning Balance                                              $168,651              $165,575               $146,078
    Provision                                                        33,472                61,013                 74,579

    Charge-offs                                                     (61,567)              (83,811)               (88,387)
    Recoveries                                                       30,384                23,632                 15,317
                                                                   --------              --------               --------
     Net Charge-offs                                                (31,183)              (60,179)               (73,070)

    Acquired Reserves                                                     -                 2,242                 17,988
                                                                   --------              --------               --------
    Ending Balance                                                 $170,940              $168,651               $165,575
                                                                   ========              ========               ========

   Non-performing loans consisted of the following:

                                                                                        DECEMBER 31
                                                                     1994                  1993                   1992
                                                                                        (Thousands)
    Non-accrual                                                    $22,641                $49,018               $ 91,679
    Renegotiated                                                     2,662                  8,465                 13,881
                                                                   -------                -------               --------
     Non-performing Loans                                          $25,303                $57,483               $105,560
                                                                   =======                =======               ========


   Certain directors and executive officers of the Corporation and Mercantile Bank of St. Louis N.A. were loan customers of the Corporation's banks during 1994, 1993 and 1992. Such loans were made in the ordinary course of business at normal terms, including interest rate and collateralization, and did not represent more than a normal risk. Loans to those persons, their immediate families and companies in which they were principal owners were $6,067,000, $7,122,000 and $39,133,000 at December 31, 1994, 1993 and 1992,
 respectively. During 1994, $25,225,000 of new loans were made to these persons; repayments totaled $26,280,000.

 NOTE G

 BANK PREMISES AND EQUIPMENT

   Bank premises and equipment were as follows:

                                                                                        DECEMBER 31
                                                                     1994                  1993                   1992
                                                                                        (Thousands)
    Land                                                          $  35,763              $  35,993             $  33,901
    Bank premises                                                   201,509                200,552               194,605
    Leasehold improvements                                           17,760                 17,907                17,129
    Furniture and equipment                                         179,786                167,856               156,658
                                                                  ---------              ---------             ---------
     Total Cost                                                     434,818                422,308               402,293
    Accumulated depreciation                                       (231,929)              (222,945)             (201,741)
                                                                  ---------              ---------             ---------
     Net Carrying Value                                           $ 202,889              $ 199,363             $ 200,552
                                                                  =========              =========             =========


   At December 31, 1994, the Corporation had certain long-term leases, none of which were considered to be capital leases, which were principally related to the use of land, buildings and equipment. The following table summarizes the future minimum rental commitments for all noncancelable operating leases which had initial or remaining noncancelable lease terms in excess of one year:

                               PERIOD                                                    MINIMUM RENTAL
                                                                                           (Thousands)
                                1995                                                         $ 2,837
                                1996                                                           2,681
                                1997                                                           2,494
                                1998                                                           1,250
                                1999                                                             866
                                2000 and later                                                 5,079
                                                                                             -------

                                      Total                                                  $15,207
                                                                                             =======


   Net rental expense for all operating leases was $6,245,000 in 1994, $6,775,000 in 1993 and $7,165,000 in 1992.

 NOTE H

 SHORT-TERM BORROWINGS

   Short-term borrowings were as follows:

                                                                                           DECEMBER 31
                                                                           1994                 1993               1992
                                                                                           (Thousands)
   Federal funds purchased and repurchase agreements                    $1,382,519           $  602,997          $744,101
   Treasury tax and loan notes                                             160,379              502,260           215,521
   Commercial paper                                                         26,800               18,390             9,198
   Other short-term borrowings                                              13,001                    -            16,574
                                                                        ----------           ----------          --------
    Total                                                               $1,582,699           $1,123,647          $985,394
                                                                        ==========           ==========          ========


   The Corporation had unused lines of credit arrangements with unaffiliated banks in support of commercial paper outstanding of $40,000,000 at December 31, 1994.


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 NOTE I

 BANK NOTES AND LONG-TERM DEBT

 Bank Notes:

   Beginning in 1994, Mercantile Bank of St. Louis N.A., Mercantile Bank of Illinois N.A., Mercantile Bank of Kansas City, Mercantile Bank of Kansas and Mercantile Bank of Springfield may offer unsecured bank notes in aggregate principal amounts of up to $1 billion. Note maturities can range from 30 days to 15 years from the date of issue and can be issued with fixed or floating interest rates. Each bank note issued will be an obligation solely of that issuing bank and will not be an obligation of, or otherwise guaranteed by, the other issuing banks or the Corporation. The bank notes are being offered and sold only to institutional investors, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

   On November 16, 1994, Mercantile Bank of St. Louis N.A. issued
 $100,000,000 of two-year bank notes, with a floating interest rate equal to the three-month LIBOR plus 1/8%. The coupon rate on the issued bank notes was 5.9375% at December 31, 1994.

 Long-term Debt:

   Long-term debt consisted of the following:

                                                                                           DECEMBER 31
                                                                           1994                 1993               1992
                                                                                           (Thousands)
   MERCANTILE BANCORPORATION INC. (PARENT COMPANY ONLY)
   7.625% subordinated notes, due 2002                                   $150,000             $150,000           $150,000
   8.500% debentures, due 2004                                                  -               30,550             31,171
   8.000% convertible subordinated
    capital notes, due 1995                                                 8,822               13,522             15,426
   Notes issued in acquisitions                                                 -                    -                120
                                                                         --------             --------           --------
    Total                                                                 158,822              194,072            196,717

   SECOND-TIER HOLDING COMPANIES                                                -                1,905             24,850

   BANKS AND OTHER SUBSIDIARIES
   6.375% subordinated debt, due 2004                                      75,000                    -                  -
   9.000% mortgage-backed notes, due 1999                                  53,450               53,041             52,966
   Mortgage payable                                                             -               23,653             24,337
   Other                                                                       73                  107                239
                                                                         --------             --------           --------
    Total                                                                 128,523               76,801             77,542
                                                                         --------             --------           --------
    Total Long-term Debt                                                 $287,345             $272,778           $299,109
                                                                         ========             ========           ========


   On October 15, 1992, the Corporation issued $150,000,000 of subordinated notes with a 10-year maturity and a coupon rate of 7.625% to yield 7.741%. These notes qualify as Tier II capital under current regulatory guidelines.

   On January 25, 1994, Mercantile Bank of St. Louis N.A. issued $75,000,000 of 6.375% 10-year, non-callable subordinated debt, due January 15, 2004. This debt qualifies as Tier II capital. The Corporation used the proceeds of this subordinated debt issue to:
 (1) prepay in full on February 23, 1994 the $30,550,000 8.500%
 unsecured debentures of the Corporation; and (2) prepay in full on February 1, 1994 the $23,653,000 8.250% mortgage secured by the Corporation's headquarters building.

   The 8.000% convertible subordinated capital notes were issued by Ameribanc, Inc. prior to its acquisition by the Corporation. At
 December 31, 1994, these notes were convertible into approximately 339,000 shares of the Corporation's common stock.

   Notes issued in acquisitions by the parent company with an interest rate of 6.500% matured in November 1993.

   All second-tier holding company debt was issued by either MidAmerican Corporation or Johnson County Bankshares, Inc. prior to their acquisition by the Corporation. Except for the notes issued in acquisitions, all second-tier holding company debt was paid off on January 5, 1993. Notes issued in acquisitions by a second-tier holding company were issued at a variable rate and matured in 1994.

   In July 1989, UPSA issued $100 million of 9.000% fixed-rate mortgage-backed notes with a maturity of July 1999. United Postal Savings Association used a portion of the proceeds from the sale of the notes as, or to purchase, eligible collateral which was pledged to the trustee simultaneously with the initial sale of the notes. During 1990, $46,550,000 of the mortgage-backed notes were repurchased on the open market at a discount. In 1994 the mortgage-backed securities collateralizing these notes were replaced with U.S. government securities of a like amount.

   A summary of annual principal reductions of long-term debt is presented below:

                                                                                             ANNUAL
                               PERIOD                                                 PRINCIPAL REDUCTIONS
                                                                                           (Thousands)
                                1995                                                        $  8,857
                                1996                                                              38
                                1997                                                               -
                                1998                                                               -
                                1999                                                          53,450
                                2000 and later                                               225,000
                                                                                            --------
                                      Total                                                 $287,345
                                                                                            ========

 NOTE J

 INCOME TAXES

   The Corporation's results include income tax expense as follows:

                                                                            CURRENT           DEFERRED             TOTAL
                                                                                             (Thousands)
   YEAR ENDED DECEMBER 31, 1994
    U.S. FEDERAL                                                           $ 90,786           $(9,036)            $81,750
    STATE AND LOCAL                                                          10,695              (356)             10,339
                                                                           --------           -------             -------
     TOTAL                                                                 $101,481           $(9,392)            $92,089
                                                                           ========           =======             =======
   Year ended December 31, 1993
    U.S. Federal                                                            $58,989             $5,479            $64,468
    State and local                                                          10,338                762             11,100
                                                                            -------             ------            -------
     Total                                                                  $69,327             $6,241            $75,568
                                                                            =======             ======            =======
   Year ended December 31, 1992
    U.S. Federal                                                            $44,020             $  915            $44,935
    State and local                                                           7,078                333              7,411
                                                                            -------             ------            -------
     Total                                                                  $51,098             $1,248            $52,346
                                                                            =======             ======            =======

   The tax effects of temporary differences that gave rise to the deferred tax assets and deferred tax liabilities are presented below.

                                                                                             DECEMBER 31
                                                                             1994               1993               1992
                                                                                             (Thousands)
   Deferred tax assets
    Reserve for possible loan losses                                       $ 55,008           $ 53,507           $ 54,245
    Foreclosed property                                                       2,460              2,172              2,745
    Deferred compensation                                                     2,447              2,792              1,874
    Net operating losses from pooled subsidiary                               1,494              4,527             10,377
    Expenses not currently allowable for tax purposes                        10,697              7,598              5,802
    State tax liabilities                                                     2,239              1,266              1,567
    Investments in debt and equity securities-FAS 115                         2,448                  -                  -
    Retirement expenses in excess of tax deduction                            5,182              2,312              1,578
    Other                                                                     5,792                754              9,869
                                                                           --------           --------           --------
     Total Gross Deferred Tax Assets                                         87,767             74,928             88,057

   Deferred tax liabilities
    Leasing                                                                 (56,776)           (55,050)           (55,187)
    Pension settlement gain                                                  (6,005)            (6,005)            (5,833)
    Intangible assets                                                        (8,285)            (8,369)            (8,355)
    Depreciation                                                             (1,090)            (2,542)            (2,793)
    Investments in debt and equity securities-FAS 115                             -             (1,959)                 -
    Other                                                                    (2,628)            (1,819)            (8,505)
                                                                           --------           --------           --------
     Total Gross Deferred Tax Liabilities                                   (74,784)           (75,744)           (80,673)
                                                                           --------           --------           --------
    Net Deferred Tax Assets/(Liabilities)                                  $ 12,983           $   (816)          $  7,384
                                                                           ========           ========           ========


   The 1992 and 1993 net deferred tax assets/(liabilities) reflect amounts attributable to entities acquired in purchase transactions.

   Income tax expense as reported differs from the amounts computed by applying the statutory U.S. Federal income tax rate to pretax income as follows:

                                                                                        YEAR ENDED DECEMBER 31
                                                                             1994               1993               1992
                                                                                             (Thousands)
   Computed "expected" tax expense                                          $88,591           $68,051             $50,112
    Increase (reduction) in income taxes resulting from
     Tax-exempt income                                                       (5,196)           (5,565)             (4,023)
     State and local income taxes, net of federal income tax benefit          6,721             7,214               4,892
     Thrift bad debt recapture                                                    -             6,070                   -
     Other, net                                                               1,973              (202)              1,365
                                                                            -------           -------             -------
      Total Tax Expense                                                     $92,089           $75,568             $52,346
                                                                            =======           =======             =======


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 NOTE K

 RETIREMENT PLANS

 Pension Plans:

   The Corporation maintains both qualified and nonqualified noncontributory pension plans which cover all employees meeting certain age and service requirements.

   The qualified plan provides pension benefits based on the employee's length of service and compensation earned during the five years prior to retirement. The Corporation's funding policy is to contribute annually at least the minimum amount required by government funding standards but not more than is tax deductible. No contribution was required during 1994, 1993 or 1992.

   The net periodic pension expense related to the qualified plan included in the Consolidated Statement of Income is summarized as follows:

                                                                                       YEAR ENDED DECEMBER 31
                                                                            1994                1993               1992
                                                                                            (Thousands)
    Service cost-benefits earned during
     the period                                                           $  6,228            $ 4,762             $ 3,661
    Interest cost on projected benefit obligation                            7,926              7,293               5,811
    Actual (return) loss on plan assets                                      1,713             (9,839)             (7,807)
    Net amortization and deferral                                          (13,542)              (959)             (1,547)
                                                                          --------            -------             -------
     Net Periodic Pension Expense                                         $  2,325            $ 1,257             $   118
                                                                          ========            =======             =======

   The table below sets forth the funded status and amounts recognized in the Consolidated Balance Sheet for the qualified plan:

                                                                                           DECEMBER 31
                                                                           1994                 1993               1992
                                                                                           (Thousands)
   Actuarial present value of Vested benefit obligation                   $74,545              $77,877            $63,328
                                                                          =======              =======            =======
    Accumulated benefit obligation                                        $82,994              $84,795            $67,862
                                                                          =======              =======            =======
    Projected benefit obligation                                         $ 99,366             $103,744           $ 83,237
   Plan assets at fair value                                              116,496              118,159            112,087
                                                                         --------             --------           --------
   Plan assets in excess of projected benefit obligation                  (17,130)             (14,415)           (28,850)
   Unrecognized net gain (loss)                                            (7,896)             (10,671)             1,885
   Unrecognized prior service cost                                          2,876                1,843              1,608
   Unrecognized net asset at December 31                                    5,653                6,865              8,078
                                                                         --------             --------           --------
    Prepaid Pension                                                      $(16,497)            $(16,378)          $(17,279)
                                                                         ========             ========           ========

   Assumptions used were as follows:

                                                                            1994                1993               1992
    Discount rate in determining benefit obligations                        8.50%              7.50%               8.00%
    Rate of increase in compensation levels                                 5.00               5.00                5.25
    Expected long-term rate on assets                                       9.00               9.00                8.50

   At December 31, 1994, approximately 58% of the plan's assets were invested in listed common stocks, 36% were invested in government and corporate bonds rated A or better, and the remaining 6% were invested in short-term cash equivalents. A nominal amount of common stock of the Corporation was held by the plan.

   The nonqualified plans provide pension benefits which would have been provided under the qualified plan in the absence of limits placed on qualified plan benefits by the Internal Revenue Service. The Corporation's funding policy is to fund benefits as they are paid. Contributions under the nonqualified plans were not material for the three years ended December 31, 1994, 1993 and 1992. The expense related to these plans was $1,612,000 in 1994, $1,641,000 in 1993, $1,337,000 in 1992.

 Other Postretirement Benefits:

   In addition to the pension plans described above, the Corporation provides other postretirement benefits, largely medical benefits and life insurance, to its retirees.

   The Corporation adopted FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in the first quarter of 1993, which required the recording of the unrecognized transition obligation for postretirement benefits other than pensions. That liability is being amortized over a 20-year period. The net periodic postretirement benefit expense included in the Consolidated Statement of Income is summarized as follows:

                                                                                      YEAR ENDED DECEMBER 31
                                                                                1994                          1993
                                                                                            (Thousands)
   Service cost-benefits earned during the period                              $  734                        $  591
   Interest cost on accumulated postretirement benefit obligation               2,539                         2,647
   Net amortization and deferral                                                1,633                         1,679
                                                                               ------                        ------
    Net Periodic Postretirement
     Benefit Cost                                                              $4,906                        $4,917
                                                                               ======                        ======

   The cash basis postretirement benefit cost prior to the adoption of FAS 106 was $2,225,000 in 1992.

   The table below sets forth the funded status and the amount recognized in the Consolidated Balance Sheet regarding other postretirement benefits:

                                                                                        DECEMBER 31
                                                                     1994                  1993                   1992
                                                                                        (Thousands)
    Accumulated postretirement benefit obligation ("APBO")
     Retirees                                                      $24,423               $ 25,893               $ 25,900
     Active employees fully eligible for benefits                    1,014                  1,359                  1,149
     Other active employees                                          6,500                  7,747                  6,523
                                                                   -------               --------               --------
     Total                                                          31,937                 34,999                 33,572
    Assets at fair value                                                 -                      -                      -
                                                                   -------               --------               --------
    APBO in excess of assets                                        31,937                 34,999                 33,572
    Unrecognized net gain (loss)                                     2,436                 (1,268)                     -
    Unrecognized service cost                                         (155)                     -                      -
    Unrecognized transition obligation at December 31              (28,470)               (30,393)               (33,572)
                                                                   -------               --------               --------
     APBO                                                          $ 5,748               $  3,338               $      -
                                                                   =======               ========               ========

   Assumptions used were as follows:

                                                                     1994                  1993                   1992
    Discount rate in determining benefit obligations                 8.50%                 7.50%                  8.00%
    Health care cost trend
     First year                                                     11.00                 12.00                  13.00
     Ultimate (2001 and after)                                       6.00                  6.00                   6.00

   An increase in the health care cost trend of one percent would increase the aggregate of service and interest cost components of net periodic postretirement benefit costs by $120,000 in 1994 compared with $136,000 in 1993. The APBO as of December 31 would increase by $1,430,000 in 1994 compared with $1,660,000 in 1993.

 NOTE L

 SHAREHOLDERS' EQUITY

 Common Stock:

   The authorized common stock of the Corporation consists of 100,000,000 shares as of December 31, 1994 and 70,000,000 shares as of December 31, 1993 and 1992, $5.00 par value, of which 43,207,524,
 42,802,322 and 42,031,973 shares were outstanding at December 31, 1994, 1993 and 1992, respectively.

   The Corporation's Dividend Reinvestment Plan allows shareholders of record to reinvest dividends and/or make voluntary cash contributions to purchase additional shares of the Corporation's common stock. Under the Plan, stock is purchased in the open market by the Plan Trustee with no service charge to the shareholder.

 Preferred Stock:

   The authorized preferred stock of the Corporation consists of 5,000,000 shares, no par value, of which none were issued or outstanding at December 31, 1994, 1993 and 1992, although 1,000,000 shares were reserved at December 31, 1994 for issuance pursuant to the Preferred Share Purchase Rights Plan. The preferred stock, which is issuable in series, shall have specific terms, preferences and other rights as determined by the Board of Directors for each series.

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


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 Stock Options:

   The Corporation had stock options outstanding under various plans at December 31, 1994, including plans assumed in acquisitions. The original Mercantile plans provide for the granting to employees of the Corporation and its subsidiaries of options to purchase shares of common stock of the Corporation over periods of up to 10 years at a price not less than the market value of the shares at the date the options are granted. The plans provide for the granting of options which either qualify or do not qualify as Incentive Stock Options as defined by Section 422 of the Internal Revenue Code of 1986, as amended. A summary of the plans follows:

                                                                               SHARES                         PRICE
                                                                               ------                         -----
   AT DECEMBER 31, 1994
    Available for grant                                                       1,836,130
    Outstanding                                                               2,607,285                    $5.41-38.88
    Exercisable                                                               1,323,272                     5.41-34.33

   Changes in options outstanding were as follows:

                                                                               SHARES                         PRICE
                                                                               ------                         -----
                                                                              1,146,711                   $11.19-$21.78
   BALANCE AT DECEMBER 31, 1991
    Granted                                                                   1,146,347                     5.41- 29.00
    Exercised                                                                  (320,565)                    5.41- 24.09
    Canceled                                                                    (60,582)                   17.00- 26.33
    Assumed                                                                      72,223                    14.60- 25.83
                                                                              ---------
                                                                              1,984,134                     5.41- 29.00
   BALANCE AT DECEMBER 31, 1992
    Granted                                                                     580,419                    18.01- 34.33
    Exercised                                                                  (261,225)                    5.41- 26.33
    Canceled                                                                    (40,225)                   17.17- 32.67
                                                                              ---------
                                                                              2,263,103                     5.41- 34.33
   BALANCE AT DECEMBER 31, 1993
    GRANTED                                                                     718,489                    18.44- 38.88
    EXERCISED                                                                  (319,080)                    5.41- 32.50
    CANCELED                                                                    (55,227)                   12.50- 32.67
                                                                              ---------
   BALANCE AT DECEMBER 31, 1994                                               2,607,285                     5.41- 38.88
                                                                              =========

   No amounts have been charged to expense in connection with any plan.

 Debt and Dividend Restrictions:

   Consolidated retained earnings at December 31, 1994 were not restricted under any debenture agreement as to payment of dividends or reacquisition of common stock.

   The primary source of funds for dividends paid by the Corporation to its shareholders is dividends received from bank subsidiaries. At December 31, 1994, approximately $326,911,000 of the equity of bank subsidiaries was available for distribution as dividends to the Parent Company without prior regulatory approval or without reducing the capital of the respective subsidiary banks below present minimum standards. An additional $93,310,000 would be available for loans to the Parent Company under Federal Reserve regulations. The remaining equity of bank subsidiaries approximating $668,846,000 was restricted as to transfers to the Parent Company.

 NOTE M

 CONCENTRATIONS OF CREDIT

   The Corporation's primary market area is the state of Missouri and the lower Midwest. At December 31, 1994, approximately 92% of the total loan portfolio, and 89% of the commercial and commercial real estate loan portfolio, were to borrowers within this region. The diversity of the region's economic base tends to provide a stable lending environment.

   Real estate lending constituted the only other significant concentration of credit risk. Real estate-related financial instruments (loans, commitments and standby letters of credit) comprised 33% of all such instruments of the Corporation. However, of this total, approximately 64% was consumer-related in the form of residential real estate mortgages and home equity lines of credit.

   The Corporation is, in general, a secured lender. At December 31, 1994, approximately 83% of the loan portfolio was secured.
 Collateral is required in accordance with the normal credit evaluation process based upon the creditworthiness of the customer and the credit risk associated with the particular transaction.

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

   Investments in Debt and Equity Securities: Fair values for held-to-maturity and available-for-sale securities were based upon quoted market prices where available. Fair values for trading securities, which also were the amounts reported in the Consolidated Balance Sheet, were based on quoted market prices where available. If quoted market prices were not available, fair values were based upon quoted market prices of comparable instruments.

   Loans and Leases: The fair values for most fixed-rate loans were estimated by utilizing discounted cash flow analysis, applying interest rates currently being offered for similar loans to borrowers with similar risk profiles. The discount rates used therefore include a credit risk premium. The fair values of variable-rate loans and residential mortgages were estimated by utilizing the same type of discounted cash flows, but over a range of interest rate scenarios, in order to incorporate the value of the options imbedded in these assets. Loans with similar characteristics were aggregated for purposes of these calculations. The fair value of credit card loans was assumed to be the same as the par value. The fair value estimate of the credit card portfolio does not include any value attributable to the ongoing cardholder relationship. That component was estimated to be approximately $150,000,000 to $185,000,000 in excess of the fair value at December 31, 1994.

   Deposits: The fair values disclosed for deposits generally payable on demand (i.e., interest bearing and non-interest bearing demand, savings, and money market accounts) were considered equal to their respective carrying amounts as reported in the Consolidated Balance Sheet. Fair values for certificates of deposit and foreign deposits were estimated using a discounted cash flow calculation that applied interest rates generally offered on similar certificates to a schedule of aggregated expected monthly maturities of time deposits. The fair value estimate of the deposit portfolio has not been adjusted for any value derived from the retention of those deposits for an expected future period of time. That component, commonly referred to as core deposit premium, was estimated to be approximately $165,000,000 to $250,000,000 at December 31, 1994 and was neither considered in the fair value amounts below nor recorded as an intangible asset on the Consolidated Balance Sheet.

   Bank Notes and Long-term Debt: The fair value of publicly traded debt was based upon quoted market prices, where available, or upon quoted market prices of comparable instruments. The fair values of bank notes and long-term debt were estimated using discounted cash flow analysis, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

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

   The estimated fair values of the Corporation's financial instruments were as follows:

                                                                                DECEMBER 31

                                                       1994                         1993                         1992
                                              ---------------------        ---------------------       ---------------------
                                                                                (Thousands)
                                              CARRYING        FAIR         CARRYING        FAIR        CARRYING         FAIR
 FINANCIAL ASSETS                              VALUE          VALUE         VALUE          VALUE         VALUE         VALUE
   Cash and due from banks and short-term
    investments                              $  796,007    $  796,007     $1,037,173    $1,037,173    $  971,508     $  971,508
   Trading securities                            14,299        14,299         15,735        15,735        17,684         17,684
   Held-to-maturity securities                2,750,244     2,669,460      2,970,160     3,020,591     3,294,169      3,366,147
   Available-for-sale securities                269,232       269,232        415,283       415,283        89,424         92,096
   Net loans and leases                       7,943,905     8,014,823      7,213,123     7,467,333     7,333,646      7,605,933

 FINANCIAL LIABILITIES
   Deposits                                   9,053,859     9,050,634      9,602,083     9,658,117     9,927,959     10,007,100
   Short-term borrowings                      1,582,699     1,582,699      1,123,647     1,123,647       985,394        985,394
   Bank notes and long-term debt                387,345       367,150        272,778       301,669       299,109        302,112

 OFF-BALANCE-SHEET
   Foreign exchange contracts purchased                      $  6,641                     $  5,375                      $(2,034)
   Foreign exchange contracts sold                             (6,199)                      (6,890)                       1,392
   Interest rate contracts                                       (184)                      (4,125)                      (5,300)
   Commitments to extend credit                                (8,817)                     (11,950)                      (9,307)
   Standby letters of credit                                   (1,955)                      (2,247)                      (2,051)
   Commercial letters of credit                                (3,988)                      (4,321)                      (4,774)


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

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

   Financial instruments with off-balance-sheet credit risk for which the contract amounts represent potential credit risk were as follows:

                                                                                          DECEMBER 31
                                                                        1994                 1993                 1992
                                                                                          (Thousands)
    Commitments to extend credit
     Commercial                                                      $1,795,720           $1,589,036           $1,567,572
     Consumer                                                         3,799,589            2,988,382            2,585,768
                                                                     ----------           ----------           ----------
      Total                                                          $5,595,309           $4,577,418           $4,153,340
                                                                     ==========           ==========           ==========
    Standby letters of credit                                          $201,585             $231,647             $212,179
                                                                       ========             ========             ========
    Interest rate contracts                                             $21,000              $37,500              $71,000
                                                                        =======              =======              =======

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

   Collateral is required for both commitments and standby letters of credit in accordance with the normal credit evaluation process based upon the creditworthiness of the customer and the credit risk associated with the particular transaction. Collateral held varies, but may include commercial real estate, accounts receivable, inventory or equipment.

   Included in interest rate contracts are interest rate exchange agreements with major investment banking firms to convert short-term, variable-rate liabilities into long-term, fixed-rate liabilities, to secure interest margins and to hedge against interest rate movements.

 Derivative Financial Instruments:

 Held or Issued for Trading Purposes:

   In the normal course of business, the Corporation maintains minimal trading positions in a variety of derivative financial instruments. Most of the Corporation's trading activities are customer oriented, with trading positions established to meet the financing and foreign exchange transaction needs of customers. This activity complements the Corporation's traditional money and capital markets trading business, which also exists to meet customers' demands.

   Net revenue recognized on interest rate contracts and foreign exchange contracts totaled $2,558,000 in 1994. For interest options written, foreign exchange contracts purchased and foreign exchange contracts sold, the notional amounts of $62,725,000, $184,079,000 and $173,378,000, respectively, at December 31, 1994, do not represent exposure to credit loss. These commitments are generally entered into on behalf of customers and result in the Corporation being in a matched position. Credit risk in the transactions is minimal. The Corporation manages the potential credit exposure through established credit approvals, risk control limits and other monitoring procedures. Market risk to the Corporation could result from non-performance by a counterparty to a contract.

 Held or Issued for Purposes Other Than Trading:

   Of the commitments to extend credit discussed in the preceding paragraphs, $74,966,000 and $35,289,000 were entered into with fixed rates at December 31, 1994 for commercial and consumer (residential mortgage) loan customers, respectively. Fixed-rate commitments to extend credit are defined as fixed-rate commercial loan commitments with remaining maturities greater than one year, fixed-rate residential mortgage loan commitments, and adjustable-rate residential mortgage loan commitments for loans with adjustment periods greater than one year.

   Fixed-rate mortgage loans held for resale are partially hedged with contracts for forward delivery in the secondary mortgage market.
 This hedging activity is designed to protect the Corporation from changes in interest rates. Gains and losses from the hedging transactions on mortgage loans held for resale are deferred and included in the cost of the loans for determining the gain or loss when the loans are sold. As of December 31, 1994, the Company had $4,299,000 of forward delivery contracts outstanding.

 NOTE O

 CONTINGENT LIABILITIES

   In the ordinary course of business, there are various legal proceedings pending against the Corporation and its subsidiaries. Management, after consultation with legal counsel, is of the opinion that the ultimate resolution of these proceedings will have no material adverse effect on the consolidated financial condition or results of operations of the Corporation.

 NOTE P

 PARENT COMPANY FINANCIAL INFORMATION

   Following are the condensed financial statements of Mercantile
 Bancorporation Inc. (Parent Company Only) for the periods indicated.

   For the Statement of Cash Flows (Parent Company Only), cash and short-term investments were considered cash equivalents. Interest paid on commercial paper and long-term debt was $15,099,000, $15,881,000 and $10,618,000 for the years ended December 31, 1994,
 1993 and 1992, respectively.


 STATEMENT OF INCOME

                                                                                         YEAR ENDED DECEMBER 31
                                                                              1994                1993               1992
                                                                                              (Thousands)
      INCOME
       Dividends from banking subsidiaries                                  $104,950            $ 77,548            $44,077
       Other interest and dividends                                            4,644               5,538              3,320
       Management fees                                                        13,879              13,392             12,320
       Other                                                                   3,546               2,687              2,994
                                                                            --------            --------            -------
        Total Income                                                         127,019              99,165             62,711

      EXPENSE
       Interest on commercial paper                                            1,199                 733                416
       Interest on long-term debt                                             12,607              15,157             12,497
       Personnel expense                                                      14,463              11,544             10,489
       Other operating expenses                                               16,019              14,301             15,743
                                                                            --------            --------            -------
        Total Expense                                                         44,288              41,735             39,145

      INCOME BEFORE INCOME TAX CREDITS AND EQUITY IN UNDISTRIBUTED
       INCOME OF SUBSIDIARIES                                                 82,731              57,430             23,566

      Income tax credits                                                       6,482               6,708              6,469
                                                                            --------            --------            -------
      INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES            89,213              64,138             30,035

      Equity in undistributed income of subsidiaries                          71,816              54,726             65,005
                                                                            --------            --------            -------
       NET INCOME                                                           $161,029            $118,864            $95,040
                                                                            ========            ========            =======


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


 BALANCE SHEET

                                                                                            DECEMBER 31
                                                                          1994                 1993                 1992
                                                                                            (Thousands)
      ASSETS
       Cash                                                            $       11           $      628           $      175
       Short-term investments                                              82,413               47,776               63,766
       Available-for-sale securities                                       12,539               16,569                    -
       Marketable equity securities                                             -                    -               13,121
       Investment in subsidiaries                                       1,104,351            1,016,395              917,403
       Goodwill                                                            48,557               45,912               27,383
       Loans and advances to subsidiaries                                  26,849               53,390               44,248
       Other assets                                                         3,849                7,865               12,265
                                                                       ----------           ----------           ----------
        Total Assets                                                   $1,278,569           $1,188,535           $1,078,361
                                                                       ==========           ==========           ==========
      LIABILITIES
       Commercial paper                                                $   26,800           $   18,390           $    9,198
       Long-term debt                                                     158,822              194,072              196,717
       Other liabilities                                                   24,697               17,516               21,122
                                                                       ----------           ----------           ----------
        Total Liabilities                                                 210,319              229,978              227,037
      SHAREHOLDERS' EQUITY                                              1,068,250              958,557              851,324
                                                                       ----------           ----------           ----------
        Total Liabilities and Shareholders' Equity                     $1,278,569           $1,188,535           $1,078,361
                                                                       ==========           ==========           ==========


 STATEMENT OF CASH FLOWS

                                                                                         YEAR ENDED DECEMBER 31
                                                                              1994                1993               1992
                                                                                              (Thousands)
      OPERATING ACTIVITIES
       Net income                                                           $ 161,029          $ 118,864           $  95,040
       Adjustments to reconcile net income
        to net cash provided by operating
        activities
         Net income of subsidiaries                                          (176,766)          (132,274)           (109,082)
         Dividends from subsidiaries                                           98,666             62,430              44,077
         Other, net                                                            14,263              2,038               4,023
                                                                            ---------          ---------           ---------
          Net Cash Provided by
           Operating Activities                                                97,192             51,058              34,058

      INVESTING ACTIVITIES
       Investments in debt and equity
        securities
         Purchases                                                               (948)            (2,054)             (1,858)
         Proceeds from maturities                                               5,417              5,878               1,807
       Contributions of capital to subsidiaries                               (21,505)           (31,705)            (31,209)
       Investment in note from banking subsidiary                                   -                  -             (35,000)
       Other, net                                                              25,143             (9,280)             (1,412)
                                                                            ---------          ---------           ---------
          Net Cash Provided (Used) by
           Investing Activities                                                 8,107            (37,161)            (67,672)

      FINANCING ACTIVITIES
       Cash dividends paid by Mercantile Bancorporation Inc.                  (48,329)           (34,840)            (27,506)
       Issuance of common stock
         Employee incentive plans and warrants                                  2,923              2,203               3,904
         Purchase of treasury stock                                            (2,954)                 -                   -
       Issuance of long-term debt                                                   -                  -             150,000
       Principal payments on
        long-term debt                                                        (30,552)              (742)            (60,207)
       Acquisitions                                                                 -             (4,809)             (8,347)
       Net change in commercial paper                                           8,410              9,192               1,271
       Other, net                                                                (777)              (438)             (4,305)
                                                                            ---------          ---------           ---------
          Net Cash Provided (Used) by
           Financing Activities                                               (71,279)           (29,434)             54,810
                                                                            ---------          ---------           ---------
      INCREASE (DECREASE) IN CASH AND
      CASH EQUIVALENTS                                                         34,020            (15,537)             21,196

      CASH AND CASH EQUIVALENTS AT
      BEGINNING OF YEAR                                                        48,404             63,941              42,745
                                                                            ---------          ---------           ---------
      CASH AND CASH EQUIVALENTS AT
      END OF YEAR                                                           $  82,424          $  48,404           $  63,941
                                                                            =========          =========           =========


 SIX YEAR CONSOLIDATED STATEMENT OF INCOME

 ($ in Thousands except per share data)

                                                                     1994                   1993                   1992
                                                                     ----                   ----                   ----
   INTEREST INCOME
    Interest and fees on loans and leases                          $647,004               $621,986               $651,616
    Investments in debt and equity securities
     Trading                                                            527                    678                    593
     Taxable                                                        164,746                183,233                194,932
     Tax-exempt                                                      13,189                 13,289                 12,319
                                                                   --------               --------               --------
      Total                                                         178,462                197,200                207,844
    Due from banks-interest bearing                                   1,857                  2,609                  5,900
    Federal funds sold and repurchase agreements                      7,683                  8,135                  8,087
                                                                   --------               --------               --------
      Total Interest Income                                         835,006                829,930                873,447
    Tax-equivalent adjustment<F*>                                     9,114                  9,574                  9,570
                                                                   --------               --------               --------
      TAXABLE-EQUIVALENT INTEREST INCOME                            844,120                839,504                883,017

   INTEREST EXPENSE
    Deposits                                                        257,032                282,984                365,767
    Borrowed funds                                                   67,311                 45,750                 51,591
                                                                   --------               --------               --------
      Total Interest Expense                                        324,343                328,734                417,358
                                                                   --------               --------               --------
      TAXABLE-EQUIVALENT NET INTEREST INCOME                        519,777                510,770                465,659

   PROVISION FOR POSSIBLE LOAN LOSSES                                33,472                 61,013                 74,579
   OTHER INCOME
    Trust                                                            59,824                 61,138                 57,501
    Service charges                                                  57,593                 58,511                 55,399
    Credit card fees                                                 24,691                 24,060                 21,487
    Investment banking                                                8,057                  8,486                  8,918
    Securities gains                                                    405                  3,742                  2,909
    Other                                                            37,726                 43,221                 37,730
                                                                   --------               --------               --------
      Total Other Income                                            188,296                199,158                183,944

   OTHER EXPENSE
    Salaries                                                        176,957                171,970                158,390
    Employee benefits                                                43,993                 43,363                 33,625
    Net occupancy                                                    26,319                 27,628                 24,511
    Equipment                                                        32,987                 35,010                 31,077
    Other                                                           132,113                166,938                170,465
                                                                   --------               --------               --------
      Total Other Expense                                           412,369                444,909                418,068
                                                                   --------               --------               --------
   TAXABLE-EQUIVALENT INCOME BEFORE
    INCOME TAXES                                                    262,232                204,006                156,956

   INCOME TAXES
    Income taxes (credits)                                           92,089                 75,568                 52,346
    Tax-equivalent adjustment<F*>                                     9,114                  9,574                  9,570
                                                                   --------               --------               --------
      Adjusted Income Taxes                                         101,203                 85,142                 61,916
                                                                   --------               --------               --------
      NET INCOME                                                   $161,029               $118,864               $ 95,040
                                                                   ========               ========               ========
   PER SHARE DATA
    Net income                                                       $ 3.74                 $ 2.80                 $ 2.36
    Dividends declared                                                 1.12                    .99                    .93
    Book value                                                        24.72                  22.40                  20.25

   <F*>TAX-EQUIVALENT ADJUSTMENT
    Loans                                                            $2,724                 $2,795                 $3,459
    Investments in debt and equity securities                         6,390                  6,779                  6,111
                                                                     ------                 ------                 ------
      Total Tax-equivalent Adjustment                                $9,114                 $9,574                 $9,570
                                                                     ======                 ======                 ======


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                                    64


                                                                     1991                   1990                   1989
                                                                     ----                   ----                   ----
   INTEREST INCOME
    Interest and fees on loans and leases                          $679,319               $696,687               $666,152
    Investments in debt and equity securities
     Trading                                                          1,288                    981                    945
     Taxable                                                        164,628                154,178                139,911
     Tax-exempt                                                      10,315                 12,145                 12,989
                                                                   --------               --------               --------
      Total                                                         176,231                167,304                153,845
    Due from banks-interest bearing                                  11,075                  8,621                  6,379
    Federal funds sold and repurchase agreements                     12,846                  9,536                 10,070
                                                                   --------               --------               --------
      Total Interest Income                                         879,471                882,148                836,446
    Tax-equivalent adjustment<F*>                                     8,512                 11,376                 14,500
                                                                   --------               --------               --------
      TAXABLE-EQUIVALENT INTEREST INCOME                            887,983                893,524                850,946

   INTEREST EXPENSE
    Deposits                                                        443,282                467,505                436,453
    Borrowed funds                                                   63,634                 84,726                 91,555
                                                                   --------               --------               --------
      Total Interest Expense                                        506,916                552,231                528,008
                                                                   --------               --------               --------
      TAXABLE-EQUIVALENT NET INTEREST INCOME                        381,067                341,293                322,938

   PROVISION FOR POSSIBLE LOAN LOSSES                                58,076                 50,886                104,708
   OTHER INCOME
    Trust                                                            49,400                 47,133                 39,722
    Service charges                                                  47,504                 39,464                 35,064
    Credit card fees                                                 20,636                 19,465                 19,600
    Investment banking                                                7,463                  4,063                  3,474
    Securities gains                                                  4,334                  1,478                 31,744
    Other                                                            26,359                 25,753                 20,434
                                                                   --------               --------               --------
      Total Other Income                                            155,696                137,356                150,038

   OTHER EXPENSE
    Salaries                                                        140,877                133,445                127,428
    Employee benefits                                                31,278                 28,206                 24,527
    Net occupancy                                                    20,965                 20,020                 19,130
    Equipment                                                        29,133                 28,059                 25,601
    Other                                                           161,095                109,157                138,580
                                                                   --------               --------               --------
      Total Other Expense                                           383,348                318,887                335,266
                                                                   --------               --------               --------
   TAXABLE-EQUIVALENT INCOME BEFORE
    INCOME TAXES                                                     95,339                108,876                 33,002

   INCOME TAXES
    Income taxes (credits)                                           18,673                 27,658                 (1,804)
    Tax-equivalent adjustment<F*>                                     8,512                 11,376                 14,500
                                                                   --------               --------               --------
      Adjusted Income Taxes                                          27,185                 39,034                 12,696
                                                                   --------               --------               --------
      NET INCOME                                                   $ 68,154               $ 69,842               $ 20,306
                                                                   ========               ========               ========
   PER SHARE DATA
    Net income                                                       $ 2.37                 $ 2.18                 $  .29
    Dividends declared                                                  .93                    .93                    .93
    Book value                                                        18.86                  17.14                  15.86

   <F*>TAX-EQUIVALENT ADJUSTMENT
    Loans                                                            $4,179                $ 6,136                $ 8,223
    Investments in debt and equity securities                         4,333                  5,240                  6,277
                                                                     ------                 ------                 ------
      Total Tax-equivalent Adjustment                                $8,512                $11,376                $14,500
                                                                     ======                 ======                 ======



                                                                             GROWTH RATES
                                                                   --------------------------------
                                                                   ONE YEAR              FIVE YEARS
                                                                   --------              ----------
   INTEREST INCOME
    Interest and fees on loans and leases
    Investments in debt and equity securities
     Trading
     Taxable
     Tax-exempt

      Total
    Due from banks-interest bearing
    Federal funds sold and repurchase agreements

      Total Interest Income
    Tax-equivalent adjustment<F*>

      TAXABLE-EQUIVALENT INTEREST INCOME

   INTEREST EXPENSE
    Deposits
    Borrowed funds

      Total Interest Expense

      TAXABLE-EQUIVALENT NET INTEREST INCOME                          1.8%                  10.0%

   PROVISION FOR POSSIBLE LOAN LOSSES                               (45.1)                 (20.4)
   OTHER INCOME
    Trust                                                            (2.1)                   8.5
    Service charges                                                  (1.6)                  10.4
    Credit card fees                                                  2.6                    4.7
    Investment banking                                               (5.1)                  18.3
    Securities gains                                                (89.2)                 (58.2)
    Other                                                           (12.7)                  13.0

      Total Other Income                                             (5.5)                   4.6

   OTHER EXPENSE
    Salaries                                                          2.9                    6.8
    Employee benefits                                                 1.5                   12.4
    Net occupancy                                                    (4.7)                   6.6
    Equipment                                                        (5.8)                   5.2
    Other                                                           (20.9)                  (1.0)

      Total Other Expense                                            (7.3)                   4.2

   TAXABLE-EQUIVALENT INCOME BEFORE
    INCOME TAXES                                                     28.5                   51.4

   INCOME TAXES
    Income taxes (credits)                                           21.9                      -
    Tax-equivalent adjustment<F*>                                    (4.8)                  (8.9)

      Adjusted Income Taxes                                          18.9                   51.5

      NET INCOME                                                     35.5                   51.3

   PER SHARE DATA
    Net income                                                       33.6                   66.8
    Dividends declared                                               13.1                    3.8
    Book value                                                       10.4                    9.3

   <F*>TAX-EQUIVALENT ADJUSTMENT
    Loans                                                            (2.5)                 (19.8)
    Investments in debt and equity securities                        (5.7)                    .4

      Total Tax-equivalent Adjustment                                (4.8)                  (8.9)


 SIX YEAR CONSOLIDATED AVERAGE BALANCE SHEET

 ($ in Thousands)

                                                               1994                     1993                      1992
                                                        ----------------------    ---------------------     ---------------------
                                                        VOLUME        RATE<F*>    VOLUME       RATE<F*>     VOLUME       RATE<F*>
                                                        ------        --------    ------       --------     ------       --------
   ASSETS
    Earning Assets
     Loans and leases
      Commercial                                      $ 2,076,486     7.23%    $ 2,008,674      6.54%    $ 2,051,614     6.99%
      Real estate-commercial                            1,260,198     8.18       1,300,835      8.00       1,315,342     8.25
      Real estate-construction                            173,170     8.39         155,692      7.28         167,123     7.76
      Real estate-residential                           2,332,233     7.55       2,346,937      7.90       2,464,935     8.72
      Consumer                                          1,028,692     8.33         934,327      9.01         921,234     9.77
      Credit card                                         751,047    16.01         665,318     16.27         521,343    16.31
      Foreign                                                 299     6.69           1,027      6.72           2,389     6.91
                                                      -----------              -----------               -----------
       Total Loans and Leases                           7,622,125     8.52       7,412,810      8.43       7,443,980     8.80
     Investments in debt and equity securities
      Trading                                              10,947     5.12          14,008      5.32          11,510     5.75
      Taxable                                           3,021,178     5.46       3,143,876      5.84       2,786,173     7.01
      Tax-exempt                                          240,065     8.06         233,922      8.41         191,414     9.40
                                                      -----------              -----------               -----------
       Total                                            3,272,190     5.65       3,391,806      6.01       2,989,097     7.16
     Short-term investments
      Federal funds sold and repurchase agreements        182,311     4.21         245,606      3.31         200,213     4.04
      Due from banks-interest bearing                      44,014     4.22          73,615      3.54         117,212     5.03
                                                      -----------              -----------               -----------
       Total Short-term Investments                       226,325     4.22         319,221      3.37         317,425     4.41
                                                      -----------              -----------               -----------
       Total Earning Assets                            11,120,640     7.59      11,123,837      7.55      10,750,502     8.21
    Non-earning Assets
     Cash and due from banks                              705,178                  721,508                   659,594
     Bank premises and equipment                          201,258                  200,338                   186,334
     Due from customers on acceptances                      9,080                   10,939                     9,608
     Other assets                                         274,669                  320,119                   369,267
     Reserve for possible loan losses                    (171,911)                (161,227)                 (159,446)
                                                      -----------              -----------               -----------
       Total Assets                                   $12,138,914              $12,215,514               $11,815,859
                                                      ===========              ===========               ===========
   LIABILITIES
    Acquired Funds
     Deposits
      Non-interest bearing                            $ 1,836,742              $ 1,933,794               $ 1,639,044
      Interest bearing demand                           1,563,946     1.87       1,507,171      2.11       1,283,485     2.95
      Money market accounts                             1,616,863     2.92       1,642,599      2.76       1,533,129     3.41
      Savings                                             904,218     2.32         864,939      2.57         736,693     3.35
      Consumer time certificates under $100,000         3,066,731     4.36       3,481,213      4.66       3,878,024     5.68
      Other time                                           33,952     3.18          81,819      2.75         106,540     3.88
                                                      -----------              -----------               -----------
       Total Core Deposits                              9,022,452     3.23       9,511,535      3.48       9,176,915     4.50
      Time certificates $100,000 and over                 458,740     4.22         459,935      3.88         549,512     4.66
      Foreign                                             108,986     4.95          31,093      4.38          23,433     3.72
                                                      -----------              -----------               -----------
       Total Purchased Deposits                           567,726     4.36         491,028      3.91         572,945     4.62
                                                      -----------              -----------               -----------
       Total Deposits                                   9,590,178     3.32      10,002,563      3.51       9,749,860     4.51
     Short-term borrowings                              1,043,482     4.24         817,989      2.90         821,028     3.70
     Bank notes                                            12,603     6.19               -         -               -        -
     Long-term debt                                       292,056     7.62         274,718      8.02         237,011     8.95
                                                      -----------              -----------               -----------
       Total Acquired Funds                            10,938,319     3.57      11,095,270      3.59      10,807,899     4.55
    Other Liabilities
     Bank acceptances outstanding                           9,080                   10,939                     9,608
     Other liabilities                                    173,725                  194,970                   202,820
                                                      -----------              -----------               -----------
       Total Liabilities                               11,121,124               11,301,179                11,020,327
   SHAREHOLDERS' EQUITY                                 1,017,790                  914,335                   795,532
                                                      -----------              -----------               -----------
       Total Liabilities and Shareholders' Equity     $12,138,914              $12,215,514               $11,815,859
                                                      ===========              ===========               ===========

 <F*> Taxable-equivalent basis.


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                                    66


                                                               1991                     1990                      1989
                                                        ----------------------    ---------------------     ---------------------
                                                        VOLUME        RATE<F*>    VOLUME       RATE<F*>     VOLUME       RATE<F*>
                                                        ------        --------    ------       --------     ------       --------
   ASSETS
    Earning Assets
     Loans and leases
      Commercial                                      $ 1,972,117     8.73%     $1,974,283     10.45%     $2,061,611    11.12%
      Real estate-commercial                            1,157,604     9.67         938,630     10.24         741,141    10.34
      Real estate-construction                            150,920     9.41         199,347     10.67         306,111    10.92
      Real estate-residential                           2,190,296    10.08       1,990,631     10.50       1,729,018    11.07
      Consumer                                            888,526    10.74         963,975     11.07         801,878    11.37
      Credit card                                         427,809    16.06         418,528     15.14         349,173    14.62
      Foreign                                               2,136     9.46              59     10.17          11,088    13.28
                                                      -----------              -----------               -----------
       Total Loans and Leases                           6,789,408    10.07       6,485,453     10.84       6,000,020    11.24
     Investments in debt and equity securities
      Trading                                              19,041     6.95          12,528      8.22          11,621     8.34
      Taxable                                           1,909,620     8.64       1,699,301      9.10       1,506,331     9.31
      Tax-exempt                                          143,756     9.90         176,355      9.61         194,317     9.70
                                                      -----------              -----------               -----------
       Total                                            2,072,417     8.71       1,888,184      9.14       1,712,269     9.35
     Short-term investments
      Federal funds sold and repurchase agreements        222,333     5.78         124,407      7.67         106,494     9.46
      Due from banks-interest bearing                     158,721     6.98          99,591      8.66          72,168     8.84
                                                      -----------              -----------               -----------
       Total Short-term Investments                       381,054     6.28         223,998      8.11         178,662     9.21
                                                      -----------              -----------               -----------
       Total Earning Assets                             9,242,879     9.61       8,597,635     10.39       7,890,951    10.78
    Non-earning Assets
     Cash and due from banks                              564,550                  633,588                   626,800
     Bank premises and equipment                          159,073                  161,673                   161,327
     Due from customers on acceptances                     12,759                   10,544                     7,288
     Other assets                                         364,493                  296,209                   319,212
     Reserve for possible loan losses                    (147,972)                (153,661)                 (119,840)
                                                      -----------              -----------               -----------
       Total Assets                                   $10,195,782               $9,545,988                $8,885,738
                                                      ===========              ===========               ===========
   LIABILITIES
    Acquired Funds
     Deposits
      Non-interest bearing                            $ 1,283,222               $1,283,795                $1,258,647
      Interest bearing demand                             926,023     4.53         839,688      4.98         788,996     5.20
      Money market accounts                             1,155,414     5.27       1,030,315      6.23         861,288     6.56
      Savings                                             529,452     4.77         479,276      5.07         471,854     5.21
      Consumer time certificates under $100,000         3,781,945     7.23       3,368,866      8.14       2,964,177     8.25
      Other time                                           78,376     4.80          85,938      6.11          75,118     6.31
                                                      -----------              -----------               -----------
       Total Core Deposits                              7,754,432     6.26       7,087,878      7.06       6,420,080     7.19
      Time certificates $100,000 and over                 600,830     6.02         666,506      8.11         730,055     8.52
      Foreign                                              30,986     6.14          47,427      8.09          33,446     8.76
                                                      -----------              -----------               -----------
       Total Purchased Deposits                           631,816     6.02         713,933      8.11         763,501     8.53
                                                      -----------              -----------               -----------
       Total Deposits                                   8,386,248     6.24       7,801,811      7.17       7,183,581     7.37
     Short-term borrowings                                760,626     5.56         768,870      7.46         770,554     8.37
     Bank notes                                                 -        -               -         -               -        -
     Long-term debt                                       225,852     9.44         252,899     10.84         244,380    11.06
                                                      -----------              -----------               -----------
       Total Acquired Funds                             9,372,726     6.27       8,823,580      7.32       8,198,515     7.61
    Other Liabilities
     Bank acceptances outstanding                          12,759                   10,544                     7,288
     Other liabilities                                    162,499                  153,793                   147,548
                                                      -----------              -----------               -----------
       Total Liabilities                                9,547,984                8,987,917                 8,353,351
   SHAREHOLDERS' EQUITY                                   647,798                  558,071                   532,387
                                                      -----------              -----------               -----------
       Total Liabilities and Shareholders' Equity     $10,195,782               $9,545,988                $8,885,738
                                                      ===========              ===========               ===========

 <F*> Taxable-equivalent basis.

                                                              GROWTH RATES
                                                        -----------------------
                                                        ONE YEAR     FIVE YEARS
                                                        --------     ----------
   ASSETS
    Earning Assets
     Loans and leases
      Commercial                                           3.4 %        .1 %
      Real estate-commercial                              (3.1)       11.2
      Real estate-construction                            11.2       (10.8)
      Real estate-residential                              (.6)        6.2
      Consumer                                            10.1         5.1
      Credit card                                         12.9        16.6
      Foreign                                            (70.9)      (51.5)

       Total Loans and Leases                              2.8         4.9
     Investments in debt and equity securities
      Trading                                            (21.9)       (1.2)
      Taxable                                             (3.9)       14.9
      Tax-exempt                                           2.6         4.3

       Total                                              (3.5)       13.8
     Short-term investments
      Federal funds sold and repurchase agreements       (25.8)       11.4
      Due from banks-interest bearing                    (40.2)       (9.4)

       Total Short-term Investments                      (29.1)        4.8

       Total Earning Assets                                  -         7.1
    Non-earning Assets
     Cash and due from banks                              (2.3)        2.4
     Bank premises and equipment                            .5         4.5
     Due from customers on acceptances                   (17.0)        4.5
     Other assets                                        (14.2)       (3.0)
     Reserve for possible loan losses                      6.6         7.5

       Total Assets                                        (.6)        6.4

   LIABILITIES
    Acquired Funds
     Deposits
      Non-interest bearing                                (5.0)        7.9
      Interest bearing demand                              3.8        14.7
      Money market accounts                               (1.6)       13.4
      Savings                                              4.5        13.9
      Consumer time certificates under $100,000          (11.9)         .7
      Other time                                         (58.5)      (14.7)

       Total Core Deposits                                (5.1)        7.0
      Time certificates $100,000 and over                  (.3)       (8.9)
      Foreign                                                -        26.7

       Total Purchased Deposits                           15.6        (5.8)

       Total Deposits                                     (4.1)        5.9
     Short-term borrowings                                27.6         6.3
     Bank notes                                              -           -
     Long-term debt                                        6.3         3.6

       Total Acquired Funds                               (1.4)        5.9
    Other Liabilities
     Bank acceptances outstanding                        (17.0)        4.5
     Other liabilities                                   (10.9)        3.3

       Total Liabilities                                  (1.6)        5.9
   SHAREHOLDERS' EQUITY                                   11.3        13.8

       Total Liabilities and Shareholders' Equity          (.6)        6.4

 <F*> Taxable-equivalent basis.

 INVESTOR INFORMATION

 [COMMON STOCK PRICE RANGE GRAPH]

 NEW YORK STOCK EXCHANGE: MTL<F*>

--------------------------------------------------------------------------------------------------------------------------------

 COMMON STOCK INFORMATION

                                1994                                   1993                                    1992
                    -----------------------------           ----------------------------           ----------------------------
                     MARKET PRICE                            MARKET PRICE                           MARKET PRICE
                    --------------       DIVIDEND           --------------      DIVIDEND           --------------      DIVIDEND
                    HIGH       LOW       DECLARED           HIGH       LOW      DECLARED           HIGH       LOW      DECLARED
                    ----       ---       --------           ----       ---      --------           ----       ---      --------
   1st Quarter     $34 1/8   $29 7/8      $ .28           $35 5/8    $30 5/8    $.24 3/4         $27 3/8    $23 1/8    $.23 1/4
   2nd Quarter      38 1/8    31 1/8        .28            37 5/8     29 3/8     .24 3/4          29 1/2     25 5/8     .23 1/4
   3rd Quarter      39 1/4    34 7/8        .28            34 3/8     31 5/8     .24 3/4          29 3/8     25 3/8     .23 1/4
   4th Quarter      36 7/8    29 1/2        .28            34 5/8     29 1/8     .24 3/4          32 1/8     25 7/8     .23 1/4
                                          -----                                 --------                               --------
                                          $1.12                                 $.99                                   $.93
                                          =====                                 =====                                  =====


--------------------------------------------------------------------------------------------------------------------------------

 SELECTED DATA

                                    DECEMBER 31                                                         DECEMBER 31
                            1994        1993        1992                                      1994         1993         1992
                            ----        ----        ----                                      ----         ----         ----
   Market Price            $31 1/4     $30 1/8    $32 1/8        Average Shares
   Dividend Yield            3.58%       3.29%      2.89%         Outstanding              43,091,152   42,439,298   39,492,237
   Price Earnings Ratio      8.36X      10.76x     13.61x        Year-end Shares
   Book Value              $24.72      $22.40     $20.25          Outstanding              43,207,524   42,802,322   42,031,973
   Market Price to                                               Shareholders of Record        13,585       13,778       14,469
    Book Value             126.42%     134.49%    158.64%        Average Daily Volume          52,926       68,561       95,147


--------------------------------------------------------------------------------------------------------------------------------

 DEBT RATINGS

                                                                                               THOMSON             STANDARD
                                                      MOODY'S              FITCH              BANKWATCH            & POOR'S
                                                      -------              -----              ---------            --------
   MERCANTILE BANCORPORATION INC.
    Issuer Rating                                                                                 B
    Commercial Paper                                    P-2                                     TBW-1               A-2
    Subordinated Debt
     7.625% Subordinated Notes, due 2002               Baa1                                    BBB +                BBB

   MERCANTILE BANK OF ST. LOUIS N.A.
    Bank Notes, due 1996                              A1/P-1                                    A
    6.375% Subordinated Notes, due 2004                 A3                  A-                  A-                  BBB +
    9.000% Mortgage-backed Notes, due 1999              AAA
    Certificates of Deposit                                                                     TBW-1              A-/A-2
    Letters of Credit                                                                           TBW-1              A-/A-2

--------------------------------------------------------------------------------------------------------------------------------

 DIVIDEND INFORMATION

 Dividends are normally paid the first business day of January, April, July and October.

 If you wish to participate in or want further information concerning the Dividend Reinvestment Plan or Dividend Direct Deposit, please contact KeyCorp Shareholder Services, Inc., One Mercantile Center, Suite 2120, St. Louis, MO 63101-1673, telephone 314-241-4002.

 ANNUAL MEETING

 The Annual Meeting of Shareholders will be at 10:00 a.m., Thursday, April 27, 1995, at the Cervantes Convention Center at America's
 Center, 801 Convention Plaza, St. Louis, MO 63101, Lecture Hall. A notice of the annual meeting and proxy materials will be mailed under separate cover to shareholders.

 INVESTOR RELATIONS AND FORM 10-K

 Analysts, investors and others seeking financial data about
 Mercantile are invited to contact Ralph W. Babb, Jr., Vice Chairman, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, MO
 63166-0524.

 A copy of the Corporation's Form 10-K (Annual Report) filed with the Securities and Exchange Commission may be obtained without charge upon written request.

[FN]
 <F*> Generally appears as MercBcpMO or MercBc in newspaper stock tables.


          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                    DIRECTORS AND EXECUTIVE OFFICERS

 DIRECTORS

  RICHARD P. CONERLY<F1>,<F3>
  Retired Chairman
  Orion Capital Inc.

  HARRY M. CORNELL, JR.<F2>,<F4>
  Chairman and
  Chief Executive Officer
  Leggett & Platt, Inc.

  EARL K. DILLE<F3>,<F5>,<F6>
  Retired President
  Union Electric Company

  J. CLIFF EASON<F1>
  President, Network Services
  Southwestern Bell Telephone Company

  BERNARD A. EDISON<F2>,<F3>
  Director Emeritus
  Edison Brothers Stores, Inc.

  WILLIAM A. HALL<F1>
  Assistant to the Chairman
  Hallmark Cards, Inc.

  THOMAS A. HAYS<F2>,<F3>,<F4>
  Deputy Chairman
  The May Department Stores Company

  WILLIAM G. HECKMAN<F3>,<F6>
  Chairman Emeritus
  Arch Mineral Corporation

  THOMAS H. JACOBSEN<F3>,<F4>
  Chairman and
  Chief Executive Officer
  Mercantile Bancorporation Inc.

  JAMES B. MALLOY<F2>,<F6>
  Chairman and
  Chief Executive Officer
  Smurfit Packaging Corporation

  CHARLES H. PRICE II<F6>
  Chairman
  Mercantile Bank of Kansas City

  HARVEY SALIGMAN<F2>
  Managing Partner
  Cynwyd Investments

  CRAIG D. SCHNUCK<F5>
  Chairman and
  Chief Executive Officer
  Schnuck Markets, Inc.

  ROBERT W. STALEY<F6>
  Vice Chairman
  Emerson Electric Company

  ROBERT L. STARK<F6>
  Dean
  University of Kansas Regents Center

  PATRICK T. STOKES<F1>
  President
  Anheuser-Busch, Inc.

  FRANCIS A. STROBLE<F1>
  Retired Chief
  Financial Officer
  Monsanto Company

  JOSEPH G. WERNER<F5>
  President
  Werner Investments

  JOHN A. WRIGHT<F1>
  President and
  Chief Executive Officer
  Big River Minerals Corporation

[FN]
    <F1>Member of Audit Committee

    <F2>Member of Compensation and
        Management Development Committee

    <F3>Member of Executive Committee

    <F4>Member of Nominating and Board
        Affairs Committee

    <F5>Member of Community Relations Committee

    <F6>Member of Credit Policy Committee


 -----------------------------------------------------------------------

 EXECUTIVE OFFICERS

  THOMAS H. JACOBSEN
  Chairman and
  Chief Executive Officer

  RALPH W. BABB, JR.
  Vice Chairman

  W. RANDOLPH ADAMS
  Senior Executive Vice President
  and Chief Financial Officer

  JOHN Q. ARNOLD
  Senior Executive Vice President
  and Chief Credit Officer

  JOHN H. BEIRISE
  President and Chief
  Institutional Banking Officer
  Mercantile Bank of St. Louis N.A.

  RICHARD H. GOLDBERG
  Executive Vice President
  Operations

  MICHAEL J. GORMAN
  Chairman
  Mercantile Bank of St. Louis N.A.

  RICHARD C. KING
  President and
  Chief Executive Officer
  Mercantile Bank of Kansas City

  JOHN W. MCCLURE
  Senior Executive Vice President
  Community Banking

  JON P. PIERCE
  Executive Vice President
  Human Resources

  JON W. BILSTROM
  General Counsel and
  Secretary

  PATRICK STRICKLER
  Executive Vice President
  Public Affairs

  ARTHUR G. HEISE
  Senior Vice President
  and Auditor

  MICHAEL T. NORMILE
  Senior Vice President
  Finance and Control

  KENNETH E. SCHUTTE
  Senior Vice President
  and Treasurer

                     MERCANTILE BANCORPORATION INC.

                                        APPENDIX

    1. There is a vertical bar graph titled "Net Interest Rate Margin" on page 18 of the printed Annual Report. The graph plots fiscal quarters from the first quarter of 1993 through the fourth quarter of 1994 on the x-axis; the y-axis plots the net interest rate margin as a percentage. This graph indicates the net interest rate margin for each quarter from the first quarter of 1993 through the fourth quarter of 1994 at the top of the bar. These figures correspond to the net interest rate margin listed in Exhibit 36, "Quarterly Financial Summary," which is on page 41 of the printed Annual Report.

    2. There is a vertical bar graph titled "Taxable-Equivalent Net Interest Income" on page 19 of the printed Annual Report. The graph plots fiscal quarters from the first quarter of 1993 through the fourth quarter of 1994 on the x-axis; the y-axis plots taxable-equivalent net interest income in millions of dollars. This graph indicates taxable-equivalent net interest income from the first quarter of 1993 through the fourth quarter of 1994 at the top of the bar.
        These figures correspond to taxable-equivalent net interest income listed on Exhibit 36, "Quarter Financial Summary," which is on page
        41 of the printed Annual Report.

    3. There is a vertical stacked bar graph titled "Sources of Funds" on page 23 of the printed Annual Report. The graph plots fiscal years from 1990 through 1994 on the x-axis and average dollars in billions on the y-axis. The "Sources of Funds" graph is a multi-color bar graph which stacks the average dollar balance in billions of: 1) core deposits; 2) purchased funds, which represents purchased deposits plus short-term borrowings; 3) long-term debt plus other liabilities; and 4) share-holders' equity for each year from 1989 through 1993. The top of each bar represents the sum of one through four as described in the previous sentence. These figures correspond to average balances provided on the "Six Year Consolidated Average Balance Sheet," which is on pages 66 and 67 of the printed Annual Report.

    4. There is a vertical stacked bar graph titled "Core Deposits" on page 24 of the printed Annual Report. The graph plots fiscal years 1990 through 1994 on the x-axis and average dollars in billions on the y-axis. The "Core Deposits" graph is a multi-color bar graph that stacks the average dollar balance in billions of: 1) non-interest bearing deposits; 2) interest bearing demand, money market accounts and savings deposits; 3) consumer time certificates under $100,000 and other time deposits for each year from 1990 through 1994. The top of each bar represents the sum of one through three as described in the previous sentence. These figures correspond to average balances provided on the "Six Year Consolidated Average Balance Sheet," which is on pages 66 and 67 of the printed Annual Report.

    5. There is a vertical stacked bar graph titled "Earning Assets" on page 27 of the printed Annual Report. The graph plots fiscal years 1990 through 1994 on the x-axis and average dollars in billions on the y-axis. The "Earning Assets" graph is a multi-color bar graph which stacks the average dollar balance in billions of: 1) loans and leases;
        2) investments in debt and equity securities; and 3) short-term investments for each year from 1990 through 1994. The top of each bar represents the sum of one through three as described in the previous sentence. These figures correspond to average balances provided on the "Six Year Consolidated Average Balance Sheet," which is on pages 66 and 67 of the printed Annual Report.

    6. There is a vertical stacked bar graph titled "Loans and Leases" on page 29 of the printed Annual Report. The graph plots fiscal years from 1990 through 1994 on the x-axis and average dollars in billions on the y-axis. The "Loans and Leases" graph is a multi-color bar graph which stacks the average dollar balance in billions of: 1) commercial; 2) real estate - commercial; 3) real estate - construction; 4) real estate
        - residential; 5) consumer; and 6) credit card for each year from 1990 through 1994. The top of each bar represents the sum of one through seven as described in the previous sentence. These figures correspond to average balances provided on the "Six Year
        Consolidated Average Balance Sheet," which is on pages 66 and 67 of the printed Annual Report.

    7. There is a vertical bar graph titled "Non-performing Loan Coverage" on page 32 of the printed Annual Report. The graph plots December 31 from 1990 through 1994 on the x-axis and the reserve for possible loan losses as a percentage of non-performing loans on the y-axis. These figures correspond to the reserve balance to non-performing loans ratios listed on Exhibit 25, "Reserve for Possible Loan Losses," which is on page 32 of the printed Annual Report.

    8. There is a vertical stacked bar graph titled "Other Income" on page 36 of the printed Annual Report. The graph plots fiscal years from 1990 through 1994 on the x-axis and dollars in millions on the y-axis. The "Other Income" graph is a multi-color bar graph which stacks: 1) trust income; 2) service charges; 3) credit card fees; and 4) all other income for each year from 1990 through 1994. The top of each bar represents the sum of one through four as described in the previous sentence. These figures correspond to income amounts reported on the "Six Year Consolidated Statement of Income," which is on pages
        64 and 65 of the printed Annual Report.

    9. There is a vertical stacked bar graph titled "Other Expense" on page 38 of the printed Annual Report. The graph plots fiscal years from 1990 through 1994 on the x-axis and dollars in millions on the y-axis. The "Other Expense" graph is a multi-color bar graph which stacks: 1) personnel; 2) occupancy and equipment; and 3) all other expenses for each year from 1990 through 1994. The top of each bar represents the sum of one through three as described in the previous sentence. These figures correspond to income amounts reported on the "Six Year Consolidated Statement of Income," which is on pages 64 and 65 of the printed Annual Report.

   10. There is a vertical bar graph titled "Common Stock Price Range" on page 68 of the printed Annual Report. The graph plots fiscal years from 1990 through 1994 on the x-axis and dollars on the y-axis. The "Common Stock Price Range" graph indicates five years of market price ranges for each year from 1990 through 1994. Each bar indicates the dollar range of the stock price for the year.