Form 10-K405, Exhibit 13
period 1995-12-31
MERCANTILE BANCORPORATION INC
filed 1996-03-08
CIK 64907

                        MERCANTILE BANCORPORATION INC.


This year's superior business and financial performance continued to strengthen our foundation of sustained financial success. Balancing rapid and strategic growth with our critical priorities reflects the commitment and dedication of Mercantile Bancorporation to its employees, customers, and shareholders.


FINANCIAL HIGHLIGHTS

(Dollars in thousands except per common share data)        1995          1994       Change
------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net income                                              $   4.00      $   3.22        24.2%
Dividends declared                                          1.32          1.12        17.9
Book value at December 31                                  26.33         23.47        12.2
Market price at December 31                                   46        31 1/4        47.2
Average shares outstanding                            54,011,711    51,957,002         4.0
OPERATING RESULTS
Net interest income                                     $595,399      $595,547          --%
Provision for possible loan losses                        34,726        43,201       (19.6)
Other income                                             249,084       209,758        18.7
Other expense                                            478,734       492,070        (2.7)
Income taxes                                             114,188       101,705        12.3
Net income                                               216,835       168,329        28.8
------------------------------------------------------------------------------------------


15 Financial Discussion and Report        58 Investor Information
                  60 Directors and Executive Officers

                          LETTER TO OUR SHAREHOLDERS



At the midway point of the 1990s, Mercantile Bancorporation has attained an indelible record of high performance in the American financial services industry. As we look to the future, we are confident that Mercantile is well-positioned to achieve even higher levels of performance in the last half of the decade.

Thomas H. Jacobsen
Chairman of the Board and
Chief Executive Officer

                        MERCANTILE BANCORPORATION INC.


By any measure, Mercantile's financial performance in 1995 was impressive. Our earnings were $216.8 million, up 28.8% over 1994. Earnings per common share reached $4.00, an increase of 24.2% over the year before. Corporate growth accelerated significantly in 1995, fueled by a successful acquisition program and by steady Midwestern market demand for credit and other financial services. The asset base increased to $15.9 billion, an increase of more than 7% over 1994. Equally important, Mercantile's return on assets moved into the highest levels of our industry, reaching 1.40%, also an increase over 1994's originally reported ROA of 1.33%.
   The Corporation's performance and growth continue to provide our shareholders with a return on assets that is among the best in the banking industry today. Over the last five years, total return to shareholders has been 26.4% on a compound growth rate basis.
   Mercantile Bancorporation has emerged as one of the leading financial services companies in America today, with a distinguished record of accomplishment and a world of opportunity for sustained success.

MEETING THE CHALLENGE Our excellent performance through the first half of the 1990s, which has been widely recognized in the financial community, has provided Mercantile with a solid foundation for continued achievement in the coming years. Many challenges and opportunities still face Mercantile and the entire banking industry today: the emergence of full interstate banking, an intensely competitive environment, the swiftness of technological innovation, and an economic recovery that continues to unfold slowly.
   We believe that those financial institutions capable of producing outstanding financial results, while meeting and exceeding customer expectations, can look to the future with a sense of confidence and optimism. Banks that cannot keep pace will have little recourse but to forge a relationship with a stronger organization.
   There are three fundamental reasons why we feel the outlook for Mercantile is encouraging, and why we expect the Company to rank among the very best in our industry in the coming years.
   First, Mercantile has the organization to carry out its mission of being a premier provider of financial services. A seasoned management team is in place and functioning well across the full range of line and staff responsibilities. A culture of high performance permeates the entire organization. Mercantile's operating model of locally managed community banks, centralized operations and product management, and an earnings-driven acquisition strategy, are structural assets that differentiate the Corporation from many of its competitors.
   Second, Mercantile has an enviable customer base in one of the nation's most attractive financial services markets. Characterized by stability and diversity, it represents nearly half of the commercial activity and population of the United States. With a dominant market share in more than two-thirds of the markets it serves, Mercantile has judiciously built an outstanding banking franchise in the '90s. The Corporation's exceptional growth record has been accomplished without sacrificing asset quality. This is reflected in a balanced loan portfolio and credit ratios that have been among the best in the banking industry.
   Third, Mercantile has the financial strength to sustain its growth in the coming years. The Corporation's core earnings power was demonstrated in 1995 by both loan and fee growth. Additionally, our new co-branded credit card with SBC was successfully launched, as well as the new initiative with the U.S. Treasury Department for electronic tax payment systems. With capital ratios among the best in our industry, and the payout of technology investments in both productivity and enhanced customer service on the 1996 horizon, Mercantile has the fundamentals in place to sustain success through the remainder of the 1990s.
   As a result of the Corporation's optimistic outlook, the Board of Directors, at our meeting on February 8, 1996, raised Mercantile's quarterly common stock dividend by 24.2% to $.41 per share from $.33 per share.

MERGERS AND ACQUISITIONS During 1995, Mercantile dramatically expanded its reach into important markets, increasing its asset base by more than 30%, from $12.2 billion at the end of 1994 to $15.9 billion by the end of 1995, placing Mercantile among the 50 largest bank holding companies in America. Seven financial institutions merged with Mercantile in 1995, and plans were announced during the year for an additional five banks to become part of the franchise.
   The seven strategic mergers completed in 1995 were Wedge Bank in southwest Illinois, UNSL Financial Corp in southwest and central Missouri, Central Mortgage Bancshares, Inc., in the Kansas City area, TCBankshares, Inc., in Arkansas, Plains Spirit Financial Corporation in the Quad Cities market, Southwest Bancshares, Inc., in the Springfield, Missouri area, and AmeriFirst Bancorporation, Inc., in Sikeston, Missouri.
   Five additional mergers were announced in 1995 and are scheduled for completion in 1996:
 . Security Bank of Conway, F.S.B., a $102 million institution headquartered in Conway, Arkansas, is a natural extension of the Corporation's already strong position in Arkansas that began in 1995 with the completion of the merger with TCBankshares, Inc.
 . First Sterling Bancorp, Inc., a $168 million bank holding company in Sterling, Illinois, extends Mercantile's presence farther north in our neighbor state and into the strong local economies of Sterling and Rock Falls.
 . Hawkeye Bancorporation, a $2 billion bank holding company that operates local banks in more than 20 Iowa communities, places Mercantile among the top three largest bank holding companies in Iowa.

 . Metro Savings Bank, F.S.B., an $82 million federal savings bank headquartered in Wood River, Illinois, is a welcome addition to our well-established bank in Alton serving the Madison County area.
 . Peoples State Bank, a $97 million asset bank based in Topeka, will strengthen our position in the Kansas capital, as well as expand our presence into two nearby communities.

BOARD OF DIRECTORS Mercantile benefits from the business expertise and sound judgment of the outside directors who serve on the boards of its holding company and each of its banks. In 1995, one new director joined the Mercantile Bancorporation board, one resigned due to relocation, and three directors became Advisory Directors under the Board's normal transition policy.
   We were saddened by the death of William G. Heckman, who served on the Mercantile Bancorporation board for more than 16 years. During that time, he was a constant source of enlightened judgment and insight in a period of considerable challenge and renewed growth for this Corporation. Mr. Heckman's extensive management experience and financial acumen provided Mercantile with the highest levels of business leadership.
   Frank Lyon, Jr., Chairman of TCBankshares, Inc. in Little Rock, one of the most prominent business leaders in Arkansas, was invited to join the Mercantile board to help us guide our expanding presence in Arkansas.
J. Cliff Eason, President, Network Services, Southwestern Bell Telephone Company, resigned from the board because of his relocation to the Texas headquarters of SBC, Southwestern Bell's parent company. Mr. Eason made many important contributions to the direction of Mercantile during his tenure.
   Making the transition to Advisory Director status in 1995 were three directors who have served Mercantile with distinction, and will continue to have an important role in the future direction of the Company. They are Bernard A. Edison, Director Emeritus of Edison Brothers Stores, Inc.; James
B. Malloy, Chairman of Smurfit Packaging Corporation; and Joseph G. Werner, President of Werner Investments.

OUTLOOK In the challenging financial services environment of the 1990s, Mercantile has emerged as a highly capable, performance-driven bank holding company that has proven it has the fundamental strengths to sustain its remarkable record of achievement into the future. The commitment of all of Mercantile's employees to premier performance for our customers and our shareholders is the key to sustaining the momentum Mercantile has achieved. As we look to the future, we are confident that Mercantile is well-positioned to achieve even higher levels of performance in the last half of the decade.

                      LETTER TO OUR SHAREHOLDERS

We want to express our sincere gratitude to our employees, customers, and shareholders for everything they do to help make the Mercantile enterprise a success. We have accomplished much, and we have every reason to believe we will accomplish a great deal more.

                                 Many thanks,


                            /s/ Thomas H. Jacobsen
                              Thomas H. Jacobsen
               Chairman of the Board and Chief Executive Officer

                               February 19, 1996

                        MERCANTILE BANCORPORATION INC.


           performance                                            growth
           -------------------------------------------------------------

                      ACHIEVING PERFORMANCE AND GROWTH

Mercantile's employees are responsible for the organization's outstanding growth, superior performance, and ongoing success.

Mercantile Bancorporation stands apart from other financial services organizations for many reasons. One of the most important is the quality of our employees. As the primary drivers of our organization, they are responsible for Mercantile's outstanding growth, superior performance, and ongoing success.
   Throughout our organization, these talented, motivated and highly valued employees demonstrate, every day, a powerful commitment to Mercantile's mission. While we have earned a great deal of favorable recognition for our performance throughout the 1990s, we continue to strive for sustained superior performance. And our performance hinges on the ability of our employees to grow with us, consistently meeting and exceeding the needs of our customers.

THE BEST PERFORMERS Mercantile has an excellent track record of attracting and keeping some of the best men and women working in the financial services industry today. These professionals deliver services to meet a broad range of financial needs, for millions of customers in hundreds of Midwestern cities and communities. By providing these employees with opportunities to broaden their expertise, acquire new skills, and develop advanced management and leadership techniques, Mercantile has built a strong organization that is well-suited to the challenges and opportunities of the future.
   The Leadership and Organization Effectiveness division of Human Resources provides training and development initiatives for managers that include a comprehensive range of courses and instruction on business, banking, and management. The newly implemented and successful Leadership 360 program gives employees a comprehensive view of their performance, with feedback and comments gathered from all levels of work constituencies, including supervisors, peers, and subordinates.
   In addition, through such programs as "The Chairman's Award" and "The Premier Performance Award," Mercantile recognizes and rewards employees whose contributions transcend consistently superior job performance. Selected from all levels of the Mercantile organization, these honored employees receive personal and financial recognition.

EXPANDED OPPORTUNITY Mercantile's rapid and broad geographic expansion has helped create new career opportunities for many employees. In addition, our superior organization is being strengthened as a result of merger activities. These new relationships have brought not only some of the Midwest's strongest banks into our system, but also some of the strongest banking talent. The skills, local expertise, and experience of these financial services professionals contribute significantly to our ability to serve customers throughout our growing geographic base.
   With a horizontal operating structure, our management team retains flexibility, which permits prompt response to change and informed risk management. To maximize productivity, we evaluate our managers against measurement systems that gauge bottom-line financial objectives, rewarding those performing at a high level with leveraged compensation and stock options.

                        MERCANTILE BANCORPORATION INC.

RECORD OF PRODUCTIVITY Our employees' performance speaks for itself. Mercantile's Mississippi Valley Advisors Inc. investment subsidiary achieves consistently superior returns, thanks, in part, to dedicated researchers who have mastered a complex stock screening system which identifies securities with potential returns in the top 20 percent of the market.
   The development of the Electronic Federal Tax Payment System for the Internal Revenue Service has surpassed government expectations. The system, developed through a joint venture of Mercantile and First National NBD Corporation, entered the on-line testing phase in late 1995 and is expected to begin processing electronic tax payments in April 1996. The joint venture of the two banks will process approximately 52 million payments annually by the year 2000.

COMMUNITY OUTLOOK While our employees strive to define new frontiers in financial services, they still make time to maintain Mercantile's tradition of community involvement and leadership. Our employees are Mercantile to the communities we serve.
   As members of economic and industrial development committees, local government bodies, school boards, and philanthropies, they possess an intimate knowledge and understanding of the quality of life and the economic development of the neighborhoods, towns, and cities where Mercantile banks are located. Local involvement and insight are at the heart of Mercantile's philosophy of Community Banking, and are expressed structurally in our system of locally managed banks in five Midwestern states. This operating model, unlike other large bank holding companies that operate only through local branches, is one of Mercantile's greatest assets and most distinguishing characteristics.
   We believe our customers are best served by home town banks with local management and local boards of directors. The local management is fully empowered to oversee the delivery of services locally and make lending decisions. It accepts responsibility for its own performance. Interestingly, the Mercantile Community Bank system also delivers a financial record that is consistently among the highest in the industry.
   This empowerment mirrors our belief in our employees, on whom we rely, to take an active role in developing their own professional capabilities and careers. Their dedication to increasing expertise, knowledge, and skills; to providing the highest levels of customer service; and to strengthening their relationships within their communities is critical to our continued success.

Employee involvement and insight in local communities are at the heart of Mercantile's philosophy of Community Banking.

                       ACHIEVING PERFORMANCE AND GROWTH


We take pride in helping customers realize their dreams and achieve their aspirations for success.

We are dedicated to the strategic, ambitious growth of our Company and our customers-and, as a financial institution with a long history and record of customer service, we take particular pride in helping our customers realize their dreams and achieve their aspirations for success.
   At all times, Mercantile balances growth with the outstanding performance our customers expect and our shareholders demand. Committed to being a premier provider of financial services, we are determined that each customer receives thoughtful and responsive attention.

DELIVERING FINANCIAL SERVICES Mercantile delivers a broad array of products and services to meet the changing financial needs and requirements of our customers through both Institutional and Retail Banking, as well as through Mercantile Trust Company and such specialized delivery channels as Mississippi Valley Advisors and Mercantile Investment Services.
   This tradition of customer service was illuminated recently by the celebration of our 100th anniversary with Donovan Industrial Supply Corporation, a St. Louis company founded in 1895. The customer's early depository needs have expanded dramatically, and today include cash management, working capital, mortgage, and 401(k) services. The fourth generation of this family also places their personal banking and trust services with Mercantile. We have continued to expand our capabilities to meet their growing needs. As a banking organization that dates back to the middle of the 19th Century, Mercantile is pleased to have many similar stories from literally millions of customer relationships.
   Another example of meeting customer needs was the creation in 1995 of the Capital Markets Group to help customers find creative solutions to their capital needs. One of this Group's early success stories was to help a long-time customer's management team obtain the leveraged financing that enabled them to buy the company when its sale was managed by a major investment bank.

RESPONDING TO CURRENT TRENDS As corporate belts tighten and 3%-4% cost-of-living increases become the norm, more companies are turning to expanded benefits packages, including 401(k) programs, to attract employees. The 401(k) market offers enormous potential, with growth rates in the double-digits. In 1994, Mercantile expanded its 401(k) product in response to this trend, creating a top-tier, competitive program with several unique features.
   A sophisticated investment portfolio, which includes ARCH funds managed by Mercantile's investment management subsidiary, Mississippi Valley Advisors, is maintained through alliances with top mutual fund companies. Comprehensive employee education programs and customer service, including a toll-free number, enable employees to better understand and participate in their retirement planning and to make changes to their accounts conveniently over the telephone.
   Continually changing trends within the financial services industry have led to the expansion of personal trust services. In response, we began marketing trust, private banking, and investment services

                        MERCANTILE BANCORPORATION INC.

together under the umbrella of Mercantile Trust to offer high-net-worth individuals top-quality banking services in a single resource.

COMMITMENT AND INNOVATION At the Retail Banking level, Mercantile continues to deliver personal banking services to individuals and families with a broad range of deposit, credit, and investment needs. Our service area, stretching across Midwestern states, delivers retail banking services at local banks and bank offices, as well as through Automated Teller Machines.
   In addition, we have moved strategically into the delivery of banking services via the telephone, and are beginning to explore alternative delivery channels such as home banking. Discussions regarding electronic banking continue at the highest levels of Mercantile management, and local banks have moved aggressively to establish home pages on the World Wide Web. Mercantile Bank of Lawrence, Kansas, for instance, has a highly successful Internet home page to leverage its already strong student loan products.
   For several years, Mercantile has earned a distinguished record of meeting its local community credit responsibilities under the Community Reinvestment Act. Today, Mercantile enjoys an enviable record of an "outstanding" or "satisfactory" CRA rating at every bank that has been rated. In St. Louis, Mercantile's largest urban market, our bank has received two consecutive "outstanding" ratings. The bank's innovative Community Partnership Program has helped hundreds of families understand and obtain home mortgage loans in all sectors of the urban area.
   Mercantile's innovative new VISA(R) card is co-branded with Southwestern Bell Company (SBC), a Fortune 500 company with a large customer base in the central and lower Midwest. The card, launched early in 1995, soon became the fastest-growing telephone credit card, with more than 490,000 accounts. Ahead of original projections, we expect a total of 700,000 new accounts by year-end 1996, nearly achieving our 1997 goal of one million accounts.
   Mercantile's continued and carefully planned growth has led to a dynamic expansion of locations under the Mercantile Bank sign. This provides customers a clear advantage: a convenient, local bank, backed up by the resources, products, and lending capacity of a multi-billion-dollar bank holding company.
   As we continue to grow and expand our offering of financial products and services, we also provide our customers another advantage: we remain close to our customers and their communities through an operating model of locally managed banks which deliver financial services that are responsive to the unique characteristics of each local community.

Mercantile has a long tradition of superior customer service, offering a wide range of financial services to meet customers' changing needs.

                         ACHIEVING PERFORMANCE AND GROWTH

Today Mercantile ranks as one of the top-performing bank holding companies in the United States.

Mercantile's superior business and financial performance in the 1990s positions us for exciting, yet carefully planned growth in the years to come. Through aggressive expansion into new communities and new financial services, we continue to broaden our franchise and increase shareholder value.
   Our management-and the deployment of our financial services-remains focused on the growing, economically stable Central Midwest market. Roughly half the population and the commercial activity of the United States is within a 500-mile radius of St. Louis. It is home to a wealth of successful, growing businesses that compete in a diverse spectrum of industries, as well as home to a highly diverse population with a demand for quality financial services.
   At Mercantile, we're well-equipped to meet the needs of this exacting marketplace. Mercantile is focused on serving this customer base, the businesses, and the individuals in the center of America, the place Mercantile has always served and knows best.
   As we focus on the challenge of constantly exceeding customers' expectations, we also are focused on sustaining long-term financial performance and providing outstanding returns to our shareholders. Over the past several years, Mercantile's financial results and shareholder returns have been outstanding and widely recognized in the banking and investment communities.

TOP PERFORMER Today Mercantile ranks as one of the top-performing bank holding companies in the United States. Since 1990, our asset base has grown from $7.6 billion to a record $15.9 billion as of the end of 1995, a compounded annual growth rate of 16%. During that time, our return on assets has risen from 0.81% to 1.40%, while the growth in our net income has kept pace with the growth in our markets.
   Mercantile's 26.4% compounded total return to shareholders over the past five years is among the best in our industry, with 1995 marking the sixth consecutive year of earnings increases. Our earnings per share growth was 24.2% in 1995, and 18.9% over the past seven years.
   Responding to the loyalty of our shareholders, Mercantile has paid consecutive quarterly cash dividends since March 1971. In 1995, we increased our dividend by 17.9%, following a 13.1% increase in 1994.
   With this performance has come recognition from two of the most respected firms in the investment business. Donaldson, Lufkin & Jenrette named Mercantile its "Overall Gold Medal Winner" for both the fourth quarter and full year of 1994 in its prestigious Bank Performance Review, published in March 1995.
   The DLJ report, which includes 65 banks and bank holding companies, has ranked us in its top 10 for five consecutive years. In determining each ranking, DLJ examines institutional profitability, capital strength, asset quality, earnings per share growth, management, and margin.
   The Salomon Brothers Bank Annual: 1995 Edition, which measures 50 of the leading U.S. bank holding companies on profitability, credit quality, capital, productivity, and liquidity, rated us number two in the nation.

                        MERCANTILE BANCORPORATION INC.


Of course, while these honors and other forms of recognition for our performance as a company and a good community citizen are welcome, we never forget that what matters most is the business we earn from our customers.

GROWTH STRATEGIES Mercantile Bancorporation's long-term plan calls for a continued focus on balancing growth and performance to ensure a consistent and sustainable record of achievement.
The key elements of this strategy include:
 . A highly disciplined credit and lending philosophy. We have developed a healthy dynamic tension between our credit process and our lenders to ensure that both our portfolios and our customer base remain at the highest quality levels.
 . A diversified business mix. We currently have powerful capabilities in commercial and retail banking, investment and trust management, and credit cards; and, we will continue to seek opportunities to increase our core earnings growth through customer relationship-management, as well as through strategic alliances with partners who bring opportunity and innovation to the business of serving customers in today's competitive environment.
 . A culture of productivity, driven by a flat organizational structure, the latest technological advances, efficient and profitable delivery systems, and careful expense management is constantly balanced in order to maintain the highest levels of customer service.
 . A proven Community Banking model that keeps us close to our customers and our communities through local boards of directors, local management, and local decision-making.
 . Strategic acquisitions that both expand our service area and obtain specialized expertise for new growth opportunities that may arise.
   Mercantile, as of the end of 1995, operates banks in the five central U.S. states of Missouri, Kansas, Illinois, Arkansas, and Iowa. We are serving more than 3.5 million customers from over 400 separate locations. This is a financial services organization that has moved well beyond the special challenges it faced in the late 1980s and early '90s, and stands today among the largest and best in its industry.
   As Mercantile moves toward a new century, we remain confident that we will continue providing significant benefits to our shareholders, customers, and employees, the three groups upon whom we focus. The hard work of Mercantile employees, the loyalty of our customers, and the sustained commitment of our shareholders all overlap in the everyday life of this Corporation, inseparable and interrelated.
   This is how we view our business, seeing all three groups, serving the needs of all three groups, and rising to the challenges posed by all three groups. We think of it as being a well-balanced company.

Through aggressive expansion into new communities and new financial services, Mercantile continues to increase shareholder value.

                        MERCANTILE'S MARKETPLACE

For a complete listing of Banks and other Subsidiaries, see page 59.

                      FINANCIAL DISCUSSION AND REPORT


                                     TABLE OF CONTENTS

                                   FINANCIAL COMMENTARY
                              16 Performance Summary
                              19 Net Interest Income
                              19 Liquidity
                              20 Interest Rate Sensitivity
                              22 Deposits
[TOTAL ASSETS GRAPH]          22 Short-Term Borrowed Funds
                                 and Short-Term Investments
                              23 Capital Resources
                              24 Investments in Debt and Equity Securities
                              25 Loans
                              26 Risk Management and the
                                 Reserve for Possible Loan Losses
                              28 Non-Performing Assets
                              29 Off-Balance-Sheet Risk
                              30 Other Income
[NET INCOME GRAPH]            32 Other Expense
                              33 Income Taxes
                              33 Fourth Quarter Results

                              35 MANAGEMENT REPORT ON
                                 CONSOLIDATED FINANCIAL STATEMENTS

                                 AUDITED FINANCIAL STATEMENTS
                              35 Independent Auditors' Report
                              36 Mercantile Bancorporation Inc.and Subsidiaries
[EARNINGS PER COMMON             Consolidated Financial Statements
 SHARE GRAPH]                 40 Notes to Consolidated Financial Statements

                              54 SIX YEAR CONSOLIDATED
                                 FINANCIAL STATEMENTS

                              58 INVESTOR INFORMATION



[RETURN ON ASSETS GRAPH]








[RETURN ON EQUITY GRAPH]

                           FINANCIAL COMMENTARY


PERFORMANCE SUMMARY
Net income for Mercantile Bancorporation Inc. ("Corporation" or "Mercantile") was $216,835,000 in 1995, a 28.8% improvement from the $168,329,000 recorded in 1994. On a per common share basis, net income was $4.00, up 24.2% from the $3.22 earned last year, which in turn improved 15.4% from the $2.79 earned in 1993. The financial statements have been restated to include the pre-acquisition accounts and results of operations of UNSL Financial Corp ("UNSL"), Central Mortgage Bancshares, Inc. ("Central") and TCBankshares, Inc. ("TCB"). UNSL was acquired by Mercantile on January 3, 1995 while Central and TCB were acquired by Mercantile on May 1, 1995 in transactions accounted for as poolings-of-interests. Included in these restated 1994 and 1993 figures are after-tax charges of $16,700,000 ($.32 per share) and $16,500,000 ($.32 per share), respectively, that acquired companies recorded to conform their accounting and credit policies to those of Mercantile.


Exhibit 1
SELECTED FINANCIAL DATA
                                                                                                                     Growth Rates
                                                                                                                    -------------
                                        1995          1994         1993         1992         1991        1990    One Year Five Years
------------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net income                            $   4.00      $   3.22     $   2.79     $   2.42     $   2.25    $   1.99     24.2%    15.0%
Dividends declared                        1.32          1.12          .99          .93          .93         .93     17.9      7.3
Book value at year-end                   26.33         23.47        21.69        19.52        19.19       17.72     12.2      8.2
Market price at year-end                 46           31-1/4       30-1/8       32-1/8       25-1/8       14        47.2     26.9
Average shares outstanding
 (Thousands)                            54,012        51,957       50,965       47,276       39,391      37,847      4.0      7.4

OPERATING RESULTS (Thousands)
Taxable-equivalent net interest
 income                               $608,880      $608,943     $594,145     $539,202     $441,376    $394,531       --%     9.1%
Tax-equivalent adjustment               13,481        13,396       13,574       12,911       11,681      14,455       .6     (1.4)
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                    595,399       595,547      580,571      526,291      429,695     380,076       --      9.4
Provision for possible loan losses      34,726        43,201       63,513       77,874       62,360      56,196    (19.6)    (9.2)
Other income                           249,084       209,758      219,703      201,965      170,770     150,508     18.7     10.6
Other expense                          478,734       492,070      508,043      471,903      431,155     361,992     (2.7)     5.7
Income taxes                           114,188       101,705       85,467       61,072       24,029      31,759     12.3     29.2
---------------------------------------------------------------------------------------------------------------------------------
  Net income                          $216,835      $168,329     $143,251     $117,407     $ 82,921    $ 80,637     28.8     21.9
=================================================================================================================================

ENDING BALANCE SHEET (Millions)
Total assets                          $ 15,934      $ 14,806     $ 14,423     $ 14,190     $ 12,377    $ 11,674      7.6%     6.4%
Earning assets                          14,433        13,671       13,259       12,989       11,331      10,447      5.6      6.7
Loans and leases                        10,442         9,670        8,702        8,525        7,881       7,827      8.0      5.9
Investments in debt and equity
 securities                              3,795         3,844        4,180        4,106        2,949       2,286     (1.3)    10.7
Deposits                                11,974        11,189       11,599       11,629       10,211       9,660      7.0      4.4
Long-term debt                             299           299          288          310          216         247       --      3.9
Shareholders' equity                     1,450         1,234        1,133          996          805         683     17.5     16.3
Reserve for possible loan losses           179           195          185          179          158         159     (7.9)     2.3

AVERAGE BALANCE SHEET (Millions)
Total assets                          $ 15,501      $ 14,534     $ 14,277     $ 13,596     $ 11,768    $ 11,038      6.7%     7.0%
Earning assets                          14,326        13,371       13,068       12,423       10,712       9,981      7.1      7.5
Loans and leases                        10,249         9,029        8,571        8,420        7,729       7,412     13.5      6.7
Investments in debt and equity
 securities                              3,845         4,075        4,132        3,590        2,516       2,262     (5.7)    11.2
Deposits                                11,920        11,635       11,820       11,334        9,790       9,143      2.5      5.4
Long-term debt                             296           305          287          251          240         265     (2.8)     2.2
Shareholders' equity                     1,351         1,197        1,072          924          756         656     12.9     15.5
---------------------------------------------------------------------------------------------------------------------------------

           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

When compared with 1994, year-to-date 1995 overall results reflected a consistent level of net interest income, lower levels of operating expenses, a lower provision for possible loan losses and a significant increase in non-interest income. The key measurements of profitability also continued to show improvement, as return on average assets grew to 1.40% in 1995 compared with the 1994 restated 1.16% and the originally reported ratios of 1.33% in 1994 and 1.11% in 1993. Return on equity was 16.05% versus the prior year's restated 14.07%, and 15.82% and 14.87%, as originally reported in 1994 and 1993, respectively. Financial highlights for the past six years are presented in Exhibits 1 and 2.
     Four other mergers occurred in 1995 and five more are scheduled to close in the first and second quarters of 1996. Merger activity as summarized in Exhibit 3 and Note B to the Consolidated Financial Statements provides details on all merger transactions which occurred in the past three years. The Wedge Bank, AmeriFirst Bancorporation, Inc. and Southwest Bancshares, Inc. mergers were accounted for as poolings-of-interests, yet the financial statements were not restated due to their immateriality. These three entities have been merged with existing Mercantile banks during 1995. It is not anticipated that any of the recently completed or pending acquisitions will have a significant impact on liquidity, capital ratios or expected trends in the results of operations of the Corporation.
     During 1995, the total number of banking offices increased from an originally reported 249 to 336. There were 85 locations added from mergers, six new offices opened and four closed during the year, as the Corporation continued to monitor the profitability and growth opportunities of each of its locations. After all announced acquisitions included in Exhibit 3 are closed during 1996, Mercantile will be operating approximately 411 banking offices in its trade service area.


Exhibit 2
SELECTED RATIOS
                                                    1995        1994         1993          1992          1991          1990
----------------------------------------------------------------------------------------------------------------------------
Return on assets                                    1.40%        1.16%        1.00%          .86%          .70%          .73%
Return on equity                                   16.05        14.07        13.37         12.71         10.96         12.30
Overhead ratio                                     55.80        60.10        62.42         63.67         70.43         66.42
Other expense to average assets                     3.09         3.39         3.56          3.47          3.66          3.28

Dividend yield                                      2.87         3.58         3.29          2.89          3.70          6.64
Dividend payout                                    33.00        34.78        35.48         38.43         41.33         46.73

Equity to assets                                    9.10         8.34         7.85          7.02          6.50          5.85
Tier I capital to risk-adjusted assets             12.04        11.69        11.28         10.24          8.71          6.97
Total capital to risk-adjusted assets              15.33        15.20        14.98         14.45         10.69          8.75
Leverage                                            8.48         8.02         7.33          6.52          6.07          5.21

Loans to deposits (Average)                        85.98        77.60        72.52         74.29         78.95         81.07
Reserve for possible loan losses to
 outstanding loans                                  1.71         2.01         2.12          2.10          2.00          2.04
Reserve for possible loan losses to
 non-performing loans                             227.71       579.62       278.23        147.60        105.33        108.49
Non-performing loans to outstanding loans            .75          .35          .76          1.42          1.90          1.88
Non-performing assets to outstanding loans
 and foreclosed assets                               .87          .49         1.24          2.17          3.02          2.75

Net interest rate margin                            4.25         4.55         4.55          4.34          4.12          3.95
----------------------------------------------------------------------------------------------------------------------------

                         FINANCIAL COMMENTARY

Consolidated assets at December 31, 1995 were $15.9 billion compared with $14.8 billion at year-end 1994 and $14.4 billion at December 31, 1993.
Core deposits grew by 6.0% to $10.9 billion, loans were $10.4 billion, up 8.0% from last year, and shareholders' equity of $1.45 billion was up
17.5% from year to year. To maximize financial flexibility, the Corporation transferred approximately $3 billion of held-to-maturity investment securities to available-for-sale in the fourth quarter of 1995. The 1995 year-end equity to assets ratio grew to 9.10% from 8.34% the prior year, and the Tier I and Total risk-based capital ratios increased to 12.04% and 15.33%, respectively, from 11.69% and 15.20% at December 31, 1994.
     At the Board of Directors meeting on February 8, 1996, the quarterly dividend was increased by 24.2%, to $.41 from $.33 per common share. Also, the Corporation plans to include a one-time charge to earnings approximating $.60 to $.65 per common share in first-quarter 1996 results. The charge includes accruals made to substantially conform the accounting and credit policies of the recent acquirees noted in Exhibit 3 to those of Mercantile. None of these actions is expected to significantly impact the liquidity or capital position of the Corporation. Further discussions of capital and liquidity follow.
     The following financial commentary presents a more thorough discussion and analysis of the results of operations and financial position of the Corporation. It should be read in conjunction with the accompanying audited Consolidated Financial Statements and related notes.


Exhibit 3
ACQUISITIONS
                                                                                                  Consideration
                                                                                               -------------------     Accounting
(Dollars in Thousands)                                    Date        Assets      Deposits      Cash  Gross Shares         Method
----------------------------------------------------------------------------------------------------------------------------------
ACQUISITIONS COMPLETED
Southwest Bancshares, Inc.                      August 1, 1995    $  187,701    $  155,628   $     1       674,975        Pooling
AmeriFirst Bancorporation, Inc.                 August 1, 1995       155,521       130,179         1       661,356        Pooling
Plains Spirit Financial Corporation               July 7, 1995       400,754       276,887     6,697     1,301,180       Purchase
TCBankshares, Inc.                                 May 1, 1995     1,422,798     1,217,740        --     4,749,999<F1>    Pooling
Central Mortgage Bancshares, Inc.                  May 1, 1995       654,584       571,105         8     2,537,723        Pooling
UNSL Financial Corp                            January 3, 1995       508,346       380,716        11     1,578,107        Pooling
Wedge Bank                                     January 3, 1995       195,716       152,865         1       969,954        Pooling
United Postal Bancorp, Inc.                   February 1, 1994     1,260,765     1,025,252        39     5,631,953        Pooling
Metro Bancorporation                           January 3, 1994       370,175       333,183         6     1,638,278        Pooling

RECENTLY COMPLETED ACQUISITIONS
Security Bank of Conway,F.S.B.                February 9, 1996       102,007        89,432        --       322,000<F2>   Purchase
Hawkeye Bancorporation                         January 2, 1996     1,978,540     1,739,811        80     7,892,196        Pooling
First Sterling Bancorp, Inc.                   January 2, 1996       167,610       147,588         1       521,417        Pooling

ACQUISITIONS PENDING
Metro Savings Bank,F.S.B.                           March 1996        81,872        75,587        --       199,446<F2>   Purchase
Peoples State Bank                            2nd Quarter 1996        96,824        74,361        --       325,843<F2>   Purchase
----------------------------------------------------------------------------------------------------------------------------------

<F1> In addition to Mercantile common stock issued, the Corporation assumed, through an exchange, the outstanding, non-convertible preferred stock of TCBankshares, Inc.
<F2> Estimated gross shares to be issued in acquisition.

                MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


NET INTEREST INCOME
Net interest income, the difference between total interest income on earning assets and total interest expense, the cost of funds supporting those assets, is Mercantile's primary source of earnings. Representing the Corporation's gross profit from lending, investing, deposit gathering and borrowing activities, net interest income is affected by three variables: the volume, the mix, and the rates earned and paid on funds. The net interest rate margin is net interest income on a fully taxable-equivalent basis as a percentage of average earning assets.
     In 1995, net interest income was $595,399,000, consistent with the $595,547,000 earned in 1994, which was up 2.6% over 1993 results. While the volume of average earning assets grew by 7.1% in 1995, the net interest rate margin declined by 30 basis points from the 4.55% recorded in 1994 and 1993 to 4.25% this year. Factors contributing to the lower net interest rate margin in 1995 included introductory rates on the SBC Communications Inc. ("SBC") co-branded credit card program until November 1995, more competitive pricing for both loans and deposits, the movement of retail deposits from savings and transaction accounts to higher-costing, longer-term certificates of deposit, a decline in core deposit funding as a percentage of total funding, growth in non-performing assets, and a credit card securitization in May 1995. Also, the companies acquired in 1995 purchases or poolings without restatement have generally had lower net interest rate margins, thereby further diluting the Corporation's margin.
     In 1995, interest rates rose early in the year, stabilized, then began declining in the third and fourth quarters. During that time, however, the prime rate of interest was always in the 8.50% to 9.00% range. Using 1996 budgeted balance sheet levels, current model projections indicate that up to a 100-basis-point change in market interest rates will impact net interest income by less than one percent when compared to a stable rate environment.
     While average earning assets in 1995 grew by $954,255,000 or 7.1% when compared with 1994, average loans grew by 13.5%. This growth was partially funded by a decline of 13.4% in short-term investments, a contraction of 5.7% in the investment portfolio, increased usage of a bank note program, higher Federal Home Loan Bank advances and more aggressive pricing and solicitation of retail certificates of deposit. As loan demand increased, the ratio of average loans to earning assets grew to 71.55% in 1995 compared with 67.52% in 1994 and 65.59% in 1993, and since loans are the highest yielding earning asset, this shift in mix somewhat aided the net interest rate margin.
     There were also changes in the mix of deposits; in the higher 1995 interest rate environment, consumer funds invested in savings, interest bearing demand and money market accounts moved into higher-yielding retail certificates of deposit, thereby lengthening contractual liability maturities and raising the cost of those funds. Average core deposits increased by .5% and represented 91.41% of total deposits compared with 93.16% a year ago and 93.98% in 1993. Average retail certificates of deposit, the largest and a more costly source of core funds, grew by 8.4% and represented 39.99% of total core deposits versus 37.09% in 1994 and 38.95% in 1993.
Average shareholders' equity grew by 12.9%, providing the Corporation's banks with a supplemental source of non-interest bearing funds, as non-interest bearing deposit volumes contracted by 2.2% in 1995 following a 3.0% decline in 1994.
     The subsequent discussions on liquidity and interest rate sensitivity, deposits, securities and loans further detail the changes in net interest income and the net interest rate margin for the years 1995, 1994 and 1993.

LIQUIDITY
Mercantile's Asset/Liability Management Committee meets regularly to formulate guidelines for and to monitor the composition of assets and liabilities. Its objective is to meet earnings goals by producing the optimal yield and maturity mix consistent with interest rate expectations and projected liquidity needs within the constraints of capital levels.
Key to these goals is liquidity management, which ensures Mercantile has ready access to sufficient funds at reasonable rates to meet both existing commitments and future financial obligations. Liquidity management also is necessary to withstand fluctuations in deposit levels and to provide for customers' credit needs in a timely and cost-effective manner. Liquidity management is viewed from a long-term and short-term perspective, as well as from a liability and asset perspective.
     Long-term liquidity is a function of a strong capital position and a large core deposit base. Growth and stability of both of these components form the foundation for Mercantile's long-term liquidity strength. Short-term liquidity needs arise from the continuous fluctuations in the flow of funds on both sides of the balance sheet, and to a lesser extent from seasonal and cyclical customer demands.
     The most important source of liquidity for Mercantile is liability liquidity, which is the ability to raise new funds and renew maturing liabilities in a variety of markets. The most critical factor in assuring liability liquidity is the maintenance of confidence in Mercantile by suppliers of funds. The Corporation has a current liability position in line with established strategic objectives. Certain of these objectives emphasize significant core deposit funding of subsidiary banks, corporate and subsidiary performance goals, and capital positions well in excess of regulatory guidelines.
     A prime example of liability liquidity was a transaction structured in the fourth quarter of 1994, whereby five of the larger Mercantile banks, led by Mercantile Bank of St. Louis N.A., initiated a $1 billion bank note program. Through this program, bank notes can be sold to institutional investors at various maturities, and with fixed or floating rates of interest, depending on the liquidity and interest sensitivity needs of the Corporation. Borrowings at December 31, 1995 under the program totaled $250,000,000. The Corporation also has added significant access to the Federal Home Loan Bank for funds at a wide range of maturities.
     Asset liquidity is typically provided through the maturities of various assets, the net cash flow of fee-based businesses, the ability to convert quality loans and maturing investments into cash, the availability of proceeds from the sale of investment securities classified as available-for-sale, and the utilization of securities as collateral in repurchase agreements.

                         FINANCIAL COMMENTARY

A prime example of asset liquidity was a transaction structured in the second quarter of 1995, in which $400,000,000 of Mercantile MasterCard(R) and VISA(R) credit card loans were securitized, thereby removing them and the need to fund them from the balance sheet. Future asset securitizations are possible if 1996 loan growth projections are attained. Another example of asset liquidity was the sale of $225,000,000 of adjustable-rate mortgages in December 1995, and if certain mortgages generated in 1996 exceed internal policy limits, they also could be sold.
     The reputation of Mercantile Bank of St. Louis N.A., as well as its financial strength and numerous long-term customer relationships, enable it to raise funds as needed in various markets. Historically, these funds have been purchased locally, nationally and internationally in the federal funds market and via large certificates of deposit and Eurodollar transactions, capitalizing on relationships maintained with investment banks, money center banks and money market funds.
     On January 2, 1996, Mercantile completed the acquisition of Hawkeye Bancorporation, the largest acquisition in its history. This transaction is expected to further strengthen the liquidity position of Mercantile as Hawkeye is significantly funded by core deposits.
     At December 31, 1995, the Parent Company held $63,048,000 in cash, liquid money market investments and available-for-sale securities. The Parent Company's routine cash requirements consist primarily of operating expenses, dividends to shareholders, principal and interest payments on debt, and funds used in acquisitions accounted for as purchases. Operating expenses are funded by subsidiary bank management fees, while shareholder dividends and debt service are satisfied by quarterly subsidiary bank dividends. The Parent Company also borrows funds in the commercial paper market, which are in turn lent to subsidiaries, and it also has access to long-term capital markets. Maintaining favorable debt ratings is critical to liquidity as these ratings affect the availability and cost of funds to the Corporation. These public ratings are indicated in the Investor Information summary on Page 58.
     Net cash provided by operating activities for the Corporation in 1995 was $215,910,000. Net income of $216,835,000 largely accounted for the net cash provided by operating activities. Net cash provided by investing activities was $149,488,000 in 1995. The largest component of cash provided by investing activities was the proceeds from maturities of investment securities, which totaled $1.2 billion. Net cash used for financing activities in 1995 was $84,108,000. As disclosed, $400,000,000 of cash was provided to Mercantile via the credit card securitization transaction in May 1995. That cash ultimately reduced short-term borrowed funds.

INTEREST RATE SENSITIVITY
Interest sensitivity is related to liquidity, as each is affected by maturing assets and sources of funds. Interest sensitivity, however, also takes into consideration those assets and liabilities with interest rates which are subject to change prior to maturity. The objective and primary focus of interest sensitivity management is to optimize earnings results, while managing, within internal policy constraints, interest rate risk. Mercantile's policy on rate sensitivity is to manage exposure to potential risks associated with changing interest rates by maintaining a balance sheet posture in which annual net interest income is not significantly impacted by unexpected changes in interest rates. The total absence of risk, as well as excessive risk, will result in less than acceptable returns; therefore, Mercantile manages its interest sensitivity risk between those two extremes.
     Interest rate risk at a given point in time can be represented by an interest rate sensitivity position ("gap"). Exhibit 4 presents a summary balance sheet at December 31, 1995 with an interest rate gap analysis that shows the difference between the amount of assets and liabilities maturing or subject to repricing in given time periods. The cumulative gap represents the net position of assets and liabilities subject to repricing over specified time periods. A static gap report is one measure of the risk inherent in the existing balance sheet structure as it relates to potential changes in net interest income, and it indicates that the Corporation maintained a relatively balanced position at December 31, 1995. Because that portrayal does not capture many of the factors which determine interest rate risk, Mercantile places more emphasis on the use of sophisticated models to measure changes in net interest income which might occur due to changes in interest rates. Using future balance sheet trends and different patterns of rate movements, these projections enable the Corporation to adjust its strategies to protect the net interest rate margin against significant interest rate fluctuations. Uniform sensitivity reports and guidelines are used by all subsidiary banks.
     The Corporation has been successful in meeting its interest sensitivity objectives, primarily by adjusting the interest rate maturities of its assets and liabilities, and not through the use of various off-balance-sheet instruments such as derivatives. However, Mercantile currently is carefully building its capability to use basic derivative products to better manage interest rate risk.
     Current model projections indicate that annual net interest income would change by less than one percent should rates rise or fall within 100 basis points from their current level. The year-end 1995 gap report shows a negative interest sensitivity gap position. This would indicate that net interest income would generally be enhanced in a declining rate environment and if rates rose net interest income would be somewhat negatively impacted. However, the results of the simulation models show that the Company's position is just the opposite. Net interest income would be enhanced by rising interest rates and slightly diminished by a further decline in rates. In either case, the impact would be small and management believes the Corporation is appropriately positioned for subsequent rate movements in the current economic environment.

                  MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


Exhibit 4
INTEREST RATE SENSITIVITY
                                                                                   December 31, 1995
                                                 --------------------------------------------------------------------------------
                                                                                                        Total
                                                                        1-3         4-6        7-12  One Year      Over
(Dollars in millions)                            Variable Rate       Months      Months      Months   or Less  One Year     Total
 --------------------------------------------------------------------------------------------------------------------------------
 EARNING ASSETS
 Loans and leases<F1>                                  $ 1,670      $ 2,736     $   925      $1,570    $6,901    $3,541   $10,442
 Investments in debt and equity securities                   4          396         223         495     1,118     2,677     3,795
 Short-term investments                                    145           51          --          --       196        --       196
 --------------------------------------------------------------------------------------------------------------------------------
  Total Earning Assets                                 $ 1,819      $ 3,183     $ 1,148      $2,065    $8,215    $6,218   $14,433
 ================================================================================================================================

 ACQUIRED FUNDS
 Interest bearing core deposits<F2>                    $ 2,424      $   961     $   956      $1,208    $5,549    $3,511    $9,060
 Purchased deposits                                         20          518         218         150       906       156     1,062
 Short-term borrowings                                   1,319          337          74          18     1,748        --     1,748
 Bank notes                                                 --          250          --          --       250        --       250
 Long-term debt                                             --           10          --          --        10       289       299
 Net effect of credit card securitization                   --          188          --          --       188      (188)       --
 --------------------------------------------------------------------------------------------------------------------------------
  Total Interest Bearing Acquired Funds                  3,763        2,264       1,248       1,376     8,651     3,768    12,419
 Non-interest bearing deposits<F2>                         245           --          --          --       245     1,607     1,852
 --------------------------------------------------------------------------------------------------------------------------------
  Total Acquired Funds                                 $ 4,008      $ 2,264     $ 1,248      $1,376    $8,896    $5,375   $14,271
 ================================================================================================================================

 GAP ANALYSIS
 Interest sensitivity gap                              $(2,189)     $   919     $  (100)     $  689    $ (681)
 ================================================================================================================================
 Cumulative interest sensitivity gap                   $(2,189)     $(1,270)    $(1,370)     $ (681)
 ================================================================================================================================
 Cumulative ratio of interest-sensitive assets
  to interest-sensitive liabilities                       0.45         0.80        0.82        0.92
 ================================================================================================================================

<F1> Non-accrual loans are reported in the "Over 1 Year" category.
<F2> Mercantile's experience with interest bearing demand, money market accounts, savings and non-interest bearing deposits has been that, although these deposits are subject to immediate withdrawal or repricing, a portion of the balances has remained relatively constant in periods of both rising and falling rates. Therefore, a portion of these deposits is included in the "Over 1 Year" category. If these deposits were all included in the "Total 1 Year or Less" category, the cumulative ratio of interest-sensitive assets to interest-sensitive liabilities would be .65.

                                          FINANCIAL COMMENTARY

Exhibit 5
DEPOSITS

                                                                                    December 31
                                               -----------------------------------------------------------------------------------
(Thousands)                                           1995              1994              1993              1992              1991
----------------------------------------------------------------------------------------------------------------------------------
 Non-interest bearing                          $ 1,852,080       $ 1,763,439       $ 1,928,441       $ 1,694,148       $ 1,537,715
 Interest bearing demand                         1,882,880         1,922,538         1,915,602         1,758,853         1,248,571
 Money market accounts                           1,730,473         1,604,839         1,826,441         1,858,669         1,409,231
 Savings                                           884,831           946,973         1,040,470           917,987           669,672
 Consumer time certificates under
   $100,000                                      4,523,668         4,016,600         4,160,680         4,583,532         4,495,078
 Other time                                         38,742            38,717            35,438           123,669            75,180
----------------------------------------------------------------------------------------------------------------------------------
  Total Core Deposits                           10,912,674        10,293,106        10,907,072        10,936,858         9,435,447
 Time certificates $100,000 and over               852,604           677,009           665,352           672,792           761,864
 Foreign                                           209,170           219,135            26,085            19,650            13,937
----------------------------------------------------------------------------------------------------------------------------------
  Total Purchased Deposits                       1,061,774           896,144           691,437           692,442           775,801
----------------------------------------------------------------------------------------------------------------------------------
  Total Deposits                               $11,974,448       $11,189,250       $11,598,509       $11,629,300       $10,211,248
==================================================================================================================================

DEPOSITS
Deposits are the primary funding source for the Corporation's banks and are acquired from a broad base of local markets, including both individual and corporate customers. Total deposits at December 31, 1995 were $12.0 billion, a 7.0% or $785,198,000 increase from the $11.2 billion of a year ago, as deposits of $715,559,000 were added in the Wedge, AmeriFirst, Southwest and Plains Spirit Financial Corporation ("Plains Spirit") transactions. On average, total deposits grew by $285,147,000 or 2.5%, and most of that growth was likewise due to the four transactions mentioned above. Exhibit 5 details the components of the Corporation's deposit mix for the past five years.
     Core deposits remain Mercantile's largest, most reliable and most important funding source. Core deposits include both interest bearing and non-interest bearing demand deposits, money market and savings deposits, consumer certificates of deposit under $100,000 and other time deposits. Average core deposits grew by .5% in 1995 and represented 76.06% of earning assets compared with 81.06% last year and 85.00% in 1993. While the trend is negative, Mercantile remains substantially core funded, and the ratio should increase in 1996 as the acquisitions noted in Exhibit 3 are integrated.
     Average non-interest bearing deposits decreased by $44,416,000 or 2.2% in 1995. Average savings and interest bearing demand accounts declined by $81,591,000 or 8.1% and $116,485,000 or 5.9%, respectively. Average money market accounts declined by $120,021,000 or 6.8%. Some of these funds shifted to retail certificates of deposit, which grew by $337,303,000 or 8.4%; others moved to Mercantile investment products such as the proprietary ARCH mutual funds; and some left the Mercantile system. The increase in retail certificates was due to their relative attractiveness in a higher interest rate environment and a more aggressive pricing of those deposits than had been in place in 1994 or 1993, when loan demand was not as great.
     Average certificates of deposit greater than $100,000 and foreign branch deposits increased by 28.7% to $1.02 billion. Most of the large domestic deposits were gathered from the local retail, commercial and institutional customer base, which provides a natural access to purchased funds and, accordingly, tends to be less volatile than other categories of purchased funds. Exhibit 6 portrays the maturities of domestic time deposits $100,000 and over.


Exhibit 6
MATURITY OF DOMESTIC TIME DEPOSITS
$100,000 AND OVER

                                          December 31, 1995
                          -------------------------------------------------
                          Certificates        Other Time
(Thousands)                of Deposit           Deposits              Total
 --------------------------------------------------------------------------
 Three months or less         $364,021           $13,506           $377,527
 Over three through
  six months                   182,987             5,547            188,534
 Over six through
  twelve months                149,757            18,754            168,511
 Over twelve months            155,839                --            155,839
 --------------------------------------------------------------------------
  Total                       $852,604           $37,807           $890,411
 ==========================================================================

SHORT-TERM BORROWED FUNDS AND
SHORT-TERM INVESTMENTS
Short-term borrowings are an alternative to other funding sources, such as large certificates of deposit and Eurodollar deposits, and consist primarily of federal funds purchased, treasury tax and loan note option accounts, securities sold under agreements to repurchase, short-term
Federal Home Loan Bank advances and commercial paper. These sources of funding are utilized primarily by Mercantile Bank of St. Louis N.A. and volumes are monitored by the Asset/Liability Management Committee. As a major bank in the Midwest with a significant correspondent bank network and corporate account base, Mercantile Bank of St. Louis N.A. purchases excess funds from correspondent banks and borrows on a short-term basis from commercial customers. Accordingly, some of Mercantile's short-term borrowings can be considered a stable source of funds, similar to core deposits. Depending on funding requirements and liquidity strategies employed by the Asset/Liability Management Committee, these funds are either used internally or redeployed as short-term investments.
     Average short-term borrowed funds increased by $343,416,000 or 29.0% during 1995, while average short-term investments declined by $35,668,000 or 13.4%. These funding changes were in line with the growth in loans, liquidity goals and balance sheet management strategies that were consistent with the strategies employed in prior years.
     Short-term investments include interest bearing deposits, federal funds sold and securities purchased under agreements to resell. The declining volume since 1993 was utilized primarily to fund loan growth.

             MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


Exhibit 7
REGULATORY CAPITAL
                                                                              December 31
                                             -----------------------------------------------------------------------------------
(Thousands)                                         1995              1994              1993              1992              1991
 -------------------------------------------------------------------------------------------------------------------------------
 Tier I capital                              $ 1,330,697       $ 1,173,137       $ 1,042,778       $   916,962       $   734,883
 Tier II capital                                 364,755           352,198           342,496           377,648           166,862
 -------------------------------------------------------------------------------------------------------------------------------
    Total Risk-based Capital                 $ 1,695,452       $ 1,525,335       $ 1,385,274       $ 1,294,610       $   901,745
 ===============================================================================================================================
  Risk-adjusted assets                       $11,056,695       $10,032,372       $ 9,246,050       $ 8,958,911       $ 8,438,366
 ===============================================================================================================================
  Quarterly average tangible assets          $15,694,179       $14,632,026       $14,226,933       $14,069,674       $12,105,051
 ===============================================================================================================================

CAPITAL RESOURCES
Consistent with the objective of operating a premier banking organization, Mercantile maintains a strong capital base which provides a solid foundation for anticipated future asset growth and promotes depositor and investor confidence. Capital management is a continuous process at Mercantile, and ensures that capital is provided for current needs and anticipated growth. Mercantile's capital position has enabled it to profitably expand its balance sheet, while maintaining capital ratios stronger than those of other quality banking organizations, and well in excess of regulatory standards. It is expected that the Corporation's capital ratios will not be significantly impacted by the January 2, 1996 merger with Hawkeye Bancorporation.
     Mercantile continued to strengthen its capital position during 1995, as shareholders' equity grew to $1.45 billion, an increase of 17.5% from last year-end. Net earnings retained, the conversion of capital notes to equity, a favorable change in the Financial Accounting Standard ("FAS")
115 adjustment and stock issued in the Wedge, Southwest, AmeriFirst and Plains Spirit transactions and under various employee benefit plans, partially offset by treasury stock purchases, accounted for the majority of the increase. Equity grew to 9.10% of assets at December 31, 1995 compared with 8.34% a year ago. Exhibits 7 and 8 detail significant capital information for the past five years.
     Due to the strength of the capital base at the individual bank subsidiaries, approximately $347,100,000 was available for distribution through dividends to the Parent Company without prior regulatory approval and without reducing the capital of the respective subsidiary banks below present minimum standards. An additional $127,223,000 would be available in the form of loans to the Parent Company under current regulations. This strong capital base allowed the Corporation in 1995 to purchase 2,064,600 shares of its common stock in the open market at an average price of $41.40 to be reissued in conjunction with employee benefit plans and for acquisition purposes.
The Parent Company's double leverage ratio, which measures the extent to which the equity capital of its subsidiaries is supported by Parent
Company debt rather than equity, remained relatively constant at 107.67%. Intangible assets, which consisted largely of goodwill, totaled
$89,334,000 at December 31, 1995 compared with $76,172,000 a year ago, and $86,255,000 at December 31, 1993. Long-term debt has been at the same level since December 31, 1993, yet continues to decline as a percentage of total capitalization. No significant amount of debt is scheduled to mature before 1999.
     Book value per common share at December 31, 1995 was $26.33 compared with $23.47 at the prior year-end, an increase of 12.2%. The equity formation rate (defined as net income less dividends divided by average equity) increased to 10.63% in 1995 from 9.62% in 1994. Cash dividends totaling $1.32 per common share were declared and paid during 1995, a 17.9% increase from last year's total of $1.12. In addition, on February
8, 1996, the quarterly dividend payable April 1, 1996 was increased 24.2% to $.41 per common share. Additional data relating to Mercantile's common stock is included in the Investor Information summary on Page 58 of this report.
     Management has established financial objectives designed to monitor future capital needs. Mercantile's dividend policy is influenced by the belief that most shareholders are interested in long-term performance as well as current yield. The current dividend payout level is considered reasonable given the Corporation's present cash flow position, level of earnings, capital position and the strength of its subsidiary banks' capital. Future dividends will be determined based on Mercantile's results of operations, growth expectations, financial condition, regulatory constraints and other factors deemed relevant by the Board of Directors.


Exhibit 8
CAPITAL RATIOS
                                                                                     December 31
                                                          -------------------------------------------------------------
                                                           1995          1994          1993          1992          1991
-----------------------------------------------------------------------------------------------------------------------
Tier I capital to risk-adjusted assets                    12.04%        11.69%        11.28%        10.24%         8.71%
Total capital to risk-adjusted assets                     15.33         15.20         14.98         14.45         10.69
Leverage                                                   8.48          8.02          7.33          6.52          6.07
Equity to assets
   Consolidated                                            9.10          8.34          7.85          7.02          6.50
   Combined bank subsidiaries                              8.75          8.27          8.08          7.29          6.49
Double leverage                                          107.67        107.68        111.00        112.68         97.87
Long-term debt to total capitalization                    17.10         19.48         20.27         23.73         21.12
=======================================================================================================================

                                 FINANCIAL COMMENTARY

INVESTMENTS IN DEBT AND EQUITY SECURITIES
Mercantile's investment portfolio serves three important functions. First, it is a vehicle for adjusting balance sheet rate sensitivity and protecting against the impact of changes in interest rate movements by managing the purchases and maturities of securities; second, it is a means for investment of excess funds, depending on loan demand; and, third, the available-for-sale securities provide potential immediate liquidity. The investment portfolio is structured to maximize the return on invested funds within acceptable interest rate risk guidelines and to meet pledging requirements, while giving consideration to loan demand, credit risk, future liquidity needs, balance sheet strategies and the outlook for trends in interest rates.
     After loans, securities are the largest category of earning assets. During 1995, average securities represented 26.84% of earning assets compared with 30.48% for 1994 and 31.62% for 1993. Investment securities totaled $3.80 billion at December 31, 1995 compared with $3.84 billion at December 31, 1994, a decrease of 1.3%. As loan demand increased, the overall size of the portfolio was reduced to partially accommodate those funding needs.


Exhibit 9
INVESTMENTS IN DEBT AND EQUITY SECURITIES<F1>

                                                         December 31
                                       ----------------------------------------------
(Thousands)                                  1995              1994              1993
 ------------------------------------------------------------------------------------
 AVAILABLE FOR SALE
  (estimated fair value)<F2>
 US government                         $3,188,988        $  348,718        $  361,047
 State and political
    subdivisions
    Tax-exempt                            364,119            12,714            15,173
    Taxable                               130,215                --                --
 ------------------------------------------------------------------------------------
       Total                              494,334            12,714            15,173
 Other                                    108,361            54,627            43,536
 ------------------------------------------------------------------------------------
    Total                              $3,791,683        $  416,059        $  419,756
 ====================================================================================

 HELD-TO-MATURITY
  (amortized cost)<F2>
 US government                         $       --        $2,849,318        $3,121,831
 State and political
    subdivisions
    Tax-exempt                                 --           372,641           378,531
    Taxable                                    --           157,992           101,852
 ------------------------------------------------------------------------------------
       Total                                   --           530,633           480,383
 Other                                         --            33,191           142,378
 ------------------------------------------------------------------------------------
    Total                              $       --        $3,413,142        $3,744,592
 ====================================================================================

<F1> This exhibit excludes trading securities, which are reported at estimated fair value on the Consolidated Balance Sheet. Trading securities totaled $3,677,000, $14,299,000 and $15,735,000 at December
     31, 1995, 1994 and 1993, respectively.
<F2> In December 1995, the Corporation reclassified approximately $3 billion in held-to-maturity securities to the available-for-sale category, as allowed by the Financial Accounting Standards Board in a Special Report dated November 1995.

On December 31, 1993, Mercantile adopted FAS 115, "Accounting for Certain Investments in Debt and Equity Securities." FAS 115 requires investment securities be classified into three categories: trading, available-for-sale and held-to-maturity. Throughout 1994 and 1995, Mercantile classified the vast majority of its investment securities as held-to-maturity. In November 1995, the Financial Accounting Standards Board issued "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers." That publication allowed for a one-time redesignation of securities between categories. In December 1995, the Corporation, with approval from its Asset/Liability Management Committee, redesignated the entire held-to-maturity portfolio as available-for-sale and transferred approximately $3.0 billion of securities to that category. This decision does not necessarily indicate a change in portfolio strategy, but rather is a move to provide Mercantile with greater flexibility to manage the portfolio. This change will have no impact on regulatory capital. Note E to the Consolidated Financial Statements provides a detailed breakout of the components of the investment portfolio for the past three years.
     The year-end available-for-sale investment portfolio was composed of 84.10% in U.S. Treasury and other government agency securities, including 26.67% in mortgage-related issues, 13.04% in state and municipal securities, and 2.86% consisted of other miscellaneous securities, primarily private-label collateralized mortgage obligations. The comparable distribution for the combined available-for-sale and held-to-maturity securities at year-end 1994 were 83.52%, 14.19% and 2.29%, respectively.
     The average stated maturity of the overall portfolio lengthened at the end of 1995 to two years and nine months from two years at year-end 1994 and two years and two months at December 31, 1993. Securities assumed in 1995 mergers largely accounted for the longer maturity. Purchased securities were generally added with maturities of two to four years to match the expected average maturity of retail deposits, and to help manage the projected interest sensitivity position of the Corporation. The overall tax-equivalent yield of the portfolio increased during 1995 to 6.16% from 5.81% in 1994, due to both higher interest rates and a steady volume of maturing securities.
     Mercantile's commitment to its expanding region continued to be reflected by the holdings of securities of Missouri, Arkansas, Illinois, Kansas and Iowa and their local governmental units, although securities of many other states were also held in the portfolio. At December 31, 1995, investments in securities of those five states and their political subdivisions amounted to approximately 39% of total tax-exempt securities. However, securities of any one single political subdivision in any of these states did not exceed .90% of shareholders' equity at December 31, 1995. Outside of those five states, securities of no single issuer exceeded 1.23% of shareholders' equity.
     Approximately 70% of the state and municipal securities held at December 31, 1995 were rated A or higher by Moody's Investors Service. Of the remaining securities, most were non-rated bonds due to the smaller size of the issues and the expense associated with obtaining a rating. These bonds generally represented local issues purchased by subsidiary banks, which are evaluated internally for creditworthiness on an ongoing basis, similar to loans.

             MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

LOANS
Loans are the primary earning asset of the Corporation and were $10.4 billion at December 31, 1995, up $771,601,000 or 8.0% from year-end 1994. This growth follows an 11.1% increase in 1994 over 1993. The vast majority of the Corporation's loans are extended in its natural trade areas, which now includes five states.
     Affecting the loan growth figures from year-to-year is the $365,000,000 of loans acquired in the Wedge, AmeriFirst and Southwest transactions.
These acquisitions were accounted for as poolings-of-interests, yet no restatement of prior year figures was made due to immateriality. There also were $276,000,000 of loans added in July 1995 in the Plains Spirit acquisition that was accounted for as a purchase. Offsetting these additions was a sale of $225,000,000 of residential mortgage loans in December 1995 and the $400,000,000 in credit card loans that were securitized in May 1995. Thus 7.8% is the internal loan growth for the year 1995.
     Mercantile's diversified loan portfolio spreads the risk and reduces exposure to economic downturns that may occur in different segments of the economy or in different industries. At December 31, 1995, the portfolio was 44.34% commercial and 55.66% consumer-related, compared with 43.78% and 56.22% at December 31, 1994. Note M provides more details on concentrations of credit and the overall loan portfolio. The portfolio mix has undergone a favorable shift in recent years as business development efforts have focused on expanding middle-market commercial and consumer loans. Lower-risk residential mortgage loans are the dominant asset, comprising nearly one-third of the loan portfolio. This shift has been complemented by consumer and middle-market portfolios added in mergers.
     The 1995 average loan to deposit ratio for the Corporation was 85.98% compared with 77.60% and 72.52% in 1994 and 1993, respectively. Exhibit 10 portrays the composition of the loan portfolio for the past five years.
     During 1995, commercial loans averaged $2.53 billion, which represented a growth rate of 9.8% following growth of 4.6% in 1994. The growth was across the system with notable increases recorded in the first half of 1995 followed by stable volumes for the last six months of the year.
     Average commercial real estate mortgage and construction loans increased by 10.1% following a slight 3.7% growth in 1994. Commercial mortgage and construction loans held by Mercantile Bank of St. Louis N.A. represented 22.66% of the portfolio, with the rest relating largely to smaller owner-occupied projects in Missouri, Illinois, Arkansas, Kansas and Iowa originated by the Corporation's other banks. Particularly strong growth was experienced in Kansas City. Commercial real estate loans are generally secured by the underlying property at a 75% to 80% loan-to-appraised value, and are typically supported by guarantees from the project developers. Additional collateral may be taken as deemed necessary.
     For 1995, average residential real estate mortgage loan volume grew by 21.2% following no growth in 1994, and during 1995 represented 33.87% of the total loan portfolio. The integration of the Mercantile Bank of St. Louis N.A. and United Postal Savings Association mortgage operations in late 1994 significantly added market power in St. Louis during 1995. Also, higher interest rates in that period led customers to switch from fixed-rate loans, which were sold, to adjustable-rate loans that were held in the loan portfolio. That growth was tempered later in the year as interest rates declined. Residential mortgage loans added from the four acquisitions mentioned above totaled $511,000,000, which was partially offset by the sale of $225,000,000 in December 1995. Mercantile currently services a residential real estate loan portfolio of $5.3 billion. The mortgage operations of the 1996 acquired entities will further add to Mercantile's servicing portfolio and loan production potential as they are integrated in 1996.
     Average consumer loans increased 14.9% during 1995 following growth of 18.2% in 1994. The growth was primarily in the Community Bank and Kansas City Area markets.
     Average credit card loan volume was flat when compared with 1994, after growing 12.9% in 1994. If the $400,000,000 of credit card loans that were securitized during May 1995 are included, average loan volume grew by 34.4% from 1994. The SBC co-branded portfolio totaled $433,588,000 at December 31, 1995 and averaged $171,705,000 for the year. The core Mercantile MasterCard(R) and VISA(R) portfolio increased on average by $87,427,000 during 1995 if the securitization were excluded. The
Corporation centralized its credit card operations at Mercantile Bank of Illinois N.A. during early 1995. Participations to other Mercantile affiliates are still made as deemed appropriate.


Exhibit 10
LOAN AND LEASE PORTFOLIO MATURITIES<F*>
                                       One to Five Years   Over Five Years
                                      ------------------  ----------------                        December 31
                             Under     Fixed  Floating     Fixed  Floating     -----------------------------------------------
(Millions)                One Year      Rate      Rate      Rate      Rate        1995      1994      1993      1992      1991
 -----------------------------------------------------------------------------------------------------------------------------
 Commercial                 $1,001    $  611    $  451    $  340    $  157     $ 2,560    $2,354    $2,158    $2,219    $2,171
 Real estate-
   commercial                  559       508       379       152       208       1,806     1,580     1,452     1,501     1,323
 Real estate-
   construction                146        40        47        18        13         264       300       282       265       258
 Real estate-
   residential                 269       226        82       511     2,370       3,458     3,109     2,897     2,853     2,652
 Consumer                      303     1,012        96        97         5       1,513     1,482     1,150     1,077       994
 Credit card                    --       324       517        --        --         841       845       763       610       483
 -----------------------------------------------------------------------------------------------------------------------------
   Total Loans
    and Leases              $2,278    $2,721    $1,572    $1,118    $2,753     $10,442    $9,670    $8,702    $8,525    $7,881
 =============================================================================================================================

<F*>Non-accrual loans are reported at contractual maturities and rates.

                                 FINANCIAL COMMENTARY

The overall tax-equivalent yield of the loan portfolio increased by 48 basis points to 8.90% in 1995. As shown in Exhibit 10, which portrays the maturity and interest sensitivity of the portfolio, 63.24% of loans were priced at floating rates or maturing within one year.

RISK MANAGEMENT AND THE RESERVE FOR
POSSIBLE LOAN LOSSES
The underlying objectives of Mercantile's credit management are to identify and manage credit exposure and to support the growth of a profitable and high quality loan portfolio. At Mercantile, these functions are performed centrally by corporate Credit Administration, which provides management with extensive information on risk levels, trends, delinquencies, portfolio concentrations and internal ratings. Credit Administration includes corporate Credit Policy, approval of large credits and corporate Credit Review. At Mercantile Bank of St. Louis N.A., Credit Administration also provides special asset teams that promptly concentrate on identified problem loans and workout situations when necessary, as well as the management of foreclosed property. Mercantile utilizes a lender-initiated system of rating credits which is subsequently tested by Credit Review, external auditors and bank regulators. Adversely-rated credits are included on a watch list, and are reviewed at the bank level and centrally at least on a quarterly basis.
     The reserve for possible loan losses represents the aggregate reserves of the Corporation's banking subsidiaries, and at December 31, 1995 was $179,055,000 compared with $194,515,000 at the end of 1994. Loans outstanding increased by 8.0%, which resulted in a year-end 1995 ratio of the reserve for possible loan losses to outstanding loans of 1.71% compared with 2.01% at December 31, 1994. The reserve as a percentage of non-performing loans was 227.71% compared with 579.62% last year. The 1995 levels are reasonable considering that the risk profile has been lessened due to growth in low-risk residential mortgage loans and the removal of $400,000,000 of credit card loans from the balance sheet via the securitization.


Exhibit 11
RESERVE FOR POSSIBLE LOAN LOSSES

                                                                Year Ended December 31
                                     ----------------------------------------------------------------------------
(Dollars in Thousands)                      1995            1994            1993             1992            1991
 ----------------------------------------------------------------------------------------------------------------
 BEGINNING BALANCE                   $   194,515      $  184,836      $  178,735       $  157,842      $  159,460
 PROVISION                                34,726          43,201          63,513           77,874          62,360
 CHARGE-OFFS
 Commercial                                6,727           5,167          17,813           23,547          20,715
 Real estate-commercial                    6,531           7,573          30,741           35,816          27,493
 Real estate-construction                    258           2,171             344            1,491           1,660
 Real estate-residential                   1,950           4,797           2,173            2,471           1,737
 Consumer                                  9,864           5,655           5,340            7,189           8,254
 Credit card                              42,358          41,238          30,915           20,642          21,530
 ----------------------------------------------------------------------------------------------------------------
  Total Charge-offs                       67,688          66,601          87,326           91,156          81,389

 RECOVERIES
 Commercial                                2,968           8,610          11,797            5,752           6,415
 Real estate-commercial                    3,558          16,026           4,497            3,234             712
 Real estate-construction                    151             248             682              154             485
 Real estate-residential                     714             594             512            1,317             296
 Consumer                                  2,740           2,608           2,562            2,833           1,841
 Credit card                               5,364           4,481           3,463            2,514           1,521
 Foreign                                     258              65             930              383           1,216
 ----------------------------------------------------------------------------------------------------------------
  Total Recoveries                        15,753          32,632          24,443           16,187          12,486
 ----------------------------------------------------------------------------------------------------------------

 NET CHARGE-OFFS                          51,935          33,969          62,883           74,969          68,903
 Acquired Reserves                        13,749             447           5,471           17,988           4,925
 Transfer to Mercantile Credit Card
  Master Trust                           (12,000)             --              --               --              --
 ----------------------------------------------------------------------------------------------------------------
 ENDING BALANCE                      $   179,055      $  194,515      $  184,836       $  178,735      $  157,842
 ================================================================================================================
 LOANS AND LEASES
  December 31 balance                $10,441,579      $9,669,978      $8,702,332       $8,525,435      $7,881,005
 ================================================================================================================
  Average balance                    $10,249,376      $9,028,909      $8,571,303       $8,420,476      $7,728,731
 ================================================================================================================

 RATIOS
 Reserve balance to outstanding
  loans                                     1.71%           2.01%           2.12%            2.10%           2.00%
 Reserve balance to non-performing
  loans                                   227.71          579.62          278.23           147.60          105.33
 Net charge-offs to average loans            .51             .38             .73              .89             .89
 Earnings coverage of net charge-offs       7.04x           9.22x           4.65x            3.42x           2.46x
 ----------------------------------------------------------------------------------------------------------------

             MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


In 1995, the provision for possible loan losses decreased by $8,475,000 or 19.6% to $34,726,000 compared with $43,201,000 last year. The provision is the annual cost of providing a reserve for anticipated future loan losses. In any accounting period, the amount of provision is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessments of loan quality, general economic factors and collateral values.
     The ratio of net charge-offs to average loans for 1995 was .51% compared with .38% in 1994. The actual net charge-off figures were $51,935,000 and $33,969,000, respectively. Net charge-offs for 1995 consisted primarily of credit card net losses of $36,994,000 and write-downs taken on commercial real estate credits relating to loans acquired in 1994 or 1995 acquisitions. In 1994, recoveries of $13,841,000 were received on several commercial real estate loans, thereby lowering net charge-offs. Exhibit 11 provides the details of charge-offs and recoveries for the past five years.
     Credit card losses were 4.87% of average credit card loans for 1995 compared with 4.89% in 1994. By credit policy, losses are taken after six cycles of non-payment or notice of personal bankruptcy, if earlier. Losses on the securitized credit cards are excluded from these figures as they reduce excess servicing fees which are in other income. Including charge-offs on the securitized loans, credit card loan losses trended upward in 1995 and averaged 5.79% of the total managed portfolio for the year.
     The Corporation evaluates the reserves of all banks on a quarterly basis to ensure the timely charge-off of loans and the adequacy of each bank's reserve for possible loan losses. This review is performed by each bank preliminarily, and is validated by both corporate Credit Review and the Chief Credit Officer. Factors considered in determining reserve adequacy include: volumes and trends in delinquencies and non-performing loans; specific loan ratings and outstandings; historical and projected loss experience based on volumes and types of loans; the results of independent internal loan ratings or external credit reviews; industrial or geographical concentrations; national, regional and/or specific industry economic conditions; off-balance-sheet risk; and other subjective factors.
     Every significant problem credit is reviewed initially by the respective bank, and a secondary review is performed quarterly to confirm the risk rating, proper accounting and adequacy of both strategy and the loan loss reserve. In addition to specific allocations, reserve allocations are made based on percentage guidelines for all individually-rated loans, whether criticized or not. Additionally, allocations are made for unrated loans, such as residential mortgage, credit card and other consumer loans, based on historical loss experience adjusted for portfolio activity and current economic trends. These allocated reserves are further supplemented by unallocated reserves in each bank based on judgments regarding risk of error, local economic conditions and any other relevant factors.
     In Exhibit 12, the Corporation has estimated an allocation of the reserve for possible loan losses to the various loan categories. Consideration for making such allocations is consistent with the factors discussed above and all of those factors are subject to change; thus the allocation is not necessarily indicative of the loan categories in which future losses will occur. The total reserve is available to absorb losses from any portion of the loan portfolio. Management believes the December 31, 1995 consolidated reserve of 1.71% of total loans outstanding and 227.71% of non-performing loans was adequate based on the risks identified at such date in the loan portfolio, and is not aware of any significant risks in the loan portfolio due to concentrations within any particular industry.


Exhibit 12
ALLOCATION OF THE RESERVE FOR POSSIBLE LOAN LOSSES


                                1995                  1994                  1993                   1992                 1991
                        --------------------   -------------------   -------------------    -------------------  -------------------
                                  Percent of            Percent of            Percent of             Percent of           Percent of
                                    Loans to              Loans to              Loans to               Loans to             Loans to
                        Allocated      Total   Allocated     Total   Allocated     Total    Allocated     Total  Allocated     Total
(Dollars in Thousands)    Reserve      Loans     Reserve     Loans     Reserve     Loans      Reserve     Loans    Reserve     Loans
------------------------------------------------------------------------------------------------------------------------------------
Commercial               $ 37,361     24.51     $ 27,358     24.35    $ 24,054     24.80     $ 33,002     26.02   $ 31,268     27.55
Real estate-
   commercial              39,920     17.30       31,384     16.34      35,483     16.68       41,344     17.60     48,566     16.79
Real estate-
   construction             3,854      2.53        3,132      3.10       2,208      3.24        4,922      3.11      5,935      3.27
Real estate-
   residential             11,369     33.12        8,682     32.15       5,495     33.29        4,330     33.47      2,891     33.65
Consumer                    8,324     14.49        9,966     15.32       7,437     13.22        9,519     12.64      7,921     12.61
Credit card                27,333      8.05       36,827      8.74      31,285      8.77       25,169      7.16     16,861      6.13
Unallocated                50,894       N/A       77,166       N/A      78,874       N/A       60,449       N/A     44,400       N/A
------------------------------------------------------------------------------------------------------------------------------------
  Total                  $179,055    100.00     $194,515    100.00    $184,836    100.00     $178,735    100.00   $157,842    100.00
====================================================================================================================================

                           FINANCIAL COMMENTARY

NON-PERFORMING ASSETS

Non-performing assets consist of non-accrual loans, renegotiated loans and foreclosed property. A summary of these assets for the past five years is presented in Exhibit 13. FAS 114, "Accounting by Creditors for Impairment of a Loan," as amended by FAS 118, was adopted by the Corporation in the first quarter of 1995. The new standard requires an impaired loan to be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate. By the Corporation's definition, all non-accrual and renegotiated commercial-related loans are considered impaired. As of December 31, 1995, impaired loans totaled $56,731,000, for which the related reserve for possible loan losses was $14,786,000. For 1995, the average recorded investment in impaired loans was $36,477,000. The Corporation recognized $312,000 of interest income on these impaired loans in 1995.
     At year-end 1995, non-performing loans (non-accrual and renegotiated) were $78,633,000 and represented .75% of total loans. Foreclosed assets at December 31, 1995 were $12,435,000; the ratio of non-performing assets to outstanding loans plus foreclosed assets was .87% at December 31, 1995. As noted in Exhibit 13, non-accrual loans increased by $48,513,000 while renegotiated loans declined by $3,439,000 and foreclosed property dropped by $1,722,000.
Non-accrual loans are those for which, in the opinion of management, the timely or ultimate collection of principal and/or interest is unlikely or problematic. Note A to the Consolidated Financial Statements further details the Corporation's policy on accounting for non-accrual loans. A $16,500,000 unsecured loan to a St. Louis-based specialty retailer and a $5,500,000 secured industrial revenue bond related to the same borrower accounted for nearly half of the increase in non-accrual loans. Much of the remaining increase came from loans that were reclassified to non-accrual status following acquisition by Mercantile. Except for the one specific borrower noted above, the Corporation had only four non-accrual loans with balances exceeding $1,000,000, all of which were secured, and none exceeded $4,500,000.
     Renegotiated loans are those for which the terms have been restructured beyond those available in the market, in order to aid the borrower by providing a reduction or deferral of interest and/or principal. Renegotiations usually result from a deterioration in the financial condition of the borrower. Renegotiated loans have declined to $2,433,000 from $5,872,000 at year-end 1994. All loans classified as renegotiated were paying in accordance with their modified terms.
     Loans past due 90 days or more and still accruing interest were $26,554,000 compared with $21,814,000 last year. This classification

Exhibit 13
NON-PERFORMING ASSETS

                                                                                            December 31
                                                                -------------------------------------------------------------------
 (Dollars in Thousands)                                            1995           1994            1993           1992          1991
-----------------------------------------------------------------------------------------------------------------------------------
NON-ACCRUAL LOANS
Commercial                                                      $38,110        $ 4,752        $ 13,194       $ 37,835      $ 39,774
Real estate-commercial                                           17,393         13,182          27,196         39,450        74,914
Real estate-construction                                            342            129             955          6,084         4,151
Real estate-residential                                          16,359          7,491           9,891         13,115        15,699
Consumer                                                          3,996          2,133           2,139          2,978         1,671
-----------------------------------------------------------------------------------------------------------------------------------
 Total Non-accrual Loans                                         76,200         27,687          53,375         99,462       136,209
Renegotiated Loans                                                2,433          5,872          13,058         21,634        13,639
-----------------------------------------------------------------------------------------------------------------------------------
 Total Non-performing Loans                                     $78,633        $33,559        $ 66,433       $121,096      $149,848
===================================================================================================================================
FORECLOSED ASSETS
Foreclosed real estate                                          $ 9,794        $ 9,161        $ 20,490       $ 56,394      $ 66,607
In-substance foreclosures                                            --          2,683          20,108          5,522        19,289
Other foreclosed assets                                           2,641          2,313           1,199          3,237         4,874
-----------------------------------------------------------------------------------------------------------------------------------
 Total Foreclosed Assets                                        $12,435        $14,157        $ 41,797       $ 65,153      $ 90,770
===================================================================================================================================
 Total Non-performing Assets                                    $91,068        $47,716        $108,230       $186,249      $240,618
===================================================================================================================================
Past-due Loans (90 days or more)                                $26,554        $21,814        $ 17,629       $ 13,592      $ 10,315
===================================================================================================================================
RATIOS
Non-performing loans to outstanding loans                           .75%           .35%            .76%          1.42%         1.90%
Non-performing assets to outstanding loans and foreclosed assets    .87            .49            1.24           2.17          3.02
Non-performing assets to total assets                               .57            .32             .75           1.31          1.94
------------------------------------------------------------------------------------------------------------------------------------

                         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Exhibit 14
INTEREST NOT RECORDED ON NON-PERFORMING LOANS
                                                                                          December 31
                                                                -------------------------------------------------------------------
(Thousands except per common share data)                          1995           1994           1993           1992            1991
-----------------------------------------------------------------------------------------------------------------------------------
Interest not accrued                                            $3,192         $2,812         $4,585         $8,917         $11,942
Less cash-basis income                                             260            368            230            494           2,198
-----------------------------------------------------------------------------------------------------------------------------------
Effect on income before income taxes                            $2,932         $2,444         $4,355         $8,423         $ 9,744
===================================================================================================================================
Effect on net income                                            $1,906         $1,589         $2,831         $5,559         $ 6,431
===================================================================================================================================
Effect on net income per common share                           $  .04         $  .03         $  .06         $  .12         $   .16
===================================================================================================================================
Interest collected applied to principal                         $1,242         $  851         $2,984         $4,424         $ 2,738
===================================================================================================================================

consisted largely of credit card loans and residential mortgage loans. Credit card loans are fully charged off after six cycles or 180 days of delinquency and losses on residential mortgage loans generally are minimal.
     The Corporation had $1,440,000 par value of investment securities at December 31, 1995, 1994 and 1993 on non-accrual status. The carrying value on these securities was reduced to $1,240,000 as of December 31, 1995.
     Foreclosed assets declined to $12,435,000 at December 31, 1995 from the 1994 year-end level of $14,157,000, due primarily to sales. Foreclosed assets consisted primarily of real estate and were recorded at the lower of cost or fair value less estimated costs to sell. At year-end 1995, the carrying values of all properties were less than appraised value and the Corporation did not hold any properties with book values in excess of $1,500,000.
     "Potential problem loans" at December 31, 1995 amounted to $24,406,000. These are defined as loans and commitments not included in any of the two basic non-performing loan categories discussed above or 90 days past due and still accruing interest, but about which management, through normal internal credit review procedures, has developed information regarding possible credit problems that could cause the borrowers future difficulties in complying with present loan repayment terms. There were no loans classified for regulatory purposes as loss, doubtful or substandard that were not included above or which caused management to have serious doubts as to the ability of such borrowers to comply with repayment terms. In addition, there were no material commitments to lend additional funds to borrowers whose loans were classified as non-performing.

OFF-BALANCE-SHEET RISK
In the normal course of business, there are various commitments and contingent liabilities outstanding which are properly not recorded on the balance sheet, such as letters of credit, commitments under operating leases, commitments to extend credit and interest rate swaps. Many of these arrangements are complementary to the loan and deposit products which are accounted for on the balance sheet. The Corporation's activities in foreign exchange, interest rate swaps, futures contracts and forward commitments continue to be minimal. Mercantile offers these products as a financial intermediary, yet at present it does not use financial derivatives to manage its own interest rate exposure other than three interest rate swaps with a notional value of $27,000,000 acquired in the United Postal Bancorp., Inc. merger and $68,000,000 in forward delivery contracts to hedge the fixed-rate production in the residential loan pipeline. However, Mercantile currently is carefully building its capability to use basic derivative products to better manage interest rate risk.
     Standby letters of credit and similar arrangements issued primarily to support corporate obligations commit Mercantile to make payments on behalf of customers contingent upon the occurrence of future specified events. Standbys outstanding were primarily related to customer obligations, such as industrial revenue financings, as well as other financial and performance-related obligations. At December 31, 1995, the Corporation's commitments under standbys aggregated approximately $304,684,000, with $232,820,000 expiring within one year, $61,043,000 expiring within one to five years and $10,821,000 expiring after five years.
     At year-end 1995, Mercantile subsidiary banks had outstanding unused loan commitments of $7.0 billion, including $4.5 billion in credit card lines and $340,000,000 in home equity credit lines. The remaining commitments were largely to commercial customers in Mercantile's primary service area.
     Management does not anticipate any losses that would materially affect the financial position or results of operations of the Corporation as a result of such commitments and contingent liabilities. Note N to the Consolidated Financial Statements provides further discussion pertaining to these off-balance-sheet activities and provides information as to the estimated fair values of all financial instruments, including off-balance-sheet financial instruments.

                        FINANCIAL COMMENTARY

OTHER INCOME
Non-interest income for 1995 was $249,084,000, up $39,326,000 or 18.7%
from the $209,758,000 reported in 1994. This follows a decline of $9,945,000 or 4.5% from 1993. Non-interest income as a percentage of average assets was 1.61% compared with 1.44% in 1994 and 1.54% in 1993. As shown in Exhibit 15, trust fees and other miscellaneous income both improved from last year, while service charges, investment banking revenue, mortgage banking income and credit card fees declined. Excess servicing fees on the securitized credit card loans, or securitization revenue, were $23,005,000 this year and net securities gains were $3,932,000 in 1995 compared with $2,177,000 last year and $5,121,000 in
1993.
     Trust fees were $65,788,000 and increased $5,019,000 or 8.3% from the $60,769,000 reported in 1994, which declined 2.0% from the 1993 level. Personal trust fees were the largest source of trust revenue, improving significantly in the Affiliate Bank trust departments and at Mercantile Trust Company N.A. in St. Louis. New business, selective fee increases and a strong stock and bond market accounted for the growth in income.
Personal trust assets under management totaled $ 7.4 billion at December
31, 1995.
     Trust income generated by Mississippi Valley Advisors Inc., the investment management subsidiary of Mercantile Bank of St. Louis N.A., grew by 8.3% as fund management fees, new business and revenues from investment services continued to meet growth objectives. Mississippi
Valley Advisors Inc. manages the eleven Mercantile proprietary mutual funds--the ARCH Funds. These funds had assets of $2.265 billion at December 31, 1995 compared with $1.675 billion at year-end 1994, a growth of 35.2%. Fund results once again experienced good performance relative to popular market indices and peer group comparisons.
     Institutional and corporate trust service fees were down slightly when compared with last year. At December 31, 1995, the Corporation held $14.9 billion in assets under investment management and $5.7 billion additional assets under custodial relationships, increases of 24.2% and 23.9%, respectively, from year-end 1994.
     Service charge income of $67,011,000 was 2.6% lower in 1995, following a 2.4% growth in 1994. Some corporate customers opted to use compensating deposit balances in the higher rate environment to offset account analysis charges rather than pay fees. Also, normal post-merger attrition of transaction accounts lowered retail service charges.
     Credit card fees were $17,751,000 in 1995, a 28.7% decline from 1994. Credit card income primarily represents fees charged merchants for processing credit card transactions, interchange fees received on transactions of Mercantile cardholders and cardholders' miscellaneous fees. In 1995, there was good growth in interchange fees, merchant revenue and miscellaneous cardholder income that was more than offset by the netting of the transaction-based rebates paid to the new co-branded cardholders against fee income. Also, certain fees relating to the securitized loans were reclassified to securitization revenue.

Exhibit 15
OTHER INCOME

(Dollars in Thousands)                                              1995           1994      Change              1993
---------------------------------------------------------------------------------------------------------------------
Trust                                                           $ 65,788       $ 60,769         8.3%         $ 61,996
Service charges                                                   67,011         68,783        (2.6)           67,144
Credit card fees                                                  17,751         24,895       (28.7)           24,312
Securitization revenue                                            23,005             --          --                --
Mortgage banking                                                  10,823         10,917         (.9)           13,691
Investment banking and brokerage                                   7,550          8,301        (9.0)            8,486
Letters of credit fees                                             6,441          6,681        (3.6)            6,223
Securities gains                                                   3,932          2,177        80.6             5,121
Other                                                             46,783         27,235        71.8            32,730
---------------------------------------------------------------------------------------------------------------------
 Total Other Income                                             $249,084       $209,758        18.7          $219,703
=====================================================================================================================

         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Securitization revenue represents amounts accruing to Mercantile on the $400,000,000 in credit card loans securitized in the Mercantile Credit Card Master Trust during May 1995. Total revenue was $23,005,000 in 1995. For securitized loans, amounts that would previously have been reported as interest income, interest expense, credit card fees, and provision for loan losses are instead netted in non-interest income as securitization revenue. Because credit losses are absorbed against credit card servicing income over the life of these transactions, such income may vary depending upon the credit performance of the securitized loans. Higher than anticipated credit losses on the loans transferred to the securitized pool caused securitization revenue to be less than anticipated in 1995. Mercantile acts as servicing agent and receives loan servicing fees equal to two percent per annum of the securitized receivables. As servicing agent, Mercantile continues to provide customer service to collect past due accounts, and to provide other services typically performed for its customers. Accordingly, Mercantile's relationship with its credit card customers is not affected by the securitization. Mercantile may continue to securitize in 1996 if credit card receivables continue to grow as planned.
     Mortgages serviced totaled $5.3 billion at December 31, 1995 compared to $4.0 billion at December 31, 1994. Mortgage banking revenues decreased a slight .9% from 1994. Servicing revenue was down slightly from 1994 while gains on the sale of loans increased by $1,100,000, due to the fourth-quarter sale of $225,000,000 of mortgages at a gain of $1,427,000. During the second quarter of 1995, Mercantile adopted FAS 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65," for which the financial impact was immaterial. Total originated mortgage servicing rights on the balance sheet at year-end 1995 were $2,808,000 and the associated risk for significant impairment was not considered to be material.
     Investment banking and brokerage fees were $7,550,000 for 1995, down 9.0% from 1994 following a 2.2% decline from 1993. This income represents fees for services performed as a dealer bank for individual customers and corporate customers, including sales of annuities and mutual funds, profits earned on limited trading positions and foreign exchange commissions. This source of revenue can vary depending on movements in interest rates and overall market conditions. In the third quarter of 1994, Mercantile discontinued providing institutional bond sales services and revenue has been impacted accordingly since then. Also, the higher interest rates during 1995 made certificates of deposit more attractive to retail customers, slowing mutual fund sales.
     The 3.6% decrease in letters of credit fees was due largely to a decline in the average volume of standby letters of credit during 1995. Note N to the Consolidated Financial Statements and the discussion of Off-Balance-Sheet Risk on Page 29 summarize the Corporation's commitments under letters of credit.
     Securities gains increased by $1,755,000 from 1994, due largely to gains on the sale of equity securities. All other non-interest income was up $19,548,000 or 71.8% during 1995 due to certain one-time items. During the first quarter of 1995, a gain of $5,155,000 was recorded on the sale of an equity interest in a joint venture. Gains of $1,805,000 were earned on the sale of a bank and an insurance agency that were divested in conjunction with mergers. Leveraged lease residual sales and termination gains of $5,917,000 were earned in the first and third quarters of 1995. In the fourth quarter of 1995, a $2,400,000 gain was earned on a pension transaction of an acquired subsidiary.

                          FINANCIAL COMMENTARY

Exhibit 16

OTHER EXPENSE

(Dollars in Thousands)                                              1995           1994      Change              1993
---------------------------------------------------------------------------------------------------------------------
Salaries                                                        $212,529       $208,690         1.8%         $197,569
Employee benefits                                                 51,659         49,856         3.6            47,900
---------------------------------------------------------------------------------------------------------------------
 Total Personnel Expense                                         264,188        258,546         2.2           245,469
Net occupancy                                                     32,780         31,675         3.5            32,737
Equipment                                                         40,422         38,109         6.1            38,174
Marketing/business development                                    11,036         13,533       (18.5)           14,278
Postage and freight                                               18,576         16,471        12.8            15,210
Office supplies                                                   11,248         10,369         8.5            10,616
Communications                                                     9,954          7,910        25.8             7,136
Legal and professional                                             9,013         14,302       (37.0)           11,935
Credit card                                                       10,515         10,710        (1.8)           11,205
FDIC insurance                                                    15,698         25,440       (38.3)           25,523
Foreclosed property expense                                        1,352         (5,077)         --            10,877
Intangible asset amortization                                      8,025          9,645       (16.8)            7,145
Other                                                             45,927         60,437       (24.0)           77,738
---------------------------------------------------------------------------------------------------------------------
 Total Other Expense                                            $478,734       $492,070        (2.7)         $508,043
=====================================================================================================================
RATIOS
 Overhead ratio                                                    65.80%         60.10%                        62.42%
 Other expense to average assets                                    3.09           3.39                          3.56
=====================================================================================================================

OTHER EXPENSE
Non-interest expenses decreased 2.7% in 1995 following a 3.1% decrease in 1994. Total operating expenses were 3.09% of average assets in 1995 compared with 3.39% in 1994 and 3.56% in 1993, while the overhead ratio, defined as operating expenses as a percentage of taxable-equivalent net interest income and other income, improved to 55.80% in 1995 versus the restated 60.10% last year and 62.42% in 1993. Included in fourth-quarter 1994 and 1993 expenses were $12,664,000 and $12,728,000 of charges and conforming accounting entries, such as investment banking fees, foreclosed property write-downs and various synergy-related accruals for acquisitions closed in succeeding quarters. If those costs were excluded from the 1994 and 1993 restated figures, the respective operating expenses to average assets would be reduced to 3.30% and 3.47% and the overhead ratios would be lowered to 58.56% and 60.86%.
     The largest category of non-interest expense was personnel costs, which in 1995 accounted for 55.18% of total non-interest expense and amounted to $264,188,000 compared with $258,546,000 last year. Salaries increased 1.8% and reflected the costs of staffing additional offices, higher incentive pay and merit increases, offset by lower relative headcount due to productivity gains; benefit costs rose by 3.6%. As disclosed in Note K to the Consolidated Financial Statements, the Corporation lowered the discount rate used in pension and postretirement actuarial assumptions by one percent, to 7.5%. The expected increase in 1996 pension expense approximates $1,000,000.
     On an originally reported basis, two key productivity ratios showed continual improvement as net income per average employee grew to $33,000 in 1995 from $28,000 in 1994 and $22,000 in 1993. Average assets per average employee improved to $2,361,000 in 1995 from $2,105,000 last year and $1,970,000 in 1993.
     FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which was adopted in 1993, required the recording of the unrecognized transitional obligation for postretirement benefits other than pensions. That liability approximated $26,889,000 at December 31, 1995 and will be amortized over the next 17 years. FAS 112, "Employers' Accounting for Postemployment Benefits," was effective in 1994 and it relates to accounting for benefits provided to former or inactive employees after employment, but before retirement. The adoption of this statement remains immaterial to the financial position and results of operations of Mercantile. FAS 123, "Accounting for Stock Based Compensation," was issued in October 1995; it encourages companies to adopt a new accounting method in 1996 based on the estimated fair value of employee stock options. Mercantile will comply with the expanded footnote disclosures in 1996, but does not expect to adopt the new accounting method for stock options.

              MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


Occupancy and equipment expenses increased 4.9% in 1995, reflecting the costs of maintaining additional offices and a consistent program of upgrading systems and equipment to further enhance productivity offset by productivity gains and the closing of overlapping branch offices. Total capital expenditures were $53,212,000, $41,720,000 and $36,975,000 in
1995, 1994 and 1993, respectively. In March 1995, FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was published. Under FAS 121, long-lived assets and certain identifiable intangible assets are reviewed whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. This statement is effective in 1996 and is not expected to have a material impact on Mercantile.
     In September 1995, Mercantile received a $5,500,000 rebate from the FDIC relating to overpaid insurance premiums for the months of June through September 1995. That refund was classified as a reduction in FDIC insurance expense. During the fourth quarter of 1995, the FDIC lowered the premium once again. FDIC insurance expense for the Corporation was $9,742,000 lower in 1995 when compared with 1994. In 1996, it is anticipated that, exclusive of insurance premiums to be assessed on the $2.0 billion in thrift deposits insured by the SAIF fund, Mercantile affiliates will pay minimum FDIC insurance.
     The major components of all other operating expenses for the past three years are shown in Exhibit 16. The communications and postage expense increases in 1995 were due primarily to the costs of soliciting and servicing the new SBC co-branded credit card customers. Foreclosed property costs returned to a normal level after reaching a very high level in 1993, followed by a net recovery in 1994. All miscellaneous other and legal and professional expenses were down in 1995 from the 1994 and 1993 levels, which included significant accruals for merger-related activity.

INCOME TAXES
For the year ended December 31, 1995, the Corporation recorded income tax expense of $114,188,000 compared with $101,705,000 in 1994 and $85,467,000 in 1993. The effective tax rate for 1995 was 34.50% compared with 37.66% last year and 37.37% in 1993. The 1994 and 1993 higher effective rates were impacted by additional tax provisions for the statutory recapture of acquired thrift loan loss reserves for which no deferred taxes had previously been provided.
     A three-year summary of significant income tax data is presented in Note J to the Consolidated Financial Statements, which provides an analysis of deferred income taxes as well as a reconciliation between the amount of taxes computed using the statutory rate and the amount actually recorded. As disclosed, Mercantile has a net deferred tax asset of $9,041,000 at December 31, 1995. Due to the significant amount of taxes paid for the past three years and the forecasted taxes payable for 1996, no valuation reserve for the deferred tax asset is deemed necessary. The Corporation currently has no operating loss carryforwards and federal returns have been examined through 1990 by the Internal Revenue Service.

FOURTH QUARTER RESULTS
Mercantile earned $58,076,000 in the fourth quarter of 1995, which was more than double the $28,120,000 earned last year. On a per common share basis, earnings increased to $1.05 from $.53 the prior year. The return on average assets was 1.47% during the quarter compared with .76% in 1994's fourth quarter, while return on equity was 16.18% versus 9.09% last year. Prior year figures included after-tax charges of approximately $16.7 million to substantially conform the accounting and credit policies of UNSL, Central and TCB to those of Mercantile. A more meaningful comparison of quarterly financial performance would be with originally reported fourth quarter 1994 results. Current quarter earnings per common share of $1.05 was up 10.5% from the $.95 originally reported in 1994, while return on assets was 1.47% in the current quarter compared with 1.34% in 1994.
Exhibit 17 presents condensed quarterly financial data for the last two years.
     Net interest income improved by .6% to $151,092,000, as the volume of average earning assets increased by 7.0% and the net interest rate margin decreased from 4.51% to 4.23%. Average loan volume was up $1.1 billion or 11.7%, as loan demand improved and loans were added from the four 1995 acquisitions previously discussed. The commentary on Net Interest Income on Page 19 provides more details on the dynamics of net interest income and the decline in the net interest rate margin from quarter to quarter.
     The provision for possible loan losses for the fourth quarter was $5,798,000 compared with $16,827,000 the prior year, which included $7,775,000 to substantially conform the acquired companies' reserve policies to those of Mercantile. Net charge-offs were $14,615,000 or .55% of average loans for the quarter compared with the year-earlier
$12,266,000 or .52%. Losses on credit card loans continued to be responsible for most of the charge-offs.
     Other income grew by $17,271,000 or 34.3% from the fourth quarter of 1994. The current year included credit card securitization revenue of $10,085,000. Trust fee income grew by 23.4% for the reasons previously discussed, and mortgage banking revenue was up 73.8%. A detailed explanation of the year over year increase in other income is included on Page 30.
     Other operating expenses were down $10,140,000 or 7.7% from a year ago, which included $12,664,000 of non-recurring charges related to the mergers. The overhead ratio was 54.90% in the current quarter compared with 64.70% last year, and 57.93% as originally reported in the fourth quarter of 1994.

                            FINANCIAL COMMENTARY

Exhibit 17
QUARTERLY FINANCIAL SUMMARY

                                                            1994                                           1995
                                        -------------------------------------------    -------------------------------------------
                                          1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.      1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.
----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net income                                $    .88   $    .89   $    .92   $    .53      $    .93   $    .99   $   1.02   $   1.05
Dividends declared                             .28        .28        .28        .28           .33        .33        .33        .33
Book value at period-end                     22.23      22.67      23.26      23.47         23.89      24.55      25.43      26.33
Market price at period-end                  31-7/8     35-1/8     36-7/8     31-1/4        36-1/2     44-7/8     44-3/4      46
Average common shares
 outstanding (Thousands)                    51,724     51,903     52,070     52,126        52,920     52,795     55,150     55,144

OPERATING RESULTS (Thousands)
Taxable-equivalent net interest
 income                                   $148,603   $151,911   $154,852   $153,577      $156,337   $149,367   $148,951   $154,225
Tax-equivalent adjustment                    3,288      3,402      3,345      3,361         3,594      3,420      3,334      3,133
----------------------------------------------------------------------------------------------------------------------------------
 Net-interest income                       145,315    148,509    151,507    150,216       152,743    145,947    145,617    151,092
Provision for possible loan losses           8,879      8,544      8,951     16,827        13,975      6,641      8,312      5,798
Other income                                55,094     52,185     52,146     50,333        56,803     58,987     65,690     67,604
Other expense                              119,884    120,131    120,125    131,930       119,243    118,166    119,535    121,790
Income taxes                                26,051     25,565     26,417     23,672        26,625     27,768     26,763     33,032
----------------------------------------------------------------------------------------------------------------------------------
 Net income                               $ 45,595   $ 46,454   $ 48,160   $ 28,120      $ 49,703   $ 52,359   $ 56,697   $ 58,076
==================================================================================================================================

AVERAGE BALANCE SHEET (Millions)
Total assets                              $ 14,455   $ 14,414   $ 14,555   $ 14,710      $ 15,088   $ 15,254   $ 15,867   $ 15,783
Earning assets                              13,239     13,209     13,399     13,634        13,976     14,058     14,676     14,582
Loans and leases                             8,648      8,829      9,148      9,480         9,869     10,002     10,531     10,585
Investments in debt and equity
 securities                                  4,133      4,178      4,064      3,929         3,886      3,839      3,868      3,787
Deposits                                    11,888     11,756     11,619     11,283        11,573     11,806     12,209     12,084
Long-term debt                                 313        306        302        300           296        288        303        299
Shareholders' equity                         1,154      1,181      1,214      1,237         1,265      1,294      1,405      1,436

SELECTED RATIOS
Return on assets                              1.26%      1.29%      1.32%       .76%         1.32%      1.37%      1.43%      1.47%
Return on equity                             15.81      15.73      15.87       9.09         15.71      16.19      16.14      16.18
Overhead ratio                               58.85      58.86      58.03      64.70         55.95      56.71      55.69      54.90
Other expense to average assets               3.32       3.33       3.30       3.59          3.16       3.10       3.01       3.09

Equity to assets                              8.21       8.31       8.31       8.34          8.40       8.57       8.86       9.10
Tier 1 capital to risk-adjusted assets       11.74      11.69      11.73      11.69         11.72      12.04      12.29      12.04
Total capital to risk-adjusted assets        15.46      15.32      15.28      15.20         15.17      15.47      15.63      15.33
Leverage                                      7.51       7.80       8.00       8.02          8.05       8.22       8.45       8.48

Loans to deposits (Average)                  72.75      75.10      78.73      84.02         85.28      84.72      86.26      87.60
Reserve for possible loans losses
 to outstanding loans                         2.07       2.11       2.03       2.01          1.94       1.78       1.76       1.71
Reserve for possible loan losses
 to non-performing loans                    377.76     447.31     469.36     579.62        546.22     420.33     352.34     227.71
Non-performing loans
 to outstanding loans                          .55        .47        .43        .35           .36        .42        .50        .75
Non-performing assets to outstanding
 loans and foreclosed assets                   .96        .84        .77        .49           .49        .57        .64        .87

Net interest rate margin                      4.49       4.60       4.62       4.51          4.47       4.25       4.06       4.23
----------------------------------------------------------------------------------------------------------------------------------

              REPORTS ON CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT REPORT ON CONSOLIDATED
FINANCIAL STATEMENTS



The management of Mercantile Bancorporation Inc. is responsible for the preparation, and the integrity and objectivity of the accompanying financial statements. The financial statements necessarily include amounts that are based on management's best estimates and judgments. Future economic conditions and events, and the economic prospects of the Corporation's borrowers, create the possibility that such estimates and judgments may be subject to review and revision.
     The Corporation maintains an accounting system and related internal controls that have been deemed sufficient to provide reasonable assurance that the financial records are reliable for preparing the financial statements and maintaining accountability for assets. The concept of reasonable assurance is based upon the recognition that the cost of a system of internal control must be related to the benefits derived, and that the balancing of those factors requires estimates and judgments. The system of internal controls includes written policies and procedures, proper delegation of authority, and segregation of duties. In addition, written Standards of Conduct adopted by the Corporation help to ensure the highest standards of ethical conduct by all employees. Management continually monitors compliance with the system of internal controls, primarily through an extensive program of internal audits. The system of internal controls and compliance therewith are considered by independent auditors, in accordance with generally accepted auditing standards, to the extent necessary to render an opinion on the financial statements, and by regulatory examiners.
     The financial statements were audited by KPMG Peat Marwick LLP, independent auditors, in accordance with generally accepted auditing standards. Their independent professional opinion on the Company's financial statements is presented herein.


/s/ T. H. Jacobsen

Thomas H. Jacobsen
Chairman and Chief Executive Officer


/s/ J. Q. Arnold

John Q. Arnold
Senior Executive Vice President and
Chief Financial Officer


INDEPENDENT AUDITORS' REPORT

Shareholders and Board of Directors
Mercantile Bancorporation Inc.:

We have audited the accompanying consolidated balance sheets of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1995, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1995, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

KPMG PEAT MARWICK LLP
St. Louis, Missouri
January 11, 1996

                  CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME
                                                                              Year Ended December 31
                                                                -------------------------------------------------
(Thousands except per common share data)                               1995               1994               1993
-----------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans and leases                            $  908,983           $757,571           $715,974
Investments in debt and equity securities
 Trading                                                                431                527                678
 Taxable                                                            204,979            203,902            221,933
 Tax-exempt                                                          21,139             21,659             20,807
-----------------------------------------------------------------------------------------------------------------
   Total                                                            226,549            226,088            243,418
Due from banks-interest bearing                                       2,476              2,843              3,428
Federal funds sold and repurchase agreements                         11,220              8,394              8,662
-----------------------------------------------------------------------------------------------------------------
   Total Interest Income                                          1,149,228            994,896            971,482
INTEREST EXPENSE
Interest bearing deposits                                           419,720            319,709            340,952
Foreign deposits                                                     13,088              5,398              1,363
Short-term borrowings                                                84,793             50,443             25,822
Bank notes                                                           13,674                780                 --
Long-term debt                                                       22,564             23,019             22,774
-----------------------------------------------------------------------------------------------------------------
   Total Interest Expense                                           553,829            399,349            390,911
-----------------------------------------------------------------------------------------------------------------
   Net Interest Income                                              595,399            595,547            580,571
PROVISION FOR POSSIBLE LOAN LOSSES                                   34,726             43,201             63,513
-----------------------------------------------------------------------------------------------------------------
 Net Interest Income After Provision for Possible Loan Losses       560,673            552,346            517,058
OTHER INCOME
Trust                                                                65,788             60,769             61,996
Service charges                                                      67,011             68,783             67,144
Credit card fees                                                     17,751             24,895             24,312
Securitization revenue                                               23,005                 --                 --
Mortgage banking                                                     10,823             10,917             13,691
Investment banking and brokerage                                      7,550              8,301              8,486
Securities gains                                                      3,932              2,177              5,121
Other                                                                53,224             33,916             38,953
-----------------------------------------------------------------------------------------------------------------
   Total Other Income                                               249,084            209,758            219,703
OTHER EXPENSE
Salaries                                                            212,529            208,690            197,569
Employee benefits                                                    51,659             49,856             47,900
Net occupancy                                                        32,780             31,675             32,737
Equipment                                                            40,422             38,109             38,174
Other                                                               141,344            163,740            191,663
-----------------------------------------------------------------------------------------------------------------
   Total Other Expense                                              478,734            492,070            508,043
-----------------------------------------------------------------------------------------------------------------
   Income Before Income Taxes                                       331,023            270,034            228,718
INCOME TAXES                                                        114,188            101,705             85,467
-----------------------------------------------------------------------------------------------------------------
 Net Income                                                      $  216,835           $168,329           $143,251
=================================================================================================================

PER COMMON SHARE DATA
Average shares outstanding                                       54,011,711         51,957,002         50,965,103
Net income<F*>                                                   $     4.00           $   3.22           $   2.79
Dividends declared                                                     1.32               1.12                .99
-----------------------------------------------------------------------------------------------------------------

 <F*>Earnings per common share is calculated by dividing net income, less dividends on preferred stock, by weighted average common shares outstanding.


        MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
                                                                                                  December 31
                                                                               -------------------------------------------------
(Thousands)                                                                           1995               1994               1993
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                        $ 1,013,420        $   770,710        $   772,314
Due from banks-interest bearing                                                     50,706             29,166            164,573
Federal funds sold and repurchase agreements                                       145,304            128,264            211,762
Investments in debt and equity securities
 Trading                                                                             3,677             14,299             15,735
 Available-for-sale                                                              3,791,683            416,059            419,756
 Held-to-maturity (Estimated fair value of $3,301,207 in 1994
   and $3,811,026 in 1993)                                                              --          3,413,142          3,744,592
--------------------------------------------------------------------------------------------------------------------------------
   Total Investments in Debt and Equity Securities                               3,795,360          3,843,500          4,180,083
Loans held-for-sale                                                                 94,877             21,383            141,468
Loans and leases, net of unearned income                                        10,346,702          9,648,595          8,560,864
--------------------------------------------------------------------------------------------------------------------------------
   Total Loans and Leases                                                       10,441,579          9,669,978          8,702,332
Reserve for possible loan losses                                                  (179,055)          (194,515)          (184,836)
--------------------------------------------------------------------------------------------------------------------------------
 Net Loans and Leases                                                           10,262,524          9,475,463          8,517,496
Bank premises and equipment                                                        270,844            248,318            243,363
Due from customers on acceptances                                                    2,622              6,609             11,923
Other assets                                                                       393,590            304,314            321,565
--------------------------------------------------------------------------------------------------------------------------------
   Total Assets                                                                $15,934,370        $14,806,344        $14,423,079
================================================================================================================================

LIABILITIES
Deposits
 Non-interest bearing                                                          $ 1,852,080        $ 1,763,439        $ 1,928,441
 Interest bearing                                                                9,913,198          9,206,676          9,643,983
 Foreign                                                                           209,170            219,135             26,085
--------------------------------------------------------------------------------------------------------------------------------
   Total Deposits                                                               11,974,448         11,189,250         11,598,509
Federal funds purchased and repurchase agreements                                1,538,832          1,495,540            660,643
Other short-term borrowings                                                        209,380            315,425            541,750
Bank notes                                                                         250,000            100,000                 --
Long-term debt                                                                     299,191            298,664            287,949
Bank acceptances outstanding                                                         2,622              6,609             11,923
Other liabilities                                                                  209,600            166,520            189,636
--------------------------------------------------------------------------------------------------------------------------------
   Total Liabilities                                                            14,484,073         13,572,008         13,290,410
Commitments and contingent liabilities                                                  --                 --                 --

SHAREHOLDERS' EQUITY                                 1995      1994     1993
                                                  --------------------------
Preferred stock-no par value
 Shares authorized                                  5,000     5,000    5,000
 Shares issued and outstanding                         15        15       15        12,153             12,153             12,153
Common stock-$5.00 par value
 Shares authorized                                100,000   100,000   70,000
 Shares issued                                     55,992    52,167   51,666       279,962            260,836            258,332
Capital surplus                                                                    217,135            166,878            161,188
Retained earnings                                                                1,001,604            797,423            700,996
Treasury stock, at cost                             1,380        94       --       (60,557)            (2,954)                --
--------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                       1,450,297          1,234,336          1,132,669
--------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                     $15,934,370        $14,806,344        $14,423,079
================================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                  CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                                    Common Stock
                                                ---------------------                                                        Total
                                                Outstanding   Dollars   Preferred   Capital     Retained   Treasury   Shareholders'
(Thousands)                                          Shares                 Stock   Surplus     Earnings      Stock         Equity
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992                     50,391,888  $251,960     $12,153  $138,020   $  593,673    $     --    $  995,806
Net income                                                                                       143,251                   143,251
Common dividends declared:
 Mercantile Bancorporation Inc. ($.99 per share)                                                 (34,840)                  (34,840)
 Pooled companies prior to acquisition                                                            (7,180)                   (7,180)
Preferred dividends declared                                                                      (1,190)                   (1,190)
Issuance of common stock:
 Acquisition of First National Bank of Flora        232,503     1,162                 6,879                                  8,041
 Acquisition of Mt. Vernon Bancorp, Inc.            216,936     1,085                 6,056                                  7,141
 Employee incentive plans                           161,912       809                 1,929                                  2,738
 Convertible notes                                   73,360       367                 1,536                                  1,903
Public offering of
 Central Mortgage Bancshares, Inc.                  549,240     2,746                 7,203                                  9,949
Change in valuation allowance for
 marketable equity securities prior
 to the adoption of FAS 115                                                                        3,554                     3,554
Net fair value adjustment for
 available-for-sale securities                                                                     3,636                     3,636
Pre-merger transactions of pooled
 companies and other                                 40,360       203                  (435)          92                      (140)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                     51,666,199   258,332      12,153   161,188      700,996          --     1,132,669
Net income                                                                                       168,329                   168,329
Common dividends declared:
 Mercantile Bancorporation Inc. ($1.12 per share)                                                (48,329)                  (48,329)
 Pooled companies prior to acquisition                                                            (3,645)                   (3,645)
Preferred dividends declared                                                                      (1,219)                   (1,219)
Issuance of common stock:
 Employee incentive plans                           308,112     1,541                 1,683                                  3,224
 Convertible notes                                  181,092       905                 3,793                                  4,698
Net fair value adjustment for
 available-for-sale securities                                                                   (18,808)                  (18,808)
Purchase of treasury stock                          (93,500)                                                  (2,954)       (2,954)
Pre-merger transactions of pooled
 companies and other                                 11,450        58                   214           99                       371
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                     52,073,353   260,836      12,153   166,878      797,423      (2,954)    1,234,336
Net income                                                                                       216,835                   216,835
Common dividends declared:
 Mercantile Bancorporation Inc. ($1.32 per share)                                                (68,542)                  (68,542)
 Pooled companies prior to acquisition                                                            (3,715)                   (3,715)
Preferred dividends declared                                                                      (1,020)                   (1,020)
Issuance of common stock in acquisitions of:
 Southwest Bancshares, Inc.                         674,975     3,375                   625        9,797                    13,797
 AmeriFirst Bancorporation, Inc.                    661,356     3,307                 5,367        3,781                    12,455
 Plains Spirit Financial Corporation              1,301,180     2,639                22,930                   27,701        53,270
 Wedge Bank                                         969,954     4,850                 1,649        7,314                    13,813
Issuance of common stock for:
 Employee incentive plans                           664,748     3,300                10,932                      170        14,402
 Convertible notes                                  331,075     1,655                 6,935                                  8,590
Net fair value adjustment for
 available-for-sale securities                                                                    39,731                    39,731
Purchase of treasury stock                       (2,064,600)                                                 (85,474)      (85,474)
Pre-merger transactions of pooled
 companies and other                                                                  1,819                                  1,819
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                     54,612,041  $279,962     $12,153  $217,135   $1,001,604    $(60,557)   $1,450,297
==================================================================================================================================

               MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                                      Year Ended December 31
                                                                            ------------------------------------------
(Thousands)                                                                       1995            1994            1993
----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                  $  216,835     $   168,329     $   143,251
Adjustments to reconcile net income to net cash
  provided by operating activities
    Provision for possible loan losses                                          34,726          43,201          63,513
    Depreciation and amortization                                               34,672          31,936          30,064
    Provision for deferred income taxes (credits)                              (10,424)         (8,751)          6,304
    Net change in loans held-for-sale                                          (73,494)        120,085        (104,081)
    Net change in accrued interest receivable                                   (8,201)        (14,584)          8,952
    Net change in accrued interest payable                                      25,115           4,812          (7,014)
    Other, net                                                                  (3,319)         (2,944)          7,344
----------------------------------------------------------------------------------------------------------------------
      Net Cash Provided by Operating Activities                                215,910         342,084         148,333

INVESTING ACTIVITIES
Investments in debt and equity securities, other than trading securities
  Purchases                                                                   (980,347)     (1,339,490)     (1,760,526)
  Proceeds from maturities                                                   1,150,893       1,264,995       1,746,639
  Proceeds from sales of
    Held-to-maturity securities                                                     --           1,985          32,749
    Available-for-sale securities                                              171,401         371,205          41,632
Net change in loans and leases                                                (846,200)     (1,381,784)       (315,644)
Purchases of loans and leases                                                 (128,361)        (78,730)       (196,152)
Proceeds from sales of loans and leases                                        759,626         302,580         538,051
Purchases of premises and equipment                                            (53,212)        (41,720)        (36,975)
Proceeds from sales of premises and equipment                                    5,146           5,880             707
Proceeds from sales of foreclosed property                                      20,079          45,978          51,067
Cash and cash equivalents from acquisitions, net of cash paid                   46,732          10,664          14,077
Other, net                                                                       3,731          30,384          23,197
----------------------------------------------------------------------------------------------------------------------
    Net Cash Provided (Used) by Investing Activities                           149,488        (808,053)        138,822

FINANCING ACTIVITIES
Net change in time certificates of deposit under $100,000                      149,532        (144,080)       (517,390)
Net change in time certificates of deposit $100,000 and over                   122,104          11,657         (30,210)
Net change in other time deposits                                                  446         (10,745)        (88,231)
Net change in foreign deposits                                                  (9,965)        193,050           6,435
Net change in other deposits                                                  (170,471)       (471,864)        286,261
Net change in short-term borrowings                                           (160,105)        608,572         170,919
Issuance of bank notes                                                         150,000         100,000              --
Issuance of long-term debt                                                       2,996          75,000           6,275
Principal payments on long-term debt                                           (14,488)        (58,683)        (29,576)
Cash dividends paid                                                            (73,277)        (52,650)        (43,210)
Proceeds from issuance of common stock
    Public offering of Central Mortgage Bancshares, Inc.                            --              --           9,949
    Employee incentive plans and warrants                                        2,778           2,729           2,203
Purchase of treasury stock                                                     (85,474)         (2,954)             --
Other, net                                                                       1,816          (4,572)        (14,766)
----------------------------------------------------------------------------------------------------------------------
    Net Cash Provided (Used) by Financing Activities                           (84,108)        245,460        (241,341)
----------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents                               281,290        (220,509)         45,814
Cash and Cash Equivalents at Beginning of Year                                 928,140       1,148,649       1,102,835
----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                    $1,209,430     $   928,140     $ 1,148,649
======================================================================================================================

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

Basis of Presentation
Consolidation: The Consolidated Financial Statements include the accounts of Mercantile Bancorporation Inc. and its subsidiaries.
Material intercompany transactions are eliminated.
     Restatements: Effective January 3, 1995, Mercantile Bancorporation Inc. acquired UNSL Financial Corp ("UNSL"), and on May 1, 1995, the
Corporation acquired TCBankshares, Inc. ("TCB") and Central Mortgage Bancshares, Inc. ("Central") in transactions accounted for as poolings-of-interests. Accordingly, prior period financial statements have been restated as if the combining entities have been consolidated for all periods.
     Reclassification: Certain reclassifications have been made to the 1994 and 1993 historical financial statements to conform with the 1995 presentation.

Use of Estimates
Management of the Corporation has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the Consolidated Financial Statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Earnings per Common Share
Earnings per common share data is calculated by dividing net income, after deducting dividends on preferred stock, by the weighted average number of common shares outstanding during the period.

Investments in Debt and Equity Securities
Trading securities, which include any security held primarily for near-term sale, are valued at fair value. Gains and losses on trading securities, both realized and unrealized, are recorded in investment banking and brokerage income.
     Available-for-sale securities, which include any security for which the Corporation has no immediate plan to sell but which may be sold in the future, are valued at fair value. Realized gains and losses, based on the amortized cost of the specific security, are included in other income as securities gains. Unrealized gains and losses are recorded, net of related income tax effects, in retained earnings.
     Held-to-maturity securities, which include any security for which the Corporation has the positive intent and ability to hold until maturity, are valued at historical cost adjusted for amortization of premiums and accretion of discounts computed by the level-yield method. Realized gains and losses, based on the amortized cost of the specific security, are included in other income as securities gains. During the fourth quarter of 1995, the Corporation transferred its entire held-to-maturity portfolio to available-for-sale.
Prior to December 31, 1993, marketable equity securities were stated at the lower of cost or fair value. Changes in the valuation of marketable equity securities which were considered to be temporary were recorded as adjustments to retained earnings.
Since December 31, 1993, these securities have been classified as available-for-sale and accounted for as stated above.

Loans Held-for-Sale
In its lending activities, the Corporation originates residential and student loans with the intent to be sold in the secondary market. Loans held-for-sale are carried at the lower of cost or fair value which is determined on an aggregate basis. Gains or losses on the sale of loans held-for-sale are determined on a specific identification method.

Loans and Leases
Interest income on loans is generally accrued on a simple interest basis. Loan fees and direct costs of loan originations are deferred and amortized over the life of the loans under methods approximating the interest method.
     The finance method is used to account for direct and leveraged equipment lease contracts. Income is recorded over the lease periods in proportion to the unrecovered investment in the leases after consideration of investment tax credits and other related income tax effects.
     When, in management's opinion, the collection of interest on a loan is unlikely, or when either principal or interest is past due over 90 days, that loan is generally placed on non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the reserve for possible loan losses.
Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.
     All non-accrual and renegotiated commercial-related loans are considered impaired. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate.
     Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and amortized using the level-yield method over the estimated lives of the loans. The carrying value of such rights is subject to periodic adjustment based upon changing market conditions.

           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Reserve for Possible Loan Losses
The reserve for possible loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The reserve is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of current economic conditions, changes in the character and size of the portfolio, past experience, expected future losses and other pertinent factors.

Foreclosed Assets
Foreclosed assets include real estate and other assets acquired through foreclosure or other proceedings, and are included in other assets in the Consolidated Balance Sheet.
     Foreclosed assets are valued at the lower of cost or fair value less estimated costs to sell. Losses arising at the time of transfer from loans are charged to the reserve for possible loan losses. Subsequent reductions in valuation based upon periodic appraisals are charged against current earnings.

Bank Premises and Equipment
Bank premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation are computed principally by the straight-line method and are based on estimated useful lives of the assets. The carrying values of assets sold or retired and the related accumulated depreciation are eliminated from the accounts, and the resulting gains or losses are reflected in income.
     Expenditures for maintenance and repairs are charged to expense, while expenditures for major renewals are capitalized.

Intangible Assets
Intangible assets, consisting primarily of goodwill and core deposit premium, are included in other assets in the Consolidated Balance Sheet.
     Goodwill, the excess of cost over the net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over the estimated period to be benefited, most recently 15 years, but not exceeding 40 years.
     Core deposit premium represents the premiums paid, net of any rebate on assets acquired, plus the insurance funds' entrance and exit fees, for deposits acquired from failed thrift institutions in Resolution Trust Corporation-assisted transactions. This intangible asset is amortized, on an accelerated basis, over the estimated life of the core deposit base acquired, but not exceeding 10 years.

Income Taxes
Deferred income taxes, computed using the liability method, are provided on temporary differences between the financial reporting basis and the tax basis of the assets and liabilities of the Corporation.

Treasury Stock
The purchase of the Corporation's common stock is recorded at cost. Upon subsequent reissue, the treasury stock account is reduced by the average cost basis of such stock.

Cash Equivalents
Cash and due from banks, due from banks-interest bearing, and federal funds sold and repurchase agreements are considered cash equivalents for purposes of the Consolidated Statement of Cash Flows.

Financial Instruments
Financial instruments include cash, evidence of an ownership interest in an entity or a contract that both (a) imposes on the Corporation a contractual obligation, (1) to deliver a financial instrument to another party, or (2) to exchange other financial instruments on potentially unfavorable terms with another party; and (b) conveys to another party a contractual right, (1) to receive a financial instrument from the Corporation, or (2) to exchange other financial instruments on potentially favorable terms with the Corporation.

NOTE B SUBSIDIARIES
Acquisitions
Effective January 2, 1996, the Corporation acquired Hawkeye
Bancorporation ("Hawkeye"), a 23-bank holding company with assets totaling $2 billion, headquartered in Des Moines, Iowa.
The consideration for this acquisition was 7,892,196 shares of Mercantile common stock. The Hawkeye acquisition was accounted for as a pooling-of-interests. The following unaudited pro forma combined consolidated financial data portrays the transaction as if the acquisition had occurred prior to the earliest period presented:

                                                        Year Ended December 31
(Dollars in Thousands                         -----------------------------------------
except per common share data)                        1995           1994           1993
---------------------------------------------------------------------------------------
Total assets                                  $17,928,041    $16,723,887    $16,293,187
Net interest income                               673,410        667,119        650,038
Other income                                      273,653        236,561        245,589
Net income                                        232,676        192,074        165,069
Net income per
   common share                                      3.74           3.19           2.79
---------------------------------------------------------------------------------------

Also effective January 2, 1996, the Corporation acquired First
Sterling Bancorp, Inc. ("Sterling") of Sterling, Illinois, bank holding company for First National Bank of Sterling-Rock Falls, with assets totaling $168 million. A total of 521,417 shares of Mercantile common stock was issued in the Sterling transaction. The Sterling transaction meets the requirements for treatment as a pooling-of-interests; however, due to the immateriality of Sterling's financial condition and results of operations to that of Mercantile's, the historical financial statements of the Corporation will not be restated for the Sterling pooling-of-interests transaction.
     The Corporation entered an agreement on September 15, 1995 to acquire the capital stock of Metro Savings F.S.B., an Illinois-based savings bank in Wood River with assets of $82 million. This acquisition will be a purchase transaction and is expected to be consummated in the first quarter of 1996.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Additionally, Mercantile entered into an agreement dated July 7, 1995 to acquire the capital stock of Security Bank of Conway, F.S.B., an Arkansas-based savings bank with assets totaling $102 million. This acquisition will be accounted for as a purchase transaction and is expected to be consummated in the first quarter of 1996.
     During the first quarter of 1996, the Corporation plans to record certain adjustments to conform accounting and credit policies regarding loan, other real estate and other asset valuations of recently acquired companies to those of the Corporation. These adjustments are expected to approximate $.60 to $.65 per common share on an after-tax basis.
     Effective August 1, 1995, Mercantile completed a merger with AmeriFirst Bancorporation, Inc. ("AmeriFirst"), a Sikeston, Missouri-based holding company for AmeriFirst Bank, with assets totaling $156 million. A total of 661,356 shares of Mercantile common stock was issued in the AmeriFirst transaction. Also on August 1, 1995, Mercantile completed a merger with Southwest Bancshares, Inc. ("Southwest"), the holding company for Southwest Bank of Bolivar, Missouri, with assets totaling
$188 million. A total of 674,975 shares of Mercantile common stock was issued in the Southwest transaction. Both of these transactions met the requirements for treatment as poolings-of-interests; however, due to the immateriality of AmeriFirst's and Southwest's financial condition and results of operations to those of Mercantile's, the historical financial statements of the Corporation were not restated for the AmeriFirst and Southwest poolings-of-interests transactions.
     On July 7, 1995, Mercantile acquired Plains Spirit Financial
Corporation, an Iowa-based holding company for First Federal Savings
Bank, located in Davenport, with assets totaling $401 million. The total cost of the acquisition was $59,968,000. The excess of purchase price over fair value of net assets acquired was $17,820,000. The transaction was accounted for as a purchase; accordingly, the results of operations, which were not material, were included in the Consolidated Financial
Statements from the acquisition date.
     Effective May 1, 1995, the Corporation acquired Central, a three-bank holding company with assets totaling $655 million, headquartered in Kansas City, Missouri. Also effective May 1, 1995, Mercantile acquired
North Little Rock, Arkansas-based TCB, a six-bank holding company with assets totaling $1.4 billion. Effective January 3, 1995, the Corporation acquired UNSL, holding company for Lebanon, Missouri-based United Savings Bank, with assets totaling $508 million. A total of 2,537,723, 4,749,999 and 1,578,107 shares of Mercantile common stock were issued in the Central, TCB and UNSL transactions, respectively, which were accounted for as poolings-of-interests.

Net income and net income per common share for the Corporation and the pooled companies prior to restatement were as follows:
                                            Year Ended December 31
(Dollars in Thousands                       ----------------------
except per common share data)                     1994        1993
------------------------------------------------------------------
Corporation
   Net income                                $ 161,029   $ 118,864
   Net income per common share                    3.74        2.80
Central
   Net income                                $   2,851   $   5,130
   Net income per common share                     .69        1.54
TCB
   Net income                                $   8,729   $  15,189
   Net income per common share                3,616.30    6,646.69
UNSL
   Net income (loss)                         $  (4,280)  $   4,068
   Net income (loss) per common share            (2.71)       2.72
------------------------------------------------------------------

During the fourth quarter of 1994, certain adjustments were recorded by UNSL, Central and TCB to conform their accounting and credit policies regarding loan, other real estate and other asset valuations to those of the Corporation. These adjustments consisted of an increase in the provision of $7,775,000, an increase in other expense of $12,664,000 and a related tax benefit of $3,739,000, for a total of $16,700,000 on an after-tax basis.
     Effective January 3, 1995, Mercantile completed a merger with Wedge Bank ("Wedge"), an Alton, Illinois-based bank with assets totaling $196 million. A total of 969,954 shares of Mercantile common stock was issued in the Wedge transaction. The Wedge transaction met the requirements for treatment as a pooling-of-interests; however, due to the immateriality of Wedge's financial condition and results of operations to those of Mercantile's, the historical financial statements of the Corporation were not restated for the Wedge pooling-of-interests transaction.
     Effective February 1, 1994, the Corporation acquired United Postal Bancorp, Inc. ("United Postal"), holding company for St. Louis, Missouri-based United Postal Savings Association, with assets totaling
$1.3 billion. Effective January 3, 1994, Mercantile completed a merger with Metro Bancorporation, a Waterloo, Iowa-based holding company for The Waterloo Savings Bank, with assets totaling $370 million. A total of 5,631,953 and 1,638,278 shares of Mercantile common stock were issued in the United Postal and Metro Bancorporation transactions, respectively, which were accounted for as poolings-of-interests.

           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Net income and net income per common share for the Corporation and the pooled companies prior to restatement were as follows:
(Dollars in Thousands                             Year Ended
except per common share data)              December 31, 1993
------------------------------------------------------------
Corporation
   Net income                                       $116,972
   Net income per common share                          3.32
United Postal
   Net loss                                         $    (58)
   Net loss per common share                            (.01)
Metro Bancorporation
   Net income                                       $  1,950
   Net income per common share                          3.76
------------------------------------------------------------

During the fourth quarter of 1993, certain adjustments were recorded by United Postal and Metro Bancorporation to conform their accounting and credit policies regarding loan, other real estate and other asset valuations to those of the Corporation. These adjustments consisted of an increase in the provision of $8,700,000, an increase in other expense of $12,728,000 and a related tax benefit of $4,928,000, for a total of $16,500,000 on an after-tax basis.
     On September 1, 1993, Mercantile completed a merger with Mt. Vernon Bancorp, Inc., a $113,128,000-asset holding company for First Bank and Trust Co. in Mt. Vernon, Illinois. The total cost of the acquisition was $1,805,000 in cash and 216,936 shares of Mercantile common stock. The excess of the purchase price over the fair value of net assets acquired was $4,700,000. On April 1, 1993, Mercantile completed the merger with the $70,725,000-asset First National Bank of Flora in Clay County, Illinois. The total cost of the acquisition was $3,004,000 in cash and 232,503 shares of Mercantile common stock. The excess of the purchase price over the fair value of net assets acquired was $2,549,000. Both transactions were accounted for as purchases and, accordingly, the results of operations were included in the Consolidated Financial Statements from the respective acquisition dates.
     On January 4, 1993, the Corporation acquired MidAmerican Corporation and Johnson County Bankshares, Inc., two northeast Kansas-based holding companies with assets totaling $1.1 billion. A total of 4,736,424 shares of Mercantile common stock was issued in the transaction, which was accounted for as a pooling-of-interests.
     For all acquisitions accounted for as purchases, the unamortized excess of cost over the fair value of assets acquired was $71,261,000, $58,663,000 and $66,708,000 at December 31, 1995, 1994 and 1993,
respectively.

Subsidiary Mergers
During 1995, the Corporation effected a number of subsidiary mergers, many as a result of branch realignments associated with acquisitions. On October 26, 1995, AmeriFirst Bank was merged with Mercantile Bank of Sikeston, and an AmeriFirst branch in Cape Girardeau was merged with Mercantile Bank of Cape Girardeau. On August 24, 1995, Southwest Bank was merged into Mercantile Bank of Springfield. On July 20, 1995, branches of Mercantile Bank of Warrensburg were merged into Mercantile
Bank of Kansas City, and the Mercantile Bank of West Central Missouri branch located in Warrensburg was merged into Mercantile Bank of Warrensburg. On May 18, 1995, the Lebanon, Missouri area branches of
United Savings Bank were merged into Mercantile Bank of Lebanon, a de novo bank. Other United Savings Bank branches were merged into the Mercantile Banks of Springfield, Lake of the Ozarks, Phelps County,
Monett, Boone County, and Missouri Valley.
     Additionally, on May 1, 1995, based on geographical area, the assets and liabilities of the Mortgage Banking Division of Central were merged into Mercantile Bank of St. Louis N.A., Mercantile Bank of Springfield and Mercantile Bank of Joplin.

Other Pending Acquisition
The Corporation entered an agreement dated December 20, 1995 to acquire the capital stock of Peoples State Bank of Topeka, Kansas, with assets of $97 million. The acquisition, to be accounted for as a purchase, is expected to be consummated in the second quarter of 1996.

NOTE C CASH FLOWS
The Corporation paid interest on deposits, short-term borrowings, bank notes and long-term debt of $528,714,000, $394,537,000 and $397,925,000 in 1995, 1994 and 1993, respectively. The Corporation paid Federal income taxes of $94,577,000, $103,928,000 and $70,449,000 in 1995, 1994 and 1993, respectively.

     The following details cash and cash equivalents from acquisitions accounted for as purchases or poolings-of-interests with no restatement, net of cash paid:
                                                                Year Ended December 31
                                                ---------------------------------------
(Thousands)                                          1995           1994           1993
---------------------------------------------------------------------------------------
Fair value of assets
   purchased                                    $(930,603)       $(6,089)     $(373,379)
Liabilities assigned                              833,570         16,753        334,038
Issuance of common stock                           93,337             --         15,182
---------------------------------------------------------------------------------------
Net cash received (paid)
   for acquisitions                                (3,696)        10,664        (24,159)
Cash and cash equivalents
   acquired                                        50,428             --         38,236
---------------------------------------------------------------------------------------
Cash and Cash Equivalents
   from Acquisitions,
   Net of Cash Paid                             $  46,732        $10,664      $  14,077
---------------------------------------------------------------------------------------

NOTE D CASH AND DUE FROM BANKS RESTRICTIONS
The Corporation's subsidiary banks and savings bank are required to maintain average reserve balances which place withdrawal and/or usage restrictions on cash and due from banks balances. The average amount of these restricted balances for the year ended December 31, 1995 was $196,244,000.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E INVESTMENTS IN DEBT AND EQUITY SECURITIES

Available-for-Sale
The amortized cost, estimated fair values, and unrealized gains and losses of available-for-sale securities were as follows:
                                                Amortized     Unrealized     Unrealized        Estimated
(Thousands)                                          Cost          Gains         Losses       Fair Value
--------------------------------------------------------------------------------------------------------
DECEMBER 31, 1995
U.S. government                                $3,161,109        $42,031       $ 14,152       $3,188,988
State and political subdivisions:
   Tax-exempt                                     355,124          9,968            973          364,119
   Taxable                                        129,981            948            714          130,215
--------------------------------------------------------------------------------------------------------
      Total State and Political Subdivisions      485,105         10,916          1,687          494,334
Other                                             109,661            107          1,407          108,361
--------------------------------------------------------------------------------------------------------
      Total                                    $3,755,875        $53,054       $ 17,246       $3,791,683
--------------------------------------------------------------------------------------------------------

DECEMBER 31, 1994
U.S. government                                $  359,552        $   258       $ 11,092       $  348,718
State and political subdivisions-tax-exempt        12,582            156             24           12,714
Other                                              55,302          1,468          2,143           54,627
--------------------------------------------------------------------------------------------------------
      Total                                    $  427,436        $ 1,882       $ 13,259       $  416,059
--------------------------------------------------------------------------------------------------------

DECEMBER 31, 1993
U.S. government                                $  359,362        $ 2,289       $    604       $  361,047
State and political subdivisions-tax-exempt        14,259            925             11           15,173
Other                                              40,540          4,240          1,244           43,536
--------------------------------------------------------------------------------------------------------
      Total                                    $  414,161        $ 7,454       $  1,859       $  419,756
--------------------------------------------------------------------------------------------------------

Held-to-Maturity
The amortized cost, estimated fair values, and unrealized gains and losses of held-to-maturity securities were as follows:
                                                Amortized     Unrealized     Unrealized        Estimated
(Thousands)                                          Cost          Gains         Losses       Fair Value
--------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994
U.S. government                                $2,849,318        $ 7,877       $104,366       $2,752,829
State and political subdivisions:
   Tax-exempt                                     372,641          3,853          9,764          366,730
   Taxable                                        157,992             49          9,067          148,974
--------------------------------------------------------------------------------------------------------
      Total State and Political Subdivisions      530,633          3,902         18,831          515,704
Other                                              33,191             --            517           32,674
--------------------------------------------------------------------------------------------------------
      Total                                    $3,413,142        $11,779       $123,714       $3,301,207
--------------------------------------------------------------------------------------------------------

DECEMBER 31, 1993
U.S. government                                $3,121,831        $54,852       $  6,038       $3,170,645
State and political subdivisions:
   Tax-exempt                                     378,531         17,109            638          395,002
   Taxable                                        101,852            338            671          101,519
--------------------------------------------------------------------------------------------------------
      Total State and Political Subdivisions      480,383         17,447          1,309          496,521
Other                                             142,378          1,809            327          143,860
--------------------------------------------------------------------------------------------------------
Total                                          $3,744,592        $74,108       $  7,674       $3,811,026
--------------------------------------------------------------------------------------------------------

           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


In December 1995, the Corporation reclassified approximately
$3 billion in held-to-maturity securities to the available-for-sale category. The unrealized gain on the securities transferred was approximately $30 million. The Financial Accounting Standards Board issued a Special Report titled "A Guide to Implementation of Statement
115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers," which stated that reclassifications made no later than December 31, 1995 from the held-to-maturity category will not call into question the intent to hold other securities to maturity in the future.
     Securities with a carrying value of $2,160,681,000 at December 31, 1995, $2,324,721,000 at December 31, 1994 and $2,331,278,000 at December 31, 1993
were pledged to secure public and trust deposits, securities sold under agreements to repurchase, and for other purposes required by law.
     The following table presents proceeds from sales of securities and the components of net securities gains. There were no securities classified as held-to-maturity during 1994 that were transferred to available-for-sale securities or sold; the only transfer of securities from held-to-maturity to available-for-sale during 1995 was the December 1995 reclassification discussed above. Held-to-maturity securities gains and losses in 1995 and 1994 resulted from portfolio restructurings in connection with subsidiary bank acquisitions or calls by the security issuer prior to maturity.

                                              Year Ended December 31
                                        --------------------------------
(Thousands)                                 1995        1994        1993
------------------------------------------------------------------------
Proceeds from sales of:
   Held-to-maturity
      securities                        $     --    $  1,985     $32,749
   Available-for-sale
      securities                         171,401     371,205      41,632

Securities gains on:
   Held-to-maturity
      securities                        $    111    $    471     $ 2,396
   Available-for-sale
      securities                           4,094       5,141       5,230
------------------------------------------------------------------------
      Total Securities Gains               4,205       5,612       7,626
Securities losses on:
   Held-to-maturity
      securities                               1         262         867
   Available-for-sale
      securities                             272       3,173       1,638
------------------------------------------------------------------------
      Total Securities Losses                273       3,435       2,505
------------------------------------------------------------------------
      Net Securities Gains
         Before Income Taxes               3,932       2,177       5,121
Applicable income taxes                   (1,376)       (762)     (1,792)
------------------------------------------------------------------------
   Net Securities Gains                 $  2,556    $  1,415     $ 3,329
------------------------------------------------------------------------

NOTE F LOANS AND LEASES

Loans and leases consisted of the following:
                                                 December 31
                                     -----------------------------------
(Thousands)                                 1995        1994        1993
------------------------------------------------------------------------
Commercial                           $ 2,558,966  $2,353,918  $2,158,016
Real estate-
  commercial                           1,806,334   1,580,380   1,451,781
Real estate-
  construction                           263,993     300,081     282,370
Real estate-
  residential                          3,457,777   3,108,748   2,896,855
Consumer                               1,513,484   1,481,823   1,150,067
Credit card                              841,025     845,028     763,243
------------------------------------------------------------------------
  Loans and Leases                   $10,441,579  $9,669,978  $8,702,332
------------------------------------------------------------------------

Changes in the reserve for possible loan losses were as follows:
                                             Year Ended December 31
                                        --------------------------------
(Thousands)                                 1995        1994        1993
------------------------------------------------------------------------
Beginning Balance                       $194,515    $184,836    $178,735
Provision                                 34,726      43,201      63,513
Charge-offs                              (67,688)    (66,601)    (87,326)
Recoveries                                15,753      32,632      24,443
------------------------------------------------------------------------
  Net Charge-offs                        (51,935)    (33,969)    (62,883)
Acquired Reserves                         13,749         447       5,471
Transfer to Mercantile
  Credit Card Master Trust               (12,000)         --          --
------------------------------------------------------------------------
Ending Balance                          $179,055    $194,515    $184,836
------------------------------------------------------------------------

Non-performing loans consisted of the following:
                                                   December 31
                                         -------------------------------
(Thousands)                                 1995        1994        1993
------------------------------------------------------------------------
Non-accrual                              $76,200     $27,687     $53,375
Renegotiated                               2,433       5,872      13,058
------------------------------------------------------------------------
   Non-performing Loans                  $78,633     $33,559     $66,433
------------------------------------------------------------------------

Certain directors and executive officers of the Corporation and Mercantile Bank of St. Louis N.A. were loan customers of the Corporation's banks during 1995, 1994 and 1993. Such loans were made in the ordinary course of business at normal terms, including interest rate and collateralization, and did not represent more than a normal risk. Loans to those persons, their immediate families and companies in which they were principal owners were $5,181,000, $5,362,000 and $21,345,000, at December 31,
1993, 1994 and 1995, respectively. During 1995, $48,305,000, of new loans were made to these persons, repayments totaled $32,322,000.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G BANK PREMISES AND EQUIPMENT

Bank premises and equipment were as follows:
                                                              December 31
                                       ---------------------------------------------------------
(Thousands)                                 1995                    1994                    1993
------------------------------------------------------------------------------------------------
Land                                   $  47,260               $  43,028               $  42,710
Bank premises                            249,726                 236,666                 234,238
Leasehold improvements                    28,051                  24,451                  22,776
Furniture and equipment                  237,041                 204,337                 192,493
------------------------------------------------------------------------------------------------
   Total Cost                            562,078                 508,482                 492,217
Accumulated depreciation                (291,234)               (260,164)               (248,854)
------------------------------------------------------------------------------------------------
   Net Carrying Value                  $ 270,844               $ 248,318               $ 243,363
------------------------------------------------------------------------------------------------

At December 31, 1995, the Corporation had certain long-term leases, none of which were considered to be capital leases, which were principally related to the use of land, buildings and equipment. The following table summarizes the future minimum rental commitments for all noncancelable operating leases which had initial or remaining noncancelable lease terms in excess of one year:
                      Minimum Rental
Period                    (Thousands)
------------------------------------
1996                         $ 6,744
1997                           5,899
1998                           4,562
1999                           3,393
2000                           2,561
2001 and later                12,495
------------------------------------
  Total                      $35,654
------------------------------------

Net rental expense for all operating leases was $8,164,000 in 1995, $7,714,000 in 1994 and $8,103,000 in 1993.

NOTE H SHORT-TERM BORROWINGS

Short-term borrowings were as follows:
                                                             December 31
                                      ----------------------------------------------------------
(Thousands)                                 1995                    1994                    1993
------------------------------------------------------------------------------------------------
Federal funds purchased
   and repurchase
   agreements                         $1,538,832              $1,495,540              $  660,643
Treasury tax and
   loan notes                            116,416                 166,545                 503,360
Commercial paper                          16,950                  26,800                  18,390
Other short-term
   borrowings                             76,014                 122,080                  20,000
------------------------------------------------------------------------------------------------
   Total                              $1,748,212              $1,810,965              $1,202,393
------------------------------------------------------------------------------------------------

The Corporation had unused lines of credit arrangements with unaffiliated banks in support of commercial paper outstanding of $40,000,000 at December 31, 1995.

NOTE I BANK NOTES AND LONG-TERM debt
Bank Notes
Beginning in 1994, certain subsidiary banks could offer unsecured bank notes in aggregate principal amounts of up to $1 billion. Note maturities can range from 30 days to 15 years from the date of issue and may be issued with fixed or floating interest rates. Each bank note issued will be an obligation solely of that issuing bank and will not be an obligation of, or otherwise guaranteed by, the other issuing banks or the Corporation. The bank notes are being offered and sold only to institutional investors, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     Bank notes are presented below with December 31, 1995 coupon rates:
                                                                            December 31
                                                        ----------------------------------------------------
(Thousands)                                                 1995                   1994                 1993
------------------------------------------------------------------------------------------------------------
MERCANTILE BANK OF ST. LOUIS N.A.
6.000% floating-rate
   bank notes, due 1996                                 $100,000               $100,000              $    --
5.9625% floating-rate
   bank notes, due 1998                                  150,000                     --                   --
------------------------------------------------------------------------------------------------------------
   Total Bank Notes                                     $250,000               $100,000              $    --
------------------------------------------------------------------------------------------------------------

Long-term Debt

Long-term debt consisted of the following:
                                                                            December 31
                                                        ----------------------------------------------------
(Thousands)                                                 1995                   1994                 1993
------------------------------------------------------------------------------------------------------------
MERCANTILE BANCORPORATION INC. (parent company only)
7.625% subordinated
   notes, due 2002                                      $150,000               $150,000             $150,000
8.500% debentures,
   due 2004                                                   --                     --               30,550
8.000% convertible
   subordinated capital
   notes, due 1995                                            --                  8,822               13,522
------------------------------------------------------------------------------------------------------------
   Total                                                 150,000                158,822              194,072

SECOND-TIER HOLDING
  COMPANIES                                                   --                 11,319               16,469

BANKS AND OTHER SUBSIDIARIES
6.375% subordinated
   debt, due 2004                                         75,000                 75,000                   --
9.000% mortgage-backed
   notes, due 1999                                        53,450                 53,450               53,041
Federal Home Loan Bank
   advances                                               20,605                     --                   --
Mortgage payable                                              --                     --               23,653
Other                                                        136                     73                  714
------------------------------------------------------------------------------------------------------------
   Total                                                 149,191                128,523               77,408
------------------------------------------------------------------------------------------------------------
   Total Long-term Debt                                 $299,191               $298,664             $287,949
------------------------------------------------------------------------------------------------------------

           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


On October 15, 1992, the Corporation issued $150,000,000 of non-callable subordinated notes with a 10-year maturity and a coupon rate of 7.625% to yield 7.741%. These notes qualify as Tier II capital under current regulatory guidelines.
     On January 25, 1994, Mercantile Bank of St. Louis n.a. issued $75,000,000 of 6.375% 10-year, non-callable subordinated debt, due January 15, 2004. This debt qualifies as Tier II capital. The Corporation used the proceeds of this subordinated debt issue to: (1) prepay in full on February 23, 1994 the $30,550,000 8.500%
unsecured debentures of the Corporation; and (2) prepay in full on February 1, 1994 the $23,653,000 8.250% mortgage secured by the Corporation's headquarters building.
     The 9.000% mortgage-backed notes are collateralized by U.S. government securities at December 31, 1995, and mature in July 1999.
     Federal Home Loan Bank advances at December 31, 1995 consisted of various debt instruments with rates varying from 5.000% to 7.710%. This debt was collateralized by certain loans and securities, with maturities through January 2010.

     A summary of annual principal reductions of long-term debt is presented below:

                   Annual Principal Reductions
Period                              (Thousands)
----------------------------------------------
1996                                  $     58
1997                                    16,963
1998                                     2,521
1999                                    53,526
2000                                       721
2001 and later                         225,402
----------------------------------------------
Total                                 $299,191
==============================================

NOTE J INCOME TAXES

The Corporation's results include income tax expense as follows:

(Thousands)                              Current   Deferred        Total
------------------------------------------------------------------------
Year ended
December 31, 1995
   U.S. Federal                         $111,174   $ (9,944)    $101,230
   State and local                        13,438       (480)      12,958
------------------------------------------------------------------------
      Total                             $124,612   $(10,424)    $114,188
========================================================================
Year ended
   December 31, 1994
   U.S. Federal                         $ 98,940   $ (8,350)    $ 90,590
   State and local                        11,516       (401)      11,115
------------------------------------------------------------------------
      Total                             $110,456   $ (8,751)    $101,705
========================================================================
Year ended
   December 31, 1993
   U.S. Federal                         $ 67,917    $ 5,578     $ 73,495
   State and local                        11,246        726       11,972
------------------------------------------------------------------------
      Total                             $ 79,163    $ 6,304     $ 85,467
========================================================================

The tax effects of temporary differences that gave rise to the deferred tax assets and deferred tax liabilities are presented below.

                                                     December 31
                                        --------------------------------
(Thousands)                                 1995        1994        1993
------------------------------------------------------------------------
Deferred tax assets
   Reserve for possible
      loan losses                       $ 57,826    $ 62,383    $ 58,602
   Foreclosed property                       720       2,560       2,842
   Deferred compensation                   3,647       2,447       2,792
   Net operating losses from
      pooled subsidiary                       --       1,494       4,527
   Expenses not
      currently allowable
      for tax purposes                    11,824      11,079       7,598
   State tax liabilities                   2,554       2,239       1,266
   Investments in debt and
      equity securities-
      FAS 115                                 --       8,168          --
   Retirement expenses
      in excess of
      tax deduction                        6,737       5,274       2,404
   Other                                   1,923       5,856       1,575
------------------------------------------------------------------------
      Total Gross Deferred
         Tax Assets                       85,231     101,500      81,606
Deferred tax liabilities
   Leasing                               (37,616)    (56,776)    (55,050)
   Pension settlement gain                (6,079)     (6,005)     (6,005)
   Intangible assets                      (5,614)     (9,078)    (10,726)
   Depreciation                           (2,020)     (2,163)     (3,610)
   Investments in debt and
      equity securities-
      FAS 115                            (12,531)         --      (1,959)
   Other                                 (12,330)     (8,162)     (3,818)
------------------------------------------------------------------------
      Total Gross Deferred
         Tax Liabilities                 (76,190)    (82,184)    (81,168)
------------------------------------------------------------------------
      Net Deferred Tax Assets           $  9,041    $ 19,316    $    438
========================================================================

The 1993 net deferred tax assets reflect amounts attributable to entities acquired in purchase transactions.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income tax expense as reported differs from the amounts computed by applying the statutory U.S. Federal income tax rate to pretax income as follows:

                                               Year Ended December 31
                                        --------------------------------
(Thousands)                                 1995        1994        1993
------------------------------------------------------------------------
Computed "expected"
   tax expense                          $115,858    $ 94,512     $80,051
   Increase (reduction)
      in income taxes
      resulting from
      Tax-exempt income                   (7,944)     (8,096)     (8,109)
      State and local income
        taxes, net of federal
        income tax benefit                 8,423       6,937       7,501
   Thrift bad debt recapture                  --       3,615       6,070
   Other, net                             (2,149)      4,737         (46)
------------------------------------------------------------------------
      Total Tax Expense                 $114,188    $101,705     $85,467
========================================================================

NOTE K RETIREMENT PLANS
Pension Plans
The Corporation maintains both qualified and nonqualified noncontributory pension plans that cover all employees meeting certain age and service requirements.
     The qualified plan provides pension benefits based on the employee's length of service and compensation earned during the five years prior to retirement. The Corporation's funding policy is to contribute annually at least the minimum amount required by government funding standards but not more than is tax deductible. No contribution was required during 1995, 1994 or 1993.

     The net periodic pension expense related to the qualified plan included in the Consolidated Statement of Income is summarized as follows:

                                               Year Ended December 31
                                        --------------------------------
(Thousands)                                 1995        1994        1993
------------------------------------------------------------------------
Service cost-benefits
   earned during the period             $  6,025    $  6,665    $  5,088
Interest cost on projected
   benefit obligation                      9,220       8,382       7,744
Actual (return) loss
   on plan assets                        (26,535)      1,863     (10,117)
Net amortization
   and deferral                           13,585     (14,254)     (1,132)
------------------------------------------------------------------------
   Net Periodic
      Pension Expense                   $  2,295    $  2,656    $  1,583
========================================================================

The table below sets forth the funded status and amounts recognized in the Consolidated Balance Sheet for the qualified plan:

                                                    December 31
                                        --------------------------------
(Thousands)                                 1995        1994        1993
------------------------------------------------------------------------
Actuarial present value of
   Vested benefit obligation            $ 98,597    $ 78,380    $ 81,790
========================================================================
   Accumulated benefit
      obligation                        $109,819    $ 87,122    $ 89,131
========================================================================
   Projected benefit
      obligation                        $134,987    $104,949    $109,718
Plan assets at fair value                144,825     121,799     123,299
------------------------------------------------------------------------
Plan assets in excess
   of projected benefit
   obligation                             (9,838)    (16,850)    (13,581)
Unrecognized net loss                    (13,226)     (8,964)    (12,213)
Unrecognized prior
   service cost                            2,603       2,922       1,895
Unrecognized net asset at
   December 31                             4,357       5,664       7,229
------------------------------------------------------------------------
      Prepaid Pension                   $(16,104)   $(17,228)   $(16,670)
========================================================================

Assumptions used were as follows:

                                           1995        1994        1993
-----------------------------------------------------------------------
Discount rate in determining
   benefit obligations                     7.50%       8.50%       7.50%
Rate of increase in
   compensation levels                     5.00        5.00        5.00
Expected long-term rate
   on assets                               9.50        9.00        9.00
------------------------------------------------------------------------

At December 31, 1995, approximately 62% of the plan's assets was invested in listed common stocks, 35% was invested in government and corporate bonds rated a or better, and the remaining 3% was invested in short-term cash equivalents. A nominal amount of common stock of the Corporation was held by the plan.
     The nonqualified plans provide pension benefits which would have been provided under the qualified plan in the absence of limits placed on qualified plan benefits by the Internal Revenue Service. The
Corporation's funding policy is to fund benefits as they are paid. Contributions under the nonqualified plans were not material for the three years ended December 31, 1995, 1994 and 1993. The expense related to these plans was $1,685,000 in 1995, $1,612,000 in 1994 and $1,641,000 in 1993.

         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Other Postretirement Benefits
In addition to the pension plans described above, the Corporation provides other postretirement benefits, largely medical benefits and life insurance, to its retirees.

     The Corporation adopted Financial Accounting Standard ("FAS") 106,
"Employers' Accounting for Postretirement Benefits Other Than Pensions," in the first quarter of 1993, which required the recording of the unrecognized transition obligation for postretirement benefits other than pensions. That liability is being amortized over a 20-year period.
The net periodic postretirement benefit expense included in the Consolidated Statement of Income is summarized as follows:

                                               Year Ended December 31
                                          ------------------------------
(Thousands)                                 1995        1994        1993
------------------------------------------------------------------------
Service cost-benefits earned
   during the period                      $  610      $  734      $  591
Interest cost on
   accumulated postretirement
   benefit obligation                      2,716       2,539       2,661
Net amortization and deferral              1,475       1,633       1,679
------------------------------------------------------------------------
   Net Periodic Postretirement
      Benefit Cost                        $4,801      $4,906      $4,931
========================================================================

The table below sets forth the funded status and the amount recognized in the Consolidated Balance Sheet regarding other postretirement benefits:

                                                 December 31
                                        --------------------------------
(Thousands)                                 1995        1994        1993
------------------------------------------------------------------------
Accumulated postretirement
   benefit obligation ("APBO")
   Retirees                             $ 27,041    $ 24,493    $ 25,956
   Active employees fully
      eligible for benefits                1,301       1,085       1,437
   Other active employees                  7,862       6,609       7,856
------------------------------------------------------------------------
   Total                                  36,204      32,187      35,249
Assets at fair value                          --          --          --
------------------------------------------------------------------------
APBO in excess of assets                  36,204      32,187      35,249
Unrecognized net gain (loss)              (1,241)      2,436      (1,268)
Unrecognized prior
   service cost                             (147)       (155)         --
Unrecognized transition
   obligation at December 31             (26,889)    (28,470)    (30,393)
------------------------------------------------------------------------
   Accrued Postretirement
      Benefit Obligation                $  7,927    $  5,998    $  3,588
========================================================================

Assumptions used were as follows:

                                            1995        1994        1993
------------------------------------------------------------------------
Discount rate in determining
   benefit obligations                      7.50%       8.50%       7.50%
Health care cost trend
   First year                               9.50       11.00       12.00
   Ultimate (2001 and after)                5.50        6.00        6.00
------------------------------------------------------------------------

An increase in the health care cost trend of one percent would increase the aggregate of service and interest cost components of net periodic postretirement benefit costs by $120,000 in 1995, the same level as in 1994. The APBO would increase by $1,448,000 as of December 31, 1995 compared with $1,443,000 as of December 31, 1994.

NOTE L SHAREHOLDERS' EQUITY
Common Stock
The authorized common stock of the Corporation consists of 100,000,000 shares as of December 31, 1995 and 1994, and 70,000,000 shares as of December 31, 1993, $5.00 par value, of which 54,612,041, 52,073,353 and
51,666,199 shares were outstanding at December 31, 1995, 1994 and 1993, respectively.
     The Corporation's Dividend Reinvestment Plan ("Plan") allows shareholders of record to reinvest dividends and/or make voluntary cash contributions to purchase additional shares of the Corporation's common stock. Under the Plan, stock is purchased in the open market by the Plan Trustee with no service charge to the shareholder.

Preferred Stock
The authorized preferred stock of the Corporation consists of 5,000,000 shares, no par value, of which 14,806 shares were issued and outstanding at December 31, 1995, 1994 and 1993. In addition, 1,000,000 shares were reserved at December 31, 1995 for issuance pursuant to the Preferred
Share Purchase Rights Plan.
     As of December 31, 1995, 1994 and 1993, there were two series of non-voting preferred stock issued. Series B-1 consists of 5,306 shares which are redeemable by the Corporation and which have non-cumulative dividends as declared by Mercantile's Board of Directors. Series B-2 represents 9,500 shares with a cumulative annual dividend at the rate of $85 per share. The Series B-2 preferred shares are also redeemable by the Corporation.

Preferred Share Purchase Rights Plan
One Preferred Share Purchase Right ("Right") is attached to each share of common stock and trades automatically with such shares. The Rights, which can be redeemed by the Board of Directors in certain circumstances and expire by their terms on June 3, 1998, have no voting rights.
     The Rights become exercisable and will trade separately from the common stock 10 days after a person or a group either becomes the beneficial owner or announces an intention to commence a tender offer for 20% or more of the Corporation's outstanding common stock. When exercisable, each Right entitles the registered holder to purchase from the Corporation 1/100 of a share of Series A Junior Participating Preferred Stock for $100 per 1/100 of a preferred share.
     In the event a person acquires beneficial ownership of 20% or more of the Corporation's common stock, holders of Rights (other than the acquiring person or group) may purchase, at the Rights' then current exercise price, common stock of the Corporation having a value at that time equal to twice the exercise price. In the event the Corporation merges into or otherwise transfers 50% or more of its assets or earnings power to any person after the Rights become exercisable, holders of Rights may purchase, at the then current exercise price, common stock of the acquiring entity having a value at that time equal to twice the exercise price.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Options

The Corporation had stock options outstanding under various plans at December 31, 1995, including plans assumed in acquisitions. The original
Mercantile plans provide for the granting to employees of the Corporation and its subsidiaries of options to purchase shares of common stock of the Corporation over periods of up to 10 years at a price not less than the market value of the shares at the date the options are granted. The plans provide for the granting of options which either qualify or do not qualify as Incentive Stock Options as defined by
Section 422 of the Internal Revenue Code of 1986, as amended. A summary of the plans follows:

                                                Shares             Price
------------------------------------------------------------------------
AT DECEMBER 31, 1995
 Available for grant                         1,240,724
 Outstanding                                 2,753,172       $5.41-45.25
 Exercisable                                 1,473,282        5.41-38.88
------------------------------------------------------------------------

Changes in options outstanding were as follows:

                                                Shares             Price
------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992                 2,083,577      $ 5.41-29.00
Granted                                        729,935       14.62-34.33
Exercised                                     (269,920)       5.41-26.33
Canceled                                       (40,225)      17.17-32.67
------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                 2,503,367        5.41-34.33
Granted                                        718,489       18.44-38.88
Exercised                                     (319,080)       5.41-32.50
Canceled                                       (55,227)      12.50-32.67
------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                 2,847,549        5.41-38.88
Granted                                        377,825       36.00-45.25
Exercised                                     (498,565)       5.41-32.50
Canceled                                       (71,995)       5.41-38.00
Assumed                                         98,358       15.06-19.81
------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                 2,753,172        5.41-45.25
========================================================================

No amounts have been charged to expense in connection with any plan.

Debt and Dividend Restrictions
Consolidated retained earnings at December 31, 1995 were not restricted under any debenture agreement as to payment of dividends or reacquisition of common stock.
     The primary source of funds for dividends paid by the Corporation to its shareholders is dividends received from bank subsidiaries. At December
31, 1995, approximately $347,100,000 of the equity of bank subsidiaries was available for distribution as dividends to the Parent Company without prior regulatory approval or without reducing the capital of the respective subsidiary banks below present minimum standards. An additional $127,223,000 would be available for loans to the Parent
Company under Federal Reserve regulations. The remaining equity of bank subsidiaries approximating $965,953,000 was restricted as to transfers to the Parent Company.

NOTE M CONCENTRATIONS OF CREDIT
The Corporation's primary market area is the state of Missouri and the lower Midwest. At December 31, 1995, approximately 92% of the total loan portfolio, and 89% of the commercial and commercial real estate loan portfolio, were to borrowers within this region. The diversity of the region's economic base tends to provide a stable lending environment.
     Real estate lending and credit card lending constituted the two other areas of significant concentration of credit risk. Real estate-related financial instruments (loans, commitments and standby letters of credit) comprised 35% of all such instruments of the Corporation. However, of this total, approximately 62% was consumer-related in the form of residential real estate mortgages and home equity lines of credit.
Credit card-related financial instruments comprised approximately 30% of all such instruments of the Corporation.
     The Corporation is, in general, a secured lender. At December 31, 1995, approximately 84% of the loan portfolio was secured. Collateral is required in accordance with the normal credit evaluation process based upon the creditworthiness of the customer and the credit risk associated with the particular transaction.

NOTE N FINANCIAL INSTRUMENTS
Fair Values
Fair values for financial instruments are management's estimates of the values at which the instruments could be exchanged in a transaction between willing parties. These estimates are subjective and may vary significantly from amounts that would be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments are excluded from the fair value disclosure requirements of FAS 107, "Disclosures about Fair Value of Financial Instruments." Therefore, the fair values presented below should not be construed as the underlying value of the Corporation.
     The following methods and assumptions were used in estimating fair values for financial instruments.
     Cash and Due from Banks, Short-term Investments and Short-term
Borrowings: The carrying values reported in the Consolidated Balance Sheet approximated fair values.
     Investments in Debt and Equity Securities: Fair values for held-to-maturity and available-for-sale securities were based upon quoted market prices where available. Fair values for trading securities, which also were the amounts reported in the Consolidated Balance Sheet, were based on quoted market prices where available. If quoted market prices were not available, fair values were based upon quoted market prices of comparable instruments.
     Loans and Leases: The fair values for most fixed-rate loans were estimated by utilizing discounted cash flow analysis, applying interest rates currently being offered for similar loans to borrowers with similar risk profiles. The discount rates used therefore include a credit risk premium. The fair values of variable-rate loans and residential mortgages were estimated by utilizing the same type of discounted cash flows, but over a range of interest rate scenarios, in order to incorporate the value of the options imbedded in these assets. Loans with similar characteristics were aggregated for purposes of these calculations. The fair value of credit card loans was assumed to be the same as the par value.

          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Deposits: The fair values disclosed for deposits generally payable on demand (i.e., interest bearing and non-interest bearing demand, savings, and money market accounts) were considered equal to their respective carrying amounts as reported in the Consolidated Balance Sheet. Fair values for certificates of deposit and foreign deposits were estimated using a discounted cash flow calculation that applied interest rates generally offered on similar certificates to a schedule of aggregated expected monthly maturities of time deposits. The fair value estimate of the deposit portfolio has not been adjusted for any value derived from the retention of those deposits for an expected future period of time. That component, commonly referred to as core deposit premium, was estimated to be approximately $215,000,000 to $325,000,000 at December 31, 1995 and was neither considered in the fair value amounts below nor recorded as an intangible asset on the Consolidated Balance Sheet.

Bank Notes and Long-term Debt: The fair value of publicly-traded debt was based upon quoted market prices, where available, or upon quoted market prices of comparable instruments. The fair values of bank notes and long-term debt were estimated using discounted cash flow analysis, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.
     Off-Balance-Sheet Instruments: Fair values of foreign exchange contracts and interest rate contracts were determined from quoted market prices.
Fair values of commitments to extend credit, standby letters of credit and commercial letters of credit were based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

     The estimated fair values of the Corporation's financial instruments were as follows:

                                                                          December 31
                                     -----------------------------------------------------------------------------------
                                                   1995                       1994                      1993
                                     ----------------------------- -------------------------- --------------------------
(Thousands)                          Carrying Value     Fair Value Carrying Value  Fair Value Carrying Value  Fair Value
------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and due from banks and short-
   term investments                     $ 1,209,430    $ 1,209,430   $   928,140  $   928,140    $ 1,148,649 $ 1,148,649
Trading securities                            3,677          3,677        14,299       14,299         15,735      15,735
Held-to-maturity securities                      --             --     3,413,142    3,301,207      3,744,592   3,811,026
Available-for-sale securities             3,791,683      3,791,683       416,059      416,059        419,756     419,756
Net loans and leases                     10,262,524     10,713,001     9,475,463    9,533,598      8,517,496   8,779,353

FINANCIAL LIABILITIES
Deposits                                 11,974,448     12,180,749    11,189,250   11,175,045     11,598,509  11,661,355
Short-term borrowings                     1,748,212      1,748,212     1,810,965    1,810,965      1,202,393   1,202,393
Bank notes and long-term debt               549,191        565,428       398,664      377,730        287,949     317,652

OFF-BALANCE-SHEET
Foreign exchange contracts purchased                   $     3,071                $     6,641                $     5,375
Foreign exchange contracts sold                             (2,597)                    (6,199)                    (6,890)
Interest rate contracts                                         75                       (184)                    (4,125)
Commitments to extend credit                               (11,151)                    (8,817)                   (11,950)
Standby letters of credit                                   (2,377)                    (1,955)                    (2,247)
Commercial letters of credit                                (4,194)                    (3,988)                    (4,321)
------------------------------------------------------------------------------------------------------------------------

Off-Balance-Sheet Risk

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
Financial instruments with off-balance-sheet credit risk for which the contract amounts represent potential credit risk were as follows:

                                                                December 31
                                      ----------------------------------------------------------
(Thousands)                                 1995                    1994                    1993
------------------------------------------------------------------------------------------------
Commitments to extend credit
   Commercial                         $1,992,789              $1,829,221              $1,613,817
   Consumer                            4,959,934               3,905,890               3,061,311
------------------------------------------------------------------------------------------------
   Total                              $6,952,723              $5,735,111              $4,675,128
================================================================================================
Standby letters of credit             $  304,684              $  207,121              $  237,718
================================================================================================
Interest rate contracts               $   27,000              $   21,000              $   37,500
================================================================================================

           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

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

Derivative Financial Instruments
Held or Issued for Trading Purposes: In the normal course of business, the Corporation maintains minimal trading positions in a variety of derivative financial instruments. Most of the Corporation's trading activities are customer oriented, with trading positions established to meet the financing and foreign exchange transaction needs of customers.
This activity complements the Corporation's traditional money and capital markets trading business, which also exists to meet customers' demands.
     Net revenue recognized on interest rate contracts and foreign exchange contracts totaled $2,839,000 and $2,558,000 in 1995 and 1994, respectively. For interest options written, foreign exchange contracts purchased and foreign exchange contracts sold, the notional amounts were $25,225,000, $125,725,000 and $130,394,000, respectively, at December 31, 1995. At December 31, 1994, the notional amounts for interest options written, foreign exchange contracts purchased and foreign exchange contracts sold were $62,725,000, $184,079,000 and $173,378,000, respectively. These commitments do not represent exposure to credit loss and are generally entered into on behalf of customers and result in the Corporation being in a matched position. Credit risk in the transactions is minimal. The Corporation manages the potential credit exposure through established credit approvals, risk control limits and other monitoring procedures. Market risk to the Corporation could result from non-performance by a counterparty to a contract.
Held or Issued for Purposes Other Than Trading: Of the commitments to extend credit discussed in the preceding paragraphs, $108,267,000 and $74,966,000 were entered into with fixed rates for commercial loan customers at December 31, 1995 and 1994, respectively. Fixed-rate commitments for consumer (residential mortgage) loan customers totaled $57,883,000 at December 31, 1995 and $35,289,000 at December 31, 1994.
Fixed-rate commitments to extend credit are defined as fixed-rate commercial loan commitments with remaining maturities greater than one year, fixed-rate residential mortgage loan commitments, and adjustable-rate residential mortgage loan commitments for loans with adjustment periods greater than one year.
     Fixed-rate mortgage loans held for resale are partially hedged with contracts for forward delivery in the secondary mortgage market. This hedging activity is designed to protect the Corporation from changes in interest rates. Gains and losses from the hedging transactions on mortgage loans held for resale are deferred and included in the cost of the loans for determining the gain or loss when the loans are sold. As of December 31, 1995, the Company had $68,000,000 of forward delivery contracts outstanding.

NOTE O CONTINGENT LIABILITIES
In the ordinary course of business, there are various legal proceedings pending against the Corporation and its subsidiaries. Management, after consultation with legal counsel, is of the opinion that the ultimate resolution of these proceedings will have no material adverse effect on the consolidated financial condition or results of operations of the Corporation.

NOTE P PARENT COMPANY FINANCIAL INFORMATION
Following are the condensed financial statements of Mercantile Bancorporation Inc. (Parent Company Only) for the periods indicated.
     For the Statement of Cash Flows (Parent Company Only), cash and short-term investments were considered cash equivalents. Interest paid on commercial paper and long-term debt was $13,071,000, $15,099,000 and $15,881,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF INCOME

                                              Year Ended December 31
                                        --------------------------------
(Thousands)                                 1995        1994        1993
------------------------------------------------------------------------
INCOME
Dividends from
   subsidiaries                         $215,580    $104,950    $ 77,548
Other interest and
   dividends                               4,355       4,644       5,538
Management fees                           13,637      13,879      13,392
Other                                     11,702       3,546       2,687
------------------------------------------------------------------------
   Total Income                          245,274     127,019      99,165

EXPENSE
Interest on commercial paper               1,249       1,199         733
Interest on long-term debt                11,697      12,607      15,157
Personnel expense                         16,869      14,463      11,544
Other operating expenses                  12,410      16,019      14,301
------------------------------------------------------------------------
   Total Expense                          42,225      44,288      41,735

Income Before Income Tax
   Benefit and Equity in
   Undistributed Income
   of Subsidiaries                       203,049      82,731      57,430
Income tax benefit                         2,926       6,482       6,708
------------------------------------------------------------------------
Income Before Equity
   in Undistributed
   Income of Subsidiaries                205,975      89,213      64,138
Equity in Undistributed
   Income of Subsidiaries                 10,860      79,116      79,113
------------------------------------------------------------------------
NET INCOME                              $216,835    $168,329    $143,251
========================================================================

BALANCE SHEET

                                                  December 31
                                      ----------------------------------
(Thousands)                                 1995        1994        1993
------------------------------------------------------------------------
ASSETS
Cash                                  $       21  $       --  $      609
Short-term investments                    40,358      82,405      47,776
Available-for-sale securities             22,669      12,539      16,569
Investment in subsidiaries             1,490,236   1,270,456   1,190,526
Goodwill                                  64,812      48,557      45,912
Loans and advances
   to subsidiaries                        16,950      26,849      53,390
Other assets                              14,871       3,849       7,865
------------------------------------------------------------------------
   Total Assets                       $1,649,917  $1,444,655  $1,362,647
========================================================================

LIABILITIES
Commercial paper                      $   16,950  $   26,800  $   18,390
Long-term debt                           150,000     158,822     194,072
Other liabilities                         32,670      24,697      17,516
------------------------------------------------------------------------
   Total Liabilities                     199,620     210,319     229,978
Shareholders' Equity                   1,450,297   1,234,336   1,132,669
------------------------------------------------------------------------
   Total Liabilities and
      Shareholders' Equity            $1,649,917  $1,444,655  $1,362,647
========================================================================

STATEMENT OF CASH FLOWS

                                             Year Ended December 31
                                       ---------------------------------
(Thousands)                                 1995        1994        1993
------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                             $ 216,835   $ 168,329   $ 143,251
Adjustments to reconcile
   net income to net cash
   provided by operating
   activities
   Net income of
      subsidiaries                      (226,440)   (184,066)   (156,661)
   Dividends from
      subsidiaries                       211,485      98,666      62,430
   Other, net                                363      14,263       2,038
------------------------------------------------------------------------
      Net Cash Provided
         by Operating
         Activities                      202,243      97,192      51,058

INVESTING ACTIVITIES
Investments in debt and
   equity securities
   Purchases                              (9,914)       (948)     (2,054)
   Proceeds from maturities                4,501       5,417       5,878
Contributions of capital
   to subsidiaries                       (70,352)    (21,505)    (31,705)
Other, net                                (3,601)      25,143     (9,280)
------------------------------------------------------------------------
      Net Cash Provided (Used)
         by Investing Activities         (79,366)      8,107     (37,161)

FINANCING ACTIVITIES
Cash dividends paid by
   Mercantile
   Bancorporation Inc.                   (69,562)    (48,329)    (34,840)
Issuance of common stock for
   employee incentive plans                6,839       2,923       2,203
Purchase of treasury stock               (85,474)     (2,954)         --
Principal payments on
   long-term debt                           (156)    (30,552)       (742)
Acquisitions                              (6,700)         --      (4,809)
Net change in commercial
   paper                                  (9,850)      8,410       9,192
Other, net                                    --        (777)       (438)
------------------------------------------------------------------------
      Net Cash Used by
         Financing Activities           (164,903)    (71,279)    (29,434)
------------------------------------------------------------------------
Increase (decrease)
   in cash and cash equivalents          (42,026)     34,020     (15,537)
Cash and Cash Equivalents
   at Beginning of Year                   82,405      48,385      63,922
------------------------------------------------------------------------
Cash and Cash Equivalents
   at End of Year                      $  40,379   $  82,405   $  48,385
========================================================================

                          SIX YEAR CONSOLIDATED STATEMENT OF INCOME

(Dollars in Thousands except per common share data)         1995        1994        1993
----------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans and leases                 $  908,983   $ 757,571    $715,974
Investments in debt and equity securities
   Trading                                                   431         527         678
   Taxable                                               204,979     203,902     221,933
   Tax-exempt                                             21,139      21,659      20,807
----------------------------------------------------------------------------------------
      Total Investments in Debt and Equity
         Securities                                      226,549     226,088     243,418
Due from banks-interest bearing                            2,476       2,843       3,428
Federal funds sold and repurchase agreements              11,220       8,394       8,662
----------------------------------------------------------------------------------------
   Total Interest Income                               1,149,228     994,896     971,482
Tax-equivalent adjustment<F*>                             13,481      13,396      13,574
----------------------------------------------------------------------------------------
      Taxable-equivalent Interest Income               1,162,709   1,008,292     985,056
INTEREST EXPENSE
Deposits                                                 432,808     325,107     342,315
Borrowed funds                                           121,021      74,242      48,596
----------------------------------------------------------------------------------------
   Total Interest Expense                                553,829     399,349     390,911
----------------------------------------------------------------------------------------
      Taxable-equivalent Net Interest Income             608,880     608,943     594,145
PROVISION FOR POSSIBLE LOAN LOSSES                        34,726      43,201      63,513
OTHER INCOME
Trust                                                     65,788      60,769      61,996
Service charges                                           67,011      68,783      67,144
Credit card fees                                          17,751      24,895      24,312
Securitization revenue                                    23,005          --          --
Investment banking and brokerage                           7,550       8,301       8,486
Securities gains                                           3,932       2,177       5,121
Other                                                     64,047      44,833      52,644
----------------------------------------------------------------------------------------
   Total Other Income                                    249,084     209,758     219,703
OTHER EXPENSE
Salaries                                                 212,529     208,690     197,569
Employee benefits                                         51,659      49,856      47,900
Net occupancy                                             32,780      31,675      32,737
Equipment                                                 40,422      38,109      38,174
Other                                                    141,344     163,740     191,663
----------------------------------------------------------------------------------------
   Total Other Expense                                   478,734     492,070     508,043
----------------------------------------------------------------------------------------
      Taxable-equivalent Income
         Before Income Taxes                             344,504     283,430     242,292
INCOME TAXES
Income taxes                                             114,188     101,705      85,467
Tax-equivalent adjustment<F*>                             13,481      13,396      13,574
----------------------------------------------------------------------------------------
   Adjusted Income Taxes                                 127,669     115,101      99,041
----------------------------------------------------------------------------------------
      Net Income                                      $  216,835  $  168,329    $143,251
========================================================================================

PER COMMON SHARE DATA
Net income                                            $     4.00  $     3.22    $   2.79
Dividends declared                                          1.32        1.12         .99
Book value                                                 26.33       23.47       21.69
----------------------------------------------------------------------------------------

<F*>Tax-equivalent Adjustment
Loans                                                 $    3,191  $    2,833    $  3,155
Investments in debt and equity securities                 10,290      10,563      10,419
----------------------------------------------------------------------------------------
   Total Tax-equivalent Adjustment                    $   13,481  $   13,396    $ 13,574
========================================================================================


                                    54

                   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                                                                                                          Growth Rates
                                                                                                    ------------------------
                                                            1992         1991         1990          One Year      Five Years
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans and leases                 $  742,173   $  778,533   $  797,798
Investments in debt and equity securities
   Trading                                                   593        1,288          981
   Taxable                                               231,129      193,644      181,462
   Tax-exempt                                             20,464       16,330       17,813
----------------------------------------------------------------------------------------------------------------------------
      Total Investments in Debt and Equity
         Securities                                      252,186      211,262      200,256
Due from banks-interest bearing                            8,306       15,115       13,619
Federal funds sold and repurchase agreements               8,879       13,778       10,768
----------------------------------------------------------------------------------------------------------------------------
   Total Interest Income                               1,011,544    1,018,688    1,022,441
Tax-equivalent adjustment<F*>                             12,911       11,681       14,455
----------------------------------------------------------------------------------------------------------------------------
      Taxable-equivalent Interest Income               1,024,455    1,030,369    1,036,896
INTEREST EXPENSE
Deposits                                                 431,316      523,535      554,055
Borrowed funds                                            53,937       65,458       88,310
----------------------------------------------------------------------------------------------------------------------------
   Total Interest Expense                                485,253      588,993      642,365
----------------------------------------------------------------------------------------------------------------------------
      Taxable-equivalent Net Interest Income             539,202      441,376      394,531                --%            9.1%
PROVISION FOR POSSIBLE LOAN LOSSES                        77,874       62,360       56,196             (19.6)           (9.2)
OTHER INCOME
Trust                                                     58,222       50,032       47,723               8.3             6.6
Service charges                                           62,670       54,383       46,051              (2.6)            7.8
Credit card fees                                          21,658       20,800       19,630             (28.7)           (2.0)
Securitization revenue                                        --           --          --                 --              --
Investment banking and brokerage                           8,918        7,463        4,063              (9.0)           13.2
Securities gains                                           5,590        5,150          955              80.6            32.7
Other                                                     44,907       32,942       32,086              42.9            14.8
----------------------------------------------------------------------------------------------------------------------------
   Total Other Income                                    201,965      170,770      150,508              18.7            10.6
OTHER EXPENSE
Salaries                                                 180,385      159,217      150,926               1.8             7.1
Employee benefits                                         37,364       34,377       31,093               3.6            10.7
Net occupancy                                             28,523       24,084       23,329               3.5             7.0
Equipment                                                 33,947       32,284       30,630               6.1             5.7
Other                                                    191,684      181,193      126,014             (13.7)            2.3
----------------------------------------------------------------------------------------------------------------------------
   Total Other Expense                                   471,903      431,155      361,992              (2.7)            5.7
----------------------------------------------------------------------------------------------------------------------------
      Taxable-equivalent Income
         Before Income Taxes                             191,390      118,631      126,851              21.5            22.1
INCOME TAXES
Income taxes                                              61,072       24,029       31,759              12.3            29.2
Tax-equivalent adjustment<F*>                             12,911       11,681       14,455                .6            (1.4)
----------------------------------------------------------------------------------------------------------------------------
   Adjusted Income Taxes                                  73,983       35,710       46,214              10.9            22.5
----------------------------------------------------------------------------------------------------------------------------
      Net Income                                      $  117,407   $   82,921   $   80,637              28.8            21.9
============================================================================================================================

PER COMMON SHARE DATA
Net income                                            $     2.42   $     2.25   $     1.99              24.2            15.0
Dividends declared                                           .93          .93          .93              17.9             7.3
Book value                                                 19.52        19.19        17.72              12.2             8.2
----------------------------------------------------------------------------------------------------------------------------

<F*>Tax-equivalent Adjustment
Loans                                                 $    3,666   $    4,370   $    6,284              12.6           (12.7)
Investments in debt and equity securities                  9,245        7,311        8,171              (2.6)             4.7
-----------------------------------------------------------------------------------------------------------------------------
   Total Tax-equivalent Adjustment                    $   12,911   $   11,681   $   14,455                .6             (1.4)
=============================================================================================================================

                                            SIX YEAR CONSOLIDATED AVERAGE BALANCE SHEET

                                                  1995                      1994                    1993
                                        -----------------------    -----------------------    ------------------
(Dollars in Thousands)                       Volume        Rate<F*>     Volume        Rate<F*>     Volume   Rate<F*>
----------------------------------------------------------------------------------------------------------------
ASSETS
Earning Assets
  Loans and leases
   Commercial                           $ 2,530,984        8.59%   $ 2,304,291        7.32%   $ 2,203,930   6.73%
   Real estate-commercial                 1,673,464        9.02      1,545,224        8.25      1,469,418   8.01
   Real estate-construction                 306,595        8.90        253,166        7.69        265,305   7.60
   Real estate-residential                3,471,084        8.00      2,863,613        7.58      2,857,975   7.89
   Consumer                               1,507,066        8.61      1,311,197        8.18      1,108,979   8.93
   Credit card                              760,183       14.36        751,418       16.01        665,696  16.27
----------------------------------------------------------------------------------------------------------------
     Total Loans and Leases              10,249,376        8.90      9,028,909        8.42      8,571,303   8.39
  Investments in debt
   and equity securities
   Trading                                    7,760        5.55         10,947        5.12         14,008   5.32
   Taxable                                3,456,249        5.94      3,676,107        5.55      3,760,181   5.91
   Tax-exempt                               380,876        8.21        388,375        8.24        358,222   8.61
----------------------------------------------------------------------------------------------------------------
     Total Investments in
      Debt and Equity Securities          3,844,885        6.16      4,075,429        5.81      4,132,411   6.14
  Short-term investments
   Due from banks-interest bearing           41,579        5.95         66,045        4.30         99,493   3.45
   Federal funds sold and
     repurchase agreements                  189,848        5.91        201,050        4.18        264,648   3.27
----------------------------------------------------------------------------------------------------------------
     Total Short-term Investments           231,427        5.92        267,095        4.21        364,141   3.32
----------------------------------------------------------------------------------------------------------------
     Total Earning Assets                14,325,688        8.12     13,371,433        7.54     13,067,855   7.54
  Non-earning Assets
   Cash and due from banks                  795,059                    784,180                    780,073
   Bank premises and equipment              262,500                    246,498                    238,189
   Other assets                             306,373                    321,814                    367,061
   Reserve for possible loan losses        (188,574)                  (189,826)                  (175,946)
----------------------------------------------------------------------------------------------------------------
     Total Assets                       $15,501,046                $14,534,099                $14,277,232
================================================================================================================

LIABILITIES
Acquired Funds
  Deposits
   Non-interest bearing                 $ 2,002,366                $ 2,046,782                $ 2,110,717
   Interest bearing demand                1,843,807        2.23      1,960,292        1.87      1,789,872   2.13
   Money market accounts                  1,642,608        3.96      1,762,629        3.05      1,813,133   2.75
   Savings                                  928,365        2.40      1,009,956        2.36        984,009   2.60
   Consumer time certificates
     under $100,000                       4,357,244        5.43      4,019,941        4.37      4,326,911   4.60
   Other time                               122,187        6.33         39,822        3.26         83,373   2.73
-----------------------------------------------------------------------------------------------------------------
     Total Core Deposits                 10,896,577        4.19     10,839,422        3.31     11,108,015   3.50
   Time certificates $100,000
     and over                               812,693        5.78        686,588        4.15        680,432   3.80
   Foreign                                  210,873        6.21        108,986        4.95         31,093   4.38
-----------------------------------------------------------------------------------------------------------------
     Total Purchased Deposits             1,023,566        5.86        795,574        4.26        711,525   3.83
-----------------------------------------------------------------------------------------------------------------
     Total Deposits                      11,920,143        4.36     11,634,996        3.39     11,819,540   3.53
   Short-term borrowings                  1,526,104        5.56      1,182,688        4.27        875,406   2.95
   Bank notes                               214,658        6.37         12,603        6.19             --     --
   Long-term debt                           296,351        7.61        305,018        7.55        286,896   7.94
-----------------------------------------------------------------------------------------------------------------
     Total Acquired Funds                13,957,256        4.63     13,135,305        3.60     12,981,842   3.60
  Other liabilities                         193,162                    202,075                    223,668
-----------------------------------------------------------------------------------------------------------------
     Total Liabilities                   14,150,418                 13,337,380                 13,205,510

SHAREHOLDERS' EQUITY                      1,350,628                  1,196,719                  1,071,722
----------------------------------------------------------------------------------------------------------------
     Total Liabilities and
      Shareholders' Equity              $15,501,046                $14,534,099                $14,277,232
================================================================================================================

<F*>Taxable-equivalent basis

                                    56

                                           1995                  1994                  1993                       Growth Rates
                                   -------------------    -------------------    ------------------          ----------------------
(Dollars in Thousands)                  Volume    Rate<F*>     Volume    Rate<F*>     Volume   Rate<F*>      One Year    Five Years
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning Assets
  Loans and leases
   Commercial                      $ 2,220,930    7.22%   $ 2,138,787    8.91%   $ 2,141,274  10.64%              9.8%          3.4%
   Real estate-commercial            1,468,733    8.36      1,315,392    9.77      1,104,369  10.22               8.3           8.7
   Real estate-construction            267,399    8.18        250,519    9.79        298,434  10.58              21.1            .5
   Real estate-residential           2,891,763    8.76      2,588,949   10.12      2,374,624  10.44              21.2           7.9
   Consumer                          1,049,924    9.76      1,006,905   10.77      1,074,640  11.20              14.9           7.0
   Credit card                         521,727   16.31        428,179   16.06        418,912  15.13               1.2          12.7
-----------------------------------------------------------------------------------------------------------------------------------
     Total Loans and Leases          8,420,476    8.86      7,728,731   10.13      7,412,253  10.85              13.5           6.7
  Investments in debt
   and equity securities
   Trading                              11,510    5.75         19,041    6.95         12,528   8.22             (29.1)         (9.1)
   Taxable                           3,292,855    7.03      2,267,071    8.56      1,997,295   9.10              (6.0)         11.6
   Tax-exempt                          286,126   10.23        229,885   10.10        252,487  10.12              (1.9)          8.6
-----------------------------------------------------------------------------------------------------------------------------------
     Total Investments in
      Debt and Equity Securities     3,590,491    7.28      2,515,997    8.69      2,262,310   9.21              (5.7)         11.2
  Short-term investments
   Due from banks-interest bearing     193,603    4.29        228,905    6.60        162,016   8.41             (37.0)        (23.8)
   Federal funds sold and
     repurchase agreements             218,086    4.07        237,912    5.79        144,828   7.44              (5.6)          5.6
-----------------------------------------------------------------------------------------------------------------------------------
     Total Short-term Investments      411,689    4.17        466,817    6.19        306,844   7.95             (13.4)         (5.5)
-----------------------------------------------------------------------------------------------------------------------------------
     Total Earning Assets           12,422,656    8.25     10,711,545    9.62      9,981,407  10.39               7.1           7.5
  Non-earning Assets
   Cash and due from banks             710,920                610,738                683,116                      1.4           3.1
   Bank premises and equipment         218,844                189,528                191,115                      6.5           6.6
   Other assets                        415,645                414,877                347,247                     (4.8)         (2.5)
   Reserve for possible loan losses   (171,949)              (159,062)              (164,543)                     (.7)          2.8
-----------------------------------------------------------------------------------------------------------------------------------
     Total Assets                  $13,596,116            $11,767,626            $11,038,342                      6.7           7.0
===================================================================================================================================

LIABILITIES
Acquired Funds
  Deposits
   Non-interest bearing            $ 1,789,942            $ 1,418,275            $ 1,407,174                     (2.2)          7.3
   Interest bearing demand           1,498,258    2.95      1,093,277    4.61        985,909   4.98              (5.9)         13.3
   Money market accounts             1,694,175    3.35      1,284,461    4.97      1,148,395   5.88              (6.8)          7.4
   Savings                             825,733    3.63        598,100    5.25        545,436   5.51              (8.1)         11.2
   Consumer time certificates
     under $100,000                  4,662,166    5.67      4,488,019    7.40      4,053,733   8.38               8.4           1.5
   Other time                          108,937    3.86         87,247    4.94        103,345   6.31                --           3.4
-----------------------------------------------------------------------------------------------------------------------------------
     Total Core Deposits            10,579,211    4.54      8,969,379    6.38      8,243,992   7.21                .5           5.7
   Time certificates $100,000
     and over                          731,835    4.25        789,555    5.01        851,230   6.76              18.4           (.9)
   Foreign                              23,433    3.71         30,986    6.14         47,427   8.09              93.5          34.8
-----------------------------------------------------------------------------------------------------------------------------------
     Total Purchased Deposits          755,268    4.23        820,541    5.05        898,657   6.83              28.7           2.6
-----------------------------------------------------------------------------------------------------------------------------------
     Total Deposits                 11,334,479    4.52      9,789,920    6.25      9,142,649   7.16               2.5           5.4
   Short-term borrowings               856,055    3.71        785,613    5.47        794,206   7.48              29.0          14.0
   Bank notes                               --      --             --      --             --     --                --            --
   Long-term debt                      250,572    8.85        239,527    9.38        265,400  10.89              (2.8)          2.2
-----------------------------------------------------------------------------------------------------------------------------------
     Total Acquired Funds           12,441,106    4.56     10,815,060    6.27     10,202,255   7.30               6.3           6.5
  Other liabilities                    231,007                196,287                180,374                     (4.4)          1.4
-----------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities              12,672,113             11,011,347             10,382,629                      6.1           6.4

SHAREHOLDERS' EQUITY                   924,003                756,279                655,713                     12.9          15.5
-----------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and
      Shareholders' Equity         $13,596,116            $11,767,626            $11,038,342                      6.7           7.0
===================================================================================================================================

<F*>Taxable-equivalent basis

                  INVESTOR INFORMATION

NEW YORK STOCK EXCHANGE: MTL
In newspaper stock tables generally MercBc or MercBcpMO

COMMON STOCK INFORMATION              1995                        1994                               1993
                          ----------------------------  --------------------------     -------------------------------
                             Market Price                 Market Price                     Market Price
                          ----------------- Dividend   -----------------  Dividend     -------------------    Dividend
                             High       Low Declared      High       Low  Declared        High         Low    Declared
----------------------------------------------------------------------------------------------------------------------
1st Quarter               $37-1/4   $31-1/4    $ .33   $34-1/8   $29-7/8     $ .28     $35-5/8     $30-5/8    $.24-3/4
2nd Quarter                44-7/8    36          .33    38-1/8    31-1/8       .28      37-5/8      29-3/8     .24-3/4
3rd Quarter                47        41-5/8      .33    39-1/4    34-7/8       .28      34-3/8      31-5/8     .24-3/4
4th Quarter                46-1/2    41-1/2      .33    36-7/8    29-1/2       .28      34-5/8      29-1/8     .24-3/4
----------------------------------------------------------------------------------------------------------------------
                                               $1.32                         $1.12                            $.99
======================================================================================================================

SELECTED DATA                                                     December 31
                                                 ------------------------------------------------
                                                       1995               1994               1993
-------------------------------------------------------------------------------------------------
Market Price                                         $46              $ 31-1/4            $30-1/8
Dividend Yield                                         2.87%              3.58%              3.29%
Price Earnings Ratio                                   11.5x               9.7x              10.8x
Book Value per Common Share                          $26.33             $23.47             $21.69
Market Price to Book Value                            174.7%             133.1%             138.9%
Average Common Shares Outstanding                54,011,711         51,957,002         50,965,103
Year-end Common Shares Outstanding               54,612,041         52,073,353         51,666,199
Shareholders of Record                               15,176             14,879             15,092
Average Daily Volume                                 89,172             52,926             68,561
-------------------------------------------------------------------------------------------------

DEBT RATINGS                                                           Thomson    Standard
                                               Moody's       Fitch   BankWatch    & Poor's
------------------------------------------------------------------------------------------
MERCANTILE BANCORPORATION INC.
Issuer Rating                                                                B
Commercial Paper                                   P-2                   TBW-1        A-2
7.625% Subordinated Notes, due 2002               Baa1                     BBB+       BBB

MERCANTILE BANK OF ST. LOUIS N.A.
Bank Notes, due 1996                            A1/P-1                       A
6.375% Subordinated Notes, due 2004                 A3           A           A-       BBB+
9.000% Mortgage-backed Notes, due 1999             AAA
Certificates of Deposit                                                  TBW-1     A-/A-2
Letters of Credit                                                        TBW-1     A-/A-2
-----------------------------------------------------------------------------------------

DIVIDEND INFORMATION
Dividends are normally paid the first business day of January, April, July and October.
     If you wish to participate in or want further information concerning the Dividend Reinvestment Plan or Dividend Direct Deposit, please contact
KeyCorp Shareholder Services, Inc., One Mercantile Center, Suite 2120,
St. Louis, MO 63101-1673, telephone 314-241-4002.

ANNUAL MEETING
The Annual Meeting of Shareholders will be at 10:00 a.m., Thursday, April 25, 1996, at The Ritz-Carlton St. Louis, 100 Carondelet Plaza, St. Louis, MO 63105, Salon 1. A notice of the annual meeting and proxy materials will be mailed under separate cover to shareholders.

INVESTOR RELATIONS AND FORM 10-K
Analysts, investors and others seeking financial data about Mercantile are invited to contact John H. Beirise, Group President--Emerging Markets, Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, MO 63166-0524.
     A copy of the Corporation's Form 10-K (Annual Report) filed with the Securities and Exchange Commission may be obtained without charge upon written request.
     Additional financial information is available at no charge, via fax, through Mercantile's News on Call service. Simply dial the number listed below, and follow the voice instructions.
News on Call: 1-800-758-5804 Ext. 107087
Investor Relations Hotline: 314-425-1359

                     BANKS AND OTHER SUBSIDIARIES
MISSOURI
Mercantile Bank of St. Louis N.A.                           St. Louis
Mercantile Trust Company N.A.                               St. Louis
Mercantile Bank of Boone County                             Columbia
Mercantile Bank of Cape Girardeau                           Cape Girardeau
Mercantile Bank of Doniphan                                 Doniphan
Mercantile Bank of East Central Missouri                    Montgomery City
Mercantile Bank of Franklin County                          Washington
Mercantile Bank of Jefferson County                         High Ridge
Mercantile Bank of Joplin                                   Joplin
Mercantile Bank of Kansas City                              Kansas City
Mercantile Bank of Lake of the Ozarks                       Eldon
Mercantile Bank of Lebanon                                  Lebanon
Mercantile Bank of Memphis                                  Memphis
Mercantile Bank of the Mineral Area                         Farmington
Mercantile Bank of Missouri Valley                          Richmond
Mercantile Bank of Monett                                   Monett
Mercantile Bank of North Central Missouri                   Macon
Mercantile Bank of Northwest Missouri                       Maryville
Mercantile Bank of Perryville                               Perryville
Mercantile Bank of Phelps County                            Rolla
Mercantile Bank of Pike County                              Bowling Green
Mercantile Bank of Plattsburg                               Plattsburg
Mercantile Bank of Poplar Bluff                             Poplar Bluff
Mercantile Bank of St. Joseph                               St. Joseph
Mercantile Bank of Ste. Genevieve                           Ste. Genevieve
Mercantile Bank of Sikeston                                 Sikeston
Mercantile Bank of Springfield                              Springfield
Mercantile Bank of
   Stoddard/Bollinger Counties                              Dexter
Mercantile Bank of Trenton                                  Trenton
Mercantile Bank of Warrensburg                              Warrensburg
Mercantile Bank of West Central Missouri                    Sedalia
Mercantile Bank of Western Missouri                         Lamar
Mercantile Bank of Willow Springs                           Willow Springs
Mercantile Bank of Wright County                            Hartville

IOWA
Mercantile Bank, FSB                                        Davenport
Mercantile Bank of the Bluffs                               Council Bluffs
Mercantile Bank of Boone                                    Boone
Mercantile Bank of Cedar Rapids                             Cedar Rapids
Mercantile Bank of Centerville                              Centerville
Mercantile Bank of Chariton                                 Chariton
Mercantile Bank of Clay County                              Spencer
Mercantile Bank of Clinton                                  Clinton
Mercantile Bank of Dubuque N.A.                             Dubuque
Mercantile Bank of Henry County                             Mt. Pleasant
Mercantile Bank of Humboldt County                          Humboldt
Mercantile Bank of Jasper County                            Newton
Mercantile Bank of Lyon County                              Rock Rapids
Mercantile Bank of Maquoketa                                Maquoketa
Mercantile Bank of Marshalltown                             Marshalltown
Mercantile Bank of Mount Ayr                                Mt. Ayr
Mercantile Bank of Northern Iowa                            Waterloo
Mercantile Bank of Onawa                                    Onawa
Mercantile Bank of Osceola County                           Sibley
Mercantile Bank of Pella                                    Pella
Mercantile Bank of Polk County                              Des Moines
Mercantile Bank of Washington                               Washington

ILLINOIS
Mercantile Bank of Carlyle                                  Carlyle
Mercantile Bank of Centralia                                Centralia
Mercantile Bank of Flora                                    Flora
Mercantile Bank of Illinois                                 Alton
Mercantile Bank of Illinois N.A.                            Hartford
Mercantile Bank of Mt. Vernon                               Mt. Vernon
Mercantile Bank of Sterling-Rock Falls N.A.                 Sterling

KANSAS
Mercantile Bank of Kansas                                   Overland Park
Mercantile Bank of Lawrence                                 Lawrence
Mercantile Bank of Topeka                                   Topeka

ARKANSAS
Mercantile Bank of Batesville N.A.                          Batesville
Mercantile Bank of Central Arkansas                         North Little Rock
Mercantile Bank of Conway County N.A.                       Morrilton
Mercantile Bank of Crawford County N.A.                     Van Buren
Mercantile Bank of Heber Springs N.A.                       Heber Springs
Mercantile Bank of North Central Arkansas                   Flippin



ASSET-BASED LENDING
Mercantile Business Credit, Inc.
100 South Brentwood Blvd., Suite 500
St. Louis, MO 63105

BROKERAGE SERVICES
Mercantile Investment Services, Inc.
Mercantile Tower
St. Louis, MO 63101

CREDIT LIFE INSURANCE
Mississippi Valley Life Insurance Co.
Mercantile Tower
St. Louis, MO 63101

INSURANCE AGENCY
Mercantile Insurance Services, Inc.
Mercantile Tower
St. Louis, MO 63101

INVESTMENT MANAGEMENT
Mississippi Valley Advisors Inc.
Mercantile Tower
St. Louis, MO 63101

OFF-SHORE BRANCH
Mercantile Bank of St. Louis N.A.
Cayman Branch
Grand Cayman, B.W.I.

                     DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

Richard P. Conerly<F1>,<F3>
Retired Chairman
Orion Capital Inc.

Harry M. Cornell, Jr.<F2>,<F4>
Chairman and
Chief Executive Officer
Leggett & Platt, Inc.

Earl K. Dille<F3>,<F5>,<F6>
Retired President
Union Electric Company

Bernard A. Edison<F7>
Director Emeritus
Edison Brothers Stores, Inc.

William A. Hall<F1>
Assistant to the
Chairman
Hallmark Cards, Inc.

Thomas A. Hays<F2>,<F3>,<F4>
Deputy Chairman
The May Department
Stores Company

Thomas H. Jacobsen<F3>,<F4>
Chairman and
Chief Executive Officer
Mercantile
Bancorporation Inc.

Frank Lyon, Jr.
Chairman
Mercantile Bank of
Central Arkansas

James B. Malloy<F7>
Chairman
Smurfit Packaging
Corporation

Charles H. Price II<F6>
Chairman
Mercantile Bank of
Kansas City

Harvey Saligman<F2>
Managing Partner
Cynwyd Investments

Craig D. Schnuck<F5>
Chairman and
Chief Executive Officer
Schnuck Markets, Inc.

Robert L. Stark<F6>
Dean
University of Kansas
Regents Center

Patrick T. Stokes<F1>
President
Anheuser-Busch, Inc.

Francis A. Stroble<F1>
Retired Chief
Financial Officer
Monsanto Company

Joseph G. Werner<F7>
President
Werner Investments

John A. Wright<F1>
President and
Chief Executive Officer
Big River Minerals
Corporation

[FN]
<F1>Member of Audit Committee
<F2>Member of Compensation and Management Development Committee
<F3>Member of Executive Committee
<F4>Member of Nominating and Board Affairs Committee
<F5>Member of Community Relations Committee
<F6>Member of Credit Policy Committee
<F7>Advisory Director


EXECUTIVE OFFICERS

Thomas H. Jacobsen
Chairman and
Chief Executive Officer

W. Randolph Adams
Chairman and
Chief Executive Officer
Mercantile Bank
of St. Louis N.A. and
Mercantile Trust
Company N.A.

John Q. Arnold
Senior Executive
Vice President and
Chief Financial Officer

John H. Beirise
Group President--
Emerging Markets

Jon W. Bilstrom
General Counsel and
Secretary

Richard H. Goldberg
Chief Information
Officer

Richard C. King
President and
Chief Executive Officer
Mercantile Bank
of Kansas City and
Mercantile Bank of Kansas

John W. McClure
Group President--
Community Banking

Jon P. Pierce
Executive Vice President
Human Resources

Patrick Strickler
Executive Vice President
Public Affairs