Form 10-K405, Exhibit 13
period 1997-12-31
MERCANTILE BANCORPORATION INC
filed 1998-03-30
CIK 64907

MERCANTILE [LOGO]

MERCANTILE BANCORPORATION INC. 1997 ANNUAL REPORT

MERCANTILE [LOGO]     BUILDING
                        MARKET
                    LEADERSHIP

PROFILE

Mercantile Bancorporation Inc. is a $30 billion multi-bank holding company headquartered in St. Louis. The largest financial services organization in Missouri and the St. Louis metropolitan area, Mercantile's presence extends to six states: Missouri, Iowa, Illinois, Kansas, Arkansas and, most recently, Kentucky.
      Mercantile is one of the Midwest's leading providers of commercial and retail banking services. Mercantile's non-banking subsidiaries offer brokerage services, asset-based lending, investment advisory services, leasing services and credit life and other products as agent.

CONTENTS
1     Financial Highlights
2     Letter to Our Shareholders
6     Building Market Leadership
22    Our Marketplace
24    Financial Contents
80    Directors and Executive Officers
81    Investor Information

--------------------------------------------------------------------------------
 FINANCIAL HIGHLIGHTS

 (Dollars in thousands except per share data)           1997             1996
--------------------------------------------------------------------------------
 ADJUSTED CASH BASED EARNINGS<F1>, <F2>
 Net income                                      $   373,305      $   312,468
 Diluted earnings per share                             3.00             2.65

 Return on tangible assets                              1.46%            1.49%
 Return on tangible equity                             22.89            17.69
 Efficiency ratio                                      52.15            54.28
--------------------------------------------------------------------------------
 OPERATING RESULTS AND SELECTED RATIOS
 EXCLUDING NONRECURRING EXPENSE<F1>
 Adjusted net income                             $   336,970      $   301,754
 Adjusted basic earnings per share                      2.76             2.60
 Adjusted diluted earnings per share                    2.71             2.56

 Return on assets                                       1.30%            1.43%
 Return on equity                                      15.73            15.94
 Efficiency ratio                                      55.04            55.30
 Other expense to average assets                        2.78             3.11
--------------------------------------------------------------------------------
 ENDING BALANCES
 Total assets                                    $29,955,411      $22,030,379
 Earning assets                                   27,278,437       20,060,572
 Loans and leases                                 19,199,917       14,952,630
 Deposits                                         22,079,927       17,336,451
 Shareholders' equity                              2,410,169        1,945,651
--------------------------------------------------------------------------------
 PER SHARE DATA
 Dividends declared                              $     1.148      $     1.092
 Book value at December 31                             18.47            16.74
 Market price at December 31                          61-1/2           34-1/4
================================================================================

 <F1> Nonrecurring expense reduced net income in the years ended
      December 31, 1997 and 1996 by $132,377,000 and $56,539,000,
      respectively.
 <F2> Cash based earnings represents net income excluding intangible asset amortization.

ORIGINALLY
REPORTED ASSETS

[CHART]

This bar chart depicts originally reported total assets as of December 31, 1992, 1993, 1994, 1995, 1996 and 1997. Dollars in billions are noted on the chart for each year-end as follows: 1992 is $9.5 billion, 1993 is $10.5 billion, 1994 is $12.2 billion, 1995 is $15.9 billion, 1996 is $19.0 billion, and 1997 is $30.0 billion.

DIVIDENDS

[CHART]

There is a bar chart which presents dividends per share of $.62 in 1992, $.66 in 1993, $.748 in 1994, $.88 in 1995, $1.092 in 1996, and $1.148 in 1997.

ADJUSTED CASH BASED
EARNINGS PER SHARE<F*>

[CHART]

A bar chart is presented with adjusted cash based diluted earnings per share for the last six years. The per share amounts listed are $1.69 in 1992, $2.01 in 1993, $2.26 in 1994, $2.45 in 1995, $2.65 in 1996, and $3.00 in 1997.

[FN]
<F*>1992, 1993, 1994, 1996 and 1997
amounts are adjusted to reflect the
impact of certain nonrecurring and
merger-related expenses.


TOTAL RETURN<F*>

[CHART]

This is a line chart that compares the total return during the years 1992 through 1997 for Mercantile Bancorporation Inc. common stock with the S&P 500. Total return is a measurement of dividends reinvested. This chart indicates that total return in 1997 was $443 for Mercantile Bancorporation Inc. compared with $270 for the S&P 500.

[FN]
<F*>Based on $100 original investment
on 12/31/91.

                             MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   1

Letter to Our Shareholders

1997 / A Watershed Year
We grew from $19 billion to $30 billion
in assets, establishing ourselves
as the number-one banking organization in Missouri.


[PHOTO OF THOMAS H. JACOBSEN]

Thomas H. Jacobsen
Chairman of the Board,
President and Chief Executive Officer


Nineteen ninety-seven was a watershed year for Mercantile Bancorporation.
The company's asset base expanded by an impressive 58 percent, and earnings were strong for the eighth consecutive year. By successfully completing $11 billion (assets) in mergers with Missouri-based Mark Twain Bancshares, Inc. and Roosevelt Financial Group, Inc., as well as Illinois-based Regional Bancshares, Inc., we have become the largest banking organization in the state of Missouri. We increased our presence in Arkansas when we acquired Horizon Bancorp, Inc., and will build upon market leadership in northern Illinois with the announced acquisition of HomeCorp, Inc.
      With combined assets of $30 billion, Mercantile is now strategically positioned as number one, two or three in deposits in more than two-thirds of the markets we serve, with more than five million customer accounts.

FINANCIAL PERFORMANCE
Financial performance continued to be strong in 1997. Once again Mercantile posted growth in year-over-year earnings, excluding special charges related to acquisitions and the divestiture of the former co-branded segment of our credit card portfolio. Adjusted 1997 earnings were $336,970,000, up 11.7 percent from $301,754,000 a year ago, or $2.71 per share, a 5.9 percent increase over the previous year. On a cash basis, earnings per share were up 13.2 percent versus last year. Cash based earnings (earnings before amortization of goodwill and other intangibles) have become increasingly important to the company. This determines Mercantile's long-term ability to pay dividends, support growth and repurchase stock.

2   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

      All per share amounts reflect the three-for-two stock split announced on July 16, 1997, and distributed on October 1, 1997, an indication of our continued strong market performance. We increased dividends in February 1998 for the seventh consecutive year, to $1.24 per share of common stock, an increase of 8 percent.
      Total consolidated return to shareholders over the past six years was 443 percent, on a compounded growth rate basis. Total return is based on the sum of the stock price change and dividends over 12 months, divided by the stock price at the beginning of the period. Mercantile's 1997 total return to shareholders outperformed the S&P 500 by more than 38 percent and ranks in the top 10 in the KBW 50 Index. The KBW 50 is comprised of the nation's larger banking companies, including all money-center and most major regional banks.

GROWTH THROUGH ACQUISITION
In 1997, we created unprecedented market dominance in Missouri and grew our presence in out-of-state markets with several key acquisitions.
      Completion of the merger in April 1997 with Mark Twain Bancshares,
Inc., a $3.2 billion asset holding company, strengthens our position in Missouri's three largest markets - St. Louis, Kansas City and Springfield - and significantly enhances our middle-market lending and retail banking capabilities.
      In July 1997, we completed our acquisition of Roosevelt Financial
Group, Inc. With assets of $7.3 billion, the Roosevelt acquisition is the largest in Mercantile Bancorporation history. Roosevelt's banking systems were converted to Mercantile's in fourth quarter 1997, more than six months ahead of schedule. The speed at which we accomplished this conversion is an excellent example of our skill at integrating new acquisitions. The combination of Mercantile and Roosevelt makes us the number-one mortgage provider in Missouri and one of the strongest in the region.
      Mercantile's merger with Illinois-based Regional Bancshares, completed in March 1997, boosts our already dominant presence in the greater St. Louis metropolitan area. The acquisition of the $544 million asset Horizon Bancorp, Inc., completed in February 1998, strengthens our position in the Little Rock area and increases Mercantile's Arkansas assets to more than $1.8 billion. The addition of HomeCorp, Inc., a $332 million thrift holding company for HomeBanc, will significantly enhance Mercantile's presence in the northwestern Illinois market.
      In the first quarter of 1998, we also announced two additional mergers: one that will expand our presence and another that will achieve Mercantile market dominance in Illinois. The first merger, with CBT Corporation, will establish our presence in western Kentucky. CBT is a $1 billion multi-bank holding company based in Paducah, Kentucky. The second merger, with $2.2 billion Firstbank of Illinois Co., will raise our market position to number one in outstate Illinois (those markets outside of metropolitan Chicago).

                             MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   3

ONGOING IMPROVEMENTS IN PROFITABILITY
Concurrent with our growth, Mercantile improved profitability and efficiency by consolidating charters, exiting underperforming businesses and moving toward greater standardization of products and procedures.
      The number of legal bank charters in the Mercantile system, 75 as of two years ago, was reduced to 17 by year-end. Charter consolidation means convenience for customers because it allows them to bank at more Mercantile locations. Consolidation also strengthens us financially by creating significant economies of scale. Most important, we reduced the number of charters without compromising the local bank autonomy so central to the Mercantile management philosophy. We are right on track to reach our goal of one charter in the next few years.
      Using our SVA (Shareholder Value Added) analysis, we exited several low-return businesses in the last few years - co-branded credit card, merchant credit card and Mercantile's corporate trust - and identified other such businesses for divestiture in 1998.
      At the same time, Mercantile is continuing the drive to standardize products and procedures and consolidate various functions across the system, such as certificate of deposit processing, wire transfer and financial management. Our overall objective is to maximize economies of scale and streamline operations to leverage our strengths as a significantly larger organization - with broader markets and product offerings - in 1998 and beyond.

A COMMUNITY-BASED STRATEGY FOR
MARKET POWER AND EARNINGS GROWTH
Our business is serving communities. A local president and board of directors know what their communities need. Mercantile's decentralized model gives local management maximum decision-making power to make loans, determine pricing and tailor product mix to meet those needs.
      Reflecting the Mercantile emphasis on building strong customer relationships, we announced a new organizational structure in fourth quarter 1997. As part of this new structure, a Financial Advisory Services group was formed, bringing trust, private banking, investment management and retirement services into one business unit. The group will deliver a mix of products and services designed to meet the investment management needs of both retail and corporate customers.
      Mercantile created the Consumer Products group to bolster retail banking growth across our six-state region. The group is responsible for developing new products and programs to build retail business and grow revenues profitably. In another move, we merged our Capital Markets group with Corporate Banking. This complements a broad range of services that includes corporate finance, specialized industries and Mercantile Business Credit, Inc.

BOARD OF DIRECTORS
In 1997, we welcomed two new directors after we consummated the Mark Twain and Roosevelt acquisitions. Former Mark Twain Bancshares, Inc. Chairman Alvin
J. Siteman joined the Mercantile board

4   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
and became Chairman of Mercantile Bank of St. Louis. Richard E. Beumer was elected to the board after the Roosevelt Financial Group, Inc. merger. Mr. Beumer is Chairman and Chief Executive Officer of Sverdrup Corporation, St. Louis, and was a Director of Roosevelt. On February 18, 1998, Dr. Henry Givens, Jr. became the newest member of our board of directors. Dr. Givens is President of Harris-Stowe State College.
      Edward E. Mueller resigned from the board after a productive tenure. He was President and Chief Executive Officer of Southwestern Bell Telephone company in St. Louis. Mr. Mueller was appointed President, Network Services at Pacific Bell in California.

GOING FORWARD
Looking to the future, we are confident earnings growth will continue through acquisition synergies, improved performance in Arkansas and St. Louis banking operations and careful balance sheet management.
      A major focus at Mercantile will be to unify the cultures of our banks. Our franchise covers a large and diverse six-state area. We are working to incorporate our acquirees' strengths, standardize products and procedures and maintain a consistent risk management approach across the system. As we succeed in creating a unified banking organization, we are confident we will see both greater productivity and significant growth in revenue coming from existing operations.
      Preparations for the year 2000 and resolving the issues it raises are proceeding according to plan. As of year-end, we have approximately 47 percent of business and system applications in compliance and ready for testing, with the remainder to be completed in 1998.
      Going forward, we are committed to delivering shareholder value by increasing profitability and achieving strong year-over-year earnings per share growth. In fact, we believe shareholders will see accelerating earnings momentum as our emphasis on customer relationships, marketing and leveraging high-performing businesses generates results. At the same time, Mercantile will concentrate on building franchise value by maintaining a superior credit culture while pursuing highly selective acquisitions. The result? An excellent outlook for total return to shareholders.
      We'd like to thank our directors for lending their experience and wisdom to help move us forward. Thanks also to our shareholders for their support - we are very focused on the journey ahead and confident of our prospects for future success.
      And heartfelt thanks are due to our employees. You are the real key to realizing the Mercantile vision: to become the leading relationship bank in every market we serve. Keep up the great work.



/s/ Thomas H. Jacobsen
Thomas H. Jacobsen
Chairman of the Board,
President and Chief Executive Officer


                             MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   5

[PHOTO OF PETER BENOIST]

"As the largest banking
organization in
St. Louis, we can
leverage our leadership
position and name
recognition to attract
new customers - and
expand what we do
for existing ones."

- Peter Benoist
Senior Executive Vice
President and Chief
Operating Officer
Mercantile Bank of St. Louis

BUILDING MARKET LEADERSHIP

MARKET STRENGTH:
FOUNDATION FOR GROWTH
Market leadership is a key strategic objective at Mercantile. With a growing six-state franchise, we have created one of the strongest financial service organizations in the Midwest.

Six states. One bank. One vision. Across the diversity of our markets - from urban centers to rural communities, from boardrooms to family rooms - Mercantile's single focus is building relationships. In every state we serve, Mercantile's unique strengths and competitive advantages form a solid foundation for continued growth.

STRENGTH IN MISSOURI AND KANSAS
Mercantile is the largest banking organization in the state of Missouri. Our most dominant position is in the greater St. Louis area, where we are number one with a 28 percent share of the market. Mercantile is a leader on the commercial and corporate banking landscape, serving many of the nation's largest companies headquartered in the city, including Anheuser-Busch and Monsanto. Mercantile is also a leading middle-market lender in St. Louis. In this highly competitive marketplace, we are increasingly providing a range of solutions beyond lending, aimed at helping middle-market companies improve liquidity, profit and growth. In retail banking, Mercantile is the area's top residential mortgage lender with a 14.5 percent market share, nearly two-and-one-half times larger than the nearest competitor. And with 81 locations, we are one of the most convenient financial institutions in St. Louis.
      The Roosevelt and Mark Twain acquisitions launched Mercantile from a number-four to a number-two position in Missouri's second-largest market, Kansas City. Besides improving customer convenience, our enhanced Kansas City visibility helps build market share as more potential customers become familiar with the Mercantile name. Mercantile is particularly strong in real estate lending, providing financing to residential developers and builders. Elsewhere in the state, customers know Mercantile. We are number one in numerous Missouri communities, including St. Joseph, Springfield and Joplin.

6   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                    [PHOTO OF DOWNTOWN ST. LOUIS]

St. Louis is the largest center of commerce in the lower Midwest, with diversity, stability and strength. Mercantile dominates the city's thriving retail and commercial banking landscape.

Kansas City has
something for
everyone - friendly
community
atmosphere with
big-city amenities.
Mercantile is a
retail and commer-
cial banking leader
in this market.

[PHOTO OF KANSAS CITY AT NIGHT]

      Immediately to the west, our presence in Kansas is concentrated mainly in Topeka, Lawrence and the Kansas side of the Kansas City metropolitan area. Mercantile is particularly dominant in Lawrence - more than 70 percent of banking customers in this market have done business with a Mercantile bank.

[PHOTO OF CYNTHIA HARRIS]
"Mercantile offers
products to fit
every need. We're
a large bank with
a hometown feel.
That plays well here
in Kansas City."

- Cynthia Harris
Vice President, Regional
Retail Administration
Mercantile Bank -
Kansas City

GROWING IN ILLINOIS, IOWA, ARKANSAS
AND KENTUCKY
In Illinois, our presence is growing rapidly. Acquisitions in the last year have more than doubled our size, creating a solid franchise across the northwestern, central and southern parts of the state. With the announced mergers with Rockford-based HomeCorp and Springfield's Firstbank of Illinois, Mercantile will gain the number-one position in the state outside of metropolitan Chicago.
      In Iowa, Mercantile holds an overall number-three market position. We have an excellent indirect lending business in the state, with Mercantile's largest portfolio outside of St. Louis and Kansas City. Mercantile is also a leader with specialized expertise in agricultural and mid-sized commercial lending, particularly in western Iowa. Des Moines is the base of operations for Mercantile's commercial equipment leasing activities.
      In Arkansas, Mercantile is strongest in the center of the state with a 19 percent share in the markets we serve. With an overall number-three position, we see potential for further growth in Arkansas through acquisitions such as Horizon Bancorp.
      In Kentucky, Mercantile's announced merger with CBT Corporation will complement our presence in southern Illinois and southeastern Missouri. A $1 billion multi-bank holding company, CBT is a leader in Paducah and other markets in the western part of the state (Paducah is actually closer to St. Louis than it is to Louisville).

UNIFYING THE MERCANTILE CULTURE
Across our diverse six-state marketplace, Mercantile is building one bank with one vision - moving toward a single charter while we create a shared focus on becoming the best relationship bank in our markets. With so many acquisitions in recent years, we are merging the best of each organization around a strong, shared credit philosophy and providing the resources, products and services to strengthen the partnership between Mercantile and its customers.

                             MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   9

[PHOTO OF ALAN LEIMKUEHLER]

"At our mortgage
servicing center,
we help strengthen
customer relationships
with highly efficient
performance, deliv-
ered with a friendly
attitude."

- Alan Leimkuehler
Vice President and Manager
Residential Loan Servicing

BUILDING MARKET LEADERSHIP

BUILDING A BETTER BANK
We're creating a unified, more customer-focused company. We've refined our organization to leverage Mercantile's new size and power to build stronger customer relationships.

In 1997, Mercantile made several key organizational improvements to manage a larger franchise and reflect our relationship-oriented approach.

RETAIL BANKING
We created the Consumer Products group to centralize product development and coordinate retail banking initiatives. The group will use Mercantile's Data Warehouse capability to better understand customer needs and tailor product and service offerings to meet them.
      Mergers in 1997 dramatically strengthened our retail banking capabilities, particularly in originating and servicing residential mortgages. With nearly $2 billion in annual originations, Mercantile increased its standing among the largest servicers and originators of mortgages in the country.
      A key strategy for the Consumer Products group will be to develop programs that broaden the customer relationship. One example is a highly successful cross-selling program in St. Louis that offers new mortgage customers a more favorable rate if they bank with Mercantile beyond the mortgage loan. This naturally builds retail relationships - a win/win situation for Mercantile and customers alike.

FINANCIAL ADVISORY SERVICES GROUP
The Financial Advisory Services group enhances our ability to meet the asset management needs of affluent customers with a more relationship-oriented approach. This group provides unified management of all services relating to high-net-worth individuals - investments, private banking and trust services
- to maximize quality and customer convenience.
      Mercantile's Financial Advisory Services group is particularly strong in the private banking and trust areas, with many solid, longstanding relationships. Earnings from private banking have grown more than 25 percent over the past two years, and our trust business is one of the most profitable in the company.

10   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

[PHOTO OF RESIDENTIAL NEIGHBORHOOD]

For most retail
banking customers,
a home is their
largest and most
important invest-
ment. Mercantile
is building on
mortgage relation-
ships to meet a
wide variety of
needs beyond the
home loan.

[PHOTO OF A FIELD]

Industry focus is a
Mercantile strength.
Agribusiness -
middle-market
companies that
distribute, produce
or process agricul-
tural products -
is a high-growth
area for us in the
Midwest.

      With its broad approach to asset management, the Financial Advisory Services group is strategically important in several ways. First, it forms a more effective gateway to building strong relationships with affluent customers. Second, in consolidating management, it maximizes synergies and economies of scale to enhance competitiveness. And third, it facilitates cross-selling efforts aimed at upper management and executives of Mercantile's commercial and corporate customers.

CORPORATE BANKING
Mercantile's Corporate Banking services have always been among the most extensive and respected in the industry. The group brings lending power and experience to a broad range of large-transaction financing specialties - asset-based, factoring, structured, mezzanine, syndications and more.
      To improve customer service and eliminate product overlap on the non-credit side, we merged Capital Markets into Corporate Banking. Mercantile's Capital Markets group is one of the few in the nation offering savings accounts, money market accounts and certificates of deposit, as well as bonds and other instruments, in foreign currencies. In addition to capital markets, Corporate Banking's non-credit services include cash management and trade finance.
      The Corporate Banking group also provides specialized, industry-focused banking expertise for customers in agribusiness, not-for-profit, health care, government and several other high-growth areas. In government services, Mercantile is a market leader providing electronic transaction processing for federal and state agencies. For example Mercantile, in joint venture with another institution, is one of just two providers in the nation processing the federal government's EFTPS (Electronic Funds Transfer Payment System) transactions. With EFTPS, we use sophisticated proprietary technology to help the IRS collect business taxes electronically. As the government moves aggressively to make more and more transactions electronic, Mercantile is strongly positioned to leverage EFTPS technology to expand our business.

[PHOTO OF KEN FEASTER]

"We succeed by taking
the time to under-
stand our customers'
business - learning
the nuances that
make a difference
to them."

- Ken Feaster
Vice President
Agribusiness Group

BUILDING STRONGER RELATIONSHIPS
Our refined organization improves efficiencies, consolidates management and enables us to leverage our collective expertise to deliver the highest quality products and services. It supports our efforts to build stronger relationships with our customers.

                            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES  13

[PHOTO OF ED CHENEY]

"We're able to provide
the full gamut of
financial solutions
to businesses of all
sizes, with a team
of highly responsive,
locally based banking
professionals."

- Ed Cheney
Vice President and Manager
Large Corporate Group

BUILDING MARKET LEADERSHIP

TAKING CARE OF OUR CUSTOMERS
Mercantile is focused on partnership with our customers - blending large-bank strength with local service to provide what they want and need.

The key to Mercantile's competitive advantage is combining the strength of a $30 billion institution with the personal service of a local bank. We called it Mercantile's "Power of Partnership" in an ongoing advertising campaign launched in third quarter 1997 to build awareness of the unique Mercantile banking philosophy. Mercantile's "Power of Partnership" expresses our commitment to the customers and communities we serve, and highlights our strong emphasis on relationship banking.
      Our approach is based on a very simple question - what do customers want from their bank? Customers want a broad array of product choices at the best possible price, delivered with maximum convenience - a combination most often found at large financial institutions. And they want the kind of personal service and recognition they get at a community bank. Mercantile delivers both.

LARGE-BANK RESOURCES
As one of the dominant financial institutions in the lower Midwest, Mercantile delivers big-bank advantages to both retail and business customers. We have the broad array of products and services, lending power and specialized expertise found only at a large bank. The Mercantile name is widely known and respected. And with more than 500 locations across a six-state area, we offer convenience that simply can't be found at smaller banks.
      These are claims most of the 30 largest banks in the United States can make. What many big banks cannot match is the way Mercantile delivers products and services to its customers.
      Large-bank services are often managed by product line, delivered independently by different bank officers. At Mercantile, our approach makes it easier for customers to coordinate all facets of their finances.

14   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

[PHOTO OF BIG RIVER ZINC PLANT]

With big-bank
lending power
and product mix,
Mercantile can
provide almost any-
thing a company
like Big River Zinc
needs - with a
dedication to the
relationship that's
second to none.

[PHOTO OF GALENA, ILLINOIS]

To compete in
towns like Galena,
Illinois, Mercantile
combines high-
quality financial
services with
employees who are
firmly rooted in
the community.

Most of our commercial and corporate customers have a Mercantile "relationship manager" who is personally responsible for anticipating and meeting their needs. For each customer, the relationship manager works with a Mercantile account team that consists of a second bank officer or associate and an administrative assistant. All team members are actively involved in the account, providing customers maximum accessibility, responsiveness and continuity. The relationship manager and the account team act as the liaison between the customer and Mercantile Bancorporation's considerable resources, positioning us as an effective one-stop financial partner.

LOCAL-BANK SERVICE
Mercantile's decentralized community bank operating model solidifies relationships by providing a high degree of local decision-making in serving customers. All Mercantile banks, including those in the larger urban markets of St. Louis and Kansas City, are run by local presidents and local boards of directors. Each bank is responsible for setting and maintaining its own expense budget, approving loans, establishing pricing and determining what products and services best fit its marketplace. Our local boards include the most respected members of the community - a cross section of leaders from business, government and other organizations who know what their constituents need and want. Mercantile's local management approach gives customers a banker who knows them, cares about them and has the power to make decisions to serve them. This is our most profound competitive advantage.

[PHOTO OF KIM COOK]
"I was born and raised
here. In a small town,
it's not just service -
it's attitude. Customers
want to feel they're
important as people.
Along with banking
excellence, that's
what we offer."

- Kim Cook
Personal Banker
Mercantile Bank - Galena

THE RIGHT MIX TO COMPETE
With its emphasis on local management and autonomy, Mercantile's operating model makes us more competitive in every market, from an Iowa town of 1,500 people to downtown St. Louis. Smaller, community-based banks have difficulty matching our range and lending power. Larger banks may have comparable product breadth and expertise, but few have the Mercantile advantages of management rooted in the community or flexibility on product mix and pricing.
      Simply put, we are organized to succeed. Mercantile is focused in every way on encouraging customers to take full advantage of our financial expertise and product breadth. We are putting Mercantile's "Power of Partnership" to work, building strong, long-term customer relationships.

                           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   17

BUILDING MARKET LEADERSHIP

[PHOTO OF BOB LEE]

"Mercantile people
are 'plugged in' to
the communities
where they live and
work - doing what-
ever they can to
make a difference."

- Bob Lee
Vice President
Community Development

BUILDING OUR COMMUNITIES
Mercantile believes helping our communities is good business. We have a long tradition of actively investing our financial and human resources in support of worthy causes.

Since our founding in the 1850s, Mercantile has contributed to our communities' quality of life through philanthropy, community reinvestment and volunteerism.
      We help fund numerous programs in the areas of education, health and social services, civic projects and the arts. To name just one, Mercantile combines extraordinary employee giving with a corporate gift to support the United Way - more than $2 million each year. Commitment to the United Way is a big part of the Mercantile culture, extending beyond financial support. Mercantile employees give generously of their time to the United Way as volunteers, board and panel members.
      In urban and rural markets alike, Mercantile also helps build communities through aggressive reinvestment programs. For instance, Mercantile's "Project Open Doors" represents a commitment to lend up to $1 billion over the next several years to finance low- and moderate-income home purchases across the St. Louis metropolitan area. In another example, Mercantile Bank of Western Iowa-Jasper County was recognized in 1997 by the U.S. Department of Agriculture as one of the state's top lenders in the Guaranteed Rural Housing Program.
      Across the entire organization, Mercantile bankers are active in their communities, serving on city councils, school boards and chambers of commerce. Increasingly, Mercantile bankers are getting involved in community development corporations (CDCs), using low-cost loans and other investment programs to provide incentives for businesses to locate or expand in their markets. CDCs help keep our communities vital, with growing deposit bases and loan demand.
      Of course, community involvement is good business. But to the thousands of Mercantile people who volunteer their time, ideas and energy to help worthy causes in their cities and towns, it transcends business. Mercantile volunteers lend more than credence to our community-oriented philosophy - they give it heart and soul.

18   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

[PHOTO OF TUTOR WITH TWO STUDENTS]

From serving on
charity boards to
tutoring in schools,
Mercantile employees
strive to help their
communities grow.

[PHOTO OF WORKER WITH IMAGING SYSTEM]
Advanced imaging
technology helps
Mercantile provide
consistent, cost-
effective lock box
services to the IRS.
This technology
can help govern-
ment and business
further streamline
their operations
in the future.

[PHOTO OF VICKI BURKE]
"We focus on building
long-term partnerships
with our customers,
working with them
to develop creative
solutions that work.
This will be the key
to our success in
the future."

- Vicki Burke
Vice President
Government Services

BUILDING MARKET LEADERSHIP

MOVING CONFIDENTLY
INTO THE FUTURE
We're looking ahead with a sense of excitement, anticipating and moving to fulfill our customers' changing needs. We are well positioned for strong earnings growth now, and in the future.

In today's rapidly changing banking environment, we see tremendous opportunity to build the Mercantile franchise.
      On the retail banking side, customer interest in electronic banking is growing. We're developing technology-based delivery systems such as intelligent ATMs, online banking and more. In more traditional areas, we are aggressively building our trust, investment and mortgage businesses, encouraging customers to take full advantage of Mercantile's "Power of Partnership."
      For business customers, technologies such as those developed for the federal government's EFTPS program (described on page 13 of this report) and other government services strongly position us to serve the private sector as demand for paperless banking services grows. Alliances with other financial service providers are creating opportunities for growth, such as the one we formed in first quarter 1998 with Edward Jones to test market small business loans through their national brokerage network.
      In the future, we'll continue to strive for the number-one, -two or -three position in each market we serve. We'll work to expand our middle-market lending and commercial banking businesses while vigorously maintaining our superior credit culture. We'll further enhance efficiency and customer convenience by consolidating to a single charter in the next few years. And we will continue to pursue mergers and acquisitions to build Mercantile's presence and market strength.
      With more than 30 acquisitions in the past seven years, Mercantile has brought together a highly diverse pool of banking talent that gives us tremendous confidence as we look to the future. People are the foundation of relationship banking. Mercantile people give us what it takes to become the best relationship bank in our markets.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   21

  [MAP OF MISSOURI, KANSAS, ILLINOIS, IOWA, ARKANSAS AND KENTUCKY WITH
          EXISTING LOCATIONS AND NEW ACQUISITIONS IDENTIFIED]

22   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Mercantile provides
services through an
extensive network
of more than 500
banking locations
throughout the
Midwest.


OUR MARKETPLACE

MISSOURI                            Locations<F*>
St. Louis                                    81
Pike County                                   2
Franklin County                               5
Boone County                                  5
East Central
   Missouri                                   2
Lake of the Ozarks                            6
Phelps County                                 4
Warrensburg                                   6
West Central
   Missouri                                   5
Jefferson City                                1
Salem                                         2
St. Joseph                                    7
Memphis                                       1
Missouri Valley                               2
North Central
   Missouri                                   9
Northwest                                     5
Plattsburg                                    4
Trenton                                       3
Poplar Bluff                                  7
Cape Girardeau                                4
Doniphan                                      2
The Mineral Area                              4
Perryville                                    1
Ste. Genevieve                                1
Sikeston                                      3
Stoddard/Bollinger
   Counties                                   5
Springfield                                  25
Lebanon                                       5
Monett                                        5
Willow Springs                                1
Wright County                                 1
Joplin                                       17
Nevada                                        3
Kansas City                                  36

KANSAS
Kansas City                                  22
Lawrence                                     17
Topeka                                       15

ILLINOIS                            Locations<F*>
Alton/Illinois                               27
Stephenson County                             4
Winnebago County                              6
Whiteside County                              5
Mt. Vernon                                    5
Carlyle                                       2
Centralia                                     3
Flora                                         2

IOWA
Waterloo                                      6
Cedar Rapids                                  7
Clinton                                       5
Henry County                                  3
Maquoketa                                     4
Tipton                                        1
Vinton                                        3
Washington                                    2
Dubuque                                       5
Galena                                        3
Davenport                                     6
Jasper County                                 5
Ankeny                                        2
Boone                                         3
Centerville                                   3
Chariton                                      2
Clay County                                   1
Humboldt                                      4
Lyon County                                   2
Marshalltown                                  4
Mount Ayr                                     4
Onawa                                         1
Osceola County                                1
Pella                                         2
Polk County                                   9
The Bluffs                                   13

ARKANSAS
Central Arkansas                             20
Conway County                                 5
Crawford County                               4
Heber Springs                                 3
North Central
   Arkansas                                   4
Faulkner County                               2

NEW ACQUISITIONS
Arkansas                              Locations<F*>
Hot Springs County                            5
Clark County                                  6
Garland County                                7
Grant County                                  3
Saline County                                 1

Illinois
Stephenson County                             2
Winnebago County                              6
Lee County                                    3

Madison County                               13
St. Clair County                              6
McClean County                                5
Sangamon County                              21
Morgan County                                 8
Christian County                              4
Monroe County                                 1
Hamilton County                               1
Williamson County                             2
Union County                                  1
Jefferson County                              1
Franklin County                               2
Macoupin County                               2
Cole County                                   5
Jackson County                                1
Montgomery County                             1

Missouri
St. Louis County                              4
St. Charles County                            2

Kentucky
Marshall County                               4
McCracken County                             11
Graves County                                 5
Christian County                              3
Calloway County                               2

    Listing is by bank name except for New Acquisitions, which is by county.
<F*>Locations include free-standing ATMs.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   23

FINANCIAL CONTENTS

Financial Commentary
25    Performance Summary
28    Net Interest Income
29    Liquidity
30    Interest Rate Sensitivity
33    Deposits
34    Short-Term Borrowings
      and Short-Term Investments
34    Capital Resources
37    Investments in Debt and Equity Securities
38    Loans
39    Risk Management and the
      Reserve for Possible Loan Losses
42    Non-Performing Assets
44    Off-Balance-Sheet Risk
44    Other Income
46    Other Expense
48    Income Taxes
49    Fourth Quarter Results

51    Management Report on
      Consolidated Financial Statements

Audited Financial Statements
51    Independent Auditors' Report
52    Mercantile Bancorporation Inc.
      and Subsidiaries Consolidated
      Financial Statements
56    Notes to Consolidated Financial Statements

76    Six Year Consolidated Financial Statements

24   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

FINANCIAL COMMENTARY

PERFORMANCE SUMMARY
To facilitate comparison of the fundamental financial performance of Mercantile Bancorporation Inc. ("Mercantile" or "Corporation"), certain one-time charges should be excluded from the results of operations for 1997 and 1996. The Corporation recorded one-time acquisition costs in 1997 for Roosevelt Financial Group, Inc. ("Roosevelt"), Mark Twain Bancshares, Inc. ("Mark Twain") and Regional Bancshares, Inc. These charges include accruals to substantially conform the accounting and credit policies of the acquirees to those of Mercantile, as well as to account for the one-time expenses associated with those in-market transactions. Last year, similar expenses were recorded for the seven 1996 acquisitions listed in Note C to the Consolidated Financial Statements.
      After eliminating nonrecurring expense previously detailed, adjusted net income for 1997 was $336,970,000, an 11.7% increase over the adjusted $301,754,000 earned a year ago. Adjusted basic earnings per share was $2.76, an improvement of 6.2% from the $2.60 earned last year. Diluted earnings per share on an adjusted basis was $2.71 in 1997, 5.9% higher than the $2.56 reported in 1996. Adjusted return on assets was 1.30% in 1997 compared with 1.43% in 1996, while adjusted return on average equity for the year was 15.73% versus 15.94% last year.
      Including one-time charges, reported net income for Mercantile for 1997 was $204,593,000 as compared with the $245,215,000 earned a year ago and $280,389,000 in 1995. The corresponding basic earnings per share in 1997 was $1.68 compared with $2.11 and $2.41 in the prior years. Diluted earnings per share calculated as required by the newly issued Financial Accounting
Standard ("FAS") 128 was $1.65 in 1997 versus $2.08 in 1996 and $2.37 in
1995.
      Building shareholder value through strategic deployment of capital is increasingly critical in today's competitive environment. The Corporation identifies lower performing units for corrective action or redeployment of resources. In 1996, that focus resulted in the sale of Mercantile's credit card merchant processing business and its trust indenture and agency business along with certain non-strategic branches. In 1997, the Corporation sold $405,000,000 of its former co-branded credit card receivables at a discount. This sale was announced on September 25, 1997 and closed on October 17, 1997. The pre-tax operating loss on this product was $16,400,000 for the first nine months of 1997.
      Additionally, a final nonrecurring expense was recorded in the third quarter of 1996 when legislation was enacted to recapitalize the Savings Association Insurance Fund ("SAIF"), which called for a one-time assessment of
65.7 basis points per $100 in thrift deposits held as of March 31, 1995. The assessment, recorded as a nonrecurring expense, totaled $12,385,000. Exhibit 1 presents adjusted results for 1997 and 1996, which represent reported net income as adjusted for one-time acquisition costs in both years, the 1997 credit card sale loss and the 1996 SAIF assessment.

Exhibit 1
---------------------------------------------------------------------------------------------------------------------
    ADJUSTED RESULTS                                                     Year Ended December 31, 1997
                                                             --------------------------------------------------------
                                                                                      Diluted
                                                                                 Earnings per              Return
    (Dollars in thousands except per share data)              Net Income                Share           on Assets
---------------------------------------------------------------------------------------------------------------------
    Reported                                                    $204,593                $1.65                 .79%
    Acquisition expenses                                          99,877                  .80                 .38
    Loss on the sale of
       credit card loans                                          32,500                  .26                 .13
---------------------------------------------------------------------------------------------------------------------
    Adjusted                                                    $336,970                $2.71                1.30%
=====================================================================================================================
                                                                         Year Ended December 31, 1996
                                                                -----------------------------------------------------
    Reported                                                    $245,215                $2.08                1.16%
    Acquisition expenses                                          48,489                  .41                 .23
    Special SAIF assessment                                        8,050                  .07                 .04
---------------------------------------------------------------------------------------------------------------------
    Adjusted                                                    $301,754                $2.56                1.43%
=====================================================================================================================

      Mercantile's acquisition of St. Louis-based Roosevelt closed on July 1, 1997. The Roosevelt transaction was accounted for as a purchase;
thus, historical financial statements were not restated and its results of operations are included with Mercantile's from July 1, 1997 forward. On November 14, 1997, the assets and liabilities of Roosevelt Bank were merged into nine Mercantile subsidiary banks based on geographic area.
      All prior year figures have been restated to include the pre-acquisition accounts and results of operations of Mark Twain, which was merged with Mercantile on April 25, 1997 in a transaction accounted for as a pooling-of-interests. The Mark Twain earnings per share dilution was estimated to have been $.03 in the first half of 1997.
      On July 16, 1997, the Board of Directors declared a three-for-two stock split, in the form of a dividend, which was distributed on October 1, 1997. All per share amounts in this Financial Commentary have also been restated to reflect this stock split.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   25

      It is important to recognize cash based earnings, which excludes intangible asset amortization, because it is more indicative of cash flows, and thus, the Corporation's ability to support growth and pay dividends. Goodwill of $608,076,000 was added to the Corporation's balance sheet in conjunction with the purchase of Roosevelt. In 1997, cash based adjusted diluted earnings per share was $3.00, up 13.2% from the $2.65 earned in 1996. See Exhibit 2 for other cash based performance ratios and the related favorable comparisons to 1996.

Exhibit 2
--------------------------------------------------------------------------------------------------------------
 CASH BASED EARNINGS
                                                              ------------------------------------------------
 (Dollars in thousands except per share data)                       1997              1996            Change
--------------------------------------------------------------------------------------------------------------
 Adjusted net income                                            $336,970          $301,754              11.7%
 Add back:
 Goodwill amortization                                            32,864             8,265                 -
 Other intangible asset
    amortization                                                   5,137             3,761              36.6
--------------------------------------------------------------------------------------------------------------
       Total Intangible
          Asset Amortization                                      38,001            12,026                 -
 Less tax effect                                                  (1,666)           (1,312)             27.0
--------------------------------------------------------------------------------------------------------------
       Cash Based Adjusted
          Net Income                                            $373,305          $312,468              19.5
==============================================================================================================

 Cash based adjusted basic
    earnings per share                                             $3.06             $2.69              13.8%
 Cash based adjusted diluted
    earnings per share                                              3.00              2.65              13.2

 CASH BASED ADJUSTED
 PERFORMANCE RATIOS
 Return on tangible assets                                          1.46%             1.49%
 Return on tangible equity                                         22.89             17.69
 Efficiency ratio                                                  52.15             54.28
 Other expense to average
    tangible assets                                                 2.69              3.07
--------------------------------------------------------------------------------------------------------------

      In 1996, seven transactions were completed that added $3.0 billion in assets. In 1995, seven other transactions were closed that added $3.5 billion in assets. Note C to the Consolidated Financial Statements details acquisition activity for the past three years as well as four announced and pending transactions. By December 31, 1997, Mercantile was operating from 17 bank charters and more than 500 banking locations in five states with plans to consolidate to one charter over the next few years. As recently as December 31, 1995, Mercantile had 75 bank charters. After all announced acquisitions are closed and integrated, Mercantile will operate approximately 625 banking locations in its six-state trade area.
      Net interest income increased 11.2% to $920,504,000 during 1997. The acquisition of Roosevelt and the diminution of the credit card portfolio both had significant impact on the Corporation's mix of earning assets and costing sources of funds. The net interest rate margin in the third quarter of 1997, the first quarter that included Roosevelt, declined to 3.71% from historical levels in the 4.30% range. The year-to-date margin was 3.93% in 1997 compared with 4.34% in 1996 and 4.38% in 1995. Average earning assets for 1997 of $23.8 billion were 22.2% higher than last year following growth of 4.1% in 1996. The Roosevelt acquisition added approximately $3.3 billion to average earning assets.
      For the year ended December 31, 1997, other income was $378,684,000, an improvement of $41,204,000 or 12.2% from last year following growth of 8.3% in 1996. Fee growth in core businesses and the impact of service charges and mortgage banking revenue largely accounted for the increase.
      Non-interest expenses were up 24.5% from a year ago and totaled $894,780,000 compared with $718,668,000 last year. Other expense in 1997 included $121,393,000 in nonrecurring merger-related costs and the $50,000,000 loss on the sale of former co-branded credit card loans. Other expense in 1996 included $51,071,000 in acquisition costs and the one-time SAIF assessment of $12,385,000 discussed earlier. Excluding these nonrecurring costs, operating expenses grew by 10.4%. On this adjusted basis, the year-to-date efficiency ratio was 55.04% compared with 55.30% last year, and the other expense to average assets ratio improved to 2.78% in 1997 from 3.11% in 1996. The Corporation exceeded the $20,000,000 announced 1997 synergies on the Mark Twain and Roosevelt integrations.
      The provision for possible loan losses in 1997 was $79,309,000 compared with $73,015,000 the prior year and $41,533,000 in 1995. Nonrecurring merger-related provision totaled $20,340,000 in 1997 and $13,666,000 in the prior year; 1996 also included $10,000,000 recorded to offset a charge-off on a specialty retailer credit. Net charge-offs for the year were $74,930,000 and represented .43% of average loans in 1997 compared with $84,737,000 and
 .60% last year. Excluding credit card, net losses were only .14% of average loans in 1997. At December 31, 1997, the reserve for possible loan losses was $254,983,000 and provided coverage of 249.51% of non-performing loans (i.e., non-accrual and renegotiated loans) compared with 318.99% last year.

26   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Exhibit 3
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
                                                                                                          --------------------------
                                                                                                                  Growth Rates
                                     -----------------------------------------------------------------------------------------------
                                         1997         1996        1995        1994        1993       1992 One Year     Five Years
------------------------------------------------------------------------------------------------------------------------------------
 PER SHARE DATA
 Basic earnings per share            $   1.68     $   2.11    $   2.41    $   2.06    $   1.81   $   1.55    (20.4)%          1.6%
 Diluted Earnings per share              1.65         2.08        2.37        2.02        1.77       1.51    (20.7)           1.8
 Dividends declared                     1.148        1.092         .88        .748         .66        .62      5.1           13.1
 Book value at year-end                 18.47        16.74       16.29       14.48       13.41      12.11     10.3            8.8
 Market price at year-end              61-1/2       34-1/4    30-11/16    20-13/16     20-1/16    21-7/16     79.6           23.5

 OPERATING RESULTS (Thousands)
 Taxable-equivalent net interest
   income                            $935,590     $844,306    $818,448    $808,348    $779,809   $705,614     10.8%           5.8%
 Tax-equivalent adjustment             15,086       16,353      17,758      17,962      18,598     17,891     (7.7)          (3.4)
------------------------------------------------------------------------------------------------------------------------------------
 Net interest income                  920,504      827,953     800,690     790,386     761,211    687,723     11.2            6.0
 Provision for possible loan
   losses                              79,309       73,015      41,533      48,791      70,584     88,238      8.6           (2.1)
 Other income                         378,684      337,480     311,649     272,368     290,380    264,534     12.2            7.4
 Other expense                        894,780      718,668     640,519     645,011     666,067    616,159     24.5            7.7
 Income taxes                         120,506      128,535     149,898     135,896     114,768     83,773     (6.2)           7.5
------------------------------------------------------------------------------------------------------------------------------------
  Net Income                         $204,593     $245,215    $280,389    $233,056    $200,172   $164,087    (16.6)           4.5
====================================================================================================================================
 ENDING BALANCE SHEET (Millions)
 Total assets                        $ 29,955     $ 22,030    $ 20,883    $ 19,397    $ 18,878   $ 18,398     36.0%          10.2%
 Earnings assets                       27,278       20,061      18,997      17,904      17,390     16,846     36.0           10.1
 Loans and leases                      19,200       14,953      13,703      12,764      11,637     11,183     28.4           11.4
 Investments in debt and
  equity securities                     7,546        4,746       4,964       4,895       5,234      5,148     59.0            7.9
 Deposits                              22,080       17,336      16,172      15,137      15,435     15,295     27.4            7.6
 Long-term debt<F*>                     1,469          305         344         351         340        365        -           32.1
 Shareholders' equity                   2,410        1,946       1,915       1,643       1,510      1,322     23.9           12.8
 Reserve for possible loan losses         255          230         232         245         233        224     10.7            2.6

 AVERAGE BALANCE SHEET (Millions)
 Total assets                        $ 25,997     $ 21,066    $ 20,213    $ 19,027    $ 18,571   $ 17,630     23.4%           8.1%
 Earning assets                        23,777       19,452      18,693      17,543      17,042     16,166     22.2            8.0
 Loans and leases                      17,271       14,089      13,435      11,978      11,342     11,038     22.6            9.4
 Investments in debt and
  equity securities                     6,103        5,071       4,904       5,186       5,200      4,578     20.3            5.9
 Deposits                              19,735       16,790      15,900      15,465      15,516     14,836     17.5            5.9
 Long-term debt<F*>                       842          320         352         357         339        303        -           22.7
 Sharehodlers' equity                   2,142        1,893       1,793       1,590       1,423      1,232     13.1           11.7
------------------------------------------------------------------------------------------------------------------------------------

<F*>Includes company-obligated mandatorily redeemable securities of
    Mercantile Capital Trust I.

      Non-performing loans and foreclosed assets as of December 31, 1997 were $119,565,000 or .62% of total loans and foreclosed assets compared with $88,990,000 or .59% last year. An increase of approximately $20,392,000 in non-performing loans was attributable to Roosevelt. Additionally, there were investment securities, primarily acquired with the Roosevelt transaction, which incurred a change in value that is considered an "other than temporary" impairment. These securities totaled $85,887,000 at December 31, 1997 and are discussed in detail on page 42 of this report. Foreclosed assets were $17,373,000 compared with $16,771,000 at December 31, 1996.
      Consolidated assets of $30.0 billion at December 31, 1997 were up 36.0% from last December 31. Core deposits increased by 26.2% to $20.0 billion, loans were $19.2 billion, up 28.4% from last year, and shareholders' equity of $2.4 billion was 23.9% higher than at December 31, 1996. All measures of capital adequacy remained above regulatory requirements. Tier I capital to risk-adjusted assets was 8.84% while Total capital to risk-adjusted assets at December 31, 1997 was 12.05%. The ratio of tangible equity to tangible assets was 5.50% at December 31, 1997.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   27

Exhibit 4
------------------------------------------------------------------------------------------------------------------------------------
 SELECTED RATIOS
                                                              ----------------------------------------------------------------------
                                                                   1997        1996        1995        1994        1993        1992
------------------------------------------------------------------------------------------------------------------------------------
 Return on assets                                                   .79%       1.16%       1.39%       1.22%       1.08%        .93%
 Return on equity                                                  9.55       12.95       15.64       14.66       14.06       13.32
 Efficiency ratio                                                 68.08       60.81       56.68       59.68       62.24       63.51
 Other expense to average assets                                   3.44        3.41        3.17        3.39        3.59        3.49

 Dividend yield                                                    1.87        3.19        2.87        3.59        3.29        2.89
 Dividend payout<F*>                                              69.58       52.50       37.13       37.03       37.29       41.06

 Tangible equity to tangible assets                                5.50        8.05        8.66        7.97        7.43        6.62
 Equity to assets                                                  8.05        8.83        9.17        8.47        8.00        7.19
 Tier I capital to risk-adjusted assets                            8.84       11.00       12.06       11.74       11.25       10.22
 Total capital to risk-adjusted assets                            12.05       13.68       14.89       14.73       14.40       13.14
 Leverage                                                          6.15        8.12        8.57        8.12        7.44        6.68

 Loans to deposits (Average)                                      87.52       83.91       84.50       77.46       73.10       74.40
 Reserve for possible loan losses to outstanding loans             1.33        1.54        1.70        1.92        2.00        2.00
 Reserve for possible loan losses to non-performing loans        249.51      318.99      241.79      552.34      289.13      155.54
 Non-performing loans to outstanding loans                          .53         .48         .70         .35         .69        1.29
 Non-performing assets to total assets                              .69         .41         .56         .37         .72        1.22

 Net interest rate margin                                          3.93        4.34        4.38        4.61        4.58        4.36
------------------------------------------------------------------------------------------------------------------------------------

<F*>Based upon diluted earnings per share.

      At the Board of Directors meeting on February 18, 1998, the quarterly dividend was increased by 8.0% to $.31 from $.287 per common share.
      At December 31, 1997, Mercantile's assets are distributed as follows:
St. Louis metropolitan area $15.7 billion (one charter), outstate Missouri $5.5 billion (ten charters), metropolitan Kansas City $3.7 billion (one charter), Iowa $2.8 billion (two charters), Arkansas $1.3 billion (one charter) and Illinois $800 million (two charters).
      The Corporation has announced four acquisitions that are expected to close in 1998. The acquisition of Horizon Bancorp, Inc. of Arkadelphia, Arkansas, closed on February 2, 1998, and the merger with HomeCorp, Inc. of Rockford, Illinois, is expected to close in the first quarter of 1998. CBT Corporation of Paducah, Kentucky, gives Mercantile entrance into a sixth state, and it should close in the second quarter of 1998. On February 2, 1998, the Corporation announced plans to merge with Firstbank of Illinois Co., headquartered in Springfield, Illinois. With this acquisition, Mercantile is expected to be the largest banking group in Illinois outside the Chicago area. All four transactions are to be accounted for as poolings-of-interests and are not expected to have a material impact on Mercantile's current capital, liquidity or results of operations.
      The following financial commentary presents a more thorough discussion and analysis of the results of operations and financial condition of the Corporation for the year ended December 31, 1997. It should be read in conjunction with the accompanying audited Consolidated Financial Statements and related notes. Financial highlights for the past six years are presented in Exhibits 3 and 4.

NET INTEREST INCOME
Net interest income, the difference between total interest income on earning assets and total interest expense, the cost of funds supporting those assets, is Mercantile's primary source of earnings. Representing the Corporation's gross profit from lending, investing, deposit gathering and borrowing activities, net interest income is affected by these variables: the volume, yield and mix of earning assets and interest bearing liabilities, the level of non-performing assets, the level of non-interest bearing liabilities and the interest rate environment. The net interest rate margin is net interest income on a fully taxable-equivalent basis as a percentage of average earning assets.
      In 1997, net interest income was $920,504,000, an increase of $92,551,000 or 11.2% from the $827,953,000 earned in 1996, which was up 3.4%
over 1995 results. The volume of average earning assets grew by 22.2%

28   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
in 1997, and the net interest rate margin was 3.93% compared with 4.34% in 1996 and 4.38% in 1995. The acquisition of Roosevelt caused a significant shift in the mix of earning assets and funding sources. This shift and the cost of the debt issued to acquire Roosevelt caused an estimated 60-basis-point decline in the net interest rate margin during the second half of 1997.
      Average earning assets in 1997 grew by $4.3 billion or 22.2% when compared with 1996, and average loans grew by 22.6%. This growth was funded by an increase of $2.5 billion or 15.9% in average core deposits, a $492,880,000 increase in purchased deposits, a $1.2 billion increase in short-term borrowed funds and $650,000,000 of long-term debt issued in 1997. The net result of these funding changes lowered the rate margin when compared to prior years as core deposits (the lowest costing source of funds) declined as a percentage of earning assets while more costly purchased deposits and short-term borrowings increased.
      Lower yielding residential real estate mortgage loans as a percentage of earning assets increased from 21.18% in the second quarter of 1997 (pre-Roosevelt) to 30.46% in the fourth quarter of 1997; likewise, the ratio of higher costing consumer time certificates under $100,000 to total core deposits increased from 38.76% to 44.92%. Since the Roosevelt acquisition closed on July 1, 1997, the comparison of these ratios will continue to change and will have an impact on the net interest rate margin when compared to prior periods as the interest spreads between these dominant uses and sources of Roosevelt funds are much narrower than typical bank products.
      The decline in the net interest rate margin in 1997 from 1996 and 1995 levels was also attributable to continued competitive pricing for both loans and deposits, the opportunity to sell certain investment securities at gains, the interest expense incurred on recent debt issues, the continued movement of retail deposits from savings and transaction accounts to either retail certificates of deposit or mutual funds, a greater dependence on wholesale funding than in 1996 and higher levels of non-performing assets.
Additionally, the fourth quarter of 1997 did not have the high yielding co-branded card that was sold on September 25, 1997. The net interest rate margin for the fourth quarter of 1997 declined to 3.58% from 3.71% in the third quarter. The absence of those high yielding card balances, which totaled $405,000,000, is estimated to have caused approximately 10 basis points of the 13-basis-point decline between the third and fourth quarters of 1997. Partially offsetting these negative factors during 1997 were increases in average net demand deposits (non-interest bearing demand deposits less cash and due from banks) of $200,332,000 or 11.0%, a $248,793,000 or 13.1% growth in average shareholders' equity and a 27-basis-point improvement in the yield of the investment portfolio, largely attributable to Roosevelt's higher yielding securities.
      Subsequent discussions on liquidity and interest rate sensitivity, deposits, securities and loans further detail the changes in net interest income and the net interest rate margin for the years 1997, 1996 and 1995.

LIQUIDITY
The Corporation's Asset/Liability Management Committee ("ALCO") formulates guidelines and monitors the composition of assets and liabilities. Three subcommittees also provide guidance and develop strategies for ALCO's consideration. The objectives are to meet earnings goals by producing the optimal yield and maturity mix consistent with pre-established guidelines for interest rate and liquidity plus capital constraints. Key to these goals is liquidity management, which ensures Mercantile has ready access to sufficient funds at reasonable rates to meet both existing commitments and future financial obligations. Liquidity management also is necessary to withstand fluctuations in deposit levels and to provide for customers' credit needs in a timely and cost-effective manner. Liquidity management is viewed from a long-term and short-term perspective, as well as from a liability and asset perspective. Management monitors liquidity through a periodic review of maturity profiles, yield and rate behaviors, and loan and deposit forecasts to minimize funding risks.
      Long-term liquidity is a function of a strong capital position and a large core deposit base. Growth and stability of both of these components form the foundation for Mercantile's long-term liquidity strength. Short-term liquidity needs arise from the continuous fluctuations in the flow of funds on both sides of the balance sheet and to a lesser extent from seasonal and cyclical customer demands.
      The acquisition of Mark Twain in the second quarter of 1997 did not have a significant impact on the liquidity profile and funding needs of the Corporation, as its balance sheet profile was similar to that of Mercantile. The July 1, 1997 acquisition of Roosevelt modified the liquidity profile as:
1) $650,000,000 of term debt was obtained in the capital markets largely to fund the transaction; 2) significant Federal Home Loan Bank ("FHLB")

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   29
borrowings were assumed; 3) a liquid and largely unpledged investment portfolio was acquired; 4) the significant mortgage assets that were acquired are expected to generate a large cash flow over time and in the short term could be used to secure additional FHLB borrowings; and 5) significant core deposits and customer relationships came with the transaction.
      The most important source of liquidity for Mercantile continues to be liability liquidity, which is the ability to raise new funds and renew maturing liabilities in a variety of markets. The most critical factor in assuring liability liquidity is the maintenance of confidence in Mercantile by suppliers of funds. The Corporation has a current liability position in line with established strategic objectives. Certain of these objectives emphasize significant core deposit funding of subsidiary banks, corporate and subsidiary performance goals, and capital positions that exceed regulatory guidelines. Mercantile's extensive retail network continues to provide the necessary core deposits to meet desired liquidity levels.
      Examples of the Corporation's liability liquidity include: 1) FHLB borrowing availability of $6.0 billion, of which only $1.9 billion was utilized at December 31, 1997; 2) an expanded bank note program that will be developed in 1998; 3) the $30 billion-asset size of Mercantile allows for greater diversification of funding sources where higher limits of funds can be obtained from large providers; and 4) $100,000,000 in lines of credit available to the Parent Company. These programs provide the Corporation with significant access to funds at a wide range of maturities.
      Asset liquidity is typically provided through the maturities of various assets, the net cash flow of fee-based businesses, the ability to convert loans and maturing investments into cash (such as through securitizations), the availability of proceeds from the sale of investment securities classified as available-for-sale and the utilization of securities as collateral in repurchase agreements. Unpledged investment securities totaled $4.0 billion at December 31, 1997 compared with $1.7 billion last year-end.
      The September 25, 1997 sale of the $405,000,000 in former co-branded credit card loans provided significant liquidity to Mercantile Bank N.A. and as such was used to pay down market borrowings and add to the investment portfolio. The $400,000,000 securitization of a portion of Mercantile's core MasterCard(R) and VISA(R) credit card loans in May 1995 provides another example of asset liquidity.
      The reputation of Mercantile Bank N.A., as well as its financial strength and numerous long-term customer relationships, enables it to raise funds as needed in various markets. Historically, these funds have been purchased locally, nationally and internationally in the federal funds market and via large certificates of deposit and eurodollar transactions, capitalizing on relationships maintained with investment banks, money center banks and money market funds.
      At December 31, 1997, the Parent Company held $252,823,000 in cash, liquid money market investments and available-for-sale securities, and expectations are to increase from that level in 1998. The Parent Company's routine cash requirements consist primarily of operating expenses, dividends to shareholders, principal and interest payments on debt and funds used in acquisitions. Operating expenses are funded by subsidiary bank management fees, while shareholder dividends and debt service are satisfied by quarterly subsidiary bank dividends. The Parent Company also borrows funds in the commercial paper market, which are in turn lent to subsidiaries, and it also has access to long-term capital markets. Maintaining favorable debt ratings is critical to liquidity, as these ratings affect the availability and cost of funds to the Corporation. These public ratings are indicated in Exhibit 9 on page 35.
      Net cash provided by operating activities for the Corporation in 1997 was $342,546,000. Net income of $204,593,000, adjusted for non-cash charges, largely accounted for the net cash provided by operating activities. Net cash used by investing activities was $668,573,000 in 1997. The largest component of cash used by investing activities was the purchase of investment securities, which totaled $3.3 billion. Net cash provided by financing activities in 1997 was $372,712,000. The increase in the Corporation's short-term borrowings, as well as the issuance of capital trust securities and long-term debt, was a major source of net cash from financing activities during 1997.

INTEREST RATE SENSITIVITY
Interest sensitivity is related to liquidity, as each is affected by maturing assets and sources of funds. Interest sensitivity, however, also takes into consideration those assets and liabilities with interest rates that are subject to change prior to maturity. The objective and primary focus of interest sensitivity management is to optimize earnings

30   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Exhibit 5
------------------------------------------------------------------------------------------------------------------------------------
 INTEREST RATE SENSITIVITY                                                        December 31, 1997
                                                  ----------------------------------------------------------------------------------
                                                                                                     Total
                                                      Variable        1-3        4-6       7-12     1 Year       Over
 (Dollars in millions)                                    Rate     Months     Months     Months    or Less     1 Year      Total
-----------------------------------------------------------------------------------------------------------------------------------
 EARNING ASSETS
 Loans and leases<F1>                                  $ 2,852    $ 3,869    $ 1,568    $ 2,834    $11,123    $ 8,077    $19,200
 Investments in debt and equity securities                  70      1,984        677        932      3,663      3,883      7,546
 Short-term investments                                    293        215         24          -        532          -        532
------------------------------------------------------------------------------------------------------------------------------------
    Total Earning Assets                               $ 3,215    $ 6,068    $ 2,269    $ 3,766    $15,318    $11,960    $27,278
====================================================================================================================================

 ACQUIRED FUNDS
 Interest bearing core deposits<F2>                    $ 4,566    $ 1,773    $ 1,593    $ 2,407    $10,339    $ 6,102    $16,441
 Purchased deposits                                        304        779        354        297      1,734        319      2,053
 Short-term borrowings                                   1,559      1,722        151         34      3,466          -      3,466
 Bank notes                                                  -        175          -          -        175          -        175
 Long-term debt<F3>                                          -        579          -          -        579        890      1,469
 Net effect of credit card securitization                    -        176          -          -        176       (176)         -
 Interest rate swaps                                         -        720          -       (130)       590       (590)         -
------------------------------------------------------------------------------------------------------------------------------------
    Total Interest Bearing Acquired Funds                6,429      5,924      2,098      2,608     17,059      6,545     23,604
 Non-interest bearing deposits<F2>                       1,062          -          -          -      1,062      2,524      3,586
------------------------------------------------------------------------------------------------------------------------------------
    Total Acquired Funds                               $ 7,491    $ 5,924    $ 2,098    $ 2,608    $18,121    $ 9,069    $27,190
====================================================================================================================================

 GAP ANALYSIS
 Interest sensitivity gap                              $(4,276)   $   144    $   171    $ 1,158    $(2,803)
====================================================================================================================================
 Cumulative interest sensitivity gap                   $(4,276)   $(4,132)   $(3,961)   $(2,803)
====================================================================================================================================
 Cumulative ratio of interest-sensitive assets
    to interest-sensitive liabilities                      .43        .69        .74        .85
====================================================================================================================================

<F1> Non-accrual loans are reported in the "Over 1 Year" category.
<F2> Mercantile's experience with interest bearing demand, money market accounts, savings and non-interest bearing deposits has been that, although these deposits are subject to immediate withdrawal or repricing, a portion of the balances has remained relatively constant in periods of both rising and falling rates. Therefore, a portion of these deposits is included in the "Over 1 Year" category. If these deposits were all included in the "Total 1 Year or Less" category, the cumulative ratio of interest-sensitive liabilities would be .65.
<F3> Includes company-obligated mandatorily redeemable securities of Mercantile
     Capital Trust I.

results, while managing, within internal policy constraints, interest rate risk. Mercantile's policy on rate sensitivity is to manage exposure to potential risks associated with changing interest rates by maintaining a balance sheet posture in which annual net interest income and the market value of portfolio equity are not significantly impacted by unexpected changes in interest rates. The total absence of risk, as well as excessive risk, will result in less than acceptable returns; therefore, Mercantile manages its interest sensitivity risk between those two extremes.
      Interest rate risk at a given point in time can be represented by an interest rate sensitivity position ("gap"). Exhibit 5 presents a summary balance sheet at December 31, 1997 with an interest rate gap analysis that shows the difference between the amount of assets and liabilities maturing or subject to repricing in given time periods. The cumulative gap represents the net position of assets and liabilities subject to repricing over specified time periods. A static gap report is one measure of the risk inherent in the existing balance sheet structure as it relates to potential changes in net interest income, and it indicates that the Corporation maintained a relatively balanced position at December 31, 1997.
      Because the static gap portrayal does not capture many of the factors that determine interest rate risk, Mercantile places more emphasis on the use of sophisticated simulation models to estimate changes in net interest income and the market value of portfolio equity. These models encompass the entire range of assets, liabilities and off-balance-sheet investments, and they capture multiple aspects of interest rate risk, including rate-driven customer behavior such as the prepayment of mortgages. The Corporation uses this information to adjust its strategies to protect the net interest margin and market value against significant interest rate fluctuations. Uniform sensitivity reports and guidelines are used by all subsidiary banks.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   31

Exhibit 6
------------------------------------------------------------------------------------------------------------------------------------
 MARKET RISK DISCLOSURE                                                     December 31, 1997
                                       ---------------------------------------------------------------------------------------------
                                                                          Book or Notional Value                        Fair Value
                                       ---------------------------------------------------------------------------------------------
                                                       More than   More than   More than  More than
                                             Within    1 Year to  2 Years to  3 Years to 4 Years to       Over
 (Dollars in millions)                       1 Year      2 Years     3 Years     4 Years    5 Years    5 Years     Total
------------------------------------------------------------------------------------------------------------------------------------
 EARNING ASSETS
 Loans and leases:<F*>
    Fixed interest rate                     $ 1,614       $1,316      $1,437      $1,235     $1,310    $ 2,038   $ 8,950   $ 9,314
    Average interest rate                      8.39%        8.63%       8.75%       8.68%      8.68%      8.11%     8.50%
    Variable/adjustable interest rate       $ 2,353       $  776      $  748      $  668     $  864    $ 4,841   $10,250   $10,075
    Average interest rate                      9.29%        8.37%       8.26%       8.26%      9.87%      7.71%     8.38%
 Investments in debt and equity securities:
    Fixed interest rate                     $ 1,221       $  666      $  589      $  461     $  268    $ 2,197   $ 5,402   $ 5,404
    Average interest rate                      6.29%        6.31%       6.28%       6.27%      6.57%      6.49%     6.38%
    Variable/adjustable interest rate       $    23       $   17      $   18      $    5     $   18    $ 2,063   $ 2,144   $ 2,144
    Average interest rate                      5.25%        4.60%       5.01%       3.42%      5.86%      7.64%     7.55%
 Short-term investments                     $   532       $    -      $    -      $    -     $    -    $     -   $   532   $   532
 Average interest rate                         6.04%                                                                6.04%
------------------------------------------------------------------------------------------------------------------------------------
    Total Earning Assets                    $ 5,743       $2,775      $2,792      $2,369     $2,460    $11,139   $27,278   $27,469
====================================================================================================================================

 ACQUIRED FUNDS
 Deposits:
    Transaction deposits                    $ 6,160       $  979      $  979      $  520     $  521    $ 1,315   $10,474   $10,469
    Average interest rate                      2.41%        2.27%       2.27%       1.78%      1.78%      1.19%     2.17%
    Time deposits                           $ 8,147       $2,072      $  773      $  257     $  233    $   124   $11,606   $11,915
    Average interest rate                      4.97%        5.81%       6.14%       5.86%      6.10%      6.32%     5.58%
 Borrowed funds:
    Fixed interest rate                     $ 2,178       $   62      $    3      $  150     $  259    $   429   $ 3,081   $ 3,090
    Average interest rate                      5.51%        8.60%       5.89%       6.80%      6.68%      7.04%     5.95%
    Variable interest rate                  $ 1,519       $  275      $   76      $    1     $    4    $   154   $ 2,029   $ 2,037
    Average interest rate                      5.88%        5.89%       5.90%       5.87%      5.26%      6.58%     5.93%
------------------------------------------------------------------------------------------------------------------------------------
       Total Acquired Funds                 $18,004       $3,388      $1,831      $  928     $1,017    $ 2,022   $27,190   $27,511
====================================================================================================================================

 RATE-SENSITIVE DERIVATIVE
 FINANCIAL INSTRUMENTS
 Pay variable/receive fixed interest
    rate exchange agreements:               $   130       $    -      $   85      $  205     $    -    $   300   $   720   $    11
       Average rate paid                       6.90%                    8.50%       6.29%                 6.38%     6.70%
       Average rate received                   7.22%                    8.17%       6.85%                 7.17%     7.20%
 Interest rate floor agreements:            $   240       $    -      $    -      $    -     $    -    $     -   $   240   $     2
    Average strike rate                        7.56%                                                                7.56%
    Forward rate assumption                    6.35%                                                                6.35%
------------------------------------------------------------------------------------------------------------------------------------

<F*>The book value of loans represents loans before deducting the reserve for possible loan losses. The fair value of loans was estimated by utilizing cash flow analysis discounted at rates that include a credit risk premium.

      Current model projections indicate that annual net interest income would change by less than 2% should rates rise or fall within 100 basis points from their current level. The year-end 1997 gap report shows a negative cumulative interest sensitivity gap position, i.e., liability sensitive for all periods less than one year. A negative interest sensitivity gap position would indicate that net interest income would generally be enhanced in a declining rate environment, and if rates rose, net interest income would be somewhat negatively impacted. The Corporation's simulation models confirm those trends and point to a concern that if the yield curve remains flat in 1998, net interest income will be negatively impacted. However, in the short term if the prime rate were to drop immediately and funding costs did not adjust as quickly, net interest income would decline. The Corporation believes it is appropriately positioned for subsequent rate movements in the current economic environment; however, the potential for large paydowns of mortgage-backed securities and the refinancing of mortgage loans held in

32   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
the loan portfolio does present risk to the current level of net interest income, because if the yield curve remains flat, profitable reinvestment opportunities of the cash flows generated by these paydowns will not exist and balance sheet leverage may be lessened.
      Exhibit 6 provides additional information about the Corporation's financial instruments and derivatives that are sensitive to changes in interest rates. For loans and leases, investment securities and liabilities with contractual maturities, the table presents principal cash flows and weighted average interest rates by contractual maturities as well as the Corporation's historical experience of the impact of interest rate fluctuations on the prepayment of loans and mortgage-backed securities. For transaction deposits, while such amounts are subject to immediate withdrawal or repricing, a portion of the balances has remained constant during periods of rising and falling interest rates. Therefore, a portion of these amounts has been allocated to periods outside of one year based on Mercantile's assessment of the most likely withdrawal behavior. For interest rate swap and floor agreements, the table presents notional amounts and applicable weighted average interest rates by contractual maturity dates. Forward rates are based on the implied forward rates on the reporting dates.

DEPOSITS
Deposits are the Corporation's primary source for the funding of its earning assets and are acquired from a broad base of local markets, including both individual and corporate customers. Total deposits at December 31, 1997 were $22.1 billion, a 27.4% increase from the $17.3 billion of a year ago, which was up $1.2 billion or 7.2% from December 31, 1995. Deposits of approximately $5.3 billion ($2.7 billion on average) were added in the Roosevelt acquisition. On average, total deposits grew by $2.9 billion or 17.5%, and most of that growth was likewise due to the deposits assumed in the Roosevelt acquisition. Exhibit 8 details the components of the Corporation's deposit mix for the past five years.
      Core deposits remain Mercantile's largest, most reliable and most important funding source. Core deposits include both interest bearing and non-interest bearing demand deposits, money market and savings deposits, consumer certificates of deposit under $100,000 and other time deposits. Average core deposits grew by 15.9% in 1997 and represented 75.18% of earning assets compared with 79.29% last year. The Roosevelt acquisition added an estimated $5.0 billion to core deposits in 1997 ($2.5 billion on average), partially offset by the sale of approximately $166,000,000 in deposits in conjunction with the federally mandated divestiture of certain branch offices. Mercantile has experienced anticipated deposit run-off for Roosevelt customers since the transaction was announced in December 1996. Deposit run-off was less than 3% from July through mid-November 1997. After splitting Roosevelt into nine Mercantile banks in November 1997 and selling unprofitable branches, deposit run-off has increased but is still within original expectations.
      Average non-interest bearing deposits increased by $221,580,000 or 7.8% from 1996. Roosevelt added $206,000,000 ($103,000,000 on average) to non-interest bearing accounts, and a large part of the remaining growth came from the U.S. Government, a significant cash management customer of Mercantile Bank N.A. that pays for services rendered via compensating balances. These average balances have increased from $373,000,000 in 1995 to $637,386,000 in 1996 and finally to $675,793,000 in 1997. Cash and due from banks volume is directly related to non-interest bearing deposit volume. It increased by only $21,248,000 or 2.1%. Successful efforts in managing float and minimizing reserve requirements resulted in an increase in average net non-interest bearing funds of $200,332,000 for 1997.

Exhibit 7
-----------------------------------------------------------------------------------------------------------------
 MATURITY OF DOMESTIC                                                    Year Ended December 31, 1997
 TIME DEPOSITS $100,000                                  --------------------------------------------------------
 AND OVER                                                   Certificates        Other Time
 (Thousands)                                                  of Deposit          Deposits             Total
-----------------------------------------------------------------------------------------------------------------
 Three months or less                                         $  502,995          $ 75,846        $  578,841
 Over three through six months                                   348,945             4,217           353,162
 Over six through 12 months                                      296,558            20,454           317,012
 Over 12 months                                                  318,539               534           319,073
-----------------------------------------------------------------------------------------------------------------
    Total                                                     $1,467,037          $101,051        $1,568,088
=================================================================================================================

      Average interest bearing demand, savings, money market accounts and consumer time certificates under $100,000 increased by 4.7%, 10.4%, 19.2% and 24.7%, respectively, largely due to Roosevelt as previously stated. Roosevelt had a greater percentage of consumer time certificates in its total core deposits, and as a result, Mercantile's average of consumer time certificates to total core deposits increased to 42.76% from 39.75% in 1996.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   33

Exhibit 8
-------------------------------------------------------------------------------------------------------------------------
 DEPOSITS                                                                      December 31
                                                   ----------------------------------------------------------------------
 (Thousands)                                               1997         1996          1995          1994          1993
-------------------------------------------------------------------------------------------------------------------------
 Non-interest bearing                               $ 3,586,011  $ 3,003,972   $ 2,594,734   $ 2,442,126   $ 2,545,934
 Interest bearing demand                              2,693,207    2,562,065     2,420,273     2,467,329     2,499,950
 Money market accounts                                3,502,517    2,791,848     2,500,400     2,370,133     2,627,093
 Savings                                              1,331,953    1,090,563     1,115,692     1,202,063     1,310,296
 Consumer time certificates under $100,000            8,777,375    6,195,651     6,130,094     5,493,523     5,508,681
 Other time                                             136,388      231,268        38,742        38,717        35,438
-------------------------------------------------------------------------------------------------------------------------
    Total Core Deposits                              20,027,451   15,875,367    14,799,935    14,013,891    14,527,392
 Time certificates $100,000 and over                  1,467,037    1,209,197     1,162,547       903,921       881,577
 Foreign                                                585,439      251,887       209,170       219,135        26,085
-------------------------------------------------------------------------------------------------------------------------
    Total Purchased Deposits                          2,052,476    1,461,084     1,371,717     1,123,056       907,662
-------------------------------------------------------------------------------------------------------------------------
    Total Deposits                                  $22,079,927  $17,336,451   $16,171,652   $15,136,947   $15,435,054
=========================================================================================================================

      Certificates of deposit greater than $100,000 and foreign branch deposits increased on average by 36.1% to $1.9 billion. Most of the large domestic deposits were gathered from the local retail, commercial and institutional customer base, which provides a natural access to purchased funds and, accordingly, tend to be less volatile than other categories of purchased funds. Exhibit 7 portrays the maturities of domestic time deposits $100,000 and over.

SHORT-TERM BORROWINGS AND
SHORT-TERM INVESTMENTS
Short-term borrowings are an alternative to other funding sources, such as large certificates of deposit and eurodollar deposits, and consist primarily of federal funds purchased, treasury tax and loan note option accounts, securities sold under agreements to repurchase, short-term FHLB advances and commercial paper. These sources of funding are utilized primarily by Mercantile Bank N.A., and volumes are monitored by the ALCO. Mercantile Bank N.A. purchases excess funds from correspondent banks and borrows on a short-term basis from commercial customers. Accordingly, some of Mercantile's short-term borrowings can be considered a stable source of funds, similar to core deposits. Depending on funding requirements and liquidity strategies employed by the ALCO, these funds are either used internally or redeployed as short-term investments.
      Average short-term borrowings nearly doubled in 1997 to $2.7 billion, due largely to the addition of Roosevelt's short-term FHLB advances and an increase in federal funds purchased at Mercantile Bank N.A. Roosevelt's short-term FHLB advances and an increase in federal funds purchased at Mercantile Bank N.A. Roosevelt used FHLB advances to fund a significant part of its investment portfolio. These average short-term advances increased from $73,000,000 in the second quarter of 1997 to $1.3 billion as a result of Roosevelt's funding strategy. Mercantile's reliance on other short-term borrowings also increased as funding was needed to replace core deposit run-off and to fund earning asset growth. Roosevelt's short-term borrowings increased the year-to-date average by approximately $600,000,000. Bank note borrowings were stable at $175,000,000 throughout the year.
      Short-term investments include due from banks - interest bearing, federal funds sold and securities purchased under agreements to resell. Short-term investments averaged $402,913,000 in 1997, an increase of $110,520,000 or 37.8%.

CAPITAL RESOURCES
Mercantile maintains a capital base that provides a foundation for anticipated future asset growth and promotes depositor and investor confidence. Capital management is a continuous process at Mercantile and is focused on ensuring that adequate capital is available for both current needs and anticipated growth. This strategy has enabled the Corporation to profitably expand its balance sheet while maintaining capital ratios that exceed minimum capital requirements.
      At December 31, 1997, shareholders' equity was $2.4 billion, an increase of 23.9% from a year ago. The increase from last year was primarily derived from retained earnings, the Roosevelt and Regional Bancshares, Inc. acquisitions, and a favorable FAS 115 adjustment, partially offset by dividends, share repurchases and the one-time charges previously discussed.

34   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Exhibit 9
----------------------------------------------------------------------------------------------------------------------------
 DEBT RATINGS                                                                     December 31, 1997
                                                         -------------------------------------------------------------------
                                                                                                  Thomson      Standard
                                                                    Moody's          Fitch      BankWatch      & Poor's
----------------------------------------------------------------------------------------------------------------------------
 MERCANTILE BANCORPORATION INC.
 Issuer rating                                                                                          B
 Commercial paper                                                                       F1          TBW-1
 6.800% senior notes, due 2001                                           A2                                         BBB+
 7.050% senior notes, due 2004                                           A2                                         BBB+
 7.625% subordinated notes, due 2002                                     A3                           BBB+          BBB
 7.300% subordinated notes, due 2007                                     A3                                         BBB
 Floating rate capital trust pass-through securities SM                  a2                                         BBB-

 MERCANTILE BANK N.A.
 Bank notes (long-term/short-term)                                   A1/P-1                             A        A-/A-2
 6.375% subordinated notes, due 2004                                     A2              A              A-          BBB+
 9.000% mortgage-backed notes, due 1999                                 Aaa
 Certificates of deposit (long-term/short-term)                                                     TBW-1        A-/A-2
 Letters of credit                                                                                  TBW-1        A-/A-2
----------------------------------------------------------------------------------------------------------------------------

Exhibit 10
----------------------------------------------------------------------------------------------------------------------------
 INTANGIBLE ASSETS                                                             December 31
                                                 ---------------------------------------------------------------------------
 (Thousands)                                            1997           1996           1995           1994          1993
----------------------------------------------------------------------------------------------------------------------------
 Goodwill                                           $748,612       $157,789       $ 95,631       $ 82,770      $ 87,054
 Core deposit premium                                  6,559         10,008         13,645         15,242        19,713
 Mortgage servicing assets                            50,653          5,922          5,163              -         4,069
 Other                                                 1,842         12,462          2,671          6,454         5,457
----------------------------------------------------------------------------------------------------------------------------
    Total                                           $807,666       $186,181       $117,110       $104,466      $116,293
============================================================================================================================

      During 1997, the Corporation repurchased 6.8 million shares of its common stock via designated broker-dealers at an average cost of $42.38 per share. These repurchases occurred largely through accelerated stock repurchase programs. A small portion of that stock was held for reissuance in conjunction with the 1994 Stock Incentive Plan, while the remainder was reissued in the Roosevelt transaction in July 1997. The Corporation has no current authorization to repurchase shares in the open market other than those to be repurchased for the 1994 Stock Incentive Plan or for the Mercantile Bancorporation Inc. Shareholder Investment Plan, which began functioning in the fourth quarter of 1997. With the announcement of the CBT Corporation acquisition on January 12, 1998, Mercantile is also authorized to repurchase up to 530,000 shares prior to its closing in the second quarter of 1998. Additionally, the Corporation may repurchase up to 10% of the total shares to be issued in the acquisition of Firstbank of Illinois Co. Mercantile had only 16,773 tainted shares at December 31, 1997, and they were reissued in the Horizon Bancorp, Inc. acquisition in February 1998.
      On July 16, 1997, the Board of Directors declared a three-for-two stock split, in the form of a dividend, which was distributed on October 1, 1997. Cash dividends totaling $1.148 per common share were declared and paid during 1997, a 5.1% increase from last year's total of $1.092. In addition, on February 18, 1998, the quarterly dividend payable April 1, 1998 was increased by 8.0% to $.31 per common share. This was the seventh consecutive year of dividend increases, and the five-year compound growth rate for dividends per share from 1993 to 1998 is 13.4%. Book value per share at December 31, 1997 was $18.47 compared with $16.74 at the prior year-end, an increase of 10.3%. At the April 1997 meeting, the Corporation's shareholders approved lowering the par value of common stock to $.01 from $5.00 per share. Such action can save certain fees and taxes that are based on the stated capital of the Corporation. Additional data relating to Mercantile's common stock and dividends are included in the Investor Information summary on page 81.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   35

Exhibit 11
----------------------------------------------------------------------------------------------------------------------------
 REGULATORY CAPITAL                                                            December 31
                                           ---------------------------------------------------------------------------------
 (Thousands)                                      1997            1996             1995            1994            1993
----------------------------------------------------------------------------------------------------------------------------
                                           <C
 Tier I capital                            $ 1,785,007     $ 1,749,466      $ 1,772,417     $ 1,578,698     $ 1,403,097
 Tier II capital                               647,367         426,246          416,294         402,835         392,323
----------------------------------------------------------------------------------------------------------------------------
    Total Risk-based Capital               $ 2,432,374     $ 2,175,712      $ 2,188,711     $ 1,981,533     $ 1,795,420
============================================================================================================================

 Risk-adjusted assets                      $20,186,778     $15,905,622      $14,702,734     $13,448,900     $12,469,424
============================================================================================================================

 Quarterly average tangible assets         $29,010,389     $21,549,738      $20,670,794     $19,442,097     $18,852,028
============================================================================================================================

Exhibit 12
----------------------------------------------------------------------------------------------------------------------------
 CAPITAL RATIOS                                                                           December 31
                                                            ----------------------------------------------------------------
                                                                    1997        1996        1995       1994        1993
----------------------------------------------------------------------------------------------------------------------------
 Tier I capital to risk-adjusted assets                             8.84%      11.00%      12.06%     11.74%      11.25%
 Total capital to risk-adjusted assets                             12.05       13.68       14.89      14.73       14.40
 Leverage                                                           6.15        8.12        8.57       8.12        7.44
 Equity to assets
    Consolidated                                                    8.05        8.83        9.17       8.47        8.00
    Combined bank subsidiaries                                      7.64        7.98        8.82       8.38        8.27
 Tangible equity to tangible assets                                 5.50        8.05        8.66       7.97        7.43
 Double leverage                                                  127.88      104.57      107.08     107.24      109.60
 Long-term debt to total capitalization                            37.87       13.55       15.23      17.59       18.39
----------------------------------------------------------------------------------------------------------------------------

      In order to finance a part of the Roosevelt acquisition, the Corporation formed Mercantile Capital Trust I on January 29, 1997. Through this trust, Mercantile obtained $150,000,000 of floating-rate debt that, for regulatory purposes, is considered part of Tier I capital. Senior and subordinated debt securities in the amount of $500,000,000 were issued in June 1997 for the same purpose. By December 31, 1997, the ratio of long-term debt to total capitalization increased to 37.87% from 13.55% last year-end, reflecting the impact of the debt issued earlier in the year to finance the Roosevelt acquisition. No significant amount of debt other than FHLB advances is scheduled to mature before 1999, and the maturities of debt are laddered to mature between then and 2007. Public debt ratings of the Corporation and Mercantile Bank N.A. are shown in Exhibit 9.
      The Parent Company's double leverage ratio, which measures the extent to which the equity capital of its subsidiaries is supported by Parent
Company debt rather than equity, was 127.88% at December 31, 1997 compared with 104.57% last year. Intangible assets, which consisted largely of goodwill, totaled $807,666,000 at December 31, 1997 compared with $186,181,000 a year ago and $117,110,000 at December 31, 1995. The Roosevelt purchase acquisition initially increased goodwill by $608,076,000. Exhibit 10 details the composition of intangible assets for the past five years.
      The tangible equity to tangible assets ratio declined to 5.50% at December 31, 1997 from 8.05% a year ago, reflecting the impact of the Roosevelt goodwill and nonrecurring expense adjustments. It is the plan of the Corporation to raise that ratio to exceed 6.00% in 1998 largely via retained earnings. Exhibits 11 and 12 detail significant capital information for the past five years.
      As long-term interest rates declined during 1997, the Corporation recorded a favorable adjustment to equity of $7,137,000 on available-for-sale investment securities. As of December 31, 1997, the balance of the valuation on available-for-sale securities totaled $23,215,000. In 1996, the net fair value adjustment lowered equity by $17,217,000, due largely to an increase in longer-term interest rates.
      Due to the strength of the capital base at the 17 individual bank subsidiaries, approximately $119,596,000 was available at December 31, 1997 for distribution through dividends to the Parent Company without prior regulatory approval and without reducing the capital of

36   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
the respective subsidiary banks below present minimum standards. An additional $241,254,000 would be available in the form of loans to the Parent Company under current regulations.
      Management has established financial objectives designed to monitor future capital needs. Mercantile's dividend policy is influenced by the belief that most shareholders are interested in long-term performance as well as current yield. The current dividend payout level is considered reasonable given the Corporation's present cash flow position, level of earnings and the strength of its subsidiary banks' capital. Future dividends will be determined based on Mercantile's results of operations, growth expectations, financial condition, regulatory constraints and other factors deemed relevant by the Board of Directors.

INVESTMENTS IN DEBT AND EQUITY SECURITIES
The Corporation's investment portfolio serves four important functions.
First, it is a vehicle for adjusting balance sheet rate sensitivity and protecting against the impact of changes in interest rate movements by managing the purchases and maturities of securities; second, it is a means for the investment of excess funds depending on loan demand; third, the available-for-sale securities provide potential immediate liquidity; and fourth, it serves as collateral for certain borrowings. The investment portfolio is structured to maximize the return on invested funds within acceptable interest rate risk guidelines and to meet pledging requirements while giving consideration to loan demand, credit risk, future liquidity needs, balance sheet strategies and the outlook for trends in interest rates.
      Securities are the largest category of earning assets after loans. During 1997, average securities represented 25.67% of earning assets compared with 26.07% in 1996 and 26.24% for 1995. Investment securities totaled $7.5 billion at December 31, 1997 compared with $4.7 billion at December 31, 1996, an increase of 59.0%. The Roosevelt acquisition increased investment securities by approximately $2.7 billion on July 1, 1997. The portfolio also grew in the fourth quarter of 1997 as some of the proceeds from the credit card sale were reinvested.
      At December 31, 1997, trading securities totaled $70,486,000, the available-for-sale portfolio was $7.2 billion and held-to-maturity securities were $249,434,000. The held-to-maturity and available-for-sale portfolio as of December 31, 1997 consisted of 59.97% in U.S. and other government agency securities (including 29.42% in mortgage-related issues), 5.35% in state and municipal securities, and 34.68% of other miscellaneous securities. The comparable distribution at December 31, 1996 was 85.49%, 33.19%, 11.04% and 3.47%, respectively.
      The change in the mix of the investment portfolio from the prior year was primarily attributable to the Roosevelt acquisition. Roosevelt owned a higher concentration of government and privately issued mortgage-backed securities and collateralized mortgage obligations. The privately issued collateralized mortgage obligations are included in miscellaneous securities. Roosevelt owned $84,706,000 of these securities which are considered impaired on December 31, 1997. The following section on non-performing assets addresses the credit risk issues associated with these securities. Also included in miscellaneous securities is $123,000,000 transferred from the credit card loan portfolio in accordance with FAS 125. Concentration guidelines for all types of securities are in place and are monitored by the ALCO. Note F to the Consolidated Financial Statements details the components of the investment portfolio for the past three years.
      The average maturity of the overall portfolio increased to four years and one month at the end of 1997 versus two years and two months at year-end 1996. The lengthened average maturity was primarily due to the addition of mortgage-backed securities with the Roosevelt acquisition. The overall tax-equivalent yield of the portfolio increased during 1997 to 6.53% from 6.26% in 1996 due to the lengthening of duration and the change in mix.
      Mercantile established real estate investment trusts and investment subsidiaries in 1996 and 1997 and has placed certain real estate mortgage loans and investment securities in those entities. Such entities aid in the management of those assets.
      Mercantile's commitment to its expanding region continued to be reflected by the holdings of securities of Missouri, Arkansas, Illinois, Kansas and Iowa and their local governmental units, although securities of many other states were also held in the portfolio. At December 31, 1997, investments in securities of those five states and their political subdivisions amounted to approximately 62.72% of total tax-exempt securities. However, securities of any one single political subdivision in any of these states did not exceed .12% of shareholders' equity at December 31, 1997. Outside of those five states, securities of no single issuer exceeded .31% of shareholders' equity.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   37

      Approximately 60% of the state and municipal securities held at December 31, 1997 were rated A or higher by Moody's Investors Service. Of the remaining securities, most were non-rated bonds due to the smaller size of the issues and the expense associated with obtaining a rating. These bonds generally represent local issues purchased by subsidiary banks, which are evaluated internally for creditworthiness on an ongoing basis, similar to loans.
      Approximately 94% of the non-U.S. Government guaranteed collateralized mortgage obligations held at December 31, 1997 were rated A or higher by Moody's Investors Service. Those not rated A are primarily the "impaired securities" discussed later in the Non-performing Assets section of this commentary.

LOANS
Loans are the primary earning asset of the Corporation and were $19.2 billion at December 31, 1997, up $4.2 billion or 28.4% from year-end 1996. This growth follows a 9.1% increase in 1996 over 1995. Affecting loan growth figures from year to year was approximately $4.3 billion of loans acquired in the Roosevelt and Regional Bancshares, Inc. 1997 purchase transactions as well as the sale of $405,000,000 in co-branded credit card loans and the managed decline of an additional $224,000,000 in credit card loans. The internal loan growth rate for 1997 was approximately $710,000,000 or 4.7%.
The vast majority of the Corporation's loans are extended in its natural trade area, which includes five states.
      At December 31, 1997, the loan portfolio was 42.73% commercial-related and 57.27% consumer-related, compared with 50.68% and 49.32%, respectively, at December 31, 1996. Over 90% of the Roosevelt loan portfolio that Mercantile assumed on July 1, 1997 was residential real estate loans, thereby accounting for most of the shift. This, coupled with the decline in credit card loans and the integration of the Mark Twain franchise and its expertise and emphasis on middle-market commercial lending, has lowered the overall risk profile of the loan portfolio and further diversified the exposure to economic downturns that may occur in different segments of the economy or different industries. Note Q to the Consolidated Financial Statement provides more details on concentrations of credit and the overall loan portfolio.
      The 1997 average loan to deposit ratio for the Corporation was 87.52% compared with 83.91% and 84.50% in 1996 and 1995, respectively. Exhibit 13 portrays the composition of the loan portfolio for the past five years.
      During 1997, commercial loans averaged $4.4 billion, which represented a growth rate of 12.0% following growth of 5.4% in 1996. Commercial loan growth occurred on a system-wide basis and was greater in the first half of the year. Expertise in certain specialized industries, as well as experienced lenders in middle-market and agriculture, coupled with a strong regional economy accounted for the growth. The Corporation does not engage in lending to emerging markets, including those in Latin America and in the Asian
Pacific Region.
      Average commercial real estate mortgage and construction loans of $3.6 billion in 1997 increased by 8.3% following a 5.3% growth rate in 1996. Roosevelt commercial real estate loans accounted for nearly one-third of the growth. Commercial mortgage and construction loans held by Mercantile Bank N.A. represented 34.15% of the portfolio, with the rest relating largely to smaller, owner-occupied projects in Missouri, Illinois, Arkansas, Kansas and Iowa originated by the Corporation's other banks. These loans are generally secured by the underlying property at a 75% to 80% loan-to-appraisal value and are typically supported by guarantees from the project developers. Additional collateral may be taken as deemed necessary.
      For 1997, average residential real estate mortgage loan volume grew by $2.4 billion or 61.9% following 4.4% growth in 1996 and during 1997 represented 36.42% of the total loan portfolio. The Roosevelt purchase acquisition added approximately $3.9 billion to the Corporation's residential real estate mortgage loan portfolio on July 1, 1997. This factor, as well as continued customer preference for adjustable-rate mortgages that Mercantile generally retained on the balance sheet, accounted for the increase. Mercantile has a mortgage pipeline consisting primarily of fixed-rate loans to be sold. The average balance for 1997 was $32,015,000, and it is generally 75% hedged to mitigate interest rate risk. In addition, in November 1997 the Corporation announced a $1 billion, 10-year commitment to affordable housing in the St. Louis area, and it is hoped that effort will add to 1998 volume. Home equity credit loans increased on average by $71,479,000 to $442,798,000 during the year ended December 31, 1997.
      Average credit card loans were down $211,595,000 or 25.0% in 1997. Of more significance was the $628,516,000 or 69.0% decline from December 31, 1996 to year-end 1997. The largest part of the decline was

38   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Exhibit 13
------------------------------------------------------------------------------------------------------------------------------------
 LOAN AND LEASE PORTFOLIO MATURITIES<F*>
                                             ---------------------------------------------------------------------------------------
                                                  1 to 5 Years     Over 5 Years                      December 31
                                  --------------------------------------------------------------------------------------------------
                                       Under     Fixed Floating   Fixed Floating
 (Millions)                           1 Year      Rate     Rate    Rate     Rate      1997      1996      1995      1994      1993
------------------------------------------------------------------------------------------------------------------------------------
 Commercial                           $1,786    $1,219   $  822  $  464   $  226   $ 4,517   $ 4,186   $ 3,758   $ 3,545   $ 3,230
 Real estate - commercial                744     1,178      492     259      281     2,954     2,823     2,776     2,351     2,193
 Real estate - construction              374       150      132      56       22       734       570       502       545       525
 Real estate -
    residential mortgage                 304       474      233   1,733    5,457     8,201     4,239     3,717     3,401     3,191
 Real estate -
    home equity credit loans              52         5        3       5      441       506       383       375       385       377
 Consumer                                248     1,453       77     199       29     2,006     1,841     1,716     1,671     1,344
 Credit card                               -       282        -       -        -       282       911       859       866       777
------------------------------------------------------------------------------------------------------------------------------------
    Total Loans and Leases            $3,508    $4,761   $1,759  $2,716   $6,456   $19,200   $14,953   $13,703   $12,764   $11,637
====================================================================================================================================

<F*>Non-accrual loans are reported at contractual maturities and rates.

due to the sale of $405,000,000 in co-branded cards on September 25, 1997. Prior to that date, the Corporation had managed to a $224,000,000 decline due to more aggressive risk-based pricing of both the core portfolio and the MercRewards cards, as well as transferring $123,000,000 of loans to the investment portfolio. Partially offsetting the sale, the managed decline and the transfer was the addition of $112,000,000 in Roosevelt credit card loans on July 1, 1997. Those cards have recently been reissued utilizing Mercantile pricing. In May 1995, Mercantile formed a master trust and securitized $400,000,000 of its core MasterCard(R) and VISA(R) credit card loans. Those loans are still serviced by the Corporation, and the accounting for such is discussed in the Other Income discussion on page 46.
      Other consumer loans on average were $1.9 billion, an increase of $173,699,000 or 9.9%. Roosevelt and Regional Bancshares, Inc. accounted for approximately one-third of that increase, and the remainder was due to growth in indirect auto loans for which the spreads widened in 1997. Mercantile does not engage in subprime consumer lending in its own portfolio.
      The overall tax-equivalent yield of the loan portfolio decreased by 26 basis points to 8.51% in 1997 compared with 8.77% in 1996. Competitive pricing for loans as well as the managed decline in credit card loans, the highest yielding loan type, and the large volume increase in lower yielding residential real estate mortgage loans, accounted for the decrease in yield. As shown in Exhibit 13, which portrays the maturity and interest sensitivity of the portfolio, 61.06% of loans were priced at floating rates or mature within one year.

RISK MANAGEMENT AND THE
RESERVE FOR POSSIBLE LOAN LOSSES
The underlying objectives of Mercantile's credit management are to identify and manage credit exposure and to support the growth of a profitable and high quality loan portfolio. At Mercantile, these functions are performed centrally by corporate Credit Administration, which provides management with information on risk levels, trends, delinquencies, portfolio concentrations and internal ratings. Credit Administration includes corporate Credit Policy, approval of large credits and corporate Credit Review. At Mercantile Bank N.A., Credit Administration also provides special asset teams that concentrate on identified problem loans and workout situations when necessary, as well as the management of foreclosed property. Mercantile utilizes a lender-initiated system of rating credits that is subsequently tested by Credit Review, external auditors and bank regulators. Adversely rated credits are included on a watch list and are reviewed at the bank level and centrally on at least a quarterly basis.
      The reserve for possible loan losses represents the aggregate reserves of the Corporation's banking subsidiaries, and at December 31, 1997 was $254,983,000 compared with $230,372,000 at the end of 1996. The year-end 1997 ratio of the reserve for possible loan losses to outstanding loans was 1.33% compared with 1.54% at December 31, 1996. The reserve as a percentage of non-performing loans was 249.51% compared with 318.99% last year. The 1997 levels were reasonable considering that the risk profile had been lessened due to a reduced level of credit card loans outstanding, which declined by $628,516,000 from last year-end, as well as growth in lower risk residential real

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   39

Exhibit 14
----------------------------------------------------------------------------------------------------------------------------
 RESERVE FOR POSSIBLE LOAN LOSSES                                            Year Ended December 31
                                               -----------------------------------------------------------------------------
 (Dollars in thousands)                                    1997          1996          1995          1994          1993
----------------------------------------------------------------------------------------------------------------------------
 BEGINNING BALANCE                                  $   230,372   $   232,288   $   244,743   $   232,958   $   224,098
 PROVISION                                               79,309        73,015        41,533        48,791        70,584
 CHARGE-OFFS
 Commercial                                              15,501        20,313         9,264         9,540        22,666
 Real estate - commercial                                 4,784         2,987         7,573         7,928        33,054
 Real estate - construction                                 306           440           258         2,191           649
 Real estate - residential mortgage                       1,982         1,953         2,353         4,982         2,479
 Real estate - home equity credit loans                      57           113           342           330           116
 Consumer                                                18,036        12,672        11,001         6,517         6,486
 Credit card                                             60,642        66,111        42,650        41,363        31,021
----------------------------------------------------------------------------------------------------------------------------
    Total Charge-offs                                   101,308       104,589        73,441        72,851        96,471
----------------------------------------------------------------------------------------------------------------------------

 RECOVERIES
 Commercial                                               8,031         4,405         4,112        10,563        15,211
 Real estate - commercial                                 3,118         4,471         3,900        16,251         4,893
 Real estate - construction                                  84           482           151           251           823
 Real estate - residential mortgage                         784           687           999           820           525
 Real estate - home equity credit loans                       1             4            59            53            89
 Consumer                                                 5,473         3,851         3,012         2,962         3,177
 Credit card                                              8,887         5,952         5,390         4,498         3,467
----------------------------------------------------------------------------------------------------------------------------
    Total Recoveries                                     26,378        19,852        17,623        35,398        28,185
----------------------------------------------------------------------------------------------------------------------------

 NET CHARGE-OFFS                                         74,930        84,737        55,818        37,453        68,286
 Acquired reserves                                       20,232         9,806        13,830           447         6,562
 Transfer to Mercantile Credit Card Master Trust              -             -       (12,000)            -             -
----------------------------------------------------------------------------------------------------------------------------
 Ending Balance                                     $   254,983   $   230,372   $   232,288   $   244,743   $   232,958
----------------------------------------------------------------------------------------------------------------------------

 LOANS AND LEASES
 December 31 balance                                $19,199,917   $14,952,630   $13,702,826   $12,764,261   $11,637,484
============================================================================================================================
 Average balance                                    $17,270,780   $14,088,673   $13,435,431   $11,978,211   $11,341,508
============================================================================================================================

 RATIOS
 Reserve balance to outstanding loans                      1.33%         1.54%         1.70%         1.92%         2.00%
 Reserve balance to non-performing loans                 249.51        318.99        241.79        552.34        289.13
 Net charge-offs to average loans                           .43           .60           .42           .31           .60
----------------------------------------------------------------------------------------------------------------------------

estate mortgage loans, which composed 42.71% of the Corporation's loan portfolio at December 31, 1997. The loss experience on these loans has averaged only .03% for the past two years. If residential mortgages and its allocated reserve are excluded, the reserve represents 2.12% of outstanding loans at December 31, 1997.
      The provision for loan losses is the cost of providing a reserve for anticipated future loan losses. In any accounting period, the amount of provision is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessments of loan quality, general economic factors and collateral values. The 1997 provision was $79,309,000 compared with $73,015,000 last year. In 1997 and 1996, a nonrecurring merger-related provision of $20,340,000 and $13,666,000, respectively, was recorded largely to conform the credit policies of recently acquired entities to those of Mercantile. The year 1996 also included $10,000,000 in provision recorded in connection with an $11,000,000 charge-off of a credit to a St. Louis-based specialty retailer that declared bankruptcy in late 1995.
      The ratio of net charge-offs to average loans for 1997 improved to .43% compared with .60% in 1996. The corresponding net charge-off figures were $74,930,000 and $84,737,000, respectively. Exhibit 14 provides charge-offs and recoveries by loan type for the past five years.

40   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Exhibit 15
------------------------------------------------------------------------------------------------------------------------------------
 ALLOCATION OF THE RESERVE FOR POSSIBLE LOAN LOSSES
                         -----------------------------------------------------------------------------------------------------------
                                   1997                 1996                 1995                 1994                 1993
                         -----------------------------------------------------------------------------------------------------------
                                     Percent of           Percent of           Percent of           Percent of           Percent of
                                       Loans to             Loans to             Loans to             Loans to             Loans to
                           Allocated      Total Allocated      Total Allocated      Total Allocated      Total Allocated      Total
(Dollars in thousands)      Reserves      Loans  Reserves      Loans  Reserves      Loans  Reserves      Loans  Reserves      Loans
------------------------------------------------------------------------------------------------------------------------------------
Loans
 Commercial                 $ 71,010      23.53  $ 31,400      28.00  $ 59,227      27.43  $ 48,160      27.78  $ 43,704      27.75
 Real estate -
    commercial                31,986      15.38    50,427      18.88    57,337      20.26    46,915      18.42    51,801      18.85
 Real estate -
    construction               7,387       3.82     8,389       3.81     7,138       3.66     6,314       4.27     5,100       4.51
 Real estate -
    residential
    mortgage                  21,481      42.71    14,903      28.35    13,431      27.12    10,608      26.64     6,635      27.42
 Real estate -
    home equity
    credit loans               1,504       2.64     3,705       2.56     2,067       2.74     2,155       3.02     2,262       3.24
 Consumer                     15,799      10.45    12,544      12.31    12,258      12.52    14,133      13.09    10,994      11.55
 Credit card                  18,665       1.47    57,666       6.09    27,333       6.27    36,827       6.78    31,285       6.68
 Unallocated                  87,151        N/A    51,338        N/A    53,497        N/A    79,631        N/A    81,177        N/A
------------------------------------------------------------------------------------------------------------------------------------
 Total                      $254,983     100.00  $230,372     100.00  $232,288     100.00  $244,743     100.00  $232,958     100.00
====================================================================================================================================

      Excluding securitized credit cards, net credit card charge-offs were $51,755,000 in 1997 versus $60,159,000 last year and represented 8.15% of average credit card loans compared with 7.10% in 1996. Approximately 38% of the 1997 credit card losses were the result of bankruptcy claims. On the managed portfolio, the ratio of net charge-offs to average loans was 7.59% in 1997 versus 7.78% in 1996. By credit policy, losses are taken on credit card loans after six cycles of nonpayment, or within 15 days of receipt of personal bankruptcy notice, if earlier. The former co-branded credit card loans had net charge-offs of $34,446,000 in 1997, including $2,105,000 in recoveries received in the fourth quarter of 1997 after the sale, compared with $34,205,000 in 1996. These losses, as well as the related net interest income, fees and operating expenses, were not included in the results of operations starting October 1, 1997. The Roosevelt credit card loans averaged approximately $108,000,000 in the last half of 1997, and credit losses were incurred at a 9.52% rate. Excluding those related to credit card loans, net charge-offs were $23,175,000 or .14% of average loans for 1997 compared with $24,578,000 and .19% in 1996.
      The Corporation evaluates the loan portfolios and reserves of all banks on a quarterly basis to ensure the timely charge-off of loans and the adequacy of those reserves. This review is performed by each bank preliminarily and is validated by both corporate Credit Review and the Chief Credit Officer. Factors considered in determining reserve adequacy include: volumes and trends in delinquencies and non-performing loans; specific loan ratings and outstandings; historical and projected loss experience based on volumes and types of loans; the results of independent internal loan ratings or external credit reviews; industrial or geographical concentrations; national, regional and/or specific industry economic conditions; off-balance-sheet risk; and other subjective factors.
      Every significant problem credit is reviewed initially by the respective division, and a secondary review is performed quarterly to confirm the risk rating, proper accounting and adequacy of both strategy and the loan loss reserve. In addition to specific allocations, reserve allocations are made based on percentage guidelines for all individually rated loans, whether criticized by examiners or not. Additionally, allocations are made for unrated loans, such as residential mortgage, credit card and other consumer loans, based on historical loss experience adjusted for portfolio activity and current economic trends. These allocated reserves are further supplemented by unallocated reserves based on judgments regarding risk of error, local economic conditions and any other relevant factors.
      In Exhibit 15, the Corporation has estimated an allocation of the reserve for possible loan losses to the various loan categories. Consideration for making such allocations is consistent with the factors discussed above, and all of those factors are subject to change; thus, the allocation is not necessarily indicative of the loan categories in which future losses will occur. The total reserve is available to absorb losses from any portion of the loan portfolio. Management believes the December 31, 1997 consolidated reserve of 1.33% of total loans outstanding and

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   41

249.51% of non-performing loans was adequate based on the risks identified at such date in the loan portfolio and is not aware of any significant risks in the loan portfolio due to concentrations within any particular industry.
      The Corporation has no direct credit exposure to the Asian Pacific Region and an insignificant exposure via its letters of credit business. No Asian Pacific Region bonds are held in the trading or the investment portfolios, and all foreign exchange transactions are done through a correspondent bank headquartered in the United States. There are no derivative transactions with any counterparty banks in Asia.

NON-PERFORMING ASSETS
Non-performing assets consist of non-accrual loans, renegotiated loans, foreclosed property and investment securities with an impairment in value that is considered other than temporary. A summary of these assets for the past five years is presented in Exhibit 16. At year-end 1997, non-performing loans (i.e., non-accrual and renegotiated) were $102,192,000 and represented
 .53% of total loans. Foreclosed assets at December 31, 1997 were $17,373,000; the ratio of non-performing loans and foreclosed assets to total loans plus foreclosed assets was .62% at December 31, 1997. Both ratios are up slightly from last year.
      As noted in Exhibit 16, non-accrual loans increased by $30,955,000 from last year-end. This was caused primarily by the addition of $20,392,000 from the Roosevelt acquisition. The Roosevelt non-accrual loans are primarily secured by residential real estate and historical losses are low. Non-accrual loans are those for which, in the opinion of management, the timely or ultimate collection of principal and/or interest is unlikely or problematic. Note A to the Consolidated Financial Statements further details the Corporation's policy on accounting for non-accrual loans. At December 31, 1997, the Corporation had only four non-accrual loans with balances exceeding $2,000,000; the largest was less than $8,000,000, and the four had an average balance of $4,500,000.
      Renegotiated loans are those for which the terms have been restructured beyond those available in the market, in order to aid the borrower by providing a reduction or deferral of interest and/or principal.
Renegotiations usually result from a deterioration in the financial condition of the borrower. Renegotiated loans were $4,278,000 compared with $5,260,000 at year-end 1996. All loans classified as renegotiated were paying in accordance with the modified terms at December 31, 1997.
      Loans past due 90 days or more and still accruing interest declined to $20,295,000 from $33,960,000 at December 31, 1996. This classification consists largely of credit card loans, residential real estate mortgage loans and other consumer loans. Past due co-branded credit card loans that were sold in the third quarter of 1997 totaled $15,422,000 as of June 30, 1997, largely accounting for the decline in past due loans by their absence. The Roosevelt acquisition added approximately $1,500,000 to the total.
      Foreclosed assets were $17,373,000 at December 31, 1997 compared with the prior year-end level of $16,771,000. Acquisitions added approximately $9,000,000 to the Corporation's foreclosed asset totals. Foreclosed assets consisted primarily of real estate and were recorded at the lower of cost or fair value less estimated costs to sell. At year-end 1997, the carrying value of all properties were less than appraised value and the Corporation had only two foreclosed assets with a book value exceeding $1,000,000 and a cumulative book value less than $3,000,000.
      Roosevelt owned pools of privately issued adjustable-rate mortgage-backed securities where the majority of the underlying collateral was California residential real estate. The loan pools backing these securities have been affected by high delinquency and foreclosure rates and higher than anticipated losses on foreclosed property sales. As a result, these securities are no longer investment grade and Roosevelt recorded an "other than temporary" write-down of $27,100,000 on these securities during 1995. The current net book value of $30,355,000 is net of that 1995 write-down.
      A second group of privately issued mortgage-backed securities was added to impaired investment securities in the fourth quarter of 1997. The Corporation has received less than full principal and interest payments on these securities. The net book value of these securities was $54,351,000 after consideration of an acquisition-related write-down, and was also included as an impaired investment security. Detailed credit due diligence has been performed on the entire mortgage-backed security portfolio and no further impairments existed at December 31, 1997. The current yield on the net book value of all impaired securities is 9.71%.

42   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Exhibit 16
--------------------------------------------------------------------------------------------------------------------------
 NON-PERFORMING ASSETS                                                                  December 31
                                                         -----------------------------------------------------------------
 (Dollars in thousands)                                             1997        1996        1995        1994       1993
--------------------------------------------------------------------------------------------------------------------------
 NON-ACCRUAL LOANS
 Commercial                                                     $ 32,360     $21,577    $ 46,657     $ 9,813   $ 19,865
 Real estate - commercial                                         15,895      15,739      18,595      14,382     29,521
 Real estate - construction                                        1,948       1,346       4,573         567      1,549
 Real estate - residential mortgage                               40,860      23,272      18,415      10,035     12,333
 Real estate - home equity credit loans                              228          14           -          47        126
 Consumer                                                          6,623       5,011       4,628       2,619      2,532
--------------------------------------------------------------------------------------------------------------------------
    Total Non-accrual Loans                                       97,914      66,959      92,868      37,463     65,926
 Renegotiated loans                                                4,278       5,260       3,203       6,847     14,647
--------------------------------------------------------------------------------------------------------------------------
    Total Non-performing Loans                                   102,192      72,219      96,071      44,310     80,573
==========================================================================================================================

 FORECLOSED ASSETS
 Foreclosed real estate                                           14,881      13,942      16,050      23,308     52,283
 Other foreclosed assets                                           2,492       2,829       2,640       2,313      1,199
--------------------------------------------------------------------------------------------------------------------------
    Total Foreclosed Assets                                       17,373      16,771      18,690      25,621     53,482
==========================================================================================================================
    Total Non-performing Loans and Foreclosed Assets             119,565      88,990     114,761      69,931    134,055
==========================================================================================================================

 Impaired investment securities                                   85,887       1,240       1,240       1,240      1,240
--------------------------------------------------------------------------------------------------------------------------

    Total Non-performing Assets<F1>                             $205,452     $90,230    $116,001     $71,171   $135,295
==========================================================================================================================

 PAST DUE LOANS (90 DAYS OR MORE)<F2>
 Commercial                                                     $  4,846     $ 2,406    $  1,052     $   555   $    160
 Real estate - commercial                                            296         643       1,063       2,706      3,269
 Real estate - construction                                            -         147         414           3          -
 Real estate - residential mortgage                                3,187       3,432       4,871       5,553      1,963
 Real estate - home equity credit loans                            1,856         237         249         511        103
 Consumer                                                          4,699       5,487       2,738       1,347        968
 Credit card                                                       5,411      21,608      17,383      13,209     11,883
--------------------------------------------------------------------------------------------------------------------------

    Total Past-due Loans<F1>                                    $ 20,295     $33,960    $ 27,770     $23,884   $ 18,346
==========================================================================================================================

 RATIOS<F2>
 Non-performing loans to outstanding loans                           .53%        .48%        .70%        .35%       .69%
 Non-performing loans and foreclosed assets
    to outstanding loans and foreclosed assets                       .62         .59         .84         .55       1.15
 Non-performing assets to total assets                               .69         .41         .56         .37        .72
--------------------------------------------------------------------------------------------------------------------------

<F1> Excludes $37,677,000 of insured FHA and government-guaranteed VA loans that were acquired primarily in the Roosevelt transaction and are contractually past due more than 90 days. Since these loans are fully insured or guaranteed for the payment of both principal and interest by the U.S. Government, the Corporation does not consider these loans to be non-performing assets, consistent with Roosevelt's past disclosure for these loans.
<F2> Past-due loans 90 days or more are not included in non-performing assets totals or ratios.

Exhibit 17
--------------------------------------------------------------------------------------------------------------------------
 INTEREST NOT RECORDED ON NON-PERFORMING LOANS
                                                               -----------------------------------------------------------
 (Thousands except per share data)                                  1997        1996        1995        1994       1993
--------------------------------------------------------------------------------------------------------------------------
 Interest not accrued                                             $3,334      $4,486      $4,668      $3,900     $5,923
 Less cash-basis income                                             (165)       (605)       (320)       (408)      (359)
--------------------------------------------------------------------------------------------------------------------------
    Effect on Income Before Income Taxes                          $3,169      $3,881      $4,348      $3,492     $5,564
==========================================================================================================================
    Effect on Net Income                                          $2,060      $2,523      $2,826      $2,270     $3,617
==========================================================================================================================
 Effect on Diluted Earnings per Share                             $  .02      $  .02      $  .02      $  .02     $  .03
==========================================================================================================================
 Interest Collected Applied to Principal                          $  619      $  930      $1,242      $  851     $2,984
==========================================================================================================================

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   43

      "Potential problem loans" at December 31, 1997 amounted to $60,640,000. These are defined as loans and commitments not included in any of the two basic non-performing loan categories discussed above or 90 days past due and still accruing interest but for which management, through normal internal credit review procedures, has developed information regarding possible credit problems that could cause the borrowers future difficulties in complying with present loan repayment terms. There were no loans classified for regulatory purposes as loss, doubtful or substandard that were not included above or that caused management to have serious doubts as to the ability of such borrowers to comply with repayment terms. In addition, there were no material commitments to lend additional funds to borrowers whose loans were classified as non-performing.

OFF-BALANCE-SHEET RISK
In the normal course of business, there are various commitments and contingent liabilities outstanding that are properly not recorded on the balance sheet, such as letters of credit, commitments under operating leases, commitments to extend credit and interest rate swaps, caps and floors. Many of these arrangements are complementary to the loans, investments and deposits that are accounted for on the balance sheet. The Corporation's activities in foreign exchange and interest rate contracts continue to be minimal but up from prior years. Mercantile offers these products as a financial intermediary, and at present it makes very limited use of financial derivatives to manage its own interest rate exposure. There were $85,585,000 in forward delivery contracts outstanding at December 31, 1997 that served as hedges to the fixed-rate production in the residential loan pipeline.
      In June 1997 (prior to the closing date of the acquisition), Roosevelt unwound all but $225,000,000 of its notional value of interest rate caps, interest rate floors and collars as hedges for its deposits and investment portfolio. Six months earlier, Roosevelt had $3.9 billion in notional value for derivatives. An additional $500,000,000 of swaps were contracted for in June 1997 as converters of the newly issued senior and subordinated fixed-rate debt to floating-rate equivalents.
      Standby letters of credit and similar arrangements issued primarily to support corporate obligations commit Mercantile to make payments on behalf of customers contingent upon the occurrence of future specified events. Standbys outstanding were primarily related to customer obligations, such as industrial revenue financings, as well as other financial and performance-related obligations. At December 31, 1997, the Corporation's commitments under standbys aggregated $423,660,000, with $206,058,000 expiring within one year, $118,479,000 expiring within one to five years and $99,123,000 expiring after five years.
      At year-end 1997, Mercantile subsidiary banks had outstanding unused loan commitments of $6.1 billion, including $1.2 billion in credit card lines and $623,838,000 in home equity credit lines. The remaining commitments were largely to commercial customers in Mercantile's primary service area.
      Management does not anticipate any losses that would materially affect the financial condition or results of operations of the Corporation as a result of such commitments and contingent liabilities. Note R to the Consolidated Financial Statements provides further discussion pertaining to these off-balance-sheet activities and provides information as to the estimated fair values of all financial instruments, including off-balance-sheet instruments.

OTHER INCOME
Non-interest income increased 12.2% during 1997 to $378,684,000. This follows growth of 8.3% in 1996. Excluding non-interest income from the Roosevelt purchase transaction and 1996 nonrecurring securities losses of $3,114,000, other income grew by approximately 4%. Fee income earned from other 1996 and 1997 acquisitions accounted for as purchases was not material.
      In addition to other income from Roosevelt and merger-related securities losses, the second quarter of 1996 was favorably influenced by a $10,000,000 gain on the sale of the Corporation's merchant processing business. The last three quarters of 1996 each included $4,000,000 in reimbursements for co-branded credit card start-up costs, while pre-tax gains on the sale of leveraged leases of $3,542,000 were also included in the third quarter 1996 results. The fourth quarter of 1996 included a $6,750,000 gain on the sale of the Corporation's indenture trust and agency business.

44   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

Exhibit 18
------------------------------------------------------------------------------------------------------------------------
 OTHER INCOME
                                                                      --------------------------------------------------
 (Dollars in thousands)                                                      1997        1996      Change        1995
------------------------------------------------------------------------------------------------------------------------
 Trust                                                                   $ 96,055    $ 86,616        10.9%   $ 77,115
 Service charges                                                           98,733      88,916        11.0      82,459
 Investment banking and brokerage                                          35,070      32,244         8.8      28,445
 Credit card fees                                                          20,480      27,962       (26.8)     20,366
 Securitization revenue                                                    18,404      16,008        15.0      23,005
 Mortgage banking                                                          23,672      10,707           -      11,063
 Letters of credit fees                                                     5,814       8,462       (31.3)      7,243
 Securities gains                                                           6,985       3,031           -       4,338
 Nonrecurring merger-related securities losses                                  -      (3,114)          -           -
 Miscellaneous                                                             73,471      66,648        10.2      57,615
------------------------------------------------------------------------------------------------------------------------
    Total Other Income                                                   $378,684    $337,480        12.2    $311,649
========================================================================================================================

      In the first quarter of 1997, a $2,300,000 gain was recognized on the sale of Mark Twain's merchant credit card processing business and a $2,200,000 gain was realized under FAS 125 for investor certificate loans that were sold and transferred to the investment portfolio. In the fourth quarter of 1997, a $3,277,000 gain on the sale of mortgage servicing rights was realized. Additionally, securities gains of $6,985,000 were recorded in 1997. Excluding these items as well, non-interest income grew by $64,854,000 or 21.7% in 1997. Roosevelt accounted for approximately one-third of this growth with the mortgage banking and service charge income it added.
      In 1997, trust fees were $96,055,000 compared with $86,616,000 during 1996, an increase of 10.9% following growth of 12.3% in 1996. Personal trust fees earned by Mercantile Trust Company N.A. were the largest source of trust revenue and increased 21.1% from last year. Income from Mississippi Valley Advisors Inc., the investment management subsidiary of Mercantile, rose by 29.7%. Mississippi Valley Advisors Inc. manages 17 proprietary mutual funds - the ARCH funds, which had assets of $3.9 billion at December 31, 1997, an increase of 36.3% over last year-end. Increases in the value of assets managed and successful new business development efforts largely accounted for the 1997 growth in trust fees. The net proceeds from the sale of Mercantile's indenture trust and agency business in the fourth quarter of 1996 at a gain of $6,750,000 are reflected in miscellaneous income. Indenture trust and agency fee business totaled $3,381,000 in 1996 prior to sale. Excluding it, trust fees are up 15.4% in 1997.
      At December 31, 1997, the Corporation held $20.5 billion in assets under investment management and $9.4 billion additional assets under custodial relationships, increases of 6.4% and 3.7%, respectively, from year-end 1996.
      Service charge income of $98,733,000 was up $9,817,000 or 11.0% in 1997 following growth of 7.8% in 1996. Roosevelt added approximately $13,500,000 to the Corporation's deposit service charges during the last half of 1997, thereby accounting for the 1997 growth.
      Mortgage banking income increased by $12,965,000, more than double either 1996 or 1995 fees. Mortgages serviced totaled $12.5 billion at December 31, 1997 compared with $5.9 billion at December 31, 1996. Roosevelt added $8.4 billion to servicing volume, which increased servicing fees by approximately $5,600,000 in the second half of 1997. Total originated and purchased mortgage servicing assets on the balance sheet at year-end 1997 were $50,653,000. The associated risk for impairment was not considered to be material, although the current rate environment could accelerate refinancing activity and cause quicker amortization. The Corporation sold $1.9 billion in loan servicing in January 1998, which will reduce originated mortgage servicing assets by approximately $3,200,000 and result in an estimated gain of $23,000,000. This sale is consistent with the Corporation's goals to "right size" the servicing portfolio as servicing operations are consolidated in Nevada, Missouri, during 1998, although servicing may be purchased in the future if financial terms are deemed favorable. The sale will

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   45
lower the prepayment risk associated with the servicing portfolio, and the gain is expected to fund the Corporation's systems cost to become Year 2000 compliant by the end of 1998.
      Investment banking and brokerage fees were $35,070,000 compared with $32,244,000 last year, an increase of 8.8%. This income is derived from transaction fees for services performed for both individual and corporate customers, including sales of annuities and mutual funds, profits earned on limited trading positions and foreign exchange revenue. Foreign exchange revenue increased by $1,200,000 due to better cross-selling of this service. There was a substantial decline in commission income earned on fixed income securities in 1997, due mainly to the yield curve. If approximately
$3,600,000 in revenue attributable to Roosevelt for the last six months of 1997 is excluded, investment banking and brokerage revenue was down $774,000 or 2.4% for 1997.
      For the year ended December 31, 1997, credit card income was $20,480,000 or 26.8% lower than the comparable 1996 period and even with 1995 reported results. Credit card income primarily represents interchange fees received on transactions of Mercantile cardholders and cardholders' miscellaneous fees. The right to fee income related to Mercantile's merchant processing business was sold late in the second quarter of 1996. The comparable Mark Twain operation was sold in the first quarter of 1997. Transaction-based rebates paid to co-branded and MercRewards VISA(R) cardholders were netted against credit card fee income; these rebates totaled $3,381,000 in 1997 versus $22,388,000 in 1996. By terms of its sale agreement, Mercantile was reimbursed in the fourth quarter of 1997 for its cost to service the co-branded cards that were sold effective September 25, 1997. These fees were netted against the operating expenses.
      Securitization revenue in 1997 was $18,404,000 compared with $16,008,000 last year and $23,005,000 in 1995, and represents amounts accruing to Mercantile on the $400,000,000 in credit card loans securitized in the 1995 Mercantile Credit Card Master Trust as well as amounts recognized under FAS 125 for investor certificate loans that were sold and reclassified to the investment portfolio. No former co-branded loans were included in the trust. For securitized loans, amounts that would otherwise have been reported as interest income, interest expense, credit card fees and provision for loan losses are instead netted in non-interest income as securitization revenue. Because credit losses are absorbed against credit card servicing income over the life of these transactions, such income may vary depending upon the credit performance of the securitized loans. Mercantile acts as servicing agent and receives loan servicing fees equal to 2% per annum of the securitized receivables. As servicing agent, Mercantile continues to provide customer service to collect past due accounts and to provide other services typically performed for its customers. Accordingly, Mercantile's relationship with its credit card customers is not affected by the securitization.
      Letters of credit fees declined by 31.3% in 1997 following 16.8% growth last year. The loss of a large customer as well as more selective servicing of the retail industry contributed to the 1997 decline of import letters of credit fees.
      Miscellaneous income of $73,471,000 was 10.2% higher than in 1996. Excluding the one-time gains from both years previously mentioned, year-to-date miscellaneous income increased by 41.7% over 1996. Significant revenue items in 1997 included a $9,800,000 growth in cash management fees, $1,300,000 of loan syndication fees and growth in debit card and ATM fees. Securities gains of $6,985,000 were realized on the sale of available-for-sale investment securities during 1997 compared with $3,031,000 in gains last year, after excluding the $3,114,000 in 1996 securities losses incurred by newly acquired banks in portfolio restructurings.
      In the first quarter of 1998, the Corporation believes it will complete the sales of its document custody business at a slight loss and the former
Mark Twain trustee and indenture business at an estimated $2,000,000 gain.

OTHER EXPENSE
Expenses other than interest expense and the provision for possible loan losses for 1997 were $894,780,000, an increase of 24.5% from 1996, which was up 12.2% from 1995. Included in 1997 was $121,393,000 in expenses, largely associated with the Mark Twain and Roosevelt mergers, for: 1) investment banking and other professional services; 2) change in control and severance payments; 3) contract penalties; 4) a loss incurred on the sale of unnecessary Roosevelt interest rate floors; 5) write-downs of duplicative branches and equipment held for sale to

46   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
fair market value; 6) transition and duplicative costs related to systems, etc.; and 7) other adjustments to conform accounting policies to those of Mercantile. In 1996, nonrecurring merger-related expense of a similar nature totaled $51,071,000. In addition, a special SAIF assessment of $12,385,000 was also recorded.
      On September 25, 1997, the Corporation announced the sale of its former co-branded credit card loans. The terms of the sale contract resulted in a pre-tax loss of $50,000,000, which represented the discount on the loan balances, a write-off of an intangible asset associated with the cards, investment banking fees and accruals for severance and other expenses.
      Adjusted other expense, which excludes the nonrecurring merger-related costs, the co-branded credit card loss and the September 1996 special SAIF assessment, was $723,387,000 for 1997 compared with $655,212,000 in 1996, an increase of $68,175,000 or 10.4%. Adjusted other expense as a percentage of average assets improved to 2.78% versus 3.11% in 1996. The efficiency ratio, defined as adjusted operating expenses as a percentage of taxable-equivalent net interest income and other income, was 55.04% compared with 55.30% last year. Operating expense from the Roosevelt acquisition and from other 1996 and 1997 acquisitions accounted for as purchases increased the Corporation's expenses by approximately $50,000,000. If such expenses from acquired entities are excluded from the adjusted total, non-interest expense for 1997 was approximately 2.8% higher than last year, and the increase in customers and transactions accounted for most of the increase.
      Personnel expense increased by $49,153,000 or 13.4% during 1997 as salaries rose by $42,971,000 or 14.5% and employee benefit costs grew by $6,182,000 or 9.0%. Roosevelt salaries for the last six months of 1997 were estimated to be $12,500,000. Temporary help salaries, largely via contract programmers working on the Year 2000 effort, were $7,282,000. Incentive compensation increased by $8,752,000 from last year as Mercantile continues to move toward more performance-based compensation. Expense of $5,100,000 was incurred on compensation plans indexed to the market value of Mercantile common stock, which increased by 79.6% in 1997. The remaining increase was due to merit increases and the 1997 salaries incurred in other acquisitions.
      Employee benefit costs grew at a lower rate than salaries and are indicative of the Corporation's efforts in controlling benefit costs, especially medical expenses. In 1997, Mercantile lowered the discount rate used in pension and postretirement actuarial assumptions by .25%

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   47

Exhibit 19
---------------------------------------------------------------------------------------------------------------------------
 OTHER EXPENSE
                                                                       ----------------------------------------------------
 (Dollars in thousands)                                                        1997        1996      Change        1995
---------------------------------------------------------------------------------------------------------------------------
 Salaries                                                                  $339,683    $296,712        14.5%   $282,433
 Employee benefits                                                           75,199      69,017         9.0      63,723
---------------------------------------------------------------------------------------------------------------------------
    Total Personnel Expense                                                 414,882     365,729        13.4     346,156
 Net occupancy                                                               55,040      49,428        11.4      47,383
 Equipment                                                                   63,718      54,287        17.4      48,513
 Postage and freight                                                         24,616      24,326         1.2      21,598
 Marketing/business development                                              16,837      12,663        33.0      16,541
 Office supplies                                                             13,962      13,393         4.2      13,734
 Communications                                                              14,894      12,547        18.7      12,097
 Legal and professional                                                      11,904      12,192        (2.4)     14,765
 Credit card                                                                 11,260      15,890       (29.1)     12,081
 FDIC insurance                                                               3,334      15,869       (79.0)     20,263
 Foreclosed property expense (recoveries)                                   (5,201)       (899)           -       2,747
 Intangible asset amortization                                               38,001      12,026           -      10,194
 Miscellaneous                                                               60,140      67,761       (11.2)     74,447
---------------------------------------------------------------------------------------------------------------------------
    Total Before Nonrecurring Expense                                       723,387     655,212        10.4     640,519
 Nonrecurring merger-related expense                                        121,393      51,071           -           -
 Loss on the sale of credit card loans                                       50,000           -           -           -
 Nonrecurring FDIC insurance                                                      -      12,385           -           -
---------------------------------------------------------------------------------------------------------------------------
    Total Other Expense                                                    $894,780    $718,668        24.5%   $640,519
===========================================================================================================================

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   47
to 7.25%, reflecting the reduction in long-term interest rates at the end of 1997. This will have an immaterial yet unfavorable impact on 1998 pension costs.
      Occupancy and equipment costs grew by 14.5% during 1997, reflecting the addition of Roosevelt's expenses, the costs of maintaining 55 additional offices in 1997 and a consistent program of investing in new technology to improve customer service and enhance employee efficiency. Examples include a new deposit accounting system and a new mortgage origination system as well as a new debit card product, data warehouse and ATM surcharging capabilities. Total capital expenditures were $113,920,000, $67,837,000 and $62,828,000 in
1997, 1996 and 1995, respectively.
      The major components of all other operating expenses for the past three years are shown in Exhibit 19. Marketing and business development expense in 1997 was $16,837,000, which is $4,174,000 or 33.0% more than in the same period of 1996. In the third quarter of 1997, Mercantile initiated a corporate-wide image advertising program that will run into 1998. Credit card fees declined by $4,630,000 or 29.1%, due primarily to the absence of the costs associated with the merchant processing businesses and the co-branded credit cards that were sold. The reduced rate of growth in postage and office supplies was also due to the absence of those business lines. Net recoveries related to foreclosed property were $5,201,000 in 1997 compared with recoveries of $899,000 in 1996. Also during the second half of 1997, there was a reduction of miscellaneous expense of $11,835,000 realized by gains on the sales of selected non-strategic Mercantile offices. The comparable gains in 1996 and 1995 were $2,965,000 and $1,785,000, respectively. The miscellaneous expense reduction on branch sale gains excludes those Roosevelt office sales necessitated by anti-trust laws, which reduced the goodwill amount associated with the Roosevelt acquisition.
      Intangible asset amortization was $38,001,000 in 1997 versus $12,026,000 in 1996. The increase was caused by additional amortization on goodwill recorded in 1996 and 1997 purchase acquisitions that are being amortized using the straight-line method over 15 years. The Roosevelt purchase acquisition increased goodwill by $608,076,000.
      In 1996, Mercantile organized a formal program to address the implications of the Year 2000. Mercantile has completed the assessment, analysis and planning phases and is well into the execution phase of the project. It is the goal of the program to have all mission critical systems 2000 compliant by January 1, 1999.
      Year-to-date total expense in 1997 of $9,415,000 was incurred to ensure that systems are ready for the date transition, and it is expected that the Corporation will expend between $15,000,000 and $20,000,000 in 1998 to substantially complete this project. Thus a total budget of $30,000,000 is currently the best total cost estimate, and the previously mentioned gain on the sale of mortgage servicing in the first quarter of 1998 will be used to fund the 1998 expense. All such costs are expensed as incurred, and approximately 47% of business and system applications are in compliance and ready for testing at December 31, 1997. Mercantile believes that the largest risk associated with this effort is vendor compliance. All vendors have been contacted and all critical vendor application systems are promised to be delivered in time to meet the date goal of January 1, 1999.

INCOME TAXES
Mercantile records a provision for income taxes currently payable and for income taxes payable in the future that arise due to temporary differences in the recognition of certain items for financial statement and income tax purposes. For the year ended December 31, 1997, the Corporation recorded income tax expense of $120,506,000 compared with $128,535,000 in 1996 and $149,898,000 in 1995. The effective tax rate for 1997 was 37.07% compared with 34.39% last year and 34.84% in 1995. Income tax benefits relating to nonrecurring charges totaled $59,356,000 in 1997 and $23,697,000 in the prior year, resulting in year-to-date adjusted income tax expense for 1997 of $179,862,000 versus $152,232,000 in 1996.
      The Corporation's year-to-date adjusted effective tax rate increased from 33.53% in 1996 to 34.80% in 1997. This higher effective tax rate was primarily caused by nondeductible goodwill amortization from the Roosevelt acquisition and a lower level of tax-exempt income, partially offset by a reduction in state and local taxes resulting from the benefits of captive real estate investment

48   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
trusts and mergers, the realization of state and federal tax credits and benefits recorded due to the resolution of certain tax uncertainties.
      A three-year summary of significant income tax data is presented in Note M to the Consolidated Financial Statements, which provides an analysis of deferred income taxes as well as a reconciliation between the amount of taxes computed using the statutory rate and the amount actually recorded. As disclosed, Mercantile had a net deferred tax asset of $70,007,000 at December 31, 1997. Due to the significant amount of taxes paid for the past three years and the forecasted taxes payable for 1998, no valuation reserve for the deferred tax asset is deemed necessary. The Corporation currently has no operating loss carryforwards, and federal returns have been examined through 1994 by the Internal Revenue Service.

FOURTH QUARTER RESULTS
Mercantile earned $94,763,000 in the fourth quarter of 1997, a 17.1% increase from the $80,927,000 earned in the same period last year. Basic earnings per share increased to $.73 from $.70 the prior year. Diluted earnings per share was $.71 in the fourth quarter of 1997 versus $.69 in 1996. The fourth quarter of 1996 included nonrecurring after-tax merger-related costs related to acquisitions that reduced both basic and diluted earnings per share by $.07.
      One-time favorable items in the fourth quarter of 1996 included the final $4,000,000 co-branded credit card start-up cost reimbursement and the $6,750,000 indenture trust and agency sale gain. One-time favorable items in the current quarter include a $6,041,000 gain on the sale of a building in St. Louis county that housed the staff of the credit card and mortgage operations of the Corporation, a $3,277,000 gain on the sale of mortgage servicing and $2,383,000 in gains on the sale of the two non-strategic branch locations. These favorable items were partially offset by $3,773,000 of costs incurred on the Year 2000 effort, advertising costs incurred in Mercantile's "Power of Partnership" campaign and $2,000,000 of expense incurred on compensation plans that are indexed to the price of the Corporation's stock. Additionally, the Corporation's earnings were positively impacted in both periods by a lower effective tax rate due to the consolidation of bank charters, the creation of special purpose subsidiaries and the resolution of certain tax uncertainties. Exhibit 20 presents condensed quarterly financial data for the last two years.
      Net interest income improved by 12.9% to $240,846,000 as the volume of average earning assets increased by 36.7%, due primarily to acquisitions. The net interest rate margin declined to 3.58% from 4.36% last year, which was caused largely by the Roosevelt acquisition as previously discussed. Average loan volume was up $4.6 billion or 31.2%. The commentary on Net Interest Income on page 28 provides more details on the dynamics of net interest income and the net interest rate margin.
      The provision for possible loan losses for the fourth quarter was $5,693,000 compared with $15,100,000 the prior year, which included nonrecurring merger-related provision of $2,815,000. Net charge-offs declined to $7,971,000 or .17% of average loans for the quarter compared with the year-earlier $24,981,000 or .68%. The lower provision and charge-offs in 1997 were due largely to the 67.4% decline in average credit card loans and a $3,600,000 recovery received on a commercial real estate loan.
      Other income grew by $4,006,000 or 4.2% from the fourth quarter of 1996. Strong results in the trust business as well as the favorable impact of the Roosevelt acquisition on deposit service charges and mortgage banking fees were partially offset by declines in credit card fees, securitization revenue, securities gains, letters of credit fees and the one-time gains noted above. A detailed explanation of the year-over-year increase in other income is included on page 44.
      Other operating expenses of $192,376,000 were up $15,669,000 or 8.9% from a year ago, which included $9,393,000 of nonrecurring merger-related charges. Excluding these charges, operating expenses grew by 15.0% due to the impact of the Roosevelt transaction and the Year 2000 costs, partially offset by the recoveries discussed above.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   49

Exhibit 20
------------------------------------------------------------------------------------------------------------------------------------
 QUARTERLY FINANCIAL SUMMARY
                                  --------------------------------------------------------------------------------------------------
                                                        1996                                              1997
                                  --------------------------------------------------------------------------------------------------
                                     1st Qtr.    2nd Qtr.    3rd Qtr.    4th Qtr.    1st Qtr.     2nd Qtr.    3rd Qtr.    4th Qtr.
------------------------------------------------------------------------------------------------------------------------------------
 PER SHARE DATA
 Basic earnings per share            $    .14    $    .67    $    .61    $    .70    $    .65    $    .29     $    .02    $    .73
 Diluted earnings per share               .14         .66         .60         .69         .64         .28          .02         .71
 Dividends declared                      .273        .273        .273        .273        .287        .287         .287        .287
 Book value at period-end               15.99       16.08       16.05       16.74       16.50       15.85        18.07       18.47
 Market price at period-end            30-1/2    29-11/16    34-11/16      34-1/4     35-5/16      40-1/2       50-3/4      61-1/2

 OPERATING RESULTS (Thousands)
 Taxable-equivalent net
    interest income                  $204,717    $211,619    $210,640    $217,330    $215,818    $219,577     $255,875    $244,320
 Tax-equivalent adjustment              4,179       4,061       4,023       4,090       3,857       4,014        3,741       3,474
------------------------------------------------------------------------------------------------------------------------------------
    Net interest income               200,538     207,558     206,617     213,240     211,961     215,563      252,134     240,846
 Provision for possible loan losses    34,149      11,152      12,614      15,100      18,443      27,695       27,478       5,693
 Other income                          69,795      87,716      84,554      95,415      88,100      87,927      103,236      99,421
 Other expense                        203,696     162,845     175,420     176,707     165,595     220,475      316,334     192,376
 Income taxes                          15,403      43,216      33,995      35,921      41,028      23,141        8,902      47,435
------------------------------------------------------------------------------------------------------------------------------------
    Net income                       $ 17,085    $ 78,061    $ 69,142    $ 80,927    $ 74,995    $ 32,179     $  2,656    $ 94,763
====================================================================================================================================

 AVERAGE BALANCE SHEET (Millions)
 Total assets                        $ 20,803    $ 21,107    $ 20,953    $ 21,397    $ 21,761    $ 22,369     $ 29,934    $ 29,794
 Earning assets                        19,174      19,384      19,411      19,837      20,073      20,477       27,328      27,113
 Loans and leases                      13,787      13,860      14,077      14,625      14,992      15,289       19,550      19,181
 Deposits                              16,280      17,102      16,840      16,935      17,151      17,461       22,271      21,975
 Shareholders' equity                   1,954       1,884       1,837       1,898       1,920       1,821        2,427       2,392

 SELECTED RATIOS
 Return on assets                         .33%       1.48%       1.32%       1.51%       1.38%        .58%         .04%       1.27%
 Return on equity                        3.49       16.57       15.06       17.05       15.63        7.07          .44       15.85
 Efficiency ratio                       74.20       54.40       59.43       56.50       54.49       71.70        88.09       55.97
 Other expense to average assets         3.91        3.09        3.35        3.30        3.04        3.94         4.23        2.58

 Tangible equity to tangible assets      8.45        8.45        8.03        8.05        7.70        7.00         5.26        5.50
 Equity to assets                        8.99        8.99        8.58        8.83        8.52        7.80         7.85        8.05
 Tier I capital to risk-adjusted
    assets                              11.89       11.81       11.12       11.00       11.29       10.38         8.66        8.84
 Total capital to risk-adjusted
    assets                              14.70       14.60       13.87       13.68       13.92       14.19        12.06       12.05
 Leverage                                8.37        8.30        8.03        8.12        8.48        7.80         5.88        6.15

 Loans to deposits (Average)            84.69       81.04       83.59       86.36       87.41       87.56        87.78       87.29
 Reserve for possible loan losses
    to outstanding loans                 1.75        1.70        1.64        1.54        1.52        1.52         1.35        1.33
 Reserve for possible loan losses
    to non-performing loans            271.46      327.33      356.05      318.99      273.18      285.57       221.85      249.51
 Non-performing loans
    to outstanding loans                  .65         .52         .46         .48         .57         .53          .61         .53

 Net interest rate margin                4.28        4.39        4.32        4.36        4.36        4.30         3.71        3.58
------------------------------------------------------------------------------------------------------------------------------------

50   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

MANAGEMENT REPORT ON
CONSOLIDATED FINANCIAL
STATEMENTS

The management of Mercantile Bancorporation Inc. is responsible for the preparation and the integrity and objectivity of the accompanying financial statements. The financial statements necessarily include amounts that are based on management's best estimates and judgments. Future economic conditions and events, and the economic prospects of the Corporation's borrowers, create the possibility that such estimates and judgments may be subject to review and revision.
      The Corporation maintains an accounting system and related internal controls that have been deemed sufficient to provide reasonable assurance that the financial records are reliable for preparing the financial statements and maintaining accountability for assets. The concept of reasonable assurance is based upon the recognition that the cost of a system of internal controls must be related to the benefits derived, and that the balancing of those factors requires estimates and judgments. The system of internal controls includes written policies and procedures, proper delegation of authority, and segregation of duties. In addition, written Standards of Conduct adopted by the Corporation help to ensure the highest standards of ethical conduct by all employees. Management continually monitors compliance with the system of internal controls, primarily through an extensive program of internal audits. The system of internal controls and compliance therewith are considered by independent auditors, in accordance with generally accepted auditing standards, to the extent necessary to render an opinion on the financial statements, and by regulatory examiners.
      The financial statements were audited by KPMG Peat Marwick LLP, independent auditors, in accordance with generally accepted auditing standards. Their independent professional opinion on the Corporation's financial statements is presented herein.


/s/ Thomas H. Jacobsen                 /s/ John Q. Arnold

    Thomas H. Jacobsen                     John Q. Arnold
    Chairman of the Board,                 Vice Chairman and
    President and Chief Executive          Chief Financial Officer
      Officer



INDEPENDENT
AUDITORS' REPORT

SHAREHOLDERS AND BOARD OF DIRECTORS
MERCANTILE BANCORPORATION INC:
We have audited the accompanying consolidated balance sheets of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1997, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1997, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

St. Louis, Missouri
January 21, 1998

MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   51

------------------------------------------------------------------------------------------------------------------------
 CONSOLIDATED STATEMENT OF INCOME                                                   Year Ended December 31
                                                                --------------------------------------------------------
 (Thousands except per share data)                                        1997              1996              1995
------------------------------------------------------------------------------------------------------------------------
 INTEREST INCOME
 Interest and fees on loans and leases                              $1,464,844        $1,229,656        $1,201,046
 Investments in debt and equity securities
    Trading                                                              7,069             3,597             3,434
    Taxable                                                            361,598           280,174           264,857
    Tax-exempt                                                          20,212            22,571            25,141
------------------------------------------------------------------------------------------------------------------------
       Total Investments in Debt and Equity Securities                 388,879           306,342           293,432
 Due from banks - interest bearing                                       9,683             4,107             2,487
 Federal funds sold and repurchase agreements                           14,788            12,758            19,191
------------------------------------------------------------------------------------------------------------------------
       Total Interest Income                                         1,878,194         1,552,863         1,516,156
 INTEREST EXPENSE
 Interest bearing deposits                                             714,880           593,488           567,781
 Foreign deposits                                                       26,178            10,501            13,088
 Short-term borrowings                                                 149,545            81,399            94,457
 Bank notes                                                             10,537            15,333            13,674
 Long-term debt and mandatorily redeemable preferred securities         56,550            24,189            26,466
------------------------------------------------------------------------------------------------------------------------
       Total Interest Expense                                          957,690           724,910           715,466
------------------------------------------------------------------------------------------------------------------------
       Net Interest Income                                             920,504           827,953           800,690
 PROVISION FOR POSSIBLE LOAN LOSSES<F*>                                 79,309            73,015            41,533
------------------------------------------------------------------------------------------------------------------------
       Net Interest Income After Provision for Possible Loan Losses    841,195           754,938           759,157
 OTHER INCOME
 Trust                                                                  96,055            86,616            77,115
 Service charges                                                        98,733            88,916            82,459
 Investment banking and brokerage                                       35,070            32,244            28,445
 Credit card fees                                                       20,480            27,962            20,366
 Securitization revenue                                                 18,404            16,008            23,005
 Mortgage banking                                                       23,672            10,707            11,063
 Securities gains (losses)<F*>                                           6,985              (83)             4,338
 Miscellaneous                                                          79,285            75,110            64,858
------------------------------------------------------------------------------------------------------------------------
       Total Other Income                                              378,684           337,480           311,649
 OTHER EXPENSE
 Salaries                                                              339,683           296,712           282,433
 Employee benefits                                                      75,199            69,017            63,723
 Net occupancy                                                          55,040            49,428            47,383
 Equipment                                                              63,718            54,287            48,513
 Intangible asset amortization                                          38,001            12,026            10,194
 Loss on the sale of credit card loans<F*>                              50,000                 -                 -
 Miscellaneous<F*>                                                     273,139           237,198           188,273
------------------------------------------------------------------------------------------------------------------------
       Total Other Expense                                             894,780           718,668           640,519
------------------------------------------------------------------------------------------------------------------------
       Income Before Income Taxes                                      325,099           373,750           430,287
 INCOME TAXES<F*>                                                      120,506           128,535           149,898
------------------------------------------------------------------------------------------------------------------------
       Net Income<F*>                                               $  204,593        $  245,215        $  280,389
========================================================================================================================
 PER SHARE DATA
 Basic earnings per share                                           $     1.68        $     2.11        $     2.41
 Diluted earnings per share                                               1.65              2.08              2.37
 Dividends declared                                                      1.148             1.092               .88
------------------------------------------------------------------------------------------------------------------------

<F*>Includes the following nonrecurring amounts:
    Provision for possible loan losses                              $   20,340        $   13,666        $        -
    Other income (securities losses)                                         -            (3,114)                -
    Loss on the sale of credit card loans                               50,000                 -                 -
    Miscellaneous expense                                              121,393            63,456                 -
    Income tax benefit                                                 (59,356)          (23,697)                -
------------------------------------------------------------------------------------------------------------------------
    Impact on Net Income                                            $ (132,377)       $  (56,539)       $        -
========================================================================================================================
The accompanying notes to consolidated financial statements are an integral part of these statements.

52   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

------------------------------------------------------------------------------------------------------------------------------------
 CONSOLIDATED BALANCE SHEET                                                                           December 31
                                                                                   -------------------------------------------------
 (Thousands)                                                                               1997              1996             1995
------------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Cash and due from banks                                                            $ 1,171,727       $ 1,296,053      $ 1,268,295
 Due from banks - interest bearing                                                      240,578            96,453           51,056
 Federal funds sold and repurchase agreements                                           292,384           265,498          278,998
 Investments in debt and equity securities
    Trading                                                                              70,486            31,272           67,256
    Available-for-sale (Amortized cost of
      $7,192,818, $4,139,525 and $4,611,711,
      respectively)                                                                   7,225,638         4,149,674        4,652,887
    Held-to-maturity (Estimated fair value of
       $252,135, $567,152 and $245,355,
       respectively)                                                                    249,434           565,045          244,094
------------------------------------------------------------------------------------------------------------------------------------
       Total Investments in Debt and Equity
         Securities                                                                   7,545,558         4,745,991        4,964,237
 Loans held-for-sale                                                                     85,790            66,373           94,877
 Loans and leases, net of unearned income                                            19,114,127        14,886,257       13,607,949
------------------------------------------------------------------------------------------------------------------------------------
       Total Loans and Leases                                                        19,199,917        14,952,630       13,702,826
 Reserve for possible loan losses                                                      (254,983)         (230,372)        (232,288)
------------------------------------------------------------------------------------------------------------------------------------
       Net Loans and Leases                                                          18,944,934        14,722,258       13,470,538
 Bank premises and equipment                                                            464,683           367,311          329,834
 Intangible assets                                                                      807,666           186,181          117,110
 Other assets                                                                           487,881           350,634          403,331
------------------------------------------------------------------------------------------------------------------------------------
       Total Assets                                                                 $29,955,411       $22,030,379      $20,883,399
====================================================================================================================================
 LIABILITIES
 Deposits
    Non-interest bearing                                                            $ 3,586,011       $ 3,003,972      $ 2,594,734
    Interest bearing                                                                 17,908,477        14,080,592       13,367,748
    Foreign                                                                             585,439           251,887          209,170
------------------------------------------------------------------------------------------------------------------------------------
       Total Deposits                                                                22,079,927        17,336,451       16,171,652
 Federal funds purchased and repurchase
   agreements                                                                         1,991,289         1,781,011        1,716,909
 Other short-term borrowings                                                          1,474,533           206,253          212,558
 Bank notes                                                                             175,000           175,000          250,000
 Long-term debt                                                                       1,319,153           304,831          344,097
 Company-obligated mandatorily redeemable
    preferred securities of Mercantile Capital
    Trust I                                                                             150,000                 -                -
   Other liabilities                                                                    355,340           281,182          272,690
------------------------------------------------------------------------------------------------------------------------------------
       Total Liabilities                                                             27,545,242        20,084,728       18,967,906
 Commitments and contingent liabilities                                                       -                 -                -

                                                  ----------------------------------
                                                     1997        1996          1995
 SHAREHOLDERS' EQUITY                             ----------------------------------
 Preferred stock - no par value
    Shares authorized                               5,000       5,000         5,000
    Shares issued and outstanding                       -           -            15           -                 -           12,153
 Common stock - $.01 par value at
    December 31, 1997, and $5.00 par
    value at December 31, 1996 and 1995
       Shares authorized                          200,000     200,000       200,000
       Shares issued                              130,670     118,821       118,886       1,307           594,107          594,430
 Capital surplus                                                                        940,197            34,956           88,284
 Retained earnings                                                                    1,451,455         1,392,218        1,255,848
 Valuation on available-
    for-sale securities                                                                  23,215             8,571           25,335
 Treasury stock, at cost                              162       2,591         2,070      (6,005)          (84,201)         (60,557)
------------------------------------------------------------------------------------------------------------------------------------
       Total Shareholders' Equity                                                     2,410,169         1,945,651        1,915,493
------------------------------------------------------------------------------------------------------------------------------------
       Total Liabilities and
          Shareholders' Equity                                                      $29,955,411       $22,030,379      $20,883,399
====================================================================================================================================
The accompanying notes to consolidated financial statements are an integral part of these statements.

MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   53

------------------------------------------------------------------------------------------------------------------------------------
 CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                            ----------------------------------------------------------------------------------------
                                                   Common Stock
                                            -------------------------
                                                                                                                            Total
                                              Outstanding             Preferred    Capital     Retained    Treasury Shareholders'
 (Dollars in thousands)                            Shares    Dollars      Stock    Surplus Earnings<F*>       Stock        Equity
------------------------------------------------------------------------------------------------------------------------------------
 BALANCE AT DECEMBER 31, 1994                 112,639,878  $ 563,901   $ 12,153   $ 46,083   $1,023,556   $  (2,954)   $1,642,739
 Net income                                                                                     280,389                   280,389
 Common dividends declared:
    Mercantile Bancorporation Inc., $.88
      per share                                                                                 (68,542)                  (68,542)
    Pooled companies prior to acquisition                                                       (32,235)                  (32,235)
 Preferred dividends declared                                                                    (1,020)                   (1,020)
 Issuance of common stock in acquisitions of:
    Southwest Bancshares, Inc.                  1,012,463      5,062                (1,062)       9,797                    13,797
    AmeriFirst Bancorporation, Inc.               992,034      4,960                 3,714        3,781                    12,455
    Plains Spirit Financial Corporation         1,951,770      3,959                21,610                   27,701        53,270
    Wedge Bank                                  1,454,931      7,275                  (776)       7,314                    13,813
 Issuance of common stock for:
    Employee incentive plans                      997,123      4,951                 9,281                      170        14,402
  Convertible notes                               664,357      3,322                 7,134                                 10,456
 Net fair value adjustment on
    available-for-sale securities                                                                58,143                    58,143
 Purchase of treasury stock                    (3,096,900)                                                  (85,474)      (85,474)
 Pre-merger transactions of
    pooled companies and other                    199,972      1,000                 2,300                                  3,300
------------------------------------------------------------------------------------------------------------------------------------
 BALANCE AT DECEMBER 31, 1995                 116,815,628    594,430     12,153     88,284    1,281,183     (60,557)    1,915,493
 Net income                                                                                     245,215                   245,215
 Common dividends declared:
    Mercantile Bancorporation Inc.,
      $1.092 per share                                                                         (101,499)                 (101,499)
    Pooled companies prior to acquisition                                                       (20,099)                  (20,099)
 Preferred dividends declared                                                                      (408)                     (408)
 Redemption of preferred stock                                          (12,153)                   (531)                  (12,684)
 Issuance of common stock in acquisitions of:
    Today's Bancorp, Inc.                       1,690,587                           (2,195)                  52,321        50,126
    First Financial Corporation of America        388,113                           (1,226)                  12,954        11,728
    Peoples State Bank                            488,756                              849                   14,791        15,640
    Metro Savings Bank, F.S.B.                    296,853                               57           14       8,983         9,054
    Security Bank of Conway, F.S.B.               482,946                               75                   14,614        14,689
    First Sterling Bancorp, Inc.                  782,126      3,911                   572       13,772                    18,255
 Issuance of common stock for:
    Employee incentive plans                      411,775      1,638                (4,318)                   2,397          (283)
    Convertible notes                             438,002      2,190                 2,681                                  4,871
 Net fair value adjustment on
    available-for-sale securities                                                               (17,217)                  (17,217)
 Purchase of treasury stock                    (5,890,426)                                                 (186,811)     (186,811)
 Reissuance and retirement of treasury stock                  (9,688)              (47,478)                  57,166             -
 Pre-merger transactions of
    pooled companies and other                    325,344      1,626                (2,345)         359         (59)         (419)
------------------------------------------------------------------------------------------------------------------------------------
 BALANCE AT DECEMBER 31, 1996                 116,229,704    594,107          -     34,956    1,400,789     (84,201)    1,945,651
 Net income                                                                                     204,593                   204,593
 Common dividends declared:
    Mercantile Bancorporation Inc.,
      $1.148 per share                                                                         (132,535)                 (132,535)
    Pooled company prior to acquisition                                                         (12,812)                  (12,812)
 Issuance of common stock in acquisitions of:
    Roosevelt Financial Group, Inc.            18,948,884        123               353,128        6,872     280,981       641,104
    Regional Bancshares, Inc.                     900,625                             (474)         361      28,813        28,700
 Change in par value of common stock from
    $5.00 per share to $.01 per share                       (587,001)              587,001                                      -
 Issuance of common stock for:
    Employee incentive plans                      899,716        322                 5,846                    5,512        11,680
    Convertible notes                              79,335         80                   802                                    882
 Net fair value adjustment on
    available-for-sale securities                                                                 7,137                     7,137
 Purchase of treasury stock                    (6,778,324)                                                 (287,288)     (287,288)
 Reissuance and retirement of treasury stock                  (7,396)              (42,950)                  50,346             -
 Pre-merger transactions of
    pooled company and other                      228,150      1,072                 1,888          265        (168)        3,057
------------------------------------------------------------------------------------------------------------------------------------
 BALANCE AT DECEMBER 31, 1997                 130,508,090  $   1,307   $      -   $940,197   $1,474,670   $  (6,005)   $2,410,169
====================================================================================================================================

<F*>Includes valuation on available-for-sale securities.
The accompanying notes to consolidated financial statements are an integral part of these statements.

54   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------------------------------------------------
 CONSOLIDATED STATEMENT OF CASH FLOWS                                                       Year Ended December 31
                                                                               -------------------------------------------
 (Thousands)                                                                             1997         1996         1995
--------------------------------------------------------------------------------------------------------------------------
 OPERATING ACTIVITIES
 Net income                                                                       $   204,593  $   245,215  $   280,389
 Adjustments to reconcile net income to net
    cash provided by operating activities
    Provision for possible loan losses                                                 79,309       73,015       41,533
    Depreciation and amortization                                                      55,528       45,579       43,238
    Provision for deferred income tax credits                                          (9,776)     (23,948)     (14,571)
    Net change in loans held-for-sale                                                 (19,417)      28,504      (73,494)
    Net change in trading securities                                                  (53,059)      32,807      (30,670)
    Net change in accrued interest receivable                                          (2,312)      11,285       (9,687)
    Net change in accrued interest payable                                             34,219      (12,941)      30,273
    Other, net                                                                         53,461       87,969       21,800
--------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Operating Activities                                      342,546      487,485      288,811
 INVESTING ACTIVITIES
 Investments in debt and equity securities, other than trading securities
    Purchases                                                                      (3,282,184)  (1,651,663)  (1,323,080)
    Proceeds from maturities                                                        2,675,999    1,786,199    1,384,546
    Proceeds from sales of available-for-sale securities                              708,503      305,961      237,086
 Net change in loans and leases                                                      (527,541)    (786,454)  (1,014,059)
 Purchases of loans and leases                                                       (442,154)    (141,600)    (128,361)
 Proceeds from sales of loans and leases                                              694,557      255,043      759,626
 Purchases of premises and equipment                                                 (113,920)     (67,837)     (62,828)
 Proceeds from sales of premises and equipment                                         19,351        4,928        8,279
 Proceeds from sales of foreclosed property                                            44,564       31,212       25,656
 Cash and cash equivalents from acquisitions, net of cash paid (received)            (273,175)      57,152       45,935
 Sale of banking offices, net of cash paid                                           (193,058)     (12,154)       1,191
 Other, net                                                                            20,485       19,167        8,637
--------------------------------------------------------------------------------------------------------------------------
       Net Cash Used by Investing Activities                                         (668,573)    (200,046)     (57,372)
 FINANCING ACTIVITIES
 Net change in consumer certificates under $100,000                                  (744,726)    (395,839)     269,543
 Net change in time certificates $100,000 and over                                    (84,950)      (5,620)     204,535
 Net change in other time deposits                                                    (94,880)     192,526          446
 Net change in foreign deposits                                                       333,552       42,717       (9,965)
 Net change in other deposits                                                         107,484      371,640     (141,670)
 Net change in short-term borrowings                                                  193,591        2,702     (154,084)
 Issuance of bank notes                                                                     -       25,000      150,000
 Principal payments on bank notes                                                           -     (100,000)           -
 Issuance of long-term debt                                                           954,000        2,607       14,676
 Issuance of company-obligated mandatorily
    redeemable preferred securities                                                   150,000            -            -
 Principal payments on long-term debt                                                 (11,594)     (37,413)     (31,320)
 Cash dividends paid                                                                 (145,347)    (122,006)    (101,797)
 Net proceeds from issuance of common stock from employee
    incentive plans and pre-merger transactions of pooled companies                    13,881      (18,554)        (525)
 Purchase of treasury stock                                                          (299,063)    (175,036)     (85,474)
 Redemption of preferred stock                                                              -      (12,684)           -
 Other, net                                                                               764        2,176        4,011
--------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided (Used) by Financing Activities                               372,712     (227,784)     118,376
--------------------------------------------------------------------------------------------------------------------------
 Increase in Cash and Cash Equivalents                                                 46,685       59,655      349,815
 Cash and Cash Equivalents at Beginning of Year                                     1,658,004    1,598,349    1,248,534
--------------------------------------------------------------------------------------------------------------------------
       Cash and Cash Equivalents at End of Year                                   $ 1,704,689  $ 1,658,004  $ 1,598,349
==========================================================================================================================
The accompanying notes to consolidated financial statements are an integral part of these statements.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   55



NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE A - ACCOUNTING POLICIES
Mercantile Bancorporation Inc. ("Corporation" or "Mercantile") and its subsidiaries follow generally accepted accounting principles and reporting practices applicable to the banking industry. The significant accounting policies are summarized below.

Basis of Presentation
Consolidation: The Consolidated Financial Statements include the accounts of
Mercantile Bancorporation Inc. and its subsidiaries. Material intercompany transactions are eliminated.
      Restatement: Effective April 25, 1997, the Corporation acquired Mark
Twain Bancshares, Inc. ("Mark Twain") in a transaction accounted for as a pooling-of-interests. Accordingly, prior period financial statements have been restated as if the combining entities had been consolidated for all periods presented.
      Reclassification: Certain reclassifications have been made to the 1996 and 1995 historical financial statements to conform with the 1997 presentation.

New Accounting Standards
Financial Accounting Standard ("FAS") 125, "Accounting for Transfers and
Servicing of Financial Assets and Extinguishments of Liabilities," requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the Statement. The Corporation has applied the new rules prospectively to transactions beginning in the first quarter of 1997.
      FAS 128, "Earnings per Share," was issued in February 1997. This statement was effective in the fourth quarter of 1997 and requires additional reporting of earnings per share that gives effect to dilutive common share equivalents such as stock options or convertible notes. The Corporation's disclosure under FAS 128 is included in Note B to the Consolidated Financial
Statements.
      FAS 130, "Reporting Comprehensive Income," was issued in June 1997.
Comprehensive income is defined as net income plus certain items that are recorded directly to shareholders' equity, such as unrealized gains and losses on available-for-sale securities. Components of the Corporation's comprehensive income will be included in a financial statement that has the same prominence as other financial statements starting in the first quarter of 1998. FAS 130's disclosure requirements will have no impact on Mercantile's financial condition or results of operations.
      FAS 131, "Disclosures about Segments of an Enterprise and Related
Information," is effective for financial statements for periods beginning after December 15, 1997, but interim period reporting is not required in 1998. An operating segment is defined under FAS 131 as a component of an enterprise that engages in business activities that generate revenue and expense for which operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance.
Mercantile is currently evaluating the impact of FAS 131 on future financial statement disclosures.

Use of Estimates
Management of the Corporation has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the Consolidated Financial
Statements in conformity with generally accepted accounting principles.
Actual results could differ from those estimates.

Investments in Debt and Equity Securities
Trading securities, which include any security held primarily for near-term sale, are valued at fair value. Gains and losses on trading securities, both realized and unrealized, are recorded in investment banking and brokerage income.
      Available-for-sale securities, which include any security for which the Corporation has no immediate plan to sell but which may be sold in the future, are valued at fair value. Realized gains and losses, based on the amortized cost of the specific security, are included in other income as securities gains (losses). Unrealized gains and losses are recorded, net of related income tax effects, in retained earnings.
      Held-to-maturity securities, which include any security for which the Corporation has the positive intent and ability to hold until maturity, are valued at historical cost adjusted for amortization of premiums and accretion of discounts computed by the level-yield method. Unrealized losses on held-to-maturity and available-for-sale securities are recognized in the Consolidated Statement of Income only if market valuation differences are deemed to be other than temporary impairments in value.

56   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES



Loans Held-for-Sale
In its lending activities, the Corporation originates residential mortgage loans and student loans intended for sale in the secondary market. Loans held-for-sale are carried at the lower of cost or fair value, which is determined on an aggregate basis. Gains or losses on the sale of loans held-for-sale are determined on a specific identification method.

Loans and Leases
Interest income on loans is generally accrued on a simple interest basis.
Loan fees and direct costs of loan originations are deferred and amortized over the estimated life of the loans under methods approximating the interest method.
      The finance method is used to account for direct and leveraged equipment lease contracts. Income is recorded over the lease periods in proportion to the unrecovered investment in the leases after consideration of investment tax credits and other related income tax effects.
      When, in management's opinion, the collection of interest on a loan
(exclusive of certain consumer and credit card loans) is unlikely, or when either principal or interest is past due over 90 days, that loan is generally placed on non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the reserve for possible loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.
      All non-accrual and renegotiated commercial-related loans are considered impaired. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral, if the loan is collateral dependent.

Reserve for Possible Loan Losses
The reserve for possible loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The reserve is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of current economic conditions, changes in the character and size of the portfolio, past experience, expected future losses and other pertinent factors. Mercantile charges off credit card loans after six cycles of nonpayment, or within 15 days of receipt of personal bankruptcy notice, if earlier.

Foreclosed Assets
Foreclosed assets include real estate and other assets acquired through foreclosure or other proceedings and are included in other assets in the Consolidated Balance Sheet.
      Foreclosed assets are valued at the lower of cost or fair value less estimated costs to sell. Losses arising at the time of transfer from loans are charged to the reserve for possible loan losses. Subsequent reductions in valuation based upon periodic appraisals are charged against current earnings.

Bank Premises and Equipment
Bank premises and equipment are stated at cost less accumulated depreciation.
Provisions for depreciation are computed principally by the straight-line method and are based on estimated useful lives of the assets. The carrying values of assets sold or retired and the related accumulated depreciation are eliminated from the accounts, and the resulting gains or losses are reflected in net income.
      Expenditures for maintenance and repairs are expensed, while expenditures for major renewals are capitalized.

Intangible Assets
Intangible assets consist primarily of goodwill and mortgage servicing assets. Goodwill, the excess of cost over the net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over the estimated period to be benefited, most recently 15 years, but not exceeding 40 years.
      Mortgage servicing assets represent recorded value associated with the contractual right to service loans in return for a fee. These assets may be purchased and recorded at fair value or result from the sale of loans, where servicing is retained and recorded at an allocated carrying amount based on the relative fair value of the assets sold. This intangible is amortized using the level-yield method over the estimated lives of the related loans.
The carrying value of mortgage servicing assets is subject to periodic adjustment based upon changing market conditions.

Income Taxes
Deferred income taxes, computed using the liability method, are provided on temporary differences between the financial reporting basis and the tax basis of the assets and liabilities of the Corporation.

Treasury Stock
The purchase of the Corporation's common stock is recorded at cost. Upon subsequent reissuance, the treasury stock account is reduced by the average cost basis of such stock.

MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   57



Cash Equivalents
Cash and due from banks, due from banks - interest bearing, and federal funds sold and repurchase agreements are considered cash equivalents for purposes of the Consolidated Statement of Cash Flows.

Financial Instruments
Financial instruments include cash, evidence of an ownership interest in an entity or a contract that both a) imposes on the Corporation a contractual obligation, 1) to deliver a financial instrument to another party or 2) to exchange other financial instruments on potentially unfavorable terms with another party; and b) conveys to another party a contractual right, 1) to receive a financial instrument from the Corporation or 2) to exchange other financial instruments on potentially favorable terms with the Corporation.

Derivative Financial Instruments
The Corporation is a party to certain financial instruments, primarily to stabilize interest rate margins and to hedge against interest rate movements.
An instrument designated as a hedge of an asset or liability carried at cost is accounted for on an accrual basis, in which the interest income or interest expense of the related asset or liability is adjusted for the net amount of any interest receivable or payable generated by the hedging instrument. There is no market valuation on these interest rate contracts. If the underlying assets or liabilities hedged are no longer recorded on the Consolidated Balance Sheet (e.g., due to sale), the remaining gain or loss related to the the interest rate contract is recognized through earnings immediately.
      In the normal course of business, the Corporation does not maintain trading positions in interest rate derivative financial instruments. The
Corporation's non-hedging transactions are entered into on behalf of customers and are simultaneously hedged by the Corporation. As a consequence, these transactions do not represent exposure to market risk. The Corporation manages the potential credit exposure through established credit approvals, risk control limits and other monitoring procedures. These contracts are recorded at their fair value with gains or losses included in the Consolidated Statement of Income.
      Mercantile has entered into foreign exchange forward contracts, primarily to facilitate customers' foreign exchange requirements. The
Corporation maintains a generally matched position; therefore, exchange rate and market risks are minimal. Credit risk to the Corporation could result from non-performance by a counterparty to a contract. Credit risk is managed as indicated in the previous paragraph. Unrealized gains and losses on these foreign exchange forward contracts are reflected in the Consolidated
Statement of Income.

NOTE B - EARNINGS PER SHARE
Basic earnings per share data is calculated by dividing net income, after deducting dividends on preferred stock, by the weighted average number of common shares outstanding during the period.
      Diluted earnings per share gives effect to both the increase in the average shares outstanding that would have resulted from both the exercise of dilutive stock options and the conversion of the entire balance of outstanding convertible notes. Net income attributable to common shareholders' equity in the diluted earnings per share computation is increased by interest expense that would not be incurred on notes if they converted, net of taxes. The components of basic and diluted earnings per share as prescribed by FAS 128 are as follows:


-------------------------------------------------------------------------------------------------------------------------
                                                                                     Year ended December 31
  (Thousands except                                             ---------------------------------------------------------
  per share data)                                                           1997              1996              1995
-------------------------------------------------------------------------------------------------------------------------
  BASIC
  Net income                                                            $204,593          $245,215          $280,389
  Preferred stock
      dividends                                                                -              (408)           (1,020)
-------------------------------------------------------------------------------------------------------------------------
  Net income
      attributable
      to common
      shareholders' equity                                              $204,593          $244,807          $279,369
=========================================================================================================================
  Weighted average
      common shares
      outstanding                                                    121,933,113       115,938,311       115,754,877
=========================================================================================================================
  Basic Earnings
      per Share                                                         $   1.68          $   2.11          $   2.41
=========================================================================================================================
  DILUTED
  Net income
      attributable
      to common
      shareholders' equity                                              $204,593          $244,807          $279,369
  Interest on convertible
      notes, net of taxes                                                     83               120               398
-------------------------------------------------------------------------------------------------------------------------
  Diluted Net Income                                                    $204,676          $244,927          $279,767
=========================================================================================================================
  Weighted average
      common shares
      outstanding                                                    121,933,113       115,938,311       115,754,877
  Employee
      incentive plans                                                  2,268,696         1,557,043         1,447,980
  Convertible notes                                                      136,605           294,419           856,356
-------------------------------------------------------------------------------------------------------------------------
  Diluted Weighted
      Average Common
      Shares Outstanding                                             124,338,414       117,789,773       118,059,213
=========================================================================================================================
  Diluted Earnings
      per Share                                                         $   1.65          $   2.08          $   2.37
=========================================================================================================================

      All per share amounts and average shares outstanding have been restated to give effect to a three-for-two stock split distributed on October 1, 1997.

58   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

NOTE C - ACQUISITIONS
Listed below are the acquisitions completed by Mercantile during the years ended December 31, 1997, 1996 and 1995:

------------------------------------------------------------------------------------------------------------------------------------
                                                                              Original          Consideration
                                                                            Intangible     -----------------------  Accounting
 (Dollars in thousands)                              Date         Assets         Asset         Cash  Gross Shares       Method
------------------------------------------------------------------------------------------------------------------------------------
 ACQUISITIONS COMPLETED
 Roosevelt Financial Group, Inc.
    ("Roosevelt")                            July 1, 1997     $7,251,985      $608,076     $374,477    18,948,884     Purchase
 Mark Twain Bancshares, Inc.
    ("Mark Twain")                         April 25, 1997      3,227,972             -           73    24,088,713      Pooling
 Regional Bancshares, Inc.                  March 5, 1997        171,979        16,217       12,300       900,625     Purchase
 Today's Bancorp, Inc.                       Nov. 7, 1996        501,418        46,854       34,912     1,690,587     Purchase
 First Financial Corporation of America      Nov. 1, 1996         87,649         5,137        3,253       388,113     Purchase
 Peoples State Bank                         Aug. 22, 1996         95,657         7,552            -       488,756     Purchase
 Metro Savings Bank, F.S.B.                 March 7, 1996         80,857         3,016            5       296,853     Purchase
 Security Bank of Conway, F.S.B.             Feb. 9, 1996        102,502         6,000            1       482,946     Purchase
 Hawkeye Bancorporation ("Hawkeye")          Jan. 2, 1996      1,978,540             -           80    11,838,294      Pooling
 First Sterling Bancorp, Inc.                Jan. 2, 1996        167,610             -            1       782,126      Pooling<F1>
 Southwest Bancshares, Inc.                  Aug. 1, 1995        187,701             -            1     1,012,463      Pooling<F1>
 AmeriFirst Bancorporation, Inc.             Aug. 1, 1995        155,521             -            1       992,034      Pooling<F1>
 Plains Spirit Financial Corporation         July 7, 1995        400,754        17,820        6,697     1,951,770     Purchase
 TCBankshares, Inc.                           May 1, 1995      1,422,798             -            -     7,124,999<F2>  Pooling
 Central Mortgage Bancshares, Inc.            May 1, 1995        654,584             -            8     3,806,585      Pooling
 UNSL Financial Corp                         Jan. 3, 1995        508,346             -           11     2,367,161      Pooling
 Wedge Bank                                  Jan. 3, 1995        195,716             -            1     1,454,931      Pooling<F1>
------------------------------------------------------------------------------------------------------------------------------------

<F1>The historical financial statements of the Corporation were not restated
    for the acquisition due to the immateriality of the acquiree's financial condition and results of operations to that of Mercantile.
<F2>In addition to Mercantile common stock issued, the Corporation assumed, through an exchange, the outstanding, non-convertible preferred stock of TCBankshares, Inc. The preferred stock was redeemed in the first quarter of 1996.


      The Roosevelt acquisition was accounted for as a purchase. The following unaudited pro forma combined consolidated financial data gives effect to the July 1, 1997 acquisition of Roosevelt as if it had been consummated on January 1, 1995. The unaudited pro forma combined consolidated financial data provided includes the impact of goodwill amortization and the reduction in net interest income due to: 1) interest lost on cash paid for share repurchases or paid directly to Roosevelt shareholders as consideration; and 2) interest on $650,000,000 of senior debt, subordinated debt and redeemable preferred securities issued in 1997 largely to finance the Roosevelt acquisition, offset by interest earned on funds not utilized in the acquisition. There is no estimate of potential cost savings included in the following table:

------------------------------------------------------------------------------------------------------
                                                           As of or for the Year Ended December 31
                                                    --------------------------------------------------
  (Thousands except per share data)                       1997              1996              1995
------------------------------------------------------------------------------------------------------
  Total assets                                             N/A       $30,060,390       $30,130,059
  Net interest income                                 $997,787           959,875           936,387
  Other income                                         366,110           301,513           256,509
  Net income                                           174,355           185,113           237,723
  Basic earnings per share                                1.36              1.44              1.85
------------------------------------------------------------------------------------------------------

      The Mark Twain acquisition was accounted for as a pooling-of-interests. Net income and basic earnings per share for the Corporation and Mark Twain prior to this restatement were as follows:

---------------------------------------------------------------------------------------------
                                                               Year Ended December 31
                                                      ---------------------------------------
  (Thousands except per share data)                           1996                1995
---------------------------------------------------------------------------------------------
  Corporation
   Net income                                             $191,947            $232,676
   Basic earnings per share                                   2.07                2.49
  Mark Twain
   Net income                                               53,268              47,713
   Basic earnings per share                                   3.23                2.93
---------------------------------------------------------------------------------------------

      During 1997, Mercantile recorded adjustments related to the acquisitions of Roosevelt, Mark Twain and Regional Bancshares, Inc. The adjustments consisted of $20,340,000 in provision for loan losses, $121,393,000 other expense, reduced by a related tax benefit of $41,856,000, for a net income reduction of $99,877,000. Of the $121,393,000 merger-related liability established, $67,000,000 has been utilized at December 31, 1997.
      During 1996, adjustments were recorded by the Corporation related to companies acquired that year. These adjustments consisted of a $13,666,000 increase in provision for loan losses, $3,114,000 in losses on securities sold in portfolio restructurings, a $51,071,000 charge to other expense and a related tax benefit of $19,362,000, resulting in an after-tax reduction to net income of $48,489,000. These accruals have been substantially exhausted.

                           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES  59

      For all acquisitions accounted for as purchases, the unamortized excess of cost over the fair value of assets acquired was $748,612,000, $157,789,000 and $95,631,000 at December 31, 1997, 1996 and 1995, respectively.
      The Hawkeye acquisition was accounted for as a pooling-of-interests. Net income and basic earnings per share for the Corporation and Hawkeye prior to restatement were as follows:

-------------------------------------------------------------------------------
                                                       Year Ended December 31
                                                            -------------------
  (Thousands except per share data)                                      1995
-------------------------------------------------------------------------------
  Corporation prior to restatement
      Net income                                                     $216,835
      Basic earnings per share                                           2.67
  Hawkeye
      Net income                                                       15,841
      Basic earnings per share                                           1.18
-------------------------------------------------------------------------------

Pending Acquisitions at December 31, 1997
Mercantile has entered into four merger agreements that had not closed by year-end. On February 2, 1998, the Corporation completed its acquisition of Horizon Bancorp, Inc. ("Horizon"), a $544 million-asset bank holding company in Arkadelphia, Arkansas. On October 28, 1997, Mercantile announced that a merger agreement had been signed with HomeCorp, Inc. ("HomeCorp"), a $332 million-asset thrift holding company based in Rockford, Illinois. The HomeCorp acquisition is expected to close in the first quarter of 1998. The Horizon and HomeCorp acquisitions meet the requirements for treatment as poolings-of-interests; however, due to the immateriality of their financial condition and results of operations to that of Mercantile, the historical financial statements of the Corporation will not be restated for the Horizon and HomeCorp transactions.
      The Corporation announced on January 12, 1998 that it had entered into an agreement to acquire CBT Corporation ("CBT") of Paducah, Kentucky, a bank holding company with assets totaling $1 billion. Additionally, on February 2, 1998, Mercantile announced plans to merge with Firstbank of Illinois Co. ("Firstbank"), a $2.2 billion-asset bank holding company headquartered in Springfield, Illinois. The CBT and Firstbank acquisitions are expected to close in mid-1998 and will be accounted for under the pooling-of-interests method.
      The Corporation expects to record one-time charges related to the Horizon, HomeCorp, CBT and Firstbank acquisitions. These charges include accruals to substantially conform the accounting and credit policies of the acquirees as well as to account for one-time expenses associated with the transactions. The preliminary estimate of the pre-tax charge is between $10,000,000 and $15,000,000 for both Horizon and HomeCorp, $20,000,000 for
CBT and $40,000,000 for Firstbank. The ultimate amount of one-time expenses may vary significantly from those included in the estimates above due to final decisions affecting branch closings and severance.
      Unaudited pro forma combined consolidated financial data including the Corporation, CBT and Firstbank for 1997, 1996 and 1995 is listed below:

----------------------------------------------------------------------------------------------------------------
                                                                     As of or for the Year Ended December 31
                                                          ------------------------------------------------------
  (Thousands except per share data)                                   1997              1996              1995
----------------------------------------------------------------------------------------------------------------
  Total assets                                                 $32,922,869       $24,603,300       $23,258,599
  Net interest income                                            1,045,131           944,321           913,137
  Other income                                                     413,123           368,010           339,989
  Net income                                                       244,112           281,742           315,184
  Basic earnings per share                                            1.77              2.13              2.38
----------------------------------------------------------------------------------------------------------------

NOTE D - CASH FLOWS
The Corporation paid interest on deposits, short-term borrowings, bank notes and long-term debt of $923,471,000, $737,862,000 and $681,559,000 in 1997,
1996 and 1995, respectively. The Corporation paid Federal income taxes of $139,906,000, $142,404,000 and $132,347,000 in 1997, 1996 and 1995,
respectively.
      The following details cash and cash equivalents from acquisitions accounted for as purchases, net of cash paid:

------------------------------------------------------------------------------------------------------------------
                                                                             Year Ended December 31
                                                          --------------------------------------------------------
  (Thousands)                                                        1997              1996              1995
------------------------------------------------------------------------------------------------------------------
  Fair value of
   assets purchased                                           $(7,947,633)      $(1,260,315)        $(977,766)
  Fair value of
   liabilities assumed                                          6,891,052         1,090,663           874,053
  Issuance of common stock                                        669,804           136,124            95,490
------------------------------------------------------------------------------------------------------------------
  Net Cash Paid
   for Acquisitions                                              (386,777)          (33,528)           (8,223)
  Cash and cash
   equivalents acquired                                           113,602            90,680            54,158
------------------------------------------------------------------------------------------------------------------
  Cash and Cash Equivalents
   from Acquisitions,
   Net of Cash Paid
   (Received)                                                 $  (273,175)      $    57,152         $  45,935
==================================================================================================================

NOTE E - CASH AND DUE FROM
BANKS RESTRICTIONS
The Corporation's subsidiary banks are required to maintain average reserve balances that place withdrawal and/or usage restrictions on cash and due from banks balances. The average amount of these restricted balances for the year ended December 31, 1997 was $170,075,000.

60   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

NOTE F - INVESTMENTS IN DEBT AND EQUITY SECURITIES

Available-for-Sale
The amortized cost, estimated fair values, and unrealized gains and losses of available-for-sale securities were as follows:

-----------------------------------------------------------------------------------------------------------------------------
                                                      -----------------------------------------------------------------------
                                                           Amortized        Unrealized        Unrealized         Estimated
  (Thousands)                                                   Cost             Gains            Losses        Fair Value
---------------------------------------------------------------------------------------------------------------------------
  DECEMBER 31, 1997
  U.S. Government                                         $4,213,567           $30,166           $ 7,092        $4,236,641
  State and political subdivisions:
      Tax-exempt                                             330,395             7,690               203           337,882
      Taxable                                                 61,475               279                82            61,672
-----------------------------------------------------------------------------------------------------------------------------
         Total State and Political Subdivisions              391,870             7,969               285           399,554
  Other                                                    2,587,381            12,067            10,005         2,589,443
-----------------------------------------------------------------------------------------------------------------------------
         Total                                            $7,192,818           $50,202           $17,382        $7,225,638
=============================================================================================================================
  DECEMBER 31, 1996
  U.S. Government                                         $3,469,884           $19,900           $15,789        $3,473,995
  State and political subdivisions:
      Tax-exempt                                             396,544             8,285               896           403,933
      Taxable                                                112,158               490               469           112,179
-----------------------------------------------------------------------------------------------------------------------------
         Total State and Political Subdivisions              508,702             8,775             1,365           516,112
  Other                                                      160,939               457             1,829           159,567
-----------------------------------------------------------------------------------------------------------------------------
         Total                                            $4,139,525           $29,132           $18,983        $4,149,674
=============================================================================================================================
  DECEMBER 31, 1995
  U.S. Government                                         $3,917,631           $48,574           $16,955        $3,949,250
  State and political subdivisions:
      Tax-exempt                                             417,133            11,545             1,042           427,636
      Taxable                                                134,400             1,034               714           134,720
-----------------------------------------------------------------------------------------------------------------------------
         Total State and Political Subdivisions              551,533            12,579             1,756           562,356
  Other                                                      142,547               211             1,477           141,281
-----------------------------------------------------------------------------------------------------------------------------
         Total                                            $4,611,711           $61,364           $20,188        $4,652,887
=============================================================================================================================

Held-to-Maturity
The amortized cost, estimated fair values, and unrealized gains and losses of held-to-maturity securities were as follows:

-----------------------------------------------------------------------------------------------------------------------------
                                                     ------------------------------------------------------------------------
                                                           Amortized        Unrealized        Unrealized        Estimated
  (Thousands)                                                   Cost             Gains            Losses        Fair Value
-----------------------------------------------------------------------------------------------------------------------------
  DECEMBER 31, 1997
  U.S. Government                                           $246,738           $ 6,616            $3,938          $249,416
  Other                                                        2,696               142               119             2,719
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                 $249,434           $ 6,758            $4,057          $252,135
=============================================================================================================================
  DECEMBER 31, 1996
  U.S. Government                                           $556,696           $ 9,770            $7,748          $558,718
  State and political subdivisions - tax-exempt                4,180                85                15             4,250
  Other                                                        4,169               190               175             4,184
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                 $565,045           $10,045            $7,938          $567,152
=============================================================================================================================
  DECEMBER 31, 1995
  U.S. Government                                           $241,339           $ 1,940            $  682          $242,597
  State and political subdivisions - tax-exempt                2,269                14                12             2,271
  Other                                                          486                 1                 -               487
-----------------------------------------------------------------------------------------------------------------------------
      Total                                                 $244,094           $ 1,955            $  694          $245,355
=============================================================================================================================

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   61

      In conjunction with the acquisition of Roosevelt, the Corporation acquired privately issued adjustable-rate mortgage-backed securities that have incurred an impairment in value which is considered other than temporary. The loan pools backing these securities have been affected by high delinquency and foreclosure rates, and higher than anticipated losses on foreclosed property sales. The net book value of these mortgage-backed securities was $84,706,000 as of December 31, 1997.
      In December 1995, the Corporation reclassified approximately $3.1 billion in held-to-maturity securities to the available-for-sale category. The unrealized gain on the securities transferred was approximately $31 million. The Financial Accounting Standards Board issued a Special Report titled, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers," which stated that reclassifications made no later than December 31, 1995 from the held-to-maturity category will not call into question the intent to hold other securities to maturity in the future.
      During the third quarter of 1996, the Corporation transferred securities from the available-for-sale classification to the held-to-maturity classification. The securities transferred had an amortized cost basis of $370,014,000 and an estimated fair value of $373,557,000 on the transfer date. The unrealized gain on the date of the transfer remained in shareholders' equity and is being amortized over the remaining life of the transferred securities. The unamortized balance as of December 31, 1997 was $1,883,000.
      Securities with a carrying value of $3,427,860,000 at December 31, 1997, $2,979,248,000 at December 31, 1996 and $2,502,207,000 at December 31,
1995 were pledged to secure public and trust deposits, securities sold under agreements to repurchase and for other purposes required by law.
      The following table presents proceeds from sales of securities and the components of net securities gains. The only transfer of securities from the held-to-maturity category to available-for-sale during 1995, 1996 and 1997 was the December 1995 reclassification discussed above. Held-to-maturity securities gains and losses resulted from portfolio restructurings in connection with subsidiary bank acquisitions or calls by the security issuer prior to maturity.

-------------------------------------------------------------------------------------------------------------------
                                                                               Year Ended December 31
                                                              -----------------------------------------------------
  (Thousands)                                                         1997              1996              1995
-------------------------------------------------------------------------------------------------------------------
  Proceeds from sales of
   available-for-sale securities                                  $708,503          $305,961          $237,086
===================================================================================================================
  Securities gains on:
   Available-for-sale securities                                  $  7,391          $  3,077          $  4,519
   Held-to-maturity securities                                           -                14               111
-------------------------------------------------------------------------------------------------------------------
      Total Securities Gains                                         7,391             3,091             4,630
-------------------------------------------------------------------------------------------------------------------
  Securities losses on:
   Available-for-sale securities                                       406             3,174               291
   Held-to-maturity securities                                           -                 -                 1
-------------------------------------------------------------------------------------------------------------------
      Total Securities Losses                                          406             3,174               292
-------------------------------------------------------------------------------------------------------------------
      Net Securities Gains
         (Losses) Before Income
         (Taxes) Benefit                                             6,985               (83)            4,338
  Applicable income
   (taxes) benefit                                                  (2,445)               29            (1,518)
-------------------------------------------------------------------------------------------------------------------
      Net Securities Gains
         (Losses)                                                 $  4,540          $    (54)         $  2,820
===================================================================================================================

NOTE G - LOANS AND LEASES
Loans and leases consisted of the following:

-------------------------------------------------------------------------------------------------------------------
                                                                                     December 31
                                                           --------------------------------------------------------
  (Thousands)                                                         1997              1996              1995
-------------------------------------------------------------------------------------------------------------------
  Commercial                                                   $ 4,516,960       $ 4,185,755       $ 3,757,802
  Real estate - commercial                                       2,953,729         2,822,580         2,775,992
  Real estate - construction                                       733,949           570,074           501,840
  Real estate - residential
      mortgage                                                   8,201,059         4,238,999         3,716,643
  Real estate - home equity
      credit loans                                                 506,433           383,301           375,800
  Consumer                                                       2,005,657         1,841,275         1,715,550
  Credit card                                                      282,130           910,646           859,199
-------------------------------------------------------------------------------------------------------------------
      Total Loans and Leases                                   $19,199,917       $14,952,630       $13,702,826
===================================================================================================================

62   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

      Changes in the reserve for possible loan losses were as follows:

------------------------------------------------------------------------------------------------------------------
                                                                               Year Ended December 31
                                                            ------------------------------------------------------
  (Thousands)                                                         1997              1996              1995
----------------------------------------------------------------------------------------------------------------
  Beginning balance                                              $ 230,372         $ 232,288          $244,743
  Provision                                                         79,309            73,015            41,533

  Charge-offs                                                     (101,308)         (104,589)          (73,441)
  Recoveries                                                        26,378            19,852            17,623
------------------------------------------------------------------------------------------------------------------
      Net Charge-offs                                              (74,930)          (84,737)          (55,818)
  Acquired reserves                                                 20,232             9,806            13,830
  Transfer to Mercantile
      Credit Card Master Trust                                           -                 -           (12,000)
------------------------------------------------------------------------------------------------------------------
      Ending Balance                                             $ 254,983         $ 230,372          $232,288
==================================================================================================================

      Non-performing loans consisted of the following:

------------------------------------------------------------------------------------------------------------------
                                                                                    December 31
                                                              ----------------------------------------------------
  (Thousands)                                                         1997              1996              1995
------------------------------------------------------------------------------------------------------------------
  Non-accrual                                                     $ 97,914           $66,959           $92,868
  Renegotiated                                                       4,278             5,260             3,203
------------------------------------------------------------------------------------------------------------------
      Non-performing Loans                                        $102,192           $72,219           $96,071
==================================================================================================================

      Effective January 1, 1995, the Corporation adopted FAS 114, "Accounting by Creditors for Impairment of a Loan," as amended by FAS 118, which requires an impaired loan to be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate. By the Corporation's definition, all non-accrual and renegotiated commercial-related loans are considered impaired. The following table presents information on impaired loans:

------------------------------------------------------------------------------------------------------------------
                                                                       As of or for the Year Ended December 31
                                                                --------------------------------------------------
  (Thousands)                                                         1997              1996              1995
------------------------------------------------------------------------------------------------------------------
  Ending impaired loans                                            $52,462           $41,713           $40,222
  Related reserve for possible
      loan losses                                                   10,227             8,870            16,795
  Average impaired loans                                            53,827            45,558            45,410
  Interest income recognized
      on impaired loans                                                105               452               312
------------------------------------------------------------------------------------------------------------------

      Certain directors and executive officers of the Corporation were loan customers of the Corporation's banks during 1997, 1996 and 1995. Such loans were made in the ordinary course of business at normal terms, including interest rate and collateralization, and did not represent more than a normal risk. Loans to those persons, their immediate families and companies in which they were principal owners were $15,218,000, $26,570,000 and $26,198,000, at
December 31, 1997, 1996 and 1995, respectively. During 1997, $34,273,000 of new loans were made to these persons, and repayments totaled $45,625,000.

NOTE H - BANK PREMISES AND EQUIPMENT
Bank premises and equipment were as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                     December 31
                                                            ------------------------------------------------------
  (Thousands)                                                         1997              1996              1995
------------------------------------------------------------------------------------------------------------------
  Land                                                           $  70,274         $  59,502         $  57,631
  Bank premises                                                    383,535           322,630           295,129
  Leasehold improvements                                            44,864            50,300            46,572
  Furniture and equipment                                          404,607           314,473           278,723
------------------------------------------------------------------------------------------------------------------
      Total Cost                                                   903,280           746,905           678,055
  Accumulated depreciation                                        (438,597)         (379,594)         (348,221)
------------------------------------------------------------------------------------------------------------------
      Net Carrying Value                                         $ 464,683         $ 367,311         $ 329,834
==================================================================================================================

      At December 31, 1997, the Corporation had certain long-term leases, none of which were considered to be capital leases, which were principally related to the use of land, buildings and equipment. The following table summarizes the future minimum rental commitments for noncancelable operating leases which had initial or remaining noncancelable lease terms in excess of one year:

--------------------------------------------------------------------
                                                  ------------------
                                                         Minimum
                                                          Rental
  Period                                             (Thousands)
--------------------------------------------------------------------
  1998                                                 $14,399
  1999                                                  12,755
  2000                                                  10,412
  2001                                                   8,017
  2002                                                   6,380
  2003 and later                                        24,562
--------------------------------------------------------------------
    Total                                              $76,525
====================================================================

      Net rental expense for all operating leases was $19,366,000 in 1997, $15,184,000 in 1996 and $15,010,000 in 1995.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   63

NOTE I - DEPOSITS

Deposits consisted of the following:

-----------------------------------------------------------------------------------------------------------------
                                                                                     December 31
                                                          -------------------------------------------------------
  (Thousands)                                                         1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
  Non-interest bearing                                         $ 3,586,011       $ 3,003,972       $ 2,594,734
  Interest bearing demand                                        2,693,207         2,562,065         2,420,273
  Money market accounts                                          3,502,517         2,791,848         2,500,400
  Savings                                                        1,331,953         1,090,563         1,115,692
  Consumer time certificates
      under $100,000                                             8,777,375         6,195,651         6,130,094
  Other time                                                       136,388           231,268            38,742
-----------------------------------------------------------------------------------------------------------------
         Total Core Deposits                                    20,027,451        15,875,367        14,799,935
  Time certificates $100,000
      and over                                                   1,467,037         1,209,197         1,162,547
  Foreign                                                          585,439           251,887           209,170
-----------------------------------------------------------------------------------------------------------------
         Total Purchased
           Deposits                                              2,052,476         1,461,084         1,371,717
-----------------------------------------------------------------------------------------------------------------
         Total Deposits                                        $22,079,927       $17,336,451       $16,171,652
=================================================================================================================

      The scheduled maturities of Mercantile's consumer time certificates under $100,000, time certificates $100,000 and over and other time deposits were as follows:

-----------------------------------------------------------------
                                                -----------------
                                                     Scheduled
                                                      Maturity
                                                        Amount
  Period                                           (Thousands)
-----------------------------------------------------------------
  1998                                             $ 6,921,221
  1999                                               2,072,140
  2000                                                 772,933
  2001                                                 257,254
  2002                                                 232,865
  2003 and later                                       124,387
-----------------------------------------------------------------
      Total                                        $10,380,800
=================================================================

NOTE J - SHORT-TERM BORROWINGS
Short-term borrowings were as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                    December 31
                                                          --------------------------------------------------------
  (Thousands)                                                         1997              1996              1995
------------------------------------------------------------------------------------------------------------------
  Federal funds purchased and
      repurchase agreements                                     $1,991,289        $1,781,011        $1,716,909
  Short-term Federal Home
      Loan Bank ("FHLB")
      advances                                                   1,352,203            66,794            74,280
  Treasury tax and loan notes                                      101,858           117,750           118,183
  Commercial paper                                                   1,510            19,405            16,950
  Other short-term borrowings                                       18,962             2,304             3,145
------------------------------------------------------------------------------------------------------------------
      Total Short-term
        Borrowings                                              $3,465,822        $1,987,264        $1,929,467
==================================================================================================================

      The average balance of total short-term borrowings was $2,748,165,000, $1,519,802,000 and $1,704,149,000 during 1997, 1996 and 1995, respectively.
The average rate on total short-term borrowings was 5.44% in 1997, 5.36% in 1996 and 5.54% in 1995.
      The maximum balances at month-end are listed below:

-----------------------------------------------------------------------------------------------------------------
                                                                                Year Ended December 31
                                                            -----------------------------------------------------
  (Thousands)                                                         1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
  Federal funds purchased and
      repurchase agreements                                     $2,466,340        $1,781,011        $1,854,611
  Short-term FHLB advances                                       1,352,203            73,939            82,452
  Treasury tax and loan notes                                      258,122           435,780           555,761
  Commercial paper                                                  24,800            21,660            31,157
  Other short-term borrowings                                       90,968            38,067             5,279
-----------------------------------------------------------------------------------------------------------------

      The Corporation had unused lines of credit arrangements with unaffiliated banks for support of commercial paper and for other uses totaling $100,000,000 at December 31, 1997.


NOTE K - LONG-TERM DEBT AND BANK NOTES

Long-term Debt
Long-term debt consisted of the following:

-----------------------------------------------------------------------------------------------------------------
                                                                                   December 31
                                                           ------------------------------------------------------
  (Thousands)                                                         1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
  MERCANTILE
  BANCORPORATION INC.
  (PARENT COMPANY ONLY)
  7.300% subordinated notes,
      due 2007                                                  $  200,000          $      -          $      -
  6.800% senior notes,
      due 2001                                                     150,000                 -                 -
  7.050% senior notes,
      due 2004                                                     150,000                 -                 -
  7.625% subordinated notes,
      due 2002                                                     150,000           150,000           150,000
  7.000% convertible
      subordinated notes,
      due 1999                                                       1,153                 -                 -
-----------------------------------------------------------------------------------------------------------------
        Total                                                      651,153           150,000           150,000

  SECOND TIER HOLDING
  COMPANIES                                                              -             2,036            18,490

  BANKS AND OTHER
  SUBSIDIARIES
  FHLB advances                                                    539,491            24,267            47,021
  6.375% subordinated notes,
      due 2004                                                      75,000            75,000            75,000
  9.000% mortgage-backed
      notes, due 1999                                               53,450            53,450            53,450
  Other                                                                 59                78               136
-----------------------------------------------------------------------------------------------------------------
        Total                                                      668,000           152,795           175,607
-----------------------------------------------------------------------------------------------------------------
        Total Long-term Debt                                    $1,319,153          $304,831          $344,097
=================================================================================================================

64   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

      In June 1997, the Corporation issued $200,000,000 of subordinated notes with a 10-year maturity and a coupon rate of 7.300%, $150,000,000 of senior notes with a four-year maturity and a coupon rate of 6.800%, and $150,000,000 of senior notes with a seven-year maturity and a coupon rate of 7.050%. The subordinated and senior debt was primarily issued to assist in the financing of the Roosevelt acquisition. For regulatory purposes the subordinated notes qualify as Tier II capital.
      In June 1987, Mark Twain issued 7.000% convertible subordinated capital notes which are due in 1999. These convertible notes were transferred to Mercantile Bancorporation Inc. (Parent Company Only) during 1997. The balance of the convertible notes was $2,036,000 at December 31, 1996 and $6,911,000 at December 31, 1995. The notes are convertible into common stock at a conversion price equivalent to $11.127 per Mercantile share.
      FHLB advances at December 31, 1997 consisted of various debt instruments with rates varying from 5.260% to 6.390%. This debt was collateralized by certain loans and securities.
      During 1996, Roosevelt defeased mortgage-backed bonds totaling $19,700,000 by delivering treasury securities to the bond trustee for the periodic payment of interest and the ultimate payment of the bonds to the bondholders on the maturity date of April 15, 2018. Mercantile anticipates exercising the bonds' call provision during 1998.
      A summary of annual principal reductions of long-term debt is presented below:

-----------------------------------------------------------------------------------------------------------------
  (Thousands)                                             -------------------------------------------------------
  Period                                                     FHLB Advances             Other             Total
-----------------------------------------------------------------------------------------------------------------
  1998                                                            $100,000          $     20        $  100,020
  1999                                                             250,208            54,622           304,830
  2000                                                              78,610                20            78,630
  2001                                                                 652           150,000           150,652
  2002                                                             104,152           150,000           254,152
  2003 and later                                                     5,869           425,000           430,869
-----------------------------------------------------------------------------------------------------------------
      Total                                                       $539,491          $779,662        $1,319,153
=================================================================================================================

Bank Notes
Beginning in 1994, certain subsidiary banks could offer unsecured bank notes. Note maturities can range from 30 days to 15 years from the date of issue and may be issued with fixed or floating interest rates. Each bank note issued will be an obligation solely of that issuing bank and will not be an obligation of, or otherwise guaranteed by, the other issuing banks or the Corporation. The bank notes are being offered and sold only to institutional investors, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. It is anticipated that the bank note program will be restructured in 1998.
      Bank notes are presented below with December 31, 1997 coupon rates:

-----------------------------------------------------------------------------------------------------------------
                                                                                     December 31
                                                               --------------------------------------------------
  (Thousands)                                                         1997              1996              1995
  ---------------------------------------------------------------------------------------------------------------
  MERCANTILE BANK N.A.
  6.056% floating-rate bank
      notes, due 1998                                             $150,000          $150,000          $150,000
  6.000% floating-rate bank
      notes, due 1996                                                    -                 -           100,000
  5.900% floating-rate bank
      notes, due 1999                                               25,000            25,000                 -
-----------------------------------------------------------------------------------------------------------------
      Total Bank Notes                                            $175,000          $175,000          $250,000
=================================================================================================================

Note L - COMPANY-OBLIGATED MANDATORILY
REDEEMABLE PREFERRED SECURITIES OF
MERCANTILE CAPITAL TRUST I
In January 1997, the Corporation formed Mercantile Capital Trust I. Through this trust, the Corporation obtained $150,000,000 of floating-rate debt maturing in 2027 that, for regulatory purposes, is part of Tier I capital. Mercantile Capital Trust I is a wholly owned subsidiary of the Corporation; its sole assets are the $150,000,000 in mandatorily redeemable preferred securities, and considered together, the back-up undertakings constitute a full and unconditional guarantee by Mercantile Bancorporation Inc. of the trust's obligations under the preferred securities.


NOTE M - INCOME TAXES
The Corporation's results include income tax expense as follows:

-----------------------------------------------------------------------------------------------------------------
                                                            -----------------------------------------------------
  (Thousands)                                                      Current         Deferred              Total
-----------------------------------------------------------------------------------------------------------------
  YEAR ENDED
  DECEMBER 31, 1997
  U.S. Federal                                                    $120,188          $(9,374)          $110,814
  State and local                                                   10,094             (402)             9,692
-----------------------------------------------------------------------------------------------------------------
      Total                                                       $130,282          $(9,776)          $120,506
=================================================================================================================
  YEAR ENDED
  DECEMBER 31, 1996
  U.S. Federal                                                    $136,751         $(22,936)          $113,815
  State and local                                                   15,732           (1,012)            14,720
-----------------------------------------------------------------------------------------------------------------
      Total                                                       $152,483         $(23,948)          $128,535
=================================================================================================================
  YEAR ENDED
  DECEMBER 31, 1995
  U.S. Federal                                                    $145,976         $(11,272)          $134,704
  State and local                                                   18,493           (3,299)            15,194
-----------------------------------------------------------------------------------------------------------------
      Total                                                       $164,469         $(14,571)          $149,898
=================================================================================================================

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   65

      The tax effects of temporary differences that gave rise to the deferred tax assets and deferred tax liabilities are presented below:

-----------------------------------------------------------------------------------------------------------------
                                                                                     December 31
                                                           ------------------------------------------------------
  (Thousands)                                                         1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
  DEFERRED TAX ASSETS
      Reserve for possible
         loan losses                                              $ 80,456          $ 73,097          $ 78,177
      Foreclosed property                                              839             1,448               720
      Deferred compensation                                          5,290             5,869             5,451
      Expenses not currently
         allowable for tax purposes                                 19,654            22,327            12,732
      State tax liabilities                                              -             1,595             2,554
      Retirement expenses in
         excess of tax deduction                                    15,403            11,209             8,930
      Other                                                         12,902             7,154             3,496
-----------------------------------------------------------------------------------------------------------------
         Total Gross Deferred
           Tax Assets                                              134,544           122,699           112,060

  DEFERRED TAX LIABILITIES
      Leasing                                                      (26,938)          (29,956)          (39,828)
      Pension settlement gain                                       (6,079)           (6,005)           (6,079)
      Intangible assets                                                  -            (5,637)           (6,466)
      Depreciation                                                    (467)           (1,718)           (2,281)
      Investments in debt and
         equity securities - FAS 115                               (12,502)           (3,231)          (14,577)
      FHLB stock dividends                                          (9,672)                -                 -
      Other                                                         (8,879)          (11,257)          (13,228)
-----------------------------------------------------------------------------------------------------------------
         Total Gross Deferred
           Tax Liabilities                                         (64,537)          (57,804)          (82,459)
-----------------------------------------------------------------------------------------------------------------
         Net Deferred Tax Assets                                  $ 70,007          $ 64,895          $ 29,601
=================================================================================================================

      Income tax expense as reported differs from the amounts computed by applying the statutory U.S. Federal income tax rate to pretax income as follows:

-----------------------------------------------------------------------------------------------------------------
                                                                             Year Ended December 31
                                                           ------------------------------------------------------
  (Thousands)                                                         1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
  Computed "expected"
   tax expense                                                    $113,785          $130,813          $150,600
  Increase (reduction) in
     income taxes resulting
     from:
     Tax-exempt income                                              (8,900)           (9,856)          (10,783)
     State and local income
        taxes, net of federal
        income tax benefit                                           6,300             9,568             9,882
     Amortization of goodwill                                       11,720                 -                 -
     Other, net                                                     (2,399)           (1,990)              199
-----------------------------------------------------------------------------------------------------------------
   Total Tax Expense                                              $120,506          $128,535          $149,898
=================================================================================================================

NOTE N - RETIREMENT PLANS

Pension Plans
The Corporation maintains both qualified and nonqualified noncontributory pension plans that cover all employees meeting certain age and service requirements.
      The qualified plan provides pension benefits based on the employee's length of service and the five highest consecutive years of compensation. The Corporation's funding policy is to contribute annually at least the minimum amount required by government funding standards but not more than is tax deductible. No contribution was required during 1997, 1996 or 1995.
      Roosevelt was a member of the Financial Institutions Retirement Fund ("Fund"). This trust provides retirement and death benefits to multiple employers. All contributions to the Fund are commingled, and all assets of the Fund are invested on a pooled basis, without allocation to the individual employers. Therefore, Roosevelt's pension plan assets and actuarial liabilities are not included in the qualified plan tables listed below. The contribution policy of Roosevelt was to fund the pension cost accrued in each year. The contribution by Roosevelt for the last half of 1997 was $159,000.
      The net periodic pension expense related to the qualified plan included in the Consolidated Statement of Income is summarized as follows:

---------------------------------------------------------------------------------------------------------------
                                                                              Year Ended December 31
                                                             ----------------------------------------------------
  (Thousands)                                                         1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
  Service cost - benefits earned
      during the period                                           $ 10,446          $  9,849          $  6,922
  Interest cost on projected
      benefit obligation                                            12,884            11,515            10,223
  Actual (return) loss on
      plan assets                                                  (30,743)          (15,928)          (28,628)
  Net amortization and deferral                                     14,166             1,401            15,547
-----------------------------------------------------------------------------------------------------------------
      Net Periodic Pension
         Expense                                                  $  6,753          $  6,837          $  4,064
=================================================================================================================

66   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

      The table below sets forth the funded status and amounts recognized in the Consolidated Balance Sheet for the qualified plan:

-----------------------------------------------------------------------------------------------------------------
                                                                              Year Ended December 31
                                                             ----------------------------------------------------
  (Thousands)                                                         1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
  Actuarial present value of
      vested benefit obligation                                   $144,099          $123,641          $109,550
=================================================================================================================
      Accumulated benefit
        obligation                                                $159,977          $136,399          $121,169
=================================================================================================================
      Projected benefit obligation                                $190,976          $167,082          $150,929
  Plan assets at fair value                                        197,449           171,879           154,890
-----------------------------------------------------------------------------------------------------------------
  Projected benefit obligation
      in excess of plan assets                                      (6,473)           (4,797)           (3,961)
  Unrecognized net loss                                             (5,666)          (10,196)          (15,311)
  Unrecognized prior
      service cost                                                   5,893             1,228             1,405
  Unrecognized net asset                                               721             1,532             2,342
-----------------------------------------------------------------------------------------------------------------
      Prepaid Pension Expense                                     $ (5,525)         $(12,233)         $(15,525)
=================================================================================================================

      Assumptions used were as follows:

-----------------------------------------------------------------------------------------------------------------
                                                                  -----------------------------------------------
                                                                      1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
  Discount rate in determining
      benefit obligations                                             7.25%             7.50%             7.50%
  Rate of increase in
      compensation levels                                             5.00              5.00              5.00
  Expected long-term rate
      on assets                                                       9.50              9.50              9.50
-----------------------------------------------------------------------------------------------------------------

      At December 31, 1997, approximately 65% of the plan's assets was invested in listed common stocks, 34% was invested in government and corporate bonds rated A or better, and the remaining 1% was invested in short-term cash equivalents. A nominal amount of common stock of the Corporation was held by the plan.
      The nonqualified plans provide pension benefits that would have been provided under the qualified plan in the absence of limits placed on qualified plan benefits by the Internal Revenue Service. The Corporation's funding policy is to fund benefits as they are paid. Contributions under the nonqualified plans were not material for the years ended December 31, 1997, 1996 and 1995. The expense related to these plans was $2,715,000 in 1997, $2,517,000 in 1996 and $2,228,000 in 1995.

Other Postretirement Benefits
In addition to the pension plans described above, the Corporation provides other postretirement benefits, largely medical benefits and life insurance, to its retirees.
      FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," requires the recording of the unrecognized transition obligation for postretirement benefits other than pensions. That liability is being amortized over a 20-year period. The net periodic postretirement benefit expense included in the Consolidated Statement of Income is summarized as follows:

-----------------------------------------------------------------------------------------------------------------
                                                                                Year Ended December 31
                                                             ----------------------------------------------------
  (Thousands)                                                         1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
  Service cost - benefits
      earned during the period                                      $  793            $  820            $  610
  Interest cost on accumulated
      postretirement benefit
      obligation ("APBO")                                            2,790             2,748             2,716
  Net amortization and deferral                                      1,608             1,713             1,475
-----------------------------------------------------------------------------------------------------------------
      Net Periodic Postretirement
        Benefit Cost                                                $5,191            $5,281            $4,801
=================================================================================================================

      The table below sets forth the funded status and the amount recognized in the Consolidated Balance Sheet regarding other postretirement benefits:

-----------------------------------------------------------------------------------------------------------------
                                                                                    December 31
                                                              ---------------------------------------------------
  (Thousands)                                                         1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
  APBO
      Retirees                                                    $ 27,348          $ 26,736          $ 27,041
      Active employees fully
        eligible for benefits                                        1,297             1,446             1,301
      Other active employees                                        10,969            10,028             7,862
-----------------------------------------------------------------------------------------------------------------
        Total                                                       39,614            38,210            36,204
  Assets at fair value                                                   -                 -                 -
-----------------------------------------------------------------------------------------------------------------
  APBO in excess of assets                                          39,614            38,210            36,204
  Unrecognized net gain (loss)                                      (2,298)           (1,988)           (1,241)
  Unrecognized prior
      service cost                                                    (132)             (140)             (147)
  Unrecognized transition
      obligation                                                   (23,727)          (25,308)          (26,889)
-----------------------------------------------------------------------------------------------------------------
  Accrued Postretirement
      Benefit Obligation                                          $ 13,457          $ 10,774          $  7,927
=================================================================================================================

      Assumptions used were as follows:

-----------------------------------------------------------------------------------------------------------------
                                                                -------------------------------------------------
                                                                      1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
  Discount rate in determining
      benefit obligations                                             7.25%             7.50%             7.50%
  Health care cost trend
      First year                                                      8.50              9.50             10.50
      Ultimate (2001 and after)                                       5.50              5.50              5.50
-----------------------------------------------------------------------------------------------------------------

      An increase in the health care cost trend of 1 percent would increase the aggregate of service and interest cost components of net periodic postretirement benefit costs by $100,000 in 1997, $112,000 in 1996 and $120,000 in 1995. The APBO would increase by $1,407,000 as of December 31, 1997, $1,542,000 as of December 31, 1996 and $1,448,000 as of December 31, 1995.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   67

NOTE O - SHAREHOLDERS' EQUITY
Common Stock
At Mercantile's Annual Meeting on April 24, 1997, the Corporation's shareholders approved an amendment to its Restated Articles of Incorporation that reduced the par value of the Corporation's common stock from $5.00 per share to $.01 per share. The authorized common stock of the Corporation consisted of 200,000,000 shares, of which 130,508,090, 116,229,704 and
116,815,628 shares were outstanding at December 31, 1997, 1996 and 1995, respectively.
      The Corporation's Shareholder Investment Plan ("Plan") allows new shareholders a means to make an initial investment in Mercantile common stock or for shareholders of record to purchase additional shares. Under the Plan, participants have the option of reinvesting dividends.

Preferred Stock
The authorized preferred stock of the Corporation consists of 5,000,000 shares, no par value, of which 14,806 shares were issued and outstanding at December 31, 1995. As of December 31, 1995, there were two series of non-voting preferred stock issued. Series B-1 consisted of 5,306 shares that had non-cumulative dividends as declared by Mercantile's Board of Directors. Series B-2 represented 9,500 shares with a cumulative annual dividend of $85 per share. The Series B-1 and B-2 preferred shares were redeemed by the Corporation in March 1996. At December 31, 1997, 2,000,000 shares were reserved for issuance pursuant to the Preferred Share Purchase Rights Plan.

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

Stock Options
The Corporation had stock options outstanding under various plans at December 31, 1997, including plans assumed in acquisitions. The original Mercantile plans provide for the granting to employees of the Corporation and its subsidiaries of options to purchase shares of common stock of the Corporation over periods of up to 10 years at a price not less than the market value of the shares at the date the options are granted. The plans provide for the granting of options that either qualify or do not qualify as Incentive Stock Options as defined by Section 422 of the Internal Revenue Code of 1986, as amended. During 1997, the Corporation increased the number of shares available for issuance under stock incentive plans by 5,625,000 shares. As of December 31, 1997, there were 5,794,169 options available for grant. The per share price range for options exercisable was $3.61 to $45.21 as of December 31, 1997.
      The following table summarizes stock options outstanding as of December 31, 1997:

---------------------------------------------------------------------------------------------
                                                      Options Outstanding
                              ---------------------------------------------------------------
                                                  Weighted Average
        Range of                                         Remaining     Weighted Average
  Exercise Price                  Outstanding     Contractual Life       Exercise Price
---------------------------------------------------------------------------------------------
  $ 3.61 - 21.57                    2,021,600                 2.69 yrs.          $13.63
   21.58 - 26.74                    2,232,115                 5.52                22.92
   26.75 - 34.25                      885,773                 6.48                31.37
   34.26 - 34.92                    1,287,486                 9.05                34.92
   34.93 - 58.31                      123,673                 6.67                42.33
---------------------------------------------------------------------------------------------
    3.61 - 58.31                    6,550,647                 5.49                23.92
=============================================================================================

68   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

      Changes in options outstanding were as follows:

------------------------------------------------------------------------------------------
                                                                              Weighted
                                                                               Average
                                                                              Exercise
                                                        Shares                   Price
------------------------------------------------------------------------------------------
  BALANCE AT DECEMBER 31, 1994                       5,397,903                  $14.83
  Granted                                              972,479                   22.59
  Exercised                                           (959,621)                   9.00
  Canceled                                            (107,993)                  20.88
  Assumed                                              147,537                   10.53
------------------------------------------------------------------------------------------
  BALANCE AT DECEMBER 31, 1995                       5,450,305                   16.96
  Granted                                              924,324                   29.16
  Exercised                                           (743,345)                  10.43
  Canceled                                            (129,342)                  25.22
  Assumed                                               76,488                   15.27
------------------------------------------------------------------------------------------
  BALANCE AT DECEMBER 31, 1996                       5,578,430                   19.64
  Granted                                            1,749,704                   35.12
  Exercised                                         (1,297,476)                  17.48
  Canceled                                             (90,547)                  27.20
  Assumed                                              610,536                   17.72
------------------------------------------------------------------------------------------
  BALANCE AT DECEMBER 31, 1997                       6,550,647                   23.92
==========================================================================================

      The numbers of shares exercisable under stock options as of December 31, 1997, 1996 and 1995 were 4,237,572, 2,998,013 and 2,726,730, respectively, with a weighted average exercise price of $19.84, $15.87 and $13.02, respectively.
      The fair value of the option grants, excluding options from Mark Twain for prior years was estimated on the date of grant using an option-pricing model based upon the following assumptions:

---------------------------------------------------------------------------------------------------------------------
                                                                      1997              1996              1995
---------------------------------------------------------------------------------------------------------------------
  Dividend yield                                                      2.85%             3.30%             3.30%
  Expected volatility                                                29.80             31.70             31.70
  Average risk-free
      interest rate                                                   6.13              5.15              7.28
  Expected option life
      from vesting date                                          1.40 yrs.         1.26 yrs.         1.26 yrs.
  Weighted per share
      average fair value of
      stock options granted                                          $8.26             $7.15             $6.32
---------------------------------------------------------------------------------------------------------------------

      The fair value of Mark Twain's stock options for prior years was estimated on the date of grant using an option-pricing model based upon the following assumptions: dividend yield of 3.28%; expected volatility of 17%; average risk-free interest rate of 6%; and expected option life of 4.5 years from the vesting date. The weighted average fair value of stock options granted in 1995 and 1996 was $3.43 and $4.89, respectively.
      The Corporation applies Accounting Principles Board Opinion 25 in accounting for its stock option plans. The compensation cost that has been charged against income for stock-based compensation plans was $5,984,000, $4,081,000 and $3,628,000 for 1997, 1996 and 1995, respectively. Had the
Corporation adopted FAS 123's optional accounting method, the Corporation's net income and basic earnings per share would have been reduced to the pro forma amounts noted below:

--------------------------------------------------------------------------------------------------------
                                                         -----------------------------------------------
  (Thousands except per share data)                            As Reported               Pro Forma
--------------------------------------------------------------------------------------------------------
  YEAR ENDED DECEMBER 31, 1997
  Net income                                                      $204,593                $198,706
  Basic earnings per share                                            1.68                    1.63
  Diluted earnings per share                                          1.65                    1.60
  YEAR ENDED DECEMBER 31, 1996
  Net income                                                       245,215                 242,030
  Basic earnings per share                                            2.11                    2.09
  Diluted earnings per share                                          2.08                    2.06
  YEAR ENDED DECEMBER 31, 1995
  Net income                                                       280,389                 278,373
  Basic earnings per share                                            2.41                    2.40
  Diluted earnings per share                                          2.37                    2.35
--------------------------------------------------------------------------------------------------------

      The effect of applying FAS 123 as presented above is not representative of the effects on pro forma net income for future years.

Debt and Dividend Restrictions
Consolidated retained earnings at December 31, 1997 were not restricted under any agreement as to payment of dividends or reacquisition of common stock.
      The primary source of funds for dividends paid by the Corporation to its shareholders is dividends received from bank subsidiaries. At December 31, 1997, approximately $119,596,000 of the equity of bank subsidiaries was available for distribution as dividends to the Parent Company without prior regulatory approval or without reducing the capital of the respective subsidiary banks below present minimum standards. An additional $241,254,000 would be available for loans to the Parent Company under Federal Reserve regulations. The remaining equity of bank subsidiaries approximating $1,916,304,000 was restricted as to transfers to the Parent Company.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   69

NOTE P - REGULATORY MATTERS
The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's Consolidated
Financial Statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Mercantile and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of the Corporation and its subsidiary banks' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Mercantile and subsidiary banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
      Quantitative measures established by regulations to ensure capital adequacy require the Corporation and its subsidiary banks to maintain minimum amounts and ratios, as set forth in the table below, of Tier I and Total capital to risk-weighted assets, and of Tier I capital to average assets, the leverage ratio. Management believes, as of December 31, 1997, the Corporation and its subsidiary banks meet all their capital adequacy requirements.
      As of November 30, 1997, the date of the most recent notification from regulatory agencies, the subsidiary banks were categorized as well capitalized under the regulatory framework. There are no conditions or events since that notification that management believes have changed the subsidiary banks' category.
      The actual and required capital amounts and ratios as of December 31, 1997 and 1996 for the Corporation and Mercantile Bank N.A. are listed in the following table:

------------------------------------------------------------------------------------------------------------------------------------
                                                             December 31, 1997                       December 31, 1996
                                            ----------------------------------------------------------------------------------------
                                                                        Minimum Capital                         Minimum Capital
                                                        Actual           Requirements           Actual           Requirements
                                            ----------------------------------------------------------------------------------------
  (Dollars in thousands)                           Amount    Ratio       Amount  Ratio       Amount  Ratio       Amount  Ratio
------------------------------------------------------------------------------------------------------------------------------------
  TIER I CAPITAL (TO RISK-WEIGHTED ASSETS)
  Corporation                                  $1,785,007     8.84%  $  807,471   4.00%  $1,749,466  11.00%  $  636,225   4.00%
  Mercantile Bank N.A.                          1,210,872    10.86      446,178   4.00      499,602   9.51      210,225   4.00
  TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS)
  Corporation                                   2,432,374    12.05    1,614,942   8.00    2,175,712  13.68    1,272,450   8.00
  Mercantile Bank N.A.                          1,406,983    12.61      892,356   8.00      620,308  11.80      420,450   8.00
  LEVERAGE (TO AVERAGE ASSETS)
  Corporation                                   1,785,007     6.15    1,160,416   4.00    1,749,466   8.12      861,990   4.00
  Mercantile Bank N.A.                          1,210,872     7.33      660,542   4.00      499,602   6.97      286,873   4.00
------------------------------------------------------------------------------------------------------------------------------------

NOTE Q - CONCENTRATIONS OF CREDIT
The Corporation's primary market area is the state of Missouri and the lower Midwest. At December 31, 1997, approximately 81% of the total loan portfolio, and 86% of the commercial and commercial real estate loan portfolio, were to borrowers within this region. The diversity of the region's economic base tends to provide a stable lending environment.
      Real estate constituted the only other area of significant concentration of credit risk. Real estate-related financial instruments (loans, commitments and standby letters of credit) composed 53% of all such instruments of the Corporation. However, of this total, approximately 69% was consumer-related in the form of residential real estate mortgages and home equity lines of credit.

70   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

      The Corporation is, in general, a secured lender. At December 31, 1997, approximately 94% of the loan portfolio was secured. Collateral is required in accordance with the normal credit evaluation process based upon the creditworthiness of the customer and the credit risk associated with the particular transaction.


NOTE R - FINANCIAL INSTRUMENTS
Fair Values
Fair values for financial instruments are management's estimates of the values at which the instruments could be exchanged in a transaction between willing parties. These estimates are subjective and may vary significantly from amounts that would be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments are excluded from the fair value disclosure requirements of FAS 107, "Disclosures about Fair Value of Financial Instruments." Therefore, the fair values presented below should not be construed as the underlying value of the Corporation.
      The following methods and assumptions were used in estimating fair values for financial instruments.
      Cash and Due from Banks, Short-term Investments and Short-term
Borrowings: The carrying values reported in the Consolidated Balance Sheet approximated fair values.
      Investments in Debt and Equity Securities: Fair values for held-to-maturity securities were based upon quoted market prices where available. Fair values for trading and available-for-sale securities, which also were the amounts reported in the Consolidated Balance Sheet, were based on quoted market prices where available. If quoted market prices were not available, fair values were based upon quoted market prices of comparable instruments.
      Loans and Leases: The fair values for most fixed-rate loans were estimated by utilizing discounted cash flow analysis, applying interest rates currently being offered for similar loans to borrowers with similar risk profiles. The discount rates used, therefore, include a credit risk premium. The fair values of variable-rate loans and all residential mortgages were estimated by utilizing the same type of discounted cash flows, but over a range of interest rate scenarios, in order to incorporate the value of the options imbedded in these assets. Loans with similar characteristics were aggregated for purposes of these calculations.
      Deposits: The fair values disclosed for deposits generally payable on demand (i.e., interest bearing and non-interest bearing demand, savings and money market accounts) were considered equal to their respective carrying amounts as reported in the Consolidated Balance Sheet. Fair values for certificates of deposit and foreign deposits were estimated using a discounted cash flow calculation that applied interest rates generally offered on similar certificates to a schedule of aggregated expected monthly maturities of time deposits. The fair value estimate of the deposit portfolio has not been adjusted for any value derived from the retention of those deposits for an expected future period of time. That component, commonly referred to as core deposit premium, was estimated to be approximately $310,000,000 to $640,000,000 at December 31, 1997 and was neither considered in the fair value amounts below nor recorded as an intangible asset on the Consolidated Balance Sheet.
      Bank Notes and Long-term Debt: The fair value of publicly traded debt was based upon quoted market prices, where available, or upon quoted market prices of comparable instruments. The fair values of bank notes and long-term debt were estimated using discounted cash flow analysis, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.
      Off-Balance-Sheet Instruments: Fair values of foreign exchange contracts, interest rate contracts and when-issued securities were determined from quoted market prices. Fair values of commitments to extend credit, standby letters of credit and commercial letters of credit were based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   71

      The estimated fair values of the Corporation's financial instruments were as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                 December 31
                                     -----------------------------------------------------------------------------------------------
                                                         1997                       1996                       1995
------------------------------------------------------------------------------------------------------------------------------------
                                              Carrying          Fair     Carrying          Fair     Carrying          Fair
  (Thousands)                                    Value         Value        Value         Value        Value         Value
------------------------------------------------------------------------------------------------------------------------------------
  FINANCIAL ASSETS
  Cash and due from banks and
     short-term investments                $ 1,704,689   $ 1,704,689  $ 1,658,004   $ 1,658,004  $ 1,598,349   $ 1,598,349
  Trading securities                            70,486        70,486       31,272        31,272       67,256        67,256
  Held-to-maturity securities                  249,434       252,135      565,045       567,152      244,094       245,355
  Available-for-sale securities              7,225,638     7,225,638    4,149,674     4,149,674    4,652,887     4,652,887
  Net loans and leases                      18,944,934    19,389,177   14,722,258    15,158,912   13,470,538    13,990,522

  FINANCIAL LIABILITIES
  Deposits                                  22,079,927    22,383,896   17,336,451    17,549,176   16,171,652    16,426,177
  Short-term borrowings                      3,465,822     3,465,822    1,987,264     1,987,264    1,929,467     1,929,467
  Bank notes and long-term debt              1,644,153     1,660,926      479,831       484,283      594,097       613,277

  OFF-BALANCE-SHEET
  Foreign exchange contracts purchased                        (5,880)                      (428)                     2,389
  Foreign exchange contracts sold                              4,367                         39                     (2,022)
  Interest rate contracts                                     17,244                       (143)                     2,009
  When-issued securities purchased                            (2,465)                         -                          -
  When-issued securities sold                                  2,509                          -                          -
  Commitments to extend credit                               (35,420)                   (16,423)                   (12,349)
  Standby letters of credit                                   (3,700)                    (2,758)                    (2,842)
  Commercial letters of credit                                (1,826)                    (5,102)                    (4,268)
------------------------------------------------------------------------------------------------------------------------------------


Off-Balance-Sheet Risk
The Corporation is, in the normal course of business, a party to certain off-balance-sheet financial instruments. These instruments, which include commitments to extend credit, standby letters of credit, interest rate options written, interest rate swaps and foreign exchange contracts, are used by the Corporation to meet the financing needs of its customers and to reduce its own exposure to interest rate fluctuations. They involve varying degrees of credit, interest rate and liquidity risk, but do not represent unusual risks for the Corporation. Management does not anticipate any significant losses as a result of these transactions.
      The notional or contract amounts of financial instruments with off-balance-sheet credit risk were as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                                     December 31
                                                           --------------------------------------------------------
  (Thousands)                                                         1997              1996              1995
-------------------------------------------------------------------------------------------------------------------
  Commitments to
      extend credit
        Commercial                                              $3,909,558        $3,087,583        $2,392,878
        Consumer                                                 2,195,987         6,126,854         5,613,283
-------------------------------------------------------------------------------------------------------------------
           Total                                                $6,105,545        $9,214,437        $8,006,161
===================================================================================================================
  Standby letters of credit                                     $  423,660        $  444,347        $  410,201
===================================================================================================================
  Interest rate contracts                                       $1,021,563        $  391,000        $  192,000
===================================================================================================================
  When-issued securities:
      Commitments to purchase                                   $  214,475        $        -        $        -
      Commitments to sell                                          230,981                 -                 -
===================================================================================================================

72   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

      The Corporation's maximum exposure to credit loss under commitments to extend credit and standby letters of credit is the equivalent of the contractual amount of those instruments. The same credit policies are used by the Corporation in granting commitments and conditional obligations as are used in the extension of credit.
      Commitments to extend credit are legally binding agreements to lend to a borrower as long as the borrower performs in accordance with the terms of the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. As many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Included in consumer commitments are the unused portions of lines of credit for credit card and home equity credit line loans.
      Standby letters of credit are commitments issued by the Corporation to guarantee specific performance of a customer to a third party.
      Collateral is required for both commitments and standby letters of credit in accordance with the normal credit evaluation process based upon the creditworthiness of the customer and the credit risk associated with the particular transaction. Collateral held varies but may include commercial real estate, accounts receivable, inventory or equipment.
      Included in interest rate contracts are interest rate swaps and floors.

Derivative Financial Instruments
Held or Issued for Trading Purposes: In the normal course of business, the Corporation maintains minimal trading positions in a variety of derivative financial instruments. Most of the Corporation's trading activities are customer oriented, with trading positions established to meet the financing and foreign exchange transaction needs of customers. This activity complements the Corporation's traditional money and capital markets trading business, which also exists to meet customers' demands.
      Net revenue recognized on interest rate contracts and foreign exchange contracts totaled $4,615,000, $3,916,000 and $3,084,000 in 1997, 1996 and
1995, respectively. The notional amounts of interest rate options written, foreign exchange contracts purchased and foreign exchange contracts sold were as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                     December 31
                                                            ------------------------------------------------------
  (Thousands)                                                         1997              1996              1995
------------------------------------------------------------------------------------------------------------------
  Interest rate options written                                   $ 13,533          $ 16,456          $ 25,225
  Foreign exchange contracts
      purchased                                                    328,127           243,800           219,526
  Foreign exchange
      contracts sold                                               291,995           193,179           172,073
------------------------------------------------------------------------------------------------------------------

      These transactions are generally entered into on behalf of customers and are subsequently matched off by the Corporation. As a consequence, these matched transactions do not represent exposure to market risk. The Corporation manages the potential credit exposure through established credit approvals, risk control limits and other monitoring procedures. Credit risk to the Corporation could result from non-performance by a counterparty to a contract; however, currently that credit risk is minimal.

Held or Issued for Purposes Other Than Trading: The Corporation uses off-balance-sheet derivative financial instruments such as interest rate swaps and floors to manage interest rate risk. The Corporation's exposure to interest rate risk stems from the mismatch between the sensitivity to movements in interest rates of the Corporation's assets and liabilities. The use of derivatives to manage interest rate risk is primarily for interest sensitivity adjustments. Interest rate swaps are generally used to lengthen the interest rate sensitivity of short-term assets and to shorten the repricing characteristics of longer term liabilities. Gains or losses are used to adjust the basis of the related asset or liability, and interest differentials are adjustments of the related interest income or expense.
      Of the commitments to extend credit discussed in the preceding paragraphs, $489,363,000, $303,729,000 and $129,627,000 were entered into with fixed rates for commercial loan customers at December 31, 1997, 1996 and 1995, respectively. Fixed-rate commitments for consumer (residential mortgage) loan customers totaled $225,462,000 at December 31, 1997, $77,312,000 at

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   73

December 31, 1996 and $64,224,000 at December 31, 1995. Fixed-rate commitments to extend credit are defined as fixed-rate commercial loan commitments with remaining maturities greater than one year, fixed-rate residential mortgage loan commitments, and adjustable-rate residential mortgage loan commitments for loans with adjustment periods greater than one year.
      Fixed-rate mortgage loans held for resale are partially hedged with contracts for forward delivery in the secondary mortgage market. This hedging activity is designed to protect the Corporation from changes in interest rates. Gains and losses from the hedging transactions on mortgage loans held for resale are deferred and included in the cost of the loans for determining the gain or loss when the loans are sold. Forward delivery contracts outstanding totaled $85,585,000 as of December 31, 1997, $62,823,000 as of December 31, 1996 and $68,000,000 as of December 31, 1995.


NOTE S - CONTINGENT LIABILITIES
In the ordinary course of business, there are various legal proceedings pending against the Corporation and its subsidiaries. Management, after consultation with legal counsel, is of the opinion that the ultimate resolution of these proceedings will have no material adverse effect on the consolidated financial condition or results of operations of the Corporation.


NOTE T - PARENT COMPANY FINANCIAL INFORMATION
Following are the condensed financial statements of Mercantile Bancorporation Inc. (Parent Company Only) for the periods indicated.
      For the Statement of Cash Flows (Parent Company Only), cash and short-term investments were considered cash equivalents. Interest paid on commercial paper and long-term debt was $35,494,000, $12,420,000 and $12,828,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
                                                                                 December 31
                                                                --------------------------------------------
(Thousands)                                                         1997              1996              1995
------------------------------------------------------------------------------------------------------------
INCOME
Dividends from
    subsidiaries                                                $324,884          $444,136          $215,580
Other interest and
    dividends                                                     11,386             4,359             4,355
Management fees                                                   21,404            16,987            13,637
Other                                                              6,602             5,159            11,702
------------------------------------------------------------------------------------------------------------
    Total Income                                                 364,276           470,641           245,274
============================================================================================================
EXPENSE
Interest on commercial
    paper                                                            951               987             1,249
Interest on long-term debt
    and mandatorily redeem-
    able preferred securities                                     38,243            11,681            11,697
Personnel expense                                                 32,889            18,503            16,869
Intangible asset amortization                                     30,615             6,046             4,284
Other operating expenses                                         115,534            40,326             8,126
------------------------------------------------------------------------------------------------------------
    Total Expense                                                218,232            77,543            42,225
============================================================================================================
INCOME BEFORE INCOME
TAX BENEFIT AND EQUITY
IN UNDISTRIBUTED INCOME
OF SUBSIDIARIES                                                  146,044           393,098           203,049
Income tax benefit                                                48,458            16,514             2,926
------------------------------------------------------------------------------------------------------------
INCOME BEFORE EQUITY
IN UNDISTRIBUTED INCOME
OF SUBSIDIARIES                                                  194,502           409,612           205,975
Equity in undistributed
    income of subsidiaries                                        10,091          (164,397)           74,414
------------------------------------------------------------------------------------------------------------
    Net Income                                                  $204,593          $245,215          $280,389
============================================================================================================


------------------------------------------------------------------------------------------------------------
BALANCE SHEET
                                                                                December 31
                                                              ----------------------------------------------
(Thousands)                                                         1997              1996              1995
------------------------------------------------------------------------------------------------------------
ASSETS
Cash                                                          $       15        $       33        $       21
Short-term investments                                           224,230           128,480            40,358
Available-for-sale securities                                     28,578            30,167            22,669
Investment in subsidiaries                                     2,333,454         1,876,682         1,955,432
Intangible assets                                                723,785           126,239            67,480
Loans and advances
    to subsidiaries                                                1,510            19,405            16,950
Other assets                                                      36,929             9,316            12,203
------------------------------------------------------------------------------------------------------------
    Total Assets                                              $3,348,501        $2,190,322        $2,115,113
============================================================================================================
LIABILITIES
Commercial paper                                              $    1,510        $   19,405        $   16,950
Long-term debt                                                   651,153           150,000           150,000
Company-obligated
    mandatorily redeemable
    preferred securities                                         150,000                 -                 -
Other liabilities                                                135,669            75,266            32,670
------------------------------------------------------------------------------------------------------------
    Total Liabilities                                            938,332           244,671           199,620
============================================================================================================
SHAREHOLDERS' EQUITY                                           2,410,169         1,945,651         1,915,493
------------------------------------------------------------------------------------------------------------
    Total Liabilities and
      Shareholders' Equity                                    $3,348,501        $2,190,322        $2,115,113
============================================================================================================

74  MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


------------------------------------------------------------------------------------------------------------
STATEMENT OF CASH FLOWS
                                                                           Year Ended December 31
                                                               ---------------------------------------------
(Thousands)                                                         1997              1996              1995
------------------------------------------------------------------------------------------------------------
    OPERATING ACTIVITIES
    Net income                                                 $ 204,593         $ 245,215         $ 280,389
    Adjustments to reconcile net income to
      net cash provided by operating activities
        Net income of subsidiaries                              (334,975)         (279,739)         (289,994)
        Dividends from subsidiaries                              312,072           421,299           211,485
        Other, net                                                79,097            33,386               363
------------------------------------------------------------------------------------------------------------
        Net Cash Provided by Operating Activities                260,787           420,161           202,243
============================================================================================================

    INVESTING ACTIVITIES
    Investments in debt and equity securities
      Purchases                                                   (4,554)           (8,339)           (9,914)
      Proceeds from maturities                                     4,100                 -             4,501
    Contributions of capital to subsidiaries                           -                 -           (70,352)
    Acquisitions                                                (386,850)          (33,082)           (6,700)
    Other, net                                                     8,846            (2,943)           (3,601)
------------------------------------------------------------------------------------------------------------
      Net Cash Used by Investing Activities                     (378,458)          (44,364)          (86,066)
============================================================================================================

    FINANCING ACTIVITIES
    Cash dividends paid                                         (132,535)         (101,907)          (69,562)
    Net issuance of common stock for employee
      incentive plans                                             11,762              (327)            6,839
    Purchase of treasury stock                                  (299,063)         (175,036)          (85,474)
    Redemption of preferred stock                                      -           (12,684)                -
    Issuance of long-term debt                                   501,859                                   -
    Issuance of mandatorily redeemable preferred securities      150,000                 -                 -
    Principal payments on long-term debt                               -                 -              (156)
    Net change in commercial paper                               (17,895)            2,455            (9,850)
    Other, net                                                      (725)             (164)                -
------------------------------------------------------------------------------------------------------------
      Net Cash Provided (Used) by Financing Activities           213,403          (287,663)         (158,203)
============================================================================================================

    INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              95,732            88,134           (42,026)
    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR               128,513            40,379            82,405
------------------------------------------------------------------------------------------------------------
    CASH AND CASH EQUIVALENTS AT END OF YEAR                   $ 224,245         $ 128,513         $  40,379
============================================================================================================

                            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES  75

------------------------------------------------------------------------------------------------------------------------------
SIX YEAR CONSOLIDATED STATEMENT OF INCOME


(Thousands except per share data)            1997        1996
---------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans
  and leases                           $1,464,844  $1,229,656
Investments in debt and
  equity securities
   Trading                                  7,069       3,597
   Taxable                                361,598     280,174
   Tax-exempt                              20,212      22,571
---------------------------------------------------------------
      Total Investments in Debt
        and Equity Securities             388,879     306,342
Due from banks - interest bearing           9,683       4,107
Federal funds sold and
  repurchase agreements                    14,788      12,758
---------------------------------------------------------------
      Total Interest Income             1,878,194   1,552,863
      Tax-equivalent adjustment<F*>        15,086      16,353
---------------------------------------------------------------
      Taxable-equivalent Interest
        Income                          1,893,280   1,569,216
INTEREST EXPENSE
Deposits                                  741,058     603,989
Borrowed funds                            216,632     120,921
---------------------------------------------------------------
   Total Interest Expense                 957,690     724,910
---------------------------------------------------------------
      Taxable-equivalent Net
        Interest Income                   935,590     844,306
PROVISION FOR POSSIBLE LOAN LOSSES         79,309      73,015
OTHER INCOME
Trust                                      96,055      86,616
Service charges                            98,733      88,916
Investment banking and brokerage           35,070      32,244
Credit card fees                           20,480      27,962
Securitization revenue                     18,404      16,008
Securities gains (losses)                   6,985         (83)
Other                                     102,957      85,817
---------------------------------------------------------------
   Total Other Income                     378,684     337,480
OTHER EXPENSE
Salaries                                  339,683     296,712
Employee benefits                          75,199      69,017
Net occupancy                              55,040      49,428
Equipment                                  63,718      54,287
Other                                     361,140     249,224
---------------------------------------------------------------
   Total Other Expense                    894,780     718,668
---------------------------------------------------------------
      Taxable-equivalent Income
        Before Income Taxes               340,185     390,103
INCOME TAXES
Income taxes                              120,506     128,535
Tax-equivalent adjustment<F*>              15,086      16,353
---------------------------------------------------------------
   Adjusted Income Taxes                  135,592     144,888
---------------------------------------------------------------
      Net Income                       $  204,593  $  245,215
===============================================================
PER COMMON SHARE DATA
Basic earnings per share               $     1.68  $     2.11
Diluted earnings per share                   1.65        2.08
Dividends declared                          1.148       1.092
---------------------------------------------------------------
TAX-EQUIVALENT ADJUSTMENT<F*>
Loans                                  $    5,130  $    5,348
Investments in debt and equity
  securities                                9,956      11,005
---------------------------------------------------------------
   Total Tax-equivalent Adjustment     $   15,086  $   16,353
===============================================================

<F*>Taxable-equivalent basis.

76  MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES




-----------------------------------------------------------------------------------------------------------------
SIX YEAR CONSOLIDATED STATEMENT OF INCOME (continued)

                                                                                         Growth Rates
                                                                                        --------------
(Thousands except per share data)            1995        1994        1993        1992   1 Year 5 Years
-----------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans
  and leases                           $1,201,046  $  999,069  $  937,198  $  966,668     19.1%    8.7%
Investments in debt and
  equity securities
   Trading                                  3,434       4,724       3,684       2,142     96.5    27.0
   Taxable                                264,857     264,649     285,668     299,178     29.1     3.9
   Tax-exempt                              25,141      26,537      26,113      25,376    (10.5)   (4.5)
-----------------------------------------------------------------------------------------------------------------
      Total Investments in Debt
        and Equity Securities             293,432     295,910     315,465     326,696     26.9     3.6
Due from banks - interest bearing           2,487       2,862       3,521       8,755        -     2.0
Federal funds sold and
  repurchase agreements                    19,191      14,087      13,496      14,441     15.9      .5
-----------------------------------------------------------------------------------------------------------------
      Total Interest Income             1,516,156   1,311,928   1,269,680   1,316,560     21.0     7.4
      Tax-equivalent adjustment<F*>        17,758      17,962      18,598      17,891     (7.7)   (3.4)
-----------------------------------------------------------------------------------------------------------------
      Taxable-equivalent Interest
        Income                          1,533,914   1,329,890   1,288,278   1,334,451     20.7     7.3
INTEREST EXPENSE
Deposits                                  580,869     436,510     451,616     567,519     22.7     5.5
Borrowed funds                            134,597      85,032      56,853      61,318     79.2    28.7
-----------------------------------------------------------------------------------------------------------------
   Total Interest Expense                 715,466     521,542     508,469     628,837     32.1     8.8
-----------------------------------------------------------------------------------------------------------------
      Taxable-equivalent Net
        Interest Income                   818,448     808,348     779,809     705,614     10.8     5.8
PROVISION FOR POSSIBLE LOAN LOSSES         41,533      48,791      70,584      88,238      8.6    (2.1)
OTHER INCOME
Trust                                      77,115      71,972      72,212      66,792     10.9     7.5
Service charges                            82,459      80,057      79,346      74,401     11.0     5.8
Investment banking and brokerage           28,445      29,225      30,479      27,405      8.8     5.1
Credit card fees                           20,366      27,352      26,289      22,778    (26.8)   (2.1)
Securitization revenue                     23,005           -           -           -     15.0       -
Securities gains (losses)                   4,338       2,888       6,172       7,799        -    (2.2)
Other                                      75,921      60,874      75,882      65,359     20.0     9.5
-----------------------------------------------------------------------------------------------------------------
   Total Other Income                     311,649     272,368     290,380     264,534     12.2     7.4
OTHER EXPENSE
Salaries                                  282,433     274,492     264,068     240,078     14.5     7.2
Employee benefits                          63,723      61,934      60,054      48,466      9.0     9.2
Net occupancy                              47,383      45,960      46,519      40,637     11.4     6.3
Equipment                                  48,513      45,795      45,544      40,323     17.4     9.6
Other                                     198,467     216,830     249,882     246,655     44.9     7.9
-----------------------------------------------------------------------------------------------------------------
   Total Other Expense                    640,519     645,011     666,067     616,159     24.5     7.7
-----------------------------------------------------------------------------------------------------------------
      Taxable-equivalent Income
        Before Income Taxes               448,045     386,914     333,538     265,751    (12.8)    5.1
INCOME TAXES
Income taxes                              149,898     135,896     114,768      83,773     (6.2)    7.5
Tax-equivalent adjustment<F*>              17,758      17,962      18,598      17,891     (7.7)   (3.4)
-----------------------------------------------------------------------------------------------------------------
   Adjusted Income Taxes                  167,656     153,858     133,366     101,664     (6.4)    5.9
-----------------------------------------------------------------------------------------------------------------
      Net Income                       $  280,389  $  233,056  $  200,172  $  164,087    (16.6)    4.5
=================================================================================================================
PER COMMON SHARE DATA
Basic earnings per share               $     2.41  $     2.06  $     1.81  $     1.55    (20.4)    1.6
Diluted earnings per share                   2.37        2.02        1.77        1.51    (20.7)    1.8
Dividends declared                            .88        .748         .66         .62      5.1    13.1
-----------------------------------------------------------------------------------------------------------------
TAX-EQUIVALENT ADJUSTMENT<F*>
Loans                                  $    5,460  $    5,142  $    5,721  $    6,410     (4.1)    4.4
Investments in debt and equity
  securities                               12,298      12,820      12,877      11,481     (9.5)   (2.8)
-----------------------------------------------------------------------------------------------------------------
   Total Tax-equivalent Adjustment     $   17,758  $   17,962  $   18,598  $   17,891     (7.7)   (3.4)
=================================================================================================================

<F*>Taxable-equivalent basis.


                           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES  77

------------------------------------------------------------------------------------------------------------------------------------
 SIX YEAR CONSOLIDATED AVERAGE BALANCE SHEET
                                          ------------------------------------------------------------------------------------------
                                                 1997                 1996                 1995                 1994
                                          ------------------------------------------------------------------------------------------
 (Dollars in thousands)                        Volume   Rate<F1>    Volume   Rate<F1>    Volume   Rate<F1>    Volume   Rate<F1>
------------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Earning assets
    Loans and leases
       Commercial                         $ 4,390,736   8.44%  $ 3,921,460   8.43%  $ 3,721,016   8.87%  $ 3,431,751   7.62%
       Real estate - commercial             2,915,796   8.72     2,780,289   8.69     2,587,760   9.05     2,299,867   8.19
       Real estate - construction             659,784   8.87       520,365   9.20       547,330  10.28       523,382   8.26
       Real estate - residential mortgage   6,290,864   7.79     3,886,542   8.07     3,721,598   7.76     3,070,803   7.61
       Real estate - home equity credit
         loans                                442,798   9.78       371,319   9.74       376,274  10.03       382,834   8.26
       Consumer                             1,935,465   8.88     1,761,766   8.88     1,704,786   8.72     1,506,898   8.23
       Credit card                            635,337  12.83       846,932  12.86       776,667  14.29       762,676  15.99
------------------------------------------------------------------------------------------------------------------------------------
          Total Loans and Leases           17,270,780   8.51    14,088,673   8.77    13,435,431   8.98    11,978,211   8.38
 Investments in debt and equity
   securities
    Trading                                   104,834   6.79        56,447   6.45        55,319   6.21        75,413   6.31
    Taxable                                 5,623,189   6.43     4,596,295   6.10     4,397,596   6.03     4,633,155   5.72
    Tax-exempt                                375,135   7.98       418,536   7.96       451,300   8.26       477,211   8.20
------------------------------------------------------------------------------------------------------------------------------------
       Total Investments in Debt and
         Equity Securities                  6,103,158   6.53     5,071,278   6.26     4,904,215   6.23     5,185,779   5.95
 Short-term investments
    Due from banks - interest bearing         178,374   5.43        70,101   5.86        41,751   5.96        66,454   4.31
    Federal funds sold and repurchase
      agreements                              224,539   6.59       222,292   5.74       311,854   6.15       312,539   4.51
------------------------------------------------------------------------------------------------------------------------------------
       Total Short-term Investments           402,913   6.07       292,393   5.77       353,605   6.13       378,993   4.47
------------------------------------------------------------------------------------------------------------------------------------
       Total Earning Assets                23,776,851   7.96    19,452,344   8.07    18,693,251   8.21    17,542,983   7.58
    Non-earning assets
       Cash and due from banks              1,051,920            1,030,672              986,978              980,640
       Bank premises and equipment            414,605              344,318              324,285              309,292
       Other assets                           993,312              469,800              448,234              433,441
       Reserve for possible loan losses      (239,314)            (231,512)            (239,944)            (239,008)
------------------------------------------------------------------------------------------------------------------------------------
          Total Assets                    $25,997,374          $21,065,622          $20,212,804          $19,027,348
====================================================================================================================================
 LIABILITIES
 Acquired funds
    Deposits
       Non-interest bearing               $ 3,078,081          $ 2,856,501          $ 2,597,947          $ 2,639,023
       Interest bearing demand              2,572,279   2.02     2,455,836   2.13     2,366,024   2.19     2,522,701   1.88
       Money market accounts                3,184,747   3.96     2,671,505   3.84     2,409,136   3.94     2,558,245   3.02
       Savings                              1,239,645   2.37     1,122,764   2 30     1,172,337   2.40     1,272,745   2.34
       Consumer time certificates
         under $100,000                     7,643,773   5.52     6,131,281   5.54     5,901,786   5.44     5,415,178   4.39
       Other time                             157,703   4.18       186,274   4.18       122,187   6.33        39,822   3.26
------------------------------------------------------------------------------------------------------------------------------------
          Total Core Deposits              17,876,228   4.30    15,424,161   4.20    14,569,417   4.20    14,447,714   3.33
       Time certificates $100,000
         and over                           1,400,529   5.61     1,181,278   5.53     1,119,836   5.75       907,823   4.13
       Foreign                                457,811   5.72       184,182   5.70       210,873   6.21       108,986   4.95
------------------------------------------------------------------------------------------------------------------------------------
          Total Purchased Deposits          1,858,340   5.63     1,365,460   5.55     1,330,709   5.83     1,016,809   4.22
------------------------------------------------------------------------------------------------------------------------------------
          Total Deposits                   19,734,568   4.45    16,789,621   4.33    15,900,126   4.37    15,464,523   3.40
       Short-term borrowings                2,748,165   5.44     1,519,802   5.36     1,704,149   5.54     1,373,793   4.19
       Bank notes                             175,000   6.02       260,587   5.88       214,658   6.37        12,603   6.19
       Long-term debt<F2>                     841,919   6.72       320,060   7.56       351,708   7.52       357,421   7.45
------------------------------------------------------------------------------------------------------------------------------------
          Total Acquired Funds             23,499,652   4.69    18,890,070   4.52    18,170,641   4.59    17,208,340   3.58
       Other liabilities                      355,620              282,243              249,476              229,169
------------------------------------------------------------------------------------------------------------------------------------
          Total Liabilities                23,855,272           19,172,313           18,420,117           17,437,509
 SHAREHOLDERS' EQUITY                       2,142,102            1,893,309            1,792,687            1,589,839
------------------------------------------------------------------------------------------------------------------------------------
          Total Liabilities and
            Shareholders' Equity          $25,997,374          $21,065,622          $20,212,804          $19,027,348
====================================================================================================================================

<F1> Taxable-equivalent basis.
<F2> Includes company-obligated mandatorily redeemable preferred securities of
     Mercantile Capital Trust I.

78   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


--------------------------------------------------------------------------------------------------------------------------
 SIX YEAR CONSOLIDATED AVERAGE BALANCE SHEET (continued)

                                                       -------------------------------------------------------------------
                                                              1993                 1992               Growth Rates
                                                       -------------------------------------------------------------------
 (Dollars in thousands)                                     Volume   Rate<F1>    Volume   Rate<F1>  1 Year    5 Years
--------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Earning assets
    Loans and leases
       Commercial                                      $ 3,185,403   7.10%  $ 3,084,725   7.54%       12.0%       7.3%
       Real estate - commercial                          2,153,963   8.16     2,128,392   8.61         4.9        6.5
       Real estate - construction                          487,477   8.75       476,753   9.12        26.8        6.7
       Real estate - residential mortgage                3,157,242   7.74     3,186,371   8.74        61.9       14.6
       Real estate - home equity credit
         loans                                             387,245   7.10       394,030   7.10        19.3        2.4
       Consumer                                          1,291,944   9.02     1,231,640   9.78         9.9        9.5
       Credit card                                         678,234  16.23       536,058  16.23       (25.0)       3.5
--------------------------------------------------------------------------------------------------------------------------
          Total Loans and Leases                        11,341,508   8.31    11,037,969   8.82        22.6        9.4
 Investments in debt and equity
   securities
    Trading                                                 60,299   6.22        35,885   6.16        85.7       23.9
    Taxable                                              4,685,722   6.10     4,172,204   7.18        22.3        6.2
    Tax-exempt                                             454,271   8.50       369,852   9.85       (10.4)        .3
--------------------------------------------------------------------------------------------------------------------------
       Total Investments in Debt and
         Equity Securities                               5,200,292   6.31     4,577,941   7.39        20.3        5.9
 Short-term investments
    Due from banks - interest bearing                      102,105   3.45       203,488   4.30           -       (2.6)
    Federal funds sold and repurchase
      agreements                                           397,630   3.39       346,745   4.16         1.0       (8.3)
--------------------------------------------------------------------------------------------------------------------------
       Total Short-term Investments                        499,735   3.41       550,233   4.22        37.8       (6.0)
--------------------------------------------------------------------------------------------------------------------------
       Total Earning Assets                             17,041,535   7.56    16,166,143   8.25        22.2        8.0
    Non-earning assets
       Cash and due from banks                             966,335              870,875                2.1        3.8
       Bank premises and equipment                         301,345              278,556               20.4        8.3
       Other assets                                        484,911              530,658                  -       13.4
       Reserve for possible loan losses                   (222,902)            (215,844)               3.4        2.1
--------------------------------------------------------------------------------------------------------------------------
          Total Assets                                 $18,571,224          $17,630,388               23.4        8.1
==========================================================================================================================
 LIABILITIES
 Acquired funds
    Deposits
       Non-interest bearing                            $ 2,661,016          $ 2,243,141                7.8        6.5
       Interest bearing demand                           2,323,738   2.14     1,966,848   2.97         4.7        5.5
       Money market accounts                             2,619,315   2.77     2,484,894   3.43        19.2        5.1
       Savings                                           1,241,722   2.57     1,061,606   3.73        10.4        3.1
       Consumer time certificates
         under $100,000                                  5,670,567   4.59     6,036,797   5.63        24.7        4.8
       Other time                                           83,373   2.73       108,937   3.86       (15.3)       7.7
--------------------------------------------------------------------------------------------------------------------------
          Total Core Deposits                           14,599,731   3.49    13,902,223   4.52        15.9        5.2
       Time certificates $100,000
         and over                                          885,263   3.75       910,330   4.30        18.6        9.0
       Foreign                                              31,093   4.38        23,433   3.71           -       81.2
--------------------------------------------------------------------------------------------------------------------------
          Total Purchased Deposits                         916,356   3.77       933,763   4.29        36.1       14.8
--------------------------------------------------------------------------------------------------------------------------
          Total Deposits                                15,516,087   3.51    14,835,986   4.51        17.5        5.9
       Short-term borrowings                             1,037,043   2.96       996,598   3.71        80.8       22.5
       Bank notes                                                -      -             -      -       (32.8)         -
       Long-term debt<F2>                                  339,027   7.72       303,045   8.03           -       22.7
--------------------------------------------------------------------------------------------------------------------------
          Total Acquired Funds                          16,892,157   3.57    16,135,629   4.53        24.4        7.8
       Other liabilities                                   255,636              263,252               26.0        6.2
--------------------------------------------------------------------------------------------------------------------------
          Total Liabilities                             17,147,793           16,398,881               24.4        7.8
 SHAREHOLDERS' EQUITY                                    1,423,431            1,231,507               13.1       11.7
--------------------------------------------------------------------------------------------------------------------------
          Total Liabilities and
            Shareholders' Equity                       $18,571,224          $17,630,388               23.4        8.1
==========================================================================================================================

<F1> Taxable-equivalent basis.
<F2> Includes company-obligated mandatorily redeemable preferred securities of
     Mercantile Capital Trust I.

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   79

DIRECTORS

Richard E. Beumer <F1>
Chairman and CEO
Sverdrup Corporation

Harry M. Cornell, Jr. <F3>, <F4>, <F5>
Chairman and
Chief Executive Officer
Leggett & Platt, Inc.

Earl K. Dille <F6>
Retired President
Union Electric Company

Bernard A. Edison <F6>
Former President
Edison Brothers Stores, Inc.

Dr. Henry Givens, Jr. <F2>
President
Harris-Stowe State College

William A. Hall <F1>
Assistant to the Chairman
Hallmark Cards, Inc.

Thomas A. Hays <F3>, <F4>, <F5>
Retired Deputy Chairman
The May Department
Stores Company

Thomas H. Jacobsen <F4>, <F5>
Chairman of the Board,
President and
Chief Executive Officer
Mercantile
Bancorporation Inc.

Frank Lyon, Jr. <F3>
Private Investor

James B. Malloy <F6>
Chairman
Smurfit Packaging Corporation

Robert W. Murray <F2>
Chairman
Mercantile Bank of
Western Iowa - Polk County

Hon. Charles H. Price II <F6>
Former Ambassador to
the Court of St. James's

Harvey Saligman <F3>
General Partner
Cynwyd Investments

Craig D. Schnuck <F2>
Chairman and
Chief Executive Officer
Schnuck Markets, Inc.

Alvin J. Siteman <F2>
Chairman
Mercantile Bank of St. Louis

Robert L. Stark <F2>
Consultant

Patrick T. Stokes <F2>, <F4>
President
Anheuser-Busch, Inc.

Francis A. Stroble <F6>
Retired Chief
Financial Officer
Monsanto Company

Joseph G. Werner <F6>
President
Werner Investments

John A. Wright <F1>, <F4>
President and
Chief Executive Officer
Woodridge Resources Corporation

[FN]
<F1> Member of Audit Committee
<F2> Member of Business Policy Committee
<F3> Member of Compensation and Management Development Committee
<F4> Member of Executive Committee
<F5> Member of Nominating and Board Affairs Committee
<F6> Advisory Director


EXECUTIVE OFFICERS

Thomas H. Jacobsen
Chairman of the Board,
President and
Chief Executive Officer

W. Randolph Adams
Senior Executive
Vice President and
Chief Administrative Officer

John Q. Arnold
Vice Chairman and
Chief Financial Officer

Jon W. Bilstrom
General Counsel
and Secretary

Stanley J. Bradshaw
President
Mercantile Credit Corp., Inc.

John P. Dubinsky
Chairman
Mercantile Bank
National Association

Richard C. King
President
Mercantile Bank
National Association

John W. McClure
Vice Chairman
Financial Advisory Services

Jon P. Pierce
Executive Vice President
Human Resources


80   MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

INVESTOR INFORMATION

NEW YORK STOCK EXCHANGE: MTL
In newspaper stock tables generally MercBc or MercBcpMO

SHAREHOLDER ASSISTANCE
Please direct inquiries related to shareholder records, change of name, address or ownership of stock, and lost or stolen certificates to the transfer agent and registrar:

Mailing address:                 Street address:
Harris Trust and Savings Bank    Harris Trust and Savings Bank
P.O. Box A-3504                  311 W. Monroe Street
Chicago, IL 60690-3504           11th Floor
                                 Chicago, IL 60690-3504
Telephone: 1-800-720-0417
TDD: 312-461-5633                E-Mail: webshare@harrisbank.com
                                 Internet: www.harrisbank.com

ELIMINATION OF DUPLICATE REPORTS
If you receive duplicate mailings at one address, you may have multiple shareholder accounts. To consolidate your multiple accounts into a single, more convenient account, please contact the transfer agent at the address listed above. Our agent also can eliminate duplicate mailings if more than one member of your household is receiving shareholder materials.

SHAREHOLDER INVESTMENT PLAN
Mercantile Bancorporation's Shareholder Investment Plan offers new investors a convenient means to make an initial investment in Mercantile Common Stock and allows existing holders of Mercantile Common Stock an economical way to purchase additional shares. All participants may invest up to $10,000 per month to purchase shares under the Plan. The dividends on shares of Common Stock registered in the name of the participant can be received by check, direct deposit, or reinvested in additional shares of Mercantile Common Stock. For a Plan Prospectus, shareholders should call Mercantile's transfer agent at 1-800-720-0417, and new investors should call Mercantile's transfer agent at 1-800-286-9178.

DIVIDEND DIRECT DEPOSIT
Dividends may be deposited into common shareholders' savings or checking accounts at any bank that is a member of the National Automated Clearing House (ACH) system. Please contact Mercantile's transfer agent to enroll, or for additional information.

----------------------------------------------------------------------------------------------
 COMMON STOCK INFORMATION
                 -----------------------------------  ----------------------------------------
                                     1997                                   1996
----------------------------------------------------  ----------------------------------------
                        Market Price                        Market Price
                 -------------------------  Dividend  -------------------------    Dividend
                        High          Low   Declared          High        Low      Declared
----------------------------------------------------------------------------------------------
 1st Quarter       $39-11/16     $33-5/16     $ .287     $31        $27-11/16        $ .273
 2nd Quarter        41-11/16      35            .287      31-15/16   29                .273
 3rd Quarter        53-1/2        40-1/2        .287      35-1/4     28-15/16          .273
 4th Quarter        61-5/8        45-1/2        .287      36         32-11/16          .273
----------------------------------------------------------------------------------------------
                                              $1.148                                 $1.092
----------------------------------------------------------------------------------------------

DIVIDEND PAYMENTS
Subject to approval by the Board of Directors of Mercantile Bancorporation Inc., dividends are customarily paid on Mercantile's common stock on or about April 1, July 1, October 1 and January 1.

ANNUAL MEETING
The Annual Meeting of Shareholders will be held at 10:00 a.m., Thursday, April 23, 1998, at the Cervantes Convention Center at America's Center, 701 Convention Plaza, St. Louis, MO 63101, Lecture Hall. Entrance on Washington Avenue at Eighth Street. A notice of the Annual Meeting and proxy materials are being mailed to Shareholders.

FINANCIAL INFORMATION
For additional copies of the Annual Report, Form 10-K or Proxy Statement and other financial information, call Mercantile's Investor Relations Hotline at 314-418-1359.
   To receive timely access to financial information at no charge, via fax, telephone Mercantile's News on Call service. Simply dial the number listed below and follow the voice instructions. Information is available immediately after an annoucement has been released.
   News on Call: 1-800-758-5804 Ext. 107087 or via the Internet: www.prnewswire.com/cnoc
   Mercantile's press releases, stock price quotes, employment opportunities and other company information can be accessed on its Web site at www.mercantile.com.

CORPORATE INFORMATION
Mercantile Bancorporation Inc.
P.O. Box 524
St. Louis, MO 63166-0524
314-418-2525

Investor Contact: Mary Granberg 314-418-8237
Shareholder Contact: Mary Lehman 314-418-2298
Media Contact: Nadine Z. Genet 314-418-8174

--------------------------------------------------------------------------------
 SELECTED DATA
                                     -------------------------------------------
                                            1997                    1996
--------------------------------------------------------------------------------
 Market price                            $61-1/2                 $34-1/4
 Dividend yield                             1.87%                   3.19%
 Book value per common share              $18.47                  $16.74
 Average diluted common
    shares outstanding               124,338,414             117,789,773
 Year-end common shares
    outstanding                      130,508,090             116,229,704
 Shareholders of record                   21,771                  17,283
 Average daily volume                    243,335                 174,306
--------------------------------------------------------------------------------

                          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES   81

MERCANTILE BANCORPORATION INC.
P.O. Box 524
St. Louis, MO 63166-0524