Form 10-K, Exhibit 13
period 1998-12-31
MERCANTILE BANCORPORATION INC
filed 1999-03-30
CIK 64907

                                                                EXHIBIT NO. 13

                Mercantile Bancorporation Inc. and Subsidiaries

FINANCIAL CONTENTS
Financial Commentary

25 Performance Summary
29 Net Interest Income
29 Liquidity
31 Interest Rate Sensitivity
33 Deposits
34 Non-Core Funding
35 Capital Resources
37 Investments in Debt and Equity Securities
38 Loans
40 Risk Management and the
   Reserve for Possible Loan Losses
42 Non-Performing Assets
44 Off-Balance-Sheet Risk
45 Other Income
47 Other Expense
49 Year 2000
50 Income Taxes
51 Fourth Quarter Results

53 Management Report on
   Consolidated Financial Statements

Audited Financial Statements

53 Independent Auditors' Report
54 Mercantile Bancorporation Inc.
   and Subsidiaries Consolidated
   Financial Statements
59 Notes to Consolidated Financial Statements

80 Six Year Consolidated Financial Statements


Special Note
Certain statements in this report that relate to the plans, objectives or future performance of Mercantile Bancorporation Inc. may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on Management's current expectation. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

                                     ----

                Mercantile Bancorporation Inc. and Subsidiaries

FINANCIAL COMMENTARY

PERFORMANCE SUMMARY

The most meaningful comparison of the fundamental financial performance of Mercantile Bancorporation Inc. ("Mercantile" or "Corporation") excludes certain charges from the results of operations for the years 1998, 1997 and 1996. In all three years, Mercantile recorded anticipated costs relating to the 17 acquisitions that were made in those years. These charges include accruals to substantially conform the accounting and credit policies of the acquired institutions to those of Mercantile as well as to account for the infrequent expenses associated with those transactions.

  After the appropriate tax benefit, acquisition charges in 1998 totaled $76,783,000, and they were partially offset by $29,421,000 after-tax gains recorded on the divestitures of two Missouri banks formerly owned by Firstbank of Illinois Co. ("Firstbank"). The corresponding gain on this sale offset nearly 40% of the 1998 acquisition charges. The sale of these banks, which had combined assets of approximately $300 million, was required by the State of Missouri.

  Additionally, in the fourth quarter of 1998, the Corporation recorded an after-tax restructuring charge of $29,330,000 relating to staff rightsizing, centralization, branch closings and consolidation of back office functions. Details of this charge are described in Note V to the Consolidated Financial Statements. The years 1997 and 1996 also included one-time after-tax charges of $32,500,000 and $8,050,000, respectively, to recognize the sale of the $405,000,000 non-strategic private label credit card business in 1997 at a discount and a special assessment paid to the Savings Association Insurance Fund ("SAIF") reserve fund in 1996. Acquisition charges were also recorded in both years.

  Exhibit 1 summarizes actual results and "adjusted" results, which exclude these infrequent expenses discussed above. It is the adjusted results that allow for the best financial comparison for the years 1998 to 1997 and 1996. Exhibit 3 provides a six-year summary of actual results with appropriate growth rates.

  After eliminating the infrequent expense previously detailed, adjusted net income for 1998 was $451,995,000, a 19.2% increase over the adjusted $379,199,000 earned a year ago, which in turn was up 11.2% from 1996. Diluted earnings per share on an adjusted basis was $2.90 in 1998, 9.0% higher than the $2.66 reported in 1997. Adjusted diluted earnings per share in 1997 was 6.0% higher than in 1996. Adjusted return on assets was 1.31% in 1998 compared with 1.30% in 1997, while adjusted return on average equity for the year was 15.29% versus 15.32% last year.

  Including the infrequent charges, reported net income for Mercantile in 1998 was $375,303,000 as compared with $246,822,000 earned a year ago and $284,453,000 in 1996. The corresponding basic earnings per share in 1998 was $2.45 compared with $1.76 and $2.12 in the prior years, respectively. Diluted earnings per share was $2.41 in 1998 versus $1.73 in 1997 and $2.09 in 1996.

Exhibit 1

---------------------------------------------------------------------------------------
ADJUSTED RESULTS                                      Year Ended December 31, 1998
                                                 --------------------------------------
                                                                   Diluted
                                                              Earnings per      Return
(Dollars in thousands except per share data)     Net Income          Share   on Assets
---------------------------------------------------------------------------------------
 Reported                                          $375,303          $2.41        1.09%
 Acquisition expenses                                76,783            .49         .22
 Gain on sale of subsidiaries                       (29,421)          (.19)       (.08)
 Restructuring charge                                29,330            .19         .08
---------------------------------------------------------------------------------------
 Adjusted                                          $451,995          $2.90        1.31%
---------------------------------------------------------------------------------------

                                                      Year Ended December 31, 1997
                                                 --------------------------------------
 Reported                                          $246,822          $1.73         .85%
 Acquisition expenses                                99,877            .70         .34
 Loss on sale of
  credit card loans                                  32,500            .23         .11
---------------------------------------------------------------------------------------
 Adjusted                                          $379,199          $2.66        1.30%
---------------------------------------------------------------------------------------

                                                      Year Ended December 31, 1996
                                                 --------------------------------------
 Reported                                          $284,453          $2.09        1.19%
 Acquisition expenses                                48,489            .36         .20
 Special SAIF assessment                              8,050            .06         .04
---------------------------------------------------------------------------------------
 Adjusted                                          $340,992          $2.51        1.43%
---------------------------------------------------------------------------------------

  As noted above, the past three years included significant acquisition activity. In 1998, seven transactions were completed adding $5.2 billion in assets. In 1997, three acquisitions were closed adding $10.7 billion in assets, while in 1996 there were seven transactions that added $3.0 billion in assets. Note C to the Consolidated Financial Statements details acquisition activity for the past three years. There are no pending transactions as of December 31, 1998, and at year-end 1998 Mercantile operated from 11 bank charters and 474 banking offices in six states. As recently as December 31, 1995, Mercantile had 75 bank charters and one thrift charter. The reduction in charters has increased operating efficiency and expanded customer service. By March 1, 1999, Mercantile further reduced its bank charters to seven and all banks were operating on common Mercantile systems.

  Mercantile's acquisition of St. Louis-based Roosevelt Financial Group, Inc. ("Roosevelt") was consummated on July 1, 1997 and accounted for as a purchase. Thus, historical financial statements were not restated, and its results of operations are included with Mercantile's from July 1, 1997 forward.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

  All figures have been restated to include the pre-acquisition accounts and results of operations of Firstbank and CBT Corporation ("CBT"), which were merged with Mercantile on July 1, 1998 in transactions accounted for as poolings-of-interests. The earnings per share dilution from these transactions was $.03 in the first half of 1998. There were four other poolings-of-interests in 1998, but they were immaterial to the financial position and results of operations of Mercantile, and thus the historical financial statements were not restated for these acquisitions.

  It is important to recognize cash based earnings, which excludes intangible asset amortization, because it is more indicative of cash flows and thus the Corporation's ability to support growth and pay dividends. Goodwill of $608,076,000 was added to the Corporation's balance sheet in conjunction with the July 1, 1997 purchase transaction. Incremental goodwill amortization in 1998 versus 1997 was $20,394,000, and the earnings per share impact was $.13. In 1998, cash based adjusted diluted earnings per share was $3.26, up 11.3% from the $2.93 earned in 1997. See Exhibit 2 for other cash based performance ratios and the related comparisons to 1997.

  Net interest income increased 5.4% to $1.1 billion during 1998. The acquisition of Roosevelt caused a significant shift in the mix of earning assets and funding sources, which in a changed interest rate environment had a dampening effect on net interest income growth. These shifts, combined with the cost of debt issued in conjunction with the acquisition and the sale of the former co-branded credit card portfolio, resulted in an estimated 60-basis-point decline in the net interest rate margin during the second half of 1997. The net interest rate margin dropped further during the first three quarters of 1998, before stabilizing, due to competitive pressures on both deposit and loan pricing, accelerated mortgage asset prepayments and refinancings, the flat yield curve, and the divestiture of selected portions of the Corporation's remaining credit card portfolio. The year-to-date margin was 3.56% in 1998 compared with 4.00% in 1997 and 4.38% in 1996. Average earning assets for 1998 of $31.5 billion were 18.2% higher than last year following growth of 20.7% in 1997. The mortgage asset attrition significantly impacted average earning asset growth in 1997 and 1998.

  For the year ended December 31, 1998, other income was $541,918,000, an improvement of $127,725,000 or 30.8% from last year following growth of 12.5% in 1997. Excluding 1998's $48,051,000 gain on the required divestiture of the two Missouri Firstbank units and securities losses incurred on the realignment of acquired portfolios, 1998 other income was up 19.6%. Other income grew due to fee growth in core businesses, increased service charge revenue, higher retail brokerage and mortgage banking income, and gains recorded on the sales of both selected businesses and investment securities. Gains on the sale of selected non-strategic businesses occurred in all three years and are discussed in the other income section on page 45 of this report.

Exhibit 2

-----------------------------------------------------------------------------
CASH BASED EARNINGS
                                                -----------------------------
(Dollars in thousands except per share data)        1998       1997   Change
-----------------------------------------------------------------------------
Adjusted net income                             $451,995   $379,199     19.2%
Add back:
Goodwill amortization                             55,257     34,863     58.5
Other intangible asset
 amortization                                      2,537      5,307    (52.2)
-----------------------------------------------------------------------------
  Total Intangible
   Asset Amortization                             57,794     40,170     43.9
Less tax effect                                     (917)    (1,720)   (46.7)
-----------------------------------------------------------------------------
  Cash Based Adjusted
   Net Income                                   $508,872   $417,649     21.8
-----------------------------------------------------------------------------

CASH BASED
ADJUSTED DILUTED
EARNINGS PER SHARE                              $   3.26   $   2.93     11.3%
-----------------------------------------------------------------------------

CASH BASED ADJUSTED
PERFORMANCE RATIOS
Return on tangible assets                           1.51%      1.46%
Return on tangible equity                          23.72      21.57
Efficiency ratio                                   51.63      52.35
Other expense to average
 tangible assets                                    2.47       2.71
-----------------------------------------------------------------------------

  Non-interest expenses were up $40,379,000 or 4.1% from a year ago and totaled $1,026,757,000 compared with $986,378,000 last year and $805,187,000 in 1996.
Other expense in 1998, 1997 and 1996 included $89,192,000, $121,393,000 and
$51,071,000, respectively, in infrequent merger-related costs. As discussed earlier, 1998 also included the $45,130,000 restructuring charge, 1997 included a $50,000,000 discount on the sale of former co-branded credit card loans, and 1996 included the one-time SAIF assessment of $12,385,000. Excluding these infrequent costs, 1998 operating expenses grew by $77,450,000 or 9.5%; however, increased goodwill amortization accounted for $20,394,000 of this increase. On an adjusted basis, the year-to-date efficiency ratio was 55.21% compared with 55.07% last year, and the other expense to average assets ratio improved to 2.58% in 1998 from 2.80% in 1997. The cash based

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

efficiency ratio improved to 51.63% from 52.35% last year, and the expense to asset ratio contracted to 2.47% from 2.71% in 1997.

Exhibit 3

-----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
                                                                                                                 Growth Rates
                             ------------------------------------------------------------------------------------------------------
                                  1998           1997        1996        1995        1994        1993       One Year    Five Years
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS EXCLUDING
INFREQUENT ITEMS
Adjusted net income
 (Thousands)                      $  451,995  $  379,199   $ 340,992   $ 318,155    $285,276    $246,605         19.2%        12.9%
Adjusted basic earnings
 per share                              2.95        2.71        2.54        2.37        2.18        1.92          8.9          9.0
Adjusted diluted earnings
 per share                              2.90        2.66        2.51        2.33        2.14        1.88          9.0          9.1

PER SHARE DATA
Basic earnings per share          $     2.45  $     1.76   $    2.12   $    2.37   $    2.05   $    1.79         39.2%         6.5%
Diluted earnings per share              2.41        1.73        2.09        2.33        2.02        1.75         39.3          6.6
Dividends declared                      1.24       1.148       1.092         .88        .748         .66          8.0         13.4
Book value at year-end                 19.53       18.57       16.87       16.31       14.43       13.46          5.2          7.7
Market price at year-end              46 1/8      61 1/2      34 1/4    30 11/16    20 13/16     20 1/16        (25.0)        18.1

OPERATING RESULTS
 (Thousands)/1/
Taxable-equivalent net
 interest income                  $1,120,924  $1,065,822   $ 967,556   $ 938,004   $ 929,199   $ 895,808          5.2%         4.6%
Tax-equivalent adjustment             16,664      18,084      18,593      20,225      20,920      22,395         (7.9)        (5.7)
-----------------------------------------------------------------------------------------------------------------------------------
 Net interest income               1,104,260   1,047,738     948,963     917,779     908,279     873,413          5.4          4.8
Provision for possible
 loan losses                          51,154      86,355      78,766      44,952      53,094      77,485        (40.8)        (8.0)
Other income                         541,918     414,193     368,010     339,989     297,783     316,025         30.8         11.4
Other expense                      1,026,757     986,378     805,187     725,915     732,566     754,130          4.1          6.4
Income taxes                         192,964     142,376     148,567     168,746     151,826     127,718         35.5          8.6
-----------------------------------------------------------------------------------------------------------------------------------
 Net Income                       $  375,303  $  246,822   $ 284,453   $ 318,155   $ 268,576   $ 230,105         52.1         10.3
-----------------------------------------------------------------------------------------------------------------------------------

ENDING BALANCE SHEET
 (Millions)
Total assets                      $   35,800  $   33,332   $  24,996   $  23,651   $  22,089   $  21,443          7.4%        10.8%
Earning assets                        32,376      30,383      22,775      21,555      20,394      19,765          6.6         10.4
Loans and leases                      22,311      21,362      16,937      15,584      14,559      13,292          4.4         10.9
Investments in debt and
 equity securities                     9,471       8,465       5,430       5,626       5,574       5,904         11.9          9.9
Deposits                              25,461      24,809      19,785      18,464      17,342      17,607          2.6          7.7
Long-term debt/2/                      3,723       1,518         328         371         382         384                      57.5
Shareholders' equity                   3,074       2,762       2,263       2,211       1,897       1,757         11.3         11.8
Reserve for possible loan
 losses                                  309         284         258         261         275         262          8.7          3.3

Average Balance Sheet
 (Millions)
Total assets                      $   34,571  $   29,097   $  23,899   $  22,915   $  21,677   $  21,081         18.8%        10.4%
Earning assets                        31,513      26,665      22,085      21,207      20,007      19,366         18.2         10.2
Loans and leases                      21,780      19,302      15,990      15,265      13,687      12,918         12.8         11.0
Investments in debt and
 equity securities                     9,190       6,909       5,757       5,547       5,914       5,874         33.0          9.4
Deposits                              24,781      22,262      19,112      18,143      17,656      17,648         11.3          7.0
Long-term debt/2/                      3,050         869         343         381         395         378                      51.8
Shareholders' equity                   2,955       2,475       2,199       2,072       1,843       1,661         19.4         12.2
-----------------------------------------------------------------------------------------------------------------------------------
/1/ Infrequent items included herein.
/2/ Includes company-obligated mandatorily redeemable securities of Mercantile
Capital Trust I.

  The provision for possible loan losses in 1998 was $51,154,000 compared with $86,355,000 the prior year and $78,766,000 in 1996. Included are infrequent merger-related provisions of $19,600,000 in 1998, $20,340,000 in 1997 and $13,666,000 in 1996. Net charge-offs for the year were $42,084,000 and represented .19% of average loans in 1998, compared with $81,070,000 and .42% the prior year and $92,193,000 or .58% in 1996. The declining loss rate reflects favorable asset quality trends and diminished credit card losses. At December 31, 1998, the reserve for possible loan losses was $308,890,000 and provided coverage of 222.76% of non-performing loans (i.e., non-accrual and renegotiated loans) compared with 241.91% last year.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

Exhibit 4

SELECTED RATIOS
                                                            ---------------------------------------------------------------
                                                                  1998          1997      1996     1995     1994     1993
---------------------------------------------------------------------------------------------------------------------------
ADJUSTED RATIOS
Return on assets                                                       1.31%     1.30%     1.43%    1.39%    1.32%    1.17%
Return on equity                                                      15.29     15.32     15.50    15.36    15.48    14.85
Efficiency ratio                                                      55.21     55.07     55.41    56.80    58.67    61.18
Other expense to average assets                                        2.58      2.80      3.10     3.17     3.32     3.52
Dividend payout                                                       42.76     43.16     43.51    37.77    34.95    35.11

AS REPORTED RATIOS
Return on assets                                                       1.09       .85      1.19     1.39     1.24     1.09
Return on equity                                                      12.70      9.97     12.93    15.36    14.58    13.85
Efficiency ratio                                                      61.75     66.65     60.29    56.80    59.70    62.23
Other expense to average assets                                        2.97      3.39      3.37     3.17     3.38     3.58

Dividend yield                                                         2.69      1.87      3.19     2.87     3.59     3.29
Dividend payout*                                                      51.45     66.36     52.25    37.77    37.03    37.71

Tangible equity to tangible assets                                     6.55      5.92      8.31     8.83     8.08     7.61
Equity to assets                                                       8.59      8.29      9.05     9.35     8.59     8.19
Tier I capital to risk-adjusted assets                                 9.84      9.40     11.50    12.37    12.03    10.97
Total capital to risk-adjusted assets                                 12.55     12.42     14.02    15.02    14.83    13.81
Leverage                                                               7.16      6.52      8.52     8.87     8.37     7.73

Loans to deposits (Average)                                           87.89     86.71     83.66    84.14    77.52    73.20
Reserve for possible loan losses to outstanding loans                  1.38      1.33      1.52     1.68     1.89     1.97
Reserve for possible loan losses to non-performing loans             222.76    241.91    298.11   240.34   536.18   290.58
Non-performing loans to outstanding loans                               .62       .55       .51      .70      .35      .68
Non-performing assets to total assets                                   .60       .67       .42      .55      .36      .68

Net interest rate margin                                               3.56      4.00      4.38     4.42     4.64     4.63
---------------------------------------------------------------------------------------------------------------------------
*Based upon diluted earnings per share.

  Non-performing loans and foreclosed assets as of December 31, 1998 were $152,163,000 or .68% of total loans and foreclosed assets, compared with $138,567,000 or .65% last year. The increase was largely in residential mortgage loans, which historically have low loan loss rates. Additional non-performing assets include investment securities acquired July 1, 1997, which had incurred a change in value that is considered an "other than temporary" impairment. These securities totaled $85,887,000 at December 31, 1997 and are discussed in detail on page 44 of this report. With paydowns, they had declined to $63,296,000 at December 31, 1998. Foreclosed assets declined to $13,500,000 from $21,098,000 at December 31, 1997.

  Consolidated assets of $35.8 billion at December 31, 1998 were up 7.4% from last December 31. Core deposits increased by 2.6% to $23.0 billion, loans were $22.3 billion, up 4.4% from last year, and shareholders' equity of $3.1 billion was 11.3% higher than at December 31, 1997. All measures of capital adequacy remained adequate and were significantly strengthened from December 31, 1997 levels. Tier I capital to risk-adjusted assets was 9.84%, while total capital to risk-adjusted assets at December 31, 1998 was 12.55%. The ratio of tangible equity to tangible assets was 6.55% at December 31, 1998, up significantly from the 5.92% at year-end 1997. At the Board of Directors meeting on February 17, 1999, the quarterly dividend was increased by 9.7% to $.34 from $.31 per share.

  At December 31, 1998, Mercantile's assets are distributed as follows: St. Louis metropolitan area $18.4 billion, outstate Missouri $4.4 billion, metropolitan Kansas City $4.2 billion, Iowa and northwestern Illinois $3.8 billion, Arkansas $1.8 billion, outstate Illinois $2.4 billion and western Kentucky $1.0 billion.

  Financial Accounting Standard ("FAS") 131, "Disclosures about Segments of an Enterprise and Related Information," requires for the first time in 1998 results of operations for the various business activities in the manner that the Corporation internally manages. Those results are portrayed in Note U to the Consolidated Financial Statements.

  The following financial commentary presents a more thorough discussion and analysis of the results of operations and financial condition of the Corporation for the years

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

ended December 31, 1998, 1997 and 1996. It should be read in conjunction with the accompanying audited Consolidated Financial Statements and related notes. Financial highlights for the past six years are presented in Exhibits 3 and 4.

NET INTEREST INCOME

Net interest income, the difference between total interest income on earning assets and total interest expense, the cost of funds supporting those assets, is Mercantile's primary source of earnings. Representing the Corporation's gross profit from lending, investing, deposit gathering and borrowing activities, net interest income is affected by many variables including the volume, yield and mix of earning assets and interest bearing liabilities, the level of non-performing assets, the level of non-interest bearing liabilities, the general level of interest rates and the slope of the yield curve. The net interest rate margin is net interest income on a fully taxable-equivalent basis as a percentage of average earning assets.

  In 1998, net interest income was $1.1 billion, an increase of $56,522,000 or 5.4% from the $1.0 billion earned in 1997, which was up 10.4% over 1996 results. The volume of average earning assets grew by 18.2% in 1998, and the net interest rate margin was 3.56% compared with 4.00% in 1997 and 4.38% in 1996. The July 1, 1997 acquisition caused a significant shift in the mix of earning assets and funding sources. This shift and the cost of the debt issued in the transaction caused an estimated 60-basis-point decline in the net interest rate margin during the second half of 1997. Competitive pressures on both loan and deposit pricing, accelerated mortgage asset prepayments and refinancings, the flat yield curve and the divestiture of selected portions of the Corporation's remaining credit card portfolio caused further contraction in the net interest rate margin in the first three quarters of 1998.

  Average earning assets in 1998 grew by $4.8 billion or 18.2% when compared with 1997, and average loans grew by 12.8%. This growth was funded by an increase of $2.3 billion or 11.7% in average core deposits, a $170,745,000 increase in purchased deposits, a $364,252,000 increase in short-term borrowed funds and a $1.9 billion increase in Federal Home Loan Bank ("FHLB") term borrowings. The shift in funding was necessitated by the lower overall interest rate environment and management's efforts to bring down the average cost of funds.

  On average, lower-yielding residential real estate mortgage loans as a percentage of earning assets increased from 25.42% in 1997 to 26.61% in 1998, even though from year-end 1997 to year-end 1998 residential mortgage loans were down $549,055,000 or 6.3%. Additionally, the ratio of higher costing consumer time certificates under $100,000 to total average core deposits remained above 40% even though from year-end 1997 these deposits declined by $663,906,000 or 6.7%. It has been management's strategy to reduce the Corporation's reliance on both to levels more typical for Mercantile in periods prior to 1997.

  The decline in the net interest rate margin in 1998 from 1997 and 1996 levels also was attributable to continued competitive pricing for both loans and deposits, the sales of investment securities at gains, the interest expense incurred on recent debt issues, the continued movement of retail deposits from savings and transaction accounts to mutual funds, a greater dependence on wholesale funding and the absence of high-yielding credit card loans as a significant earning asset. Partially offsetting these negative factors in 1998 were increases in net demand deposits (non-interest bearing demand deposits less cash and due from banks) of $317,291,000 or 14.1%.

  Subsequent discussions on liquidity and interest rate sensitivity, deposits, securities and loans further detail the changes in net interest income and the net interest rate margin for the years 1998, 1997 and 1996.

LIQUIDITY

The Corporation's Asset/Liability Management Committee ("ALCO") meets monthly to formulate guidelines for and to monitor the composition of assets and liabilities. The objectives are to meet earnings goals by producing the optimal yield and maturity mix consistent with pre-established guidelines for interest rate and liquidity plus capital constraints. Key to these goals is liquidity management, which ensures Mercantile has ready access to sufficient funds at reasonable rates to meet both existing commitments and future financial obligations. Liquidity management also is necessary to withstand fluctuations in deposit levels and to provide for customers' credit needs in a timely and cost-effective manner. Liquidity management is viewed from a long-term and short-term perspective, as well as from a liability and asset perspective. Management monitors liquidity through a periodic review of maturity profiles, yield and rate behaviors, and loan and deposit forecasts to minimize funding risks.

                                    ------

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

  The six bank acquisitions made in 1998, as well as the acquisition of Mark Twain Bancshares, Inc. ("Mark Twain") in the second quarter of 1997, did not have a significant impact on the liquidity profile and funding needs of the Corporation, as their balance sheet profiles were those of a typical bank. The July 1, 1997 acquisition of Roosevelt significantly modified the liquidity profile as: 1) $650,000,000 of term debt was obtained in capital markets largely to fund the transaction; 2) significant FHLB borrowings were assumed; 3) a liquid and largely unpledged investment portfolio was acquired; 4) significant mortgage assets were acquired that generated large cash flows over time and provided opportunities to secure additional FHLB borrowings; and 5) substantial core deposits and customer relationships came with the transaction.

  The most important source of liquidity for Mercantile continues to be liability liquidity, which is the ability to raise new funds and renew maturing liabilities in a variety of markets. The most critical factor in assuring liability liquidity is the maintenance of confidence in Mercantile by suppliers of funds. The Corporation has its current liability position in line with established strategic objectives. Some of these objectives emphasize significant core deposit funding of subsidiary banks and capital positions that exceed regulatory guidelines. Mercantile's extensive retail network continues to provide the necessary core deposits to meet desired liquidity levels.

  Examples of the Corporation's liability liquidity include: 1) FHLB borrowing availability of $6.0 billion, of which only $3.5 billion was utilized at December 31, 1998; 2) an expanded, but as yet unused, $3.0 billion bank note program developed in 1998 supported by strong and improved credit ratings, which allows all of the major subsidiary banks to issue senior and subordinated notes over a broad range of maturities; 3) the $35.8 billion-asset size of Mercantile, which allows for greater diversification of funding sources where higher limits of funds can be obtained from large providers; and 4) $100,000,000 in lines of credit available to the Parent Company. These programs provide the Corporation with significant access to funds at a wide range of maturities.

  Asset liquidity is typically provided through the maturities of various assets, the net cash flow of fee-based businesses, the ability to convert loans and investments into cash, securitizations and the utilization of securities as collateral in repurchase agreements. Unpledged investment securities were $3.7 billion at December 31, 1998 compared with $4.5 billion last year-end.

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

  At December 31, 1998, the Parent Company held $283,174,000 in cash, liquid money market investments and available-for-sale securities. The Parent Company's routine cash requirements consist primarily of operating expenses, dividends to shareholders, principal and interest payments on debt, and funds used in acquisitions, which are expected to be insignificant in 1999. Operating expenses are funded by subsidiary bank management fees, while shareholder dividends and debt service are satisfied by quarterly subsidiary bank dividends. The Parent Company has the ability to borrow funds in the commercial paper market, and has access to long-term capital markets. Maintaining favorable debt ratings is critical to liquidity as these ratings affect the availability and cost of funds to the Corporation. These public ratings are indicated in Exhibit 9 on page 35.

  Net cash provided by operating activities for the Corporation in 1998 was $356,739,000. Net income of $375,303,000, adjusted for non-cash charges, largely accounted for the net cash provided by operating activities. Net cash used by investing activities was $249,189,000 in 1998. The largest component of cash used by investing activities was the purchase of investment securities, which totaled $6.9 billion. Net cash provided by financing activities in 1998 was $360,840,000. The increase in the Corporation's long-term FHLB advances was a major source of net cash from financing activities.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

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

  Interest rate risk at a given point in time can be represented by an interest rate sensitivity position ("gap"). Exhibit 5 presents a summary balance sheet at December 31, 1998 with an interest rate gap analysis that shows the difference between the amount of assets and liabilities maturing or subject to repricing in given time periods. The cumulative gap represents the net position of assets and liabilities subject to repricing over specified time periods. A static gap report is one measure of the risk inherent in the existing balance sheet structure as it relates to potential changes in net interest income; it indicates that the Corporation was modestly negatively gapped, i.e., slightly liability sensitive, at December 31, 1998 within the one-year timeframe.

Exhibit 5

------------------------------------------------------------------------------------------------------------------------------------

INTEREST RATE SENSITIVITY                                                          December 31, 1998
                                                            ------------------------------------------------------------------------

                                                                                                           Total
                                                            Variable        1-3        4-6       7-12     1 Year      Over
(Dollars in millions)                                           Rate     Months     Months     Months    or Less    1 Year     Total

------------------------------------------------------------------------------------------------------------------------------------

EARNING ASSETS
Loans and leases/1/                                          $ 2,934    $ 4,432    $ 1,822    $ 2,741    $11,929   $10,382   $22,311

Investments in debt and equity securities                        127      2,004      1,162        787      4,080     5,391     9,471

Short-term investments                                           228        360          1          5        594        --       594

------------------------------------------------------------------------------------------------------------------------------------

 Total Earning Assets                                        $ 3,289    $ 6,796    $ 2,985    $ 3,533    $16,603   $15,773   $32,376

------------------------------------------------------------------------------------------------------------------------------------


ACQUIRED FUNDS
Interest bearing core deposits2                              $ 5,436    $ 2,112    $ 1,926    $ 2,329    $11,803   $ 6,772   $18,575

Purchased deposits                                               391        790        514        349      2,044       389     2,433

Short-term borrowings                                          1,848      1,120         32          3      3,003        --     3,003

Bank notes                                                        --         25         --         --         25        --        25

Long-term debt3                                                   --      1,653          1        106      1,760     1,963     3,723

Net effect of credit card securitization                          --        176         --         --        176      (176)       --
Interest rate swaps                                               --        590         --         --        590      (590)       --
------------------------------------------------------------------------------------------------------------------------------------

 Total Interest Bearing Acquired Funds                         7,675      6,466      2,473      2,787     19,401     8,358    27,759

Non-interest bearing deposits/2/                               1,408         --         --         --      1,408     3,045     4,453

------------------------------------------------------------------------------------------------------------------------------------

 Total Acquired Funds                                        $ 9,083    $ 6,466    $ 2,473    $ 2,787    $20,809   $11,403   $32,212

------------------------------------------------------------------------------------------------------------------------------------


GAP ANALYSIS
Interest sensitivity gap                                     $(5,794)   $   330    $   512    $   746    $(4,206)
------------------------------------------------------------------------------------------------------------------------------------

Cumulative interest sensitivity gap                          $(5,794)   $(5,464)   $(4,952)   $(4,206)
------------------------------------------------------------------------------------------------------------------------------------

Cumulative ratio of interest-sensitive assets
 to interest-sensitive liabilities                               .36        .65        .73        .80
------------------------------------------------------------------------------------------------------------------------------------

/1/ Non-accrual loans are reported in the "Over 1 Year" category.
/2/ Mercantile's experience with interest bearing demand, money market accounts, savings and non-interest bearing deposits has been that, although these deposits are subject to immediate withdrawal or repricing, a portion of the balances has remained relatively constant in periods of both rising and falling rates.
Therefore, a portion of these deposits is included in the "Over 1 Year" category. If these deposits were all included in the "Total 1 Year or Less" category, the cumulative ratio of interest-sensitive assets to interest-sensitive liabilities would be .60.
/3/ Includes company-obligated mandatorily redeemable securities of Mercantile
Capital Trust I.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

Exhibit 6

------------------------------------------------------------------------------------------------------------------------------------

MARKET RISK DISCLOSURE                                                         December 31, 1998
                                        --------------------------------------------------------------------------------------------

                                                                Book or Notional Value                                    Fair Value

                                        --------------------------------------------------------------------------------------------

                                                   More than    More than    More than    More than
                                          Within   1 Year to   2 Years to   3 Years to   4 Years to      Over
(Dollars in millions)                     1 Year     2 Years      3 Years      4 Years      5 Years   5 Years     Total
------------------------------------------------------------------------------------------------------------------------------------

EARNING ASSETS
Loans and leases:*
 Fixed interest rate                     $   168     $ 2,052      $ 1,249      $ 1,657      $ 1,476   $ 5,922   $12,524      $10,470

 Average interest rate                      8.36%       7.89%        8.47%        8.41%        8.48%     8.78%     8.51%
 Variable/adjustable
  interest rate                          $   161     $ 1,750      $   488      $   458      $   317   $ 6,613   $ 9,787      $12,401

 Average interest rate                      8.79%       8.19%        7.93%        8.02%        8.04%     6.67%     7.15%
Investments in debt and
 equity securities:
 Fixed interest rate                     $   593     $   365      $   582      $   241      $ 1,578   $ 4,534   $ 7,893      $ 7,909

 Average interest rate                      6.04%       6.56%        6.27%        6.55%        6.06%     5.93%     6.04%
 Variable/adjustable
  interest rate                          $     6     $     2      $     2      $    --      $     1   $ 1,567   $ 1,578      $ 1,563

 Average interest rate                      4.57%       5.61%        7.93%                     6.78%     7.10%     7.09%
Short-term investments                   $   594     $    --      $    --      $    --      $    --   $    --   $   594      $   594

Average interest rate                       5.56%                                                                  5.56%
------------------------------------------------------------------------------------------------------------------------------------

 Total Earning Assets                    $ 1,522     $ 4,169      $ 2,321      $ 2,356      $ 3,372   $18,636   $32,376      $32,937

------------------------------------------------------------------------------------------------------------------------------------


ACQUIRED FUNDS
Deposits:
 Transaction deposits                    $ 7,846     $ 2,357      $ 1,201      $ 1,490      $    --   $    --   $12,894      $12,894

 Average interest rate                      1.77%       1.77%        1.47%        1.34%                            1.70%
 Time deposits                           $ 9,170     $ 2,022      $   621      $   350      $   303   $   101   $12,567      $12,984

 Average interest rate                      4.73%       5.48%        5.68%        5.93%        5.80%     6.44%     4.97%
Borrowed funds:
 Fixed interest rate                     $ 2,883     $    20      $     4      $   164      $    55   $ 1,369   $ 4,495      $ 4,565

 Average interest rate                      4.78%       5.13%        6.29%        7.46%        5.14%     5.90%     5.23%
 Variable interest rate                  $ 1,220     $   465      $    10      $    10      $    --   $   551   $ 2,256      $ 2,342

 Average interest rate                      5.43%       5.48%        5.07%        5.52%                  5.58%     5.47%
------------------------------------------------------------------------------------------------------------------------------------

  Total Acquired Funds                   $21,119     $ 4,864      $ 1,836      $ 2,014      $   358   $ 2,021   $32,212      $32,785

------------------------------------------------------------------------------------------------------------------------------------


RATE-SENSITIVE DERIVATIVE
FINANCIAL INSTRUMENTS
Pay variable/receive fixed
 interest rate exchange
 agreements:                                         $    65      $     5                                       $    70      $    71

  Average rate paid                                     8.48%        5.50%                                         8.19%
  Average rate received                                 8.16%        6.90%                                         8.07%
------------------------------------------------------------------------------------------------------------------------------------

*The book value of loans represents loans before deducting the reserve for possible loan losses. The fair value of loans was estimated by utilizing cash flow analysis discounted at rates that include a credit risk premium.

  Because the static gap portrayal does not capture many of the factors that determine interest rate risk, Mercantile places more emphasis on the use of sophisticated simulation models to estimate changes in net interest income and market value. These models encompass the entire range of assets, liabilities and off-balance-sheet investments, and they capture multiple aspects of interest rate risk, including rate-driven customer behavior such as the prepayment of mortgages. The Corporation uses this information to adjust its strategies to protect the net interest margin and market value against significant interest rate fluctuations. Uniform sensitivity reports and guidelines are used by all subsidiary banks.

  Current model projections indicate that in 1999 net interest income would increase by 1% should rates rise gradually by 200 basis points from their current level over the next 12 months. Similarly, if rates were to gradually decline by 150 basis points, 1999 net interest income would be negatively impacted by less than 1%. As the year-end 1998 gap report shows a negative interest sensitivity gap position, i.e., liability sensitive for all periods less than one year, it would be expected that net interest income would generally be enhanced in a declining rate environment, and if rates rose net interest income would be somewhat negatively impacted. The Corporation's simulation models are contrary to that expectation and

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

additionally point to a concern that if the yield curve remains flat or inverted in 1999, net interest income will continue to be negatively impacted. Likewise, if the prime rate were to drop immediately and funding costs did not adjust as quickly, the net interest income decline would be greater. The Corporation believes it is appropriately positioned for subsequent rate movements in the current economic environment; however, since the Corporation still holds significant mortgage assets, as in 1998, the potential for large paydowns of mortgage-backed securities and the refinancing of mortgage loans held in the loan portfolio do present risk to the current level of net interest income. If the yield curve remains flat, profitable reinvestment opportunities of the cash flows generated by these paydowns will not exist and balance sheet leverage may be lessened.

  Exhibit 6 provides additional information about the Corporation's financial instruments and derivatives used for purposes other than trading that are sensitive to changes in interest rates. For loans and leases, investment securities and liabilities with contractual maturities, the table presents principal cash flows and weighted average interest rates by contractual maturities as well as the Corporation's historical experience of the impact of interest rate fluctuations on the prepayment of loans and mortgage-backed securities. For interest bearing transaction deposits, while such amounts are subject to immediate withdrawal or repricing, a portion of the balances has remained constant during periods of rising and falling interest rates. Therefore, a portion of these amounts has been allocated to periods outside of one year based on management's assessment of the most likely withdrawal behavior. For interest rate swaps and cap and floor agreements, the table presents notional amounts and applicable weighted average interest rates by contractual maturity dates. Forward rates are based on the implied forward rates on the reporting dates.

Deposits

Deposits are the Corporation's primary source for the funding of its earning assets and are acquired from a broad base of local markets, including both individual and corporate customers. Total deposits at December 31, 1998 were $25.5 billion, a 2.6% increase from the $24.8 billion of a year ago, which was up $5.0 billion or 25.4% from December 31, 1996. On average, total deposits grew by $2.5 billion or 11.3%; average balances were affected by the inclusion of the July 1, 1997 purchase transaction for 12 months of 1998 versus six months in 1997. Exhibit 8 details the components of the Corporation's deposit mix for the past five years.

  Core deposits remain Mercantile's largest, most reliable and most important funding source. Core deposits include both interest bearing and non-interest bearing demand deposits, money market and savings deposits, consumer certificates of deposit under $100,000 and other time deposits. Average core deposits grew by 11.7% in 1998 and represented 71.33% of earning assets compared with 75.49% last year.

Exhibit 7

---------------------------------------------------------------------
MATURITY OF DOMESTIC
TIME DEPOSITS $100,000                    December 31, 1998
AND OVER                         ------------------------------------
(Thousands)                      Certificates  Other Time
                                   of Deposit    Deposits       Total
---------------------------------------------------------------------
Three months or less               $  699,094   $ 173,454  $  872,548
Over three through six months         514,011       4,741     518,752
Over six through 12 months            348,940       9,241     358,181
Over 12 months                        388,632         135     388,767
---------------------------------------------------------------------
 Total                             $1,950,677   $ 187,571  $2,138,248
---------------------------------------------------------------------

  Deposit run-off has been monitored closely by the Corporation since the transaction was announced in December 1996. Tracking from July 1, 1997 (the effective date of the merger) through November 14, 1997 (the date that Roosevelt was split into nine Mercantile banks), indicates that only $158,000,000 or a 3.0% deposit run-off occurred in that four and one-half month period. Deposit run-off since November 1997 has been higher than 3%.

  Excluding the mandated divestitures of Firstbank deposits noted earlier, Mercantile disposed of $59,500,000 additional deposits in 1998 as five non-strategic branches were sold. An additional $235,622,000 of deposits were sold in 1997 with specific branch sales.

  Average non-interest bearing deposits increased by $489,368,000 or 14.3% from 1997. Part of the growth came from the U.S. Government, which is a significant cash management customer of Mercantile Bank N.A. and pays for services rendered via compensating balances. These average balances have increased from $637,386,000 in 1996 to $675,793,000 in 1997 and finally $765,653,000 in 1998, and are expected to continue to grow in 1999. Cash and due from banks volume is directly related to non-interest bearing deposit volume and increased on average by $172,077,000 or 14.9%. Successful efforts in managing float and minimizing reserve requirements coupled with deposit volume growth resulted in an increase in average net non-interest bearing funds of $317,291,000 for 1998.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

Exhibit 8

------------------------------------------------------------------------------------------------------------
DEPOSITS                                                               December 31
                                             ---------------------------------------------------------------
(Thousands)                                         1998         1997         1996         1995         1994
------------------------------------------------------------------------------------------------------------
Non-interest bearing                         $ 4,453,048  $ 3,956,138  $ 3,389,776  $ 2,925,272  $ 2,775,055
Interest bearing demand                        3,281,788    3,086,259    2,800,964    2,769,944    2,806,657
Money market accounts                          4,151,540    3,811,081    3,152,825    2,712,227    2,614,531
Savings                                        1,766,918    1,559,441    1,323,775    1,353,335    1,455,381
Consumer time certificates under $100,000      9,186,531    9,850,437    7,136,532    6,468,366    6,344,298
Other time                                       189,122      191,199      233,997      656,532       38,717
------------------------------------------------------------------------------------------------------------
 Total Core Deposits                          23,028,947   22,454,555   18,037,869   16,885,676   16,034,639
Time certificates $100,000 and over            1,950,677    1,769,461    1,495,089    1,368,809    1,087,740
Foreign                                          481,773      585,439      251,887      209,170      219,135
------------------------------------------------------------------------------------------------------------
 Total Purchased Deposits                      2,432,450    2,354,900    1,746,976    1,577,979    1,306,875
------------------------------------------------------------------------------------------------------------
 Total Deposits                              $25,461,397  $24,809,455  $19,784,845  $18,463,655  $17,341,514
------------------------------------------------------------------------------------------------------------

  Average interest bearing demand, savings, money market accounts and retail certificates of deposit increased by 5.2%, 18.2%, 15.3% and 10.8%, respectively. Mercantile's average of consumer time certificates to total core deposits was 42.60% in 1998 and 42.94% in 1997 compared with 40.34% in 1996.

  Certificates of deposit greater than $100,000 and foreign branch deposits increased on average by 8.0% to $2.3 billion as this source of funding became more important to replace core deposit run-off and to fund earning asset growth. Most of the large domestic deposits were gathered from the local retail, commercial and institutional customer base, which provides a natural access to purchased funds and, accordingly, tends to be less volatile than other categories of purchased funds. Exhibit 7 portrays the maturities of domestic time deposits $100,000 and over.

Non-Core Funding

Other than core deposits, long-term debt (excluding FHLB borrowings) and shareholders' equity, Mercantile has alternative funding sources including bank notes, certificates of deposit greater than $100,000, eurodollar deposits and short-term borrowings, which are defined as federal funds purchased, treasury tax and loan note option accounts, securities sold under agreements to repurchase, short-term FHLB advances and commercial paper. All these sources of funding are utilized primarily by Mercantile Bank N.A., and volumes are monitored by ALCO. As a major bank in the Midwest with a significant correspondent bank network and corporate account base, Mercantile Bank N.A. purchases excess funds from correspondent banks and borrows on a short-term basis from commercial customers. Accordingly, some of Mercantile's non-core funding can be considered a stable source of funds, similar to core deposits. Depending on funding requirements and liquidity strategies employed by ALCO, these funds are either used internally or redeployed as short-term investments.

  Average short-term borrowings increased by $364,252,000 or 12.4% in 1998, due largely to the addition of Roosevelt's short-term FHLB advances for a full year and an increase in treasury tax and loan note option accounts to fund the earning asset growth that was in excess of core deposit growth. The FHLB advances funded a significant part of its investment portfolio. Bank note borrowings declined on average from $175,000,000 in 1997 to $56,233,000 in 1998 as the Corporation utilized less costly sources of funding.

  Long-term FHLB advances became a significant funding source for Mercantile in 1998, averaging $2.1 billion compared with only $170,774,000 in 1997. These borrowings are secured by residential mortgage loans, and in 1998 the pricing was attractive relative to bank notes and purchased deposits.

  Short-term investments include due from banks interest bearing, federal funds sold and securities purchased under agreements to resell. Short-term investments averaged $542,670,000 in 1998, an increase of $89,627,000 or 19.8% from 1997.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

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

  At December 31, 1998, shareholders' equity was $3.1 billion, an increase of 11.3% from a year ago. The increase from last year was from retained earnings, the four 1998 bank acquisitions accounted for as poolings without restatement and a favorable FAS 115 adjustment, partially offset by share repurchases.

  The tangible equity to tangible assets ratio increased to 6.55% at December 31, 1998 from 5.92% a year ago, exceeding the 6.00% goal the Corporation established during the third quarter of 1997. Additionally, all regulatory capital ratios have improved since year-end 1997 and significantly exceed regulatory minimums. Exhibits 11 and 12 detail significant capital information for the past five years.

  As long-term interest rates continued to decline during 1998, the Corporation recorded a favorable adjustment to equity of $13,703,000 on available-for-sale investment securities. As of December 31, 1998, the balance of the valuation on available-for-sale securities totaled $41,160,000. In 1997, the net fair value adjustment increased equity by $8,805,000, likewise due to the lower level of interest rates.

  In 1998, the Corporation repurchased 1,834,375 shares of its common stock via designated broker-dealers at an average cost of $55.06. Most of the 1998 share repurchases occurred when Mercantile's stock price was at higher levels. Of these shares, 1,750,000 were subsequently reissued in acquisitions that closed by July 1, 1998. The remaining shares were repurchased under Mercantile's systematic reacquisition plan. During 1997, the Corporation repurchased 6,778,324 shares of its common stock via designated broker-dealers at an average cost of $42.38 per share. As in 1998, these repurchases occurred largely through accelerated stock repurchase programs. A small portion of that stock was held for reissuance in conjunction with the 1994 Stock Incentive Plan, while the remainder was reissued in the July 1, 1997 transaction. The Corporation has no current authorization to repurchase shares in the open market, other than those

Exhibit 9

------------------------------------------------------------------------------------------------------------------------------
DEBT RATINGS                                                                          December 31, 1998
                                                              ----------------------------------------------------------------
                                                                                           Thomson      Standard
                                                              Moody's        Fitch       BankWatch      & Poor's
------------------------------------------------------------------------------------------------------------------------------
MERCANTILE BANCORPORATION INC.
Issuer rating                                                                                   B
Commercial paper                                                                F1          TBW-1
6.800% senior notes, due 2001                                      A2                           A-          BBB+
7.050% senior notes, due 2004                                      A2                           A-          BBB+
7.625% subordinated notes, due 2002                                A3                         BBB+          BBB
7.300% subordinated notes, due 2007                                A3                         BBB+          BBB
Floating rate capital trust pass-through securities/SM/            a2                                       BBB-

MERCANTILE BANK N.A.
Bank notes (long-term/short-term)                              A1/P-1                     A/TBW-1        A-/A-2
6.375% subordinated notes, due 2004                                A2            A              A-          BBB+
9.000% mortgage-backed notes, due 1999                            Aaa
Certificates of deposit (long-term/short-term)                 A1/P-1                                    A-/A-2
------------------------------------------------------------------------------------------------------------------------------

Exhibit 10

------------------------------------------------------------------------------------------------------------------------------
INTANGIBLE ASSETS                                                                     December 31
                                                          -------------------------------------------------------------------
(Thousands)                                                      1998          1997          1996          1995          1994
------------------------------------------------------------------------------------------------------------------------------
Goodwill                                                  $   723,186   $   777,693   $   171,539   $   110,537   $    98,832
Mortgage servicing rights                                      49,413        51,955         6,712         5,372            --
Core deposit premium                                            6,531         7,440        11,104        14,954        16,765
Other                                                           2,058         2,197        12,716         2,982         6,834
------------------------------------------------------------------------------------------------------------------------------
 Total                                                    $   781,188   $   839,285   $   202,071   $   133,845   $   122,431
------------------------------------------------------------------------------------------------------------------------------

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

Exhibit 11

-----------------------------------------------------------------------------------------------------------------------------
REGULATORY CAPITAL                                                                        December 31
                                                          -------------------------------------------------------------------
(Thousands)                                                      1998          1997          1996          1995          1994
-----------------------------------------------------------------------------------------------------------------------------
Tier I capital                                            $ 2,451,449   $ 2,104,078   $ 2,049,795   $ 2,051,263   $ 1,832,180
Tier II capital                                               674,039       674,716       450,359       439,862       425,123
-----------------------------------------------------------------------------------------------------------------------------
 Total Risk-based Capital                                 $ 3,125,488   $ 2,778,794   $ 2,500,154   $ 2,491,125   $ 2,257,303
-----------------------------------------------------------------------------------------------------------------------------

Risk-adjusted assets                                      $24,907,551   $22,372,830   $17,831,456   $16,582,726   $15,224,325
-----------------------------------------------------------------------------------------------------------------------------

Quarterly average tangible assets                         $34,220,797   $32,276,375   $24,056,623   $23,130,977   $21,893,661
-----------------------------------------------------------------------------------------------------------------------------

Exhibit 12

-----------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS                                                                        December 31
                                                          -------------------------------------------------------------------
                                                                 1998          1997          1996          1995          1994
-----------------------------------------------------------------------------------------------------------------------------
Tier I capital to risk-adjusted assets                           9.84%         9.40%        11.50%        12.37%        12.03%
Total capital to risk-adjusted assets                           12.55         12.42         14.02         15.02         14.83
Leverage                                                         7.16          6.52          8.52          8.87          8.37
Equity to assets
 Consolidated                                                    8.59          8.29          9.05          9.35          8.59
 Combined bank subsidiaries                                      7.99          7.80          8.15          8.91          8.41
Tangible equity to tangible assets                               6.55          5.92          8.31          8.83          8.08
Double leverage                                                120.75        125.38        104.53        106.81        107.11
Long-term debt to total capitalization*                         23.29         25.38         11.38         12.20         15.60
-----------------------------------------------------------------------------------------------------------------------------
*Excluding long-term FHLB advances.

systematically repurchased pursuant to the Corporation's benefit plans and/or for the Mercantile Bancorporation Inc. Shareholder Investment Plan. At December 31, 1998, Mercantile had only 82,691 treasury shares, and none were tainted for pooling-of-interests accounting purposes.

  In order to finance a part of the Roosevelt acquisition, the Corporation formed Mercantile Capital Trust I on January 29, 1997. Through this trust, Mercantile obtained $150,000,000 of floating-rate debt that, for regulatory purposes, is considered part of Tier I capital. Senior and subordinated debt securities in the amount of $500,000,000 were issued in June 1997, for the same purpose. By December 31, 1997, the ratio of long-term debt to total capitalization increased to 25.38% from 11.38% at year-end 1996, reflecting the impact of the debt issued earlier in the year. At year-end 1998, the ratio had declined to 23.29%. FHLB advances are excluded from long-term debt in this ratio.

  The Corporation has $53,450,000 of 9.00% mortgage-backed notes that mature in 1999. Additionally, Mercantile's $400,000,000 credit card securitization is scheduled to begin a 12-month amortization period in November 1999. Excluding FHLB advances, the maturities of the remaining long-term debt are laddered between 2001 and 2007.

  The Parent Company's double leverage ratio, which measures the extent to which the equity capital of its subsidiaries is supported by Parent Company debt rather than equity, improved to 120.75% at December 31, 1998 from 125.38% last year. Intangible assets, which consisted largely of goodwill, totaled $781,188,000 at December 31, 1998 compared with $839,285,000 a year ago and $202,071,000 at December 31, 1996. The 1997 Roosevelt acquisition, accounted for as a purchase, initially increased goodwill by $608,076,000; however, subsequent amortization has lowered the balance to $547,317,000 at December 31, 1998.

  Due to the strength of the capital base at the 11 individual bank subsidiaries, approximately $82,939,000 was available at December 31, 1998 for distribution through dividends to the Parent Company without prior regulatory approval and without reducing the capital of the respective subsidiary banks below present minimum standards. An additional $311,578,000 would be available in the form of loans to the Parent Company under current regulations.

  Cash dividends totaling $1.24 per share were declared and paid during 1998, an 8.0% increase from last year's total of $1.148. In addition, on February 17, 1999, the quarterly dividend payable April 1, 1999 was increased by 9.7% to $.34 per share. This was the eighth consecutive

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

year of dividend increases and the five-year compound growth rate for dividends per share from 1994 to 1999 is 12.7%. Book value per share at December 31, 1998 was $19.53 compared with $18.57 at the prior year-end, an increase of 5.2%. Additional data relating to Mercantile's common stock and dividends are included on the Investor Information summary on page 85. Debt ratings for the Corporation and Mercantile Bank N.A. are included in Exhibit 9.

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

INVESTMENTS IN DEBT AND EQUITY SECURITIES

The Corporation's investment portfolio serves five important functions. First, it is a vehicle for adjusting balance sheet rate sensitivity and protecting against the impact of changes in interest rate movements by managing the purchases and maturities of securities; second, it is a means for the investment of excess funds depending on loan demand; third, the available-for-sale securities provide potential immediate liquidity; fourth, it serves as collateral for public deposits; and fifth, it is a natural balance sheet hedge for mortgage servicing rights with gains available to offset possible accelerated amortization of those rights. The investment portfolio is structured to maximize the return on invested funds within acceptable interest rate risk guidelines and to meet pledging requirements while giving consideration to loan demand, credit risk, future liquidity needs, balance sheet strategies and the outlook for trends in interest rates.

  In 1998, the Corporation completely centralized investment portfolio management. Such centralization allows the Corporation's Treasury area to manage the portfolio more efficiently through a decrease in the number of specific securities, larger positions and better control of collateral for pledging purposes.

  Securities are the largest category of earning assets after loans. During 1998, average securities represented 29.16% of earning assets compared with 25.91% in 1997 and 26.07% for 1996. Investment securities totaled $9.5 billion at December 31, 1998 compared with $8.5 billion at December 31, 1997, an increase of 11.9%. The increased portfolio absorbed the cash flows associated with the higher rate of prepayment of mortgage loans.

  Current accounting guidance proscribes that investment securities be classified into three categories: trading, available-for-sale and held-to-maturity. At December 31, 1998, trading securities totaled $126,540,000, the available-for-sale portfolio was $9.2 billion and held-to-maturity securities were $97,607,000. The held-to-maturity and available-for-sale portfolios as of December 31, 1998 consisted of 68.63% in U.S. and other government agency securities (including 35.55% in mortgage-related issues), 4.74% in state and municipal securities and 26.63% of other miscellaneous securities. The comparable distribution at December 31, 1997 was 62.81%, 27.46%, 6.12% and 31.07%, respectively.

  The change in the mix of the investment portfolio from the prior year was attributable primarily to continued evaluation and repositioning of the portfolios acquired in 1997, which had a high concentration of privately issued mortgage-backed securities and collateralized mortgage obligations. The privately issued collateralized mortgage obligations are included in miscellaneous securities. In 1998, these holdings dropped significantly due to paydowns and sales. The bulk of the proceeds were reinvested in more liquid U.S. agency mortgage-backed securities and collateralized mortgage obligations. Second, Mercantile increased its holdings of other asset-backed securities and corporate bonds to optimize yield. Finally, the Corporation transferred $80,000,000 from the credit card loan portfolio to miscellaneous securities in accordance with the terms of the securitization agreement and FAS 125. Concentration guidelines for all types of securities are in place and are monitored by ALCO. Note F to the Consolidated Financial Statements details the components of the investment portfolio for the past three years.

  At acquisition date, Roosevelt owned $84,706,000 of private-label collateralized mortgage-backed securities that were considered impaired on December 31, 1997. These have subsequently paid down to $62,056,000 on December 31, 1998. The section on non-performing assets addresses the credit risk issues associated with these securities.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

  The average maturity of the overall portfolio increased to four years and six months at the end of 1998 from four years and one month at year-end 1997. Likewise, duration increased slightly from 1.65 years to 1.96 years. The overall tax-equivalent yield of the portfolio was stable during 1998 at 6.55% compared with 6.54% in 1997.

  Mercantile established real estate investment trusts and investment subsidiaries in 1996 and 1997 and has placed participation interests in certain real estate mortgage loans and investment securities in those entities. Such entities aid in the management of those assets. Several of these entities were liquidated or merged in 1998 as Mercantile continued to reduce the number of bank charters and subsidiaries. These entities held $238,271,000 in investment securities and $6.6 billion in loans at December 31, 1998.

  Mercantile's commitment to its expanding region continued to be reflected by the holdings of securities of Missouri, Arkansas, Illinois, Kansas, Kentucky and Iowa and their local governmental units, although securities of many other states were also held in the portfolio. At December 31, 1998, investments in securities of those six states and their political subdivisions amounted to approximately 68.49% of total tax-exempt securities. However, securities of any one single political subdivision in any of these states did not exceed .12% of shareholders' equity at December 31, 1998. Outside of those six states, securities of no single issuer exceeded .17% of shareholders' equity.

  Approximately 57% of the state and municipal securities held at December 31, 1998 were rated A or higher by Moody's Investors Service. Of the remaining securities, most were non-rated bonds due to the smaller size of the issues. These bonds generally represented local issues that are evaluated internally for creditworthiness on an ongoing basis, similar to loans.

  Approximately 79% of the non-U.S. Government guaranteed collateralized mortgage obligations held at December 31, 1998 were rated A or higher by Moody's Investors Service. Those not rated A are primarily the "impaired securities" discussed later in the non-performing assets section of this commentary.

LOANS

Loans are the primary earning asset of the Corporation and were $22.3 billion at December 31, 1998, up $949,303,000 or 4.4% from year-end 1997. This growth follows a 26.1% increase in 1997 over 1996 year-end, reflecting the impact of the July 1, 1997 acquisition. Negatively affecting loan growth in 1998 was the sale of $112,000,000 in Roosevelt out-of-market credit card loans in the first quarter and the reclassification of $80,000,000 credit card loans to investment securities in compliance with FAS 125 and the securitization agreement. Excluding these two transactions, the internal loan growth rate for 1998 was approximately $1.1 billion or 5.3%. Furthermore, if the $549,055,000 decline in residential mortgage loans is excluded, internal loan growth on the remaining base would be approximately $1.7 billion. The vast majority of the Corporation's loans are extended in its natural six-state trade area.

  At December 31, 1998, the loan portfolio was 48.50% commercial and 51.50% consumer-related, compared with 43.51% and 56.49%, respectively, at December 31, 1997. The accelerated paydown of residential mortgage loans, the two credit card reductions described above, as well as good growth in commercial loans, brought the commercial/consumer balance back to the portfolio. The portfolio remains diversified as to both industry and geographic concentrations. Note Q to the Consolidated Financial Statements provides more details on concentrations of credit and the overall loan portfolio.

  The 1998 average loan-to-deposit ratio for the Corporation continued to increase and was 87.89% compared with 86.71% and 83.66% in 1997 and 1996, respectively. Loan growth and the replacement of deposits with FHLB borrowings likewise accounted for the increase in this ratio. Exhibit 13 portrays the composition of the loan portfolio for the past five years.

  During 1998, commercial loans averaged $5.5 billion, which represented a growth rate of 14.8% following growth of 10.5% in 1997. Commercial loan growth occurred on a system-wide basis and was greater in the first half of the year. Expertise in certain specialized industries, as well as experienced lenders coupled with a strong regional economy, accounted for the growth. Agriculture is a segment of the regional economy that did not contribute to commercial loan growth. At year-end 1998, Mercantile held $134,000,000 of loan participations purchased in the national markets and held for investment. Other than these

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

loans, commercial lending has a heavy relationship focus. The Corporation does not engage in commercial lending to emerging markets including those in Latin America, Eastern Europe and in the Asia Pacific Region.

Exhibit 13

------------------------------------------------------------------------------------------------------------------------------------

LOAN AND LEASE PORTFOLIO MATURITIES*
                                               -------------------------------------------------------------------------------------

                                                  1 to 5 Years        Over 5 Years                    December 31
                                      ----------------------------------------------------------------------------------------------

                                        Under    Fixed  Floating     Fixed  Floating
(Millions)                             1 Year     Rate      Rate      Rate      Rate      1998     1997     1996     1995       1994

------------------------------------------------------------------------------------------------------------------------------------

Commercial                            $ 2,158  $ 2,011   $   959   $   743   $   228   $ 6,099  $ 4,990  $ 4,591  $ 4,148    $ 3,918

Real estate -- commercial                 915    1,753       507       313       310     3,798    3,570    3,256    3,175      2,725

Real estate -- construction               492      244       120        38        29       923      735      643      564        602

Real estate --
 residential mortgage                     455      588       107     1,875     5,129     8,154    8,703    4,787    4,240      3,984

Real estate --
 home equity credit loans                  73        1        23         4       425       526      588      440      417        426

Consumer                                  422    1,891        43       355        55     2,766    2,492    2,306    2,178      2,035

Credit card                                --       45        --        --        --        45      284      914      862        869

------------------------------------------------------------------------------------------------------------------------------------

 Total Loans and Leases               $ 4,515  $ 6,533   $ 1,759   $ 3,328   $ 6,176   $22,311  $21,362  $16,937  $15,584    $14,559

------------------------------------------------------------------------------------------------------------------------------------

* Non-accrual loans are reported at contractual maturities and rates.

  Average commercial real estate mortgage and construction loans were $4.5 billion in 1998 and increased by 7.9% following a 9.2% growth rate in 1997. These loans are generally secured by the underlying property in the six-state corporate footprint at a 75% to 80% loan-to-appraisal value, and are typically supported by guarantees from the project developers. Additional collateral may be taken as deemed necessary. The strong regional economy once again accounted for this growth.

  For 1998, average residential real estate mortgage loan volume grew by $1.6 billion or 23.7% following 56.2% growth in 1997. Purchase accounting caused most of the increase in these average balances. The trend from year-end 1997 to year-end 1998 is more indicative of residential mortgage loan patterns, and it shows a decline of $549,055,000 or 6.3%. The 1998 interest rate environment encouraged borrowers to prepay or refinance into conforming fixed-rate loans that Mercantile generally sells in the market. The year-end 1998 mortgage pipeline, which consists primarily of fixed-rate loans to be sold, was $194,718,000. The average balance for 1998 was $179,550,000, and it is generally 70% to 75% hedged to mitigate interest rate risk.

  Home equity credit loans increased on average but from December 31, 1997 to December 31, 1998 declined by $62,131,000 or 10.6%. The decline in this product likewise is due to refinancing in 1998 when many borrowers added their home equity loan balances to a refinanced fixed-rate loan.

  Average credit card loans were down $506,300,000 or 79.7% in 1998. Highly successful targeted marketing efforts, aimed at expanding relationships with the current Mercantile customer base, were offset by the previously mentioned card sale, the required reclassification of $80,000,000 in loans to investment securities and the third quarter 1997 sale of $405,000,000 in co-branded cards. On a managed portfolio basis, credit card loans averaged $663,000,000 in 1998, and prospects for growth in 1999 from cross-selling initiatives are excellent.

  Average direct consumer loans grew by $62,933,000 or 5.6%, while indirect consumer loans were up by $226,976,000 or 17.7%. The large growth in indirect lending was partially attributable to the centralization of that function and the use of risk-based pricing across the Mercantile system. Mercantile does not engage in any significant subprime consumer lending in its own portfolio.

  The overall tax-equivalent yield of the loan portfolio decreased by 43 basis points to 8.16% in 1998 compared with 8.59% in 1997. Very competitive pricing for loans as well as the managed decline in credit card loans, the highest yielding loan type, and a slightly lower interest rate environment in 1998 that drove mortgage and home equity credit loan prepayments accounted for the decrease in yield. As shown in Exhibit 13, which portrays the maturity and interest sensitivity of the portfolio, 55.80% of loans were priced at floating rates or maturing within one year.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

RISK MANAGEMENT AND THE RESERVE
FOR POSSIBLE LOAN LOSSES

The underlying objectives of Mercantile's credit management are to identify and manage credit exposure and to support the growth of a profitable and high-quality loan portfolio. At Mercantile, these functions are performed centrally by corporate Credit Administration, which provides management with extensive information on risk levels, trends, delinquencies, portfolio concentrations and internal ratings. Credit Administration includes corporate Credit Policy, approval of large credits and corporate Credit Review. Credit Administration also provides special asset teams that promptly concentrate on identified problem loans and workout situations when necessary, as well as the management of foreclosed property. Mercantile utilizes a lender-initiated system of rating credits that is subsequently tested by Credit Review, external auditors and bank regulators. Adversely rated credits are included on a watch list and are reviewed at the bank level and centrally at least on a quarterly basis.

  The reserve for possible loan losses represents the aggregate reserves of the Corporation's banking subsidiaries and at December 31, 1998 was $308,890,000 compared with $284,165,000 at the end of 1997. The year-end 1998 ratio of the reserve to outstanding loans was 1.38% compared with 1.33% at December 31, 1997. The reserve as a percentage of non-performing loans was 222.76% compared with 241.91% last year. The 1998 level remains reasonable considering that the risk profile has been further lessened due to a substantial decline in higher risk commercial non-accrual loans. Additionally, residential real estate mortgage loans, for which historical

Exhibit 14

-----------------------------------------------------------------------------------------------------------------------
RESERVE FOR POSSIBLE LOAN LOSSES                                         Year Ended December 31
                                                   --------------------------------------------------------------------
(Dollars in thousands)                                    1998          1997          1996          1995          1994
-----------------------------------------------------------------------------------------------------------------------
BEGINNING BALANCE                                  $   284,165   $   257,718   $   261,339   $   274,636   $   262,208
PROVISION                                               51,154        86,355        78,766        44,952        53,094
CHARGE-OFFS
Commercial                                              21,477        20,784        23,454        10,965        11,728
Real estate -- commercial                                4,055         4,784         5,123         8,368         8,697
Real estate -- construction                                304           306           598           275         2,203
Real estate -- residential mortgage                      4,042         2,103         2,306         2,918         5,619
Real estate -- home equity credit loans                    220           194           141           386           385
Consumer                                                24,601        20,446        16,394        13,982         8,195
Credit card                                             10,167        60,642        66,111        42,650        41,363
-----------------------------------------------------------------------------------------------------------------------
 Total Charge-offs                                      64,866       109,259       114,127        79,544        78,190
-----------------------------------------------------------------------------------------------------------------------

RECOVERIES
Commercial                                               6,270         9,502         5,074         4,613        11,303
Real estate -- commercial                                2,478         3,118         4,737         4,217        16,503
Real estate -- construction                                 68            84           501           154           257
Real estate -- residential mortgage                      1,694           794           845         1,245           994
Real estate -- home equity credit loans                     30             1            24            83            67
Consumer                                                 6,095         5,803         4,801         3,757         3,455
Credit card                                              6,147         8,887         5,952         5,390         4,498
-----------------------------------------------------------------------------------------------------------------------
 Total Recoveries                                       22,782        28,189        21,934        19,459        37,077
-----------------------------------------------------------------------------------------------------------------------

NET CHARGE-OFFS                                         42,084        81,070        92,193        60,085        41,113
Acquired reserves                                       15,655        21,162         9,806        13,836           447
Transfer to Mercantile Credit Card Master Trust             --            --            --       (12,000)           --
-----------------------------------------------------------------------------------------------------------------------
ENDING BALANCE                                     $   308,890   $   284,165   $   257,718   $   261,339   $   274,636
-----------------------------------------------------------------------------------------------------------------------

LOANS AND LEASES
December 31 balance                                $22,311,258   $21,361,955   $16,937,254   $15,584,285   $14,558,820
-----------------------------------------------------------------------------------------------------------------------
Average balance                                    $21,780,088   $19,302,451   $15,989,784   $15,264,606   $13,687,183
-----------------------------------------------------------------------------------------------------------------------

RATIOS
Reserve balance to outstanding loans                      1.38%         1.33%         1.52%         1.68%         1.89%
Reserve balance to non-performing loans                 222.76        241.91        298.11        240.34        536.18
Net charge-offs to average loans                           .19           .42           .58           .39           .30
-----------------------------------------------------------------------------------------------------------------------

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

loss rates are only .03%, comprised 36.55% of the Corporation's loan portfolio at December 31, 1998. If residential mortgages are excluded from total loans and the reserve is adjusted down for the related loss exposure, the reserve represents 2.05% of outstanding loans at December 31, 1998.

  The provision for loan losses is the annual cost of providing a reserve for anticipated future loan losses. In any accounting period, the amount of provision is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of loan quality, general economic factors and collateral values. The 1998 total provision was $51,154,000 compared with $86,355,000 last year. In 1998 and 1997, infrequent merger-related provisions of $19,600,000 and $20,340,000, respectively, were recorded largely to conform the credit policies of recently acquired entities to those of Mercantile.

  The ratio of net charge-offs to average loans for 1998 improved to .19% compared with .42% in 1997. The corresponding net charge-off figures for 1998 and 1997 were $42,084,000 and $81,070,000, respectively. The two credit card portfolio sales significantly reduced the Corporation's charge-offs in 1998.
Exhibit 14 provides charge-offs and recoveries by loan type for the past five years.

  For the total managed portfolio of credit card loans (including securitized loans), the ratio of net charge-offs to average loans improved to 6.88% in 1998 from 7.59% in 1997. By credit policy, losses are taken on credit card loans after six cycles of nonpayment, or within 15 days of receipt of personal bankruptcy notice, if earlier. Due to the 1995 securitization and FAS 125 accounting, very few credit card outstandings are accounted for as loans at December 31, 1998.

  The Corporation evaluates the loan portfolios and reserves of all banks on a quarterly basis to ensure the timely charge-off of loans and the adequacy of those reserves. This review is performed and validated by each bank preliminarily with a second review by both corporate Credit Review and the Chief Credit Officer. Factors considered in determining reserve adequacy include: volumes and trends in delinquencies and non-performing loans; specific loan ratings and outstandings; historical and projected loss experience based on volumes and types of loans; the results of independent internal loan ratings or external credit reviews; industrial or geographical concentrations; national, regional and/or specific industry economic conditions; off-balance-sheet risk; and other subjective factors.

  Every significant problem credit is reviewed initially by the respective bank, and a secondary review is performed quarterly to confirm the risk rating, proper accounting and adequacy of both strategy and the loan loss reserve. In addition to specific allocations, reserve allocations are made based on percentage guidelines for all individually rated loans, whether criticized by examiners or not. Allocations are made for unrated loans, such as residential mortgage, credit card and other consumer loans, based on historical loss experience adjusted for portfolio activity and current economic trends. These allocated reserves are further supplemented by unallocated reserves based on judgments regarding risk of error, local economic con-ditions and any other relevant factors.

Exhibit 15

-----------------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF THE RESERVE FOR POSSIBLE LOAN LOSSES
                       ------------------------------------------------------------------------------------------------------------
                              1998                  1997                  1996                  1995                  1994
                       ------------------------------------------------------------------------------------------------------------
                                 Percent of            Percent of            Percent of            Percent of            Percent of
                                   Loans to              Loans to              Loans to              Loans to              Loans to
                       Allocated      Total  Allocated      Total  Allocated      Total  Allocated      Total  Allocated      Total
(Dollars in thousands)  Reserves      Loans   Reserves      Loans   Reserves      Loans   Reserves      Loans   Reserves      Loans
-----------------------------------------------------------------------------------------------------------------------------------
Commercial              $ 90,812      27.34   $ 78,516      23.36   $ 35,810      27.11   $ 65,713      26.62   $ 53,760      26.91
Real estate -
 commercial               42,366      17.02     33,652      16.71     52,002      19.22     59,113      20.37     48,669      18.72
Real estate -
 construction             11,274       4.14      7,909       3.44      8,715       3.80      7,473       3.62      6,738       4.13
Real estate -
 residential
 mortgage                 13,157      36.55     24,500      40.74     17,817      28.26     16,818      27.20     14,045      27.36
Real estate -
 home equity
 credit loans              1,520       2.36      1,778       2.75      3,880       2.60      2,238       2.68      2,324       2.93
Consumer                  42,512      12.39     20,438      11.67     16,690      13.62     16,431      13.98     18,066      13.98
Credit card               34,122        .20     18,665       1.33     57,666       5.39     27,333       5.53     36,827       5.97
Unallocated               73,127        N/A     98,707        N/A     65,138        N/A     66,220        N/A     94,207        N/A
-----------------------------------------------------------------------------------------------------------------------------------
 Total                  $308,890     100.00   $284,165     100.00   $257,718     100.00   $261,339     100.00   $274,636     100.00
-----------------------------------------------------------------------------------------------------------------------------------

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

  In Exhibit 15, the Corporation has estimated an allocation of the reserve for possible loan losses to the various loan categories. Consideration for making such allocations is consistent with the factors discussed above, and all of those factors are subject to change; thus, the allocation is not necessarily indicative of the loan categories in which future losses will occur. The total reserve is available to absorb losses from any portion of the loan portfolio. Management believes the December 31, 1998 consolidated reserve of 1.38% of total loans outstanding and 222.76% of non-performing loans was adequate based on the risks identified at such date in the loan portfolio.

  The large increase in the allocated reserve to credit card loans shown in
Exhibit 15 is necessitated by the scheduled amortization of the securitized credit card loans beginning in 1999. Over a 12-month period, approximately $600,000,000 of loans in the trust will return to the Corporation's balance sheet as loans, and thus the loan loss reserve must be available to absorb charge-offs. Currently, $400,000,000 of credit card loans are off the balance sheet and in the trust as collateral for the debt of the trust. The other $200,000,000 in loans are also in the trust but are classified as investor certificates and held on Mercantile's balance sheet in the investment portfolio.

  The Asia Pacific Region, Russia and Latin America have been areas of concern to the banking industry throughout 1997 and 1998. The Corporation has no direct credit exposure in these regions and has an insignificant exposure via its letters of credit business. No bonds from these areas are held in the trading or the investment portfolios, and all foreign exchange transactions are done through a correspondent bank headquartered in the United States. There are no derivative transactions with any counterparty banks in these parts of the world. In addition, the Corporation does not engage in lending to any emerging markets or invest in hedge funds. High-risk speculative consumer lending programs commonly known as subprime or 100+% loan to value are insignificant. Pork production is currently a portfolio sector of special attention due to falling prices. Total direct exposures to 279 hog producers is less than $150,000,000 at year-end 1998. None of these loans are currently classified as non-performing.

NON-PERFORMING ASSETS

Non-performing assets consist of non-accrual loans, renegotiated loans, foreclosed property and investment securities with an impairment in value which is considered other than temporary. A summary of these assets for the past five years is presented in Exhibit 16. At year-end 1998, non-performing loans (i.e., non-accrual and renegotiated) were $138,663,000 and represented .62% of total loans compared with .55% at year-end 1997. Foreclosed assets at December 31, 1998 were $13,500,000; the ratio of non-performing loans and foreclosed assets to total loans plus foreclosed assets was .68% at December 31, 1998 versus .65% in the prior year.

  As noted in Exhibit 16, non-accrual loans increased by $19,579,000 from last year-end. On their respective dates of acquisition, $7,942,000 of non-accrual loans were added from the four companies Mercantile acquired in 1998 for which prior periods' results were not restated. Lower risk residential mortgage and home equity credit non-accrual loans totaled $73,934,000 and represented 55.71% of non-accrual loans at year-end 1998. They increased by $30,836,000 from year-end 1997 while generally higher risk commercial non-accrual loans declined by $20,803,000. Note A to the Consolidated Financial Statements details the Corporation's policy on accounting for non-accrual loans. At December 31, 1998, the Corporation had one non-accrual loan with a balance exceeding $2,000,000; it totals $5,300,000 and is expected to return to performing status in 1999. As shown in Exhibit 17, interest lost on non-performing loans cost Mercantile an immaterial $.02 per share in 1998.

  Renegotiated loans are those for which the terms have been restructured beyond those available in the market, in order to aid the borrower by providing a reduction or deferral of interest and/or principal. Renegotiations usually result from a deterioration in the financial condition of the borrower. Renegotiated loans were $5,950,000 compared with $4,335,000 at year-end 1997. All loans classified as renegotiated were paying in accordance with their modified terms at December 31, 1998.

  Loans past due 90 days or more and still accruing interest amounted to $28,998,000 compared with $22,332,000 at December 31, 1997. These past due loans at year-end 1998 were one-half commercial-related and one-half consumer-related.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

Exhibit 16

------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS                                                        December 31
                                                     -------------------------------------------------------
(Dollars in thousands)                                   1998       1997          1996       1995       1994
------------------------------------------------------------------------------------------------------------
Non-Accrual Loans
Commercial                                           $ 21,799   $ 42,602      $ 27,540   $ 49,261   $ 10,917
Real estate -- commercial                              20,935     18,362        20,884     25,810     16,447
Real estate -- construction                             3,411      1,948         1,666      4,900        691
Real estate -- residential mortgage                    73,383     42,870        25,108     19,759     11,978
Real estate -- home equity credit loans                   551        228           172         68        650
Consumer                                               12,634      7,124         5,667      5,390      3,361
------------------------------------------------------------------------------------------------------------
 Total Non-accrual Loans                              132,713    113,134        81,037    105,188     44,044
Renegotiated loans                                      5,950      4,335         5,413      3,549      7,177
------------------------------------------------------------------------------------------------------------
 Total Non-performing Loans                           138,663    117,469        86,450    108,737     51,221

FORECLOSED ASSETS
Foreclosed real estate                                  8,983     16,869        14,052     16,190     23,917
Other foreclosed assets                                 4,517      4,229         4,176      3,727      3,762
------------------------------------------------------------------------------------------------------------
 Total Foreclosed Assets                               13,500     21,098        18,228     19,917     27,679
------------------------------------------------------------------------------------------------------------
 Total Non-performing Loans and Foreclosed Assets     152,163    138,567       104,678    128,654     78,900

Impaired investment securities                         63,296     85,887         1,240      1,240      1,240
------------------------------------------------------------------------------------------------------------
 Total Non-performing Assets/1/                      $215,459   $224,454      $105,918   $129,894   $ 80,140
------------------------------------------------------------------------------------------------------------

PAST DUE LOANS (90 DAYS OR MORE)/2/
Commercial                                           $ 12,263   $  5,656      $  3,558   $  1,728   $  1,377
Real estate -- commercial                               1,621        467           759      1,438      2,757
Real estate -- construction                                --         --           147        414          5
Real estate -- residential mortgage                     6,543      3,587         4,573      6,002      6,695
Real estate -- home equity credit loans                   504      1,856           553        331        554
Consumer                                                7,395      5,355         6,700      3,651      1,809
Credit card                                               672      5,411        21,608     17,383     13,209
------------------------------------------------------------------------------------------------------------

 Total Past-due Loans/1/                             $ 28,998   $ 22,332      $ 37,898   $ 30,947   $ 26,406
------------------------------------------------------------------------------------------------------------

RATIOS/2/
Non-performing loans to outstanding loans                 .62%       .55%          .51%       .70%       .35%
Non-performing loans and foreclosed assets
 to outstanding loans and foreclosed assets               .68        .65           .62        .82        .54
Non-performing assets to total assets                     .60        .67           .42        .55        .36
------------------------------------------------------------------------------------------------------------
/1/ Excludes insured FHA and government-guaranteed VA loans that were acquired primarily in the Roosevelt transaction and are contractually past due more than
90 days. Since these loans are fully insured or guaranteed for the payment of both principal and interest by the U.S. Government, the
Corporation does not consider these loans to be non-performing assets, consistent with Roosevelt's past disclosure for these loans. The total of such insured or guaranteed loans was $26,977,000 at December 31, 1998 and $37,677,000 at December 31, 1997.
/2/ Past-due loans 90 days or more are not included in non-performing asset totals or ratios.

Exhibit 17

-----------------------------------------------------------------------------------------------------------------------------------
INTEREST NOT RECORDED ON NON-PERFORMING LOANS                                                  Year Ended December 31
                                                                                ---------------------------------------------------
(Thousands except per share data)                                                 1998         1997         1996     1995     1994
-----------------------------------------------------------------------------------------------------------------------------------
Interest not accrued                                                            $5,263       $4,795      $ 6,088   $5,982   $4,541
Less cash-basis income                                                            (342)        (526)      (1,017)    (658)    (854)
-----------------------------------------------------------------------------------------------------------------------------------
 Effect on Income Before Income Taxes                                           $4,921       $4,269      $ 5,071   $5,324   $3,687
-----------------------------------------------------------------------------------------------------------------------------------
 Effect on Net Income                                                           $3,199       $2,775      $ 3,296   $3,461   $2,397
-----------------------------------------------------------------------------------------------------------------------------------
Effect on Diluted Earnings per Share                                            $  .02       $  .02      $   .02   $  .03   $  .02
-----------------------------------------------------------------------------------------------------------------------------------
Interest Collected Applied to Principal                                         $  643       $  619      $   930   $1,242   $  851
-----------------------------------------------------------------------------------------------------------------------------------

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

  Foreclosed assets declined to $13,500,000 at December 31, 1998 compared with the prior year-end level of $21,098,000. These assets are at their lowest level in five years. Foreclosed assets consisted primarily of real estate and were recorded at the lower of cost or fair value less estimated costs to sell. At year-end 1998, the carrying value of all properties was less than appraised value, and the Corporation had no foreclosed assets with a book value exceeding $1,000,000.

  With the July 1, 1997 acquisition, Mercantile acquired investment securities with a relatively high level of credit risk. The acquiree owned pools of privately issued adjustable-rate mortgage-backed securities where the majority of the underlying collateral was California residential real estate. The loan pools backing these investment securities have high delinquency and foreclosure rates and relatively high losses on foreclosed property sales. As a result, the securities are rated below investment grade. Roosevelt recorded an "other than temporary" write-down of $27,100,000 on these securities during 1995. The current net book value of $23,326,000 is net of that 1995 write-down; the securities are paying down faster than expected and no further loss is anticipated.

  A second group of Roosevelt privately issued mortgage-backed securities was added to impaired investment securities in the fourth quarter of 1997, as the Corporation had received less than full principal and interest payments on these securities. The net book value of these securities was $54,351,000 after the write-down. That value has been paid down to $38,730,000 at year-end 1998, and no further loss is expected. The current yield on the net book value of all impaired securities is 8.97%. Paydowns in 1998 were $22,591,000, leaving a year-end 1998 balance of $63,296,000.

  "Potential problem loans" at December 31, 1998 amounted to $90,834,000. These are defined as loans and commitments not included in any of the two basic non-performing loan categories discussed above or 90 days past due and still accruing interest, but which management, through normal internal credit review procedures, has developed information regarding possible credit problems that could cause the borrowers future difficulties in complying with present loan repayment terms. There were no loans greater than $250,000 classified for regulatory purposes as loss, doubtful or substandard that were not included above or that caused management to have serious doubts as to the ability of such borrowers to comply with repayment terms. In addition, there were no material commitments to lend additional funds to borrowers whose loans were classified as non-performing.

OFF-BALANCE-SHEET RISK

In the normal course of business, there are various commitments and contingent liabilities outstanding that are properly not recorded on the balance sheet, such as letters of credit, commitments under operating leases, commitments to extend credit and interest rate swaps, caps and floors. Many of these arrangements are complementary to the loans, investments and deposits that are accounted for on the balance sheet. The Corporation's activities in foreign exchange, interest rate swaps, futures contracts and forward commitments continue to be minimal for a corporation the size of Mercantile. Mercantile offers these products as a financial intermediary, and at present it makes very limited use of financial derivatives to manage its own interest rate exposure. There are $265,691,000 in forward delivery contracts outstanding as hedges to the fixed-rate production in the residential loan pipeline.

  Standby letters of credit and similar arrangements issued primarily to support corporate obligations commit Mercantile to make payments on behalf of customers contingent upon the occurrence of future specified events. Standbys outstanding were related primarily to customer obligations, such as industrial revenue financings, as well as other financial and performance-related obligations. At December 31, 1998, the Corporation's commitments under standbys aggregated $514,300,000, with $237,114,000 expiring within one year, $128,063,000 expiring within one to five years and $149,123,000 expiring after five years.

  At year-end 1998, Mercantile subsidiary banks had outstanding unused loan commitments of $9.2 billion, including $194,407,000 in credit card lines and $728,541,000 in home equity credit lines. The remaining commitments were largely to commercial customers in Mercantile's primary service area.

  Management does not anticipate any losses that would materially affect the financial position or results of operations of the Corporation as a result of such commitments and contingent liabilities. Note R to the Consolidated

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

Financial Statements provides further discussion pertaining to these off-balance-sheet activities and provides information as to the estimated fair values of all financial instruments, including off-balance-sheet instruments.

  FAS 133, "Accounting for Derivative Instruments and Hedging Activities," which was issued in June 1998, establishes accounting and reporting standards for derivative instruments and hedging activities. Under FAS 133, derivatives are recognized on the balance sheet at fair value as an asset or liability. Changes in the fair value of derivatives are reported as a component of other comprehensive income or recognized as earnings through the income statement depending on the nature of the instrument. FAS 133 is effective for all quarters of fiscal years beginning after June 15, 1999 with earlier adoption permitted. The Corporation is currently evaluating FAS 133's effect on its financial position and results of operations, but it is not expected to have a material impact.

OTHER INCOME

Non-interest income increased 30.8% during 1998 to $541,918,000. This follows growth of 12.5% in 1997. In September 1998, Mercantile divested Firstbank's two Missouri banks due to state bank regulatory restrictions on deposit concentrations. These banks had total assets of approximately $300 million, and a pre-tax gain of $48,051,000 was recorded on the sale. Excluding that gain and merger-related securities losses, adjusted non-interest income grew by 19.6% in 1998. Additionally, in 1996, 1997 and 1998, Mercantile sold, in eight distinct transactions, certain non-strategic and/or underperforming businesses that resulted in gains. Excluding those gains, non-interest income grew by 14.5% in 1998 and 20.6% in 1997. Furthermore, if securities gains are also excluded, non-interest revenue growth is 12.4% in 1998 and 19.5% in 1997. Exhibit 18 portrays such transactions and a summary of all categories of fee income for the past three years.

  Deposit service charges were the largest source of non-interest income in all three years and increased by 9.4% in 1998 and 10.3% in 1997. The Roosevelt transaction, partially offset by customer attrition in 1998, favorably impacted service charges in 1997 and 1998.

  In 1998, trust fees were $112,999,000 compared with $103,928,000 during 1997, an increase of 8.7% following growth of 10.9% in 1997. Personal trust fees earned by Mercantile Trust Company N.A. were the largest source of trust revenue and increased slightly from last year. Income from Mississippi Valley Advisors Inc., the investment management subsidiary of Mercantile, rose by 15.9%. Mississippi Valley Advisors Inc. manages 17 proprietary mutual funds -- the ARCH funds, which had assets of $4.3 billion at December 31, 1998, an increase of 11.4% over last year-end. Increases in the value of assets managed and successful new business development efforts largely accounted for the growth in trust fees in both years. Effective March 31, 1999, the ARCH funds will adopt the name Mercantile Mutual Funds.

  At December 31, 1998, the Corporation held $25.9 billion in assets under investment management and $16.2 billion additional assets under custodial relationships, increases of 18.1% and 4.0%, respectively, from year-end 1997.

  Mortgage banking income in 1998 was more than double what was earned in 1997, which in turn was double the 1996 level. In January 1998, the Corporation sold $1.9 billion in loan servicing, which reduced originated mortgage servicing rights by approximately $3.2 million. A pre-tax gain of $23,155,000 was recognized. This sale was consistent with the Corporation's goals to "right size" the servicing portfolio as all Mercantile servicing operations were consolidated in Nevada, Missouri. The sale also lowered the prepayment risk associated with the servicing portfolio and helped to fund the Corporation's systems cost to become Year 2000 compliant. All other mortgage banking income was $31,300,000 in 1998, up 34.1% from 1997. The growth was attributable largely to increased servicing volume and the higher than expected level of refinancing activity in 1998. Mortgages serviced totaled $11.6 billion at December 31, 1998 compared with $12.5 billion at December 31, 1997. Total originated and purchased mortgage servicing rights on the balance sheet at December 31, 1998 totaled $49,413,000. The current low interest rate environment could further accelerate refinancing activity and cause quicker amortization, and thus cause possible future impairment in value of those assets.

  Retail brokerage revenue for 1998 was $20,086,000, an increase of 49.2% over 1997, which in turn was up 36.5% over 1996. The inclusion of Roosevelt for 12 months as well as generally favorable market conditions in 1998 have had a positive impact on this source of revenue. The Bruno Stolze & Company, Inc. discount brokerage acquisition in late 1998 should favorably impact 1999 revenues.

                                     -----

                Mercantile Bancorporation Inc. and Subsidiaries

Exhibit 18


------------------------------------------------------------------------------------------------------------------------
OTHER INCOME
                                                           -------------------------------------------------------------
                                                                                 1997 to 1998              1996 to 1997
(Dollars in thousands)                                         1998       1997         Change       1996         Change
------------------------------------------------------------------------------------------------------------------------
Trust                                                      $112,999   $103,928            8.7%  $ 93,704           10.9%
Service charges                                             119,277    109,058            9.4     98,908           10.3
Retail brokerage revenue                                     20,086     13,459           49.2      9,857           36.5
Other investment banking                                     21,051     24,722          (14.8)    25,494           (3.0)
Mortgage banking                                             54,455     26,625             --     13,518           97.0
Credit card fees                                             12,556     21,169          (40.7)    28,415          (25.5)
Securitization revenue                                       20,011     18,404            8.7     16,008           15.0
Securities gains (losses)                                    15,435      7,649             --        292             --
Electronic Funds Transfer Payment System (EFTPS) fees        12,812     14,039           (8.7)     4,873             --
ATM fees                                                     15,556     13,271           17.2      8,450           57.1
Income from operating leases                                  9,537      3,740             --        917             --
Loan commitment fees*                                         8,238      7,942            3.7      6,476           22.6
Loan late charges*                                            5,780      5,127           12.7      4,490           14.2
Letters of credit fees                                        7,518      6,810           10.4      9,432          (27.8)
Official check fees                                           8,339      5,041           65.4      4,648            8.5
Safe deposit box rental                                       5,597      5,073           10.3      4,732            7.2
Insurance commissions                                         7,737      4,310           79.5      3,852           11.9
Miscellaneous                                                84,934     23,826             --     33,944          (29.8)
------------------------------------------------------------------------------------------------------------------------
  Total Other Income                                        541,918    414,193           30.8    368,010           12.5
Add: Merger-related securities losses                         1,649         --             --      3,114             --
Less: Gain on sale of subsidiaries                          (48,051)        --             --         --             --
------------------------------------------------------------------------------------------------------------------------
  Adjusted Other Income                                     495,516    414,193           19.6    371,124           11.6
Less gains from:
 Sale of available-for-sale securities                      (17,084)    (7,649)            --     (3,406)            --
 Sale of mortgage servicing rights                          (23,155)    (3,277)            --         --             --
 Sale of merchant credit card business                       (2,658)    (2,300)          15.6    (10,000)            --
 Sale of corporate trust                                     (2,002)        --             --     (6,750)            --
 Reimbursement on co-branded credit card start-up costs          --         --             --    (12,000)            --
 Sale of leveraged lease residual values                         --         --             --     (3,542)            --
------------------------------------------------------------------------------------------------------------------------
  Adjusted Other Income After Gains                        $450,617   $400,967           12.4   $335,426           19.5
------------------------------------------------------------------------------------------------------------------------

*Excludes such fees from the Corporation's mortgage banking and credit card operations, which are included in mortgage banking and credit card revenue.

  Other investment banking revenue declined for the second consecutive year. Growth in foreign exchange revenue was more than offset by declines in commission income earned on fixed income securities, caused by the lack of demand for such product, due largely to the low level of interest rates in 1997 and 1998 and the flat yield curve.

  Credit card income declined from 1996 to 1997 and then again in 1998. Credit card income now represents primarily interchange fees received on transactions of Mercantile cardholders and other cardholder miscellaneous fees. The three sales of merchant processing businesses and the two portfolio sales largely accounted for the decline in credit card income. In the fourth quarter of 1998, Mercantile credit cards were reissued under Missouri law, which allows the Corporation greater flexibility in pricing and the opportunity to increase fee revenue in 1999.

  Securitization revenue in 1998 was $20,011,000 compared with $18,404,000 last year and $16,008,000 in 1996, and represents amounts accruing to Mercantile on the $400,000,000 in credit card loans securitized in the 1995 Mercantile Credit Card Master Trust, as well as amounts recognized under FAS 125 for investor certificate loans that were sold and reclassified to the investment portfolio. For securitized loans, amounts that would otherwise have been reported as interest income, interest expense, credit card fees and provision for loan losses are instead netted in non-interest income as securitization revenue. Because credit losses are absorbed against credit card servicing income over the life of these transactions, such income may vary depending upon the credit performance of the securitized loans. Lower levels of net charge-offs positively impacted securitization revenue in 1998. Mercantile acts

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

as servicing agent and receives loan servicing fees equal to 2% per annum of the securitized receivables. As servicing agent, Mercantile continues to provide customer service to collect past due accounts and to provide other services typically performed for its customers. Accordingly, Mercantile's relationship with its credit card customers is not affected by the securitization. The securitized loans will start amortizing in November 1999, and credit card loans will be purchased by Mercantile from the trust for 12 consecutive months.

  Letters of credit fees grew by 10.4% in 1998 following a 27.8% decline in 1997. In 1998, there was growth in standby and export letters of credit fees. The 1997 decline was due to the loss of a large customer as well as more selective servicing of the retail industry.

  Significant other revenue growth categories in both years included credit life and other insurance product sales, operating lease income, both ATM surcharge and cardholder fees and official check fees. Excluding the gain on sale of subsidiaries shown in Exhibit 18, year-to-date miscellaneous income increased by 54.8% over 1997. Miscellaneous income includes the gain on sales of merchant credit card, corporate trust and leveraged leases; this category grew as a result of a focus to increase ancillary fees.

  Net securities gains on investment securities totaled $17,084,000, $7,649,000 and $3,406,000 in 1998, 1997 and 1996, respectively. These amounts exclude securities losses incurred by newly acquired banks in portfolio restructurings of $1,649,000 in 1998 and $3,114,000 in 1996. Repositioning of the acquired portfolios and more active portfolio management in the lower 1998 interest rate environment account for the increase in gains.

OTHER EXPENSE

Expenses other than interest expense and the provision for possible loan losses for 1998 were $1,026,757,000, an increase of 4.1% from 1997, which was up 22.5% from 1996. Exhibit 19 portrays the growth in operating expenses after excluding from 1996, 1997 and 1998 the following infrequent expenses: 1) the merger-related charges in all years; 2) the 1998 restructuring charge; 3) the 1997 loss on the sale of a credit card portfolio; and 4) the 1996 nonrecurring SAIF assessment. Adjusted other expense grew by 9.5% from 1997 to 1998 and by 9.9% from 1996 to 1997.

  Acquisition expenses of $89,192,000, $121,393,000 and $51,071,000 for the
respective years 1998, 1997 and 1996 represent costs incurred for the 17 acquisitions Mercantile made in the past three years.

  The fourth quarter 1998 restructuring charge of $45,130,000 relates to 26 branch closings and severance for 1,400 staff separations due to staff rightsizing, centralization and further consolidation of back office functions. Approximately 650 staff were served notices of separation in late 1998, and approximately 750 more will be severed in 1999. The severance, outplacement, vacation pay and related benefits costs for those staff are estimated to be $40,000,000. The remaining $5,130,000 charge is the estimated cost to shut down and exit the 26 branches that are to be closed. It is expected that these branches will be closed and sold during 1999.

  The 1,400 separated staff cross all levels of employment, and many of the recent 750 include management positions as Mercantile's management will broaden its span of control as it restructures the company. The continued consolidation of bank charters and efforts to centralize back office functions account for the remaining severed staff.

  On September 25, 1997, the Corporation announced the sale of its former co-branded credit card loans. The terms of the sale contract resulted in a pre-tax charge of $50,000,000, which represented the discount on the loan balances, a write-off of an intangible asset associated with the cards, investment banking fees and accruals for severance and other expenses.

  Excluding the above infrequent items, adjusted other expense was $892,435,000 for 1998 compared with $814,985,000 in 1997, an increase of $77,450,000 or 9.5%.
However, increased goodwill amortization was $20,394,000 of the growth in the 1998 expense level. Roosevelt's results of operations were included for 12 months in 1998 versus only six in 1997 and accounted for over one-half of the increase in expenses. Adjusted other expense as a percentage of average assets, however, improved to 2.58% versus 2.80% in 1997 and 3.10% in 1996. The efficiency ratio, defined as adjusted operating expenses as a percentage of taxable-equivalent net interest income and other income, was 55.21% compared with 55.07% last year and 55.41% in 1996.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

Exhibit 19


------------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSE
                                                                --------------------------------------------------------------
                                                                                       1997 to 1998              1996 to 1997
(Dollars in thousands)                                                1998      1997         Change       1996         Change
------------------------------------------------------------------------------------------------------------------------------
Salaries                                                        $  418,351  $381,942            9.5%  $335,803           13.7%
Employee benefits                                                   77,608    85,048           (8.7)    77,437            9.8
------------------------------------------------------------------------------------------------------------------------------
 Total Personnel Expense                                           495,959   466,990            6.2    413,240           13.0
Net occupancy                                                       67,003    61,697            8.6     55,489           11.2
Equipment                                                           85,426    70,272           21.6     60,605           16.0
Postage and freight                                                 28,028    27,061            3.6     26,427            2.4
Marketing/business development                                      17,696    18,856           (6.2)    15,183           24.2
Office supplies                                                     17,141    16,178            6.0     15,037            7.6
Communications                                                      20,309    16,719           21.5     13,886           20.4
Legal and professional                                              16,792    14,541           15.5     15,523           (6.3)
Credit card                                                          5,707    11,322          (49.6)    15,891          (28.8)
FDIC insurance                                                       5,456     3,652           49.4      4,757          (23.2)
Foreclosed property expense (recoveries)                               682    (4,997)            --       (788)            --
Miscellaneous                                                       74,442    72,524            2.6     93,244          (22.2)
------------------------------------------------------------------------------------------------------------------------------
 Adjusted Other Expense Before Intangible Asset Amortization       834,641   774,815            7.7    728,494            6.4
Intangible asset amortization                                       57,794    40,170           43.9     13,237             --
------------------------------------------------------------------------------------------------------------------------------
 Adjusted Other Expense                                            892,435   814,985            9.5    741,731            9.9
Acquisition expenses                                                89,192   121,393          (26.5)    51,071             --
Restructuring charge                                                45,130        --             --         --             --
Loss on sale of credit card loans                                       --    50,000             --         --             --
Special SAIF assessment                                                 --        --             --     12,385             --
------------------------------------------------------------------------------------------------------------------------------
  Total Other Expense                                           $1,026,757  $986,378            4.1   $805,187           22.5
------------------------------------------------------------------------------------------------------------------------------

  Personnel expense increased by $28,969,000 or 6.2% during 1998 as salaries rose by $36,409,000 or 9.5%, while employee benefit costs declined by $7,440,000 or 8.7%. The impact of significant acquisitions on salaries was estimated to be $6,000,000. Additionally, external temporary help salaries rose by $9,672,000, and were utilized primarily in operations, mortgage banking and in the Year 2000 effort. Incentive compensation increased by $9,059,000 from last year as Mercantile continued to move toward more performance-based compensation. The remaining increase was due to merit increases and the 1998 salaries of other acquirees. Personnel expense increased by $53,750,000 from 1996 to 1997 as salary and benefit costs grew by 13.7% and 9.8%, respectively. The impact of the July 1, 1997 acquisition was estimated to be $12,500,000.

  Employee benefit costs grew at a lower rate than salaries in 1997 and were indicative of the Corporation's efforts in controlling benefit costs. In 1998, employee benefit costs actually declined due to the continued effect of 1997 efforts, the implementation of a cash balance plan that lowered pension costs by approximately $3,800,000, a reconfiguration of the 401(k) plan that saved $2,500,000 and, finally, employees paid a larger portion of total health and welfare costs in 1998.

  Occupancy and equipment costs grew by 15.5% during 1998 following an increase of 13.7% in 1997. These growth rates reflect the addition of Roosevelt expenses, the costs of maintaining additional offices, and a consistent program of investing in new technology to improve customer service and enhance employee efficiency. A new deposit system installed throughout most of the Corporation also contributed to the increased equipment expense in 1998 over 1997. The benefits of this system are included in lower staff costs. Additionally, with the growth of the Mercantile leasing business, depreciation of equipment Mercantile leases to customers has increased by $4,601,000 in 1998 over 1997. The rent received on this equipment is included in miscellaneous income. Total capital expenditures were $93,008,000, $122,785,000 and $76,386,000 in 1998,
1997 and 1996, respectively.

  The major components of all other operating expenses for the past three years are shown in Exhibit 19. Commu-nications expense grew by 21.5% in 1998, following an increase of 20.4% in 1997, reflecting the costs of technology to expand both voice and data networking. Credit card expense declined in 1997 and again in 1998, due primarily to the absence of the costs associated with the merchant processing businesses and the two credit card portfolios that were sold. The reduced rate of growth in

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

office supplies was also due to the absence of those business lines and expense control initiatives. Marketing and business development expense declined in 1998 as a corporate-wide image advertising campaign that began in 1997 wound down in 1998. During 1998, there was a reduction of miscellaneous expense of $3,601,000 realized by gains on the sales of selected non-strategic Mercantile branch offices. The comparable gains in 1997 and 1996 were $18,263,000 and $3,003,000, respectively.

  Intangible asset amortization was $57,794,000 in 1998 versus $40,170,000 in 1997 and $13,237,000 in 1996. The increase was caused by amortization of goodwill recorded in 1996 and 1997 purchase acquisitions, which is being amortized using the straight-line method over 15 years. The Roosevelt acquisition increased goodwill by $608,076,000 and added $40,500,000 to annual amortization expense.

  During 1997, Mercantile recorded acquisition adjustments totaling $121,393,000 that were originally recorded as an accrued liability. Of that original liability, $117,491,000 has been utilized at December 31, 1998 and $3,902,000 remains to absorb future cash payments. Of the comparable $89,192,000 liability recorded in the third quarter of 1998 for this year's seven acquisitions, $48,960,000 has been utilized at December 31, 1998 and $40,232,000 remains to absorb future payments. Substantially all the merger-related provisions made for acquisitions prior to 1997 have been exhausted.

YEAR 2000

Financial institutions are particularly vulnerable to Year 2000 issues because of industry reliance on electronic data processing and funds transfer systems. In 1996, the Corporation initiated a formal and centralized Year 2000 Program ("Program") with the objective of addressing all aspects of the Year 2000 issue. All business units of the organization were brought into the Program through the creation of a Year 2000 Operational Task Force. A Program Manager, who provides monthly Year 2000 status reports to executive management and quarterly reports to the Board of Directors, was appointed.

  The Corporation has completed the assessment, analysis and planning phases of its Year 2000 Program and is well into the execution phase. As part of the Program, a comprehensive Year 2000 Program Plan ("Plan") was developed and implemented in the third quarter of 1997. The Plan addresses both Information Technology ("IT") projects, such as insuring that data processing and data network applications are Year 2000 compliant, and non-IT projects, such as insuring that all building facilities and security systems having "embedded technology" will be operational when Year 2000 arrives. Of the plan projects identified, approximately 87% have been completed. Most remaining projects are dependent upon external testing for completion, which is scheduled to be completed by the end of the second quarter of 1999.

  As part of its Plan, Mercantile identified those systems and business applications that are "mission critical," that is, systems and business applications which, if they failed, would render Mercantile incapable of performing core business processes. As of December 31, 1998, renovation and testing of such identified mission-critical applications was 100% complete. Achievement of this milestone fulfilled the Program goal to have all mission-critical applications renovated and substantially tested "2000 compliant" by no later than December 31, 1998.

  As a financial institution, Mercantile's Year 2000 efforts are subject to regulation and monitoring by bank and bank holding company regulatory agencies. These agencies, under the auspices of the Federal Financial Institutions Examination Council ("FFIEC"), have established specific guidelines and interim deadlines for achieving Year 2000 compliance. Mercantile's Program has met all of the deadlines and complied with all guidelines to date, and fully intends and expects to continue to do so.

  In addition to Year 2000 compatibility of all Mercantile applications, Mercantile's Year 2000 Program addresses third-party Year 2000 issues. Mercantile has numerous customers, vendors, service providers, counterparties and other business relationships with third parties. Failure of any of these parties to address Year 2000 issues could result in significant and in some cases material disruptions of business and costs to Mercantile. Mercantile has undertaken an assessment of all third-party relationships and thus far has completed its evaluation of such relationships which are considered to be material. Follow-up plans have been put in place to deal with relationships that have been identified as "high risk." In addition, all customers with whom Mercantile exchanges electronic data have received notification of Year 2000-related date format impacts. Now, plans are being finalized to perform Year 2000 date testing with a representative sample of third-party customers and others in 1999. Review of third-party relationships will be an ongoing process throughout 1999.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

  Mercantile estimates that its total costs related to Year 2000 remediation will be approximately $31,000,000. Expenses of the Program in 1998 were $14,597,000, and total expenses through December 31, 1998 were $24,012,000. Personnel costs for Mercantile employees and outside consultants working on the Program, and the cost of setting up testing environments are the largest components of the total Program cost. Other costs include costs for communication and training, and for required hardware and software replacement, upgrade or renovation. Year 2000 expenditures are expensed as incurred. It is not expected that Year 2000 costs or activities will have a material adverse impact on operations of the Corporation.

  The principal risks associated with the Year 2000 problem can be grouped into two categories. The first is the risk that Mercantile does not successfully ready its operations for the next century. The second is the risk of disruption of Mercantile operations due to operational failures of third parties. The first category includes those risks that are largely under Mercantile's control. As set forth above, the Corporation believes it has made the necessary corrections to its mission-critical internal systems and therefore, there is little risk of any critical internal system or asset not being Year 2000 ready by the end of 1999. In the unlikely event that Mercantile has not successfully completed its remediation, it could be materially adversely affected as a result of disruption of core business processes.

  The second risk category is largely outside of Mercantile's control. Computer failure of third parties may jeopardize Mercantile operations. The most serious impact on Mercantile operations from Year 2000 failures of others would result if basic services such as telecommunications, electric power and services provided by other financial institutions and governmental agencies were disrupted. Similarly, operational failures affecting Mercantile's sources of major funding, larger borrowers and capital market counterparties could affect the ability of such parties to continue to provide funding or meet obligations when due. Significant public disclosure of the state of readiness among basic infrastructure and other suppliers, funding sources and counterparties has not generally been available. Although inquiries are under way to assess this potential risk, Mercantile does not yet have the necessary information to estimate the likelihood of such significant disruptions. An initial plan to address funding issues is expected to be completed by June 1999. Review of this plan will be an ongoing process throughout 1999. There can be no assurance that Year 2000 failures of third parties will not have a material adverse impact on Mercantile.

  Mercantile is developing remediation contingency plans and business resumption contingency plans specific to Year 2000 issues. Remediation contingency plans address the actions to be taken if the current approach to remediating a system is falling behind schedule, or otherwise appears in jeopardy of failing to deliver a Year 2000 ready system when needed. Business resumption contingency plans address the actions that would be taken if core business processes and critical business functions cannot be carried out in the normal manner upon entering the next century due to system or supplier failure. Remediation contingency plans with trigger dates for review and implementation have been developed for mission-critical applications. The effort to develop business resumption contingency plans is in progress. The first two phases of this effort, Organizational Planning Guidelines and Business Impact Analysis, are complete. The third and fourth phases, Plan Development and Method for Validation of Plans, are approximately 65% and 75% complete, respectively. These phases are due to be completed in the first six months of 1999, as required by FFIEC guidelines. The review of these plans will be an ongoing process throughout 1999.

INCOME TAXES

Mercantile records a provision for income taxes currently payable and for income taxes payable in the future that arise due to timing differences in the recognition of certain items for financial statement and income tax purposes. For the year ended December 31, 1998, the Corporation recorded income tax expense of $192,964,000 compared with $142,376,000 in 1997 and $148,567,000 in
1996. The effective tax rate for 1998 was 33.96% compared with 36.58% last year and 34.31% in 1996. Income tax benefits relating to infrequent charges totaled $30,828,000 in 1998, $59,356,000 in the prior year and $23,697,000 in 1996, resulting in year-to-date adjusted income tax expense for 1998 of $223,792,000 compared with $201,732,000 in 1997 and $172,264,000 in 1996. Excluding the tax benefits recorded in conjunction with

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

acquisitions and other infrequent charges previously discussed, the Corporation's year-to-date adjusted effective tax rate was 33.56% in 1996 compared with 34.73% and 33.12% in 1997 and 1998, respectively.

  The effective tax rates in 1998 and 1997 were influenced by nondeductible goodwill amortization and lower levels of tax-exempt income. These were partially offset by reductions in state and local taxes resulting from the benefits of captive real estate investment trusts, investment subsidiaries and mergers, the realignment of corporate entities consistent with its plan of reducing bank charters, the realization of state and federal tax credits, and benefits recorded due to the resolution of certain tax uncertainties.

  A three-year summary of significant income tax data is presented in Note M to the Consolidated Financial Statements, which provides an analysis of deferred income taxes as well as a reconciliation between the amount of taxes computed using the statutory rate and the amount actually recorded. As disclosed, Mercantile had a net deferred tax asset of $103,833,000 at December 31, 1998. Due to the significant amount of taxes paid for the past three years and the forecasted taxes payable for 1999, no valuation reserve for the deferred tax asset is deemed necessary. The Corporation currently has only insignificant operating loss carryforwards from acquired entities and federal returns have been examined through 1994 by the Internal Revenue Service.

FOURTH QUARTER RESULTS

Mercantile earned $90,153,000 or $.57 per diluted share in the fourth quarter of 1998. Excluding a $29,330,000 or $.18 per share restructuring charge, Mercantile earned $119,483,000 in the fourth quarter of 1998, a 13.4% increase from the $105,399,000 earned in the same period last year, while corresponding adjusted diluted earnings per share improved to $.75 from $.70, an increase of 7.1%.

  Mercantile remains committed to reducing its cost base and took a pre-tax charge of $45,130,000 in the current quarter to account for the costs related to 26 branch closings and severance for approximately 1,400 staff. The staff rightsizing results from further centralization, consolidation of back office functions, a widened span of control and branch closures. These initiatives are expected to enable Mercantile to hold its 1999 expense base flat with 1998 and slightly improve top line revenue.

  Net interest income improved by 2.9% to $283,158,000 as the volume of average earning assets increased by 6.1%. This growth was partially offset by a decline in the net interest rate margin to 3.56% from 3.67% last year. Average loan volume was up 3.4% with growth in commercial, commercial real estate and consumer loans partially offset by decline in residential real estate. The commentary on net interest income on page 29 provides more details on the dynamics of net interest income and the net interest rate margin.

  The provision for possible loan losses for the fourth quarter was $11,402,000 compared with $7,627,000 the prior year. Net charge-offs were $11,381,000 or
 .21% of average loans for the quarter compared with the year-earlier $10,486,000 or .20%, which included a $3,600,000 recovery on a commercial real estate loan.

  Other income grew by $19,307,000 or 17.7% from the fourth quarter of 1997. Strong results in service charge income, all miscellaneous fee businesses and in both the trust and retail brokerage businesses were partially offset by declines in credit card fees and mortgage banking. Mortgage banking revenue last year included a $3,277,000 gain on the sale of mortgage servicing rights, while the current quarter increased by a $2,700,000 revaluation of purchased mortgage servicing rights. Fourth quarter 1998 included $5,851,000 in securities gains compared with $2,401,000 last year. A detailed explanation of the year-over-year increase in non-interest income is included on page 45.

  Other operating expenses of $270,341,000 were up $52,220,000 from a year ago. The 1998 results included the $45,130,000 restructuring charge. Excluding this charge, operating expenses grew by only 3.3% even though last year included a $6,041,000 gain on the sale of an office building. Excluding that gain, 1998 operating expenses were flat with the fourth quarter of 1997.

  The adjusted effective tax rate this quarter was 31.69% compared with 33.51% last year. This quarter included $10,000,000 in federal tax benefits realized from the realignment of corporate entities. Exhibit 20 presents condensed quarterly financial data for the last two years.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

Exhibit 20


----------------------------------------------------------------------------------------------------------------------------------
QUARTERLY FINANCIAL SUMMARY
                                             -------------------------------------------------------------------------------------
                                                               1997                                        1998
                                             -------------------------------------------------------------------------------------
                                             1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.   1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.
----------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS AND
SELECTED RATIOS EXCLUDING
INFREQUENT EXPENSE
Adjusted net income
 (Thousands)                                 $ 85,313   $ 85,180   $103,307   $105,399   $114,859   $107,147   $110,506   $119,483
Adjusted basic earnings
 per share                                        .64        .66        .70        .71        .76        .71        .72        .76
Adjusted diluted earnings
 per share                                        .63        .64        .68        .70        .75        .69        .71        .75

Return on assets                                 1.38%      1.34%      1.25%      1.27%      1.35%      1.23%      1.29%      1.36%
Return on equity                                15.25      15.87      14.94      15.39      16.03      14.88      14.84      15.46
Efficiency ratio                                54.44      54.76      54.83      56.13      53.28      57.00      56.56      54.15
Other expense to average
 assets                                          3.02       3.00       2.66       2.64       2.59       2.57       2.59       2.57

PER SHARE DATA
Basic earnings per share                     $    .64   $    .33   $    .09   $    .71   $    .76   $    .71   $    .41   $    .57
Diluted earnings per share                        .63        .32        .09        .70        .75        .69        .41        .57
Dividends declared                               .287       .287       .287       .287        .31        .31        .31        .31
Book value at period-end                        16.69      16.23      18.18      18.57      18.77      19.16      19.45      19.53
Market price at period-end                    35 5/16     40 1/2     50 3/4     61 1/2   54 13/16     50 3/8     48 3/8     46 1/8

OPERATING RESULTS*
 (Thousands)
Taxable-equivalent net
 interest income                             $246,616   $251,475   $288,199   $279,532   $276,956   $279,493   $276,985   $287,490
Tax-equivalent adjustment                       4,575      4,708      4,477      4,324      4,235      4,191      3,906      4,332
----------------------------------------------------------------------------------------------------------------------------------
 Net interest income                          242,041    246,767    283,722    275,208    272,721    275,302    273,079    283,158
Provision for possible
 loan losses                                   20,090     29,429     29,209      7,627      8,537      7,344     23,871     11,402
Other income                                   96,358     96,421    112,344    109,070    136,951    114,751    161,839    128,377
Other expense                                 186,726    242,364    339,167    218,121    220,538    224,726    311,152    270,341
Income taxes                                   46,270     28,641     14,334     53,131     65,738     50,836     36,751     39,639
----------------------------------------------------------------------------------------------------------------------------------
 Net Income                                  $ 85,313   $ 42,754   $ 13,356   $105,399   $114,859   $107,147   $ 63,144   $ 90,153
----------------------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCE SHEET
 (Millions)
Total assets                                 $ 24,724   $ 25,402   $ 33,030   $ 33,097   $ 34,039   $ 34,941   $ 34,260   $ 35,037
Earning assets                                 22,841     23,304     30,208     30,187     31,027     31,727     31,276     32,014
Loans and leases                               16,959     17,268     21,587     21,322     21,585     21,813     21,673     22,045
Deposits                                       19,576     19,936     24,788     24,663     24,886     25,130     24,372     24,743
Shareholders' equity                            2,238      2,147      2,767      2,739      2,866      2,881      2,979      3,092

SELECTED RATIOS
Return on assets                                 1.38%       .67%       .16%      1.27%      1.35%      1.23%       .74%      1.03%
Return on equity                                15.25       7.97       1.93      15.39      16.03      14.88       8.48      11.66
Efficiency ratio                                54.44      69.67      84.68      56.13      53.28      57.00      70.91      65.01
Other expense to average
 assets                                          3.02       3.82       4.11       2.64       2.59       2.57       3.63       3.09

Tangible equity to
 tangible assets                                 7.97       7.37       5.72       5.92       5.88       6.19       6.70       6.55
Equity to assets                                 8.78       8.18       8.15       8.29       8.09       8.38       8.84       8.59
Tier I capital to
 risk-adjusted assets                           11.76      10.96       9.35       9.40       9.20       9.55       9.87       9.84
Total capital to
 risk-adjusted assets                           14.25      14.49      12.56      12.42      12.11      12.46      12.75      12.55
Leverage                                         8.81       8.08       6.30       6.52       6.60       6.65       7.12       7.16

Loans to deposits (Average)                     86.63      86.62      87.09      86.45      86.73      86.80      88.93      89.10
Reserve for possible loan
 losses
 to outstanding loans                            1.51       1.51       1.35       1.33       1.35       1.34       1.40       1.38
Reserve for possible loan
 losses
 to non-performing loans                       261.69     268.69     217.65     241.91     227.48     242.45     231.98     222.76
Non-performing loans
 to outstanding loans                             .58        .56        .62        .55        .59        .55        .61        .62

Net interest rate margin                         4.38       4.33       3.79       3.67       3.62       3.53       3.51       3.56
----------------------------------------------------------------------------------------------------------------------------------

*Infrequent income statement amounts included herein.

                                    ------

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

  The financial statements were audited by KPMG LLP, independent auditors, in accordance with generally accepted auditing standards. Their independent professional opinion on the Corporation's financial statements is presented herein.


/s/ Thomas H. Jacobsen                        /s/ John W. McClure

Thomas H. Jacobsen                            John W. McClure
Chairman of the Board,                        Vice Chairman and
President and Chief Executive Officer         Chief Financial Officer


INDEPENDENT AUDITORS' REPORT

SHAREHOLDERS AND BOARD OF DIRECTORS
MERCANTILE BANCORPORATION INC.:

We have audited the accompanying consolidated balance sheets of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1998, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1998, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

St. Louis, Missouri
January 20, 1999


                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF INCOME                                                                     Year Ended December 31
                                                                                      ---------------------------------------------
(Thousands except per share data)                                                            1998             1997             1996
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans and leases                                                 $ 1,771,235      $ 1,651,816      $ 1,404,809
Investments in debt and equity securities
 Trading                                                                                    8,821            7,077            3,630
 Taxable                                                                                  558,635          406,663          315,120
 Tax-exempt                                                                                23,230           25,797           28,255
-----------------------------------------------------------------------------------------------------------------------------------
  Total Investments in Debt and Equity Securities                                         590,686          439,537          347,005
Due from banks - interest bearing                                                          13,293           10,379            4,128
Federal funds sold and repurchase agreements                                               16,904           16,946           15,178
-----------------------------------------------------------------------------------------------------------------------------------
  Total Interest Income                                                                 2,392,118        2,118,678        1,771,120
INTEREST EXPENSE
Interest bearing deposits                                                                 908,534          816,771          681,637
Foreign deposits                                                                           23,182           26,178           10,501
Short-term borrowings                                                                     174,335          159,013           89,676
Bank notes                                                                                  3,423           10,537           15,333
Long-term debt and mandatorily redeemable preferred securities                            178,384           58,441           25,010
-----------------------------------------------------------------------------------------------------------------------------------
  Total Interest Expense                                                                1,287,858        1,070,940          822,157
-----------------------------------------------------------------------------------------------------------------------------------
  Net Interest Income                                                                   1,104,260        1,047,738          948,963
PROVISION FOR POSSIBLE LOAN LOSSES*                                                        51,154           86,355           78,766
-----------------------------------------------------------------------------------------------------------------------------------
  Net Interest Income After Provision for Possible Loan Losses                          1,053,106          961,383          870,197
OTHER INCOME
Trust                                                                                     112,999          103,928           93,704
Service charges                                                                           119,277          109,058           98,908
Investment banking and brokerage                                                           41,137           38,181           35,351
Securitization revenue                                                                     20,011           18,404           16,008
Mortgage banking                                                                           31,300           23,348           13,518
Gain on sale of mortgage servicing rights                                                  23,155            3,277               --
Securities gains (losses)*                                                                 15,435            7,649              292
Gain on sale of subsidiaries*                                                              48,051               --               --
Miscellaneous                                                                             130,553          110,348          110,229
-----------------------------------------------------------------------------------------------------------------------------------
  Total Other Income                                                                      541,918          414,193          368,010
OTHER EXPENSE
Salaries                                                                                  418,351          381,942          335,803
Employee benefits                                                                          77,608           85,048           77,437
Net occupancy                                                                              67,003           61,697           55,489
Equipment                                                                                  85,426           70,272           60,605
Intangible asset amortization                                                              57,794           40,170           13,237
Restructuring and merger-related costs*                                                   134,322          121,393           51,071
Loss on sale of credit card loans*                                                             --           50,000               --
Miscellaneous*                                                                            186,253          175,856          211,545
-----------------------------------------------------------------------------------------------------------------------------------
  Total Other Expense                                                                   1,026,757          986,378          805,187
-----------------------------------------------------------------------------------------------------------------------------------
  Income Before Income Taxes                                                              568,267          389,198          433,020
INCOME TAXES*                                                                             192,964          142,376          148,567
-----------------------------------------------------------------------------------------------------------------------------------
  Net Income*                                                                         $   375,303      $   246,822      $   284,453
-----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Basic earnings per share                                                              $      2.45      $      1.76      $      2.12
Diluted earnings per share                                                                   2.41             1.73             2.09
Dividends declared                                                                           1.24            1.148            1.092
-----------------------------------------------------------------------------------------------------------------------------------
*Includes the following infrequent amounts:
Provision for possible loan losses                                                    $    19,600      $    20,340      $    13,666
Securities losses                                                                           1,649               --            3,114
Gain on sale of subsidiaries                                                              (48,051)              --               --
Loss on sale of credit card loans                                                              --           50,000               --
Restructuring and merger-related costs                                                    134,322          121,393           51,071
Miscellaneous expense                                                                          --               --           12,385
Income tax benefit                                                                        (30,828)         (59,356)         (23,697)

-----------------------------------------------------------------------------------------------------------------------------------
 Reduction of Net Income                                                              $    76,692      $   132,377      $    56,539
-----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


------------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET                                                                                 December 31
                                                                                      ----------------------------------------------

(Thousands)                                                                                  1998             1997             1996
------------------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                                               $ 1,760,636      $ 1,330,512      $ 1,448,637
Due from banks - interest bearing                                                         367,304          251,909           96,714
Federal funds sold and repurchase
 agreements                                                                               226,730          303,859          310,963
Investments in debt and equity
 securities
 Trading                                                                                  126,540           70,536           31,361
 Available-for-sale (Amortized cost
  of $9,185,770, $8,023,157 and
  $4,731,005, respectively)                                                             9,246,790        8,059,066        4,741,677
 Held-to-maturity (Estimated fair
  value of $99,336, $341,954 and
   $661,632, respectively)                                                                 97,607          335,279          656,721
------------------------------------------------------------------------------------------------------------------------------------

  Total Investments in Debt and
   Equity Securities                                                                    9,470,937        8,464,881        5,429,759
Loans held-for-sale                                                                       217,941           96,955           75,377
Loans and leases, net of
 unearned income                                                                       22,093,317       21,265,000       16,861,877
------------------------------------------------------------------------------------------------------------------------------------

  Total Loans and Leases                                                               22,311,258       21,361,955       16,937,254
Reserve for possible loan
 losses                                                                                  (308,890)        (284,165)        (257,718)
------------------------------------------------------------------------------------------------------------------------------------

  Net Loans and Leases                                                                 22,002,368       21,077,790       16,679,536
Bank premises and equipment                                                               545,559          531,650          428,972
Intangible assets                                                                         781,188          839,285          202,071
Other assets                                                                              645,455          532,304          399,083
------------------------------------------------------------------------------------------------------------------------------------

  Total Assets                                                                        $35,800,177      $33,332,190      $24,995,735
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Deposits
 Non-interest bearing                                                                 $ 4,453,048      $ 3,956,138      $ 3,389,776
 Interest bearing                                                                      20,526,576       20,267,878       16,143,182
 Foreign                                                                                  481,773          585,439          251,887
------------------------------------------------------------------------------------------------------------------------------------

  Total Deposits                                                                       25,461,397       24,809,455       19,784,845
Federal funds purchased and repurchase
 agreements                                                                             2,087,373        2,127,443        1,861,994
Other short-term borrowings                                                               915,287        1,551,097          270,680
Bank notes                                                                                 25,000          175,000          175,000
Long-term Federal Home Loan Bank
 advances                                                                               2,790,336          578,484           37,085
Other long-term debt                                                                      782,998          789,687          290,590
Company-obligated mandatorily
 redeemable preferred securities of
 Mercantile Capital Trust I                                                               150,000          150,000               --
Other liabilities                                                                         514,031          388,722          312,298
------------------------------------------------------------------------------------------------------------------------------------

  Total Liabilities                                                                    32,726,422       30,569,888       22,732,492
Commitments and contingent
 liabilities                                                                                   --               --               --
                                          -----------------------------
SHAREHOLDERS' EQUITY                       1998        1997        1996
                                          -----------------------------
Preferred stock - no par value
 Shares authorized                        5,000       5,000       5,000
 Shares issued and outstanding               --          --          --                        --               --               --
Common stock - $.01 par value at
 December 31, 1998 and  1997, and
 $5.00 par value at
  December 31, 1996
  Shares authorized                     400,000     200,000     200,000
  Shares issued                         157,487     148,874     136,766                     1,574            1,489          683,832
Capital surplus                                                                           999,595        1,016,844           16,091
Retained earnings                                                                       2,035,157        1,724,752        1,638,610
Accumulated other comprehensive
 income                                                                                    41,160           25,222            8,911
Treasury stock, at cost                      83         162       2,591                    (3,731)          (6,005)         (84,201)
------------------------------------------------------------------------------------------------------------------------------------

  Total Shareholders' Equity                                                            3,073,755        2,762,302        2,263,243
------------------------------------------------------------------------------------------------------------------------------------

  Total Liabilities and
   Shareholders' Equity                                                               $35,800,177      $33,332,190      $24,995,735
------------------------------------------------------------------------------------------------------------------------------------


The accompanying notes to consolidated financial statements are an integral part of these statements.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                         Common Stock
                                    -----------------------                                                                   Total
                                    Outstanding               Preferred      Capital     Retained         Treasury     Shareholders'
(Dollars in thousands)                   Shares     Dollars       Stock      Surplus    Earnings*            Stock           Equity
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1995        134,845,809   $ 684,581    $ 12,153   $   72,528   $1,502,140      $   (60,557)     $ 2,210,845
Net income                                                                                284,453                           284,453
Common dividends declared:
 Mercantile Bancorporation
  Inc., $1.092 per share                                                                 (101,499)                         (101,499)

 Pooled companies prior to
  acquisition                                                                             (33,938)                          (33,938)

Preferred dividends declared                                                                 (408)                             (408)

Redemption of preferred
 stock                                                          (12,153)                     (531)                          (12,684)

Issuance of common stock in
 acquisitions of:
 Today's Bancorp, Inc.                1,690,587                               (2,195)                       52,321           50,126
 First Financial
  Corporation of America                388,113                               (1,226)                       12,954           11,728
 Peoples State Bank                     488,756                                  849                        14,791           15,640
 Metro Savings Bank, F.S.B.             296,853                                   57           14            8,983            9,054
 Security Bank of Conway,
  F.S.B.                                482,946                                   75                        14,614           14,689
 First Sterling Bancorp,
  Inc.                                  782,126       3,911                      572       13,772                            18,255
Issuance of common stock
 for:
 Employee incentive plans               411,775       1,638                   (4,318)                        2,397             (283)
 Convertible notes                      438,002       2,190                    2,681                                          4,871
Other comprehensive income                                                                (16,841)                          (16,841)
Purchase of treasury stock           (5,890,426)                                                          (186,811)        (186,811)
Reissuance and retirement
 of treasury stock                                   (9,688)                 (47,478)                       57,166               --
Pre-merger transactions of
 pooled companies and other             240,056       1,200                   (5,454)         359              (59)          (3,954)

------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1996        134,174,597     683,832          --       16,091    1,647,521          (84,201)       2,263,243
Net income                                                                                246,822                           246,822
Common dividends declared:
 Mercantile Bancorporation
  Inc., $1.148 per share                                                                 (132,535)                         (132,535)

 Pooled companies prior to
  acquisition                                                                             (28,134)                          (28,134)

Issuance of common stock in
 acquisitions of:
 Roosevelt Financial Group,
  Inc.                               18,948,884         123                  353,128        6,872          280,981          641,104
 Regional Bancshares, Inc.              900,625                                 (474)         361           28,813           28,700
Change in par value of
 common stock from
 $5.00 per share to $.01
  per share                                        (676,575)                 676,575                                             --
Issuance of common stock
 for:
 Employee incentive plans               899,716         322                    5,846                         5,512           11,680
 Convertible notes                       79,335          80                      802                                            882
Other comprehensive income                                                                  8,805                             8,805
Purchase of treasury stock           (6,778,324)                                                          (287,288)        (287,288)
Reissuance and retirement
 of treasury stock                                   (7,396)                 (42,950)                       50,346               --
Pre-merger transactions of
 pooled companies and other             487,474       1,103                    7,826          262             (168)           9,023
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1997        148,712,307       1,489          --    1,016,844    1,749,974           (6,005)       2,762,302
Net income                                                                                375,303                           375,303
Common dividends declared:
 Mercantile Bancorporation
  Inc., $1.24 per share                                                                  (179,642)                         (179,642)

 Pooled companies prior to
  acquisition                                                                             (10,466)                          (10,466)

Issuance of common stock in
 acquisitions of:
 First Financial
  Bancorporation                      3,138,823          31                    8,522       50,343                            58,896
 Financial Services
  Corporation of the Midwest          2,071,448          21                    5,093       27,730                            32,844
 HomeCorp, Inc.                         854,760           9                    6,727       13,792                            20,528
 Horizon Bancorp, Inc.                2,549,970          25                   10,755       35,615              357           46,752
Issuance of common stock
 for:
 Employee incentive plans             1,613,060          14                   41,800                         8,446           50,260
 Convertible notes                       26,407           1                      293                                            294
Other comprehensive income                                                                 13,703                            13,703
Purchase of treasury stock           (1,834,375)                                                          (101,000)        (101,000)

Reissuance and retirement
 of treasury stock                                                           (94,471)                       94,471               --
Pre-merger transactions of
 pooled companies and other             271,638         (16)                   4,032          (35)                            3,981
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1998        157,404,038   $   1,574    $     --   $  999,595   $2,076,317      $    (3,731)     $ 3,073,755
------------------------------------------------------------------------------------------------------------------------------------

 *Includes accumulated other comprehensive income.

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                    ------

CONSOLIDATED STATEMENT OF CASH FLOWS                                                                 Year Ended December 31
                                                                                     ----------------------------------------------

(Thousands)                                                                                  1998             1997             1996
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                           $    375,303      $   246,822      $   284,453
Adjustments to reconcile net income to net cash provided by operating activities
 Provision for possible loan losses                                                        51,154           86,355           78,766
 Depreciation and amortization                                                             74,028           62,637           52,566
 Provision for deferred income tax credits                                                (11,724)          (9,995)         (23,318)
 Net change in loans held-for-sale                                                       (114,912)         (21,578)          30,516
 Net change in trading securities                                                         (43,298)         (53,020)          32,745
 Net change in accrued interest receivable                                                  8,120           (2,780)          11,366
 Net change in accrued interest payable                                                    (8,176)          36,254          (12,348)
 Other, net                                                                                26,244           55,194           85,651
------------------------------------------------------------------------------------------------------------------------------------
  Net Cash Provided by Operating Activities                                               356,739          399,889          540,397
INVESTING ACTIVITIES
Investments in debt and equity securities, other than trading securities
 Purchases                                                                             (6,928,474)      (4,509,883)      (2,455,696)
 Proceeds from maturities                                                               4,358,854        3,608,721        2,366,128
 Proceeds from sales of available-for-sale securities                                   2,040,541          802,007          506,636
Net change in loans and leases                                                           (148,977)        (642,617)        (898,355)
Purchases of loans and leases                                                            (626,655)        (442,154)        (141,600)
Proceeds from sale of mortgage servicing rights                                            26,330            4,958               --
Proceeds from sales of loans and leases                                                   880,656          696,454          255,043
Purchases of premises and equipment                                                       (93,008)        (122,785)         (76,386)
Proceeds from sales of premises and equipment                                              21,081           19,679            4,997
Proceeds from sales of foreclosed property                                                 55,925           45,905           32,353
Net cash and cash equivalents received from (paid for) acquisitions                       124,071         (231,537)          57,152
Net cash and cash equivalents received from (paid for) sale of banking offices             16,300         (193,058)         (12,154)
Other, net                                                                                 24,167           14,160           18,391
------------------------------------------------------------------------------------------------------------------------------------
  Net Cash Used by Investing Activities                                                  (249,189)        (950,150)        (343,491)
FINANCING ACTIVITIES
Net change in consumer certificates under $100,000                                     (1,255,266)        (726,907)        (406,202)
Net change in time certificates $100,000 and over                                          33,637          (68,418)          74,010
Net change in other time deposits                                                          (9,623)         (42,798)         190,437
Net change in foreign deposits                                                           (103,666)         333,552           42,717
Net change in other deposits                                                              685,658          156,414          460,853
Net change in short-term borrowings                                                      (738,915)         259,830           23,670
Issuance of bank notes                                                                         --               --           25,000
Principal payments on bank notes                                                         (150,000)              --         (100,000)
Issuance of long-term debt, including FHLB advances                                     2,336,500          980,175            2,607
Issuance of company-obligated mandatorily redeemable preferred securities                      --          150,000               --
Principal payments on long-term debt, including FHLB advances                            (176,162)         (16,195)         (41,081)
Cash dividends paid                                                                      (182,286)        (160,347)        (135,578)
Net proceeds from issuance of common stock from employee
 incentive plans and pre-merger transactions of pooled companies                           22,096           13,220          (22,089)
Purchase of treasury stock                                                               (101,000)        (299,063)        (175,036)
Redemption of preferred stock                                                                  --               --          (12,684)
Other, net                                                                                   (133)             764            2,176
------------------------------------------------------------------------------------------------------------------------------------
  Net Cash Provided (Used) by Financing Activities                                        360,840          580,227          (71,200)
------------------------------------------------------------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents                                                     468,390           29,966          125,706
Cash and Cash Equivalents at Beginning of Year                                          1,886,280        1,856,314        1,730,608
------------------------------------------------------------------------------------------------------------------------------------
  Cash and Cash Equivalents at End of Year                                           $  2,354,670      $ 1,886,280      $ 1,856,314
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                    ------


CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                                                                                                    Year Ended December 31
                                                                                      ----------------------------------------------
(Thousands)                                                                                  1998             1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                           $    375,303      $   246,822      $   284,453
Other comprehensive income, before tax:
 Holding gains (losses) on available-for-sale securities                                   36,517           21,186          (25,635)
 Less: Reclassification adjustment on available-for-sale securities
  gains included in net income above                                                       15,435            7,640              274
------------------------------------------------------------------------------------------------------------------------------------
  Other Comprehensive Income (Loss) Before Tax                                             21,082           13,546          (25,909)
Income taxes related to other comprehensive income (loss)                                   7,379            4,741           (9,068)
------------------------------------------------------------------------------------------------------------------------------------
 Other Comprehensive Income (Loss), Net of Tax                                             13,703            8,805          (16,841)
------------------------------------------------------------------------------------------------------------------------------------
  Comprehensive Income                                                               $    389,006      $   255,627      $   267,612
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--ACCOUNTING POLICIES

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

  Reclassification: Certain reclassifications have been made to the 1997 and 1996 historical financial statements to conform with the 1998 presentation.

New Accounting Standards

Financial Accounting Standard ("FAS") 130, "Reporting Comprehensive Income," was issued in June 1997. Comprehensive income is defined as net income plus certain items that are recorded directly to shareholders' equity, such as unrealized gains and losses on available-for-sale securities. The Corporation's Consolidated Statement of Comprehensive Income is presented on page 58.

  FAS 131, "Disclosures about Segments of an Enterprise and Related Information," is effective for financial statements for periods beginning after December 15, 1997. An operating segment is defined under FAS 131 as a component of an enterprise that engages in business activities that generate revenue and expense for which operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance. The new disclosures are included in Note U to the Consolidated Financial Statements.

  FAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," addresses disclosure of such benefit plans and is effective for fiscal years beginning after December 15, 1997. The new disclosures are included in Note N to the Consolidated Financial Statements.

  FAS 133, "Accounting for Derivative Instruments and Hedging Activities," which was issued in June 1998, establishes accounting and reporting standards for derivative instruments and hedging activities. Under FAS 133, derivatives are recognized on the balance sheet at fair value as an asset or liability. Changes in the fair value of derivatives are reported as a component of other comprehensive income or recognized as earnings through the income statement depending on the nature of the instrument. FAS 133 is effective for all quarters of fiscal years beginning after June 15, 1999 with earlier adoption permitted. The Corporation has not adopted FAS 133 yet and is currently evaluating FAS 133's effect on its financial position and results of operations, but it is not expected to have a material impact.

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

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

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

Intangible Assets

Intangible assets consist primarily of goodwill and mortgage servicing rights. Goodwill, the excess of cost over the net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over the estimated period to be benefited, most recently 15 years, but not exceeding 40 years.

  Mortgage servicing rights represent recorded value associated with the contractual right to service loans in return for a fee. These assets may be purchased and recorded at fair value or result from the sale of loans, where servicing is retained and recorded at an allocated carrying amount based on the relative fair value of the assets sold. This intangible is amortized using the level-yield method over the estimated lives of the related loans. The carrying value of mortgage servicing rights is subject to periodic adjustment based upon changing market conditions.

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

Cash Equivalents

Cash and due from banks, due from banks--interest bearing, and federal funds sold and repurchase agreements are considered cash equivalents for purposes of the Consolidated Statement of Cash Flows.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

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

Derivative Financial Instruments

The Corporation is a party to certain financial instruments, primarily to stabilize interest rate margins and to hedge against interest rate movements. An instrument designated as a hedge of an asset or liability carried at cost is accounted for on an accrual basis, in which the interest income or interest expense of the related asset or liability is adjusted for the net amount of any interest receivable or payable generated by the hedging instrument. There is no market valuation on these interest rate contracts. If the underlying assets or liabilities hedged are no longer recorded on the Consolidated Balance Sheet (e.g., due to sale), the remaining gain or loss related to the interest rate contract is recognized through earnings immediately.

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


NOTE B--EARNINGS PER SHARE

Basic earnings per share data is calculated by dividing net income, after deducting dividends on preferred stock, by the weighted average number of common shares outstanding during the period.

  Diluted earnings per share gives effect to both the increase in the average shares outstanding that would have resulted from both the exercise of dilutive stock options and the conversion of the entire balance of outstanding convertible notes. Net income attributable to common shareholders' equity in the diluted earnings per share computation is increased by interest expense that would not be incurred on notes if they converted, net of taxes. The components of basic and diluted earnings per share are as follows:


                                       Year Ended December 31
                            -----------------------------------------
(Thousands except
per share data)                     1998           1997          1996
----------------------------------------------------------------------
 BASIC
 Net income                 $    375,303   $    246,822  $    284,453
 Preferred stock
  dividends                           --             --          (408)
----------------------------------------------------------------------
 Net Income
  Attributable
  to Common
  Shareholders' Equity      $    375,303   $    246,822  $    284,045
----------------------------------------------------------------------
 Weighted average
  common shares
  outstanding                153,462,295    140,009,105   133,925,697
----------------------------------------------------------------------
 Basic Earnings
  per Share                 $       2.45   $       1.76  $       2.12
----------------------------------------------------------------------
 DILUTED
 Net income
  attributable
  to common
  shareholders' equity      $    375,303   $    246,822  $    284,045
 Interest on convertible
  notes, net of taxes                 43             83           120
----------------------------------------------------------------------
 Diluted Net Income         $    375,346   $    246,905  $    284,165
----------------------------------------------------------------------
 Weighted average
  common shares
  outstanding                153,462,295    140,009,105   133,925,697
 Employee
  incentive plans              2,370,290      2,493,277     1,775,913
 Convertible notes                88,613        136,605       294,419
----------------------------------------------------------------------
 Diluted Weighted
  Average Common
  Shares Outstanding         155,921,198    142,638,987   135,996,029
----------------------------------------------------------------------
 Diluted Earnings
  per Share                 $       2.41   $       1.73  $       2.09
----------------------------------------------------------------------


                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


NOTE C--ACQUISITIONS

Listed below are the acquisitions completed by Mercantile during the years ended December 31, 1998, 1997 and 1996:


                                                                            Original              Consideration
                                                                          Intangible       --------------------------    Accounting
 (Dollars in thousands)                    Date            Assets              Asset          Cash       Gross Shares        Method
------------------------------------------------------------------------------------------------------------------------------------
 ACQUISITIONS COMPLETED
 Bruno Stolze & Company, Inc.             Sept. 30, 1998            /1/     $      --            /1/             /1/     Purchase
 First Financial  Bancorporation          Sept. 28, 1998   $    558,483            --      $      12       3,138,823     Pooling/2/
 Financial Services Corporation of the
   Midwest                                  Aug. 3, 1998        514,051            --              4       2,071,448     Pooling/2/
 CBT Corporation ("CBT")                    July 1, 1988      1,006,384            --             34       5,123,214     Pooling
 Firstbank of Illinois Co.
  ("Firstbank")                             July 1, 1998      2,285,146            --             64      13,352,641     Pooling
 HomeCorp, Inc.                             Mar. 2, 1998        335,137            --             14         854,760     Pooling/2/
 Horizon Bancorp, Inc.                      Feb. 2, 1998        536,507            --              2       2,549,970     Pooling/2/
 Roosevelt Financial
  Group, Inc. ("Roosevelt")                 July 1, 1997      7,251,985       608,076        374,477      18,948,884     Purchase
 Mark Twain Bancshares, Inc.
  ("Mark Twain")                          April 25, 1997      3,227,972            --             73      24,088,713     Pooling
 Regional Bancshares, Inc.                 March 5, 1997        171,979        16,217         12,300         900,625     Purchase
 Today's Bancorp, Inc.                      Nov. 7, 1996        501,418        46,854         34,912       1,690,587     Purchase
 First Financial
  Corporation of America                    Nov. 1, 1996         87,649         5,137          3,253         388,113     Purchase
 Peoples State Bank                        Aug. 22, 1996         95,657         7,552             --         488,756     Purchase
 Metro Savings Bank, F.S.B.                March 7, 1996         80,857         3,016              5         296,853     Purchase
 Security Bank of Conway,
  F.S.B.                                    Feb. 9, 1996        102,502         6,000              1         482,946     Purchase
 Hawkeye Bancorporation                     Jan. 2, 1996      1,978,540            --             80      11,838,294     Pooling
 First Sterling Bancorp, Inc.               Jan. 2, 1996        167,610            --              1         782,126     Pooling/2/
------------------------------------------------------------------------------------------------------------------------------------
/1/ Terms of the transaction not disclosed.
/2/ The historical financial statements of the Corporation were not restated for the acquisition due to the immateriality of the acquiree's financial condition and results of operations to those of Mercantile.

  The Firstbank and CBT acquisitions were accounted for as poolings-of-interests. Net income, net interest income and basic earnings per share in 1998 for the Corporation, CBT and Firstbank prior to this restatement were as follows:


                                        Six Months
                                     Ended June 30
                                     -------------
(Thousands except per share data)             1998
--------------------------------------------------
Corporation
 Net income                               $198,902
 Net interest income                       482,912
 Basic earnings per share                     1.50
CBT
 Net income                                  7,151
 Net interest income                        21,038
 Basic earnings per share                     1.40
Firstbank
 Net income                                 15,953
 Net interest income                        44,073
 Basic earnings per share                     1.21
--------------------------------------------------

 During 1998, the Corporation recorded adjustments related to the acquisitions of Bruno Stolze & Company, Inc., First Financial Bancorporation, Financial Services Corporation of the Midwest, CBT, Firstbank, HomeCorp, Inc. and Horizon Bancorp, Inc. These adjustments consisted of $19,600,000 in provision for loan losses, $1,649,000 in realized losses on securities sold in portfolio restructurings, $89,192,000 of other expense and a related tax benefit of $15,028,000. Of the $89,192,000 merger-related liability established, $48,960,000 had been used by December 31, 1998 and $40,232,000 remains to absorb future payments.

  As a result of the acquisition by Mercantile, Firstbank's two Missouri banks were sold in September 1998 due to state restrictions on deposit concentration. An after-tax gain of $29,421,000 was recorded in connection with these divestitures.

  Firstbank acquired BankCentral Corporation and its wholly-owned subsidiary, Central National Bank of Mattoon on June 10, 1997. The acquisition involved an exchange of cash and Firstbank common stock totaling approximately $13,000,000, and was recorded using the purchase method of accounting.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


  The Roosevelt acquisition was accounted for as a purchase. The following unaudited pro forma combined consolidated financial data gives effect to the July 1, 1997 acquisition of Roosevelt as if it had been consummated on January 1, 1996. The unaudited pro forma combined consolidated financial data provided includes the impact of goodwill amortization and the reduction in net interest income due to: 1) interest lost on cash paid for share repurchases or paid directly to Roosevelt shareholders as consideration; and 2) interest on $650,000,000 of senior debt, subordinated debt and redeemable preferred securities issued in 1997 largely to finance the Roosevelt acquisition, offset by interest earned on funds not utilized in the acquisition. There is no estimate of potential cost savings included in the following table:


                                         As of or for the
                                      Year Ended December 31
                                     -----------------------
(Thousands except per share data)          1997         1996
------------------------------------------------------------
Total assets                                N/A  $33,025,746
Net interest income                  $1,125,021    1,080,885
Other income                            401,619      332,043
Net income                              216,564      224,351
Basic earnings per share                   1.48         1.53
------------------------------------------------------------

  The Mark Twain acquisition was accounted for as a pooling-of-interests. Net income, net interest income and basic earnings per share for the Corporation and Mark Twain in 1997 prior to this restatement were as follows:

                                     Three Months
                                   Ended March 31
                                   --------------
(Thousands except per share data)            1997
-------------------------------------------------
Corporation
 Net income                              $ 60,336
 Net interest income                      179,515
 Basic earnings per share                     .67
Mark Twain
 Net income                                14,659
 Net interest income                       32,446
 Basic earnings per share                     .85
-------------------------------------------------

  During 1997, Mercantile recorded adjustments related to the acquisitions of Roosevelt, Mark Twain and Regional Bancshares, Inc. The adjustments consisted of $20,340,000 in provision for loan losses, $121,393,000 other expense, reduced by a related tax benefit of $41,856,000, for a net income reduction of $99,877,000. Of the $121,393,000 merger-related liability established, $117,491,000 had been utilized at December 31, 1998.

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

  For all acquisitions accounted for as purchases, the unamortized excess of cost over the fair value of assets acquired was $723,186,000, $777,693,000 and $171,539,000 at December 31, 1998, 1997 and 1996, respectively.


NOTE D--CASH FLOWS

The Corporation paid interest on deposits, short-term borrowings, bank notes and long-term debt of $1,320,709,000, $1,033,434,000 and $834,516,000 in 1998,
1997 and 1996, respectively. The Corporation paid Federal income taxes of $114,926,000, $159,797,000 and $162,068,000 in 1998, 1997 and 1996,
respectively.

  The following details cash and cash equivalents from acquisitions accounted for as purchases or poolings without restatement, net of cash paid:

                                        Year Ended December 31
                              ------------------------------------------
(Thousands)                          1998           1997           1996
------------------------------------------------------------------------
Fair value of
 assets purchased             $(1,943,257)   $(8,065,744)   $(1,260,315)
Fair value of
 liabilities assumed            1,780,406      7,044,026      1,090,663
Issuance of common stock          159,319        676,433        136,124
------------------------------------------------------------------------
Net Cash Paid
 for Acquisitions                  (3,532)      (345,285)       (33,528)
Cash and cash
 equivalents acquired             127,603        113,748         90,680
------------------------------------------------------------------------
Net Cash and Cash
 Equivalents Received from
 (Paid for) Acquisitions      $   124,071    $  (231,537)  $    57,152
------------------------------------------------------------------------

NOTE E--CASH AND DUE FROM BANKS RESTRICTIONS

The Corporation's subsidiary banks are required to maintain average reserve balances that place withdrawal and/or usage restrictions on cash and due from banks balances. The average amount of these restricted balances for the year ended December 31, 1998 was $205,533,000.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


NOTE F--INVESTMENTS IN DEBT AND EQUITY SECURITIES

Available-for-Sale

The amortized cost, estimated fair values, and unrealized gains and losses of available-for-sale securities were as follows:



                                                        Amortized   Unrealized  Unrealized  Estimated
(Thousands)                                                  Cost        Gains      Losses Fair Value
------------------------------------------------------------------------------------------------------
DECEMBER 31, 1998
U.S. Government                                         $6,271,816     $50,590     $ 5,385  $6,317,021
State and political subdivisions:
 Tax-exempt                                                405,109      12,991          21     418,079
 Taxable                                                    24,711         211          --      24,922
------------------------------------------------------------------------------------------------------
  Total State and Political Subdivisions                   429,820      13,202          21     443,001
Privately issued collateralized mortgage obligations       864,584       5,949       4,030     866,503
Other                                                    1,619,550      10,345       9,630   1,620,265
------------------------------------------------------------------------------------------------------
  Total                                                 $9,185,770     $80,086     $19,066  $9,246,790
------------------------------------------------------------------------------------------------------
DECEMBER 31, 1997
U.S. Government                                         $4,998,860     $33,373     $ 7,697  $5,024,536
State and political subdivisions:
 Tax-exempt                                                359,834       8,214         243     367,805
 Taxable                                                    61,817         279          82      62,014
------------------------------------------------------------------------------------------------------
  Total State and Political Subdivisions                   421,651       8,493         325     429,819
Privately issued collateralized mortgage obligations     1,727,572       8,698       8,182   1,728,088
Other                                                      875,074       3,372       1,823     876,623
------------------------------------------------------------------------------------------------------
  Total                                                 $8,023,157     $53,936     $18,027  $8,059,066
------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
U.S. Government                                         $4,042,304     $21,839     $17,432  $4,046,711
State and political subdivisions:
 Tax-exempt                                                403,803       8,555         936     411,422
 Taxable                                                   112,158         490         469     112,179
------------------------------------------------------------------------------------------------------
  Total State and Political Subdivisions                   515,961       9,045       1,405     523,601
Privately issued collateralized mortgage obligations        20,316         316         172      20,460
Other                                                      152,424         144       1,663     150,905
------------------------------------------------------------------------------------------------------
  Total                                                 $4,731,005     $31,344     $20,672  $4,741,677
------------------------------------------------------------------------------------------------------

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

Held-to-Maturity

The amortized cost, estimated fair values, and unrealized gains and losses of held-to-maturity securities were as follows:

                                             Amortized  Unrealized  Unrealized  Estimated
(Thousands)                                      Cost       Gains      Losses  Fair Value
-----------------------------------------------------------------------------------------
DECEMBER 31, 1998
U.S. Government                              $ 95,754     $ 3,477      $1,707    $ 97,524
Other                                           1,853          --          41       1,812
-----------------------------------------------------------------------------------------
  Total                                      $ 97,607     $ 3,477      $1,748    $ 99,336
-----------------------------------------------------------------------------------------
DECEMBER 31, 1997
U.S. Government                              $247,705     $ 6,625      $3,938    $250,392
State and political subdivisions:
 Tax-exempt                                    80,330       3,825           8      84,147
 Taxable                                        3,822         132          --       3,954
-----------------------------------------------------------------------------------------
  Total State and Political Subdivisions       84,152       3,957           8      88,101
Other                                           3,422         158         119       3,461
-----------------------------------------------------------------------------------------
  Total                                      $335,279     $10,740      $4,065    $341,954
-----------------------------------------------------------------------------------------
DECEMBER 31, 1996
U.S. Government                              $558,911     $ 9,784      $7,750    $560,945
State and political subdivisions:
 Tax-exempt                                    88,287       3,294         525      91,056
 Taxable                                        4,304          66           3       4,367
-----------------------------------------------------------------------------------------
  Total State and Political Subdivisions       92,591       3,360         528      95,423
Other                                           5,219         220         175       5,264
-----------------------------------------------------------------------------------------
  Total                                      $656,721     $13,364      $8,453    $661,632
-----------------------------------------------------------------------------------------

  In conjunction with the acquisition of Roosevelt, the Corporation acquired privately issued adjustable-rate mortgage-backed securities that have incurred an impairment in value which is considered other than temporary. The loan pools backing these securities have been affected by high delinquency and foreclosure rates, and higher than anticipated losses on foreclosed property sales. The net book value of these mortgage-backed securities was $62,056,000 as of December 31, 1998.

  During the third quarter of 1996, the Corporation transferred securities from the available-for-sale classification to the held-to-maturity classification. The securities transferred had an amortized cost basis of $370,014,000 and an estimated fair value of $373,557,000 on the transfer date. The unrealized gain on the date of the transfer remained in shareholders' equity and is being amortized over the remaining life of the transferred securities. The unamortized balance as of December 31, 1998 was $1,007,000.

  Securities with a carrying value of $5,656,506,000 at December 31, 1998, $3,918,545,000 at December 31, 1997 and $3,348,145,000 at December 31, 1996 were pledged to secure public and trust deposits, securities sold under agreements to repurchase and for other purposes required by law.

  The following table presents proceeds from sales of securities and the components of net securities gains. There were no transfers of securities from the held-to-maturity category to available-for-sale during 1996, 1997 and 1998. Held-to-maturity securities gains and losses resulted from portfolio restructurings in connection with subsidiary bank acquisitions or calls by the security issuer prior to maturity.


                                            Year Ended December 31
                                  ------------------------------------
(Thousands)                             1998         1997         1996
----------------------------------------------------------------------
Proceeds from sales of
 available-for-sale securities    $2,040,541     $802,007     $506,636
----------------------------------------------------------------------
Securities gains on:
 Available-for-sale securities    $   19,390     $  8,225     $  4,295
 Held-to-maturity securities              --            9           18
----------------------------------------------------------------------
  Total Securities Gains              19,390        8,234        4,313
Securities losses on:
 Available-for-sale securities         3,955          585        4,021
 Held-to-maturity securities              --           --           --
----------------------------------------------------------------------
  Total Securities Losses              3,955          585        4,021
----------------------------------------------------------------------
  Net Securities Gains
   Before Income Taxes                15,435        7,649          292
Applicable income taxes               (5,402)      (2,677)        (102)
----------------------------------------------------------------------
  Net Securities Gains            $   10,033     $  4,972     $    190
----------------------------------------------------------------------

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


NOTE G--LOANS AND LEASES

Loans and leases consisted of the following:


                                                                                    December 31
                                                                      ---------------------------------------
(Thousands)                                                                 1998           1997          1996
-------------------------------------------------------------------------------------------------------------
Commercial                                                           $ 6,099,692   $  4,990,505   $ 4,591,604
Real estate--commercial                                                3,798,032      3,569,922     3,255,590
Real estate--construction                                                922,915        734,722       643,345
Real estate--residential
 mortgage                                                              8,153,824      8,702,879     4,787,012
Real estate--home equity
 credit loans                                                            526,097        588,228       439,806
Consumer                                                               2,765,556      2,492,150     2,306,184
Credit card                                                               45,142        283,549       913,713
-------------------------------------------------------------------------------------------------------------
 Total Loans and Leases                                              $22,311,258    $21,361,955   $16,937,254
-------------------------------------------------------------------------------------------------------------

 Changes in the reserve for possible loan losses were as follows:

                                                                                 Year Ended December 31
                                                                     ----------------------------------------
(Thousands)                                                                 1998           1997          1996
-------------------------------------------------------------------------------------------------------------
Beginning balance                                                    $   284,165    $   257,718   $   261,339
Provision                                                                 51,154         86,355        78,766

Charge-offs                                                              (64,866)      (109,259)     (114,127)
Recoveries                                                                22,782         28,189        21,934
-------------------------------------------------------------------------------------------------------------
 Net Charge-offs                                                         (42,084)       (81,070)      (92,193)
Acquired reserves                                                         15,655         21,162         9,806
-------------------------------------------------------------------------------------------------------------
 Ending Balance                                                      $   308,890    $   284,165   $   257,718
-------------------------------------------------------------------------------------------------------------

 Non-performing loans consisted of the following:

                                                                                   December 31
                                                                     ----------------------------------------
(Thousands)                                                                 1998           1997          1996
-------------------------------------------------------------------------------------------------------------
Non-accrual                                                          $   132,713    $   113,134   $    81,037
Renegotiated                                                               5,950          4,335         5,413
-------------------------------------------------------------------------------------------------------------
 Non-performing Loans                                                $   138,663    $   117,469   $    86,450
-------------------------------------------------------------------------------------------------------------

  By the Corporation's definition, all non-accrual and renegotiated commercial-related loans are considered impaired. The following table presents information on impaired loans:

                                      As of or for the Year Ended December 31
                                    -----------------------------------------
(Thousands)                             1998           1997              1996
-----------------------------------------------------------------------------
Ending impaired loans                $47,598        $65,188           $53,294
Related reserve for possible
 loan losses                           6,487         13,890            11,284
Average impaired loans                61,622         66,785            59,532
Interest income recognized
 on impaired loans                       332            374               748
-----------------------------------------------------------------------------

  Certain directors and executive officers of the Corporation were loan customers of the Corporation's banks during 1998, 1997 and 1996. Such loans were made in the ordinary course of business at normal terms, including interest rate and collateralization, and did not represent more than a normal risk. Loans to those persons, their immediate families and companies in which they were principal owners were $55,539,000, $15,255,000 and $26,570,000, at December 31,
1998, 1997 and 1996, respectively. During 1998, $56,641,000 of new loans were made to these persons, and repayments totaled $16,357,000.


NOTE H--BANK PREMISES AND EQUIPMENT
Bank premises and equipment were as follows:


                                         December 31
                             ----------------------------------
(Thousands)                       1998         1997        1996
---------------------------------------------------------------
Land                        $   81,830   $   82,154   $  70,021
Bank premises                  466,540      460,408     392,250
Leasehold improvements          48,864       45,343      50,519
Furniture and equipment        504,748      462,179     366,444
---------------------------------------------------------------
 Total Cost                  1,101,982    1,050,084     879,234
Accumulated depreciation      (556,423)    (518,434)   (450,262)
---------------------------------------------------------------
 Net Carrying Value         $  545,559   $  531,650   $ 428,972
---------------------------------------------------------------

  At December 31, 1998, the Corporation had certain long-term leases, none of which were considered to be capital leases, which were principally related to the use of land, buildings and equipment. The following table summarizes the future minimum rental commitments for noncancelable operating leases which had initial or remaining noncancelable lease terms in excess of one year:

                     Minimum
                      Rental
Period            (Thousands)
-----------------------------
1999                 $18,374
2000                  15,884
2001                  11,928
2002                   8,840
2003                   6,403
2004 and later        19,160
-----------------------------
 Total               $80,589
-----------------------------

  Net rental expense for all operating leases was $19,031,000 in 1998, $19,706,000 in 1997 and $15,232,000 in 1996.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


NOTE I--DEPOSITS

Deposits consisted of the following:


                                               December 31
                              --------------------------------------
(Thousands)                          1998          1997         1996
--------------------------------------------------------------------
Non-interest bearing          $ 4,453,048  $  3,956,138  $ 3,389,776
Interest bearing demand         3,281,788     3,086,259    2,800,964
Money market accounts           4,151,540     3,811,081    3,152,825
Savings                         1,766,918     1,559,441    1,323,775
Consumer time certificates
 under $100,000                 9,186,531     9,850,437    7,136,532
Other time                        189,122       191,199      233,997
--------------------------------------------------------------------
  Total Core Deposits          23,028,947    22,454,555   18,037,869
Time certificates $100,000
 and over                       1,950,677     1,769,461    1,495,089
Foreign                           481,773       585,439      251,887
--------------------------------------------------------------------
  Total Purchased
   Deposits                     2,432,450     2,354,900    1,746,976
--------------------------------------------------------------------
  Total Deposits              $25,461,397   $24,809,455  $19,784,845
--------------------------------------------------------------------

  The scheduled maturities of Mercantile's consumer time certificates under $100,000, time certificates $100,000 and over and other time deposits were as follows:

                    Scheduled
                     Maturity
                       Amount
Period             (Thousands)
------------------------------
1999              $ 7,929,081
2000                2,021,757
2001                  621,143
2002                  350,619
2003                  302,714
2004 and later        101,016
------------------------------
 Total            $11,326,330
------------------------------

NOTE J--SHORT-TERM BORROWINGS

Short-term borrowings were as follows:

                                          December 31
                                ---------------------------------
(Thousands)                          1998        1997        1996
-----------------------------------------------------------------
Federal funds purchased and
 repurchase agreements         $2,087,373  $2,127,443  $1,861,994
Short-term Federal Home
 Loan Bank ("FHLB")
 advances                         667,672   1,412,701     123,094
Treasury tax and loan notes       222,044     104,535     118,886
Commercial paper                    3,025       1,510      19,405
Other short-term borrowings        22,546      32,351       9,295
-----------------------------------------------------------------
 Total Short-term
  Borrowings                   $3,002,660  $3,678,540  $2,132,674
-----------------------------------------------------------------

  The average balance of total short-term borrowings was $3,294,078,000, $2,929,826,000 and $1,671,352,000 during 1998, 1997 and 1996, respectively. The average rate on total short-term borrowings was 5.29% in 1998, 5.43% in 1997 and 5.37% in 1996.

 The maximum balances at month-end are listed below:

                                      Year Ended December 31
                               ----------------------------------
(Thousands)                          1998        1997        1996
-----------------------------------------------------------------
Federal funds purchased and
 repurchase agreements         $2,370,228  $2,579,789  $1,886,127
Short-term FHLB advances        1,472,114   1,412,701     130,239
Treasury tax and loan notes       402,733     260,822     439,181
Commercial paper                    5,010      24,800      21,660
Other short-term borrowings        79,366     102,833      45,142
-----------------------------------------------------------------

  The Corporation had unused lines of credit arrangements with unaffiliated banks for support of commercial paper and for other uses totaling $100,000,000 at December 31, 1998.


NOTE K--LONG-TERM DEBT AND BANK NOTES

Long-term Debt

Long-term debt consisted of the following:


                                           December 31
                              ---------------------------------
(Thousands)                         1998        1997       1996
---------------------------------------------------------------
MERCANTILE
BANCORPORATION INC.
(PARENT COMPANY ONLY)
7.300% subordinated notes,
 due 2007                     $  200,000   $  200,000  $     --
6.800% senior notes,
 due 2001                        150,000      150,000        --
7.050% senior notes,
 due 2004                        150,000      150,000        --
7.625% subordinated notes,
 due 2002                        150,000      150,000   150,000
7.000% convertible
 subordinated notes,
 due 1999                            859        1,153        --
---------------------------------------------------------------
 Subtotal                        650,859      651,153   150,000

SECOND-TIER HOLDING
COMPANIES                          3,641           --     2,036

BANKS AND OTHER
SUBSIDIARIES
6.375% subordinated notes,
 due 2004                         75,000       75,000    75,000
9.000% mortgage-backed
 notes, due 1999                  53,450       53,450    53,450
Other                                 48       10,084    10,104
---------------------------------------------------------------
 Subtotal                        128,498      138,534   138,554
---------------------------------------------------------------
 Total Long-term Debt
  Before FHLB Advances           782,998      789,687   290,590
FHLB advances                  2,790,336      578,484    37,085
---------------------------------------------------------------
 Total Long-term Debt         $3,573,334   $1,368,171  $327,675
---------------------------------------------------------------

                                    ------

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

  In June 1987, Mark Twain issued 7.000% convertible subordinated capital notes which are due in 1999. These convertible notes were transferred to Mercantile Bancorporation Inc. (Parent Company Only) during 1997. The balance of the convertible notes was $2,036,000 at December 31, 1996. The notes are convertible into common stock at a conversion price equivalent to $11.127 per Mercantile share.

  Included in other long-term debt in 1997 and 1996 was a $10,000,000 term note to Fidelity Credit Corporation, a subsidiary of CBT. This term note was paid off and refinanced with loans from Mercantile subsidiary banks in the third quarter of 1998.

  FHLB advances at December 31, 1998 consisted of various debt instruments with rates varying from 4.850% to 6.850%. This debt was collateralized by certain loans and securities.

  During 1996, Roosevelt defeased mortgage-backed bonds totaling $19,700,000 by delivering treasury securities to the bond trustee for the periodic payment of interest and the ultimate payment of the bonds to the bondholders on the maturity date of April 15, 2018. Mercantile exercised the bonds' call provision during the second quarter of 1998.

 A summary of annual principal reductions of long-term debt is presented below:


(Thousands)
Period            FHLB Advances     Other       Total
-----------------------------------------------------
1999                 $1,410,716  $ 55,068  $1,465,784
2000                     98,120       653      98,773
2001                     12,075   152,277     164,352
2002                    124,604   150,000     274,604
2003                    355,650        --     355,650
2004 and later          789,171   425,000   1,214,171
-----------------------------------------------------
 Total               $2,790,336  $782,998  $3,573,334
-----------------------------------------------------

Bank Notes

Beginning in 1994, certain subsidiary banks could offer unsecured bank notes. In 1998, the bank note program was restructured. Note maturities can range from seven days to 30 years from the date of issue and may be issued with fixed or floating interest rates. Each bank note issued will be an obligation solely of that issuing bank and will not be an obligation of, or otherwise guaranteed by, the other issuing banks or the Corporation. The bank notes issued under this program may be senior bank notes or subordinated bank notes. The bank notes are being offered and sold only to institutional investors, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

 Bank notes as presented below were issued under the 1994 program:


                                     December 31
                             ---------------------------
(Thousands)                     1998      1997      1996
--------------------------------------------------------
MERCANTILE BANK N.A.
5.462% floating-rate bank
 notes, due 1999             $25,000  $ 25,000  $ 25,000
6.056% floating-rate bank
 notes, due 1998                  --   150,000   150,000
--------------------------------------------------------
 Total Bank Notes            $25,000  $175,000  $175,000
--------------------------------------------------------

NOTE L -- COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF MERCANTILE CAPITAL TRUST I

In January 1997, the Corporation formed Mercantile Capital Trust I. Through this trust, the Corporation obtained $150,000,000 of floating-rate debt maturing in 2027 that, for regulatory purposes, is part of Tier I capital. Mercantile Capital Trust I is a subsidiary of which the Corporation owns all the outstanding common securities; its sole assets are the $150,000,000 in mandatorily redeemable preferred securities, and considered together, the back-up undertakings constitute a full and unconditional guarantee by Mercantile Bancorporation Inc. of the trust's obligations under the preferred securities.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

NOTE M -- INCOME TAXES

The Corporation's results include income tax expense as follows:



(Thousands)           Current   Deferred      Total
---------------------------------------------------
YEAR ENDED
DECEMBER 31, 1998
U.S. Federal         $179,319  $ (11,342)  $167,977
State and local        25,369       (382)    24,987
---------------------------------------------------
  Total              $204,688  $ (11,724)  $192,964
---------------------------------------------------
YEAR ENDED
DECEMBER 31, 1997
U.S. Federal         $141,435   $ (9,593)  $131,842
State and local        10,936       (402)    10,534
---------------------------------------------------
  Total              $152,371   $ (9,995)  $142,376
---------------------------------------------------
YEAR ENDED
DECEMBER 31, 1996
U.S. Federal         $155,218   $ 22,306)  $132,912
State and local        16,667     (1,012)    15,655
---------------------------------------------------
  Total              $171,885   $(23,318)  $148,567
---------------------------------------------------

  The tax effects of temporary differences that gave rise to the deferred tax assets and deferred tax liabilities are presented below:


                                               December 31
                                ---------------------------------
(Thousands)                          1998        1997        1996
-----------------------------------------------------------------
DEFERRED TAX ASSETS
 Reserve for possible
  loan losses                   $  99,130   $  91,027   $  82,964
 Foreclosed property                  140         839       1,448
 Deferred compensation              9,451       5,290       5,869
 Expenses not currently
  allowable for tax purposes       58,353      20,977      23,386
 State tax liabilities                 --          --       1,595
 Retirement expenses in
  excess of tax deduction          12,478       9,324       5,130
 Other                              5,215      13,775       7,780
-----------------------------------------------------------------
  Total Gross Deferred
   Tax Assets                     184,767     141,232     128,172

DEFERRED TAX LIABILITIES
 Leasing                          (20,915)    (26,938)    (29,956)
 Intangible assets                     --          --      (5,637)
 Depreciation                      (7,769)     (6,000)     (6,698)
 Investments in debt and
  equity securities -- FAS 115    (19,595)    (13,583)     (3,413)
 FHLB stock dividends             (11,073)     (9,672)         --
 Other                            (21,582)    (10,330)    (12,132)
-----------------------------------------------------------------
  Total Gross Deferred
   Tax Liabilities                (80,934)    (66,523)    (57,836)
-----------------------------------------------------------------
  Net Deferred Tax Assets       $103,833    $  74,709   $  70,336
-----------------------------------------------------------------

  Certain events covered by IRC Section 593(e), which was not repealed, will trigger a recapture of the base year reserve of acquired thrift institutions. The base year reserve of acquired thrift institutions would be recaptured if an entity ceases to qualify as a bank for federal income tax purposes. The base year reserves of thrift institutions also remain subject to income tax penalty provisions that, in general, require recapture upon certain stock redemptions of, and excess distributions to, stockholders. At December 31, 1998, retained earnings included approximately $101.8 million of base year reserves for which no deferred federal income tax liability has been recognized.

  Income tax expense as reported differs from the amounts computed by applying the statutory U.S. Federal income tax rate to pre-tax income as follows:

                                   Year Ended December 31
                              ------------------------------
(Thousands)                       1998       1997       1996
------------------------------------------------------------
Computed "expected"
 tax expense                  $198,893   $136,219   $151,557
Increase (reduction) in
  income taxes resulting
  from:
  Tax-exempt income            (10,078)   (10,839)   (11,833)
  State and local income
   taxes, net of federal
   income tax benefit           16,242      6,847     10,176
  Amortization of goodwill      19,311     12,216        403
  Liquidation of affiliate     (25,000)        --         --
  Other, net                    (6,404)    (2,067)    (1,736)
------------------------------------------------------------
 Total Tax Expense            $192,964   $142,376   $148,567
------------------------------------------------------------

NOTE N -- RETIREMENT PLANS

Pension Plans

The Corporation maintains both qualified and nonqualified noncontributory pension plans that cover all employees meeting certain age and service requirements.

  For the qualified plan, the Corporation's funding policy is to contribute annually at least the minimum amount required by government funding standards but not more than is tax deductible. No contribution was required during 1998, 1997 or 1996. The nonqualified plans provide pension benefits that would have been provided under the qualified plan in the absence of limits placed on qualified plan benefits by the Internal Revenue Service. The Corporation's funding policy is to fund benefits as they are paid.


                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


  Effective in 1998, Mercantile changed the type of formula used to determine pension benefits for its qualified and nonqualified plans. Pension benefits under this formula are calculated based upon compensation and age.This change is first reflected in 1998 net periodic benefit cost. In 1997 and 1996, the qualified and nonqualified plans provided pension benefits based on the employee's length of service and the five highest consecutive years of compensation.

  The Corporation generally begins covering employees of acquired corporations in its pension and life insurance plans within a year following the acquisition date. The effect of acquisitions that are accounted for as purchases or poolings-of-interests without restatement is first reflected in net periodic cost reported below for the year the employees first become covered in the plans. Changes in benefit obligations and plan assets attributable to these acquisitions are illustrated below.

  The net periodic pension expense related to the qualified and nonqualified plans included in the Consolidated Statement of Income is summarized as follows:


                                                                                Year Ended December 31
                                                                          ---------------------------------
(Thousands)                                                                   1998         1997         1996
------------------------------------------------------------------------------------------------------------
Service cost                                                              $  9,216     $   12,169   $ 11,361
Interest cost                                                               15,937         15,770     14,219
Expected return on assets                                                  (18,834)       (16,817)   (15,138)
Amortization of:
 Transition obligation (asset)                                                (159)          (679)      (584)
 Prior service cost                                                         (1,180)          (126)        22
 Actuarial loss                                                                268            100        379
------------------------------------------------------------------------------------------------------------
FAS 87 cost                                                                  5,248         10,417     10,259
Curtailment charge                                                              --             94         --
------------------------------------------------------------------------------------------------------------
 Total Net Periodic
  Pension Cost                                                            $  5,248     $   10,511   $ 10,259
------------------------------------------------------------------------------------------------------------

 Weighted average assumptions used as of December 31 were as follows:

                                                                              1998           1997       1996
-------------------------------------------------------------------------------------------------------------
Discount rate in determining
 benefit obligations                                                          6.75%          7.25%      7.50%
Expected long-term rate
 on plan assets                                                               9.50           9.50       9.50
Rate of increase in
 compensation levels                                                          5.00           5.00       5.00
-------------------------------------------------------------------------------------------------------------

 The table below sets forth the change in benefit obligation:


                                                                                 Year Ended December 31
                                                                          ----------------------------------
(Thousands)                                                                   1998           1997       1996
------------------------------------------------------------------------------------------------------------
Net benefit obligation at
 beginning of year                                                        $232,266       $199,676   $178,677
Service cost                                                                 9,216         12,169     11,361
Interest cost                                                               15,937         15,770     14,219
Plan amendments                                                            (11,213)        (5,042)        --
Actuarial loss                                                               4,257         19,409      4,847
Acquisitions/divestitures                                                    8,981             --         --
Gross benefits paid                                                        (10,455)        (8,913)    (9,428)
Curtailments                                                                    --           (803)        --
------------------------------------------------------------------------------------------------------------
 Net Benefit Obligation at
  End of Year                                                             $248,989       $232,266   $199,676
------------------------------------------------------------------------------------------------------------

 The change in plan assets is as follows:


                                                                                  Year Ended December 31
                                                                           ---------------------------------
(Thousands)                                                                   1998           1997       1996
------------------------------------------------------------------------------------------------------------
Fair value of plan assets at
 beginning of year                                                        $218,155       $183,137   $170,446
Actual return on plan assets                                                25,526         35,100     17,476
Employer contributions                                                       2,517          2,296      4,643
Acquisitions/divestitures                                                   13,512          6,535         --
Gross benefits paid                                                        (10,455)        (8,913)    (9,428)
------------------------------------------------------------------------------------------------------------
 Fair Value of Plan Assets at
  End of Year                                                             $249,255       $218,155   $183,137
------------------------------------------------------------------------------------------------------------

 The reconciliation of funded status is as follows:

                                                                                   Year Ended December 31
                                                                          ----------------------------------
(Thousands)                                                                   1998           1997       1996
------------------------------------------------------------------------------------------------------------
Funded status at end of year                                              $    266       $(14,111)  $(16,539)
Unrecognized net
 actuarial loss                                                              1,426          7,389     13,484
Unamortized prior
 service cost                                                              (14,136)        (4,226)        53
Unrecognized net transition
 obligation (asset)                                                         (1,230)          (881)      (703)
------------------------------------------------------------------------------------------------------------
 Net Amount Recognized at
  End of Year                                                             $(13,674)      $(11,829)  $ (3,705)
------------------------------------------------------------------------------------------------------------

  The prepaid benefit cost on the Consolidated Balance Sheet was $7,235,000, $4,906,000 and $11,528,000 at December 31, 1998, 1997 and 1996, respectively.
The accrued benefit cost on the Consolidated Balance Sheet was $20,909,000, $16,735,000 and $11,528,000 at December 31, 1998, 1997 and 1996, respectively.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

  The projected benefit obligation and accumulated benefit obligation for pension plans with accumulated benefit obligations in excess of plan assets were $29,662,000 and $27,941,000, respectively, as of December 31, 1998 and
$22,239,000 and $20,761,000, respectively, as of December 31, 1997. The plans referred to in this paragraph have no assets.

Other Postretirement Benefits:

The Corporation provides other postretirement benefits, largely medical benefits and life insurance, to its retirees. Medical benefit contributions are adjusted annually; the life insurance is noncontributory.

  The net periodic postretirement expense included in the Consolidated Statement of Income is summarized as follows:

                                                    Year Ended December 31
                                           ---------------------------------------
(Thousands)                                   1998             1997           1996
----------------------------------------------------------------------------------
Service cost                               $   832          $   793        $   820
Interest cost                                2,719            2,790          2,748
Amortization of:
 Transition obligation (asset)               1,581            1,581          1,581
 Prior service cost                              8                8              8
 Actuarial loss                                 38               19            124
----------------------------------------------------------------------------------
 Total Net Periodic
  Postretirement Cost                      $ 5,178          $ 5,191        $ 5,281
----------------------------------------------------------------------------------

  Weighted average assumptions used as of December 31 were as follows:


                                                                                1998            1997           1996
-------------------------------------------------------------------------------------------------------------------
Discount rate in determining                                                    6.75%          7.25%          7.50%
 benefit obligations
Health care cost trend:
 First year                                                                     7.50           8.50           9.50
 Ultimate (2001 and after)                                                      5.50           5.50           5.50
-------------------------------------------------------------------------------------------------------------------

  The following table sets forth the change in benefit obligation:

                                                                                     Year Ended December 31
                                                                             ---------------------------------------
(Thousands)                                                                     1998            1997           1996
--------------------------------------------------------------------------------------------------------------------
Net benefit obligation
 at beginning of year                                                        $39,614         $38,210        $36,204
Service cost                                                                     832             793            820
Interest cost                                                                  2,719           2,790          2,748
Plan participants'
 contributions                                                                   992             --              --
Actuarial loss                                                                   638             329            872
Gross benefits paid                                                           (3,515)         (2,508)        (2,434)
--------------------------------------------------------------------------------------------------------------------
 Net Benefit Obligation
  at End of Year                                                             $41,280         $39,614        $38,210
--------------------------------------------------------------------------------------------------------------------

 The reconciliation of funded status is as follows:

                                                                                      Year Ended December 31
                                                                             --------------------------------------
(Thousands)                                                                     1998            1997           1996
--------------------------------------------------------------------------------------------------------------------
Funded status at end of year                                                $(41,280)       $(39,614)      $(38,210)
Unrecognized net
 actuarial loss                                                                2,897           2,298          1,988
Unamortized
 prior service cost                                                              124             132            140
Unrecognized
 transition obligation                                                        22,146          23,727         25,308
--------------------------------------------------------------------------------------------------------------------
 Net Amount Recognized
  at End of Year                                                            $(16,113)       $(13,457)      $(10,774)
--------------------------------------------------------------------------------------------------------------------

  The sensitivity of reported figures for postretirement welfare benefits to changes in the assumed health care cost trend are set forth below:

                                          1 Percentage Point
                                      Change in Health Care Cost
                                      ---------------------------
(Thousands)                                Increase    Decrease
-----------------------------------------------------------------
Effect on service and interest
 cost components of net periodic cost      $  112   $     (99)
Effect on accumulated
  postretirement benefit obligation         1,542      (1,365)
-----------------------------------------------------------------

NOTE O--SHAREHOLDERS' EQUITY

Common Stock

At Mercantile's Annual Meeting on April 24, 1997, the Corporation's shareholders approved an amendment to its Restated Articles of Incorporation that reduced the par value of the Corporation's common stock from $5.00 per share to $.01 per share. The authorized common stock of the Corporation consisted of 400,000,000 shares in 1998 and 200,000,000 shares in 1997 and 1996, of which 157,404,038,
148,712,307 and 134,174,597 shares were outstanding at December 31, 1998, 1997 and 1996, respectively.

  The Corporation's Shareholder Investment Plan ("Plan") allows new shareholders a means to make an initial investment in Mercantile common stock or for shareholders of record to purchase additional shares. Under the Plan, participants have the option of reinvesting dividends.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

Preferred Stock

The authorized preferred stock of the Corporation consists of 5,000,000 shares, no par value, of which none were issued or outstanding at December 31, 1998, 1997 and 1996, although 2,000,000 shares were reserved for issuance pursuant to the Preferred Share Purchase Rights Plan. The preferred stock, which is issuable in series, shall have specific terms, preferences and other rights as determined by the Board of Directors for each series.

Preferred Share Purchase Rights Plan

One preferred share purchase right ("MBI Right") is attached to each share of common stock. The MBI Rights trade automatically with shares of common stock and become exercisable and will trade separately from the common stock on the tenth day after public announcement that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock, or upon commencement or announcement of intent to make a tender offer for 20% or more of the outstanding shares of common stock, in either case without prior written consent of the Board. When exercisable, each MBI Right will entitle the holder to buy 1/100 of a share of MBI Series B Junior Participating Preferred Stock at an exercise price of $212 per MBI Right. In the event a person or group acquires beneficial ownership of 20% or more of common stock, holders of MBI Rights (other than the acquiring person or group) may purchase common stock having a market value of twice the then current exercise price of each MBI Right.If the Corporation is acquired by any person or group after the rights become exercisable, each MBI Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each MBI Right. The MBI Rights are designed to protect the interests of MBI and its shareholders against coercive takeover tactics. The purpose of the MBI Rights is to encourage potential acquirors to negotiate with Mercantile's Board of Directors prior to attempting a takeover and and to give the Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The MBI Rights may deter certain takeover proposals. The
MBI Rights, which can be redeemed by MBI's Board of Directors in certain circumstances, expire by their terms on June 3, 2008.

Stock Options

The Corporation had stock options outstanding under various plans at December 31, 1998, including plans assumed in acquisitions. The original Mercantile plans provide for the granting to employees of the Corporation and its subsidiaries of options to purchase shares of common stock of the Corporation over periods of up to 10 years at a price not less than the market value of the shares at the date the options are granted. The plans provide for the granting of options that either qualify or do not qualify as Incentive Stock Options as defined by
Section 422 of the Internal Revenue Code of 1986, as amended. As of December 31, 1998, there were 4,235,102 options available for grant. The per share price range for options exercisable was $3.61 to $58.31 as of December 31, 1998.

 The following table summarizes stock options outstanding as of December 31, 1998:

                                                                                     Options Outstanding
                                                                     -------------------------------------------------
                                                                                  Weighted Average
        Range of                                                                         Remaining    Weighted Average
  Exercise Price                                                     Outstanding  Contractual Life      Exercise Price
----------------------------------------------------------------------------------------------------------------------
$  3.61 - 21.18                                                       1,471,023            2.36 yrs.        $13.66
  21.44 - 21.67                                                       1,245,550            4.62              21.67
  21.77 - 33.13                                                       1,478,453            5.21              28.02
  34.08 - 52.69                                                       1,579,142            7.83              36.57
  53.06 - 58.31                                                       1,365,837            9.28              54.45
----------------------------------------------------------------------------------------------------------------------
   3.61 -  58.31                                                      7,140,005            5.88              30.90
 ----------------------------------------------------------------------------------------------------------------------

 Changes in options outstanding were as follows:

                                                                                                             Weighted
                                                                                                              Average
                                                                                                             Exercise
                                                                                            Shares              Price
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                                                             6,295,043             $17.36
Granted                                                                                  1,066,576              28.90
Exercised                                                                                 (826,963)             10.74
Canceled                                                                                  (156,318)             24.79
Assumed                                                                                     76,488              15.27
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                                             6,454,826              19.91
Granted                                                                                  1,889,201              34.72
Exercised                                                                               (1,407,609)             17.20
Canceled                                                                                  (108,121)             27.19
Assumed                                                                                    610,536              17.72
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                                                             7,438,833              23.90
Granted                                                                                  1,580,662              53.64
Exercised                                                                               (1,720,684)             19.57
Canceled                                                                                  (296,262)             37.18
Assumed                                                                                    137,456              20.81
---------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                                                             7,140,005              30.90
---------------------------------------------------------------------------------------------------------------------



                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


  The numbers of shares exercisable under stock options as of December 31, 1998, 1997 and 1996 were 4,271,291, 4,936,522 and 3,436,204, respectively, with a weighted average exercise price of $22.84, $19.47 and $15.71, respectively.

  The fair value of the option grants was estimated on the date of grant using an option-pricing model based upon the following assumptions:


                                1998         1997         1996
---------------------------------------------------------------
Dividend yield                  2.69%        2.85%        3.30%
Expected volatility            29.52        29.80        31.70
Average risk-free
 interest rate                  5.36         6.13         5.15
Expected option life
 from vesting date         1.55 yrs.    1.40 yrs.    1.26 yrs.
Weighted per share
 average fair value of
 stock options granted        $16.01       $ 8.26       $ 7.15
---------------------------------------------------------------

  The Corporation applies Accounting Principles Board Opinion 25 in accounting for its stock option plans. The compensation cost that has been charged against income for stock-based compensation plans was $6,866,000, $5,984,000 and $4,081,000 for 1998, 1997 and 1996, respectively. Had the Corporation adopted FAS 123's optional accounting method, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts noted below:



(Thousands except per share data)    As Reported  Pro Forma
------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998
Net income                              $375,303   $370,840
Basic earnings per share                    2.45       2.42
Diluted earnings per share                  2.41       2.37
YEAR ENDED DECEMBER 31, 1997
Net income                               246,822    240,132
Basic earnings per share                    1.76       1.72
Diluted earnings per share                  1.73       1.68
YEAR ENDED DECEMBER 31, 1996
Net income                               284,453    280,514
Basic earnings per share                    2.12       2.09
Diluted earnings per share                  2.09       2.06
------------------------------------------------------------

  The effect of applying FAS 123 as presented above is not representative of the effects on pro forma net income for future years.

Debt and Dividend Restrictions

Consolidated retained earnings at December 31, 1998 were not restricted under any agreement as to payment of dividends or reacquisition of common stock.

  The primary source of funds for dividends paid by the Corporation to its shareholders is dividends received from bank subsidiaries. At December 31, 1998, approximately $82,939,000 of the equity of bank subsidiaries was available for distribution as dividends to the Parent Company without prior regulatory approval or without reducing the capital of the respective subsidiary banks below present minimum standards. An additional $311,578,000 would be available for loans to the Parent Company under Federal Reserve regulations. The remaining equity of bank subsidiaries approximating $2,495,319,000 was restricted as to transfers to the Parent Company.


NOTE P--REGULATORY MATTERS

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

  Quantitative measures established by regulations to ensure capital adequacy require the Corporation and its subsidiary banks to maintain minimum amounts and ratios, as set forth in the table on the next page, of Tier I and total capital to risk-weighted assets, and of Tier I capital to average assets, the leverage ratio. Management believes, as of December 31, 1998, the Corporation and its subsidiary banks met all their capital adequacy requirements.

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

  The actual and required capital amounts and ratios as of December 31, 1998, 1997 and 1996 for the Corporation and Mercantile Bank N.A. are listed in the following table:

                                       December 31, 1998                   December 31, 1997                December 31, 1996
                             -------------------------------------------------------------------------------------------------------
                                                 Minimum Capital                      Minimum Capital                Minimum Capital
                                    Actual         Requirements        Actual           Requirements     Actual        Requirements
                             -------------------------------------------------------------------------------------------------------

(Dollars in thousands)         Amount    Ratio         Amount      Amount    Ratio          Amount   Amount    Ratio       Amount
------------------------------------------------------------------------------------------------------------------------------------
TIER I CAPITAL
(TO RISK-WEIGHTED ASSETS)
Corporation                  $2,451,449   9.84%   $  996,302    $2,104,078   9.40%     $  894,913   $2,049,795   11.50% $  713,258
Mercantile Bank N.A.          1,731,390  10.82       639,898     1,210,872  10.86         446,178      499,602    9.51     210,225

TOTAL CAPITAL
(TO RISK-WEIGHTED ASSETS)
Corporation                   3,125,488  12.55     1,992,604     2,778,794  12.42       1,789,826    2,500,154   14.02   1,426,516
Mercantile Bank N.A.          1,974,542  12.34     1,279,795     1,406,983  12.61         892,356      620,308   11.80     420,450

LEVERAGE
(TO AVERAGE ASSETS)
Corporation                   2,451,449   7.16     1,368,832     2,104,078   6.52       1,291,055    2,049,795    8.52     962,265
Mercantile Bank N.A.          1,731,390   7.99       866,856     1,210,872   7.33         660,542      499,602    6.97     286,873
------------------------------------------------------------------------------------------------------------------------------------

Minimum capital ratios are 4.00% for Tier I capital and leverage, and 8.00% for total capital.

  As of November 30, 1998, the date of the most recent notification from regulatory agencies, the subsidiary banks were categorized as well capitalized under the regulatory framework. There are no conditions or events since that notification that management believes have changed the subsidiary banks' category.

NOTE Q--CONCENTRATIONS OF CREDIT

The Corporation's primary market area is the state of Missouri and the lower Midwest. At December 31, 1998, approximately 87% of the total loan portfolio, and 86% of the commercial and commercial real estate loan portfolio, were to borrowers within this region. The diversity of the region's economic base tends to provide a stable lending environment.

  Real estate constituted the only other area of significant concentration of credit risk. Real estate-related financial instruments (loans, commitments and standby letters of credit) composed 47% of all such instruments of the Corporation. However, of this total, approximately 64% was consumer-related in the form of residential real estate mortgages and home equity lines of credit.

  The Corporation is, in general, a secured lender. At December 31, 1998, approximately 93% of the loan portfolio was secured. Collateral is required in accordance with the normal credit evaluation process based upon the creditworthiness of the customer and the credit risk associated with the particular transaction.

NOTE R--FINANCIAL INSTRUMENTS

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

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


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

  Deposits: The fair values disclosed for deposits generally payable on demand (i.e., interest bearing and non-interest bearing demand, savings and money market accounts) were considered equal to their respective carrying amounts as reported in the Consolidated Balance Sheet. Fair values for certificates of deposit and foreign deposits were estimated using a discounted cash flow calculation that applied interest rates generally offered on similar certificates to a schedule of aggregated expected monthly maturities of time deposits. The fair value estimate of the deposit portfolio has not been adjusted for any value derived from the retention of those deposits for an expected future period of time, and was neither considered in the fair value amounts below nor recorded as an intangible asset on the Consolidated Balance Sheet.

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

 The estimated fair values of the Corporation's financial instruments were as follows:

                                                                       December 31
                                        --------------------------------------------------------------------------------
                                                   1998                        1997                         1996
                                        --------------------------------------------------------------------------------
                                         Carrying         Fair       Carrying          Fair       Carrying          Fair
(Thousands)                                 Value        Value         Value          Value         Value          Value
------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and due from banks, and
 short-term investments                 $ 2,354,670  $ 2,354,670    $  1,886,280  $ 1,886,280    $ 1,856,314   $ 1,856,314
Trading securities                          126,540      126,540         70,536        70,536         31,361        31,361
Held-to-maturity securities                  97,607       99,336        335,279       341,954        656,721       661,632
Available-for-sale securities             9,246,790    9,246,790      8,059,066     8,059,066      4,741,677     4,741,677
Net loans and leases                     22,002,368   22,871,157     21,077,790    21,525,593     16,679,536    17,129,917

FINANCIAL LIABILITIES
Deposits                                 25,461,397   25,877,849     24,809,455    25,112,466     19,784,845    19,999,832
Short-term borrowings                     3,002,660    3,002,660      3,678,540     3,678,540      2,132,674     2,132,674
Bank notes and long-term debt             3,748,334    3,904,190      1,693,171     1,709,813        502,675       506,954

OFF-BALANCE-SHEET
Foreign exchange contracts purchased                         322                       (5,880)                        (428)
Foreign exchange contracts sold                            1,425                        4,367                           39
Interest rate contracts                                   34,164                       17,244                         (143)
When-issued securities purchased                             647                       (2,578)                          --
When-issued securities sold                               (6,702)                       2,509                           --
Commitments to extend credit                             (33,738)                     (37,790)                     (17,779)
Standby letters of credit                                 (4,477)                      (3,862)                      (2,879)
Commercial letters of credit                              (2,100)                      (1,998)                      (5,406)
--------------------------------------------------------------------------------------------------------------------------

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



                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries



  The notional or contract amounts of financial instruments with off-balance-sheet credit risk were as follows:


                                             December 31
                             ----------------------------------------
(Thousands)                        1998         1997             1996
---------------------------------------------------------------------
Commitments to
 extend credit
  Commercial                 $5,152,065   $4,175,423       $3,325,464
  Consumer                    4,056,684    2,270,781        6,176,412
---------------------------------------------------------------------
   Total                     $9,208,749   $6,446,204       $9,501,876
---------------------------------------------------------------------
Standby letters of credit    $  514,300   $  442,245       $  462,082
---------------------------------------------------------------------
Interest rate contracts      $  978,666   $1,021,563       $  391,000
---------------------------------------------------------------------
When-issued securities:
 Commitments to purchase     $  213,895   $  178,475       $       --
 Commitments to sell            291,700      230,981               --
---------------------------------------------------------------------

  The Corporation's maximum exposure to credit loss under commitments to extend credit and standby letters of credit is the equivalent of the contractual amount of those instruments. The same credit policies are used by the Corporation in granting commitments and conditional obligations as are used in the extension of credit.

  Commitments to extend credit are legally binding agreements to lend to a borrower as long as the borrower performs in accordance with the terms of the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. As many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Included in consumer commitments are the unused portions of lines of credit for credit card and home equity credit loans.

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

  Net revenue recognized on interest rate contracts and foreign exchange contracts totaled $4,699,000, $4,615,000 and $3,916,000 in 1998, 1997 and 1996,
respectively. The notional amounts of interest rate options written, foreign exchange contracts purchased and foreign exchange contracts sold were as follows:


                                           December 31
                                 ------------------------------
(Thousands)                          1998       1997       1996
---------------------------------------------------------------
Interest rate options written    $  5,475  $  13,533  $  16,456
Foreign exchange contracts
 purchased                        431,246    328,127    243,800
Foreign exchange
 contracts sold                   383,637    291,995    193,179
---------------------------------------------------------------

  These transactions are generally entered into on behalf of customers and are simultaneously hedged by the Corporation. As a consequence, these matched transactions do not represent exposure to market risk. The Corporation manages the potential credit exposure through established credit approvals, risk control limits and other monitoring procedures. Credit risk to the Corporation could result from non-performance by a counterparty to a contract; however, currently that credit risk is minimal.

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



                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


  Of the commitments to extend credit discussed in the preceding paragraphs, $587,796,000, $554,396,000 and $346,850,000 were entered into with fixed rates for commercial loan customers at December 31, 1998, 1997 and 1996, respectively. Fixed-rate commitments for consumer (residential mortgage) loan customers totaled $233,256,000 at December 31, 1998, $231,204,000 at December 31, 1997 and
$77,727,000 at December 31, 1996. Fixed-rate commitments to extend credit are defined as fixed-rate commercial loan commitments with remaining maturities greater than one year, fixed-rate residential mortgage loan commitments, and adjustable-rate residential mortgage loan commitments for loans with adjustment periods greater than one year.

  Fixed-rate mortgage loans held for resale are partially hedged with contracts for forward delivery in the secondary mortgage market. This hedging activity is designed to protect the Corporation from changes in interest rates. Gains and losses from the hedging transactions on mortgage loans held for resale are deferred and included in the cost of the loans for determining the gain or loss when the loans are sold. Forward delivery contracts outstanding totaled $265,691,000 as of December 31, 1998, $85,585,000 as of December 31, 1997 and
$62,823,000 as of December 31, 1996.


NOTE S--CONTINGENT LIABILITIES

In the ordinary course of business, there are various legal proceedings pending against the Corporation and its subsidiaries. Management, after consultation with legal counsel, is of the opinion that the ultimate resolution of these proceedings will have no material adverse effect on the consolidated financial condition or results of operations of the Corporation.


NOTE T--PARENT COMPANY FINANCIAL INFORMATION

Following are the condensed financial statements of Mercantile Bancorporation Inc. (Parent Company Only) for the periods indicated.

  For the Statement of Cash Flows (Parent Company Only), cash and short-term investments were considered cash equivalents. Interest paid on commercial paper and long-term debt was $52,568,000, $35,494,000 and $12,420,000 for the years ended December 31, 1998, 1997 and 1996, respectively.



STATEMENT OF INCOME                                                                                    December 31
                                                                                     ----------------------------------------------
(Thousands)                                                                                1998              1997              1996
-----------------------------------------------------------------------------------------------------------------------------------
INCOME
Dividends from
 subsidiaries                                                                        $  402,026        $  324,884        $  444,136
Other interest and
 dividends                                                                                8,678            11,386             4,359
Management fees                                                                          29,681            21,404            16,987
Other                                                                                     6,225             6,602             5,159
-----------------------------------------------------------------------------------------------------------------------------------
 Total Income                                                                           446,610           364,276           470,641
-----------------------------------------------------------------------------------------------------------------------------------
EXPENSE
Interest on commercial
 paper                                                                                       94               951               987
Interest on long-term debt
 and mandatorily redeem-
 able preferred securities                                                               52,929            38,243            11,681
Personnel expense                                                                        29,902            32,889            18,503
Intangible asset amortization                                                            51,187            30,615             6,046
Other operating expenses                                                                132,880           115,534            40,326
-----------------------------------------------------------------------------------------------------------------------------------
 Total Expense                                                                          266,992           218,232            77,543
-----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME
TAX BENEFIT AND EQUITY
IN UNDISTRIBUTED INCOME
OF SUBSIDIARIES                                                                         179,618           146,044           393,098
Income tax benefit                                                                       68,283            48,458            16,514
-----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE EQUITY
IN UNDISTRIBUTED INCOME
OF SUBSIDIARIES                                                                         247,901           194,502           409,612
Equity in undistributed
 income of subsidiaries                                                                 127,402            52,320          (125,159)

-----------------------------------------------------------------------------------------------------------------------------------
 Net Income                                                                          $  375,303        $  246,822        $  284,453
-----------------------------------------------------------------------------------------------------------------------------------




BALANCE SHEET                                                                                           December 31
                                                                                     ----------------------------------------------
(Thousands)                                                                                1998              1997              1996
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                                 $      193        $       15        $       33
Short-term investments                                                                  264,145           224,230           128,480
Available-for-sale securities                                                            18,836            28,578            30,167
Investment in subsidiaries                                                            2,988,236         2,685,587         2,194,274
Intangible assets                                                                       672,742           723,785           126,239
Loans and advances
 to subsidiaries                                                                          3,025             1,510            19,405
Other assets                                                                             80,288            36,929             9,316
-----------------------------------------------------------------------------------------------------------------------------------
 Total Assets                                                                        $4,027,465        $3,700,634        $2,507,914
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Commercial paper                                                                     $    3,025        $    1,510        $   19,405
Long-term debt                                                                          650,859           651,153           150,000
Company-obligated
 mandatorily redeemable
 preferred securities                                                                   150,000           150,000                --
Other liabilities                                                                       149,826           135,669            75,266
-----------------------------------------------------------------------------------------------------------------------------------
 Total Liabilities                                                                      953,710           938,332           244,671
-----------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                                                  3,073,755         2,762,302         2,263,243
-----------------------------------------------------------------------------------------------------------------------------------
 Total Liabilities and
  Shareholders' Equity                                                               $4,027,465        $3,700,634        $2,507,914
-----------------------------------------------------------------------------------------------------------------------------------

                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


STATEMENT OF CASH FLOWS                                                                            Year Ended December 31
                                                                                     ----------------------------------------------
(Thousands)                                                                                1998              1997              1996
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                           $  375,303        $  246,822        $  284,453
Adjustments to reconcile net income to net cash provided by operating activities
 Net income of subsidiaries                                                            (529,428)         (377,204)         (318,977)
 Dividends from subsidiaries                                                            402,026           312,072           421,299
 Other, net                                                                              35,383            79,097            33,386
-----------------------------------------------------------------------------------------------------------------------------------
 Net Cash Provided by Operating Activities                                              283,284           260,787           420,161
INVESTING ACTIVITIES
Investments in debt and equity securities
 Purchases                                                                              (10,626)           (4,554)           (8,339)
 Proceeds from maturities                                                                11,555             4,100                --
Acquisitions                                                                               (130)         (386,850)          (33,082)
Other, net                                                                               (2,456)            8,846            (2,943)
-----------------------------------------------------------------------------------------------------------------------------------
 Net Cash Used by Investing Activities                                                   (1,657)         (378,458)          (44,364)
FINANCING ACTIVITIES
Cash dividends paid                                                                    (171,813)         (132,535)         (101,907)
Net issuance of common stock for employee incentive plans                                29,764            11,762              (327)
Purchase of treasury stock                                                             (101,000)         (299,063)         (175,036)
Redemption of preferred stock                                                                --                --           (12,684)
Issuance of long-term debt                                                                   --           501,859                --
Issuance of mandatorily redeemable preferred securities                                      --           150,000                --
Net change in commercial paper                                                            1,515           (17,895)            2,455
Other, net                                                                                   --              (725)             (164)
-----------------------------------------------------------------------------------------------------------------------------------
 Net Cash Provided (Used) by Financing Activities                                      (241,534)          213,403          (287,663)
-----------------------------------------------------------------------------------------------------------------------------------
INCREASE IN CASH AND CASH EQUIVALENTS                                                    40,093            95,732            88,134
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                          224,245           128,513            40,379
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                             $  264,338        $  224,245        $  128,513
-----------------------------------------------------------------------------------------------------------------------------------

NOTE U--LINE OF BUSINESS RESULTS

The financial performance of Mercantile is monitored by an internal profitability measurement system that produces line of business results and key performance measures on a pre-tax basis. Mercantile's three major business units in 1998 included general commercial and retail banking ("Banking"), private banking and investments, and specialty retail banking. The reported results reflect the underlying economics of the businesses which are match-funded for interest rate risk. Expenses for centrally provided services are allocated based on usage of those services, and loan loss provision is allocated based on credit quality. The contribution of Mercantile's major business units to consolidated results for 1998 is summarized in the table on page 79. Comparable financial information for 1997 is not available due to the significant amount of acquisition activity that occurred in that year and thus the lack of comparable management accounting information.

  Banking includes the Corporation's branch network and deposit gathering, commercial lending, non-specialty retail lending, the investment portfolio and the treasury function. It is by far the largest business unit, and it houses most staff department functions.

  Private Banking & Investments was structured to serve the investment management needs of high net worth individuals. It includes private banking offices, personal and institutional trust activities, institutional money management and retail brokerage.

  Specialty retail banking (Mercantile Credit Corp.) includes residential mortgage origination and servicing, credit card, indirect lending, insurance activities and consumer product management.

  Parent Company and Other includes interest expense on Parent Company debt, goodwill amortization, consolidation eliminations, provision for loan losses not allocated to the business units and some general corporate expenses not allocated to the business units.


                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries


  The "Adjusted Results" below exclude the financial impact of the conforming adjustments that relate to the seven 1998 acquisitions and the fourth quarter 1998 restructuring charge. These adjustments would be allocated largely to the Banking segment, but to show meaningful financial results, they are displayed separately.

  The management accounting system of Mercantile allows for double counting of the results of certain product lines and business units because of the level of cooperation necessary to generate favorable results. In the table below, this double counting is eliminated.

                                                                         Year Ended December 31, 1998
                                      ---------------------------------------------------------------------------------------------

                                                                                                         Conforming
                                                                   Private      Parent                Adjustments &
                                                 Mercantile      Banking &     Company     Adjusted   Restructuring
(Dollars in millions)                 Banking   Credit Corp.   Investments     & Other      Results         Charges   Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Taxable-equivalent net interest
 income                               $ 1,087         $   51       $    13      $ (30)      $ 1,121         $    --        $ 1,121
Provision for possible loan losses         13             13            --          5            31              20             51
Other income                              294             96           138        (32)          496              46            542
Other expense                             704             73            94         22           893             134          1,027
-----------------------------------------------------------------------------------------------------------------------------------
Taxable-equivalent Income Before
 Income Taxes                         $   664         $   61       $    57      $ (89)      $   693         $  (108)       $   585
-----------------------------------------------------------------------------------------------------------------------------------
Percent of Adjusted
 Taxable-equivalent
 Income Before Income Taxes             95.82%          8.80%         8.22%    (12.84)%      100.00%
-----------------------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCES
Loans and leases                      $20,683       $  1,005      $    103      $ (11)      $21,780       $      --        $21,780
Total assets                           33,008          1,298           165        100        34,571              --         34,571
Deposits                               24,568            393           329       (509)       24,781              --         24,781
-----------------------------------------------------------------------------------------------------------------------------------

PERFORMANCE RATIOS
Efficiency ratio                        50.94%         49.52%        62.21%        --         55.21%                         61.75%
Net interest rate margin                 3.55           4.44          8.84         --          3.56                           3.56
Net charge-offs to average loans          .14           1.26          (.01)        --           .19                            .19
-----------------------------------------------------------------------------------------------------------------------------------

NOTE V--RESTRUCTURING CHARGE

During the fourth quarter of 1998, Mercantile recorded a $45,130,000 charge relating to cost management programs and customer service initiatives. The charge will fund the costs related to 26 branch closings and severance for approximately 1,400 staff reductions that will result from further centralization, consolidation of back office functions, branch closures and a wider span of control.

  These programs are to be substantially completed by the first quarter of 1999. Any additional costs that do not qualify for recognition in the charge will be expensed as incurred, but are not expected to be material. Total payments through December 31, 1998 were $2,287,000 and the remaining balance of $42,843,000 represents the liability for the future cash outflows associated with these specific actions.


                                    ------

                Mercantile Bancorporation Inc. and Subsidiaries

SIX YEAR CONSOLIDATED STATEMENT OF INCOME

                                                                                                                   Growth Rates
(Thousands except per                                                                                            -----------------
 share data)                          1998           1997         1996          1995         1994          1993   1 Year  5 Years
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans
 and leases                     $1,771,235   $ 1,651,816   $ 1,404,809   $ 1,371,083   $ 1,146,450   $1,076,675     7.2%    10.5%
Investments in debt and
 equity securities
 Trading                             8,821         7,077         3,630         3,457         4,746        3,687    24.6     19.1
 Taxable                           558,635       406,663       315,120       296,425       299,328      318,454    37.4     11.9
 Tax-exempt                         23,230        25,797        28,255        31,202        33,554       34,265   (10.0)    (7.5)
----------------------------------------------------------------------------------------------------------------------------------
  Total Investments in
   Debt and Equity
   Securities                      590,686       439,537       347,005       331,084       337,628      356,406    34.4     10.6
Due from banks--interest
 bearing                            13,293        10,379         4,128         2,508         2,878        3,521    28.1     30.4
Federal funds sold and
 repurchase agreements              16,904        16,946        15,178        21,644        15,083       15,646     (.2)     1.6
----------------------------------------------------------------------------------------------------------------------------------
  Total Interest Income          2,392,118     2,118,678     1,771,120     1,726,319     1,502,039    1,452,248    12.9     10.5
  Tax-equivalent
   adjustment*                      16,664        18,084        18,593        20,225        20,920       22,395    (7.9)    (5.7)
----------------------------------------------------------------------------------------------------------------------------------
  Taxable-equivalent
   Interest Income               2,408,782     2,136,762     1,789,713     1,746,544     1,522,959    1,474,643    12.7     10.3
INTEREST EXPENSE
Deposits                           931,716       842,949       692,138       664,974       500,184      516,979    10.5     12.5
Borrowed funds                     356,142       227,991       130,019       143,566        93,576       61,856    56.2     41.9
----------------------------------------------------------------------------------------------------------------------------------
 Total Interest Expense          1,287,858     1,070,940       822,157       808,540       593,760      578,835    20.3     17.3
----------------------------------------------------------------------------------------------------------------------------------
  Taxable-equivalent Net
   Interest Income               1,120,924     1,065,822       967,556       938,004       929,199      895,808     5.2      4.6
PROVISION FOR POSSIBLE
 LOAN LOSSES                        51,154        86,355        78,766        44,952        53,094       77,485   (40.8)    (8.0)
OTHER INCOME
Trust                              112,999       103,928        93,704        84,066        78,455       77,969     8.7      7.7
Service charges                    119,277       109,058        98,908        91,951        89,033       88,020     9.4      6.3
Investment banking and
 brokerage                          41,137        38,181        35,351        30,543        30,831       31,764     7.7      5.3
Credit card fees                    12,556        21,169        28,415        20,634        27,487       26,289   (40.7)   (13.7)
Securitization revenue              20,011        18,404        16,008        23,005                                8.7
Securities gains (losses)           15,435         7,649           292         4,634         2,889        6,310             19.6
Other                              220,503       115,804        95,332        85,156        69,088       85,673    90.4     20.8
----------------------------------------------------------------------------------------------------------------------------------
 Total Other Income                541,918       414,193       368,010       339,989       297,783      316,025    30.8     11.4
OTHER EXPENSE
Salaries                           418,351       381,942       335,803       320,687       311,754      301,188     9.5      6.8
Employee benefits                   77,608        85,048        77,437        72,149        70,676       68,876    (8.7)     2.4
Net occupancy                       67,003        61,697        55,489        53,044        51,548       52,327     8.6      5.1
Equipment                           85,426        70,272        60,605        54,745        52,348       51,559    21.6     10.6
Other                              378,369       387,419       275,853       225,290       246,240      280,180    (2.3)     6.2
----------------------------------------------------------------------------------------------------------------------------------
 Total Other Expense             1,026,757       986,378       805,187       725,915       732,566      754,130     4.1      6.4
----------------------------------------------------------------------------------------------------------------------------------
  Taxable-equivalent
   Income Before Income
   Taxes                           584,931       407,282       451,613       507,126       441,322      380,218    43.6      9.0
INCOME TAXES
Income taxes                       192,964       142,376       148,567       168,746       151,826      127,718    35.5      8.6
Tax-equivalent adjustment*          16,664        18,084        18,593        20,225        20,920       22,395    (7.9)    (5.7)
----------------------------------------------------------------------------------------------------------------------------------
 Adjusted Income Taxes             209,628       160,460       167,160       188,971       172,746      150,113    30.6      6.9
----------------------------------------------------------------------------------------------------------------------------------
  Net Income                    $  375,303   $   246,822   $   284,453   $   318,155    $  268,576   $  230,105    52.1     10.3
----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Basic earnings per share        $     2.45          1.76   $      2.12   $      2.37    $     2.05   $     1.79    39.2      6.5
Diluted earnings per share            2.41          1.73          2.09          2.33          2.02         1.75    39.3      6.6
Dividends declared                    1.24         1.148         1.092           .88          .748          .66     8.0     13.4
----------------------------------------------------------------------------------------------------------------------------------
TAX-EQUIVALENT ADJUSTMENT*
Loans                           $    5,214         5,409   $     5,630   $     5,776    $    5,517   $    6,187    (3.6)    (3.4)
Investments in debt and
 equity securities                  11,450        12,675        12,963        14,449        15,403       16,208    (9.7)    (6.7)
----------------------------------------------------------------------------------------------------------------------------------
 Total Tax-equivalent
  Adjustment                    $   16,664        18,084   $    18,593   $    20,225    $   20,920   $   22,395    (7.9)    (5.7)
----------------------------------------------------------------------------------------------------------------------------------

 *Taxable-equivalent basis.

                                    ------

                 Mercantile Bancorporation Inc. and Subsidiaries

SIX YEAR CONSOLIDATED AVERAGE BALANCE SHEET

                                       1998                1997
(Dollars in thousands)            Volume  Rate/1/     Volume   Rate/1/
-----------------------------------------------------------------------
ASSETS
Earning assets
 Loans and leases
  Commercial                 $ 5,538,558  8.20%  $ 4,823,799   8.59%
  Real estate--commercial      3,710,849  8.50     3,490,043   8.66
  Real estate--construction      768,804  8.66       661,455   8.87
  Real estate--
   residential mortgage        8,386,390  7.57     6,777,396   7.84
  Real estate--home equity
   credit loans                  552,381  9.48       510,261   9.69
  Consumer                     2,693,839  9.06     2,403,930   9.12
  Credit card                    129,267  6.63       635,567  12.83
-----------------------------------------------------------------------
   Total Loans and Leases     21,780,088  8.16    19,302,451   8.59
Investments in debt and
 equity securities
 Trading                         135,285  6.56       104,897   6.80
 Taxable                       8,630,333  6.47     6,334,401   6.42
 Tax-exempt                      424,648  8.13       470,187   8.13
-----------------------------------------------------------------------
  Total Investments in Debt
   and Equity Securities       9,190,266  6.55     6,909,485   6.54
Short-term investments
 Due from banks interest
  bearing                        232,220  5.72       188,756   5.50
 Federal funds sold and
  repurchase agreements          310,450  5.44       264,287   6.41
-----------------------------------------------------------------------
  Total Short-term
   Investments                   542,670  5.56       453,043   6.03
-----------------------------------------------------------------------
  Total Earning Asset         31,513,024  7.64    26,664,979   8.01
 Non-earning assets
  Cash and due from banks      1,329,870           1,157,793
  Bank premises and
   equipment                     540,545             478,561
  Other assets                 1,481,834           1,063,661
  Reserve for possible
   loan losses                  (294,058)           (267,809)
-----------------------------------------------------------------------
   Total Assets              $34,571,215         $29,097,185
-----------------------------------------------------------------------
LIABILITIES
Acquired funds
 Deposits
  Non-interest bearing       $ 3,899,766         $ 3,410,398
  Interest bearing demand      3,088,268  1.84     2,934,822   2.01
  Money market accounts        3,991,348  4.04     3,462,844   4.02
  Savings                      1,739,005  2.58     1,471,442   2.39
  Consumer time
   certificates
   under $100,000              9,574,189  5.54     8,643,840   5.55
  Other time                     184,433  5.31       205,437   4.62
-----------------------------------------------------------------------
   Total Core Deposits        22,477,009  4.32    20,128,783   4.32
  Time certificates
   $100,000 and over           1,893,255  5.58     1,675,343   5.64
  Foreign                        410,644  5.65       457,811   5.72
-----------------------------------------------------------------------
   Total Purchased Deposits    2,303,899  5.59     2,133,154   5.66
-----------------------------------------------------------------------
   Total Deposits             24,780,908  4.46    22,261,937   4.47
  Short-term borrowings        3,294,078  5.29     2,929,826   5.43
  Bank notes                      56,233  6.09       175,000   6.02
  Long-term debt/2/            3,049,791  5.85       869,495   6.72
-----------------------------------------------------------------------
   Total Acquired Funds       31,181,010  4.72    26,236,258   4.69
Other liabilities                434,858             386,090
-----------------------------------------------------------------------
   Total Liabilities          31,615,868          26,622,348
SHAREHOLDERS' EQUITY           2,955,347           2,474,837
-----------------------------------------------------------------------
   Total Liabilities and
    Shareholders' Equity     $34,571,215         $29,097,185
-----------------------------------------------------------------------

/1/Taxable-equivalent basis.
/2/Includes company-obligated mandatorily redeemable preferred securities of Mercantile Capital Trust I.


                                    ------

                 Mercantile Bancorporation Inc. and Subsidiaries

                                      1996                 1995                 1994                1993           Growth Rates
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)           Volume Rate/1/       Volume Rate/1/       Volume Rate/1/       Volume   Rate/1/ 1 Year   5 Years
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Earning assets
 Loans and leases
 Commercial                  $ 4,365,041   8.57%  $ 4,114,286   9.10%  $ 3,847,614  7.82%  $ 3,587,630    7.41%   14.8%    9.1%
 Real estate--commercial       3,208,049   8.66     3,012,825   8.88     2,722,408  8.07     2,542,309    7.99     6.3     7.9
 Real estate--construction       592,976   9.10       614,810   9.97       575,419  8.16       542,765    8.53    16.2     7.2
 Real estate--
 residential mortgage          4,339,596   8.10     4,194,013   7.80     3,489,239  7.65     3,543,574    7.81    23.7    18.8
 Real estate--home equity
   credit loans                  417,426   9.67       414,148  10.04       418,561  8.38       418,561    7.43     8.3     5.7
 Consumer                      2,216,771   9.18     2,134,742   9.06     1,868,318  8.55     1,601,863    9.33    12.1    11.0
 Credit card                     849,925  12.87       779,782  14.29       765,624 15.99       681,283   16.24   (79.7)  (28.3)
----------------------------------------------------------------------------------------------------------------------------------
   Total Loans and Leases     15,989,784   8.82    15,264,606   9.02    13,687,183  8.42    12,917,985    8.38    12.8    11.0
Investments in debt and
 equity securities
 Trading                          56,616   6.49        55,441   6.24        75,706  6.31        60,335    6.22    29.0    17.5
 Taxable                       5,188,833   6.08     4,942,262   6.00     5,245,252  5.71     5,225,937    6.10    36.2    10.6
 Tax-exempt                      511,453   8.01       548,872   8.29       593,130  8.21       587,402    8.53    (9.7)   (6.3)
----------------------------------------------------------------------------------------------------------------------------------
  Total Investments in Debt
   and Equity Securities       5,756,902   6.25     5,546,575   6.23     5,914,088  5.97     5,873,674    6.34    33.0     9.4
Short-term investments
 Due from banks interest
  bearing                         70,850   5.83        42,148   5.95        66,834  4.31       102,145    3.45    23.0    17.9
 Federal funds sold and
  repurchase agreements          267,469   5.67       353,358   6.13       338,693  4.45       471,824    3.32    17.5    (8.0)
----------------------------------------------------------------------------------------------------------------------------------
  Total Short-term
   Investments                   338,319   5.71       395,506   6.11       405,527  4.43       573,969    3.34    19.8    (1.1)
----------------------------------------------------------------------------------------------------------------------------------
  Total Earning Asset         22,085,005   8.10    21,206,687   8.24    20,006,798  7.61    19,365,628    7.61    18.2    10.2
 Non-earning assets
  Cash and due from banks      1,139,143            1,084,943            1,078,590           1,060,685            14.9     4.6
  Bank premises and
   equipment                     404,835              384,438              369,036             358,521            13.0     8.6
  Other assets                   529,681              508,252              492,398             546,087            39.3    22.1
  Reserve for possible
   loan losses                  (259,871)            (269,752)            (269,363)           (249,971)            9.8     3.3
----------------------------------------------------------------------------------------------------------------------------------
   Total Assets              $23,898,793          $22,914,568          $21,677,459         $21,080,950            18.8    10.4
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Acquired funds
 Deposits
  Non-interest bearing       $ 3,178,244          $ 2,907,648          $ 2,951,411         $ 2,953,436            14.3     5.7
  Interest bearing demand      2,682,839   2.27     2,711,739   2.23     2,829,843  1.96     2,629,263    2.18     5.2     3.3
  Money market accounts        3,028,825   3.64     2,624,200   3.87     2,864,065  2.94     2,902,100    2.75    15.3     6.6
  Savings                      1,351,226   2.34     1,415,048   2.43     1,532,175  2.35     1,491,199    2.56    18.2     3.1
  Consumer time
   certificates
   under $100,000              7,054,537   5.58     6,827,210   5.46     6,277,759  4.35     6,561,572    4.55    10.8     7.8
  Other time                     191,952   4.22       126,120   6.30        43,733  2.97        86,978    2.62   (10.2)   16.2
----------------------------------------------------------------------------------------------------------------------------------
  Total Core Deposits         17,487,623   4.22    16,611,965   4.21    16,498,986  3.33    16,624,548    3.48    11.7     6.2
  Time certificates
   $100,000 and over           1,440,025   5.35     1,319,811   5.66     1,047,777  4.22       992,312    4.01    13.0    13.8
  Foreign                        184,182   5.70       210,873   6.21       108,986  4.95        31,093    4.38   (10.3)   67.6
----------------------------------------------------------------------------------------------------------------------------------
   Total Purchased Deposits    1,624,207   5.39     1,530,684   5.74     1,156,763  4.29     1,023,405    4.02     8.0    17.6
----------------------------------------------------------------------------------------------------------------------------------
   Total Deposits             19,111,830   4.34    18,142,649   4.36    17,655,749  3.40    17,647,953    3.52    11.3     7.0
  Short-term borrowings        1,671,352   5.37     1,829,383   5.57     1,517,324  4.20     1,113,995    2.97    12.4    24.2
  Bank notes                     260,587   5.88       214,658   6.37        12,603  6.19            --      --   (67.9)     --
  Long-term debt/2/              342,968   7.29       380,636   7.34       394,874  7.37       377,762    7.63      --    51.8
----------------------------------------------------------------------------------------------------------------------------------
   Total Acquired Funds       21,386,737   4.52    20,567,326   4.58    19,580,550  3.57    19,139,710    3.58    18.9    10.3
Other liabilities                312,758              275,692              254,209             280,423            12.6     9.2
----------------------------------------------------------------------------------------------------------------------------------
   Total Liabilities          21,699,495           20,843,018           19,834,759          19,420,133            18.8    10.2
SHAREHOLDERS' EQUITY           2,199,298            2,071,550            1,842,700           1,660,817            19.4    12.2
----------------------------------------------------------------------------------------------------------------------------------
   Total Liabilities and
    Shareholders' Equity     $23,898,793          $22,914,568          $21,677,459         $21,080,950            18.8    10.4
----------------------------------------------------------------------------------------------------------------------------------
/1/ Taxable - equivalent basis.
/2/ Includes company - obligated mandatorily redeemable preferred securities of
    Mercantile Capital Trust I.

                                    ------
                                      82